EXHIBIT 99.6











               AMENDED AND RESTATED OLEODUCTO CENTRAL AGREEMENT


                          dated as of March 31, 1995


                                    among

                            OLEODUCTO CENTRAL S.A.

                 EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL

                        BP COLOMBIA PIPELINES LIMITED

                         TOTAL PIPELINE COLOMBIE S.A.

                        TRITON PIPELINE COLOMBIA, INC.

                       IPL ENTERPRISES (COLOMBIA) INC.

                                     and

                     TCPL INTERNATIONAL INVESTMENTS INC.











                              TABLE OF CONTENTS

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
Section                                                              Page
         ARTICLE ONE

         DEFINITIONS AND INTERPRETATION

1.1.     Definitions                                                    3
1.2.     Interpretation                                                17

         ARTICLE TWO

          FORMATION OF OCENSA

 2.1.    Initial Capitalization of OCENSA                              18
2.2.     Initial Shareholding Interests                                19
2.3.     Purpose; Limitation on Activity of OCENSA                     19
2.4.     By-Laws                                                       19
2.5.     Voting Trust Agreement                                        19
2.6.     Dividend Trust Agreement                                      19
2.7.     Relationship of Parties                                       19
2.8.     Dealings by OCENSA with the Parties                           20
2.9.     Other Business Opportunities                                  20
 2.10.   Mutual Collaboration                                          20
2.11.    Changes as Arrangements are Developed                         20

          ARTICLE THREE

          OPERATIONS OF OCENSA

3.1.     Operator; Access                                              21
3.2.     Services                                                      21
3.3.     Annual Operating Budgets and Plans; Pre- and Post-
         Completion Capital Budgets; Reports                           21
3.4.     Approval of the Annual Operating Budget and Capital Budget    23
3.5.     Project Construction Management                               23

          ARTICLE FOUR

          BOARD OF DIRECTORS; OFFICERS; PROCEEDINGS

4.1.     Board of Directors                                            24
4.2.     Officers                                                      24
4.3.     Language of Proceedings                                       25

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
Section                                                      Page
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          ARTICLE FIVE

          FINANCING OF OLEODUCTO CENTRAL

5.1.     Financing Plan; Financing Committee                   25
5.2.     Senior Debt                                           27
5.3.     Several Commitments of Shareholders to Make Equity
         Contributions                                         35
5.4.     Returns to Shareholders                               38
5.5.     Return of Equity Contributions                        42
5.6.     Other Distributions                                   44
5.7.     Right of Set Off                                      46
5.8.     Senior Debt and Equity Contribution Shortfalls        46
5.9.     Liquidity Facilities                                  46

          ARTICLE SIX

          CAPITAL INVESTMENT AND SOLE RISK PROPOSALS

6.1.     Capital Investment Proposals                          48
6.2.     Sole Risk Proposals                                   48
6.3.     Participation of Other Shareholders                   49
6.4.     Implementation and Indemnity                          49
6.5.     Ownership of Sole Risk Facilities; Financing          50
6.6.     Data and Information                                  50
6.7.     Tariffs                                               50
6.8.     Decommissioning; Indemnity                            51
6.9.     Recommissioning of Oleoducto Central                  51

          ARTICLE SEVEN

          TARIFF REGULATIONS; TRANSPORTION AGREEMENTS;
         ADVANCE TARIFF AGREEMENTS

7.1.     Tariff Regulations                                    53
7.2.     Transportation Agreements                             54
7.3.     Advance Tariff Agreements                             54
7.4.     Third Party Transportation Agreements                 54


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
Section                                                              Page
          ARTICLE EIGHT

          FINANCIAL AND ACCOUNTING MATTERS

8.1.     Books and Records; Fiscal Year                                55
8.2.     Right of Inspection of Books                                  55
8.3.     Accounting Principles                                         55
8.4.     Auditors                                                      55
8.5.     Accounting and Contract Award Procedures                      56

          ARTICLE NINE

          PRE-COMPLETION RIGHT TO PURCHASE

9.1.     Reorganization Party                                          56
9.2.     Right of Unrelated Shareholder to Purchase                    56
9.3.     Indemnification by Reorganization Party                       57
9.4.     Inapplicability After Completion                              57

          ARTICLE TEN

          PERMITTED TRANSFERS

10.1.    Permitted Transfers                                           57
10.2.    Transfer in Connection with Assignment of Undivided
         Interest in Association Contracts                             58
10.3.    Transfers to Persons in Petroleum and Natural Gas Industry    58
10.4.    Transfers to Affiliates                                       60
10.5.    Transfers to Other Shareholders                               60
10.6.    Public Offering of Shares                                     61
10.7.    Transfers by Parent Holding Companies                         62
10.8.    Transfer of Shares by IPL Enterprises and TCPL
         International to Ecopetrol                                    62
10.9.    Transfer of Shares by TCPL International to TCPL Bermuda      62
10.10.   Political Events Agreement                                    63
10.11.   Transfer to Avoid Dissolution                                 63
10.12.   Novation                                                      63
10.13.   Transfers Subject to Voting Trust Agreement and Dividend
         Trust Agreement                                               63
10.14.   Successors in Business Combinations                           63
10.15.   Pledges, etc.                                                 63
10.16.   Transfers Other than Permitted Transfers                      64

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
Section                                                          Page
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          ARTICLE ELEVEN

          CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

11.1.    Scope of Obligation of Confidentiality                    64
11.2.    Return of Confidential Information                        66
11.3.    Consultation as to Announcements                          66

          ARTICLE TWELVE

          TERM

12.1.    Term                                                      67
12.2.    Termination Events                                        67
12.3.    Termination                                               67
12.4.    Political Events Agreement                                67
12.5.    RMOU                                                      67

          ARTICLE THIRTEEN

          NEGOTIATIONS; ARBITRATION; SUBMISSION TO JURISDICTION

13.1.    Negotiations; Arbitration                                 68

          ARTICLE FOURTEEN

          GENERAL

14.1.    Notices.                                                  69
14.2.    Entire Agreement; Amendments; Waivers                     71
14.3.    Taxes and Expenses                                        71
14.4.    Representations and Warranties                            72
14.5.    Nature of Obligations                                     72
14.6.    No Third Party Beneficiaries                              73
14.7.    Severability                                              73
14.8.    No Assignment                                             73
14.9.    Appointment of Valuation Expert                           73
14.10.   Conduct                                                   73
14.11.   Governing Law                                             73
14.12.   Performance Outside Colombia                              73
14.13.   Commercial Obligations                                    73
14.14.   Waiver of Immunity                                        73
14.15.   Enforcement of Certain Rights                             74
14.16.   Specific Performance                                      74
14.17.   Audit Rights.                                             74
14.18.   Common Security Trust Agreement                           74
14.19.   Limitation on Rights                                      75
14.20.   JOA and Association Contracts                             75
14.21.   Approvals                                                 75
14.22.   Headings; Table of Contents                               75
14.23.   Counterparts                                              75

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
       SCHEDULES


A.1.   By-Laws
A.2.   Certified English Translation of By-Laws
B.     Form of Voting Trust Agreement
C.     Form of Dividend Trust Agreement
D.    Technical Services and Management Agreement
E.     Access Principles
F.     Preliminary Financing Plan
G.     Form of Subscription Agreement
H.     Form of Performance Guarantee Agreement
I.     Example of ROE Variance with Project Cost Variance
J.     Political Events Agreement
K.     Transportation Agreement
L.     Form of Share Transfer Agreement
M.    Advance Tariff Agreement
N.    Form of Common Security Trust Agreement



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     -
               AMENDED AND RESTATED OLEODUCTO CENTRAL AGREEMENT


          AGREEMENT, dated as of March 31, 1995, among:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia;

          EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL, an Empresa Industrial y Comercial del Estado existing under the laws of Colombia and wholly owned by Colombia;

           BP COLOMBIA PIPELINES LIMITED, a company existing under the laws of England and Wales;

              TOTAL PIPELINE COLOMBIE S.A., a socit anonyme existing under the laws of France;

              TRITON PIPELINE COLOMBIA, INC., a corporation existing under the laws of the Cayman Islands;

             IPL ENTERPRISES (COLOMBIA) INC., a corporation existing under the laws of the Cayman Islands; and

             TCPL INTERNATIONAL INVESTMENTS INC., a corporation existing under the laws of Alberta, Canada.

              This Agreement amends and restates in its entirety the Oleoducto Central Agreement, dated as of December 14, 1994 (the Original Oleoducto Central Agreement), among the Parties (as hereinafter defined).


                                   RECITALS

WHEREAS:

              A. The Initial Shippers (as hereinafter defined) or their respective Affiliates (as hereinafter defined) own interests in the Association Contracts (as hereinafter defined) relating to the Cusiana and Cupiagua oil fields located within the jurisdiction of the Department of Casanare, Colombia (the Fields);

              B. The Shareholders (as hereinafter defined) intend to invest in existing and new pipeline transportation systems from the Fields to the Port of Covenas, Colombia and upgrading the facilities at the Port of Covenas to create a pipeline system comprised of four Segments (as hereinafter defined) for the transportation of Petroleum (as hereinafter defined) approximately 800 kilometres in length, including related pumping, storage and loading facilities (such systems, port facilities, segments and other facilities as Ocensa may own or operate in whole or in part from time to time, together with any additional related facilities, referred to herein as the Oleoducto Central);

             C. Pursuant to the terms of a Revised Memorandum of Understanding dated as of July 15, 1994, as amended to date (the RMOU) and made among the Initial Shippers and TransCanada PipeLines Colombia Limited and IPL Energy (Colombia) Limited, the parties thereto agreed to form Oleoducto Central S.A., a sociedad anonima existing under the laws of Colombia (Ocensa), to acquire, develop, construct, own and operate the Oleoducto Central;

            D. IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc. (together with any of their respective successors and assigns or the successor and assign to both of them or one of them if the other is no longer a Shareholder, the Canadian Group) are Shareholders and will, or will cause their Affiliates to, provide or contribute technical and management services in connection with the development, construction and operation of the Oleoducto Central;

             E. The Shareholders have formed Ocensa by public deed no. 4747 of December 14, 1994 granted before notary public no. 38 of Santafe de Bogota;

             F. The Shareholders wish to specify the terms and conditions of their respective investments and participation in Ocensa and the financing and operation of the Oleoducto Central; and

             G. Ocensa and the Shareholders entered into the Original Oleoducto Central Agreement and now wish to amend and restate such agreement as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree to amend and restate the Original Oleoducto Central Agreement as follows:




                                  ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION



             Section 1.1. Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings indicated below:

       Access Agreements means the agreements to be entered into by Ocensa and third parties relating to the grant to Ocensa by such third parties of access to certain facilities to be used in connection with the Oleoducto Central, in each case as the same may thereafter be amended from time to time in accordance with the terms thereof.

     Access Principles means the Access Principles attached as Schedule E hereto.

     Accrued Returns has the meaning assigned to it in Section 5.4(i).

     Actual Project Cost has the meaning assigned to it in Section 5.4(c)(ii).

        Additional Interest Expense in any period means, if a positive amount, the interest expense on an amount of Overfund Senior Debt outstanding calculated based on the applicable interest rate less (a) any interest income (net of taxes) received on the unspent proceeds of such Overfund Senior Debt and (b) interest on Cash-on-Hand with respect to the Shareholder in the Related Initial Shipper Group. For this purpose, interest rate shall include any additional amounts paid in respect of withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature imposed upon or levied upon or as the result of the payment of principal and interest on such Overfund Senior Debt by Colombia or any political subdivision or taxing authority thereof or therein as a result of any amendment to, or change in, the laws (or any regulation or ruling thereunder) of Colombia or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation or application of such laws or regulations but shall exclude (i) any default or penalty interest rate to the extent such rate exceeds the otherwise applicable interest rate and (ii) any interest accruing on any principal amount of such Overfund Senior Debt due but not yet paid.

     Adjusted Paid-In Equity has the meaning assigned to it in Section
5.4(c)(v).

     Advance Tariff Agreements means the Advance Tariff Agreements, each dated as of March 31, 1995, between Ocensa and each Initial Shipper, each substantially in the form attached as Schedule M hereto, as the same may be amended from time to time in accordance with the terms thereof.

     Advance Tariff Payment has the meaning assigned to it in the Advance Tariff Agreements.

        Affiliate of a Person means a Person (a) which is a Subsidiary of that Person, (b) of which that Person is a Subsidiary, or (c) which is a Subsidiary of a Person of which that Person is a Subsidiary.

     Agreed Project Cost has the meaning assigned to it in Section
5.4(c)(iii).

     Aggregate Subscription Obligation means the product of 30% and the Project Cost.

     Annual Equity Amortization Amount has the meaning assigned to it in
Section 5.5(d).

     Annual Operating Budget has the meaning assigned to it in Section 3.3(a).

     Annual Revenue Requirement has the meaning assigned to it in the Transportation Agreements.

     Assignment Agreements has the meaning assigned to it in the Common Security Trust Agreement.

     Association Contracts means the two contratos de asociacion between Ecopetrol and Triton Colombia dated 11th June, 1982 (relating to Santiago de las Atalayas-1) and 5th May, 1988 (relating to Tauramena) and the contrato de asociacion between Ecopetrol and TOTAL Exploratie dated December 3, 1990 (relating to Rio Chitamena), in each case as the same have and may be amended from time to time in accordance with the terms thereof.

     Available Cash means, on any date, all cash (including short-term marketable securities maturing on or before such date or that can be sold on or before such date without material economic penalty) then held by Ocensa outside any Related Account of a Shareholder or any common account maintained by Ocensa funds in which are allocable to any such Related Account, less (a) funds withdrawn from any such Related Account for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures, but which have not yet been applied, and (b) any funds held by Ocensa outside any RelatedAccount of a Shareholder (or such common account) representing proceeds of Senior Debt and Equity Contributions, Net Proceeds, Insurance Proceeds and Expropriation Compensation, in each case to the extent dedicated to fund Capital Expenditures or to prepay Senior Debt.

     Bankruptcy of a Person has the meaning assigned to it in the Transportation Agreements.

     Benchmark Interest Expense has the meaning assigned to it in the Transportation Agreements.

     Benchmark Interest Rate has the meaning assigned to it in the Transportation Agreements.

     Board of Directors has the meaning assigned to it in the By-Laws.

     BP Pipelines means BP Colombia Pipelines Limited, a company existing under the laws of England and Wales.

      BPEC means BP Exploration Company (Colombia) Limited, a company existing under the laws of England and Wales.

     Business Day means a day in which commercial banks in Santafe de Bogota and The City of New York, New York are permitted to be open for domestic and international business.

       By-Laws means the by-laws of Ocensa included in public deed no. 4747 of December 14, 1994 granted before notary public no. 38 of Santafe de Bogota, a copy of which is attached as Schedule A.1 hereto, as the same may be amended from time to time in accordance with the terms thereof. A certified English translation of the By-Laws is attached as Schedule A.2 hereto.

     Canadian Group has the meaning assigned to it in Recital D above.

     Capital Budget before Completion has the meaning assigned to it in
Section 3.3(b) and following Completion has the meaning assigned to it in
Section 3.3(c).

     Capital Expenditures has the meaning assigned to it in the Transportation Agreements.
         Capital Investment Proposal has the meaning assigned to it in Section 6.1(a).

       Cash-on-Hand means, with respect to any Shareholder that is a Person in an Initial Shipper Group, on any date, all cash (including short-term marketable securities maturing on or before such date or that can be sold on or before such date without material economic penalty) then held by Ocensa in the Related Account, plus (a) funds withdrawn from the Related Account for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures, but which have not yet been applied, (b) funds held in any common proceeds account maintained by Ocensa which are allocable to the Related Account, and (c) the Proportionate Share of the Initial Shipper that is a Person in such Shareholder's Initial Shipper Group of any Available Cash.

     Cash Paid-In Equity has the meaning assigned to it in Section 5.4(g).

     Collateral with respect to each Senior Lender Group has the meaning assigned to it in the Common Security Trust Agreement.

     Colombia means the Republic of Colombia.

     Colombian Taxes means the sum of all taxes, including, without limitation, all charges, levies, imposts, income taxes, withholding taxes, remittance taxes, excise taxes or other levies on Distributions by Ocensa in or from Colombia imposed by any taxation or similar regulatory authority in Colombia on the recipient of any such Distributions.

     Common Security Trust Agreement means the common security trust agreement to be entered into by Ocensa, the providers of Senior Debt named therein and a trustee acting on behalf of such providers, setting forth the obligations of Ocensa to such providers, substantially in the form attached as Schedule N hereto, with such changes as the parties thereto may agree, in each case as the same may be amended from time to time in accordance with the terms thereof.

     Completion means the date after all four Segments of the Oleoducto Central have been commissioned for purposes of transporting shipments of Petroleum and on which the five millionth barrel of Petroleum is shipped through the Oleoducto Central from the Cusiana Receipt Point (as defined in the Transportation Agreements) to the Port of Covenas Delivery Point (as defined in the Transportation Agreements), all as certified in a resolution adopted by the Board of Directors.
     Confidential Information has the meaning assigned to it in Section 11.1.

     Corresponding Portion has the meaning assigned to it in Section 10.2(a).

     Debt has the meaning assigned to it in the Common Security Trust
Agreement.

     Decommissioning shall occur if Ocensa voluntarily ceases all or substantially all construction or transportation activities of any Segment of the Oleoducto Central as evidenced by a resolution of the Board of Directors or if the Trustee, acting in accordance with the terms and conditions of the Common Security Trust Agreement, declares that Decommissioning has occurred; and the term Decommissioned has a correlative meaning.

     Distribution shall mean any distribution by Ocensa by means of any dividend payment, whether in cash, shares, other equity interests or otherwise, any payment or application of any of its assets to purchase, redeem or otherwise retire Shares or equity interests held by a Shareholder, any distribution by way of reduction of capital, split-up (escicion) and liquidation or otherwise in respect of any of the Shares or equity interests held by such Shareholder or any interest or other payment in respect of, or any repayment, repurchase or redemption of, Subordinated Notes held by or on behalf of a Shareholder.

     Dividend Commencement Date has the meaning set forth in Section 5.4(b).

     Dividend Trust Agreement means the Dividend Trust Agreement to be entered into among Ocensa, each of the Shareholders and the trustee named therein, substantially in the form attached as Schedule C hereto, with such changes as the parties thereto may agree, as the same may be amended from time to time in accordance with the terms thereof.

     $ or dollars means United States dollars.

       Ecopetrol means Empresa Colombiana de Petroleos - Ecopetrol, an Empresa Industrial y Comercial del Estado existing under the laws of Colombia and wholly owned by Colombia.

     Equity Amortization  has the meaning assigned to it in Section 5.5(c).

     Equity Amortization Deferral Test has the meaning assigned to it in
Section 5.5(b)(iii).
      Equity Contribution by a Shareholder means (a) the acquisition of Shares or other shares of capital stock of Ocensa in exchange for cash pursuant to Subscription Agreements, (b) if the Parties unanimously agree, the acquisition of Subordinated Notes in exchange for cash pursuant to subscription agreements substantially in the form of the Subscription Agreements and (c) the contribution of any other funds to Ocensa under or pursuant to Subscription Agreements.

     Equity Percentage has the meaning assigned to it in Section 5.4(c)(iv).

     Expropriation Compensation means all value (whether in the form of money, securities, property or otherwise) paid or payable by Colombia or its agencies or instrumentalities, in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable within or outside Colombia, as compensation for or in respect of Expropriatory Action.

     Expropriatory Action means any action or series of actions taken, authorized, ratified or acquiesced in by Colombia or a governing authority which is in de facto control of part of Colombia for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of ownership or control of the Oleoducto Central, or any substantial portion thereof, held by Ocensa.

     Fair Market Value of any Shares or any other asset valued pursuant to any provision of this Agreement means the fair market value of such Shares or asset as agreed to by the Shareholders or, in the event that the Shareholders are unable to agree, as determined by a Valuation Expert.

     Fields has the meaning assigned to it in Recital A above.

         Financing Agreements means the Transportation Agreements, the Advance Tariff Agreements, the Senior Debt Agreements, the Subscription Agreements, the Performance Guarantee Agreements, the Common Security Trust Agreement, the Assignment Agreements, the Dividend Trust Agreement, the Political Events Agreement and other related agreements to which Ocensa is or shall become a party or beneficiary and which are entered into in connection with the Financing Plan, in each case as such agreements and guarantees may be amended from time to time in accordance with the terms thereof.

     Financing Committee has the meaning assigned to it in Section 5.1.

     Financing Plan has the meaning assigned to it in Section 5.1.

       Funding Resolution means a resolution of the Board of Directors calling for Shareholders to make Equity Contributions.

         Initial Shipper Bridge Loan has the meaning assigned to it in Section 5.2(h).

        Initial Shipper Group means an Initial Shipper and its Affiliates that are (a) a Shareholder, (b) a party to a Transportation Agreement, (c) a party to the Advance Tariff Agreement, and/or, if applicable, (d) a party to a Performance Guarantee Agreement and in each case each of their respective successors and permitted assigns.

        Initial Shipper Group's Collateral with respect to any Initial Shipper Group means the Collateral assigned by Ocensa to a Senior Lender Group that consists primarily of rights which Ocensa has against members of such Initial Shipper Group and the Related Account with respect thereto.

     Initial Shipper Tariff has the meaning assigned to it in the Transportation Agreements.

     Initial Shippers means Ecopetrol, BPEC, TOTAL Exploratie and Triton Colombia and each of their respective successors and permitted assigns.

     Insurance Proceeds means proceeds from insurance for casualties on property or assets of Ocensa.

         Internationally Recognized Statistical Rating Agency means Standard & Poor's Ratings Group, Moody's Investors Service, Duff & Phelps and Fitch's Investor Services and each of the respective successors and assigns to substantially all of their respective businesses whose business is primarily the rating of debt and other securities of corporate and other issuers.

     IPL Energy means IPL Energy Inc., a corporation existing under the federal laws of Canada.

     IPL Enterprises means IPL Enterprises (Colombia) Inc., a corporation existing under the laws of the Cayman Islands.

     JOA means the Joint Operating Agreement for the Santiago de las Atalayas-1, Tauramena and Rio Chitamena Association Contract Areas by and among BPEC, TOTAL Exploratie and Triton Colombia, dated as of March 29, 1994, as the same may be amended from time to time in accordance with the terms thereof.

     LIBOR has the meaning assigned to it in the Transportation Agreements.

        MME means the Colombian Ministry of Mines and Energy and any successor ministry thereto.

      Net Proceeds from any sale or other asset disposition by any Person mean cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, instalment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all national, regional, foreign and local taxes required to be accrued as a liability as a consequence of such sale or asset disposition and (ii) all payments made by such Person on any debt which is secured by such assets in accordance with the terms of any lien upon or with respect to such assets or which must by the terms of such lien, or in order to obtain a necessary consent to such sale or asset disposition or by applicable law, be repaid out of the proceeds from such sale or asset disposition.

     Nominations has the meaning assigned to it in the Transportation
Agreements.

     Non-Cash Items has the meaning assigned to it in the Transportation Agreements.

     Notice of Continuance has the meaning assigned to it in Section 12.3(a).

     Ocensa has the meaning assigned to it in Recital C above.

        Officers' Certificate of a Party means a certificate signed by (a) the Chairman of the Board, the President, a Vice President, the Chief Operating Officer or a Director and (b) another Director, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such Party.

     Oleoducto Central has the meaning assigned to it in Recital B above.

         Operating and Maintenance Costs has the meaning assigned to it in the Transportation Agreements.

        Operator means CIT Colombiana S.A. acting under the Technical Services and Management Agreement or any other operator of the Oleoducto Central under a successor agreement and each of their respective successors and permitted assigns.

        Original Oleoducto Central Agreement has the meaning assigned to it in the first page hereof.

     Overfund Senior Debt has the meaning assigned to it in Section
5.2(c)(iii).

        Overfund Shareholder means the Shareholder in an Initial Shipper Group whose Collateral supports Senior Debt which is raised prior to the time that such Senior Debt is required by the Uses of Funds table in the then current Financing Plan as contemplated by Section 5.2(c)(iii) of this Agreement.

     Overfunding Proceeds has the meaning assigned to it in Section 5.2(c)(v).

      Overutilizer Tariff has the meaning assigned to it in the Transportation Agreements.

     Parent Holding Company has the meaning assigned to it in Section 10.1.

         Parties means Ocensa, Ecopetrol, BP Pipelines, TOTAL Pipeline, Triton Pipeline, IPL Enterprises and TCPL International and their respective successors and permitted assigns.

     PCMT Manager has the meaning assigned to it in Section 3.5(a).

     Performance Guarantee Agreements means the Performance Guarantee Agreements executed and delivered for the benefit of Ocensa by each of BP International Limited, TOTAL S.A., Triton Energy Corporation, IPL Energy and TransCanada PipeLines, each substantially in the form attached as Schedule H hereto, in each case as the same may be amended from time to time in accordance with the terms thereof.

     Person means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.
     Petroleum means crude oil and other liquid hydrocarbons, including liquid hydrocarbons which are recovered or extracted from natural gas.

     Political Events Agreement means the Political Events Agreement, dated as of December 14, 1994, among Ocensa and each of the Shareholders in the form attached as Schedule J hereto, as the same may be amended from time to time in accordance with the terms thereof.

      Pre-Completion Accrued Returns has the meaning assigned to it in Section 5.4(h).

      Preliminary Financing Plan means the Preliminary Financing Plan attached as Schedule F hereto.

      Project Agreements means this Agreement, the Voting Trust Agreement, the Promesas de Compraventa, the Financing Agreements, the Technical Services and Management Agreement and the Access Agreements.

     Project Cost means the total cost of constructing and developing the Oleoducto Central, estimated to be $2.03 billion as of the date of this Agreement, including, without limitation, equipment procurement, construction and financing costs.

     Projections has the meaning assigned to it in the Transportation
Agreements.

        Promesas Closing Date means the last closing date for the transactions contemplated by the four Promesas de Compraventa.

     Promesas de Compraventa means the four Promesas de Compraventa each dated as of December 15, 1994, entered into between (a) Ocensa and Ecopetrol, and
(b) Ocensa and the parties to the Association Contracts, as the same may be amended from time to time in accordance with the terms thereof.

      Proportionate Share means, with respect to the Ecopetrol Initial Shipper Group and the Shareholder therein, 60%, with respect to each of the BP Initial Shipper Group and the Shareholder therein and the TOTAL Initial Shipper Group and the Shareholder therein, 15.2%, and with respect to the Triton Initial Shipper Group and the Shareholder therein, 9.6%. For purposes of this Agreement, an Initial Shipper Group's Proportionate Share of Operating and Maintenance Costs and/or pre-Completion Capital Expenditures shall not include any amount that was computed and required to be paid as part of Tariffs or an Advance Tariff Payment by an Initial Shipper or a Throughput Obligor in another Initial Shipper Group and was not paid by such Person.

     Ps or pesos means Colombian pesos.

     Purchasing Shareholder has the meaning assigned to it in Section 10.5(a).

     Recommissioning Party has the meaning assigned to it in Section 6.9(a).

     Recommissioning Proposal has the meaning assigned to it in Section
6.9(a).

     Recoverable Costs has the meaning assigned to it in Section 12.3(a)(iii).

        Reference Bank means Morgan Guaranty Trust Company of New York and any successors and assigns to substantially all of its banking business.

     Related has the meaning assigned to it in the Common Security Trust Agreement.

     Related Account with respect to any Shareholder means any account or accounts into which Ocensa or any of its permitted assigns has directed or is required to direct payments of Tariff Advances and payments for purchases of Transportation Notes by the Initial Shipper that is a Person in such Shareholder's Initial Shipper Group and, in the case of the Canadian Group, Ecopetrol.

     Reorganization Party has the meaning assigned to it in Section 9.1.

        Revenue Shortfall has the meaning assigned to it in the Advance Tariff Agreements.

     RMOU has the meaning assigned to it in Recital C above.

     Segment means any one of the four segments of the Oleoducto Central consisting of the Cusiana-El Porvenir segment, the El Porvenir-Vasconia (Central Llanos) segment, the Vasconia-Covenas segment (the ODC Loop) and the delivery facilities at the Port of Covenas terminal.

         Semi-annual Payment Date has the meaning assigned to it in the Common Security Trust Agreement.

     Senior Debt means the loans, bonds, notes and other forms of limited recourse indebtedness of Ocensa, including, without limitation, any loans contemplated in Section 5.1(d)(i) and Section 5.2(g), in each case which are not subordinated to any other liability of Ocensa (except as provided by any applicable law) and are evidenced by or issued under Senior Debt Agreements.

     Senior Debt Agreements has the meaning assigned to it in the Common Security Trust Agreement.

     Senior Debt Obligations has the meaning assigned to it in the Common Security Trust Agreement.

     Senior Debt Shortfall has the meaning assigned to it in Section 5.2(d).

     Senior Debt Tranche has the meaning assigned to it in Section 5.2(b)(i).

     Senior Lender Group has the meaning assigned to it in Section 5.2(b)(i).

     Senior Lenders has the meaning assigned to it in the Common Security Trust Agreement.

     Senior Officers has the meaning assigned to it in Section 13.1.

      Share Transfer Agreement means the Share Transfer Agreement entered into between IPL Enterprises and TCPL International, on the one hand, and Ecopetrol, on the other, in the form attached as Schedule L hereto, as the same may be amended from time to time in accordance with the terms thereof.

     Shareholder Bridge Loan has the meaning assigned to it in Section 5.2(i).

     Shareholders means Ecopetrol, BP Pipelines, TOTAL Pipeline, Triton Pipeline, IPL Enterprises, TCPL International and their respective successors and permitted assigns.

         Shareholding Interest of any Person means the percentage equal to the number of Shares held by such Person divided by the total number of Shares outstanding from time to time.

        Shares means the shares of common stock, par value Ps 100,000 each, of Ocensa, each with no preference among themselves with respect to dividends, voting rights or rights upon liquidation of Ocensa.

     Sole Risk Facilities has the meaning set forth in Section 6.2(a).

     Sole Risk Parties has the meaning assigned to it in Section 6.4(b).

     Sole Risk Party has the meaning assigned to it in Section 6.2(a).

     Sole Risk Proposal has the meaning assigned to it in Section 6.2(a).

     Sole Risk Throughput Basis has the meaning set forth in Section
6.7(a)(ii).

     Specified Court has the meaning assigned to it in Section 13.1(e).

     Subordinated Fee has the meaning assigned to it in the Technical Services and Management Agreement.

        Subordinated Notes means subordinated notes (other than Transportation Notes) executed and delivered by Ocensa in such form as may be approved by the Board of Directors in accordance with the By-Laws and applicable law.

     Subscription Agreements means the Amended and Restated Subscription Agreements, each dated as of March 31, 1995, entered into between Ocensa and each of the Shareholders, each substantially in the form attached as Schedule G hereto, in each case as the same may be amended from time to time in accordance with the terms thereof.

     Subsidiary of a Person means (i) a corporation more than 50% of the outstanding Voting Shares of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     Target Project Cost has the meaning assigned to it in Section 5.4(c)(i).

     Tariff Advances has the meaning assigned to it in the Transportation Agreements.

     Tariff Regulations means the Tariff Regulations attached as Schedule C to the Transportation Agreements.
      Technical Services and Management Agreement means the Technical Services and Management Agreement, dated as of March 31, 1995, between Ocensa and the Operator, in the form of Schedule D hereto, as the same may be amended from time to time in accordance with the terms thereof.

        TCPL (Bermuda) means TCPL (Bermuda) Ltd., a corporation existing under the laws of Bermuda.

     TCPL International means TCPL International Investments Inc., a corporation existing under the laws of Alberta, Canada.

       Third Party Tariff has the meaning assigned to it in the Transportation Agreements.

     Third Party Transportation Agreements means the transportation agreements to be entered into by Ocensa and parties (other than Initial Shippers) for transportation service on the Oleoducto Central at the Third Party Tariff in accordance with the Tariff Regulations and the General Terms and Conditions (as defined in the Transportation Agreements) to the extent applicable to such parties as indicated therein, as the same may be amended from time to time in accordance with the terms thereof.

      Throughput Capacity has the meaning assigned to it in the Transportation Agreements.

         Throughput Obligor means a party to an Advance Tariff Agreement other than Ocensa.

     TOTAL Exploratie means TOTAL Exploratie en Produktie MIJ B.V., a corporation existing under the laws of The Netherlands.

     TOTAL Pipeline means TOTAL Pipeline Colombie S.A., a societe anonyme existing under the laws of France.

      TransCanada PipeLines means TransCanada PipeLines Limited, a corporation existing under the federal laws of Canada.

     Transportation Agreement Step-Up has the meaning assigned to it in
Section 5.2(f).

       Transportation Agreements means the Transportation Agreements, dated as of March 31, 1995, between Ocensa and each of the Initial Shippers, for the transportation by such Initial Shippers of Petroleum through the Oleoducto Central, substantially in the form attached as Schedule K hereto, as the same may be amended from time to time in accordance with the terms thereof.

      Transportation Note has the meaning assigned to it in the Transportation Agreements.

        Transportation Repayment Obligations has the meaning assigned to it in the Common Security Trust Agreement.

        TRO Holder has the meaning assigned to it in the Common Security Trust Agreement.

     Triton Colombia means Triton Colombia, Inc., a corporation existing under the laws of the State of Delaware, United States of America.

     Triton Pipeline means Triton Pipeline Colombia, Inc., a corporation existing under the laws of the Cayman Islands.

        Trustee means the trustee named in the Common Security Trust Agreement and its successors and permitted assigns.

     Underfund Shareholder has the meaning assigned to it in Section
5.2(c)(v).

         UNCITRAL Arbitration Rules means the Arbitration Rules adopted by the United Nations Commission on International Trade Law and recommended for use by the General Assembly of the United Nations.

     Valuation Expert means an internationally recognized independent investment banking or other advisory firm with experience in the valuation of petroleum pipeline operating companies.

         Voting Shares means shares which ordinarily have voting power for the election of directors (or persons performing similar functions), whether at all times or only so long as no senior class of shares has such voting power by reason of any contingency.

         Voting Trust Agreement means the Voting Trust Agreement to be entered into among all of the Shareholders (except Ecopetrol), the trustee named therein and Ocensa, substantially in the form attached as Schedule B hereto, with such changes as the parties thereto may agree, in each case as the same may be amended from time to time in accordance with the terms thereof.

     Working Capital Tariffs has the meaning assigned to it in the Transportation Agreements.

             Section 1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

       (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

     (b)     words importing gender include all genders;

      (c) any reference to an Article or a Section refers to an Article or a Section, as the case may be, of this Agreement;

       (d) the Schedules hereto (other than Schedules E and F) do not form part of this Agreement;

        (e) all references to this Agreement and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement (but not including any Schedules hereto (other than Schedules E and F)) as a whole and not to any particular Article, Section or other subdivision; and

     (f) all references herein to generally accepted accounting principles shall mean Accounting Principles Generally Accepted in Colombia as in effect from time to time.




                                  ARTICLE TWO

                             FORMATION OF OCENSA



              Section 2.1. Initial Capitalization of Ocensa. Ocensa's initial capitalization will consist of 20,000 authorized Shares, of which 10,000 subscribed, partly paid Shares have been issued to the Shareholders. The partly-paid Shares have been partly paid as to half of their subscribed capital and the balance will be paid by the respective Shareholders within 12 months of the date hereof in accordance with the By-Laws and applicable law.

            Section 2.2. Initial Shareholding Interests. For purposes of this Agreement, after giving effect to the initial capitalization of Ocensa, the initial Shareholding Interest of each Shareholder in Ocensa is:


Shareholder         Initial Shareholding Interest
------------------  ------------------------------


Ecopetrol                                    25.0%
BP Pipelines                                 15.2%
TOTAL Pipeline                               15.2%
Triton Pipeline                               9.6%
IPL Enterprises                              17.5%
TCPL International                           17.5%



The Shareholding Interest of each Shareholder is subject to adjustment from time to time in accordance with the terms hereof and the By-Laws.

          Section 2.3. Purpose; Limitation on Activity of Ocensa. The Shareholders have incorporated Ocensa for the sole purpose of acquiring, developing, constructing, financing, completing, owning and operating the Oleoducto Central. The activities of Ocensa shall be limited to the activities set forth in this Agreement, the other Project Agreements and the By-Laws.

            Section 2.4. By-Laws. Each Shareholder agrees not to take, and to prevent the Directors nominated by it from taking, any action contrary to the By-Laws or to the provisions of this Agreement.

          Section 2.5. Voting Trust Agreement. Each of the Shareholders (except Ecopetrol) agrees to enter into the Voting Trust Agreement on or prior to the earlier of June 30, 1995 or the date of effectiveness of any assignment of Shares pursuant to Article Ten, providing for the transfer of the voting rights attaching to its Shares to the voting trustee named therein, to transfer to such voting trustee pursuant thereto any voting rights to Shares it may acquire in the future, and to comply with the terms thereof.

              Section 2.6. Dividend Trust Agreement. Each of the Shareholders agrees to enter into the Dividend Trust Agreement on or prior to the earlier of June 30, 1995 or the date of any assignment of Shares pursuant to Article Ten and to comply with the terms thereof.

          Section 2.7. Relationship of Parties. Nothing herein shall be construed to create a general partnership between or among the Shareholders and Ocensa. Except as expressly authorized by this Agreement, the other Project Agreements or the By-Laws,nothing herein or therein shall be construed to authorize any Party to act as the agent of any other Party, nor to permit any Party to act on behalf of or bind any other Party or to give any Party the authority to act for or to assume or incur any obligations or liabilities on behalf of any other Party.

          Section 2.8. Dealings by Ocensa with the Parties. Except as otherwise contemplated herein and in the other Project Agreements, all transactions between Ocensa and any of the other Parties or their Affiliates shall be on terms and conditions no less favorable to Ocensa than those that would be applicable in comparable transactions between independent parties acting at arm's length.

          Section 2.9. Other Business Opportunities. Except as expressly provided in this Agreement, the other Project Agreements and the By-Laws, each of the Parties and each of their respective Affiliates shall have the right independently to engage in and receive full benefits from any business activities, whether or not in competition with the activities and operations of Ocensa or the Oleoducto Central, without first consulting any of the other Parties. No Party shall have any obligation to any of the other Parties or Ocensa with respect to any investment in or acquisition, construction or development of any other pipeline transportation facilities or extensions thereof in Colombia or elsewhere, other than as required or contemplated by this Agreement, the other Project Agreements or applicable law.

          Section 2.10. Mutual Collaboration. The Parties recognize that circumstances may arise which were not foreseen at the date of this Agreement and which will have a significant effect upon Ocensa, the Oleoducto Central or upon a Party in respect of Ocensa or the Oleoducto Central. The Parties agree to consult in the spirit of mutual collaboration in an attempt to resolve any problems arising from such unforeseen circumstances. The Parties expressly acknowledge that this Section only obligates the Parties to consult in good faith.

             Section 2.11. Changes as Arrangements are Developed. The Parties recognize that development of arrangements for the financing and of other elements of the Oleoducto Central may make changes in the project structure or in the Project Agreements or otherwise in respect of the Oleoducto Central necessary or desirable and that as of the date hereof certain of the Project Agreements to which they are to be parties have not yet been negotiated, executed and delivered. The Parties agree to consult in good faith to effect any such changes which they may agree upon and to negotiate in good faith with respect to those Project Agreements which have not yet been negotiated, executed and delivered. The Parties expressly acknowledge that this Section only obligates the Parties to consult and negotiate in good faith.




                                 ARTICLE THREE

                             OPERATIONS OF OCENSA


          Section 3.1. Operator; Access. Ocensa and the Operator have entered into the Technical Services and Management Agreement in connection with the operation of the Oleoducto Central. Ocensa shall enter into Access Agreements which will, among other matters, give effect to the Access Principles.

          Section 3.2. Services. Each of the Shareholders may provide to Ocensa such services as the Operator or Ocensa may from time to time reasonably request on such terms as may be mutually agreed. At the reasonable request of the Operator or Ocensa, each of the Shareholders shall consider making available its or its Affiliates' employees to provide services to Ocensa but shall be under no obligation to make available such employees.

          Section 3.3. Annual Operating Budgets and Plans; Pre- and Post-Completion Capital Budgets; Reports.
   (a) Ocensa shall instruct the Operator to prepare and provide to Ocensa for approval by the Board of Directors an operating budget (including the then required level of maintenance Capital Expenditures) and operating plan (Annual Operating Budget) for the next fiscal year. The proposed Annual Operating Budget shall be provided to the Board of Directors not later than 60 days prior to the beginning of the fiscal year of Ocensa beginning January 1 to which it relates and shall include, without limitation, the following:

      (i) an estimate of proposed maintenance Capital Expenditures, indicating the item or type of expenditure, the necessity therefor and the time of such expenditure;

     (ii) an estimate of the Annual Revenue Requirement and other cash receipts to be received and the operating costs to be incurred, and the basis on which such estimates were prepared, including the Projections of the Initial Shippers and any third parties; and

     (iii)     such further detail as the Board of Directors may request.

No line in the Annual Operating Budget shall exceed 10% of the total Annual Operating Budget, unless otherwise agreed by the Board of Directors.

           (b) Prior to the Completion, Ocensa shall instruct the PCMT Manager to prepare and provide to Ocensa for approval of the Board of Directors an annual construction budget for the next fiscal year (before Completion, a Capital Budget).Such proposed budget shall be provided to the Board of Directors not later than 60 days prior to the beginning of the fiscal year of Ocensa to which it relates and shall include, without limitation, an estimate of proposed construction expenditures, indicating the item or type of expenditures, the purpose thereof and the timing of such expenditures and such further detail as the Board of Directors may request.

             (c) Following the Completion, Ocensa shall instruct the Operator to prepare and provide to Ocensa for approval of the Board of Directors an annual budget for Capital Expenditures (following Completion, a Capital Budget) for the next fiscal year. Such proposed budget shall be provided to the Board of Directors not later than 60 days prior to the beginning of the fiscal year of Ocensa to which it relates and shall include, without limitation, an estimate of proposed non-maintenance Capital Expenditures, indicating the item or type of expenditures, the purpose thereof and the timing of such expenditures, plus a budget for the operating costs related to such Capital Expenditures and such further detail as the Board of Directors may request.

              (d) Ocensa shall instruct the Operator to prepare and provide to Ocensa for approval of the Board of Directors not later than 60 days prior to the beginning of the fiscal year of Ocensa to which it relates:

       (i) an estimate of the requirements for funds and the estimated timing of such requirements for such year; and

     (ii)  an estimate of working capital requirements for such year.

                (e) Ocensa shall instruct the Operator to prepare and provide such other forecasts and estimates covering shorter or longer periods or particular projects as the Board of Directors may direct. Such other annual forecasts and estimates shall be provided to the Board of Directors not later than 30 days prior to the beginning of the fiscal year to which they relate.

           (f) Prior to the Completion, Ocensa shall instruct the PCMT Manager to furnish to the Board of Directors and Shareholders not later than 15 days after the end of each calendar month (other than a calendar month that is the final calendar month in a fiscal quarter), a summary of construction activities relating to each Segment of the Oleoducto Central conducted during such month, including for each such Segment, prior to its completion, a comparison of expenditures to budget and actual construction timetable to that projected for the period in such detail as may be requested from time to time by the Board of Directors or reasonably by any Shareholder, together with a summary of routine monthly reports prepared by the PCMT Manager for its own use.

             (g) As soon as practicable but not later than 30 days after the end of each fiscal quarter, Ocensa shall instruct the PCMT Manager and/or the Operator to furnish to the Board of Directors and Shareholders (i) a summary of operations of the Oleoducto Central conducted during such quarter, together with a profit and loss account, statement of source and application of funds and balance sheets showing actual expenditure to date against the applicable Capital Budget and Annual Operating Budget, and latest estimates to the Completion or fiscal year end, as the case may be, and (ii) prior to the Completion, construction reports showing physical progress to date against the Capital Budget and latest estimates to the Completion, as well as such other pertinent financial or other information as may be requested from time to time by the Board of Directors or reasonably by any Shareholder.

            (h) Ocensa shall make, or shall cause to be made, a prompt report to the Board of Directors and Shareholders of (i) any unexpected occurrence which will, or is likely to, materially affect the construction or operation of the Oleoducto Central or Ocensa; (ii) any actual or anticipated aggregate expenditures by Ocensa during a period that exceed the aggregate budget expenditures for such periods by 5% in the aggregate or more than 10% for any particular item; and (iii) any anticipated deviations from the estimates set forth in the Annual Operating Budget or Capital Budget of the amounts and timing of funds that will be required with respect to the agreed expenditures.

             Section 3.4. Approval of the Annual Operating Budget and Capital Budget. (a) In accordance with the By-Laws, the Annual Operating Budget shall be approved by at least four of the six members of the Board of Directors. Should the Board of Directors propose to make any amendments, alterations, deletions or insertions to the proposed Annual Operating Budget, such amendment, alteration or deletion will require the vote of at least four of the six members of the Board of Directors.

          (b) Even if the Annual Operating Budget has been approved, the Board of Directors may, by a vote of at least four of the six directors, amend the Annual Operating Budget.

            (c) The Shareholders recognize that rejection or amendment of the Annual Operating Budget pursuant to subsection (a) or (b) above may require adjustments in the incentive compensation performance criteria relating to the Operator incentives reflected in the Technical Services and Management Agreement to the extent that performance criteria were agreed prior to any such rejection or amendment.

          (d) The Capital Budget, in accordance with the By-Laws, shall require the unanimous approval of the Board of Directors.

          Section 3.5. Project Construction Management. Ocensa shall be responsible for construction activities. To enable Ocensa to carry out such activities, it will enter into:

      (a) a technical services and management agreement with BPEC pursuant to which BPEC will provide the services of Ed Truett or another of its employees acceptable to the Parties (approximately 50% of the individual's time) to act as manager of the project construction management team (the PCMT Manager) of Ocensa responsible for construction activities, together with appropriate technical support; and

     (b) such other contracts (including, without limitation, supply, employment, service and engineering contracts) as are necessary to perform construction, testing, start-up and other associated operations necessary for the entering into service of each Segment. These contracts will include the transportation element of the current contract between BPEC and Brown & Root, Inc. or an Affiliate thereof, which will be assigned by BPEC to Ocensa, as well as any contract for the supply of pipe.




                                 ARTICLE FOUR

                  BOARD OF DIRECTORS; OFFICERS; PROCEEDINGS



           Section 4.1. Board of Directors. The Board of Directors shall have the responsibilities set forth in the By-Laws. The Board of Directors will consist of six members. Directors will be elected as provided in the By-Laws and, except for the director to be nominated by Ecopetrol, pursuant to the provisions of the Voting Trust Agreement. The initial members of the Board of Directors and their alternates are set forth below:


Shareholder         Director              First and Second Alternates
------------------  --------------------  -----------------------------------------
Ecopetrol           Ismael Arenas         Mauricio Vega, Gabriel Reyes
BP Pipelines        Nicholas P. Connolly  David de Gruyter, Harry Koppel
TOTAL Pipeline      Jacques de Boisseson   Yves Cerf-Mayer, Jean Guilbert
Triton Pipeline     A.E. Turner           Bernard Gros-Dubois, Don M. Drinkard, Jr.
IPL Enterprises     Benny J. Phillips     Donald M. Wishart, Wayne M. Sartore
TCPL International  Michael Durnin        Robert M. Jensen, Arthur J. Epp




             Section 4.2. Officers. The Board of Directors shall appoint the officers of Ocensa in accordance with the By-Laws.

           Section 4.3. Language of Proceedings. The proceedings of the Board of Directors and Shareholders of Ocensa shall be conducted in the Spanish language. At the request of any member of the Board of Directors or any Shareholder holding at least 9% of the outstanding Shares, as the case may be, Ocensa shall provide for a simultaneous translation of such proceedings into English. The formal minutes of meetings of the Board of Directors and Shareholders shall be maintained in the Spanish language and an English version shall be made available to all directors and Shareholders. In the event of any conflict between the Spanish version of such minutes and the English version, the Spanish version will control.




                                 ARTICLE FIVE

                        FINANCING OF OLEODUCTO CENTRAL



              Section 5.1. Financing Plan; Financing Committee. (a)(i) Unless otherwise agreed by the Shareholders, the plan for the sources and amounts of financing for the acquisition, construction and development of the Oleoducto Central, including capitalized interest (as the same may be amended from time to time in accordance with the terms hereof, the Financing Plan), is currently expected to be based on the following proportions of debt and equity:


Source                                           Amount                 Percent
                                                         (Nominal U.S.

                                                 Dollars in Millions)
Senior Debt
Equity Contributions and Pre-Completion Accrued  $               1,421       70%
   Returns                                                         609       30%
                                                 ---------------------  --------
    Total                                        $                2030      100%




The  current  indicative terms of the Financing Plan are set forth in Schedule
F.

             (ii) The Shareholders agree that the capitalization of Ocensa shall consist of approximately 70% Senior Debt and approximately 30% Equity Contributions and Pre-Completion Accrued Returns when the financing of the Oleoducto Central is completed. The Shareholders agree that as nearly as possible such Senior Debt and Equity Contributions should be funded in accordance with the timetable for the Uses of Funds table set forth in the Financing Plan as amended from time to time. Prior to completion of such funding, the Parties shall cooperate in order to maintain Ocensa's capitalization as close as possible to 70% Senior Debt and 30% Equity Contributions and Pre-Completion Accrued Returns, but recognize that during the construction of the Oleoducto Central (i) until the first borrowing of Senior Debt by Ocensa, the capitalization of Ocensa will be 100% Equity Contributions and Pre-Completion Accrued Returns and (ii) the timing of borrowings of Senior Debt by Ocensa will cause the capitalization of Ocensa to vary. The Shareholders agree that unless Ocensa has been successful in achieving a percentage of Senior Debt equal to at least 60% of its then existing capitalization by the later of one year from execution and delivery of the last Project Agreement and April 1, 1996 (unless construction of the Oleoducto Central has been delayed in which case such date shall be extended by a corresponding amount of time), a special committee of Shareholders or of the Board of Directors shall be established to review and modify the Financing Plan in a manner acceptable to all of the Shareholders. In this regard consideration shall be given to requesting Initial Shippers to provide or arrange to provide loans in order to increase the proportionate share of Ocensa's capitalization represented by Senior Debt. Such loans shall constitute Senior Debt.

             (b) The Board of Directors has established a financing committee (the Financing Committee), which is composed of one member representing each Shareholder or an Affiliate thereof, together with the officer of Ocensa responsible for finance, and shall report to the Board of Directors. In addition to reporting to the Board of Directors, the Financing Committee has the following responsibilities:

     (i) to update the Financing Plan at least quarterly based on actual Project Cost to date and to review and update Project Cost forecasts as provided by the PCMT Manager;

     (ii) to revise the forecast funding requirements of Ocensa for the subsequent four quarters on a quarterly basis;

      (iii) to coordinate the funding of Senior Debt by Ocensa to ensure that Ocensa obtains Senior Debt and Equity Contributions on a timely basis in accordance with the Uses of Funds table set forth in the then current Financing Plan; and

       (iv) to provide the Shareholders with a schedule of specific projected Senior Debt and Equity Contribution funding requirements (including the date or dates such funding is required and the amounts thereof) at least 105 days in advance of the date any such funding is expected to be required.

The Committee's decisions shall be in the form of recommendations to the Board of Directors.

            (c) Each Shareholder in an Initial Shipper Group agrees to notify Ocensa and the Financing Committee of its intention to assist Ocensa in arranging Senior Debt at least 90 days in advance thereof and to provide them on a quarterly basis thereafter with a non-binding estimate of funding sources for the subsequent four quarters. Without the consent of Ecopetrol, each of BP Pipelines and TOTAL Pipeline severally agrees that neither it nor any Affiliate will arrange for any Senior Debt of Ocensa with respect to the Senior Debt Tranche (as defined below) attributable to it to be raised in the public or private markets for securities transactions.

          (d) If, by December 31, 1995, the Shareholders determine that it is not possible to achieve a capitalization of Ocensa on the basis of the then current Financing Plan, all of the Shareholders will decide that each Shareholder or any of its Affiliates will either:

      (i) support Ocensa in arranging debt by either arranging loans provided by such Shareholder or an Affiliate on a several basis, or supporting the making of such loans by third parties, so that the capitalization of Ocensa then consists of 70% Senior Debt and 30% Equity Contributions and
Pre-Completion Accrued Returns; or

     (ii) increase its Equity Contributions pro rata to its Shareholding Interest so that the resulting capitalization of Ocensa consists of approximately 60% Senior Debt and 40% Equity Contributions and Pre-Completion Accrued Returns. Such Equity Contributions shall consist of the purchase of Shares for cash or, if all of the Shareholders otherwise agree, the purchase of either a combination of Shares and Subordinated Notes for cash or Subordinated Notes for cash, but only if the projected annual return on such Equity Contributions calculated in accordance with Section 5.4(b) is at least 13.5% after payment of all Colombian Taxes.

             (e) In the event that the Financing Plan as amended from time to time reflects an estimated Project Cost that exceeds by more than $50 million the original estimated Project Cost set forth in the Financing Plan in Schedule F to this Agreement as originally signed then Ocensa shall convene an emergency meeting of the Board of Directors as soon as practicable after the release of such amended Financing Plan to discuss methods of funding such increase in Project Cost.

            Section 5.2. Senior Debt. (a) The Shareholders agree that Ocensa shall borrow Senior Debt from a combination of export credit agencies, suppliers, commercial banks, public and private capital markets, and Shareholders and their Affiliates. The Shareholders recognize that the precise allocation of Ocensa's borrowings of Senior Debt among such sources will depend upon a number of factors, including, without limitation, capital market conditions, the availability, terms and conditions of financing provided or supported by export credit agencies and suppliers, and the availability of financing provided or arranged by Shareholders and their Affiliates. The Shareholders agree that the Financing Plan will be designed so as not to jeopardize the existing and future financing raised and to be raised by the Initial Shippers with respect to the exploration, development and production of the Fields. Each Shareholder also agrees to cause its Affiliate that is an Initial Shipper to design any future financing for such exploration, development and production in such a manner as to not materially jeopardize the Financing Plan.

           (b)(i) Ocensa shall be the borrower of all Senior Debt included in the Financing Plan and any other indebtedness from time to time approved by the Board of Directors in accordance with the By-Laws. The Senior Debt, including the loans contemplated in Sections 5.1(d)(i), shall be borrowed by Ocensa in four separate tranches of Senior Debt (each, a Senior Debt Tranche) provided by four separate groups of Senior Lenders (each, a Senior Lender Group). Each Senior Debt Tranche shall be separately secured by a single Initial Shipper Group's Collateral.

          (ii) All Senior Debt shall rank pari passu with respect to the Collateral securing Senior Debt within a particular Senior Debt Tranche. The Parties agree that each Senior Lender Group will have no recourse to any assets or rights of Ocensa other than the Collateral separately supporting the related Senior Debt Tranche and that they will procure that each Senior Lender Group will waive all rights under Colombian law to initiate Bankruptcy of Ocensa, except that if Ocensa is otherwise placed in Bankruptcy, Senior
Lenders will not only have recourse to the Collateral assigned to them, but also as general creditors to the remaining assets of Ocensa, provided that such Senior Lenders have not initiated the Bankruptcy of Ocensa. Ocensa agrees not to assign its rights in any agreements or grant any security interests in any of its assets in favor of any Senior Lender Group other than the Collateral separately supporting the related Senior Debt Tranche which shall be used solely to support such Tranche. The Shareholders agree to structure the Senior Debt so that the rights and remedies of each Senior Lender Group will be entirely separate and the exercise of rights and remedies by one Senior Lender Group against the Collateral separately supporting the related Senior Debt Tranche will not entitle any other Senior Lender Group to exercise any rights and remedies against its Collateral or the Collateral of any other Senior Lender Group or against any other assets or rights of Ocensa.

          (iii) The Parties agree that the common terms and conditions applicable to all Senior Debt and Senior Lender Groups and within each Senior Debt Tranche shall be included in the Common Security Trust Agreement, and that all provisions specific to an individual borrowing or issuance of Senior Debt under a particular Senior Debt Tranche shall be included in the Senior Debt Agreement with respect to such borrowing or issuance.

          (c)(i) Ocensa agrees with each Shareholder to use reasonable commercial efforts to obtain Senior Debt from Senior Lender Groups in such amounts and at such times as set forth in the then current Financing Plan. Senior Debt provided by a Senior Lender Group shall have (A) an annual interest rate or interest rate formula at the time of borrowing of not more than 600 basis points above the U.S. Treasury note of comparable maturity or, if a floating rate, above six-month LIBOR, (B) a principal repayment profile
(1) starting not later than the earlier of the first Semi-annual Payment Date on or immediately after (x) six months following Completion and (y) September 1, 1998 (or such other date as may be mutually agreed by the Parties) and (2) which each Shareholder other than the Canadian Group shall use its reasonable commercial efforts to cause to be, for any six month period for each Senior Debt Tranche of an Initial Shipper Group, at least equal to its Proportionate Share of Non-Cash Items included in tariffs projected by Ocensa at the time of issuance of such Senior Debt to be received by Ocensa in such period, (C) such terms and conditions (insofar as such terms apply to Ocensa) as set forth in the Common Security Trust Agreement, and (D) such additional terms and conditions (other than the common terms and conditions) to be set forth in the Senior Debt Agreement with respect thereto as may be agreed by the person that has been nominated for election as director by the Shareholder, excluding, in the case of Ecopetrol, the Canadian Group, whose Subscription Agreement is to be assigned by Ocensa for the benefit of such Senior Lender Group and to whom authority to negotiate such Senior Debt Agreement is delegated by the Board of Directors in accordance with the By-Laws and this Agreement, provided that such additional terms are not in conflict with this Agreement, the Common Security Trust Agreement and all other Financing Agreements entered into by Ocensa, the Shareholders, the Initial Shippers and their Affiliates, and do not jeopardize in any material respect future financings of Ocensa. If there is a dispute as to whether the proviso to the preceding sentence has been breached, the Board of Directors shall determine whether any such conflict or jeopardy exists. In addition, any such additional term, or change in the term of any Financing Agreement, which materially adversely affects the 13.5% annual return to the Canadian Group set forth in Section 5.4(b) shall require the consent of the Canadian Group. The Shareholder, excluding, in the case of Ecopetrol, the Canadian Group, whose Subscription Agreement is assigned for the benefit of any Senior Lender Group from time to time may cause Ocensa to refinance all or any part of the Senior Debt provided by such Senior Lender Group provided that the terms of such refinancing meet the requirements of this paragraph (c).

          (ii) Any prospective financial advisor, arranger, underwriter, legal counsel or other advisor to be employed in connection with obtaining Senior Debt as contemplated in the then current Financing Plan by the Shareholder (excluding, in the case of Ecopetrol, the Canadian Group) whose Subscription Agreement is to be assigned by Ocensa for the benefit of such Senior Lender Group and to whom authority to negotiate such engagement is delegated by the Board of Directors in accordance with the By-Laws and this Agreement, proposed by such Shareholder to be engaged by Ocensa shall be so engaged provided that the terms of such engagement are customary for such type of engagement and do not conflict with this Agreement, the Common Security Trust Agreement or the other Financing Agreements and do not jeopardize in any material respect future financings of Ocensa. If there is a dispute as to whether the proviso to the preceding sentence has been breached, the Board of Directors shall determine whether any such conflict or jeopardy exists. All fees incurred in connection with obtaining Senior Debt from a Senior Lender Group by Ocensa and the Related Initial Shipper Group (including, without limitation, commitment fees, upfront fees, advisory fees, counsel fees and expenses, underwriting fees, administration fees, insurance premiums, exposure fees, management fees and facilities fees as contemplated in the then current Financing Plan) shall be for the account of Ocensa. Such fees, expenses and premiums may be charged by an Affiliate of an Initial Shipper Group Shareholder and may approximate the similar fees that may be charged in respect of any other Senior Debt Tranche provided by third parties.

             (iii) Ocensa agrees, and each Shareholder that is a member of an Initial Shipper Group agrees to cause each of the other members of its Initial Shipper Group to agree, to use its best efforts to assist Ocensa in incurring Senior Debt as nearly as possible in accordance with the uses of funds identified in the Uses of Funds table in the then current Financing Plan so that borrowings of Senior Debt by Ocensa will be made on a pro rata basis from each Senior Lender Group. In the event that such pro rata borrowings are not possible due to capital market conditions or other factors and Ocensa incurs Senior Debt under the Senior Debt Tranche secured by a particular Initial Shipper Group's Collateral prior to the time that such Senior Debt is required in accordance with such table (Overfund Senior Debt and the Shareholder in such Initial Shipper Group, the Overfund Shareholder), then (A) for the period of six months following the first date on which Additional Interest Expense in respect of such Senior Debt is accrued by Ocensa, Ocensa shall bear the cost ofthe Additional Interest Expense during that six-month period on that amount of Overfund Senior Debt which is scheduled to be used to meet the requirement for spending during that six-month period identified in the Use of Funds table in the Financing Plan as of incurrence of such Overfund Senior Debt, and the Initial Shipper which is a member of such Initial Shipper Group shall pay to Ocensa in Tariffs pursuant to Section 5.1 of the Tariff Regulations during that six-month period the total amount of the Additional Interest Expense above such amount, and (B) for the period after such initial six months the relevant Initial Shipper shall pay to Ocensa in Tariffs pursuant to Section 5.1 of the Tariff Regulations the total amount of Additional Interest Expense on an amount of such Overfund Senior Debt appropriately adjusted from time to time to give effect to the application of the proceeds therefrom and changes in the Financing Plan. Such Initial Shipper shall also pay in Tariffs pursuant to Section 5.1 of the Tariff Regulations all default or penalty interest and interest on overdue amounts of such Overfund Senior Debt. The Parties, other than the Canadian Group, agree that at Completion, Senior Debt outstanding under each Senior Debt Tranche shall be equal to the Proportionate Share of the aggregate amount of Senior Debt then outstanding, in each case excluding accelerated amounts and with appropriate adjustments for prepayments or repayment of Senior Debt prior to Completion. In the event there is at Completion an excess amount of Senior Debt outstanding under any Senior Debt Tranche, Ocensa shall prepay, repurchase or otherwise retire, in each case without penalties, such excess amount of Senior Debt (and the Parties, other than the Canadian Group, agree to procure that it shall have such right under the Senior Debt Agreement relating to such Senior Debt) with the unused proceeds thereof.

          (iv) If Ocensa raises Overfund Senior Debt then each of the Shareholders (other than the Canadian Group) which is not a member of the Initial Shipper Group whose Collateral has supported such Senior Debt may require or cause Ocensa to incur, or arrange on behalf of Ocensa, Senior Debt supported by the Collateral of the Initial Shipper Group of which it is a member in order to preserve the pro rata basis for the incurrence of Senior Debt. In this event the terms of this Section 5.2(c) concerning the liability of Ocensa and such Shareholder for any Additional Interest Expense and other interest costs incurred by Ocensa shall apply.

          (v) In lieu of requiring Ocensa to incur or arrange Senior Debt on a pro rata basis as contemplated by sub-paragraph (iv) above, a Shareholder (Underfund Shareholder) which is a member of an Initial Shipper Group may, with the consent of the other Shareholders which are members of an Initial Shipper Group, agree with the Overfund Shareholder that, of the proceeds of Overfund Senior Debt, all or a portion thereof shall be utilized by Ocensa in lieu of proceeds of Senior Debt otherwise required that would be supported by the Collateral of the Underfund Shareholder's Initial Shipper Group (Overfunding Proceeds). In the next and successive issuances of Senior Debt by Ocensa, the portion of such Senior Debt which otherwise would have been supported by Collateral of the Overfund Initial Shipper Group had such Senior Debt been funded on a pro rata basis will be reduced by up to the amount of the then outstanding Overfunding Proceeds and the portion of such Senior Debt which otherwise would have been supported by Collateral of the Underfund Shareholder's Initial Shipper Group or Groups had such Senior Debt been funded on a pro rata basis will be increased by such amount (and if there is more than one Underfund Shareholder shall be allocated pro rata between them) until the amount of such Overfunding Proceeds has been reduced to zero.

          (vi) The terms of the cost sharing arrangements between the Overfund and any Underfund Shareholder pursuant to clause (v) above, including, without limitation, cost sharing and credit support (and increases in Tariffs pursuant to Section 5.1(a)(i) of the Tariff Regulations), will be agreed by them and if an Overfund Shareholder and a prospective Underfund Shareholder are unable to agree on such arrangement, such prospective Underfund Shareholder shall not become an Underfund Shareholder. Such terms will be advised to all Shareholders prior to the consent referred to in Section 5.2(c)(v).

          (vii) With respect to each incurrence of Overfund Senior Debt, each Underfund Shareholder agrees, solely for the benefit of the Overfund Shareholder, that, in the event that (A) any Senior Debt in respect of which there are Overfunding Proceeds which have not been reduced to zero becomes due prior to its stated maturity date for any reason, or (B) Ocensa (or any permitted assignee) has made a demand for payment under the Advance Tariff Agreement in respect of amounts owing under Overfund Senior Debt, then with respect to clause (A),(1) upon notice thereof from the Overfund Shareholder, such Underfund Shareholder shall promptly cause Ocensa to incur Senior Debt supported by the Collateral related to the Underfund Shareholder's Initial Shipper Group and to pay an amount of the proceeds of such Senior Debt equal to the then outstanding amount of the Overfunding Proceeds attributable to such Underfund Shareholder into the Related Account of such Overfund Shareholder, and in lieu of (1) or if (1) has not occurred within the earlier of 30 days of such new due date of the Overfund Senior Debt or 30 days of such demand for payment, then (2) such Underfund Shareholder promptly shall pay to the Related Account of such Overfund Shareholder an amount equal to the then outstanding amount of Overfunding Proceeds attributable to such Underfund Shareholder and, with respect to clause (B), such Underfund Shareholder promptly shall pay to the Related Account of the Overfund Shareholder an amount equal to the portion of the Advance Tariff Payment made by the Overfund Shareholder that bears the same proportion to the aggregate amount of such payment as the Overfunding Proceeds attributable to such Underfund Shareholder bear to the aggregate amount of the related Overfund Senior Debt.

          (viii) Subject to the Financing Agreements, and subject to subparagraph (v) above, any drawing of Overfund Senior Debt shall be placed by Ocensa in United States Treasury bills or, at the option of the relevant Shareholder, in short-term (less than 90 days) debt securities, commercial paper or treasury deposits of its ultimate parent company which are rated A or better by Standard & Poor's Rating Group or the equivalent thereof by another Internationally Recognized Statistical Rating Agency. Interest and other earnings thereon shall be deposited by Ocensa into the Related Account of the relevant Shareholder.

           (d) In the event that Ocensa, despite the use of its best efforts, is unable to obtain commitments (formal or informal) for all or any portion of the Senior Debt Tranche of an Initial Shipper Group, Ocensa shall first advise the Shareholder of such Initial Shipper Group and each other Shareholder of the difficulties it is having and if such difficulties continue, may thereafter (but not prior to the expiration of 30 days from such first advice), deliver to such Shareholder and each other Shareholder a notice which shall specify the amount of such Senior Debt that Ocensa has been unable to obtain (the Senior Debt Shortfall) and the date on which such Senior Debt is required to be provided and disbursed to Ocensa in accordance with the then current Financing Plan. Such notice of Senior Debt Shortfall must be provided by Ocensa at least 45 days prior to such date. Ocensa and such Shareholder shall then meet and in good faith discuss alternative bases on which such Senior Debt may be obtained, including, without limitation, but subject to
Section 5.2(c), changes or additions to the agreements being assigned for the benefit of the proposed provider of such Senior Debt.

            (e) If such Senior Debt is not so disbursed to Ocensa on or prior to the date specified in the Senior Debt Shortfall notice, then except as otherwise provided in the Political Events Agreement, (i) or (ii) shall apply:

         (i) if (x) the total amount of Senior Debt supported by such Initial Shipper Group's Collateral that has been disbursed to Ocensa as of such date is less than 85% of the aggregate Senior Debt Tranche to be supported by such Initial Shipper Group's Collateral in the then current Financing Plan or (y) the sum of such Senior Debt disbursed to Ocensa plus Equity Contributions made by such Initial Shipper Group as of such date is less than 85% of the aggregate Senior Debt to be supported by such Initial Shipper Group's Collateral plus Equity Contributions to be made by such Initial Shipper Group in such Financing Plan, Ocensa shall apply the Transportation Agreement Step-Up (as defined below) to the Initial Shipper in such Initial Shipper Group and the applicable percentage shall be 250%; or

        (ii) if (x) the total amount of Senior Debt supported by such Initial Shipper Group's Collateral that has been disbursed to Ocensa as of such date is greater than 85% of the aggregate Senior Debt Tranche to be supported by such Initial Shipper Group's Collateral in the then current Financing Plan and
(y) the sum of such Senior Debt supported by such Initial Shipper Group's Collateral disbursed to Ocensa plus the Equity Contributions made by such Initial Shipper Group as of such date is greater than 85% of the aggregate Senior Debt to be supported by such Initial Shipper Group's Collateral plus Equity Contributions to be made by such Initial Shipper Group in such Financing Plan, then Ocensa shall apply the Transportation Agreement Step-Up to the Initial Shipper in such Initial Shipper Group and the applicable percentage shall be 150%, provided that the 150% tariff increase shall apply only to such Initial Shipper's pro rata share of all Petroleum in excess of 185,000 barrels per day shipped by such Initial Shipper or on its behalf.

             (f) The Transportation Agreement Step-Up shall mean the right of Ocensa in the Transportation Agreement with an Initial Shipper

     (i) to increase the tariff applicable to Petroleum shipped by such Initial Shipper or on its behalf by a specified percentage of the tariff originally applicable under such Transportation Agreement for the transportation of Petroleum (or to exercise any alternative right provided in the Transportation Agreement or which may otherwise be available to it and which will achieve substantially the same economic result), for a period beginning, in the case of Senior Debt, on the date specified in the notice of Senior Debt Shortfall, and, in the case of an Equity Contribution shortfall, on the date specified in the call for the Equity Contribution, and ending one year after the date the Senior Debt Shortfall actually was remedied (whether by Initial Shipper Bridge Loan or by obtaining Senior Debt from a third party which may be an existing provider of Senior Debt, in each case solely supported by Collateral other than any other Initial Shipper Group's Collateral or any assets of Ocensa), or the Equity Contribution is made, and

       (ii) for the remaining term of such Transportation Agreement, to apply the highest of the Initial Shipper Tariff originally applicable in such Transportation Agreement, the Overutilizer and the Third Party Tariff to that proportion of capacity of each Segment for which such Initial Shipper was entitled to pay the Initial Shipper Tariff originally specified in such Transportation Agreement represented by the percentage amount that, in the case of a Senior Debt Shortfall, is equal to the amount of the Senior Debt Shortfall divided by the sum of the amount of Senior Debt in the Senior Debt Tranche related to the Initial Shipper under such Transportation Agreement and the maximum amount of Equity Contributions set forth in the Subscription Agreement of the related Shareholder, in each case as shown in the then current Financing Plan, and, in the case of a failure to make an Equity Contribution, is the amount of such Equity Contribution divided by the same denominator.

The incremental tariffs payable by such Initial Shipper included in the sum of
(i) plus (ii) above which are above those tariffs otherwise payable, shall accrue, after Colombian Taxes, to the party that provides funding for such Senior Debt Shortfall or Equity Contribution shortfall, and otherwise shall accrue to Ocensa.

          (g) In order to fund a Senior Debt Shortfall with respect to Senior Debt to be supported by a given Initial Shipper Group's Collateral, Ocensa may request that the relevant Shareholder procure that its related Initial Shipper provide a commitment to provide an Initial Shipper Bridge Loan (as defined below) on or prior to the date specified in the notice of Senior Debt Shortfall. If such commitment is not obtained in 15 days or if the Initial Shipper Bridge Loan is not provided on the date the Senior Debt Shortfall is due, then Ocensa may request a Shareholder Bridge Loan (as defined below) provided that if the Initial Shipper Bridge Loan is provided on or prior to the date specified in the notice of Senior Debt Shortfall, and meets the full amount of such Shortfall, Ocensa shall accept the Initial Shipper Bridge Loan in lieu of any Shareholder Bridge Loan. In any case, Ocensa shall continue to try to raise the Senior Debt Shortfall.

             (h) Initial Shipper Bridge Loan shall mean a bridge loan from an Initial Shipper or an Affiliate of such Initial Shipper or a financial institution on its behalf. In such case, the Initial Shipper Bridge Loan shall accrue interest at the Benchmark Interest Rate, and shall mature not earlier than the then average life of the outstanding Senior Debt Tranche of such Initial Shipper. If not replaced after 30 days, such Initial Shipper Bridge Loan shall convert to a loan at the applicable rate implied by the Benchmark Interest Expense and such Initial Shipper Bridge Loan shall be part of the Senior Debt Tranche supported by such Initial Shipper Group's Collateral, provided that any changes which are necessary to comply with the terms of the Common Security Trust Agreement are made in accordance with the terms thereof.

             (i) Shareholder Bridge Loan shall mean a bridge loan provided by one or more Shareholders or their Affiliates or one or more financial institutions on their behalf, at their option, which are not in default for failing to make an Equity Contribution or are not a member of an Initial Shipper Group with a Senior Debt Shortfall. Such Shareholder Bridge Loan shall bear interest at the Benchmark Interest Rate and shall be subject to the same limitations on recourse and initiation of Bankruptcy proceedings as Senior Debt. If such loan is not repaid within 90 days with the proceeds of a loan secured by the Collateral supported by the Initial Shipper Group whose Shareholder is associated with the Senior Debt Shortfall or, if the Shareholder Bridge Loan has been provided to meet a failure to make an Equity Contribution by a member of an Initial Shipper Group, by the making of such Equity Contribution, then Ocensa shall exercise its rights under the Transportation Agreement with the Initial Shipper in such Shareholder's
Initial Shipper Group to increase the tariff applicable to Petroleum shipped by such Initial Shipper or on its behalf by 250% of the tariff otherwise applicable for shipment of Petroleum in the event subsection 5.2(e)(i) or 5.3(b)(i) is applicable and 150% of such amount if subsection 5.2(e)(ii) or 5.3(b)(ii) is applicable, in each case for a period beginning, in the case of a Senior Debt Shortfall, on the date specified in the notice of Senior
Debt Shortfall, and, in the case of a call for an Equity Contribution, on the date specified in the notice of call for such Equity Contribution, and ending two years following the repayment of such Shareholder Bridge Loan. The incremental tariffs payable by such Initial Shipper above those otherwise payable shall accrue, after taxes, to the Shareholder that provides or procures the provision of the Shareholder Bridge Loan.

            (j) If such Senior Debt Shortfall continues for 20 days following the date of such notice of Senior Debt Shortfall, an emergency meeting of the Board of Directors shall be convened on a date at least five days prior to the date specified in the notice of Senior Debt Shortfall to determine a method of funding such Senior Debt Shortfall. Such meeting need not be held if the Senior Debt Shortfall is funded.

              Section 5.3. Several Commitments of Shareholders to Make Equity Contributions.

    (a) Each Shareholder has entered into a Subscription Agreement with Ocensa providing for the making of Equity Contributions in proportion to such Shareholder's respective Shareholding Interest, upon the call of Ocensa either
(i) in conformity with Capital Budgets and Funding Resolutions, as such funding requirements are updated by the Financing Committee in the Financing Plan and to comply with the terms hereof or (ii) in the event of Bankruptcy of Ocensa, Decommissioning of all Segments or a unanimous decision of the Board of Directors not to continue with the Oleoducto Central if certain conditions set forth in the Subscription Agreements are met. Ocensa agrees that any call made by it for the making of Equity Contributions by a Shareholder (A) pursuant to clause (i) above shall only be made simultaneously with a call to all Shareholders and that the proceeds therefrom or from any payment under any Performance Guarantee Agreement in respect thereof shall be used for Capital Expenditures to be incurred in connection with the construction of the Oleoducto Central and (B) pursuant to clause (ii) above shall only be made in accordance with the terms and conditions set forth in the related Subscription Agreement and that the proceeds therefrom or from any payment under any Performance Guarantee Agreement in respect thereof shall be deposited in the Related Account of such Shareholder and, in the case of the Canadian Group, the Related Account of Ecopetrol.

          (b) If a Shareholder fails to make an Equity Contribution on a timely basis, and such failure continues for 15 Business Days, then, except as otherwise provided in the Political Events Agreement, (i), (ii) or (iii) shall apply:

     (i) if such defaulting Shareholder is an Initial Shipper or Affiliate of an Initial Shipper and if (x) the total amount of Senior Debt supported by such Initial Shipper Group's Collateral and disbursed to Ocensa as of such date is less than 85% of the aggregate Senior Debt Tranche to be supported by such Initial Shipper Group's Collateral in the then current Financing Plan or
(y) the sum of Senior Debt supported by such Initial Shipper Group's
Collateral and disbursed to Ocensa plus Equity Contributions made by such Initial Shipper Group as of such date is less than 85% of the aggregate Senior Debt to be supported by such Initial Shipper Group's Collateral plus Equity Contributions to be made by such Initial Shipper Group in such Financing Plan, Ocensa shall apply the Transportation Agreement Step-Up to the Initial Shipper in such Initial Shipper Group and the applicable percentage shall be 250%;

     (ii) if such defaulting Shareholder is an Initial Shipper or an Affiliate of an Initial Shipper and if (x) the total amount of Senior Debt supported by such Initial Shipper Group's Collateral and disbursed to Ocensa as of such date is greater than 85% of the aggregate Senior Debt Tranche to be supported by such Initial Shipper Group's Collateral in the then current Financing Plan and (y) the sum of Senior Debt supported by such Initial Shipper Group's Collateral and disbursed to Ocensa plus Equity Contributions by such Initial Shipper Group made as of such date is greater than 85% of the aggregate Senior Debt to be supported by such Initial Shipper Group's Collateral plus Equity Contributions to be made by such Initial Shipper Group in such Financing Plan, Ocensa shall apply the Transportation Agreement Step-Up to the Initial Shipper in such Initial Shipper Group and the applicable percentage shall be 150%, provided that the increased tariff shall only apply to the Initial Shipper's pro rata share of all Petroleum in excess of 185,000 barrels per day shipped by such Initial Shipper or on its behalf; or

     (iii) if such defaulting Shareholder is IPL Enterprises or TCPL International or any successor or assign thereto, Ocensa shall exercise its right to cancel partially or entirely payment of operating, incentive and other fees payable under the Technical Services and Management Agreement at the direction of the Initial Shippers for a period of up to five years, and if such default continues for more than 90 days Ocensa shall have the right to terminate such Technical Services and Management Agreement without compensation to (and without prejudice to its accrued rights against) the Operator (in each case except to the extent provided in the Political Events Agreement).

          (c) In order to avoid a failure by a Shareholder to make any Equity Contribution, if Ocensa has any reasonable grounds to believe that such Shareholder may not be able to make such Equity Contribution, Ocensa may, 45 days before an Equity Contribution is due, request a commitment to make a Shareholder Bridge Loan on the date of the Equity Contribution. If no Shareholder Bridge Loan commitment is made or if such Shareholder Bridge Loan is not made, or if such Shareholder Bridge Loan does not cover the shortfall in Equity Contributions, Ocensa may request that other Shareholders, at their option, fund such Equity Contributions in return for Shares. If more than one non-defaulting Shareholder chooses, at its option, to participate in such Equity Contribution then such Shares shall be sold pro rata to each such non-defaulting Shareholder choosing to participate or otherwise as they may mutually agree. In such a case, such default shall not be deemed to be cured.

          (d) If Ocensa continues to believe for any reason that a Shareholder may not be able to make an Equity Contribution on time, an emergency meeting of the Board of Directors shall be convened on a date at least five days prior to the date specified in the notice of call for an Equity Contribution to determine a method of funding such anticipated shortfall. Such meeting need not be held if the Equity Contribution shortfall is funded.

          (e) In the event there is a Senior Debt Shortfall or a shortfall in Equity Contributions for purposes of Section 5.2(e) or 5.3(b), as the case may be, any Accrued Return accumulated for the benefit of the non-funding Shareholder or any of its successors or assigns after occurrence of such Senior Debt Shortfall or shortfall in Equity Contributions, as the case may be, will accumulate for the benefit of and ultimately be paid to the parties which have provided funding under Section 5.2(g) or 5.3(c) until the failure is cured, all in accordance with the terms of the Dividend Trust Agreement; provided that, in case of suspension of the non-funding Shareholder's Purchase Obligation and application to it of the OCA Remedies under the Political Events Agreement (as those terms are defined therein), any Accrued Returns accrued prior to such suspension will accumulate for the benefit of the non-funding Shareholder and any of its successors or assigns and any dividends accumulated thereafter will accumulate for the benefit of and ultimately be paid to, in the first instance, the other Shareholders which have provided funding pursuant to the Political Events Agreement and thereafter to any other party which has provided funding under Section 5.2(g) or 5.3(c).

          Section 5.4.  Returns to Shareholders
 (a)(i) Subject to the requirements of any Financing Agreements, any cash deposited into any Related Account and any other Cash-on-Hand, in each case generated by Ocensa from operating and investing activities during any period, shall be applied in the following order of priority (payments listed in the same clause shall rank pari passu with each other):

     (A) to pay Operating and Maintenance Costs payable during such period up to but not exceeding an amount that is equal to the Related Initial Shipper Group's Proportionate Share thereof and any such Operating and Maintenance Costs that were due for a prior period and not paid;

        (B) to pay the Related Initial Shipper Group's Proportionate Share of pre-Completion Capital Expenditures up to the amount of Non-Cash Items and the annual return on equity referred to in the definition of Annual Revenue Requirement included in Tariffs payable into the Related Account during such period and any such pre-Completion Capital Expenditures that were due for a prior period and not paid;

       (C) to pay (x) Senior Debt Obligations due and owing to Senior Lenders in the Related Senior Lender Group and (y) principal, interest and premium in respect of its share of unsecured credit facilities (including, without limitation, any Liquidity Facilities maintained under Section 5.8 hereof), in each case during such period less, in each case, any amounts in respect thereof due to a Senior Lender in such Senior Lender Group or to any provider of such facilities that has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted directly or indirectly in the Bankruptcy of Ocensa notwithstanding its agreement to the contrary;

        (D) to pay principal and interest on Shareholder Bridge Loans made by any Person in any other Initial Shipper Group (excluding, in the case of Ecopetrol, the Shareholders in the Canadian Group) or the Canadian Group pursuant to Section 5.3(c) in respect of an Equity Contribution shortfall relating to the Shareholder in the Related Initial Shipper Group (including, in the case of Ecopetrol, the Canadian Group) less any amounts due in respect of such a Shareholder Bridge Loan, the provider of which has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted directly or indirectly in the Bankruptcy of Ocensa;

     (E) to pay Transportation Repayment Obligations owing to the Related TRO Holder less, in each case, any amounts in respect thereof due to a Related TRO Holder that has commenced, initiated or caused to be initiated any proceedings or has taken any other action that resulted directly or indirectly in the Bankruptcy of Ocensa notwithstanding its agreement to the contrary; and

      (F) to repay Advance Tariff Payments made by the Initial Shipper in the Related Initial Shipper Group, but only to the extent that such repayment is required by Section 3.1(c) Third of the Advance Tariff Agreement with such Initial Shipper. It is acknowledged that credits of amounts pursuant to
Section 3.1(c) First and Second of such Advance Tariff Agreement do not constitute payments of cash for purposes of this Section 5.4.

            (ii) Subject to the requirements of any Financing Agreements, any Available Cash generated by Ocensa from operating and investing activities during any period remaining after application pursuant to clause (i) above shall be applied in the following order of priority (payments listed in the same clause shall rank pari passu with each other):

     (A) to pay (x) semi-annual cash Distributions in accordance with paragraph (b) below, (y) the Subordinated Fee to the Operator, and (z) interest on Subordinated Notes referred to in Section 5.1(d)(ii) issued in substitution for Shares;

        (B) (x) to distribute annual Equity Amortization Amounts in accordance with Section 5.5 and (y) to pay principal of Subordinated Notes referred to in
Section 5.1(d)(ii) issued in substitution for equity (but not including any Equity Amortization);

       (C)  to make other Distributions in accordance with Section 5.6 hereof;
and

     (D) to the extent of any remaining Available Cash, to retire or repurchase any remaining outstanding Shares.

          (b) The Parties agree that subject to Section 5.4(a), the requirements of any Financing Agreements and applicable Colombian law, Ocensa shall (i) prior to the date which is the earlier of Completion and December 31, 1998 (the Dividend Commencement Date), accumulate, accrue and compound in each year a 13.5% annual return (net of all Colombian Taxes) on the aggregate Cash Paid-In Equity and Pre-Completion Accrued Returns (as defined herein and denominated in dollars) and (ii) subsequent to the Dividend Commencement Date pay a 13.5% annual return net of all Colombian Taxes on the Adjusted Paid-In Equity (defined in Section 5.4(c) and adjusted pursuant to Section 5.4(e) and denominated in dollars). Such return shall be calculated monthly and paid semi-annually following the Dividend Commencement Date. Such payment shall accrue any Accrued Return accruing after the Dividend Commencement Date. Such return shall be paid by Ocensa to or for the account of the Shareholders in accordance with their Shareholding Interests in the form of Distributions (but not including any Equity Amortization), in each case in conformity with Annual Operating Budgets or as the Board of Directors and the Shareholders may otherwise determine from time to time.

            (c) For purposes of subsection (b) above, Adjusted Paid-In Equity shall mean an amount determined as follows, regardless of the Cash Paid-In Equity of Ocensa:

     (i) As of June 1, 1996 the Target Project Cost shall be unanimously determined by the Shareholders. Target Project Cost shall include only direct costs of the Oleoducto Central that are or may be properly capitalized on the books of Ocensa, including the estimated direct cost to complete the Oleoducto Central through the expected Completion in the form of a Class I estimate provided by Brown & Root, Inc. or an Affiliate thereof or, if different, the principal contractor at the time (including all direct historic and projected costs, e.g., engineering, material and construction).
     (ii) Within 120 days after the end of the month in which the actual Completion occurs, the Shareholders shall determine the actual direct completion cost of the Oleoducto Central as of such month end on the same basis as set forth in clause (i) above (Actual Project Cost).

     (iii) Within 30 days after the determination of the Actual Project Cost, the Shareholders shall compute the Agreed Project Cost. The Agreed Project Cost shall be the Target Project Cost increased by any amounts arising from material and equipment defects, construction (workmanship) deficiencies and capital costs with respect to any facility arising after the facility has been commissioned, and increased or decreased, as the case may be, by changes in scope of work, provided that if the Agreed Project Cost as so determined is within $50 million of the Actual Project Cost, then the Agreed Project Cost shall be the Actual Project Cost adjusted in any case for such cost variance up to $50 million.

     (iv) Within the time period specified in clause (iii) above, the Shareholders shall also determine the percentage which the sum of Cash Paid-In Equity and Pre-Completion Accrued Returns shall represent of the total capitalization of Ocensa which shall consist of the aggregate of indebtedness, Cash Paid-In Equity and Pre-Completion Accrued Returns of Ocensa as of the end of the month in which the Completion occurs (the Equity Percentage). Should the Parties fail to agree on the Equity Percentage, the Equity Percentage shall be the actual percentage on such date as determined by Ocensa's independent auditors.

     (v)  Adjusted Paid-In Equity shall be a dollar amount equal to the sum of
(x) Cash Paid-In Equity and Pre-Completion Accrued Returns and (y) the product of (a) the Equity Percentage and (b) the difference between the Agreed Project Cost and the Actual Project Cost less (z) the amounts of any Distributions of funds in respect of (A) Net Proceeds from the sale or other disposition of property or assets of Ocensa, (B) Insurance Proceeds, and (C) Expropriation Compensation received by Ocensa.

Adjusted Paid-In Equity = Cash Paid-In Equity + Pre-Completion Accrued Returns + (Equity Percentage X (Agreed Project Cost - Actual Project Cost)) - Distributions of Net Proceeds - Insurance Proceeds - Expropriation Compensation.

              (d) An example of the calculation of the Agreed Project Cost is attached to this Agreement as Schedule I.

              (e) Following the determination of the Adjusted Paid-In Equity, such annual return to Shareholders shall be calculated and paid on the basis of Adjusted Paid-In Equity as calculated above or, if applicable, Adjusted Paid-In Equity decreased to reflect amortization of the Cash Paid-In Equity and Pre-Completion Accrued Returns in accordance with Section 5.5.

          (f) The Tariff Regulations included in the Transportation Agreements reflect, and the tariffs payable by Initial Shippers shall be calculated to provide, the annual return on equity set forth in paragraph (b) above based on Adjusted Paid-In Equity determined as set forth in clause (v) of paragraph (c) above, subject to paragraph (e).

              (g) Cash Paid-In Equity shall mean a dollar amount equal to the aggregate of all cash payments made in exchange for (i) Shares or other capital stock of Ocensa pursuant to the Subscription Agreements and (ii) Subordinated Notes pursuant to subscription agreements substantially in the form of the Subscription Agreements.

          (h) Pre-Completion Accrued Returns shall mean a dollar amount equal to a 13.5% annual return (net of all Colombian Taxes) accumulated, accrued and compounded by Ocensa in each year prior to the Completion. Such returns shall be calculated on the aggregate of prior balances of Cash Paid-In Equity and Accrued Returns.

              (i) Accrued Returns shall mean that amount of the annual return referred to in paragraph (b) above which has not been paid and is accrued and compounded.

          (j) The right of a Shareholder to receive Distributions from Ocensa shall not constitute Collateral supporting any Senior Debt Tranche. Any reduction in amounts available for Distributions due to a failure to make a payment or a material default of a member of an Initial Shipper Group or its successor or assign under any of the Financing Agreements or the related Transportation Agreement shall, notwithstanding such reduction, not affect the entitlement of Shareholders which are not members of a defaulting Initial Shipper Group to receive, through the operation of the Dividend Trust Agreement, their respective Shareholding Interest of the amount which, but for the default, would have been available for Distributions. The Dividend Trust Agreement shall provide that any Shareholder which is a member of an Initial Shipper Group which, through the default of any of its members, has caused a reduction in the amount available for Distributions, shall only be entitled to retain the balance remaining of any Distributions after each of the other Shareholders has received its respective Shareholding Interest of the amount which, but for such default, would have been available as Distributions. The Dividend Trust Agreement shall further provide that Distributions receivable by the Shareholders which are part of the defaulting Initial Shipper Group in subsequent periods shall be redistributed pro rata to Shareholders which are not part of the defaulting Initial Shipper Group so as to make up any remaining shortfall in the Distributions which such Shareholders would, but for such default, have been entitled to receive in the previous periods. The Dividend Trust Agreement shall give effect to the principles set forth in this paragraph (j).

           Section 5.5. Return of Equity Contributions. (a) Ocensa agrees to use all reasonable measures available to it under Colombian law to effect the Equity Amortization under arrangements satisfactory to the Shareholders associated with the Initial Shipper Groups, provided that there is no obligation on the part of any Initial Shipper to produce Petroleum and ship it if such Initial Shipper believes it would be uneconomic for it to do so.

          (b) Subject to paragraph (a) and applicable Colombian law, the equity capital of Ocensa will be repaid pro rata to Ocensa's shareholders by making Distributions as follows:

        (i) Subject to clause (ii) below and to the requirements of Colombian law, no later than the last dividend date in respect of 2003 and no later than such date in respect of each of the following nine years, Ocensa shall make a Distribution equal to the Annual Equity Amortization Amount.

       (ii) The obligation to distribute an Annual Equity Amortization Amount in any year shall be suspended if the Equity Amortization Deferral Test for that year is satisfied, provided such distributions may not be suspended in respect of 2012 or any year thereafter, and provided further that such distributions shall not be suspended in any year in or after which the Technical Services and Management Agreement is not extended by its terms.

     (iii) The Equity Amortization Deferral Test shall be satisfied as to any Equity Amortization Period if cumulative BITCF (as defined below) is positive for a period commencing at the beginning of such Equity Amortization Period and ending with the third calendar year after such Equity Amortization Period and during which annual BITCF may be negative for no more than two calendar years, provided that the second such year of negative annual BITCF is followed by at least one year in which annual BITCF is positive. The determination of whether BITCF meets the above standard is satisfied shall be made as follows:

Such determination for any year shall incorporate both physical and economic performance factors relating to Cusiana/Cupiagua reservoirs and any other reservoirs dedicated to the Oleoducto Central. The physical performance of the reservoirs shall be based on an annual estimate of remaining economically recoverable reserves dedicated to the Oleoducto Central. This estimate shall be proposed by Ocensa to the Board of Directors utilizing internationally recognized reservoir techniques. If the Board of Directors fails to agree to the estimate unanimously, the Board of Directors will engage an internationally recognized reservoir consulting firm to make a recommendation on physical performance of the reservoirs to Ocensa. The information to be presented to the Board of Directors shall include all currently available reservoir information such as geophysical, geological, production, pressures, fluid properties and historical performance trends. The information shall also include estimates of proved, probable and possible production forecasts, risk weighted as appropriate. The Equity Amortization Deferral Test for any year shall include all fields from which liquid hydrocarbons are reasonably forecast, as determined by the Board of Directors, to be transported via the Oleoducto Central.

       Based on this projection of future field(s) deliverability, an economic model shall be developed using United States Securities and Exchange
Commission guidelines and operating expense and oil price scenarios approved by the Board of Directors. From the foregoing, an estimate of future annual before income tax cash flow (BITCF) is to be derived for Cusiana/Cupiagua and any additional reservoirs. Such annual BITCF shall be the total revenue to be derived from the field's sale of all liquid hydrocarbons transported via the Oleoducto Central minus all actual or forecast expenses required to deliver these liquids to Covenas and related taxes, including but not limited to the following:

  -  the tariff charged by Ocensa,
  - all related field operating expenses, including but not limited to crude oil lifting and processing costs, water/gas reinjection costs, overhead charges, and any other expenses related to the operation of the field,
  -  any special levies such as war tax,
  - any contractual uses of cash such as interest on and principal repayment of outstanding (field) debt, and
  -  any presumptive/social taxes or other corporate burdens.

     (iv)  Payments of Annual Amortization Amounts shall be made annually.

           (c) The term Equity Amortization refers to the process of repaying equity described in paragraph (b) above.

           (d)  Annual Equity Amortization Amount means the difference between
(x) 10% of the sum of Cash Paid-In Equity and Pre-Completion Accrued Returns at the end of the year preceding the first year in which Equity Amortization occurs less (y) the sum of the quotients of (i) the amount of each Distribution to the date of payment of such Annual Equity Amortization Amount of funds in respect of (A) Net Proceeds from the sale or other disposition of property or assets of Ocensa, (B) Insurance Proceeds, and (C) Expropriation Compensation received by Ocensa divided by (ii) the number of years remaining in the Equity Amortization Period as of the date of each such Distribution, provided that in the tenth and last year of Equity Amortization, the equivalent of 20,000 shares of Ocensa's original capitalization shall be left outstanding. The Annual Equity Amoritization Amount shall therefore be calculated by application of the following formula:


                                   D   + D1 + Du   ...
                                -----------------------
AEAA =  (10% x (CPE + PCAR)) --     t        t1       tu



where (i) AEAA is Annual Equity Amortization Amount, (ii) CPE is Cash Paid-in-Equity, (iii) PCAR is Pre-Completion Accrued Returns, (iv) D, D1, Du... are Distributions in respect of Net Proceeds from asset sales, Insurance Proceeds and Expropriation Compensation, and (v) t, t1, tu... are the number of years remaining in the Equity Amortization Period at the time of each such Distribution.

          (e) Equity Amortization Period shall mean a period of 10 years less the number of years as to which Equity Amortization Payments have been made.

             Section 5.6. Other Distributions. (a) As of the last day of each calendar quarter, and for each succeeding calendar quarter, after all the payments required by clauses (i) and (ii)(A) and (B) of Section 5.4(a) have been made in respect of such quarter, Ocensa shall determine the amount, if any, of Available Cash which it is unable for legal reasons to pay as a dividend (the Cash Trap Amount). During the subsequent quarter, Ocensa shall determine the interest earned on the Cash Trap Amount and record such interest in a separate account. Such interest and any interest earned thereon is the Cash Trap Interest.

            (b) Any Shareholder which is a member of an Initial Shipper Group may direct Ocensa to invest that portion of the Cash Trap Amount equal to such Initial Shipper Group's Proportionate Share in commercial paper, short term notes (not exceeding 90 days maturity) or treasury deposits of its ultimate parent company so long as such securities are rated A or better by Standard & Poor's Rating Group or the equivalent thereof by another Internationally Recognized Statistical Rating Agency.

             (c) After the repayment in full by Ocensa of Senior Debt, Tariff Advances, Transportation Notes and Advance Tariff Payments, and upon the determination by the Board of Directors that Ocensa has Available Cash, but is unable for legal reasons to pay dividends, Ocensa may, based on the financial statements of Ocensa at the end of the prior semi-annual period, to the extent that it has Available Cash after making the payments required by clauses (i) and (ii)(A) and (B) of Section 5.4(a), pay out of such Available Cash to each Shareholder which is a member of an Initial Shipper Group, (i) up to the Proportionate Share of the Initial Shipper that is a Person in the same Initial Shipper Group as such Shareholder of the sum in dollars of the Cash Paid-In Equity, the Pre-Completion Accrued Returns and Non-Cash Items paid in Tariffs to the extent used to fund pre-Completion Capital Expenditures less any Annual Equity Amortization Amount previously paid plus the legal reserve required by the Colombian Commercial Code (Reserva Legal)expressed in pesos,
(ii) the Proportionate Share of the Initial Shipper that is a Person in such Shareholder's Initial Shipper Group of an amount equal to the Cash Trap Interest to the extent not applied to cash rebates against Tariffs payable by such Initial Shipper under its Transportation Agreement or applied to any payment as part of its Cash-on-Hand, taking into account the investment instructions given by such Shareholder in accordance with subsection (b) above, and (iii) to the extent of the balance of such excess Available Cash, the amount of such excess multiplied by the fraction obtained by dividing the sum of (A) the cumulative barrels of Petroleum shipped through the Oleoducto Central by the Initial Shipper (including its successors and permitted assigns) in the Initial Shipper Group of such Shareholder and any shipper shipping Petroleum pursuant to a release of capacity by such Initial Shipper, in each case under the Transportation Agreement with such Initial Shipper, since January 1, 1996 and (B) such Initial Shipper's Proportionate Share of third party barrels shipped during the same period, by total cumulative barrels shipped through the Oleoducto Central during such period. Such payment shall be by means of any Distributions legally permissible under Colombian law, including the capitalization of inflation adjustment reserves followed by Distributions to Shareholders entitled thereto hereunder.

           Section 5.7. Right of Set Off. The Parties agree that Ocensa shall have the right, in its sole discretion, to set off the unpaid amount of any Equity Contribution with respect to which a Shareholder is in default against sums due by it under any payment obligation, loan, note or credit for Advance Tariff Payments, Tariff Advances or Transportation Notes held by the Initial Shipper in such Shareholder's Initial Shipper Group or its assignee or, if such Shareholder is a Person in the Canadian Group, against sums in respect of the Subordinated Fee owing to CITCOL.

          Section 5.8. Senior Debt and Equity Contribution Shortfalls. In recognition of the serious consequences of any Senior Debt Shortfalls or failures by a Shareholder to make Equity Contributions to the ability of Ocensa to construct and develop the Oleoducto Central and the difficulty of ascertaining the damages that would result from such consequences, the Shareholders recognize and acknowledge that the rights of Ocensa under Sections 5.2(e) and 5.3(b) are reasonable. Furthermore, each Shareholder that is a member of an Initial Shipper Group agrees to cause its associated Initial Shipper to comply with its obligations under its Transportation Agreement, including, without limitation, the obligations referred to in Section 5.2(e) and Section 5.3(b).

          Section 5.9. Liquidity Facilities. (a) In order to meet any temporary liquidity shortfalls arising after the full several application of all Cash-on-Hand with respect to each Related Account of an Initial Shipper Group pursuant to Section 5.4(a)(i), the Shareholders, severally and not jointly, in proportion to their respective Shareholding Interests, agree to provide or procure the provision of up to $5 million (or, to the extent required to meet Peso-denominated expenses, at the election of each Shareholder, the equivalent amount in Pesos) in loan or other credit facilities (the Liquidity Facilities), callable on two Business Days notice by the Board of Directors or its delegate. The Liquidity Facilities shall be available solely to fund liquidity shortfalls arising directly out of operations including, without limitation, to repair breaches of the Oleoducto Central and damage to any of its facilities from whatever cause including consequences such as environmental damage resulting from such breaches and related Capital Expenditures and excluding any payments in respect of Senior Debt or other payments ranking junior thereto under Section 5.4(a).
The Liquidity Facilities shall not be available to be drawn upon for any other reason, and shall not be available if an event of Bankruptcy has occurred with respect to Ocensa. The Parties agree, and shall procure, that the Liquidity Facilities shall be subject to the same limitations on recourse and initiation of Bankruptcy proceedings as Senior Debt.

          (b) A Shareholder shall be deemed to have discharged its responsibility under this Section 5.9 to the extent and for the period that it causes to be made available to Ocensa a facility meeting the requirements of this Section 5.9 from a third party (without any conditions to drawdown other than customary conditions and as set forth herein), such facility being provided by a Person at least as creditworthy as the Shareholder.

          (c) Subject to paragraph (d) below, the Liquidity Facilities may be drawn upon by Ocensa at any time and from time to time up to the amount then not drawn taking into account any repayments previously made by Ocensa. More than one advance may be outstanding at one time subject to the provisions of this Section 5.9. The aggregate amount of the Liquidity Facilities may not be increased without the consent of all the Shareholders.

              (d) If at any time the Liquidity Facilities are used to cover a liquidity shortfall arising from the default of a Related Initial Shipper in meeting a call under its Advance Tariff Agreement for its share pursuant thereto of amounts calculated pursuant to clause (i) of the definition of Base Revenue Requirement in its Transportation Agreement or a shipper in paying the applicable Tariff under its transportation agreement to the extent of its share pursuant thereto of such amounts or from the default of a Shareholder in meeting its responsibilities hereunder, no further call under the Liquidity Facilities may be made by Ocensa in respect of the shortfall arising out of such default or defaults until such defaults have been fully cured, including payment of any fees, charges, penalties, interest and liquidated damages.

           (e) As soon as practicable after making a call under the Liquidity Facilities, subject to the terms and conditions of the Transportation Agreements, Ocensa shall adjust its Tariffs in order to generate funds to repay advances under such Liquidity Facilities, provided that no such adjustment shall be made on account of a default or defaults referred to in subparagraph (d) above. Such repayments shall be made as rapidly as possible, taking into account Ocensa's cash needs and operating requirements and the level of its Tariffs. It shall be Ocensa's policy to repay amounts advanced under the Liquidity Facilities within 90 days of the advances, and in any event such repayments shall be made within 365 days after the advance. All repayments shall be made pro rata to the amounts advanced under each Liquidity Facility. If more than one advance is outstanding at a time under the Liquidity Facilities, repayments shall be applied in chronological order of the advances under the Liquidity Facilities.

             (f) Advances under the Liquidity Facilities shall bear interest, payable semi-annually in arrears, at the Benchmark Interest Rate. To the extent a Shareholder has procured a Liquidity Facility (including a letter of credit facility) from a third party at an interest rate less than such Benchmark Interest Rate, Ocensa shall pay the amounts representing the difference between the actual rate and such Benchmark Interest Rate to such Shareholder at the same time interest payments are made as an arrangement or other fee for such facility.




                                  ARTICLE SIX

                  CAPITAL INVESTMENT AND SOLE RISK PROPOSALS


           Section 6.1. Capital Investment Proposals. (a) Any Shareholder or Shareholders may require Ocensa to submit, at the expense of the proposing Shareholder or Shareholders, a proposal (a Capital Investment Proposal) to the Board of Directors to add facilities or recommission any Segment that was previously Decommissioned or modify any existing facilities of the Oleoducto Central for the purpose of expanding capacity or otherwise improving service. A Capital Investment Proposal shall be submitted to the Board of Directors only if Ocensa, acting through the Operator, certifies that such Capital Investment Proposal complies with all safety, environmental and engineering standards of Ocensa then in effect. The Capital Investment Proposal shall be submitted together with all relevant details of the proposed additional facilities or modifications to or in the existing facilities, the estimated cost thereof, the schedule for their construction and entry into service and an estimate of the associated operational and maintenance costs expected to be incurred during the lifetime of such facilities.

             (b) The Board of Directors shall consider the Capital Investment Proposal and may cause Ocensa to adopt such Capital Investment Proposal by a unanimous vote of the Board of Directors in accordance with the By-Laws as an amendment to the then current Capital Budget and by a vote of four of the six members of the Board of Directors in accordance with the By-Laws as an amendment to the then current Annual Operating Budget. Ocensa shall notify the proposing Shareholder or Shareholders of the Board of Directors' decision promptly after it is considered and in any case within 60 days of the date on which the Capital Investment Proposal was submitted.

             Section 6.2. Sole Risk Proposals. (a) If the Board of Directors does not approve a Capital Investment Proposal submitted for its consideration by a Shareholder pursuant to Section 6.1, such Shareholder (the Sole Risk Party, which term shall include any Shareholders electing to participate in the Sole Risk Proposal pursuant to Section 6.3) may require Ocensa to resubmit such Capital Investment Proposal, as it may be amended by the Shareholder, as a sole risk proposal (a Sole Risk Proposal). The Sole Risk Proposal shall be submitted together with all relevant details of the proposed additional facilities or those related to the recommissioning of any Segment that was previously Decommissioned or modifications to or in the existing facilities, the estimated cost thereof, the schedule for their construction and entry into service and an estimate of the associated operational and maintenance costs expected to be incurred during the lifetime of the proposed facilities or modifications to existing facilities (including those related to the recommissioning of any Segment that was previously Decommissioned) (the Sole Risk Facilities). A Sole Risk Proposal shall be submitted to the Board of Directors only if Ocensa, acting through the Operator, certifies that such Sole Risk Proposal complies with all safety, environmental and engineering standards of Ocensa then in effect. The Board of Directors shall consider the Sole Risk Proposal and may, subject to its compliance with the criteria established in Sections 6.4 through 6.8, approve the implementation of the Sole Risk Proposal by a vote of four of the six members of the Board of Directors in accordance with the By-Laws. The members of the Board of Directors shall (and, if the matter is subsequently referred to a General Meeting of Shareholders, the Shareholders shall) vote to approve the implementation of the Sole Risk Proposal (subject to compliance with the criteria referred to above) unless such implementation would prejudice the rights of any Shareholder or its Affiliate under the Project Agreements. Ocensa shall notify the Sole Risk Party in writing of the Board of Directors' decision within 60 days of the date on which the Sole Risk Proposal was submitted.

          (b) If the Board of Directors does not approve a Sole Risk Proposal, Ocensa shall state in writing in reasonable detail the reasons why Ocensa did not approve such Sole Risk Proposal.

          (c) If the Board of Directors does not approve a Sole Risk Proposal, the Sole Risk Party may require Ocensa to submit an amended Sole Risk Proposal provided that such Sole Risk Party follows the procedures applicable to Sole Risk Proposals set forth in paragraph (a) above.

             Section 6.3. Participation of Other Shareholders. If a Sole Risk Proposal is approved in accordance with Section 6.2, then the Sole Risk Party shall, if it wishes to implement the Sole Risk Proposal, issue a written notice to the other Shareholders and Ocensa of its intention to proceed. Such notice shall contain the Sole Risk Proposal together with all the relevant details referred to in Section 6.2. Any Shareholder may within 45 days of its receipt of such notice give written notice to the Sole Risk Party and Ocensa of its decision whether or not to participate in the Sole Risk Proposal and if it decides to so participate it shall have the right to do so in such proportion as it and the Sole Risk Party may agree.

           Section 6.4. Implementation and Indemnity. (a) The Operator shall carry out the construction operations in connection with any Sole Risk Proposal which has been accepted unless the Board of Directors unanimously agrees to permit the Sole Risk Party to carry out such construction operations.

           (b) The Shareholder or Shareholders participating in the Sole Risk Proposal with the Sole Risk Party (together, the Sole Risk Parties), pro rata to their interests in the Sole Risk Facilities, shall jointly and severally indemnify Ocensa, the Operator and the Initial Shippers that are not Affiliates of Sole Risk Parties and hold them harmless against all losses, claims, damages and liabilities in respect thereof arising prior to the end of commissioning of the Sole Risk Facilities (but not consequential losses, other than loss of or delay in receipt of revenue due to interruption in the operation of the Oleoducto Central or any part thereof) after Ocensa, the Sole Risk Party and the Initial Shippers that are not Affiliates of the Sole Risk Parties have made all reasonable efforts to avoid or mitigate such losses or delays during the implementation of a Sole Risk Proposal.

          (c) Ocensa, in consultation with the Sole Risk Parties, shall arrange for insurance coverage during the period of construction and entry into service for the Sole Risk Facilities on terms reasonably satisfactory to the Board of Directors.

          (d) All costs and expenses attributed by Ocensa and the Operator as having been incurred by it in the implementation of a Sole Risk Proposal shall be agreed with and for the account of the Sole Risk Parties.

          Section 6.5.  Ownership of Sole Risk Facilities; Financing.
(a) All additional materials and facilities used or constructed for the implementation of a Sole Risk Proposal shall be the property of the Sole Risk Parties. The Sole Risk Parties shall arrange the financing necessary for the implementation of the Sole Risk Proposal and shall be liable for all payments or repayments due in respect thereof.

(b) Ocensa shall make available to the Sole Risk Parties (or their Affiliates) the Sole Risk Facilities and/or the additional throughput capacity arising therefrom. The Sole Risk Parties (or their Affiliates) shall ensure that the Throughput Capacity in the affected Segment or part thereof (other than that created by other Sole Risk Facilities) and all relevant unutilized facilities shall be used before any Sole Risk Facilities or throughput capacity created by the Sole Risk Facilities are used.

          Section 6.6. Data and Information. All data and information obtained or arising in respect of a Sole Risk Proposal or amended Sole Risk Proposal shall be made available to Ocensa, provided that Ocensa shall not be the owner thereof.

             Section 6.7. Tariffs. (a) The tariffs charged by Ocensa on each barrel of Petroleum using, or deemed to use, the Sole Risk Facilities shall be calculated so as to be sufficient to cover:

      (i) all fixed Operating and Maintenance Costs other than those included in (ii) below attributed by Ocensa to the Sole Risk Capacity;

     (ii) the proportion of the total overhead and fixed Operating and Maintenance Costs of Ocensa other than those in (i) above, Operator incentives and applicable Colombian Taxes (other than taxes attributable to the profits earned by Ocensa in order to pay Distributions and the Subordinated Fee) equal to the amount calculated by dividing the total number of barrels of Petroleum using the Sole Risk Facilities by the aggregate of all barrels of Petroleum using (or deemed to use) the Oleoducto Central and the Sole Risk Facilities (the Sole Risk Throughput Basis); and

     (iii) the variable Operating and Maintenance Costs other than those included in (ii) above which Ocensa and the Sole Risk Parties agree, or, failing agreement, Ocensa determines, to charge either (A) on the Sole Risk Throughput Basis, or (B) on the basis of the cost increment to Ocensa associated with the Sole Risk Facilities and the additional throughput capacity created by them.

The tariff shall include a fixed component based on barrels nominated for shipment arising from the items referred to in clause (i) above and that part of clause (ii) above that may be agreed upon by Ocensa and the Sole Risk Parties which shall be payable by the Sole Risk Parties regardless of volumes of Petroleum actually shipped.

            (b) Ocensa shall be entitled to review (on one occasion only) the basis of charging tariffs under clause (iii) of paragraph (a) above five years after the coming into service of the Sole Risk Facilities and may either confirm such basis or change it to the other basis referred to therein.

             Section 6.8. Decommissioning; Indemnity (a)The Sole Risk Parties may on reasonable notice in writing require Ocensa to decommission and/or remove any Sole Risk Facilities owned by the Sole Risk Parties. Ocensa shall consent to the request for the decommissioning and/or removal of the Sole Risk Facilities (or part thereof) provided that Ocensa, acting through the Operator, certifies that such decommissioning and/or removal will not prejudice the safety or integrity of the Oleoducto Central.

(b) Any cost incurred in such decommissioning and removal shall be for the account of and be borne by the Sole Risk Parties, and the Sole Risk Parties, pro rata to their interest in the Sole Risk Facilities, shall jointly and severally indemnify Ocensa, the Operator and the Initial Shippers which are not Affiliates of the Sole Risk Parties on demand and hold them harmless against all losses, claims, damages and liabilities in respect thereof arising during the period of decommissioning and/or removal (but not consequential losses, other than loss of or delay in receipt of revenue due to interruption in the operations of the Oleoducto Central or any part thereof) after Ocensa, the Sole Risk Parties and the Initial Shippers that are not Affiliates of the Sole Risk Parties have made all reasonable efforts to avoid or mitigate such losses or delays during the decommissioning and/or removal of the Sole Risk Facilities.

             Section 6.9 Recommissioning of Oleoducto Central. (a) Following the earlier of (i) twelve consecutive months during which no Petroleum has been shipped through any Segment of the Oleoducto Central and (ii) one month after Decommissioning of all four segments of the Oleoducto Central, any Shareholder (the Recommissioning Party which term shall include any Shareholder that elects to participate in a Recommissioning Proposal pursuant to paragraph (c) below) may submit to the Board of Directors, at the expense of the proposing Shareholder, a proposal (a Recommissioning Proposal) to rebuild or recommission all four segments of the Oleoducto Central. The Recommissioning Proposal shall be submitted together with all relevant details of the proposed rebuilding or recommissioning and any proposed additional facilities or modifications to or in the existing facilities, the estimated cost thereof and the schedule for proposed recommissioning and any construction and entry into service.

          (b) The Board of Directors shall consider the Recommissioning Proposal and may cause Ocensa to adopt such Recommissioning Proposal by a unanimous vote of the Board of Directors in accordance with the By-Laws. Ocensa shall notify the Recommissioning Party of the Board of Directors' decision promptly after it is considered and in any case within 30 days of the date on which the Recommissioning Proposal was submitted.

          (c) If the Recommissioning Proposal is not adopted within such 30-day period, the party making such Recommissioning Proposal may decide, by written notice to Ocensa and each of the other Shareholders, to proceed with its Recommissioning Proposal (and cause Ocensa to so proceed), provided that, except for dilution of Shareholding Interest and the concomitant consequences thereof hereunder and under the Project Agreements, there shall be no adverse effect on the rights set forth in Sections 5.4 and 5.5 and no material adverse effect on any other rights of Shareholders in their capacity as such hereunder and thereunder, provided further that such party shall not be permitted to proceed with such Recommissioning Proposal if the sole or primary purpose thereof is to avoid obligations due to any Party hereunder. Each of the other Shareholders may, within 15 days of its receipt of such notice, give written notice to Ocensa and the Recommissioning Party of its decision whether or not to participate in the Recommissioning Proposal and, if it decides to so participate, it shall have the right to do so in such proportion as it and the party making such Recommissioning Proposal may agree (which proportion shall be at least equal to such other Shareholder's Shareholding Interest, if such other Shareholder so requires).

          (d) Each of the Shareholders agrees that the Recommissioning Proposal shall be implemented by the Recommissioning Party or Parties through Ocensa and that the cost thereof shall be borne by Ocensa by issuance of additional debt and/or equity of Ocensa, even if the result thereof is to substantially dilute such Shareholders' equity interest in Ocensa or rights in Ocensa. If the cost of the Recommissioning Proposal is funded through the issuance of additional debt, such debt shall be Senior Debt under the Senior Debt Tranche or Tranches of the Recommissioning Party or Parties and the provisions of Section 5.2 shall apply mutatis mutandis with respect to the raising of such debt. If and to the extent that the cost of the Recommissioning Proposal is funded through the issuance to the Recommissioning Party or Parties of additional Shares, the issuance price of each Share shall be an amount in dollars equal to the per Share (based on the number of Shares outstanding at the time such Recommissioning Proposal is made) Fair Market Value of the net assets of Ocensa at the time such Recommissioning Proposal is made. Notwithstanding anything herein (but without prejudice to the provisos in the first sentence of paragraph (c) above) or under the By-Laws and the Project Agreements to the contrary, each of the Shareholders agrees to take such actions as may be required or that may be reasonably appropriate, including, without limitation, to amend the By-Laws and each of the Project Agreements, to give effect to the Recommissioning Proposal, the proposed financing thereof and the terms of this Section 6.9(d) and shall not take any action to hinder or otherwise impede the implementation or financing of such Proposal or the purposes of such Section.

          (e) Ocensa shall indemnify the Operator and the Initial Shippers that are not Affiliates of the Recommissioning Party or Parties and hold them harmless against all losses, claims, damages and liabilities in respect thereof arising after the beginning and prior to the end of the implementation of the Recommissioning Proposal as a result thereof (but not consequential losses) after Ocensa, the Recommissioning Party or Parties and the Initial Shippers that are not Affiliates of the Recommissioning Party or Parties have made all reasonable efforts to avoid or mitigate such losses or delays during the implementation of the Recommissioning Proposal. Ocensa, in consultation with the Recommissioning Party or Parties, shall arrange for insurance coverage during the period of construction and entry into service for the additional facilities and the modifications to existing facilities related to the implementation of the Recommissioning Proposal on terms reasonably satisfactory to the Board of Directors.




                                 ARTICLE SEVEN

                TARIFF REGULATIONS; TRANSPORTATION AGREEMENTS;
                          ADVANCE TARIFF AGREEMENTS



             Section 7.1. Tariff Regulations. (a) The Parties agree that the tariffs for transportation of Petroleum on the Oleoducto Central shall conform to the Tariff Regulations, recognizing that the Third Party Tariff must be approved by the MME.

          (b) The Parties agree that the Tariff Regulations may only be amended with the unanimous approval of the Parties and each Initial Shipper in accordance with the terms of the Transportation Agreements.

           (c) (i) From January 1, 1995 until the Promesas Closing Date, all shippers transporting Petroleum using the Central Llanos Segment assets shall pay the tariff established by the MME to Ecopetrol as operator of such assets. Ecopetrol shall in turn pay to Ocensa a monthly fraction of such tariff, net of operating and maintenance costs, equal to (x) the aggregate of the monies paid to Ecopetrol by Ocensa under the Promesas de Compraventa divided by (y) the total value of the assets on which such tariffs are being levied and such monthly fraction of such tariff shall not be less than the result of applying the approved MME rate of return on investment on such aggregate monies. Following the Promesas Closing Date, Ocensa shall charge and collect tariffs on the assets sold to it (including, without limitation, the Central Llanos 30" pipeline) calculated in accordance with the Tariff Regulations, such that by December 31, 1995, Tariffs charged shall have included all Pre-Completion Accrued Returns referred to in Section 5.4(h) for the period from January 1, 1995 to such date.

                 (ii) After the Promesas Closing Date, Ocensa shall pay lease rentals or tariffs on assets owned by Ecopetrol and other Initial Shippers which will be used by Ocensa temporarily during construction, including, but not limited to, the Central Llanos 20" pipeline and the Cusiana El Porvenir 20" pipeline. Tariff or lease or rental costs shall be agreed between Ocensa and the owners of the assets prior to the Promesas Closing Date. Tariffs charged to Ocensa by the owners of the Central Llanos 20" pipeline shall be the tariff approved by the MME multiplied by a fraction equal to the value of such assets divided by the value of the assets on which such tariff is levied. The tariff for the Cusiana-El Porvenir 20" pipeline shall be agreed between the owners thereof and Ocensa. These costs will be included in the Annual Revenue Requirement for the corresponding Segments.

                (iii) There will also be a tariff applicable to the assets to be sold to Ocensa covered by the Association Contracts, i.e. Cusiana pumps and drivers, but only after the date ownership of such assets has been transferred to Ocensa. The tariff applicable will be calculated in accordance with the Tariff Regulations and the General Terms and Conditions substantially in the form included in the Transportation Agreements. Prior to that date, any costs related to such assets shall be for the account of the parties to the Association Contracts.

              Section 7.2. Transportation Agreements. Ocensa and each Initial Shipper have entered into a Transportation Agreement.

              Section 7.3. Advance Tariff Agreements. Ocensa and each Initial Shipper have entered into an Advance Tariff Agreement.

            Section 7.4. Third Party Transportation Agreements. Ocensa agrees to enter into Third Party Transportation Agreements that will, among other matters, give effect to the Tariff Regulations and the General Terms and Conditions substantially in the form included in the Transportation Agreements. Except as otherwise contemplated in the Transportation Agreements, Ocensa agrees that such Third Party Transportation Agreements shall not materially alter the rights or obligations of the parties to the Transportation Agreements.




                                 ARTICLE EIGHT

                       FINANCIAL AND ACCOUNTING MATTERS



            Section 8.1. Books and Records; Fiscal Year. Ocensa shall, to the extent permitted by law, keep its accounts and financial and cost records in such currency, if any, as may be required by the provisions of this Agreement and in dollars. Ocensa shall provide each Shareholder with a copy of any tax return reasonably in advance of the filing thereof. Ocensa shall provide each Shareholder with copies of its audited financial statements within three months following the end of its fiscal year ended December 31 and the six month period ended June 30.

           Section 8.2. Right of Inspection of Books. Ocensa shall keep full, complete and accurate books of account, records and information with respect to its affairs and the same shall be maintained at the principal office of Ocensa. Entries shall be made in such books of account and records of all such matters, transactions and things as are usually written and entered in books of account and records kept by persons engaged in businesses similar to the business of Ocensa or required by applicable law. Each Shareholder shall have the right, acting reasonably and in coordination with Ocensa's auditors and accounting personnel and, to the extent practicable, other Shareholders, to audit, examine, and make copies of or extracts from the books of account and records of Ocensa at all reasonable times during usual business hours. Such right may be exercised through any agent or employee of such Shareholder designated in writing by it or by an independent certified accountant designated in writing by such Shareholder. Each Shareholder shall bear all expenses incurred in any examination made for such Shareholder's account.

           Section 8.3. Accounting Principles. Unless otherwise agreed by the Shareholders, the accounts and records of Ocensa shall be maintained in accordance with generally accepted accounting principles in Colombia (and, to the extent not inconsistent therewith, in accordance with generally accepted accounting principles in the United States), shall be on an accrual basis with working capital separately identified and shall otherwise be adequate to provide the information necessary for the filing of tax returns by Ocensa and each Shareholder.

          Section 8.4. Auditors. The auditors of Ocensa shall be an internationally recognized auditing firm nominated by the Board of Directors and approved by the Shareholders from time to time in accordance with the By-Laws and applicable law. Initially such firm shall be Ernst & Young for an interim period and thereafter shall be such a firm appointed by the Shareholders in accordance with a competitive bidding process to be agreed upon among the Shareholders. All audit reports and reports to management on internal controls and procedures prepared by such auditing firm shall be made available to the Board of Directors and each Shareholder.

           Section 8.5. Accounting and Contract Award Procedures. The Parties agree that the President of Ocensa shall be responsible for presenting to the Board of Directors for its approval a set of accounting and contract award procedures and delegation of authorities for the construction and operation activities of Ocensa in the form previously approved by the Initial Shippers and Canadian Group. Such procedures shall be substantially consistent with the procedures set forth in Annex G of the RMOU. Prior to the date the Board of Directors adopts the procedures, the President shall be responsible for ensuring that accounting and contract award procedures followed by Ocensa are substantially consistent with the procedures contained in Annex G of the RMOU and consistent with generally accepted accounting principles.




                                 ARTICLE NINE

                       PRE-COMPLETION RIGHT TO PURCHASE



           Section 9.1. Reorganization Party. Prior to the Completion, unless the Parties otherwise agree, a Shareholder (and any related guarantor under a Performance Guarantee Agreement) shall be a Reorganization Party in the event that any of the following events occurs:

     (a) an order is made by a court of competent jurisdiction, or a resolution is passed, for the dissolution or judicial administration of the Shareholder or any related guarantor under a Performance Guarantee Agreement; or

     (b) a manager, receiver, administrator, trustee or other similar officer is appointed in respect of any assets which include either (i) the Shares held by the Shareholder or (ii) shares of the Shareholder or of any related guarantor under its Performance Guarantee Agreement; or

       (c) such Shareholder or any related guarantor of such Shareholder's obligations under its Performance Guarantee Agreement convenes a meeting of its creditors generally and makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors generally.

          Section 9.2.  Right of Unrelated Shareholder to Purchase.
(a) If a Reorganization Party does not cease to be a Reorganization Party within 180 days after becoming a Reorganization Party, the other Shareholders shall, unless Ecopetrol is the Reorganization Party, subject to applicable law, have the right, but not the obligation, to purchase or procure the purchase of all, but not less than all, of the Shares held by the Reorganization Party or its related Shareholder. If Ecopetrol is the Reorganization Party the other Parties shall only have the right, but not the obligation, to purchase all, but not less than all, of Ecopetrol's Shares if prior thereto Ecopetrol has complied with all laws applicable to it with respect to the sale by it of such Shares.

       (b) Such purchase right shall be exercised by one or more of the other Shareholders by delivering a notice to the Reorganization Shareholder at any time within a period of 60 days after the expiry of the 180-day period referred to in paragraph (a) above. The Shareholder or Shareholders exercising such right shall purchase such Shares pro rata based on the proportion that their respective Shareholding Interests bear to the Shareholding Interest of the Reorganization Party unless the Reorganization Party is otherwise advised by all of such other Shareholders. The price payable by such Shareholder or Shareholders to the Reorganization Party (or its related Shareholder) shall be the Fair Market Value of the Reorganization Party's (or its related Shareholder's)Shares. The sale of the Reorganization Party's Shares shall be completed within 14 days of the date on which the Fair Market Value is determined or, if later, when governmental and other required third party approvals or consents are obtained.

          Section 9.3. Indemnification by Reorganization Party. The Reorganization Party shall indemnify and hold harmless the other non-defaulting Parties against any loss, liability, damage or claim (or action in respect thereof) (including, but not limited to, legal fees and expenses) suffered or incurred:

         (a)     as a result of the occurrence of the events listed in Section
9.1; or

     (b) in connection with the enforcement, preservation or protection of any rights against the Reorganization Party under this Agreement;

provided, however, that in no event shall the Reorganization Party be obligated to indemnify the other Parties for loss of anticipated profits or other consequential damages.

             Section 9.4. Inapplicability After Completion. This Article Nine shall terminate and have no effect after the Completion.




                                    ARTICLE TEN

                             PERMITTED TRANSFERS



            Section 10.1. Permitted Transfers. Except to the extent otherwise provided in this Article Ten, no Shareholder shall transfer any Shares to any other Person without the unanimous written approval of each other Shareholder. For purposes of this Article Ten, a transfer of all or any Voting Shares of a Shareholder or of any Parent Holding Company of a Shareholder shall be subject to the same restrictions on transfer as apply to the transfer of Shares hereunder. Parent Holding Company means, with respect to any Shareholder, any Person that, directly or indirectly through any Subsidiary, owns, as its sole material asset, Voting Shares that enable it, in the absence of contingencies, to elect a majority of the board of directors (or persons performing similar functions) of such Shareholder.

            Section 10.2. Transfer in Connection with Assignment of Undivided Interest in Association Contracts. Notwithstanding Section 10.1, subsequent to the date on which the aggregate amount of Senior Debt expected to be provided by the Senior Lender Group for whose benefit the Collateral related to such Shareholder's Initial Shipper Group has been assigned by Ocensa and Equity Contributions have been funded, any Shareholder (other than Ecopetrol) which is a member of an Initial Shipper Group shall have the right to transfer all or any portion of its Shares if such transfer is made in connection with the simultaneous assignment of all or a Corresponding Portion of the undivided interest held by such Shareholder or its affiliated Initial Shipper in the Association Contracts to a party that agrees in writing to be bound by all of the provisions of this Agreement and of the Project Agreements to which the transferor Shareholder or its Affiliate is a party (in which case such transferee shall be considered to be a Shareholder under this Agreement). For purposes of this Section 10.2, Corresponding Portion of the undivided interest in the Association Contracts means the portion, expressed as a percentage, equal to the number of Shares being transferred divided by the aggregate number of Shares held by such Shareholder immediately prior to such transfer.

              Section 10.3. Transfers to Persons in Petroleum and Natural Gas Industry. (a) Notwithstanding Section 10.1, and subject to paragraph (b) below, any Shareholder (subject, in the case of transfers by IPL Enterprises or TCPL International, to Section 10.8 and receipt of the written consent of Ecopetrol), shall have the right to transfer Shares if the transfer is made:

     (i) prior to the date on which the aggregate amount of Senior Debt to be provided by the Senior Lender Group for whose benefit the Collateral related to such Shareholder's Initial Shipper Group has been assigned by Ocensa, and Equity Contributions have been funded, to a Person (other than an individual)

        (A) whose primary purpose or business is the exploration for, and the development and operation of, Petroleum or natural gas fields and the lifting and sale of Petroleum or natural gas or the development and operation of pipelines for the transportation of Petroleum or natural gas,

      (B) that agrees in writing to be bound by all of the provisions of this Agreement and the Subscription Agreement with respect to such Shares, and

       (C) who has, or causes a Performance Guarantee Agreement to be entered into by a Person that has, a minimum net tangible book value of $500 million (or the equivalent thereof) and a long-term senior unsecured debt rating assigned to it of not less than (x) A by Standard & Poor's Corporation or its equivalent by another Internationally Recognized Statistical Rating Agency or
(y) BBB by Standard & Poor's Corporation or its equivalent by another Internationally Recognized Statistical Rating Agency if 85% or more of the aggregate amount of Senior Debt expected to be provided by the Senior Lender Group for whose benefit the Collateral related to such Shareholder's Initial Shipper Group has been assigned by Ocensa and of Equity Contributions (including at least 85% of the amount of the Senior Debt) have been funded; or

     (ii) subsequent to the date on which the aggregate amount of Senior Debt expected to be provided by the Senior Lender Group for whose benefit the Collateral related to such Shareholder's Initial Shipper Group has been assigned by Ocensa and Equity Contributions have been funded, to a Person (other than an individual)

       (A) that agrees in writing to be bound by all of the provisions of this Agreement and the Subscription Agreement with respect to such Shares, and

       (B) has, or causes a Performance Guarantee Agreement to be entered into by a Person that has, a long-term senior unsecured debt rating assigned to it not lower than BBB - by Standard & Poor's Corporation or its equivalent by another Internationally Recognized Statistical Rating Agency.

            (b) A Shareholder making a transfer under Section 10.3 shall sell Shares representing a Shareholding Interest of not less than 5% in any single transaction to any single transferee, provided that (i) if such Shareholder then has a Shareholding Interest of less than 5% immediately prior to such sale, such Shareholder shall be permitted hereunder to sell all, but not less than all, of its Shares and (ii) the transferring Shareholder shall receive the written approval of a majority of the Shareholders (other than such Shareholder), which approval shall be granted unless in the reasonable view of such Shareholders the criteria set forth in Section 10.3(a)(i) and (ii) have not been met.

           (c) A Shareholder proposing to transfer Shares pursuant to Section 10.3(a)(i) or (ii) shall deliver to each other Shareholder written notice of the proposed transfer, including the identity of the proposed transferee and the date upon which such transfer is proposed to be made, which shall be not earlier than 30 days from the date of such notice. Upon receipt of such notice the Shareholders shall consult in good faith in order to approve or disapprove such transfer pursuant to paragraph (b).

          Section 10.4. Transfers to Affiliates. Notwithstanding Section 10.1, any Shareholder shall have the right to transfer Shares if the proposed transferee is an Affiliate of such Shareholder, provided that any guarantee of such Shareholder's obligations under its Subscription Agreement shall remain in effect and, only if all of such Shares are transferred to such transferee, such transferee agrees in writing to be bound by all provisions of this Agreement and to enter into a Subscription Agreement (in which case such transferee shall be considered to be the Shareholder under this Agreement). If the transferring Shareholder's obligations hereunder and under its Subscription Agreement are guaranteed, such guarantee shall be extended to cover such transferee's obligations under its Subscription Agreement, otherwise the transferring Shareholder shall guarantee unconditionally the performance of such transferee's obligations under this Agreement, the Subscription Agreement, the Voting Trust Agreement and the Dividend Trust Agreement.

          Section 10.5.  Transfers to Other Shareholders. Notwithstanding
Section 10.1, any Shareholder (subject, in the case of transfers by IPL Enterprises or TCPL International, to Section 10.8 and receipt of the written consent of Ecopetrol) may transfer Shares to one or more other Shareholders subject to applicable law and subject to the following conditions:

     (a) If a Shareholder proposes to transfer, assign or otherwise dispose of any portion of its Shares to another Shareholder or an Affiliate thereof which is not an Affiliate of such Shareholder, and has received a bona fide offer that it is willing to accept, then the transferring Shareholder shall cause the Shareholder transferee or its Affiliate to agree (and each Shareholder hereby agrees) to give notice to the other Shareholders of the proposed transfer and of the terms and conditions of such offer, including the consideration offered and the date upon which the sale is proposed to be made, which shall not be earlier than 75 days nor later than 120 days from the date of such notice, and offering such Shares to such other Shareholders on the terms and conditions of the offer of such proposed Shareholder transferee. Thereafter, the other Shareholders, or any of them, including the Shareholder transferee (together, the Purchasing Shareholders), shall have the right, by notice to the transferring Shareholder and the Shareholder transferee within 90 days after receipt of such notice of the proposed transfer, to elect to acquire all (but not a portion) of such Shares for the consideration offered (or, if the Purchasing Shareholders so elect, the cash equivalent thereof) and in accordance with the other terms and conditions of such offer. Shares so offered shall be purchased by the Purchasing Shareholders pro rata in the proportion that their respective Shareholding Interests bear to the total number of Shares being offered unless the transferring Shareholder is otherwise advised by all of the Purchasing Shareholders prior to the effective date of the transfer of the Shares, in which case the Shares shall be acquired by the Purchasing Shareholders as so advised by them, and shall be transferred and delivered by the transferring Shareholder directly to such Purchasing Shareholders pursuant to the terms and conditions of the original offer. If no Shareholder other than the Shareholder transferee elects to acquire the Shares, the transferring Shareholder and the Shareholder transferee may proceed to complete the transfer between them in accordance with the original offer not later than 120 days after the notice of the proposed sale given to the other Shareholders. If the transfer is not completed by that date, the provisions of this Section 10.5 shall again apply and no sale or transfer may be made in reliance upon this Section 10.5 without again complying with its provisions. Notwithstanding the foregoing, no Shareholder may acquire any Shares under this Section 10.5 unless it has caused its Subscription Agreement and any Performance Guarantee Agreement of its obligations thereunder to be amended to increase the dollar amount limitations thereof by an amount in the same proportion to the previous amount as the aggregate number of Shares purchased pursuant to this Section 10.5 bears to the aggregate number of Shares previously held by such Shareholder. For purposes of this Section 10.5, unless the Shareholders otherwise agree, the price payable by any Shareholder shall be payable in dollars.

     (b) If any governmental approval or authorization is required to permit the purchase of Shares by any Purchasing Shareholder under paragraph
(a), the 120-day period shall be extended for such period as is necessary to secure such approval, provided that the transferring Shareholder and any Purchasing Shareholder diligently pursue such approvals.

            Section 10.6. Public Offering of Shares. (a) Prior to the funding of the aggregate amount of Senior Debt and Equity Contributions, no Shareholder shall offer any of its Shares by means of a public offering or otherwise obligate Ocensa (nor shall Ocensa take any action that would cause it) to become a public reporting issuer within the meaning of any securities law without the prior approval of the Shareholders, which approval may, in the sole discretion of such Shareholders, be conditioned upon, among other matters, amendments to this Agreement and the By-Laws reasonably satisfactory to each of such Shareholders.

          (b) Notwithstanding clause (a) above, if requested by the Government of Colombia to allow the public offering of Shares held by Ecopetrol, each Shareholder agrees to grant its approval under paragraph (a) of this Section 10.6 and to use its reasonable efforts to cause Ocensa to take, and Ocensa agrees to take, all reasonable action necessary to effect the public offering of such Shares, provided that (i) Ecopetrol shall cooperate with Ocensa in order to make amendments to this Agreement and the By-Laws reasonably satisfactory to each of the Shareholders and (ii) notwithstanding anything to the contrary herein, Ecopetrol shall continue to have all the duties, obligations and liabilities of a Shareholder hereunder and under its Subscription Agreement in respect of such Shares and that for purposes of calculating its Proportionate Share or its Shareholding Interest for the determination of its duties, obligations and liabilities hereunder and under its Subscription Agreement and Advance Tariff Agreement, such Shares shall be deemed to be held by Ecopetrol.

             Section 10.7. Transfers by Parent Holding Companies. (a) If any Parent Holding Company of a Shareholder shall attempt to circumvent the restrictions on transfer set forth in this Article Ten through any transfer of Shares held by such Shareholder or otherwise, each other Shareholder shall have the right, at its option, to purchase the Shares of each such Shareholder, pro rata to its Shareholding Interest, for a cash purchase price equal to the Fair Market Value of such Shares, payable in dollars within 30 days of written notice of such election.

          (b) Each Shareholder shall give written notice to the Board of Directors of any transaction that involves a change of control of any parent company of the Shareholder, including the ultimate parent company of the Shareholder, substantially contemporaneously with any public announcement of any such transaction.

          Section 10.8. Transfer of Shares by IPL Enterprises and TCPL International to Ecopetrol. The Parties acknowledge that IPL Enterprises and TCPL International have agreed to sell their shares to Ecopetrol in accordance with the terms of, and subject to the conditions contained in, the Share Transfer Agreement. Section 10.1 shall not apply to any transfers referred to in this Section 10.8.

          Section 10.9. Transfer of Shares by TCPL International to TCPL Bermuda. Notwithstanding Section 10.1, TCPL International shall have the right to transfer all, but not less than all, of its Shares to TCPL Bermuda, provided that TCPL Bermuda signs a counterpart of this Agreement, a counterpart of TCPL International's Subscription Agreement and a counterpart of the Political Events Agreement whereupon TCPL Bermuda shall assume all rights and obligations of TCPL International as a Shareholder hereunder and under such Subscription Agreement and Political Events Agreement. Upon execution and delivery of such counterpart by TCPL Bermuda,

       (a) TCPL International shall be released of all obligations hereunder other than its obligations under Section 11.1 and Section 11.2 and shall be released from all obligations under its Subscription Agreement in accordance with the terms thereof; and

     (b) TCPL Bermuda shall thereafter be considered a Shareholder and a Party for all purposes hereunder.

           Section 10.10. Political Events Agreement. Notwithstanding Section 10.1, transfers of Shares may be made between Shareholders in accordance with the terms of the Political Events Agreement.

          Section 10.11  Transfers to Avoid Dissolution. Notwithstanding
Section 10.1, each Shareholder may transfer one, but not more than one, of its Shares to any third party in order to create a sufficient number of shareholders of Ocensa to avoid any Colombian legal requirement that Ocensa be dissolved, provided that (i) such transferee shall enter into an agreement with Ocensa and all of the Shareholders agreeing to comply with all provisions of this Agreement and the other Project Agreements (to the extent applicable to the transferring Shareholder) and (ii) such transfer shall not release the transferring Shareholder from any of its obligations hereunder.

            Section 10.12 Novation. Subject to Section 10.4, if a transfer is effected by a Shareholder of all or a portion of its Shares in conformity with the preceding provisions of this Article, the transferring Shareholder shall be relieved of all or such portion of its obligations under this Agreement and its Subscription Agreement transferred to and assumed by the transferee.

          Section 10.13. Transfers Subject to Voting Trust Agreement and Dividend Trust Agreement. Except as otherwise provided in the Voting Trust Agreement and the Dividend Trust Agreement, any transferee of Shares (and unless otherwise agreed by the Parties, other than pursuant to Section 10.6) shall hold such Shares subject to the provisions contained in the Voting Trust Agreement and the Dividend Trust Agreement, in each case, subject to the terms thereof, as if it were a member of the Initial Shipper Group or the Canadian Group from which it acquired such Shares, respectively, and each Shareholder shall, as a condition to any transfer of its Shares, require that such transferee agree in writing for the benefit of the other Shareholders party thereto to comply with the terms of such agreements as if it were a party thereto.

          Section 10.14. Successors in Business Combinations. If a Shareholder shall assign to any Person all or substantially all the assets of such Shareholder by acquisition, amalgamation, merger or other business combination, such Shareholder shall require such Person to agree in writing to be bound by all of the provisions of this Agreement, the Voting Trust Agreement and the Dividend Trust Agreement as a successor to such Shareholder.

          Section 10.15. Pledges, etc. If a Shareholder shall pledge, encumber or otherwise hypothecate any of its Shares, prior to making any such pledge, encumbrance or hypothecation it shall procure the agreement of the pledgee for the benefit of Ocensa and the Shareholders (a) that any transfer or other disposition of such Shares resulting from such pledge, encumbrance or hypothecation shall be made only in accordance with the terms and conditions of this Article Ten to a permitted transferee, (b) that no other transfer is permitted, and (c) that such pledgee will require any transferee as a result of such pledge, encumbrance or hypothecation to agree in writing with Ocensa to be bound by the provisions of this Agreement as to any Shares so acquired. Such Shareholder agrees that if it or such a pledgee or transferee violates the terms of this Section 10.15, the provisions of Sections 4.1(d) and 4.2(b) of the Tariff Regulations of the Transportation Agreement with the Initial Shipper which is an Affiliate of the original Shareholder shall apply and, in the case of the Canadian Group, Section 5.2 of the Technical Services and Management Agreement shall apply.

             Section 10.16. Transfers Other than Permitted Transfers. In the event of a transfer, pledge, encumbrance or hypothecation of Shares by a Shareholder in violation of the provisions of this Article Ten, the Transportation Agreement Step-up shall apply with respect to such Shareholder, if a member of an Initial Shipper Group, and the applicable percentage shall be 250% (except that the period set forth in Section 5.2(f)(i) shall be one year after the effectiveness of such transfer, pledge, encumbrance or hypothecation and the percentage amount set forth in Section 5.2(f)(ii) shall be the quotient of its Shareholding Interest so transferred, pledged, encumbered or hypothecated divided by its Shareholding Interest immediately prior to such transfer, pledge, encumbrance or hypothecation expressed as a percentage) and, if such Shareholder is a member of the Canadian Group,
Section 5.3(b)(iii) shall apply. In recognition of the serious consequences of any such transfer, pledge, encumbrance or hypothecation by a Shareholder to the management and operation of Ocensa and its ability to construct and develop the Oleoducto Central and the difficulty of ascertaining the damages that would result from such consequences, the Shareholders recognize and acknowledge that the rights of Ocensa under this Section 10.16 are reasonable. Furthermore, each Shareholder that is a member of an Initial Shipper Group agrees to cause its associated Initial Shipper to comply with its obligations under its Transportation Agreement and each Shareholder in the Canadian Group agrees to cause CITCOL to comply with its obligations under the Technical Services and Management Agreement, in each case including, without limitation, the obligations referred to in this Section 10.16.




                                ARTICLE ELEVEN

                    CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS



             Section 11.1. Scope of Obligation of Confidentiality. Each Party shall use its best efforts to ensure that all information disclosed to it concerning the Oleoducto Central, the assets and business of Ocensa and the assets and business of each of the other Parties and not otherwise generally available (Confidential Information) shall be kept confidential and shall, unless otherwise required by law or official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self-regulatory authority, including any stock exchange or similar regulatory authority, or, unless required by the reasonable good faith judgment of the disclosing Party as a response to any environmental or other emergency that may have a significant adverse effect upon Ocensa, not be revealed without the consent of all Parties other than to:

     (a) the directors, officers, employees and representatives of Ocensa, the Parties and Affiliates of the Parties;
     (b) a financial advisor, prospective managers of an underwriting syndicate, legal counsel, consultant, contractor or subcontractor that has a legitimate business need to be informed and has signed an agreement to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Section 11.1 and naming Ocensa as a third party beneficiary thereof;

         (c) any third party to whom the disclosing Party or its Affiliate contemplates a transfer of all or any part of its Shareholding Interest in accordance with the terms hereof who has signed a confidentiality agreement satisfactory to Ocensa; or

     (d) a governmental agency or to the public which the disclosing Party or its Affiliate believes in good faith is required by applicable laws or regulations or the rules of any stock exchange or similar regulatory authority.

             Information shall not be deemed Confidential Information, and the provisions of this Section 11.1 shall not apply, if the information (i) is already in the possession of any Party, provided that such information is not known by such Party to be subject to another obligation of secrecy, (ii) is or becomes available in the public domain other than as a result of disclosure by any of the Parties, their associates or employees in contravention of this
Section 11.1, or (iii) is not acquired by any of the Parties from Ocensa or any of the other Parties or persons known by any of the Parties to be in breach of a confidentiality agreement with or other obligation of secrecy to Ocensa or any of the other Parties.

           The disclosing Party shall give notice to each of the other Parties as soon as practicable after the making of any disclosure made as a response to any environmental or other emergency or as permitted by Section 11.1(d). As to any disclosure pursuant to Section 11.1(a) or (b), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and, in the case of disclosure to a third party permitted by Section 11.1(a), the Party disclosing such information shall cause such party to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Section 11.1 and, in the case of disclosure to a third party permitted by Section 11.1(b) or 11.1(c), the Party disclosing such information shall cause such third party to first agree in writing to so protect the Confidential Information.

             Section 11.2. Return of Confidential Information. Upon any Party demanding the return of Confidential Information relating to it by notice in writing to another Party, the other Party shall, and shall cause its representatives to,

         (a) return all documents containing Confidential Information that have been provided by the Shareholder demanding the return of Confidential Information (or on its behalf); and

        (b) destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information,

except, in each case, for any submissions to or filings with judicial, administrative, legislative or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of such notice, provided, however, that this Section shall not apply to Ocensa to the extent it reasonably believes it has such Confidential Information for purposes of the Oleoducto Central.

          Section 11.3. Consultation as to Announcements. No public announcement or press release concerning the business of Ocensa, including the Oleoducto Central, shall be made by any Party or Ocensa without prior consultation with Ocensa and each of the other Parties. This provision shall not prohibit any public announcement or press release required to be made by the laws, regulations or policies of any federal, provincial or state governmental agency or similar agency or any stock exchange or similar regulatory authority or if required by the reasonable good faith judgment of the disclosing Party as a response to any environmental or other emergency that may have a significant adverse effect upon Ocensa, provided that the Party making such announcement shall, to the extent practicable, consult with the other Parties concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to each of the other Shareholders at the same time, or as soon as reasonably practicable after, the making of such announcement.




                                ARTICLE TWELVE

                                     TERM



          Section 12.1. Term. This Agreement shall become effective when executed and delivered by all the Parties and, subject to Section 12.2, shall continue to be in effect so long as Ocensa continues to be in existence in accordance with the By-Laws.

          Section 12.2.  Termination Events. This Agreement shall terminate

          (a) at such time as no Shareholder which is also an Initial Shipper or an Affiliate thereof has a Shareholding Interest greater than 5%; or

          (b) at such time as the Shareholders may otherwise unanimously agree.

          Section 12.3. Termination. In the event of termination of this Agreement in accordance with Section 12.2 or 12.4:

     (a) this Agreement shall thereafter have no effect, and no Party shall have any liability to the other Parties in respect hereof, except that
(i) the obligations of the Parties in Sections 11.1 and 11.2 shall survive for a period of three years from the date of termination with respect to any Party and/or its Affiliates which sells or otherwise disposes of all or any part of its Shareholding Interest, (ii) the rights of the Shareholders under Section
8.2  shall  survive for a period of six years from the date of termination and
(iii) nothing herein contained shall relieve any Party from liability for any breach of any representation, warranty or agreement hereunder occurring prior to such termination; and

         (b) no Party shall under any circumstances be liable to the other Parties for loss of anticipated profits from the transactions contemplated by this Agreement or for other consequential damages (including, without limitation, loss or deferment of production from the Fields or throughput rights in the Oleoducto Central) arising out of the termination of this Agreement.

          Section 12.4. Political Events Agreement. This Agreement shall terminate as to any Shareholder as specified in the Political Events Agreement.

          Section 12.5. RMOU. The Parties acknowledge that the parties to the RMOU have, pursuant to a letter agreement dated as of December 14, 1994, terminated the RMOU in accordance with the terms thereof.




                               ARTICLE THIRTEEN

            NEGOTIATIONS; ARBITRATION; SUBMISSION TO JURISDICTION



            Section 13.1. Negotiations; Arbitration (a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, breach, termination, or invalidity hereof, such dispute, controversy or claim shall be the subject of an attempt at an amicable solution, for which purpose any Party shall give notice to the other Parties, giving a concise description of the matter in question and the position of such Party in respect thereof and proposing a meeting among the chief executive officers, executive managing directors or their designees (the Senior Officers) of the ultimate parent companies of the Shareholders in The City of New York (or such other place as they may agree) with the purpose of resolving the dispute, controversy or claim.

         (b) In the event such a meeting is called, the meeting shall take place within 10 days of its being requested. Unless the Parties otherwise agree, if such meeting does not take place within such 10 days or if within 10 days after such meeting the Senior Officers have not resolved such matter, then the matter shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, controversy or claim and shall have no connection with any Party. Should the services of an appointing authority be necessary, the appointing authority shall be the American Arbitration Association. In the event that more than two Parties are involved in the dispute, controversy or claim, all such Parties shall have 30 days to agree among themselves as to the appointment of the three arbitrators. If, after such 30-day period, the Parties have not agreed on such appointment, the appointing authority shall select all three arbitrators. The Parties and the appointing authority may appoint from among the nationals of any country, whether or not a Party is a national of that country. The place of arbitration shall be The City of New York, New York. The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the laws of the State of New York without regard to the principles of conflicts of laws.

      (c) In the event that there is an existing arbitration pursuant to paragraph (b), and that the same or a similar dispute, controversy or claim should arise between Parties other than the Parties to the existing arbitration, the American Arbitration Association shall have the power to allow the other Parties to be joined in the existing arbitration with their express consent, and to make a single final award determining all disputes, controversies or claims among them.

       (d) Any matter expressed in this Agreement to be a matter for review, collaboration, consultation, consent, decision or agreement by the Parties or any of them shall not, in the event of failure of decision or agreement, constitute a dispute or difference to be referred to or settled by arbitration proceedings.

     (e) Each of the Parties hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the Specified Court) in any action, suit or proceeding with respect to the enforcement of the arbitration provisions of this Agreement and the non-exclusive jurisdiction of such court with respect to the enforcement of any award thereunder. Each Party irrevocably appoints the agent for service specified opposite its name in Section 14.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any related proceeding, and agrees that service of process upon such agent, and written notice of said service to such Party, by the person serving the same to the address provided in Section 14.1, shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding. Each Party further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.




                               ARTICLE FOURTEEN

                                   GENERAL



             Section 14.1 Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


Party                              Copy To                            Agent for
---------------------------------  ---------------------------------

                                                                      Service
                                                                      ----------------------------
OLEODUCTO CENTRAL S.A.             N/A                                CT CORPORATION
---------------------------------
World Trade Center Bogota                                             SYSTEM
Torre C, Piso 10
Calle 100 N. 8A-55                                                                   1633 Broadway
Santafe de Bogota, D.C. -Colombia                                     New York, New York 10019
Telefax:  571-218-3933                                                Telefax: (212) 247-2882
Attention:  President

EMPRESA COLOMBIANA DE              N/A                                CONSULATE GENERAL OF
PETROLEOS-ECOPETROL                                                    COLOMBIA
Carrera 13 No. 36-24                                                           10 East 46th Street
Santafe de Bogota, D.C. -Colombia                                     New York, New York 10017
Telefax:  (571) 287-0041                                              Telefax: (212) 972-1725
Attention:  Juan Maria Rendon

BP COLOMBIA PIPELINES              BP EXPLORATION                     CT CORPORATION
LIMITED                            COMPANY                            SYSTEM
 c/o BP EXPLORATION                               (COLOMBIA) LIMITED                 1633 Broadway
(COLOMBIA) LIMITED                 Carrera 9A No. 99-02               New York, New York 10019
Carrera 9A No. 99-02               Post Office Box 59824              Telefax: (212) 247-2882
Post Office Box 59824              Santafe de Bogota, D.C. Colombia
Santafe de Bogota, D.C.-Colombia   Telefax: (571) 222-8619/618-2895
Telefax:  (571) 618-2895           Attention:  Legal Manager
Attention:  Nicholas P. Connolly

TOTAL PIPELINE                     TOTAL EXPLORATIE EN                PROSKAUER, ROSE,
COLOMBIE S.A.                      PRODUKTIE MIJ B.V.                 GOETZ & MENDELSOHN
Tour TOTAL                          Calle 72 No. 10-03                               1585 Broadway
TEP/AME                             Piso 8                            New York, New York 10036
24, Cours Michelet                 Apartado aereo 251375              Telefax: (212) 969-2900
Cedex 47,92069 Paris, France       Santafe de Bogota, D.C. -Colombia  Attention: Ronald Papa, Esq.
Telefax: (33 1) 4135 6530          Telefax: (571) 235-8453
Attention:  Jean-Claude Soligny    Attention:  Jacques de Boisseson

TRITON PIPELINE                    TRITON COLOMBIA, INC.              CT  CORPORATION
COLOMBIA, INC.                     Carrera 9A No. 99-02               SYSTEM
c/o TRITON ENERGY                  Oficina 407                                       1633 Broadway
CORPORATION                        Santafe de Bogota, D.C.- Colombia  New York, New York 10019
6688 North Central Expressway      Telefas: (571) 618-2553            Telefax: (212) 247-2882
Suite 1400                         Attention:  Ivan Fajardo
Dallas, Texas 75206
Telefax:  (214) 692-7487
Attention:  Thomas G. Finck and
A.E. Turner
                                                                      Service
                                                                      ----------------------------
IPL ENTERPRISES                    IPL INTERNATIONAL INC.             CT CORPORATION
(COLOMBIA)   INC.                  Suite 1100                         SYSTEM
c/o IPL ENERGY INC.                                        363 North                 1633 Broadway
31st Floor Bow Valley Square 2     Sam Houston Parkway East           New York, New York 10019
205 - 5th Avenue S.W.              Houston, Texas 77060               Telefax: (212) 247-2882
Calgary, Alberta, Canada T29 2V7   Telefax: (713) 820-9310
Telefax:  (403) 231-3920           Attention: Benny J. Phillips
Attention:  Donald M. Wishart

PARTY                              COPY TO                            AGENT FOR SERVICE
---------------------------------  ---------------------------------  ----------------------------
TCPL INTERNATIONAL                 TRANSCANADA PIPELINES              FRIED, FRANK, HARRIS,
INVESTMENTS INC.                   LIMITED                            SHRIVER & JACOBSON
c/o FRIED, FRANK, HARRIS,          TransCanada PipeLines Tower                    1 New York Plaza
  SHRIVER & JACOBSON               111 Fifth Avenue S.W.              New York, New York 10004
1 New York Plaza                   P.O. Box 1000, Station M           Telefax: (212) 747-1526
New York, New York 10004           Calgary, Alberta, Canada T2P WP    Attention: Ken Blackman
Telefax: (212) 747-1526            Telefax:  (403) 267-2668
Attention: Ken Blackman            Attention:  Michael Durnin and
                                      Robert M. Jensen



or to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the others. Any notice, demand, request, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.
The Party giving any notice, demand, request, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 14.2. Entire Agreement; Amendments; Waivers. This Agreement, together with the By-Laws and Project Agreements, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

           Section 14.3.  Taxes and Expenses     (a)Each Party shall be solely
responsible for the payment of all taxes imposed on it, whether by taxing authorities within Colombia or elsewhere, in connection with the holding of its Shares.

     (b) Common expenses of the Parties in connection with the execution of this Agreement and the incorporation of Ocensa, including fees and disbursements of financial advisors to Ocensa, shall be borne by the Parties hereto (other than Ocensa) in proportion to their respective Shareholding Interest. Each Party shall bear the costs and expenses incurred by it in connection with the execution and performance of this Agreement and the incorporation of Ocensa.

          Section 14.4. Representations and Warranties. Each Party represents and warrants to the others that:

       (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

     (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement and the Project Agreements to which it is a party, when executed and delivered by such Party, constitute valid and legally binding agreements of such Party;

     (c) the execution and delivery of, and the performance by it of its obligations under, this Agreement and the Project Agreements to which it is a party will not result in a breach of or constitute a default under:

          (i) any provision of its corporate charter or articles of incorporation or its by-laws;

           (ii)any agreement or instrument to which it is a party and which is material to the performance by it of its obligations hereunder and under the Project Agreements to which it is a party; or

          (iii) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

           Section 14.5. Nature of Obligations (a) The obligations of each Party created by this Agreement, and in particular the obligations of the Shareholders to make Equity Contributions under the Subscription Agreements, shall be the several obligations of that Party. Nothing herein shall be deemed or construed to make any Party a surety or a guarantor of Ocensa or of another Party or liable to meet any obligation of Ocensa or of another Party.

     (b) The obligations of each Party hereunder shall run to the benefit of each other Party, and each Party shall have the right to enforce the obligations of any Party hereunder.

     (c) This Agreement is intended solely to govern the rights and obligations of the Shareholders as shareholders of Ocensa.

          Section 14.6. No Third Party Beneficiaries. Except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns, and no other Person shall have any right hereunder.

             Section 14.7. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect. Any provision of this Agreement that is unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            Section 14.8. No Assignment. Except as expressly provided herein, no Party may assign all or any portion of its rights or obligations hereunder.

           Section 14.9. Appointment of Valuation Expert. Except as otherwise specifically provided herein, any Valuation Expert required hereunder shall be appointed by a majority of the Shareholders or, in case the Shareholders are unable to agree, such a firm appointed by a majority of other such firms, each appointed by one of the Shareholders.

          Section 14.10. Conduct. Each of the Parties acknowledges that it is aware of the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended, and will take no action nor make any payment in violation of, nor cause any Party or its subsidiaries or Affiliates to be charged with any violation of, such Act.

            Section 14.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 14.12. Performance Outside Colombia. The Parties acknowledge and agree that their activities hereunder will be performed substantially outside Colombia.

           Section 14.13. Commercial Obligations. Each Party acknowledges and agrees that its rights and obligations hereunder are of a commercial and not governmental nature.

          Section 14.14. Waiver of Immunity. (a) Each Party irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of this Agreement or any award thereunder brought in the Specified Court and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in the Specified Court.

             (b) To the extent that a Party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of this Agreement or any award thereunder at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States), except, in the case of Ecopetrol, as provided under Article 177 of the Codigo Contencioso Administrativo and Article 684 of the Codigo de Procedimiento Civil of Colombia.

          Section 14.15. Enforcement of Certain Rights. Ocensa agrees to diligently enforce its rights against the parties to the Promesas de Compraventa, the Transportation Agreements, the Advance Tariff Agreements, the Subscription Agreements, and, in each case, any guarantees of obligations thereunder (including, without limitation, the Performance Guarantee Agreements), and not to waive or terminate any rights against any party thereto except with the approval of the Parties.

          Section 14.16. Specific Performance. The Parties recognize and agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to other remedies, the Parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or to specific performance or other equitable relief to enforce the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is adequate remedy at law.

            Section 14.17. Audit Rights. Each of the Shareholders agrees that Ocensa has the right to conduct a limited audit of each Shareholder in order to verify that any amounts paid to such Shareholder in respect of Colombian Taxes were in respect of Colombian Taxes actually incurred by such Shareholder. Such audits shall be conducted on at least 15 Business Days notice during normal business hours by an independent accounting firm selected by Ocensa (who may be Ocensa's auditor). Ocensa may undertake any such audit on any one Shareholder no more than annually.

          Section 14.18. Common Security Trust Agreement. Following the satisfaction and discharge of the trusts created by the Common Security Trust Agreement, Ocensa shall enter into a trust agreement substantially in the form of the Common Security Trust Agreement and shall cause the trustee thereunder to maintain four segregated Proceeds Accounts (as defined in the Common Security Trust Agreement) for the benefit of each Shareholder into which payments shall be made as specified in the Common Security Trust Agreement and from which withdrawals shall be made as specified in Section 5.4(a) hereof, in each case with such changes thereto as the Shareholders may agree. The trusts under such agreement shall be established in the State of New York unless establishment thereof in such jurisdiction shall have adverse tax consequences for Ocensa or its Shareholders.

            Section 14.19. Limitation on Rights. No assignee or transferee of any Shareholder shall have any rights hereunder if such assignee or transferee holds less than 5% of the outstanding Shares.

           Section 14.20. JOA and Association Contracts. Nothing contained in this Agreement shall constitute a derogation or waiver of any rights or obligations of the parties to the JOA or the Association Contracts.

              Section 14.21. Approvals. Each of the Parties agrees to use its reasonable commercial efforts to secure all governmental and related approvals necessary in order to give full effect to this Agreement and the transactions contemplated herein and in the Schedules hereto.

           Section 14.22. Headings; Table of Contents. The headings and table of contents contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 14.23. Counterparts. This Agreement may be executed in seven or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



           IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be executed and delivered by their respective proper officers thereunto duly authorized as of the date first above written.


          OLEODUCTO CENTRAL S.A.

          /s/
                                                                           By:
          Title:

          EMPRESA COLOMBIANA DE
               PETROLEOS - ECOPETROL

          /s/Alberto Merlano Alcocer
                                                   By: Alberto Merlano Alcocer
          Title:  (A) President


          By:
          Title:


          BP COLOMBIA PIPELINES LIMITED


                                                       /s/Nicholas P. Connolly
          By: Nicholas P. Connolly
          Title:


          TOTAL PIPELINE COLOMBIE S.A.


                                                            /s/J. de Boisseson
          By:  J. de Boisseson
          Title:


          TRITON PIPELINE COLOMBIA, INC.


                                                       /s/ Bernard Gros-Dubois
          By:  Bernard Gros-Dubois
          Title:  Vice-President


          IPL ENTERPRISES (COLOMBIA) INC.


                                                          /s/ Wayne M. Sartore
          By: Wayne M. Sartore
          Title:  Vice President


                                                            /s/ Brian M. Brown
          By:  Brian M. Brown
          Title:  Officer


          TCPL INTERNATIONAL INVESTMENTS  INC.


                                                                           /s/
          By:
          Title:

TCPL (BERMUDA) LTD., a corporation existing under the laws of Bermuda, hereby acknowledges the assignment, delegation and transfer to it and assumption by it of all of the rights and obligations of TCPL International Investments Inc. pursuant to Section 10.9 as a Shareholder hereunder as if it were a Party hereto as of the date first above written and has caused this Agreement to be
executed  and  delivered by its duly authorized officer as of                ,
1995.


TCPL (BERMUDA) LTD.



By:
Title:








                                                                  SCHEDULE A.1
                                                TO OLEODUCTO CENTRAL AGREEMENT



                                   BY-LAWS

                     Spanish version not submitted here.




                                                                  SCHEDULE A.2
                                                TO OLEODUCTO CENTRAL AGREEMENT


                   CERTIFIED ENGLISH TRANSLATION OF BY-LAWS








                                  BY-LAWS OF
                            OLEODUCTO CENTRAL S.A.






                                                             December 14, 1994

     -




                              TABLE OF CONTENTS
                    [For convenience of reference only --
                      not included in Spanish original]

                                                                          Page

                                                               Page
                                                               ----

             CHAPTER ONE

             NAME, NATURE, NATIONALITY, DOMICILE, PURPOSE AND
              DURATION OF THE COMPANY


ARTICLE 1.   Name and Nature

ARTICLE 2.    Domicile

ARTICLE 3.   Corporate Purpose

ARTICLE 4.   Duration

             CHAPTER TWO
             CORPORATE CAPITAL

ARTICLE 5.   Authorized Capital

ARTICLE 6.    Subscribed and Paid-in Capital

ARTICLE 7.   Authorized but Unissued Shares

             CHAPTER THREE
             SHARES AND SHAREHOLDERS

ARTICLE 8.   Registered Form

ARTICLE 9.   Share Certificates

ARTICLE 10.  Negociations of the Shares

ARTICLE 11.   Stolen, Lost and Damaged Share Certificates

ARTICLE 12.   Issuance and Transfer Costs

ARTICLE 13.  Notices

ARTICLE 14.   Pledges of Shares





                                                                       Page
                                                                       ----

ARTICLE 15.  Judicial Proceedings

ARTICLE 16.  Creation of a Certain Class of Shares

ARTICLE 17.  Rights of the Shareholders

ARTICLE 18.  Share Register

             CHAPTER FOUR
             DIRECTION, ADMINISTRATION AND REPRESENTATION


ARTICLE 19.  General Meetings of Shareholders, Board of Directors and
                   President

             CHAPTER FIVE
             GENERAL MEETINGS OF SHAREHOLDERS

ARTICLE 20.  Composition
ARTICLE 21.  Powers of Attorney

ARTICLE 22.  Representation of Shareholders

ARTICLE 23.  Prohibited Representatives

ARTICLE 24.  Regular Meetings

ARTICLE 25.  Extraordinary Meetings

ARTICLE 26.  Place of Meetings

ARTICLE 27.  Notice

ARTICLE 28.  Quorum; Majority Voting

ARTICLE 29.  Reconstitution After Loss of Quorum

ARTICLE 30.  Chairman and Secretary of Meeting

ARTICLE 31.  Minutes




                                                                            Page
                                                                            ----

ARTICLE 32.  Voting Rules

ARTICLE 33.  Supermajority Votes

ARTICLE 34.  Responsibilities of the General Meeting of Shareholders

ARTICLE 35.  Other Responsibilities of the General Meeting of Shareholders


             CHAPTER SIX
             BOARD OF DIRECTORS

ARTICLE 36.  Composition

ARTICLE 37.  President

ARTICLE 38.  Meetings

ARTICLE 39.  Operations

ARTICLE 40.  Permanent Vacancies

ARTICLE 41.  Responsibilities

ARTICLE 42.  Unanimous Decisions

ARTICLE 43.  Other Decisions

             CHAPTER SEVEN
             PRESIDENT

ARTICLE 44.  Appointment

ARTICLE 45.  Responsibilities











                                                                        Page
                                                                        -----

             CHAPTER EIGHT
             SECRETARY

ARTICLE 46.  Appointment

ARTICLE 47.  Responsibilities

             CHAPTER NINE
             FISCAL SUPERVISOR

ARTICLE 48.  Appointment

ARTICLE 49.  Qualifications

ARTICLE 50.  Responsibilities

ARTICLE 51.  Opinions and Reports

ARTICLE 52.  Liability

ARTICLE 53.  Participation at Meetings

             CHAPTER TEN
             BALANCE SHEETS, RESERVES AND DIVIDENDS

ARTICLE 54.  Fiscal Year

ARTICLE 55.  Other Statements

ARTICLE 56.  Prior Requirements for the Distribution of Profits

ARTICLE 57.  Distribution of Profits

ARTICLE 58.  Timing for the Payment of Dividends

ARTICLE 59.  Non-Payment of Interest on Dividends Not Promptly Claimed

             CHAPTER ELEVEN
             AMENDMENTS TO BY-LAWS

ARTICLE 60.  Amendment to By-Laws




                                                   CHAPTER TWELVE
                                                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE 61.                                        Dissolution

ARTICLE 62.                                        Manadatory Dissolution

ARTICLE 63.                                        Notice

ARTICLE 64.                                        Appointment to Liquidate

ARTICLE 65.                                        Rules for the Liquidation and Division of the Corporate Capital

ARTICLE 66.                                        Powers of Liquidator

                                                   CHAPTER THIRTEEN
                                                   ARBITRATION

ARTICLE 67.                                        Arbitration

                                                   CHAPTER FOURTEEN
                                                   MISCELLANEOUS

ARTICLE 68.                                        Duties of Officers

First amendment to the By-Laws, December 21, 1994

ARTICLE 5.                                         Authorized Capital


                                  CHAPTER ONE
           NAME, NATURE, NATIONALITY, DOMICILE, PURPOSE AND DURATION
                                OF THE COMPANY





ARTICLE 1. Name and Nature. The name of the sociedad anonima is OLEODUCTO CENTRAL S.A. and it is a sociedad anonima incorporated under the laws of Colombia (the Company). It is a second class, mixed-economy company of the national level, assigned to the Ministry of Mines and Energy and governed by the rules for commercial sociedades annimas.



ARTICLE 2. Domicile. The domicile of the Company is the City of Santafe de Bogota. The Company may establish branches or agencies elsewhere in Colombia or abroad, as provided for by the Board of Directors of the Company in accordance with applicable law.



ARTICLE 3. Corporate Purpose. The purpose of the Company is to design, construct, develop, operate and own a public use pipeline system and related facilities including, without limitation, port facilities, running from the Municipality of Tauramena, Department of Casanare, to the Port of Covenas, located in the jurisdiction of the Municipality of Tolu, Department of Sucre.

In furtherance of its corporate purpose, the Company shall conduct technical-economic feasibility studies, prepare such studies and designs, and determine such technical specifications for the pipeline, its terminal and the pumping and storage stations to carry out its construction and operation. The foregoing actions may be performed directly by the Company or by contracting with third parties.

In addition, the Company may purchase or sell real estate or personal property, shares and all other kinds of securities; borrow money; issue bonds, notes, commercial paper and other evidences of indebtedness; mortgage and pledge its real estate and personal property and carry out all credit operations enabling it to obtain the financing or other assets necessary for the development of the Company; establish branches and incorporate subsidiaries and affiliated companies for the establishment and operation of enterprises for the performance of any activity comprised within the Company's corporate purpose and hold interests as a participant, associate or shareholder, founder or otherwise, in other companies of a similar or complementary corporate purpose; make contributions in cash, in kind or in services to affiliated companies, dispose of its interests, rights or shares therein, merge therewith or acquire them; register patents, trade names, trademarks and other industrial property rights and acquire or grant concessions for the exploitation thereof; enter into all types of banking transactions; draw, accept and discount bills of exchange, checks, promissory notes, drafts and allkinds of negotiable securities and other documents; enter into and perform consulting and research contracts; execute, deliver and perform operating agreements, construction contracts, leases, mandates, commissions and sales agency, petroleum transportation, supply and insurance contracts; execute, deliver and perform cuentas en participacion contracts; and, in general, execute, deliver and perform all acts and contracts related to the purpose of the Company and all those whose object is to exercise the rights and fulfill the obligations legally or contractually arising from the existence and activities carried out by the Company.



ARTICLE 4. Duration. The Company shall have a duration of 99 years from the date hereof. Nevertheless, by decision at a General Meeting of Shareholders of the Company, the duration of the Company may be extended before its expiration, or its dissolution may be ordered before its expiration, in each case in accordance with these By-Laws and applicable law.




                                  CHAPTER TWO
                               CORPORATE CAPITAL





ARTICLE 5. Authorized Capital. The authorized capital of the Company shall be Colombian Ps.2,000,000,000 consisting of 20,000 ordinary shares, par value Ps.100,000 each, having the characteristics set forth in these By-Laws (shares).

The authorized capital of the Company may be increased or decreased from time to time by amending these By-Laws in accordance with these By-Laws and applicable law and with the pertinent authorizations required at the time of increasing or decreasing the capital, provided, however, that in no event shall the number of outstanding shares be evenly divisible by six.

Any shares of the Company's capital owned by public entities shall be represented by shares designated Class A, and the private capital of the Company's capital shall be designated Class B.



ARTICLE 6. Subscribed and Paid-in Capital. The initial subscribed capital as at the date of incorporation of the Company is Colombian Ps.1,000,000,000 consisting of 10,000 shares, as set forth below:


                                                             INITIAL
                                NUMBER OF  AGGREGATE         SHAREHOLDING
SHAREHOLDER                     SHARES     PAR VALUE         INTEREST
Empresa Colombiana de
  Petroleos-Ecopetrol
(Ecopetrol)                         2,500  Ps.250,000,000              25%
BP Colombia Pipelines

   Limited                          1,520  Ps.152,000,000            15.2%
TOTAL Pipeline

   Colombie S.A.                    1,520  Ps.152,000,000            15.2%
Triton Pipeline Colombia,Inc.         960  Ps.96,000,000              9.6%
  .
IPL Enterprises (Colombia)
    Inc.                            1,750  Ps.175,000,000            17.5%

TCPL International

   Investments Inc.                 1,750  Ps.175,000,000            17.5%
                                ---------  ----------------  -------------
Total                              10,000  Ps.1,000,000,000           100%
                                =========  ================  =============



The paid-in capital as of the date of incorporation of the Company is Colombian Ps.500,000,000 represented by shares held as follows:


SHAREHOLDER                          AMOUNT PAID IN
Ecopetrol                            Ps.125,000,000
BP Colombia Pipelines Limited        Ps.76,000,000
TOTAL Pipeline Colombie S.A.         Ps.76,000,000
Triton Pipeline Colombia, Inc.       Ps.48,000,000
IPL Enterprises (Colombia) Inc.      Ps.87,500,000
TCPL International Investments Inc.    Ps.87,500,000
                                     ---------------
Total                                Ps.500,000,000
                                     ===============




The balance shall be paid by the shareholders on the date determined by the Board of Directors within one year of the date of incorporation of the Company.

In the case of default in the payment of any subscribed shares, Article 397 and related provisions of the Commercial Code shall apply. So long as the value of any shares has not been fully paid, only provisional share certificates shall be issued to the subscribers therefor.



ARTICLE 7. Authorized but Unissued Shares. Authorized but unissued shares and shares subsequently issued by the Company due to an increase in the Company's authorized capital shall be placed as determined by the Board of Directors, which shall be responsible for approving the pertinent share subscription resolutions in accordance with these By-Laws and applicable law.

The shareholders shall have a preferential right to subscribe for any new share issue in the amount of shares proportional to that held by them at the date of approval of the share issue by the Board of Directors.




                                 CHAPTER THREE
                            SHARES AND SHAREHOLDERS





ARTICLE 8. Registered Form. The shares of the Company shall be ordinary shares in nominative (registered) form.



ARTICLE 9. Share Certificates. The shares shall be evidenced by certificates which shall be numbered sequentially in different series for public entities (Class A) and private shareholders (Class B), shall bear the signatures of the President and the Secretary of the Company, and shall indicate:

A. The name of the Company, its principal domicile, the Notarial Office, and the number and date of the deed of incorporation.

B. The number of shares represented by each certificate, their class and whether their transferability is limited by any preferential rights and the conditions to exercise such rights.

C.     The full legal name of the person to whom they are issued.

In no event will certificates be issued for a fraction of a share.

By virtue of the shares' fully registered form, the Company shall recognize as a shareholder of the Company only the person who is registered as such in the share register book maintained by the Company for that purpose (the Share Register). No alienation or transfer of shares, liens or restrictions, attachment or adjudication shall be effective with respect to the Company or any third party, except by virtue of its registration in the Share Register, which the Company may not refuse, except by order of a competent authority or in compliance with any restrictions applicable to the transfer of such shares.



ARTICLE 10. Transfer of the Shares. The shares are negotiable in accordance with applicable law. For the transfer of the shares to be effective with respect to the Company and third parties, such transfer must be registered in the Share Register pursuant to written transfer instructions from the transferor or under the formality of endorsement of the respective share certificate. In sales pursuant to court order or other judicial adjudication, the registration of transfer shall be made upon presentment of the original or certified copy of the pertinent legal documents containing the order of whomever is legally responsible therefor. As established in Decree _____ of December __, 1994, Ecopetrol will not exercise the preferential rights contemplated in Article 10 of Decree 130 of 1976.

In connection with any transfer of shares, the prior cancellation of the certificates issued to the transferor will be required.



ARTICLE 11. Stolen, Lost and Damaged Share Certificates. In the event a share certificate is stolen, the Company shall replace it, issuing a duplicate to the holder of the shares evidenced thereby as registered in the Share Register, upon presenting evidence of such theft satisfactory to the Secretary, presenting a copy of the notice of loss provided to the relevant legal authorities. When a Shareholder requests a duplicate share certificate to replace a lost one, the Shareholder shall present such bond as may be requested by the President. A shareholder who has lost its certificate for any reason shall be responsible to the Company for any damage or liability suffered by the Company in connection with the loss of the original share certificate or the issuance of the replacement therefor. Should the lost share certificate be found, the holder of the shares previously evidenced thereby shall return the replacement therefor to the Company, which shall then be destroyed by the Secretary by providing evidence thereof. In the event of damage to a share certificate, the Company will issue a replacement therefor, provided that the shareholder delivers the original certificates to the Company.



ARTICLE 12. Issuance and Transfer Costs. The respective shareholder shall bear the costs and taxes incident to the transfer of shares and the issuance of certificates, whichexpenses shall be born in equal part by the transferor and transferee, absent agreement otherwise.



ARTICLE 13. Notices. Each shareholder must provide its registered address to the Secretary of the Company.



ARTICLE 14. Pledges of Shares. In the case of shares pledged to a third party, such pledge shall not confer on the third party any rights pertaining to shareholders, except as otherwise expressly provided by the terms of a written agreement registered in the Share Register.



ARTICLE 15. Judicial Proceedings. The transfer of shares, the ownership of which is in litigation, shall require authorization from the competent judicial authority in the forum in which such litigation is pending. In the case of shares to which a judicial lien has attached, the authorization of the secured party will also be required. In the event of litigation or judicial lien regarding the ownership of any shares issued by the Company, the Company shall abstain from registering any transfer thereof beginning the date on which it has been notified by the competent authority in which such litigation or judicial lien is pending.



ARTICLE 16. Creation of a Certain Class of Shares. Subject to compliance with applicable law and these By-Laws, General Meeting of Shareholders may, at any time, create new classes of shares (including preference shares, industry shares or other shares with economic rights preferential to those of the shares). For an issuance of preference shares, the determination of the respective preferences and the pertinent subscription resolutions must be approved by a General Meeting of Shareholders upon the favorable vote of a plural number of shareholders representing not less than 90.41% of the subscribed shares and under the condition that the subscription resolutions stipulate the preferential right in favor of all shareholders, in order that the latter may subscribe them proportionately to the number of shares held by each of them on the date of the offer.



ARTICLE 17. Rights of the Shareholders. The shares confer on each holder thereof the following rights:

A. To participate in deliberations at General Meetings of Shareholders and to vote thereat, with one vote per share, with as many votes as the number of shares held. The restrictions on voting contained in Article 428 of the Commercial Code do not apply to the shares.

B. To receive dividends in proportion to its ownership of shares of the Company in accordance with the end of the accounting period balance sheets, the By-Laws and applicable law.

C. To inspect freely, either personally or through representatives, the books and records of the Company at any time, and, in any case, during the 15 business day period preceding the General Meeting of Shareholders whereat the end of the accounting period balance sheets are examined.

D. To receive a share of the corporate assets at the time of liquidation of the Company pro rata to its holding of shares of the Company and after the Company's external liabilities have been paid or provided for in accordance with the decision of the General Meeting of Shareholders.



ARTICLE 18. Share Register. The Company shall keep a Share Register registered at the Chamber of Commerce in Santafe de Bogota, indicating the names of its shareholders, the provisional certificates, the final certificates, the number of shares and their series corresponding to each shareholder, the certificate with its respective registration number and date, any transfers, pledges, usufructs and other liens or ownership limitations, attachments or judicial claims, in each case applicable to the shares, as well as any other act subject to inscription pursuant to applicable law.




                                 CHAPTER FOUR
                 DIRECTION, ADMINISTRATION AND REPRESENTATION





ARTICLE 19. General Meetings of Shareholders, Board of Directors and President. For its direction, administration and legal representation, the Company consists of the following bodies:

A. General Meetings of Shareholders; B. Board of Directors; and C. President.

The direction and administration of the Company is the responsibility, first, of the shareholders acting at a General Meeting thereof and, second, of the Board of Directors as delegate of the General Meeting of Shareholders. The legal representation of the Company shall be the responsibility of the President subject to such policies as may be established by the Board of Directors and subject to the provisions of these By-Laws and applicable law. The Board of Directors shall be responsible for any matters not specifically assigned to the General Meeting of Shareholders or the President by these By-Laws or applicable law.

Each of the aforementioned bodies has the power and authority conferred on it by these By-Laws, which it shall exercise in accordance with the provisions herein set forth and in compliance with applicable law.




                                 CHAPTER FIVE
                       GENERAL MEETINGS OF SHAREHOLDERS





ARTICLE 20. Composition. General Meetings of Shareholders consist of a meeting of the shareholders registered in the Share Register, either in person or represented by their proxies or legal representatives and convening the quorum under the circumstances provided for in these By-Laws and in compliance with applicable law.



ARTICLE 21. Powers of Attorney. Powers of attorney to represent a shareholder at any General Meeting of Shareholders shall be granted in writing, indicating the name of the attorney-in-fact, any person to whom the latter may substitute such powers, and the date of the meeting for which they are granted. Powers of attorney may be granted by facsimile transmission.

Except as required by laws applicable to public entities, representation may only be granted to a natural person unless it is granted pursuant to a negocio fiduciario. Except upon express stipulation to the contrary by the grantor of the power of attorney, the power granted for a specific General Meeting of Shareholders shall authorize the attorney-in-fact to represent the principal at any successive meetings which are a consequence or continuation thereof, either due to the initial lack of a quorum or to an adjournment of deliberations.

Any power of attorney granted under a Public Deed or other legally accepted document may by its terms be made applicable for two or more General Meetings of Shareholders.



ARTICLE 22. Representation of Shareholders. Each shareholder, whether a natural person or legal entity, individual or group of any kind, may only appoint one individual to represent it at any General Meeting of Shareholders, regardless of the number of shares it holds. The representative or attorney-in-fact of more than one natural person or legal entity may vote in each case according to the separate instructions of each natural person or legal entity represented.



ARTICLE 23. Prohibited Representatives. Except as required by mandatory provisions of applicable law, officers and employees of the Company may neither represent any shares other than their own shares at meetings of shareholders, norsubstitute the powers conferred on them, nor vote their shares in connection with the approval of the year-end balance sheet or the liquidation accounts.



ARTICLE 24. General Meetings of Shareholders. The General Meetings of Shareholders shall be held semiannually, no later than March 31 and September 30, for the purpose of examining the position of the Company, studying the accounts and balance sheets of the Company for the latest accounting period, deciding on any declaration of dividends and adopting any other resolutions it may see fit to fulfill the corporate purpose of the Company.

The date of the meeting shall be fixed by the Board of Directors and shall be called by the President. If the meeting is not called, the shareholders shall meet on their own right on the first working day of April or October at ten o'clock in the morning (10:00 a.m.) at the principal office of the Company in Santafe de Bogota. The quorum at such meeting shall consist of a plurality of shareholders, regardless of the number of shares represented thereby.
Decisions at any such meeting must be adopted by the majorities required by these By-Laws and applicable law.



ARTICLE 25. Extraordinary Meetings. Extraordinary Meetings of Shareholders may be called upon the occurrence of an unforeseen or urgent event by the Board of Directors, the President, the Fiscal Supervisor or the Superintendency of Corporations, either on their own initiative or upon request of one or more shareholders holding at least 9% of the outstanding shares.

At any extraordinary meeting, the shareholders may address only those subjects specified in the agenda included in the notice thereof, unless otherwise decided by holders of all of the shares represented at the meeting and representing at least 90.41% of the shares outstanding and after having completed the business set forth in the agenda.



ARTICLE 26. Place of Meetings. All meetings of shareholders shall take place at the principal office of the Company in Santafe de Bogota, on the date and at the time set forth in the notice. Notwithstanding the foregoing, shareholders may meet without prior notice and elsewhere when all of the outstanding shares are represented at such meeting.



ARTICLE 27. Notice. Notice shall be sent by means of a written communication to each one of the shareholders at its registered address as recorded by the Secretary. For the meetings in which end of accounting period balance sheets are to be examined, notice shall be given at least 15 business days in advance. In other cases, 10 days' advance notice shall suffice. The day of the notice and the day of the meeting shall notbe counted. Any notice calling an extraordinary meeting shall necessarily indicate the subjects to be addressed at such meeting.



ARTICLE 28. Quorum; Majority Voting. Unless otherwise specified herein, meetings of shareholders shall deliberate with a plurality of persons representing shareholders holding at least 55% of the outstanding shares. Decisions shall be made with a favorable vote by shareholders holding at least 55% of the outstanding shares, unless otherwise required by these By-Laws or applicable law.



ARTICLE 29. Reconstitution After Loss of Quorum. If the meeting is called but not held due to lack of a quorum, a new meeting shall be summoned at which a quorum shall consist of a plurality of shareholders, regardless of the number of shares represented thereby. Notwithstanding anything to the contrary contained herein, decisions at such meeting may, subject to applicable law, be taken by holders of a majority of the shares represented at such meeting. The new meeting shall be held no less than 10 no more than 30 days from the date fixed for the original meeting.


30.ARTICLE Chairman and Secretary of Meeting. The meeting of shareholders must be chaired by the President and, in his absence, by one of the principal members of the Board of Directors, in order of designation and, in the absence of the latter, by the person appointed at the meeting by a majority of the votes corresponding to the shares represented thereat. The Secretary of the meeting shall be the Secretary of the Company and, in his absence, the person appointed secretary of the meeting by the Chairman.



ARTICLE 31. Minutes. The proceedings of meetings of shareholders shall be recorded in a Minute Book registered in the Chamber of Commerce in the City of Santafe de Bogota. The minutes shall be signed by the Chairman and by the Secretary who have acted therein, or, in their place, by the Fiscal Supervisor and by the plural committee appointed at the meeting to give its approval, after studying the minutes of such meeting, within 10 business days after the date of such meeting, if not approved at such meeting.

The committee members shall record their approval or their objections at the end of the minutes of each meeting.



ARTICLE 32. Voting Rules. The following voting rules shall apply to elections of directors and the passing of resolutions by shareholders:

A.Unless otherwise decided at the meeting or when the electoral quotient legal system is to be applied, votes shall be taken by voice or by a show of hands.Unless otherwise determined at the meeting, written votes shall be secret and the Secretary shall deliver to each shareholder or representative thereof a ballot authorized with his signature indicating the number of shares represented by such shareholder or representative thereof at the meeting.

B.For the election of the Board of Directors, and of committees or bodies thereof, the electoral quotient system shall be applied, unless the election is by unanimous vote of the shares represented at the meeting. For purposes of determining the quotient, the quotient shall be rounded down to one decimal place.

C.The election of alternate directors shall be made simultaneously with that of directors, unless the meeting provides that it be made separately. At no election, whether single or plural, shall persons who have been elected as directors be elected as alternate directors.

D.In the event of a tie in voting for any election of directors, the election shall be decided by the toss of a coin.

E.The Company may not vote its own shares.



ARTICLE 33. Supermajority Votes. The following decisions require the favorable vote of shareholders holding at least 90.41% of the outstanding
Shares:

A.Any amendment to the By-Laws, other than an amendment to increase the authorized capital or decrease the subscribed capital of the Company or any amendment undertaken to give effect to decisions taken pursuant to Article 35 hereof.

B.The dissolution, winding-up or liquidation or other distribution of assets of the Company other than by a purchase or sale.

C.The declaration by the Company of any dividends in shares or stock.

D.The appointment of the Company's Fiscal Supervisor and his alternate (the Shareholders may delegate to a firm of auditors the decision to choose the individual Fiscal Supervisor and his or her alternate).

E.The issuance of shares other than ordinary shares.

F.Any decision to list any class of the Company's shares on any stock exchange or to register any such class with the Registro Nacional de Valores in Colombia or any other securities regulatory authority, national or foreign.

G.The acquisition of interests in existing companies or the incorporation of companies, affiliates, or subsidiaries for the development of activities or businesses for any purpose, and contributions in cash, in kind or in services thereto, the liquidation of such companies, and the transfer of any ownership interests, rights or shares thereof.

H.The valuation of contributions in kind for equity.

I.To decide what, if any, reserves the Company should establish in addition to the legal reserve or any increase in the legal reserve above the legal minimum.

J.Any decision relating to any of the matters referred to in, or to override a decision of the Board of Directors, except with respect to matters previously engaged in with third parties, or by a delegate thereof taken pursuant to,
Article 42 of the By-Laws or to revoke any delegation of authority given to the Board of Directors.



ARTICLE 34. Responsibilities of the General Meeting of Shareholders. In addition to the responsibilities set forth in Article 33 above, the following shall be responsibilities of the General Meeting of Shareholders, which shall be adopted by the favorable vote of holders of at least 55% of the outstanding shares:

A.To order actions against the Board of Directors, President, officers, or Fiscal Supervisor.

B.To remove the Fiscal Supervisor and his or her alternate at any time.

C.To fix the remuneration of the members of the Board of Directors and the Fiscal Supervisor.

D.To examine, approve or disapprove the end of the accounting period balance sheets and the accounts which must be submitted by the Board of Directors every six months or when required by the General Meeting of Shareholders. If the balance sheets or accounts are not approved, the General Meeting of Shareholders shall designate a committee of three members, which shall examine the balance sheets and accounts and shall submit a detailed report in writing at a special meeting called for such purpose by the General Meeting of Shareholders, the date and time of which shall be fixed at such General Meeting of Shareholders.
E.To declare cash dividends in accordance with the balance sheets approved in accordance with these By-Laws and applicable law.

F.In the event of the dissolution of the Company, to designate one or more liquidators and their alternates, to remove them, to fix their remuneration, to give them orders and instructions for liquidation and to approve their accounts.

G.To delegate to the Board of Directors such functions as it deems appropriate and which are not assigned by law exclusively to the General Meeting of Shareholders and to provide the Board of Directors with the necessary authorizations.

H.To adopt, in general, all measures necessary for compliance with these By-Laws or in the interests of the Company.

I.All other decisions stipulated by these By-Laws or applicable law to be adopted by the majorities contained herein or by law.

J.Any decision relating to any of the matters referred to in, or to override a decision of the Board of Directors, except with respect to matters previously engaged in with third parties, or by a delegate thereof taken pursuant to,
Article 43 of the By-Laws.



ARTICLE 35. Other Responsibilities of the General Meeting of Shareholders. The following matters shall require the minimum favorable vote of shareholders required by applicable law, unless the following matters are undertaken for any purpose other than to distribute an amount of cash to shareholders at a time when the Company would not be permitted under applicable law to declare a dividend in such amount, in which case the following matters shall require the favorable vote of holders of at least 90.41% of the outstanding shares:

A.Any consolidation, merger or sale of all or substantially all of the assets of the Company, any transformation of the Company into another entity or the split-up (escicion) of the Company.

B.Any increase in authorized capital or reduction in subscribed capital of the Company or any repurchase by the Company of its shares.




                                  CHAPTER SIX
                              BOARD OF DIRECTORS





ARTICLE 36. Composition. The Board of Directors shall be composed of six principal members, each one with two personal alternates, first and second, elected by the General Meeting of Shareholders. The alternates shall, in numerical order, replace the principal member during his or her absolute or temporary absence.

The term of the members elected as principals and alternate members of the Board of Directors shall be two years without prejudice to their re-election or free removal by any General Meeting of Shareholders.

The Board of Directors shall designate from among its principal members a Chairman. The Chairman shall chair the meetings of the Board of Directors and authorize with his signature the minutes thereof.


37.ARTICLE     President. The President shall attend the meetings of the Board of Directors and shall have the right to speak but not to vote thereat unless he is a member of the Board of Directors



ARTICLE 38. Meetings. The Board of Directors shall meet ordinarily at least once a month until December 31, 1997 and quarterly thereafter and extraordinarily when called by the President, by one of its members acting as principals or by the Fiscal Supervisor. Meetings of the Board of Directors shall be held at the offices of the Company in the City of Santafe de Bogota, but upon a decision of the Board of Directors itself, meetings may be held at any other place inside or outside Colombia.



ARTICLE 39. Internal Rules. The operation of the Board of Directors shall be governed by the following rules:

A.It shall deliberate and decide validly with the presence and the votes of four of its members, except as otherwise required by these By-Laws or applicable law.

B.Notice of meetings shall be given at least 10 days in advance, but with the consent of all members, with principals or acting alternates, the Board of Directors may deliberate validly and adopt decisions without sending out prior notice. The notice must set forth the subjects that will be addressed at the respective meeting and each director may add additional or change items to be discussed at such meeting in an additional notice provided to each director at least five days prior to the meeting. No changes may be made to the agenda for such meetings without the unanimous consent of the directors.
C.Minutes of each meeting shall be prepared and shall be recorded in a Minute Book registered in the Chamber of Commerce in the City of Santafe de Bogota and these shall contain evidence of the date, time and place of the meeting, the names of the persons in attendance, indicating whether they are principals or alternates, the matters dealt with, the resolutions adopted and the number of votes issued in favor, against or abstained in connection with such resolutions, the appointments made and the date and time of adjournment.

D.The minutes shall be signed by the Chairman of the respective meeting and by the Secretary.



ARTICLE 40. Permanent Vacancies. When a quorum is impossible to achieve due to the absolute absence of members of the Board of Directors and it is more than one month before the next Annual General Meeting of Shareholders, the President shall call an Extraordinary Meeting of Shareholders to elect directors to fill the existing vacancies for a new two year term.



ARTICLE 41. Responsibilities. The Board of Directors shall have the following responsibilities:

A.To comply with these By-Laws and decisions of the General Meeting of Shareholders and to ensure that these By-Laws and such decisions are complied with.

B.To examine, when it so deems appropriate, the books, documents, installations, camps, deposits, warehouses and funds of the Company.

C.To serve as a consulting and advisory body to the President.

D.To request from the President, the Fiscal Supervisor and other employees of the Company the reports required for the knowledge and good progress of the corporate business, and to examine, either personally or through committees appointed from among its members, the books, accounts, correspondence and other documents of the Company.



ARTICLE 42. Unanimous Decisions. The following decisions require the unanimous approval of the Board of Directors:

A.To designate the President and two alternates and the Secretary, for periods of two years, and to determine their remuneration.

B.To establish any program of capital expenditures (other than capital expenditures required to maintain the then current objectives of the Company's operations approved in an annual operating budget).

C.To authorize the President to execute all acts, contracts and agreements in amounts exceeding the equivalent in pesos of U.S.$10 million at the Market Representative Rate or the rate that replaces it, other than those for which expenditure has been included in the Company's annual operating budget approved by the Board of Directors.

D.To authorize the President to enter into agreements for the benefit of the Company's creditors (concordat).

E.To determine the tariff and transportation principles applicable to the pipeline.

F.To approve any contract that may be made between the Company and its shareholders or affiliates of the shareholders in an amount that exceeds the equivalent in pesos of U.S.$100,000 at the Market Representative Rate or the rate that replaces it.

G.To decide to increase or decrease the design capacity of (i) the Cusiana to El Porvenir segment of the pipeline from 500,000 barrels per day, (ii) the El Porvenir to Vasconia segment of the pipeline from 556,000 barrels per day,
(iii) the Vasconia to Covenas segment of the pipeline from 290,000 barrels per day, and (iv) the Covenas terminal segment of the pipeline from 500,000 barrels per day.

H.To enter into any acquisition or sale or other disposition of assets or properties by the Company or any series of such transactions involving an amount greater than the equivalent in pesos of U.S.$10 million at the Market Representative Rate or the rate that replaces it, other than any acquisition for which expenditure has been included in the Company's annual operating budget approved by the Board of Directors.

I.To enter into any pledge, lease or other encumbrance of assets or properties of the Company in each case involving an amount greater than the equivalent in pesos of U.S.$1 million at the Market Representative Rate or the rate that replaces it.

J.To enter into any transaction for the borrowing of money being either indebtedness with a maturity greater than one year or indebtedness in a principal amount at the Market Representative Rate or the rate that replaces it in excess of the equivalent in pesos of U.S.$10 million.
K.To delegate to a committee of the Board of Directors, to one director, to the President or any other officer of the Company or to any third party, when it deems appropriate, for specific cases or for a limited period of time, one or several of its functions, provided that, by their nature, these may be delegated and their delegation is not otherwise prohibited by these By-Laws or applicable law.



ARTICLE 43. Other Decisions. The following decisions shall require the favorable vote of four members of the Board of Directors:

A.To approve the annual operating budgets of the Company, including any capital expenditures required to maintain the then current objectives of the Company's operations.

B.To authorize the President to execute all acts, contracts and agreements in amounts exceeding the equivalent in pesos of U.S.$10 million at the Market Representative Rate or the rate that replaces it for which expenditure has been included in an annual operating budget of the Company in each case approved by the Board of Directors.

C.To create such positions as it deems appropriate for the operation of the Company, and to fix the remuneration and duties associated therewith, except for those whose designation or removal is the responsibility of the General Meeting of Shareholders.

D.To submit, jointly with the President, to the General Meeting of Shareholders the reports, accounts, balance sheets, inventories, proposed distributions of profits and other documents referred to in Article 446 of the Commercial Code.

E.Upon the occurrence of an unforeseen or urgent event to summon a General Meeting of Shareholders or Extraordinary Meetings of Shareholders, whenever required or requested by a number of shareholders representing not less than 9% of the outstanding shares.

F.To decide on the establishment or closing of branches or agencies within or outside the corporate domicile.

G.To regulate the handling of Company funds to determine the proper allocation of available funds and to decide on changes in their investment, as well as to determine the timing of disbursements for the execution of approved budgets.

H.To issue the internal regulations of the Company.
I.To propose to the General Meeting of Shareholders increases of capital, to authorize the issuance of subordinated notes to shareholders and to approve the placement regulation of shares and subordinated notes.

J.To authorize the officers or representatives of the Company, giving them relevant instructions, to enter into or reject collective labor agreements or contracts and to constitute courts of arbitration and to designate conciliators and arbitrators in cases of collective labor conflicts. To authorize bonuses, benefits or other compensation for Company personnel.

K.To authorize any delegation of functions which the President might wish to make.

L.To name and to remove the operator of the pipeline.

M.To approve the policies pertaining to relations with government and public entities.

N.To appoint and remove the senior officers of the Company (other than the President).




                                 CHAPTER SEVEN
                                   PRESIDENT





ARTICLE 44. Appointment. Subject to the requirements of these By-Laws and applicable law, the administration of the Company and its legal and other representation shall be the responsibility of the President appointed by the Board of Directors for a period of two years or until his or her replacement is appointed. The President may be indefinitely re-elected or freely removed by the Board of Directors at any time.

The President shall have two alternates who shall replace him or her during his or her absolute or temporary absences.



ARTICLE 45. Responsibilities. Subject to such policies as may from time to time be established by the Board of Directors, the following are the responsibilities of the President:

A.To represent the Company as a juridical person.

B.To carry out the decisions or orders of the General Meeting of Shareholders and Extraordinary Meetings of Shareholders and the Board of Directors.
C.To designate and remove the employees of the Company, except those whose designation is a function of the General Meeting of Shareholders or the Board of Directors.

D.To ensure that the employees of the Company perform their duties in a satisfactory manner.

E.To constitute the attorneys of the Company to act in accordance with his instructions and to represent the Company before any authorities, officers or entities.

F.To supervise the collection and investment of Company funds and to see that all assets pertaining to it and those received in custody or on deposit are maintained with appropriate safeguards.

G.To execute the acts and enter into the contracts intended to carry out the corporate purposes of the Company, previously submitting to the Board of Directors those matters in which it must participate as stipulated in these By-Laws or applicable law, and those the amount of which exceeds the equivalent in pesos of U.S.$10 million at the Market Representative Rate or the rate that replaces it provided that any such act or contract the amount of which exceeds the equivalent in pesos of U.S.$5 million at the Market Representative Rate or the rate that replaces it but is less than the equivalent in pesos of U.S.$10 million at the Market Representative Rate or the rate that replaces it are executed by both the President and another officer of the Company designated by the Board of Directors whose name is registered for such purpose at the Chamber of Commerce in Bogota.

H.To summon and to chair General Meetings of Shareholders and Extraordinary Meetings of Shareholders or the Board of Directors in the manner provided for in these By-Laws or the law and seek their advice and opinion on important matters.

I.To prepare and submit to the approval of the Board of Directors the health, safety and working condition regulations of the Company.

J.To present, in conjunction with the Board of Directors, to the General Meeting of Shareholders, for its approval or disapproval, the documents referred to in Article 446 of the Commercial Code.

K.To carry out duties expressly delegated by the General Meeting of Shareholders or the Board of Directors in the terms of the delegation given.

L.To organize properly the computation, accounting and payment of salaries and legal and other benefits.

M.To ensure proper and prompt payment of all tax obligations of the Company.

N.To ensure that the Company properly carries on its purpose and objectives.

O.To ensure that the books of minutes of the General Meeting of Shareholders and the Board of Directors, the Share Register and all others stipulated by law and the Board of Directors, are kept under his or her care and responsibility.

P.To report to the Board of Directors regarding all matters for which he or she is responsible.

Q.To submit such financial information to the Board of Directors as may be requested from time to time by the Board of Directors.

R.To delegate with the prior approval of the Board of Directors certain functions pertaining to his or her office and within the limits established in these By-Laws.

S.To take all necessary and reasonable action to promptly respond to all nonroutine occurrences that may have a significant adverse effect upon Ocensa and to report as soon as possible all such occurrences and all action taken in response thereto to the Board of Directors and to make follow-up reports from time to time on such occurrences and actions.

T.To carry out such other duties as may be assigned to him or her by the General Meeting of Shareholders or any Extraordinary Meeting of Shareholders or the Board of Directors, as well as those corresponding to him or her in accordance with applicable law or the nature of his or her office.




                                 CHAPTER EIGHT
                                   SECRETARY





ARTICLE 46. Appointment. The Company shall have a Secretary for a term of two years, who shall be freely designated and removed by the Board of Directors, and who shall in turn be the Secretary to the General Meeting of Shareholders, the Board of Directors and the Company.



ARTICLE  47.   Responsibilities. The following are the responsibilities of the
Secretary:
A.To keep, in accordance with applicable law, the minutes of the General Meeting of Shareholders and the Board of Directors, and to authorize with his or her signature copies thereof.

B.To be in charge of all matters related to the issuance of share certificates, notation of acts or documents in the Share Register and to countersign the share certificates.

C.To send out notices for meetings of the Board of Directors and any General Meeting of Shareholders.

D.To organize the files of the Company and to ensure the custody and preservation of the books, documents, vouchers and other items entrusted to him or her.

E.To maintain in order and up-to-date, fulfilling all applicable legal requirements, the registration of trademarks, patents, insurance policies, public deeds and other documents related to the ownership or possession of assets or rights of the Company.

F.Any other duties of a special nature which are conferred on him or her by the General Meeting of Shareholders, the Board of Directors or the President.




                                 CHAPTER NINE
                               FISCAL SUPERVISOR





ARTICLE 48. Appointment. The Company shall have a Fiscal Supervisor and an alternate, who shall be appointed by the General Meeting of Shareholders in accordance with these By-Laws and applicable law for two-year periods but may be indefinitely re-elected or removed by the General Meeting of Shareholders at any time. The alternate shall replace the principal in all cases of absolute or temporary absence.



ARTICLE 49. Qualifications. The Fiscal Supervisor and his or her alternate shall be Public Accountants and shall be subject to the disqualifications, prohibitions, incompatibilities and liabilities established by applicable law. Therefore, they may not be shareholders or be employed in any other position within the Company or be related within the fourth degree of consanguinity or second of affinity or first of civil kinship to the President or to any member of the Board of Directors. The Fiscal Supervisor is prohibited from entering, either directly or through a third party, into contracts of any nature with the Company.



ARTICLE 50. Responsibilities. The following are the responsibilities of the Fiscal Supervisor:

A.To see that the operations entered into or carried out on behalf of the Company are in accordance with the provisions of these By-Laws, the decisions of the General Meeting of Shareholders and of the Board of Directors.

B.To render prompt written account to the General Meeting of Shareholders, the Board of Directors or the President, as the case may be, of any irregularities which occur in the operations of the Company or in the development of its business.

C.To cooperate with government agencies which inspect and supervise the Company and to provide them with relevant reports.

D.To ensure that the accounts of the Company and the minutes of the General Meeting of Shareholders and of the Board of Directors are regularly kept, and that correspondence of the Company and vouchers of the accounts are preserved, rendering instructions necessary to achieve such ends.

E.To inspect regularly the assets of the Company and to see that measures for the preservation and security of such assets and of those held by the Company in custody or on deposit for any reason are taken promptly.

F.To give the instructions, perform the inspections and request the reports which may be necessary to establish control of the corporate assets.

G.To authorize with his or her signature any balance sheet prepared with his or her corresponding certificate or report.

H.To summon the shareholders to Extraordinary Meetings of Shareholders when he or she so deems it appropriate.

I.To carry out the remaining duties required by applicable law or these By-Laws and those which, being compatible with the above, are entrusted to him or her by the General Meeting of Shareholders.



ARTICLE 51. Opinions and Reports. The opinion or report of the Fiscal Supervisor in connection with the issuance of the balance sheets of the Company shall contain at least what is required by Article 208 of the Commercial Code and the report of the Fiscal Supervisor to the General Meeting of Shareholders shall contain the items required by Article 209 of the Commercial Code.


ARTICLE 52. Liability. The Fiscal Supervisor shall be responsible for any damages he or she may cause the Company, its associates or third parties due to his or her negligence or willful misconduct in the performance of his or her duties.



ARTICLE 53. Participation at Meetings. When called, the Fiscal Supervisor shall be entitled to participate in deliberations of the General Meeting of Shareholders and meetings of the Board of Directors, although without the right to vote. He or she shall, likewise, have the right to inspect at any time the accounting books, the books of minutes, the correspondence, the account vouchers and all other assets of the Company.




                                  CHAPTER TEN
                    BALANCE SHEETS, RESERVES AND DIVIDENDS





ARTICLE 54. Fiscal Year. On December 31 and June 30 of each year, the Company shall close its accounts in order to produce the balance sheet, the profit and loss statement corresponding to the annual and six month period, respectively, ended as of that date and the itemized inventory of all assets and liabilities of the Company in conformity with applicable law and accounting standards. The balance sheet, the profit and loss statement and the itemized inventory shall be submitted to the consideration of each General Meeting of Shareholders in its ordinary session, together with reports, projects and other documents required by these By-Laws and in accordance with applicable law.



ARTICLE 55. Other Statements. At the times determined by the Board of Directors, trial or special balance sheets shall be prepared as well as other financial statements ordered by the Board of Directors to meet its needs.



ARTICLE 56. Prior Requirements for the Distribution of Profits. There shall be no distribution of profits except on the basis of the December 31 balance sheet approved by the General Meeting of Shareholders at its meeting to approve the annual financial statements for the fiscal year then ended and on the basis of the June 30 balance sheet at its meeting to approve the financial statements for the six month period then ended.

Profits not be distributed unless and until losses from previous accounting periods affecting capital have been paid, it being understood that losses affect the capital when as a result thereof the net worth of the Company is reduced to less than the subscribed capital.



ARTICLE 57. Distribution of Profits. The profits of each accounting period, established in accordance with the balance sheet approved by each General Meeting of Shareholders, after deducting applicable taxes, shall be distributed by it in accordance with the following regulations and legal provisions:

A.10% of net profits after taxes shall be attributed to the legal reserve until it reaches at least 50% of the subscribed capital. After this reserve limit has been reached, each General Meeting of Shareholders may, at its discretion, continue to increase the legal reserve, but should such reserve decrease below 50% of the subscribed capital, it shall be necessary to appropriate up to 10% of the net profits until the reserve again reaches the limit prescribed by law.

B.Once the appropriation for the legal reserve has been made, the appropriations for any other reserves which, upon fulfillment of the legal requirements, are agreed on by the General Meeting of Shareholders in accordance with Section 33 on its own initiative or upon the recommendation of the Board of Directors shall be made. These reserves shall have a clear and specific allocation, shall be mandatory for the accounting period in which they are established and their change or subsequent distribution may only be authorized by a General Meeting of Shareholders.

C.Should there be any losses which have not been set off and which affect the capital of the Company, net profits shall be applied first to setting off such losses before any appropriation for legal, voluntary or occasional reserves.

D.Any remaining net profits, after making appropriations for the legal reserve and for other reserves, shall be paid as dividends to the shareholders, pro rata to the portion of the par value of their shares.

E.The General Meeting of Shareholders may decide, with the vote of at least 90.41% of the outstanding shares, that there be no distribution of profits by way of dividends in the respective accounting period, even if the sum of all the reserves exceeds all of the subscribed capital, or decide that less than 50% or 70% of the net profits be distributed, for those cases contemplated in Articles 155 and 454 of the Commercial Code.



ARTICLE 58. Timing for the Payment of Dividends. Except as otherwise decided by a General Meeting of Shareholders pursuant to Article 34, the payment of dividends to the shareholders shall be made within one month of the date on which they are declared and they shall be set off against any amounts owed by such shareholders to the Company. It shall be the responsibility of each General Meeting of Shareholders to fix the time of payment of dividends and to regulate them, particularly as regards themethod and place of payment to facilitate the timely receipt of dividends by shareholders.



ARTICLE  59.    Non-Payment of Interest on Dividends Not Promptly Claimed. The
Company shall not pay interest on any dividends not promptly claimed which shall remain with the cashier of the Company, in deposit and available to the order of their owners.




                                CHAPTER ELEVEN
                             AMENDMENTS TO BY-LAWS





ARTICLE 60. Decisions regarding amendments to the By-Laws shall be approved in a single debate, which shall take place during a General Meeting of Shareholders or an Extraordinary Meeting of Shareholders. Any amendments, once approved by the meeting through the favorable vote of a plurality of shareholders representing at least 90.41% of the outstanding shares (other than those related to increases or decreases in authorized capital or the matters referred to in Article 35 to the extent provided therein), shall be made in a Public Deed by the President of the Company and shall be registered with the Chamber of Commerce. Unless otherwise provided, the approval of an amendment by a meeting of shareholders imposes on the President the obligation to carry out the legal formalities for its solemnization without requiring any other authorizations.




                                CHAPTER TWELVE
                  DISSOLUTION AND LIQUIDATION OF THE COMPANY





ARTICLE 61. Dissolution. The Company shall be dissolved upon the grounds determined by the law generally for commercial corporations, upon the special grounds established by commercial law for stock companies, extraordinarily, at any time by decision of the General Meeting of Shareholders, approved and formalized as provided for in these By-Laws for amendment thereto or, without any action of the Board of Directors or the General Meeting of Shareholders, April 3, 1995 if the Company shall have received from any shareholder on or prior to March 15, 1995 a certified copy of a resolution adopted by the board of directors or equivalent decision making body, or an authorized committee thereof, of any of Empresa Colombiana de Petrleos-Ecopetrol, The British Petroleum Company p.l.c., TOTAL S.A., Triton Energy Corporation, IPL Energy Inc. or TransCanada PipeLines Limited to the effect that such board or body or committee has resolved to end such shareholder's (or, in the case of Ecopetrol, Ecopetrol's) participation in the Oleoducto Central S.A. and has not received prior to5:00 p.m., local time, Santafe de Bogota, Colombia on March 31, 1995 either (A) a notice of withdrawal of such resolution or (B) a certificate from one or more of the other shareholders of their intention to continue with the Oleoducto Central S.A.



ARTICLE 62. Mandatory Dissolution. When losses occur which reduce the net worth of the Company to less than 50% of the subscribed capital, the Company shall not be dissolved ipso facto, since the General Meeting of Shareholders may take or order the steps required for the re-establishment of net worth above 50% of the subscribed capital within six months following the date of the balance sheet wherein the mentioned losses appear as incurred. Should these steps not be taken within the indicated period, the General Meeting of Shareholders shall declare the dissolution of the Company in order to proceed to its liquidation.



ARTICLE 63. Notice. In the event of dissolution of the Company, for whatever reason, its state of liquidation, once dissolved, shall be communicated by means of a notice to be published in one or several newspapers regularly circulating in the corporate domicile of the Company for three or more consecutive business days, and to be posted in visible places of the offices where the Company has established branches.



ARTICLE 64. Appointment to Liquidate. Once the Company has been dissolved for any reason, the calculation and division of the corporate capital shall be made in accordance with the legal provisions, by a special liquidator, who shall be appointed by the General Meeting of Shareholders, without prejudice to its right to designate liquidators and determine, in such case, whether they are to act jointly or severally. The General Meeting of Shareholders shall appoint an alternate for each liquidator. Unless and until the designation of the liquidator and alternate is made, whoever holds the office of President of the Company at the time it goes into liquidation, shall act as such, and his or her alternates shall be the alternates to the President, first and second, in their order.



ARTICLE 65. Rules for the Liquidation and Division of the Corporate Capital. The liquidation of the Company and the division of its corporate capital shall be carried out in accordance with the commercial laws and the applicable provision of the Civil Code, observing the following rules:

A.The General Meeting of Shareholders shall be summoned and shall meet at the times, in the manner and upon the terms provided for the ordinary meetings, and extraordinarily whenever called by the liquidator, the Fiscal Supervisor, the Superintendency of Companies, or when requested by a plural number of shareholders representing not less than 9% of the subscribed shares. At such meetings, it shall perform all functions compatible with the process of liquidation,and in particular, those of appointing, changing and freely removing the liquidator or liquidators and their alternates, requesting them to render accounts, determining the assets which are to be distributed in kind, and establishing priorities for the realization of assets, manner and terms of realization, agreeing with the liquidators upon the price of their services and adopting other determinations which may be in order pursuant to applicable law or these By-Laws.

B.The General Meeting of Shareholders may determine which assets are to be distributed in kind, fix the values of such assets or the manner of determining them, establish the form of adjudication and authorize the liquidator to make the required distributions, observing applicable legal requirements. The General Meeting of Shareholders shall be empowered to authorize the adjudication of assets pro indiviso by groups of shareholders, order sales of assets through auctions among the shareholders themselves, or admit outside bidders, and decide on the use of other forms considered appropriate.

C.For the approval of periodic accounts rendered by the liquidator or of the occasional accounts required from him, as well as to authorize the adjudication of the assets in kind, authorize payments in kind, grant special facilities to debtors of the Company and carry out other transactions which may be necessary or appropriate to facilitate or conclude the liquidation, the favorable vote of 55% of the outstanding shares shall be required.

D.For the approval of the final liquidation accounts and of the memorandum of distribution, the favorable vote of 55% of the outstanding shares shall be required.

E.Upon completion of the Company's liquidation, the liquidators shall request the appropriate approval from the Superintendency of Corporations.



ARTICLE 66. Powers of Liquidator. The liquidator shall have the powers conferred on him or her by applicable law, which may be extended by the General Meeting of Shareholders, and his or her actions shall conform at all times to the applicable law and to the instructions he receives from the General Meeting of Shareholders.




                               CHAPTER THIRTEEN
                                  ARBITRATION





ARTICLE 67. Arbitration. Any controversy or dispute among the shareholders or between the shareholders and the Company in connection with corporate activities, rights of the shareholders, profit participation, liquidation of the Company or othermatters arising from the existence of the Company that cannot be resolved directly by the parties, unless applicable law requires such controversy or dispute to be resolved by judicial proceedings, they shall be settled by a Court of Arbitration designated by the Board of Directors of the Chamber of Commerce of Santafe de Bogota by drawing lots among the arbitrators appearing in the list kept by the Center of Mercantile Arbitration and Conciliation of said Chamber. The Court thus designated shall abide by the provisions of the Code of Civil Procedure and the Commercial Code in accordance with the following rules: (A) the Court shall consist of three arbitrators, who must be Colombian citizens and lawyers; (B) the internal organization of the Court shall be subject to the rules established to such end by the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of Santafe de Bogota; (C) the decision of the Court shall be in law; and (D) the Court shall meet in Santafe de Bogota, at the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of such city.




                               CHAPTER FOURTEEN
                                 MISCELLANEOUS





ARTICLE 68. Duties of Officers. It is the duty of every officer of the Company to perform the duties of his or her job, even if his or her term has expired, until his or her replacement takes office.

Note to English version: As used in these By-Laws, business day means a day in which commercial banks in Santafe de Bogota are permitted by law to be open for domestic and international business.

Transitory Provisions. Until the first General Meeting of Shareholders is held, the following will be members of the Board of Directors:



Principal                     1st Alternate       2nd Alternate
1.Ismael E. Arenas      Mauricio Vega        Gabriel Reyes
2.Nick Connolly         David de Gruyter     Harry Koppel
3.A.E. Turner           Bernard Gros Dubois  Don M. Drinkard
4.Benny Philips         Wayne M. Sartore     Donald Wishart
5.Jacques de Boisseson  Ives Cerf Mayer      Jean A.P. Guilbert
6.Michael Durnin        Robert M. Jensen     Arthur J. Epp



Until the first General Meeting of Shareholders is held, Gustavo Suarez Camacho will act as President of the Company, Wayne Sartore as first alternate and Fernando Gutierrez as second alternate.

  Until the first General Meeting of Shareholders is held, Ernst & Young Ltd. will exercise the role of the Company's accountants, which firmhas in turn designated Virgilio Baquero B. as principal fiscal supervisor and Alfonso
                 Coronado R. as alternate fiscal supervisor.

OFFICIAL TRANSLATION


Certification of true translation from its original is not included here.

     -
                                                                 SCHEDULE B TO
                                                   OLEODUCTO CENTRAL AGREEMENT








                          FORM OF VOTING TRUST AGREEMENT


                   dated as of the      day of           , 1995


     among


     OLEODUCTO CENTRAL S.A.

     BP COLOMBIA PIPELINES LIMITED

     TOTAL PIPELINE COLOMBIE S.A.

     TRITON PIPELINE COLOMBIA, INC.

     IPL ENTERPRISES (COLOMBIA) INC.

     TCPL (BERMUDA) LTD.

     and

     [INSERT NAME OF VOTING TRUSTEE]
     as Voting Trustee

                              TABLE OF CONTENTS


Section                                                    Page
-------                                                    ----

         ARTICLE ONE

          DEFINITIONS AND INTERPRETATION


1.1.      Definitions
1.2.      Interpretation

          ARTICLE TWO

          VOTING TRUST (ENCARGO FIDUCIARIO)

2.1.     Transfer of Voting Rights to the Voting Trustee
2.2.     Party Instructions Irrevocable
2.3.     with By-Laws

          ARTICLE THREE

          VOTING OF THE SHARES

3.1.     Exercise of Voting Rights
3.2.     Effect of Voting Default
3.3.     Voting Default

          ARTICLE FOUR

          THE VOTING TRUSTEE

4.1.     Appointment of Voting Trustee
4.2.     Delivery of Documentation
4.3.     Attorney-in-Fact
4.4.     Reliance
4.5.     Books and Records
4.6.     Liability
4.7.     Counsultaion With Counsel, etc.
4.8.     Duties
4.9.     Resignation,Replacement and Successor Voting Trustee
4.10.    Indemnity
4.11.    Compensation
4.12.    Certificates
4.13.    Stamp and Other Similar Taxes
4.14.    Exculpatory Provisions
4.15.    Merger of the Trustee



Section                                                      Page
-------                                                      ----


4.16.    Treatment of Shareholder Parties by Voting Trustee
4.17.    Confidentiality
4.18.    Miscellaneous

          ARTICLE FIVE

          TERM

5.1.     Term
5.2.     Effectiveness

          ARTICLE SIX

          GENERAL

6.1.     Notices
6.2.     Entire Agreement
6.3.     Representations and Warranties
6.4.     Assignments
6.5.     Amendments
6.6.     No Third Party Beneficiaries
6.7.     Severability
6.8.     Governing Law
6.9.     Arbitration
6.10.    Waiver of Immunity
6.11.    Headings; Table of Contents
6.12.    Counterparts



ANNEX A - Form of Power of Attorney

                            VOTING TRUST AGREEMENT


          AGREEMENT, dated as of the      day of          , 1995, among:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (the JSC);

          BP COLOMBIA PIPELINES LIMITED, a corporation existing under the laws of England and Wales;

           TOTAL PIPELINE COLOMBIE S.A., a corporation existing under the laws of France;

              TRITON PIPELINE COLOMBIA, INC., a corporation existing under the laws of the Cayman Islands;

             IPL ENTERPRISES (COLOMBIA) INC., a corporation existing under the laws of the Cayman Islands; and

          TCPL (BERMUDA) LTD., a corporation existing under the laws of Bermuda; and

           [INSERT NAME OF VOTING TRUSTEE], a trust company existing under the laws of Colombia, as voting trustee (the Voting Trustee).


                                   RECITALS

WHEREAS:

            A. The Shareholders have formed Ocensa by public deed no. 4747 of December 14, 1994 granted before notary public no. 38 of Santafe de Bogota;

          B. The Shareholders have entered into the Oleoducto Central Agreement (the Oleoducto Central Agreement), dated as of December 14, 1994, among Ocensa and the Shareholders, specifying certain terms and conditions of their respective investments and participation in Ocensa, the Oleoducto Central and the financing and operation thereof;

             C. Ocensa, the Shareholder Parties and Ecopetrol are entering into a Dividend Trust Agreement in order to specify certain additional terms and conditions of their respective investments in Ocensa;

              D. The Shareholder Parties wish to specify certain terms and conditions of exercise of their respective voting rights as shareholders of Ocensa; and

            E. The Shareholder Parties deem it to be in each of their best interests and in the best interest of Ocensa that this Agreement be made.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:




                                  ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION



             Section 1.1. Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings indicated below:

             Confidential Information shall have the meaning assigned to it in
Section 4.17.

          Nominating Shareholder Party shall mean each of BP Colombia Pipelines Limited, TOTAL Pipeline Colombie, S.A., Triton Pipeline Colombia, Inc., IPL Enterprises (Colombia) Inc., TCPL (Bermuda) Ltd. and its successors to and permitted assigns of (a) of all its respective Shares or (b) of a portion of its respective Shares, if such successor and assign has been designated the Nominating Shareholder Party in replacement of its respective predecessor and assignor by joint notice of the former and the latter to Ocensa and each other Nominating Shareholder Party.

              Parties shall mean BP Colombia Pipelines Limited, TOTAL Pipeline Colombie S.A., Triton Pipeline Colombia, Inc., IPL Enterprises (Colombia) Inc., TCPL (Bermuda) Ltd. and the Voting Trustee and their respective successors and permitted assigns.

          Shareholder Party shall mean any Party to this Agreement that is (a) a Shareholder or (b) a holder of Shares of Ocensa who has delivered the notice (or deemed notice) described in Section 6.4(c).

          Voting Default shall have the meaning assigned to it in Section 3.3.

          Voting List shall have the meaning assigned to it in Section 3.1.

          Voting Rights shall mean all rights and powers of every nature related to the voting of the Shares and/or the execution of consents in respect thereof in person or by proxy, including, without limitation, the right to vote for election of directors and in favor of or in opposition to any resolution or proposed action of any character whatsoever which may be presented in any and all meetings of the general meeting of shareholders and any other meetings of shareholders of Ocensa called or held for any purpose and in any and all proceedings, whether at a meeting of shareholders or otherwise, requiring the consents of shareholders of Ocensa or when such consents are given in lieu of such meetings.

All defined terms used and not defined herein shall have the meanings assigned to them in the Oleoducto Central Agreement.

             Section 1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

       (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

     (b)     words importing gender include all genders;

      (c) any reference to an Article or a Section refers to an Article or a Section, as the case may be, of this Agreement;

        (d) all references to this Agreement and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

     (e) all references herein to accounting principles shall mean accounting principles generally accepted in Colombia as in effect from time to time.




                                  ARTICLE TWO

                      VOTING TRUST (ENCARGO FIDUCIARIO)



           Section 2.1. Transfer of Voting Rights to the Voting Trustee. Each Shareholder Party hereby transfers and assigns all Voting Rights attaching to all (but not a portion of) the Shares held by it from time to time to the Voting Trustee to be held in trust (encargo fiduciario) and be voted by the Voting Trustee according to the terms of this Agreement. Until the termination of this Agreement, and subject to the terms hereof, the Voting Trustee or its successor in the trust (encargo fiduciario) shall possess and shall be entitled to exercise all Voting Rights in respect of such Shares, it being expressly stipulated that, except as otherwise provided in this Agreement, no Shareholder Party shall have any right to exercise the Voting Rights or take part in or consent to or in any way control or limit any corporate or shareholders' action of Ocensa in respect of any Shares held by it, provided that it may attend such meetings.

          Section 2.2. Shareholder Party Instructions Irrevocable. Each Shareholder Party hereby irrevocably instructs and authorizes the Voting Trustee to hold the Voting Rights with respect to such Shareholder Party's Shares in trust (encargo fiduciario) and to exercise such Voting Rights only as provided in this Agreement and all instructions given and all authority conferred under this Agreement is given and conferred subject to the interests of the Voting Trustee and the other Shareholder Parties as beneficiaries hereof; and, in consideration of those interests and for the purpose of completing the transactions contemplated by this Agreement, all instructions given and all authority conferred by this Section 2.2 shall be deemed coupled with an interest and be irrevocable and not subject to termination by such Shareholder Party or by operation of law, whether by the death or incapacity of such Shareholder Party (if such Shareholder Party is an individual) or by the death or incapacity of any executor or trustee (if such Shareholder Party is an estate or trust) or the termination of such estate or trust or by the dissolution of such Shareholder Party (if such Shareholder Party is a partnership or corporation), or by the occurrence of any other event.

           Section 2.3. Relationship with By-Laws. This Agreement does not in any way change or amend the approval requirements required for certain corporate or shareholder actions of Ocensa as set forth in By-Laws and under applicable law.




                                 ARTICLE THREE

                             VOTING OF THE SHARES



          Section 3.1. Exercise of Voting Rights. Subject to Section 3.2, the Voting Trustee shall exercise the Voting Rights attaching to the Shares of each Shareholder Party in accordance with the direction of such Shareholder Party in all instances; provided, however, that the Voting Trustee, unless otherwise unanimously instructed by all Shareholder Parties, shall exercise the Voting Rights attaching to all Shares held by it in trust (encargo fiduciario):

     (a) So that one nominee of each Nominating Shareholder Party will at all times be a member of the Board of Directors provided that such Nominating Shareholder Party continues to be a Shareholder Party at the time of such election. Five Business Days prior to any election of directors, each Nominating Shareholder Party shall deliver to the Voting Trustee the name of its nominee (and two alternates thereof):

     (i) For each election of directors of Ocensa, the Voting Trustee on behalf of all of the Nominating Shareholder Parties shall submit to Ocensa a single list (the Voting List) for purposes of that election containing (A) in the event of an election of the whole Board of Directors, the name of one nominee (and two alternates thereof) of each Nominating Shareholder Party or
(B) in the event of an election of less than the whole Board of Directors, the name of one nominee (and two alternates thereof) of each Nominating Shareholder Party whose nominee does not continue to be a Director of Ocensa.

       (ii) In each case of (A) and (B) of clause (i) above, if all Nominating Shareholder Parties have designated their respective nominees (and alternates), or one or more Nominating Shareholder Parties have failed to designate their respective nominees (and alternates), and as of the fourth Business Day prior to an election, the number of nominees in the Voting List is less than the number of directors to be elected at such election, the Voting Trustee shall notify the Nominating Shareholder Parties who shall consult in good faith to issue joint instructions to the Voting Trustee for the designation of mutually agreeable nominees (and alternates) to fill the vacancies in the Voting List. If no agreement is reached prior to the second Business Day prior to such election, the nominees (and alternates) to fill the vacancies in the Voting List shall be designated by joint instructions of Nominating Shareholder Parties holding a majority of the Shares held by all Shareholder Parties. If no instructions have been received by the Trusteeby the end of the last Business Day prior to the election, nominees (and alternates) to fill the vacancies on the Voting List shall be designated upon instructions of any Nominating Shareholder Party and, if more than one, the Nominating Shareholder Party holding the larger number of Shares and, in case of a tie, the Nominating Shareholder Party that delivered its instructions first.

      (iii) The priority order of nominees in the Voting List shall be set in the declining order of the Shareholding Interest of the Nominating Shareholder Party designating each nominee, provided that the nominee of a Nominating Shareholder Party with respect to which a Voting Default is continuing will be placed in order of priority after the nominees of all other non-defaulting Nominating Shareholder Parties and, in the case of a continuing Voting Default with respect to more than one Nominating Shareholder Parties, their respective nominees will be placed in the order of priority among them that is the declining order of the Shareholding Interest of such Nominating Shareholder Parties provided, further, that a nominee nominated pursuant to clause (ii) of this paragraph (a) shall in all instances occupy the last place in the order of priority in the Voting List and, if more than one, in the declining order of majority by which they were designated and, in case of a tie, the higher in priority among them shall be the one designated first.

     (b) In favor of all Funding Resolutions in accordance with the Financing Plan and all authorized capital increases pursuant to the Capital Budget and a Funding Resolution, in each case, approved by the Board of Directors, as certified thereby;

     (c) In favor of all Distributions pursuant to Section 5.4(b) of the Oleoducto Central Agreement;

     (d) In favor of all capital reductions, liquidations or split-ups (esciciones) or other corporate action of Ocensa required to achieve Equity Amortization pursuant to Section 5.5 of the Oleoducto Central Agreement and all capital increases followed by capital reductions, liquidations or split-ups escicines (but not to a level lower than Cash Paid-In Equity) for purposes of making any Distributions pursuant to Section 5.6 thereof, in each case, as certified by three Shareholder Parties hereto;

        (e) In favor of the incurrence of Senior Debt by Ocensa in accordance with the Financing Plan and Section 5.2(c) of the Oleoducto Central Agreement as certified by the President and one member of the Board of Directors;

       (f) Against the making of any Distribution by Ocensa in respect of the three-year period ending December 31, 1997; and

        (g) So as to ensure that no resolution of the Shareholders which does not fall within the category of resolutions for which a 90.41% affirmative vote is required pursuant to Article 33 of the By-laws shall be blocked by any single Shareholder Party.

The Voting Trustee shall in all matters act at a meeting. The Voting Trustee may exercise Voting Rights of Shares of Ocensa in person or by such person as it shall select as its proxy.

           Section 3.2. Effect of Voting Default. Upon occurrence of a Voting Default, Ocensa shall immediately notify the Voting Trustee and until such time that Ocensa shall have notified the Voting Trustee that such Voting Default has been cured or otherwise remedied, the Shares of the defaulting Shareholder Party will be represented by the Voting Trustee, and included for purposes of determining whether or not a quorum is present, at any meeting of shareholders of Ocensa or any other proceeding and, subject to Section 3.1, the Voting Trustee will exercise the Voting Rights attaching to such Shares in proportion to instructions given for votes to be cast by non-defaulting Shareholder Parties without regard to any direction of the defaulting Shareholder Party.

          Section 3.3. Voting Default. Voting Default shall exist with respect to a Shareholder Party if:

     (a) There is continuing an event of default or default under the Common Security Trust Agreement with respect to the Senior Debt Tranche secured by Collateral provided by such Shareholder Party or members of its Initial Shipper Group after receipt by Ocensa of a notice of default in the form provided under the Common Security Trust Agreement;

     (b) Such Shareholder Party has failed to meet any of its payment obligations under its Subscription Agreement or any of its duties and obligations under this Agreement or the Dividend Trust Agreement or has transferred Shares in violation of Article Ten of the Oleoducto Central Agreement;

        (c) Such Shareholder Party or any Affiliate of such Shareholder Party has failed to meet any of its payment or material shipping obligations under its Transportation Agreement, Transportation Notes Agreement, Advance Tariff Agreement or any guarantee of obligations thereunder or under the Subscription Agreement of such Shareholder Party; or

        (d) Ocensa has failed to obtain all or any portion of the Senior Debt Tranche related to such Shareholder Party's Initial Shipper Group, has provided such Shareholder Party with a notice of Senior Debt Shortfall pursuant to Section 5.2(d) of the Oleoducto Central Agreement and Senior Debt to cover such Senior Debt Shortfall has not been provided by the date determined in such notice.




                                 ARTICLE FOUR

                              THE VOTING TRUSTEE



          Section 4.1. Appointment of Voting Trustee . _________________, acting through its corporate trust office, [insert address], is hereby appointed by the Shareholder Parties as Voting Trustee hereunder and the Voting Trustee hereby accepts the trust created by this Agreement upon the terms and conditions hereof. Except as otherwise provided herein, the Voting Trustee shall have no authority to act hereunder on behalf of a Shareholder Party or Ocensa without specific instructions of such Shareholder Party or Ocensa, as the case may be.

          Section 4.2. Delivery of Documentation. Executed counterparts of the Oleoducto Central Agreement referred to herein have been delivered to the Voting Trustee and the Voting Trustee acknowledges receipt thereof. Ocensa and each Shareholder Party agree to deliver to the Voting Trustee any instrument amending or modifying any agreement previously delivered to the Voting Trustee. Amendments or modifications of the aforementioned agreements shall not affect the duties and obligations of the Voting Trustee hereunder unless
(a)  the  Voting  Trustee has knowledge of such amendment or modification, and
(b) with respect to any amendment or modification which, in the opinion of the Voting Trustee, enlarges the Voting Trustee's duties, obligations, or responsibilities, the Voting Trustee has not objected in writing thereto within 10 Business Days of receiving notice thereof.

          Section 4.3. Attorney-in-Fact. (a) The Voting Trustee or any officer or agent thereof, with full power of substitution, is hereby appointed the attorney-in-fact of each Shareholder Party for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which the Voting Trustee may deem necessary or advisable to accomplish the purposes hereof without notice to or assent by any of the foregoing, to the extent permitted by applicable law, which appointment as attorney-in-fact is coupled with an interest and irrevocable.

              (b) Each Shareholder Party agrees to execute and deliver to the Voting Trustee, and register in every public registry in Colombia in which such registration is necessary, a notarized Colombian public deed appointing the Voting Trustee and anyofficer or agent thereof, with full power of substitution, its attorney-in-fact for purposes of exercising the rights and remedies of such Shareholder Party hereunder and taking all action in Colombia on behalf of such Shareholder Party that the Voting Trustee is authorized to take pursuant to this Agreement and Colombia law in furtherance thereof.

            Section 4.4. Reliance. The Voting Trustee shall be entitled to act upon any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished hereunder which it in good faith believes to be genuine, and it shall be entitled to rely upon the due execution, validity and effectiveness and the truth and acceptability of any provisions contained therein. The Voting Trustee shall not have any responsibility to make any investigation into the facts or matters stated in any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished to it hereunder. Ocensa and each Shareholder Party shall deliver to the Voting Trustee a list duly executed by an officer thereof duly authorized thereunto of authorized signatories of any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished to the Voting Trustee hereunder, and the Voting Trustee shall be entitled to rely on such list until a new list is furnished by Ocensa or such Shareholder Party, as the case may be, to the Voting Trustee.

             Section 4.5. Books and Records. The Voting Trustee shall maintain all such books and records as may be necessary properly to record all transactions carried out by it under this Agreement and as required by Colombian law. The Voting Trustee shall permit the Shareholder Parties and Ocensa and their authorized representatives to examine such books and records; provided that any such examination shall occur upon reasonable notice and during normal business hours. Upon request by Ocensa or any Shareholder Party, the Voting Trustee shall at any time provide such parties with any other information such parties may reasonably request regarding the transactions contemplated in this Agreement. Upon removal or resignation of the Voting Trustee, the Voting Trustee shall deliver all such books and records to the successor voting trustee, or, in the event of termination of this Agreement, to Ocensa.

            Section 4.6. Liability. The Voting Trustee shall not be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing, except for its own negligence or willful misconduct. A Shareholder Party or Ocensa shall in no event be liable for any act done or omitted to be done by the Voting Trustee or by any of its officers or employees.

           Section 4.7. Consultation With Counsel, etc. The Voting Trustee may consult with, and obtain advice from, legal counsel, accountants and other experts, in connection with the performance of its duties hereunder and it shall incur no liability andshall be fully protected in acting in good faith in accordance with the written opinion and advice of such counsel, accountants and other experts. The Voting Trustee shall not be responsible for the negligence or misconduct of any counsel, accountants and other experts selected by it without negligence or willful misconduct on its part.

            Section 4.8. Duties. The Voting Trustee shall have no duties other than those specifically set forth or provided for in this Agreement and no implied covenants or obligations of the Voting Trustee shall be read into this Agreement or any related agreement to which the Voting Trustee is a party. The Voting Trustee shall have no obligation to familiarize itself with and shall have no responsibility with respect to any other agreement or document relating to the transactions contemplated by this Agreement nor any obligation to inquire whether any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, document, communication, statement or calculation is in conformity with the terms of any such other agreement, except those irregularities or errors manifestly apparent on the face of such document or to the actual knowledge of the Voting Trustee. If, however, any communication received by the Voting Trustee appears manifestly erroneous or irregular the Voting Trustee shall be under a duty to make prompt inquiry to the Person originating such communication in order to determine whether a clerical error or inadvertent mistake has occurred.

           Section 4.9. Resignation, Replacement and Successor Voting Trustee. The Voting Trustee at any time may resign as Voting Trustee hereunder upon giving not less than six months' notice in writing to Ocensa and each Shareholder Party. The Voting Trustee may be removed as Voting Trustee hereunder by an instrument in writing by Ocensa and each Shareholder Party with respect to which there is continuing no Voting Default. Upon resignation of the Voting Trustee, a successor voting trustee shall be designated by Ocensa and each Shareholder Party with respect to which there is continuing no Voting Default. No resignation or removal of the Voting Trustee and no designation of a successor voting trustee shall be effective until (a) the successor voting trustee has accepted its designation, (b) all indemnities, compensation and expenses required by Sections 4.10, 4.11 and 4.13 shall have been paid or provided for and (c) the Voting Trustee shall have executed and delivered to the successor trustee a notarized Colombian public deed delegating its rights and responsibilities hereunder to the successor trustee. If no designation of a successor voting trustee shall have been made and accepted within 60 days after the date fixed for such resignation or removal a successor voting trustee shall be designated by Ocensa and Shareholder Parties holding a majority of the Shares subject to this trust (encargo fiduciario). Any successor voting trustee designated pursuant to this Section 4.9 shall be a Person eligible to act as Voting Trustee hereunder in accordance with applicable law. Any successor voting trustee shall evidence its acceptance of the trust (encargo fiduciario) hereunder by executing and delivering to Ocensa, each Shareholder Party and the Voting Trustee an instrument accepting this trust (encargo fiduciario) and its designation as Voting Trustee hereunder, and thereupon such successor voting trustee,without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named as Voting Trustee herein, and such predecessor shall have no further obligation or liability thereunder except for liability with respect to its acts or omissions prior to such succession pursuant to Section 4.6; nevertheless, on the request of any party hereto or such successor voting trustee, the Voting Trustee ceasing to act shall execute and deliver instruments transferring to such successor voting trustee all rights and powers of the Voting Trustee so ceasing to act.

          Section 4.10. Indemnity. (a) Each Shareholder Party agrees to indemnify the Voting Trustee for, and to hold it harmless against, any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, unless arising from the negligence or willful misconduct of the Voting Trustee or any agents that are seeking indemnification, including the costs and expenses of defending itself against any claim of liability in the premises.

          (b) In any suit, proceeding or action brought by the Voting Trustee with respect to, or to enforce any provisions of this Agreement, each Shareholder Party severally, in proportion to the number of Shares held by such Shareholder Party to the number of Shares held by all Shareholder Parties, will save, indemnify and keep the Voting Trustee harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligee thereunder, arising out of a breach by Ocensa or any Shareholder Party of any of its obligations hereunder or thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligee or its successors from Ocensa or such Shareholder Party, and all such obligations of Ocensa shall be and remain enforceable against and only against Ocensa or such Shareholder Party and shall not be enforceable against the Voting Trustee or any Shareholder.

          (c) The agreements in this Section 4.10 shall survive the termination of the other provisions of this Agreement.

           Section 4.11. Compensation. The Voting Trustee shall be entitled to reasonable compensation (which shall not be limited by any provision of law in regard to compensation of a trustee of an express trust) as may be agreed from time to time between Ocensa and the Voting Trustee for all services rendered under this Agreement, and such compensation, together with reimbursement of the Voting Trustee for its advances, disbursements and expenses in connection with the performance of the trust provided for herein (including the reasonable fees and expenses of its agents and of counsel, accountants and other experts referred to in Section 4.7), shall be paid by Ocensa promptly upondemand from the Voting Trustee from time to time as services are rendered and expenses are incurred. The Shareholder Parties shall have no liability for any fees, expenses or disbursements of the Voting Trustee.

             Section 4.12. Certificates. Whenever in the administration of the trust created by this Agreement the Voting Trustee shall deem it necessary or desirable that a matter be proved or established in connection with taking or omitting any action by the Voting Trustee hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or willful misconduct on the part of the Voting Trustee, be deemed to be conclusively proved or established by a certificate of Ocensa delivered to the Voting Trustee.

          Section 4.13. Stamp and Other Similar Taxes. Ocensa agrees to indemnify and hold harmless the Voting Trustee from, and shall reimburse the Voting Trustee for, any present or future claim for liability for any stamp or other similar tax and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement or the trust created hereunder. The obligations of Ocensa under this Section 4.13 shall survive the termination of the other provisions of this Agreement.

             Section 4.14. Exculpatory Provisions. The Voting Trustee makes no representations as to the value or condition of the trust created hereunder or any part thereof or as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Agreement, and the Voting Trustee shall incur no liability or responsibility in respect of any such matters.

           Section 4.15. Merger of the Trustee. Any corporation into which the Voting Trustee shall be merged, or with which it shall be consolidated, or any corporation resulting from any merger or consolidation to which the Voting Trustee shall be a party, shall be the Voting Trustee under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto .

             Section 4.16. Treatment of Shareholder Parties by Voting Trustee.
(a) The Trustee may treat the Shareholder Parties as the holders of the Shares and as the absolute owners thereof for all purposes hereunder unless the Voting Trustee shall receive notice to the contrary.

              (b) Any Person which shall be designated as the duly authorized representative of one or more of Shareholder Parties to act as such in connection with any matters pertaining to this Agreement shall present to the Voting Trustee such documents, including, without limitation, opinions of counsel, as the Voting Trustee may reasonablyrequest, in order to demonstrate to the Voting Trustee the authority of such Person to act as the representative of such Shareholder Party.

          (c) Ocensa shall treat the Voting Trustee as the holder of all Voting Rights attaching to the Shares held by the Shareholder Parties for all purposes hereunder.

           Section 4.17. Confidentiality. The Voting Trustee shall assure that all information disclosed to it concerning the Oleoducto Central, the assets and business of Ocensa and the assets and business of each of the Shareholder Parties and not otherwise generally available (Confidential Information) shall be kept confidential and shall, unless otherwise required by law or official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self-regulatory authority with legal authority to make such request not be revealed without the consent of Ocensa and all Shareholder Parties other than to the directors, officers and representatives of Ocensa, the Shareholder Parties and Affiliates of the Shareholder Parties. Upon Ocensa or any Shareholder Party demanding the return of Confidential Information relating to it by notice in writing to the Voting Trustee shall, and shall cause its representatives to, return all documents containing Confidential Information that have been provided by the Shareholder Party demanding the return of Confidential Information (or on its behalf) and destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information, except, in each case, for any submissions to or filings with judicial, administrative, legislative or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of such notice. The agreements in this Section 4.17 shall survive the termination of the other provisions of this Agreement.

           Section 4.18. Miscellaneous. (a) The Voting Trustee shall have the right at any time to seek instructions concerning the administration of this trust from any court of competent jurisdiction. In the event of any disagreement between the other parties to this Agreement resulting in adverse claims being made in connection with the execution of the trust held by the Voting Trustee and the terms of this Agreement do not unambiguously mandate the action the Voting Trustee is to take in connection with the Voting Rights under the circumstances then existing, or the Voting Trustee is in doubt as to what action it is required to take, the Voting Trustee shall be entitled to refrain from taking any action until directed otherwise in writing by the Parties hereto entitled to give such direction or by a court of competent jurisdiction.

             (b) The Voting Trustee makes no representations as to, and shall have no responsibility for, the correctness of any statement contained in, or the validity or sufficiency of, this Agreement or any documents or instruments referred to herein.

          (c) The Voting Trustee shall not be disqualified by his office from dealing or contracting with Ocensa or any Shareholder Party either as vendor, purchaser, depositary, lender, borrower, correspondent bank or otherwise.




                                 ARTICLE FIVE

                                     TERM



            Section 5.1. Term. This Agreement shall continue in full force and effect so long as Ocensa continues to be in existence in accordance with the By-laws and shall terminate upon termination of the Oleoducto Central Agreement unless earlier terminated by written agreement of the Parties or as required by law. Each Party's obligations incurred or accrued hereunder prior to termination shall survive any termination of this Agreement.

            Section 5.2. Effectiveness. This Agreement shall have no effect or validity unless and until the Oleoducto Central Agreement shall have become effective.




                                  ARTICLE SIX

                                   GENERAL



          Section 6.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:



Party                              Copy To
---------------------------------  ---------------------------------

OLEODUCTO CENTRAL S.A.             N/A
---------------------------------
World Trade Center Bogota
Calle 100 N. 8A-55
Santafe de Bogota, D.C. -Colombia
Telefax:  571-218-3933
Attention:  President

BP COLOMBIA PIPELINES              BP EXPLORATION   COMPANY
 LIMITED c/o                                      (COLOMBIA) LIMITED
BP EXPLORATION COMPANY             Carrera 9A No. 99-02
(COLOMBIA) LIMITED                 Post Office Box 59824
Carrera 9A No. 99-02               Santafe de Bogota, D.C. Colombia
Post Office Box 59824              Telefax: (571) 618-2895
Santafe de Bogota, D.C. -Colombia
Telefax:  (571) 618-2895           Attention:  Legal Manager
Attention:  Nicholas P. Connolly

TOTAL PIPELINE                     TOTAL EXPLORATIE EN                PROSKAUER, ROSE
COLOMBIE S.A.                      PRODUKTIE MIJ B.V.                 GOETZ & MENDELSOHN
Tour TOTAL                         Calle 72 No. 10-03                                1585 Broadway
TEP/AME                            Piso 8                             New York, New York 10036
24, Cour Michelet                  Apartado aereo 251375              Telefax: (212) 969-2900
Cedex 47,92069 Paris, France       Santafe de Bogota, D.C. -Colombia  Attention: Ronald Papa, Esq.
Telefax: (33 1) 4135 6530          Telefax: (571) 235-8453
Attention:  Jean-Claude Soligny    Attention:  Jacques de Boisseson

TRITON PIPELINE                    TRITON COLOMBIA, INC.
COLOMBIA, INC.                     Carrera 9A No. 99-02
c/o TRITON ENERGY                  Oficina 407
  CORPORATION                      Santafe de Bogota, D.C.- Colombia
6688 North Central Expressway      Telefas: (571) 618-2553
Suite 1400                         Attention:  Ivan Fajardo
Dallas, Texas 75206
Telefax:  (214) 692-7487
Attention:  Thomas G. Finck and
A.E. Turner

IPL ENTERPRISES                    IPL INTERNATIONAL INC.
(COLOMBIA)   INC.                  Suite 1100
c/o IPL ENERGY INC.                363 North
205-5thAvenue S.W.                 Sam Houston Parkway East
Calgary, Albera, Canada T29 2V7    Houston, Texas 77060
Telefas: (403)231-3920             Telefax: (713) 820-9310
Attention:  Mr. Donald M. Wishart  Attention: Benny J. Phillips

TRANSCANADA PIPELINES              FRIED, FRANK, HARRIS,
LIMITED                            SHRIVER & JACOBSON
TransCanada PipeLines Tower                    1 New York Plaz
111 Fifth Avenue S.W.              New York, New York 10004
P.O. Box 1000, Station M           Telefax: (212) 747-1526
Calgary, Alberta, Canada T2P 4K5   Attention: Ken Blackman
Telefax: (403)267-2668
Attention: Mike Durnin




If to the Voting Trustee: [Insert name and address]


to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The Party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 6.2. Entire Agreement. This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            Section 6.3. Representations and Warranties. Each Party represents and warrants to the other that:

       (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

       (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement, and this Agreement, when executed and delivered by such Party, constitutes a valid and legally binding agreement of such Party;

     (c) the execution and delivery of, and the performance by it of its obligations under this Agreement will not result in a breach of or constitute a default under:


                 (i) any provision of its charter or articles of incorporation or its by-laws;

                   (ii) any agreement or instrument to which it is a party and which is material to the performance by it of its obligations hereunder;

                (iii) any statute, rule, regulation or order, judgment or decree of any governmental agency or court having jurisdiction over it or by which it is bound; and

     (d) neither it nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process.

           Section 6.4. Assignments. (a) Ocensa may not assign this Agreement or any of its rights hereunder to or in any person not a party hereto except with the prior written consent of each Shareholder Party.

          (b) A Shareholder Party may not assign this Agreement or any of its Voting Rights or its rights hereunder to or in any person not a party hereto except in connection with a transfer of its Shares permitted pursuant to Article Ten of the Oleoducto Central Agreement.

           (c) A Shareholder Party which has transferred any of its Shares to another Person or assigned to another Person any right to acquire Shares shall procure that such Person shall become a Shareholder Party hereto with respect to such Shares by providing written notice to the Voting Trustee, which shall then notify all other Parties hereto. Upon receipt of such notice by the Voting Trustee, such holder shall have all the rights, benefits, obligations and duties hereunder of a Shareholder Party hereto. A notice or application by a holder of Shares to be registered as a shareholder of Ocensa in the Share Register maintained by Ocensa shall be deemed to also be a notice to Ocensa pursuant to this paragraph (c) of Section 6.4.

          Section 6.5. Amendments. This Agreement may not be amended or modified except with the written consent of the Parties and any permitted assignees.

          Section 6.6. No Third Party Beneficiaries. Except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assignees, and no other Person shall have any rights hereunder.

          Section
6.7. Severability
 . If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section
6.8. Governing Law
 . THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF COLOMBIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

             Section 6.9. Arbitration. Any controversy, claim or dispute among the Parties in connection with corporate activities, rights of the shareholders, profit participation, liquidation of the Company or other matters arising out of or relating to this Agreement or the performance, breach, termination or invalidity hereof, unless not in the disposal of the Parties, shall be settled by a Court of Arbitration designated by the Board of Directors of the Chamber of Commerce of Santafe de Bogota by drawing lots among the arbitrators appearing in the list kept by the Center of Mercantile Arbitration and Conciliation of said Chamber. The Court thus designated shall abide by the provisions of the Code of Civil Procedure and the Commercial Code in accordance with the following rules: (A) the Court shall consist of three arbitrators; (B) the internal organization of the Court shall be subject to the rules established to such end by the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of Santafe de Bogota; (C) the decision of the Court shall be in law; and (D) the Court shall meet in Santafe de Bogota, at the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of such city.

          Section 6.10. Waiver of Immunity. (a) Each Party irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of this Agreement brought in the Specified Court and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in the Specified Court.

             (b) To the extent that a Party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of this Agreement at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States).

          Section 6.11. Headings; Table of Contents. The headings and table of contents contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 6.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the Parties have hereunto caused this agreement to be executed and delivered by their proper officers thereunto duly authorized as of the date first above written.


                                        OLEODUCTO CENTRAL S.A.


                                        By:
                                        Title:



                                        BP COLOMBIA PIPELINES LIMITED



                                        By:
                                        Title:



                                        TOTAL PIPELINE COLOMBIE S.A.



                                        By:
                                        Title:



                                        TRITON PIPELINE COLOMBIA, INC.



                                        By:
                                        Title:


                                        IPL ENTERPRISES (COLOMBIA) INC.



                                        By:
                                        Title:



                                        By:
                                        Title:



                                        TCPL (BERMUDA) LTD.



                                        By:
                                        Title:



                                        By:
                                        Title:



                                        [NAME OF VOTING TRUSTEE]
                                             As Voting Trustee



                                        By:
                           Title:




                                                                    SCHEDULE C
                                                TO OLEODUCTO CENTRAL AGREEMENT








     FORM OF DIVIDEND TRUST AGREEMENT


     dated as of the      day of           , 1995


     among


                            OLEODUCTO CENTRAL S.A.

                [EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL]

     BP COLOMBIA PIPELINES LIMITED

     TOTAL PIPELINE COLOMBIE S.A.

                        TRITON PIPELINE COLOMBIA, INC.

                        IPL ENTERPRISES (COLOMBIA) INC.

                              TCPL (BERMUDA) LTD.

                                     and

                       [INSERT NAME OF DIVIDEND TRUSTEE]
                             as Dividend Trustee

                               TABLE OF CONTENTS

Section                                                               Page
-------                                                               ----
         ARTICLE ONE

          DEFINITIONS AND INTERPRETATION


1.1.     Definitions                                                     2
1.2.     Interpretation                                                  4

          ARTICLE TWO

          MASTER DIVIDEND ACCOUNTS AND DIVIDENT ACCOUNTS

2.1.     Creation of Master Dividend Accounts                            5
2.2.     Creation of Dividend Subaccounts                                5
2.3.     Investment of Funds in the Dividend Accounts                    6

          ARTICLE THREE

          PAYMENTS AND WITHDRAWALS

3.1.     Payment into Master Dividend Accounts and Dividend Accounts     6
3.2.     Effect of Payment into Master Dividend Account                  6
3.3.     Shareholder Instructions for Payments in Dividend Account       6
3.4.     Withdrawals from Dividend Account                               7
3.5.      Restriction Notice                                             8
3.6.      Restricted Period                                              9

         ARTICLLE FOUR
          THE DIVIDEND TRUSTEE

4.1.     Appointment of Dividend Trustee                                 9
4.2.     Delivery of Documentation                                      10
4.2.     Attorney-in-Fact                                               10
4.4.     Reliance                                                       10
4.5.      Books and Accounts                                            11
4.6.     Liability                                                      11
4.7.     Consultation With Counsel, etc.                                11
4.8.     Duties                                                         12
4.9.     Resignation, Replacement and Successor Dividend Trustee        12
4.10.    Indemnity                                                      13
4.11.    Compensation                                                   14
4.12.     Certificates                                                  14



Section                                                  Page
-------                                                  ----

4.13.    Stamp and Other Similar Taxes                     14
4.14.    Exculpatory Provisions                            14
4.15.    Merger of the Trustee                             14
4.16.    Treatment of Shareholders by Dividend Trustee     15
4.17.    Confidentiality                                   15
4.18.    Miscellaneous                                     15

          ARTICLE FIVE

          TERM

5.1.     Term                                              16
5.2.     Effectiveness                                     17

          ARTICLE SIX

          GENERAL

6.1.     Notices                                           17
6.2.     Entire Agreement                                  19
6.3.     Representations and Warranties                    19
6.4.     Assignments                                       20
6.5.      Nature of Obligations                            20
6.6.     Amendments                                        21
6.7.     No Third Party Beneficiaries                      21
6.8.     Severability                                      21
6.9.     Governing Law                                     21
6.10.    Commercial Obligations                            21
6.11.    Arbitration                                       21
6.12.    Submission to Jurisdiction; Consent to Service    22
6.13.    Waiver of Immunity                                22
6.14.    Headings; Table of Contents                       23
6.15.    Counterparts                                      23

ANNEX A  Form of Dividend Subaccount Bank Agreement


                           DIVIDEND TRUST AGREEMENT


          AGREEMENT, dated as of the      day of _____________, 1995, among:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (JSC);

           [EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL, an Empresa Industrial y Comercial del Estado existing under the laws of Colombia and wholly owned by Colombia;]

          BP COLOMBIA PIPELINES LIMITED, a corporation existing under the laws of England and Wales;

           TOTAL PIPELINE COLOMBIE S.A., a corporation existing under the laws of France;

              TRITON PIPELINE COLOMBIA, INC., a corporation existing under the laws of the Cayman Islands;

             IPL ENTERPRISES (COLOMBIA) INC., a corporation existing under the laws of the Cayman Islands; and

          TCPL (BERMUDA) LTD., a corporation existing under the laws of Bermuda;

          [INSERT NAME OF DIVIDEND TRUSTEE], a bank and trust company existing under the laws of ________________, as dividend trustee (the Dividend Trustee).


                                   RECITALS

WHEREAS:

             A. Shareholders have formed Ocensa by public deed no. 4747 of December 14, 1994 granted before notary public no. 38 of Santafe de Bogota;

          B. The Shareholders have entered into the Oleoducto Central Agreement (as amended from time to time, the Oleoducto Central Agreement), dated as of December 14, 1994, among Ocensa and the Shareholders (as defined therein)specifying certain terms and conditions of their respective investments and participation in Ocensa, the Oleoducto Central and the financing thereof and the operation of the Oleoducto Central;

          C. Ocensa and the Shareholder Parties (other than Ecopetrol) are concurrently entering into the Voting Trust Agreement specifying certain terms and conditions of exercise of their respective voting rights as shareholders of Ocensa;

             D. The Shareholder Parties wish to specify certain additional terms and conditions of their respective investments and participation in Ocensa; and

             E. Ocensa and the Shareholder Parties acknowledge that Ocensa proposes to incur and secure Senior Debt on a limited recourse basis under separate Senior Debt Tranches to finance in part the Oleoducto Central and that it may enter into Common Security Trust Agreement(s) (the Common Security Trust Agreement) with Senior Lenders or agents therefor and a trustee therefor to secure each Senior Debt Tranche separately with certain of its rights under each of its Transportation Agreements, Transportation Notes Agreements, Advance Tariff Agreements and Subscription Agreements with the Shareholders (or their respective Affiliates), as the case may be.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:




                                  ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION


             Section 1.1. Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings indicated below:

          Authorized Investments shall mean one or more of the following:

     (a) obligations maturing or capable of redemption by the holder not more than 12 months after the date of acquisition and issued or guaranteed by (i) any government, governmental agency or multilateral intergovernmental organization similar obligations of which have a rating of not less than AA-from Standard & Poor's Corporation or equivalent from an Internationally Recognized Statistical Rating Agency and (ii) in an amount not to exceed the equivalent of $500,000 at any one time;

         (b) demand deposits, time deposits, certificates of deposit or other obligations (including acceptances) maturing or capable of redemption by the holder not more than 12 months after the date of investment or acquisition which are issued, accepted or guaranteed by (i) the bank that is then serving as Dividend Trustee, or (ii) a bank having a rating of not less than A- from Standard & Poor's Corporation or equivalent from an Internationally Recognized Statistical Ratings Agency provided that, except for the bank that is then serving as Dividend Trustee, deposits in or investments with any one such bank shall not at one time exceed $500,000 or the equivalent in other currencies;

        (c) commercial paper, corporate promissory notes or other obligations maturing or capable of redemption by the holder not more than 12 months after the date of acquisition which (i) have, or are supported by an unconditional guarantee from a corporation similar obligations of which have, a rating of at least AA- from Standard & Poor's Corporation or equivalent from an Internationally Recognized Statistical Rating Agency, or (ii) are obligations which are supported by an unconditional guarantee or letter of credit from any bank referred to in clause (b); or

      (d) authorized investments as permitted under the Common Security Trust Agreement.

All amounts contained in this definition are subject to adjustment based on the Consumer Price Index for All Urban Consumers (not seasonally adjusted) or any other successor index or comparable measure which may be substituted therefor, published by the United States Department of Commerce, Bureau of Labor Statistics.

          Collateral shall have the meaning assigned to it in the Common Security Trust Agreement.

            Common Security Trust Agreement shall have the meaning assigned to it in the Recitals hereto.

             Confidential Information shall have the meaning assigned to it in
Section 4.17.

             Dividend Account shall have the meaning assigned to it in Section 2.1.

          Dividend Subaccount shall have the meaning assigned to it in Section 2.2.

             Dividend Subaccount Bank shall have the meaning assigned to it in
Section 2.2.
            Excess Payment shall mean any Distribution pursuant to Section 5.6 of the Oleoducto Central Agreement.

          Onshore Dividend Subaccount shall have the meaning assigned to it in
Section 2.2.

          Parties shall mean Ocensa, [Ecopetrol], BP Pipelines, TOTAL Pipeline, Triton Pipeline, IPL Enterprises, TCPL (Bermuda) Ltd., the Dividend Trustee and their respective successors and permitted assigns.

           Restricted Account shall have the meaning assigned to it in Section 3.4.

           Restricted Payment shall have the meaning assigned to it in Section 3.5.

            Restricted Period shall have the meaning assigned to it in Section 3.6.

           Restriction Notice shall have the meaning assigned to it in Section 3.5.

            Shareholder Party shall mean any Party to this Agreement that is a Shareholder.

All defined terms used and not defined herein shall have the meanings assigned to them in the Oleoducto Central Agreement.

             Section 1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

       (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

     (b)     words importing gender include all genders;

      (c) any reference to an Article or a Section refers to an Article or a Section, as the case may be, of this Agreement; and

        (d) all references to this Agreement and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.




                                  ARTICLE TWO




                              DIVIDEND ACCOUNTS


          Section 2.1. Creation of Dividend Accounts. Subject to Section 6.4(c), the Dividend Trustee shall establish and maintain segregated accounts in Dollars or other non-Colombian currency in the name of the Dividend Trustee at [offshore], one for the benefit of each Shareholder Party (each, a Dividend Account). For each Dividend Account the Dividend Trustee shall establish and maintain Dividend Subaccounts pursuant to Section 2.2. Unless otherwise specified in this Agreement, all references to any Dividend Account shall include references to all related Dividend Subaccounts thereof and such Dividend Subaccounts shall be subject to the same restrictions and limitations and entitled to the same rights as the Dividend Account to which they relate. All moneys held in a Dividend Account shall be trust funds held by the Dividend Trustee for the purpose of making payments therefrom in accordance with this Agreement. The Dividend Trustee and Ocensa shall comply with all applicable law in connection with any payments and transfers of funds hereunder.

             Section 2.2. Creation of Dividend Subaccounts. (a) Each Dividend Account may include accounts maintained outside of Colombia and, in the case of Ecopetrol, shall include an account maintained in Colombia in the name of the Dividend Trustee (each, a Dividend Subaccount and the Dividend Subaccount maintained in Colombia for Ecopetrol, the Onshore Dividend Subaccount) at commercial, merchant or investment banks of international standing designated from time to time by the related Shareholder Party as provided in this Section (which may include the bank which at the time is acting as Dividend Trustee) (Dividend Subaccount Banks). Each Dividend Subaccount shall be designated as such, and shall be segregated from any other Dividend Subaccount at the same Dividend Subaccount Bank.

             (b) The related Shareholder Party shall give each Shareholder Party, Ocensa and the Dividend Trustee at least 15 days' prior notice of its intention to designate a Dividend Subaccount Bank. No bank (other than the bank which at the time is acting as Dividend Trustee) shall become or continue to be a Dividend Subaccount Bank if Ocensa shall have notified the related Shareholder Party and other Shareholder Parties that in its reasonable judgment it has concluded that such bank is not appropriate to serve as a Dividend Subaccount Bank.

                    Each bank designated by the related Shareholder Party as a Dividend Subaccount Bank shall, as a condition to being a Dividend Subaccount Bank for purposes of this Agreement, enter into an agreement with the Dividend Trustee substantially to the effect set forth in Annex A, with such changes thereto of form, but not of substance, asthe Dividend Trustee shall approve. Each Dividend Subaccount Bank shall deliver a signed copy of such agreement to Ocensa and each Shareholder Party.

          Section   Investment of Funds in the Dividend Accounts. Pending
application thereof pursuant to Section 3.4, funds in the Dividend Account maintained by the Dividend Trustee for the benefit of a Shareholder Party shall be invested into Authorized Investments as directed by Ocensa.




                                 ARTICLE THREE




                           PAYMENTS AND WITHDRAWALS


           Section 3.1.Payment into Dividend Accounts. Ocensa may from time to time make Distributions to the Dividend Trustee, which Distributions shall be deposited in dollars by or on behalf of Ocensa simultaneously into the respective Dividend Accounts established by the Dividend Trustee for the benefit of each Shareholder Party, except that in the case of Ecopetrol such Distributions shall be deposited in pesos into the Onshore Dividend Subaccount. Each Distribution shall be identified by Ocensa as to the party entitled to the payment, the amount thereof, and if applicable, as an Excess Payment.

          Section 3.2. Effect of Payment into Dividend Account. Any Distribution made by Ocensa to such Dividend Account shall discharge Ocensa's obligation to such Shareholder Party in respect of such Distribution as fully as if such payment were made directly to such Shareholder Party otherwise entitled to receive it.

              Section 3.3. Shareholder Instructions for Payments in Dividend Account. Each Shareholder Party hereby irrevocably instructs and authorizes Ocensa to make Distributions only as provided in this Agreement and all instructions given and all authority conferred under this Agreement is given and conferred subject to the interests of the Dividend Trustee, Ocensa and the other Shareholder Parties as beneficiaries hereof; and, in consideration of those interests and for the purpose of completing the transactions contemplated by this Agreement all instructions given and all authority conferred by this Section 3.3 shall be deemed coupled with an interest and be irrevocable and not subject to termination by such Shareholder Party or by operation of law, whether by the death or incapacity of such Shareholder Party (if such Shareholder Party is an individual) or by the death or incapacity of any executor or trustee (if such Shareholder Party is an estate or trust) or the termination of such estate or trust or by the dissolution of such Shareholder Party (if such Shareholder Party is a partnership or corporation), or by the occurrence of any other event.

          Section 3.4. Withdrawals from Dividend Account. Upon receipt, funds in the Dividend Account of a Shareholder Party shall be automatically withdrawn by the Dividend Trustee and transferred to such Shareholder Party unless the Dividend Trustee shall have received, prior to the receipt of such Distribution, a Restriction Notice (as defined below) in respect of such Shareholder Party's Dividend Account (the Restricted Account) pursuant:

     (a)  to paragraph (a), (b), (c) or, subject to paragraph (b) of this
Section 3.4., (d) of Section 3.5 in which case such funds, to the extent described in Section 3.6(c), shall be withdrawn by the Dividend Trustee and deposited into the Dividend Accounts maintained for the benefit of the other Shareholder Parties in proportion to their respective Shareholding Interests, provided that no such deposit shall be made into a Restricted Account of any such Shareholder Party;

     (b) to clause (d) of Section 3.5, in which case such funds shall be withdrawn and deposited by the Dividend Trustee into the Dividend Accounts maintained for the benefit of the Shareholder Parties, if any, who have provided Shareholder Bridge Loans pursuant to Section 5.2(j), or 5.3(c), as the case may be, of the Oleoducto Central Agreement, in each case as certified by Ocensa, in the same proportion as such Shareholder Bridge Loans provided by them; or

     (c) to clause (e) of Section 3.5 in which case such Excess Payments will automatically be withdrawn by the Dividend Trustee from the Dividend Account maintained for the benefit of IPL Enterprises and TCPL (Bermuda) and deposited into the Dividend Accounts maintained for the benefit of the Shareholder Parties that are members of Initial Shipper Groups in the proportion set forth in clause (b) of Section 5.6 of the Oleoducto Central Agreement provided that no such deposit shall be made into a Restricted Account of any such Shareholder Party.

All Distributions not automatically transferred to a Shareholder Party as provided in the preceding clauses shall be converted immediately into dollars by the Dividend Trustee if not so converted by Ocensa at the best rate then offered by the Dividend Trustee for such conversion [and, in the case of Ecopetrol, pending application pursuant to this Section 3.4, shall be transferred by the Dividend Trustee into an offshore Dividend Subaccount of the Dividend Account maintained for the benefit of Ecopetrol].

          Section 3.5. Restricted Payments. A payment into the Dividend Account maintained for the benefit of a Shareholder Party shall be a Restricted Payment only if Ocensa shall have delivered a notice (a Restriction Notice) to the Dividend Trustee to the effect that:

          (a) there is at or prior to the time of such payment, and immediately following the making of such payment would be, continuing an event of default or default under the Common Security Trust Agreement with respect to the Senior Debt Tranche secured by Collateral provided by such Shareholder Party's Initial Shipper Group;

           (b) there has occurred at or prior to the time of such payment, and immediately following the making of such payment would be, continuing a failure of any Affiliate of such Shareholder Party to meet any payment obligations or material shipping obligations under its Transportation Agreement, Transportation Notes Agreement or Advance Tariff Agreement or any guarantee of obligations thereunder;

             (c) there has occurred at or prior to the time of such payment a violation by such Shareholder Party of Article Two of the Voting Trust Agreement or a transfer of Shares by such Shareholder Party in violation of the provisions of Article Ten thereof;

          (d) there is at or prior to the time of such payment, and immediately following the making of such payment would be, continuing a failure by such Shareholder Party to meet any of its payment obligations under its Subscription Agreement or by any Affiliate of such Shareholder Party to meet any payment obligations under a guarantee of obligations under such Subscription Agreement, or such Shareholder Party is at or prior to the time of such payment, and immediately following the making of such payment would be, subject to the remedies under Section 5.2(e) or 5.3(b) of the Oleoducto Central Agreement; or

     (e) with respect to IPL Enterprises or TCPL (Bermuda) only, such payment constitutes an Excess Payment.

                  [COORDINATE WITH TREATMENT OF DISTRIBUTIONS
                    UNDER THE POLITICAL EVENTS AGREEMENT]

                 [CONSIDER DISTRIBUTIONS IN RESPECT OF TARIFF
                    CREDITS PURSUANT TO TARIFF PRINCIPLES]

            Section 3.6. Restricted Period. Upon the occurrence of any of the events set forth in paragraphs (a) through (e) above with respect to a Shareholder Party, Ocensa shall deliver to the Dividend Trustee a Restriction Notice with respect to such Shareholder Party's Dividend Account, which shall remain in effect until its withdrawal by Ocensa (the Restricted Period). Ocensa shall only withdraw a Restriction Notice:

             (a) in the case of an event described in Section 3.5(a) which is not an event described in Section 3.5(b) or (d) (in which case paragraphs (b) and (c) below shall apply), upon the termination of such event;

          (b) in the case of an event described in Section 3.5(d) and only if other Shareholder Parties have provided Shareholder Bridge Loans pursuant to
Section 5.2(j) or 5.3(c) of the Oleoducto Central Agreement, as the case may be, after a year and such additional period as is necessary for the aggregate Distributions paid into the Restricted Account and applied as set forth in
Section 3.4(b) during such additional period to equal the Shareholding Interest of the Shareholder Party for the benefit of which such Restricted Account is maintained, of any increase in Pre-Completion Retained Returns or Accrued Returns accumulated during the continuance of such event has passed following the termination of such event; or

            (c) in the case of an event described in Section 3.5(b) or 3.5(d) (other than as set forth in paragraph (b) of this Section 3.6), for such period of time and to the extent that is necessary for the aggregate Distributions paid into the Restricted Account and applied as set forth in
Section 3.4(a) to equal the amount of Distributions that the Shareholder Parties for the benefit of which are maintained Dividend Accounts that are not Restricted Accounts failed to receive during the continuation of such event as a result thereof.

                  [CONSIDER EFFECT ON PRE-COMPLETION RETAINED
                         RETURNS AND ACCRUED RETURNS]




                                 ARTICLE FOUR

                             THE DIVIDEND TRUSTEE


              Section 4.1. Appointment of Dividend Trustee. _________________, acting through its corporate trust office, [insert location of office], is hereby appointed by eachof the Shareholder Parties as Dividend Trustee hereunder and the Dividend Trustee hereby accepts the trust created by this Agreement upon the terms and conditions hereof.

          Section 4.2. Delivery of Documentation. Executed counterparts of the Oleoducto Central Agreement referred to herein have been delivered to the Dividend Trustee and the Dividend Trustee acknowledges receipt thereof. Ocensa and each Shareholder Party agree to deliver to the Dividend Trustee any instrument amending or modifying any agreement previously delivered to the Dividend Trustee. Amendments or modifications of the aforementioned agreements shall not affect the duties and obligations of the Dividend Trustee hereunder unless (a) the Dividend Trustee has knowledge of such amendment or modification, and (b) with respect to any amendment or modification which, in the opinion of the Dividend Trustee, enlarge the Dividend Trustee's duties, obligations, or responsibility, the Dividend Trustee has not objected in writing thereto within ten Business Days of receiving notice thereof.

          Section 4.3. Attorney-in-Fact. (a) The Dividend Trustee or any officer or agent thereof, with full power of substitution, is hereby appointed the attorney-in-fact of Ocensa and each Shareholder Party for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which the Dividend Trustee may deem necessary or advisable to accomplish the purposes hereof without notice to or assent by any of the foregoing, to the extent permitted by applicable law, which appointment as attorney-in-fact is coupled with an interest and irrevocable.

          (b) Ocensa and each Shareholder Party agrees to execute and deliver to the Dividend Trustee, and register in every public registry in Colombia in which such registration is necessary, a notarized Colombian public deed appointing the Dividend Trustee and any officer or agent thereof, with full power of substitution, its attorney-in-fact for purposes of exercising the rights and remedies of Ocensa or such Shareholder Party, as the case may be, hereunder and taking all action in Colombia on behalf of such Shareholder Party that the Dividend Trustee is authorized to take pursuant to this Agreement.

          Section 4.4. Reliance. The Dividend Trustee shall be entitled to act upon any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished hereunder which it in good faith believes to be genuine, and it shall be entitled to rely upon the due execution, validity and effectiveness, and the truth and acceptability of any provisions contained therein. The Dividend Trustee shall not have any responsibility to make any investigation into the facts or matters stated in any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished to it hereunder. Ocensa and each Shareholder Party shall deliver to the Dividend Trustee a list duly executed by an officer thereof duly authorized thereunto of authorized signatories ofany notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished to the Dividend Trustee hereunder, and the Dividend Trustee shall be entitled to rely on such list until a new list is furnished by Ocensa or such Shareholder Party, as the case may be, to the Dividend Trustee.

              Section 4.5. Books and Accounts. (a) The Dividend Trustee shall maintain all such accounts, books and records as may be necessary properly to record all transactions carried out by us under this Agreement. The Dividend Trustee shall permit the Shareholder Parties and Ocensa and their authorized representatives to examine such accounts, books and records; provided that any such examination shall occur upon reasonable notice and during normal business hours. Upon request by Ocensa or any Shareholder Party, the Dividend Trustee shall at any time provide such parties with any other information such Parties may reasonably request regarding the transactions contemplated in this Agreement. Upon removal or resignation of the Dividend Trustee, the Dividend Trustee shall deliver all such books and records to the successor dividend trustee, or, in the event of termination of this Agreement, to Ocensa.

          (b) On or before the fifth Business Day in New York of each calendar month for so long as such Dividend Account are open, the Dividend Trustee shall deliver to Ocensa and the related Shareholder Party a statement indicating the amount of funds and other assets on deposit in the Dividend Account and the nature of any investments thereof as of the end of the preceding calendar month and identifying all deposits to and payments from the Dividend Account during such calendar month, including the date on which made. Upon request by Ocensa or the Shareholder Party for the benefit of which a Dividend Account is maintained, the Dividend Trustee shall at any other time inform such parties of deposits, investments, payments, balances and any other information such parties may reasonably request regarding the Dividend Account.

          Section 4.6. Liability. The Dividend Trustee shall not be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing, except for its own gross negligence or willful misconduct. A Shareholder Party or Ocensa shall in no event be liable for any act done or omitted to be done by the Dividend Trustee or by any of its officers or employees.

             Section 4.7. Consultation With Counsel, etc. The Dividend Trustee may consult with, and obtain advice from, legal counsel, accountants and other experts, in connection with the performance of its duties hereunder and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and advice of such counsel, accountants and other experts. The Dividend Trustee shall not be responsible for the negligence or misconduct of any counsel, accountants and other experts selected by it without negligence or willful misconduct on its part.

          Section 4.8. Duties. The Dividend Trustee shall have no duties other than those specifically set forth or provided for in this Agreement and no implied covenants or obligations of the Dividend Trustee shall be read into this Agreement or any related agreement to which the Dividend Trustee is a party. The Dividend Trustee shall have no obligation to familiarize itself with and shall have no responsibility with respect to any other agreement or document relating to the transactions contemplated by this Agreement nor any obligation to inquire whether any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, document, communication, statement or calculation is in conformity with the terms of any such other agreement, except those irregularities or errors manifestly apparent on the face of such document or to the actual knowledge of the Dividend Trustee. If, however, any remittance or communication received by the Dividend Trustee appears manifestly erroneous or irregular the Dividend Trustee shall be under a duty to make prompt inquiry to the Person originating such remittance or communication in order to determine whether a clerical error or inadvertent mistake has occurred. The Dividend Trustee shall at all times take such care in dealing with the Dividend Accounts as would a prudent man in dealing with his own property. The Dividend Trustee shall, upon receipt of a Restriction Notice, exercise the rights and powers vested in it by this Agreement which it is directed by Ocensa to exercise and the Dividend Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the direction of Ocensa absent gross negligence or willful misconduct.

          Section 4.9. Resignation, Replacement and Successor Dividend Trustee. The Dividend Trustee at any time may resign as Dividend Trustee hereunder upon giving not less than three months' notice in writing to Ocensa and each Shareholder Party. The Dividend Trustee may be removed as Dividend Trustee hereunder by an instrument in writing by Ocensa and each Shareholder Party with respect to the Dividend Account of which there is no outstanding Restriction Notice. Upon resignation of the Dividend Trustee, a successor dividend trustee shall be designated by Ocensa and each Shareholder Party with respect to which there is no outstanding Restriction Notice. No resignation or removal of the Dividend Trustee and no appointment of a successor dividend trustee shall be effective until (a) the successor dividend trustee has accepted its designation, (b) all indemnities, compensation and expenses required by Sections 4.10, 4.11 and 4.13 shall have been paid or provided for and (c) the Dividend Trustee shall have executed and delivered to the successor trustee a notarized Colombian public deed delegating its rights and responsibilities hereunder and under the Security Documents to the successor trustee. If no designation of a successor dividend trustee shall have been made and accepted within 60 days after the date fixed for such resignation or removal a successor dividend trustee shall be designated by Ocensa and Shareholder Parties holding a majority of the Shares subject to this Agreement and if no successor dividend trustee shall have been so designated and shall have accepted such designation within an additional 30 days after the date fixed for such resignation or such removal, the Dividend Trustee may petition anycourt of competent jurisdiction for the designation of a successor dividend trustee. Such court may thereupon, after such notice, if any, as it may prescribe, designate a successor dividend trustee. Any successor dividend trustee appointed pursuant to this Section 4.9 shall be a bank or trust company organized under the laws of [________] having its principal corporate trust office in [insert office location] and a combined capital surplus of at least $200,000,000. Any successor dividend trustee shall evidence its acceptance of the trust hereunder by executing and delivering to Ocensa, each Shareholder Party and the Dividend Trustee an instrument accepting this trust and its designation as Dividend Trustee hereunder, and thereupon such successor dividend trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named as Dividend Trustee herein, and such predecessor shall have no further obligation or liability thereunder except for liability with respect to its acts or omissions prior to such succession pursuant to Section 4.6; nevertheless, on the request of any party hereto or such successor dividend trustee, the Dividend Trustee ceasing to act shall execute and deliver instruments transferring to such successor dividend trustee all rights and powers of the Dividend Trustee so ceasing to act, including any such instruments necessary to transfer the Dividend Account maintained for the benefit of each Shareholder Party to such successor dividend trustee, and shall deliver to such successor dividend trustee all property held by it in trust hereunder.

          Section 4.10. Indemnity. (a) Ocensa agrees to indemnify the Dividend Trustee for, and to hold it harmless against, any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, unless forming part of the compensation agreed pursuant to Section
4.11 or arising from the gross negligence or willful misconduct of such of the Dividend Trustee or the agents that are seeking indemnification, including the costs and expenses of defending itself against any claim of liability in the premises.

          (b) In any suit, proceeding or action brought by the Dividend Trustee with respect to, or to enforce any provisions of this Agreement, Ocensa will save, indemnify and keep the Dividend Trustee harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligee thereunder, arising out of a breach by Ocensa of any of its obligations hereunder or thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligee or its successors from Ocensa, and all such obligations of Ocensa shall be and remain enforceable against and only against Ocensa and shall not be enforceable against the Dividend Trustee or any Shareholder.

          (c) The agreements in this Section 4.10 shall survive the termination of the other provisions of this Agreement.

            Section 4.11. Compensation. The Dividend Trustee shall be entitled to reasonable compensation (which shall not be limited by any provision of law in regard to compensation of a trustee of an express trust) as may be agreed from time to time between Ocensa and the Dividend Trustee for all services rendered under this Agreement, and such compensation, together with reimbursement of the Dividend Trustee for its advances, disbursements and expenses in connection with the performance of the trust provided for herein (including the reasonable fees and expenses of its agents and of counsel, accountants and other experts referred to in Section 4.7), shall be paid by Ocensa promptly upon demand from the Dividend Trustee from time to time as services are rendered and expenses are incurred. The Shareholders shall have no liability for any fees, expenses or disbursements of the Dividend Trustee.

             Section 4.12. Certificates. Whenever in the administration of the trusts of this Agreement the Dividend Trustee shall deem it necessary or desirable that a matter be proved or established in connection with taking or omitting any action by the Dividend Trustee hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or willful misconduct on the part of the Dividend Trustee, be deemed to be conclusively proved or established by a certificate of Ocensa delivered to the Dividend Trustee.

          Section 4.13. Stamp and Other Similar Taxes. Ocensa agrees to indemnify and hold harmless the Dividend Trustee from, and shall reimburse the Dividend Trustee for, any present or future claim for liability for any stamp or other similar tax and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement or the trusts created hereunder. The obligations of Ocensa under this Section 4.13 shall survive the termination of the other provisions of this Agreement.

           Section 4.14. Exculpatory Provisions. The Dividend Trustee makes no representations as to the value or condition of the trusts created hereunder or any part thereof, or as to the title of Ocensa or any Shareholder Parties thereto or as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Agreement, and the Dividend Trustee shall incur no liability or responsibility in respect of any such matters.

           Section 4.15. Merger of the Trustee. Any corporation into which the Dividend Trustee shall be merged, or with which it shall be consolidated, or any corporation resulting from any merger or consolidation to which the Dividend Trusteeshall be a party, shall be the Dividend Trustee under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

             Section 4.16. Treatment of Shareholders by Dividend Trustee. (a) The Trustee may treat the Shareholder Parties as the holders of the Shares and as the absolute owners thereof for all purposes hereunder unless the Dividend Trustee shall receive notice to the contrary.

              (b) Any Person which shall be designated as the duly authorized representative of one or more of a Shareholder Party to act as such in connection with any matters pertaining to this Agreement shall present to the Dividend Trustee such documents, including, without limitation, opinions of counsel, as the Dividend Trustee may reasonably request, in order to demonstrate to the Dividend Trustee the authority of such Person to act as the representative of such Shareholder Party.

              Section 4.17. Confidentiality. The Dividend Trustee shall assure that all information disclosed to it concerning the Oleoducto Central, the assets and business of Ocensa and the assets and business of each of the other Shareholder Parties and not otherwise generally available (Confidential Information) shall be kept confidential and shall, unless otherwise required by law or official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self-regulatory authority not be revealed without the consent of Ocensa and all Shareholder Parties other than to the directors, officers and representatives of Ocensa, the Shareholder Parties and Affiliates of the Shareholder Parties. Upon Ocensa or any Shareholder Party demanding the return of Confidential Information relating to it by notice in writing the Dividend Trustee shall, and shall cause its representatives to, return all documents containing Confidential Information that have been provided by Ocensa or Shareholder Party demanding the return of Confidential Information (or on its behalf) and destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information, except, in each case, for any submissions to or filings with judicial, administrative, legislative or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of such notice. The agreements in this Section 4.17 shall survive the termination of the other provisions of this Agreement.

             Section 4.18. Miscellaneous. (a) The Dividend Trustee shall have the right at any time to seek instructions concerning the administration of this trust from any court of competent jurisdiction. In the event of any disagreement between the other parties to this Agreement resulting in adverse claims being made in connection with property held by the Dividend Trustee and the terms of this Agreement do not unambiguously mandate the action the Dividend Trustee is to take in connection with such property under the circumstance then existing, or the Dividend Trustee is in doubt as to what action it isrequired to take, the Dividend Trustee shall be entitled to refrain from taking any action until directed otherwise in writing by the Parties hereto entitled to give such direction or by a court of competent jurisdiction.

           (b) None of the provisions of this Agreement shall be construed to require the Dividend Trustee to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder if it shall have reasonable grounds for belief that repayment of such funds or indemnity against such risk or liability is not reasonably assured to it.

           (c) The Dividend Trustee makes no representations as to, and shall have no responsibility for, the correctness of any statement contained in, or the validity or sufficiency of, this Agreement or any documents or instruments referred to herein, or as to or for the validity or collectibility of any obligation contemplated hereby or thereby. The Dividend Trustee shall not be accountable for the use or application by any Person of disbursements properly made by the Dividend Trustee in conformity with the provisions of this Agreement.

            (d) The Dividend Trustee (or any parent, subsidiary or associated person) may accept deposits from, lend money to, and generally engage in any business with, Ocensa, any Shareholder Party, the Subaccount Banks or any of their Affiliates, without affecting the validity of the trusts created hereby or the right to enforce any right to payment hereunder as freely as if it were not the Dividend Trustee hereunder. The Dividend Trustee shall notify Ocensa and each Shareholder Party at any time it believes it has any interest conflicting with its obligations hereunder. The Trustee hereby waives any right of banker's lien, set-off or counterclaim in respect of any assets contained in the Dividend Accounts maintained for the benefit of a Shareholder Party or otherwise that are held by the Dividend Trustee as dividend trustee hereunder.

          (e) The Trustee shall not be personally liable for debts contracted or liabilities or damages incurred in the management or operations of the trust hereunder, except for those contracted or incurred as a result of its gross negligence or willful misconduct.




                                 ARTICLE FIVE

                                     TERM


            Section 5.1. Term. This Agreement shall continue in full force and effect so long as Ocensa continues to be in existence in accordance with the By-laws and shall terminate upon termination of the Oleoducto Central Agreement unless earlier terminatedby written agreement of the Parties. Each Party's obligations incurred or accrued hereunder prior to termination shall survive any termination of this Agreement.

            Section 5.2. Effectiveness. This Agreement shall have no effect or validity unless and until the Oleoducto Central Agreement shall have become effective.




                                 ARTICLE SIX

                                   GENERAL


          Section 6.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


Party                              Copy To                            Agent for
---------------------------------  ---------------------------------

                                                                      Service
                                                                      ----------------------------
OLEODUCTO CENTRAL S.A.             N/A                                CT CORPORATION
---------------------------------
World Trade Center Bogota                                              SYSTEM
Calle 100 N. 8A-55                                                    1633 Broadway
Santafe de Bogota, D.C. -Colombia                                     New York, New York 10019
Telefax:  571-218-3933                                                Telefax: (212) 247-2882
Attention:  President

EMPRESA COLOMBIANA DE              N/A                                CONSULATE GENERAL OF
PETROLEOS ECOPETROL                                                   COLOMBIA
Carrera 13 No. 36-24                                                  10 East 46th Street
Santafe de Bogota, D.C. -Colombia                                     New York, New York 10017
Telefax:  (571) 287-0041                                              Telefax: (212) 972-1725
Attention:  Juan Maria Rendon

BP COLOMBIA PIPELINES                                                 CT CORPORATION
 LIMITED                           BP EXPLORATION                     SYSTEM
c/o BP EXPLORATION                  (COLOMBIA) LIMITED                1633 Broadway
(COLOMBIA) LIMITED                 Carrera 9A No. 99-02               New York, New York 10019
Carrera 9A No. 99-02               Post Office Box 59824              Telefax: (212) 247-2882
Post Office Box 59824              Santafe de Bogota, D.C. Colombia
Santafe de Bogota, D.C. -Colombia  Telefax: (571) 618-2895
Telefax:  (571) 618-2895           Attention:  Legal Manager
Attention:  Nicholas P. Connolly

TOTAL PIPELINE                     TOTAL EXPLORATIE EN                PROSKAUER, ROSE,
COLOMBIE S.A.                      PRODUKTIE MIJ B.V.                 GOETZ & MENDELSOHN
Tour TOTAL                         Calle 72 No. 10-03                 1585 Broadway
TEP/AME                            Piso 8                             New York, New York 10036
24, Cours Michelet                 Apartado aereo 251375              Telefax: (212) 969-2900
Cedex 47,92069 Paris, France       Santafe de Bogota, D.C. -Colombia  Attention: Ronald Papa, Esq.
Telefax: (33 1) 4135 6530          Telefax: (571) 235-8453
Attention:  Jean-Claude Soligny    Attention:  Jacques de Boisseson

TRITON PIPELINE                    TRITON COLOMBIA, INC.              CT  CORPORATION
COLOMBIA, INC.                     Carrera 9A No. 99-02               SYSTEM
6688 North Central Expressway      Oficina 407                         1633 Broadway
Suite 1400                         Santafe de Bogota, D.C.- Colombia  New York, New York 10019
Dallas, Texas 75206                Telefax: (571) 618-2553            Telefax: (212) 247-2882
Telefax:  (214) 692-0355           Attention:  Ivan Fajardo
Attention:  Thomas G. Finck and
A.E. Turner


IPL ENTERPRISES                    IPL INTERNATIONAL INC.             CT CORPORATION
(COLOMBIA)   INC.                  Suite 1100                         SYSTEM
c/o IPL ENERGY INC.                363 North                          1633 Broadway
31st Floor Bow Valley Square 2     Sam Houston Parkway East           New York, New York 10019
205 - 5th Avenue S.W.              Houston, Texas 77060               Telefax: (212) 247-2882
Calgary, Alberta, Canada T29 2V7   Telefax: (713) 820-9310
Telefax:  (403) 231-3920           Attention: Benny J. Phillips
Attention:  Donald M. Wishart

TCPL (BERMUDA) LTD.                N/A                                FRIED, FRANK, HARRIS,
c/o TransCanada PipeLines                                              SHRIVER & JACOBSON
Limited                                                               1 New York Plaza
TransCanada PipeLines Tower                                           New York, New York 10004
111 Fifth Avenue S.W.                                                 Telefax: (212) 747-1526
P.O. Box 1000, Station M                                              Attention: Ken Blackman
Calgary, Alberta, Canada T2P 4K5
Telefax:  (403) 267-2668
Attention: Dave Russell



or to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The Party giving any notice, request,demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

              Section 6.2. Entire Agreement. This Agreement, together with the Oleoducto Central Agreement, constitutes the entire Agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            Section 6.3. Representations and Warranties. Each Party represents and warrants to the other that:

       (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

       (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement, and this Agreement, when executed and delivered by such Party, constitutes a valid and legally binding agreement of such Party;

     (c) the execution and delivery of, and the performance by it of its obligations under this Agreement will not result in a breach of or constitute a default under:

               (i)any provision of its charter or articles of incorporation or its by-laws;

               (ii)any agreement or instrument to which it is a party and which is material to the performance by it of its obligations hereunder;

                 (iii) any statute, rule, regulation or order, judgment or decree of any governmental agency or court having jurisdiction over it or by which it is bound; and

     (d) neither it nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process.

            Section 6.4. Assignments. (a) Ocensa may not assign this Agreement or any of its rights or proceeds hereunder, or create enforceable third party rights herein, to or in any person not a party hereto except with the prior written consent of each Shareholder Party. If each Shareholder Party consents, it agrees to execute and deliver all consents and documents reasonably necessary to effect such assignment and to create a valid and perfected interest herein. The claims and rights of each such Permitted Assignee shall rank pari passu with the claims and rights of all permitted assignees irrespective of the time or times at which prior, concurrent or subsequent assignments under this Section 6.4 are made or perfected. Subject to compliance with the terms of any such assignment, any such Permitted Assignee shall have the rights of Ocensa and may enforce such rights hereunder as if such Permitted Assignee were a party hereto.

          (b) A Shareholder Party may not assign this Agreement or any of its rights or proceeds hereunder or its interest in the Dividend Account maintained for its benefit by the Dividend Trustee, or create enforceable third party rights herein or therein, to or in any person not a party hereto except in connection with a transfer of Shares permitted pursuant to Article Ten of the Oleoducto Central Agreement. A Shareholder Party which has transferred any of its Shares to another Person or assigned to another Person any right to acquire Shares shall procure that such Person shall become a Shareholder Party hereto with respect to such Shares by providing written notice to the Dividend Trustee, which shall then notify all other Parties hereto. Upon receipt of such notice by the Dividend Trustee, such holder shall have all the rights, benefits, obligations and duties hereunder of a Shareholder Party hereto. A notice or application by a holder of Shares to be registered as a shareholder of Ocensa in the Share Register maintained by Ocensa shall be deemed to also be a notice to Ocensa pursuant to this paragraph (c) of Section 6.4.

           (c)  In the event of a transfer or assignment pursuant to paragraph
(b) above by a Shareholder Party during the Restricted Period with respect to the Restricted Account, the Restricted Period shall continue with respect to such account and funds therein shall be applied accordingly. Notwithstanding
Section 2.1, no Dividend Account shall be established by the Dividend Trustee for the benefit of any such transferee or assignee of such Shareholder Party prior to the termination of the Restricted Period and the Restricted Account shall be deemed to be maintained by the Dividend Trustee also for the benefit of any such transferee or assignee.

              Section 6.5. Nature of Obligations. Subject to the terms of this Agreement, the obligations under this Agreement shall be unconditional and absolute and shall not be deferred, excused, released, discharged, or in any way affected by: (i) any right of set off, counterclaim, or defense by reason of any claims against Ocensa arising under this Agreement or on any other account whatsoever, (ii) any insolvency, bankruptcy, receivership, reorganization, dissolution, or liquidation of Ocensa or any Shareholder Party, (iii) any sale or other transfer by any of the Shareholders (among themselves orotherwise) of any of Ocensa's capital stock, or (iv) any change, waiver, extension, indulgence, or other action or omission in respect of any of Ocensa's obligations in each case, whether or not the Parties shall have had any notice or knowledge of any of the foregoing.

          Section 6.6. Amendments. This Agreement may not be amended or modified except with the written consent of the Parties and any permitted assignees.

          Section 6.7. No Third Party Beneficiaries. Except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assignees, and no other Person shall have any rights hereunder.

          Section 6.8. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

           Section 6.9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

             Section 6.10. Commercial Obligations. The Parties acknowledge and agree that their rights and obligations hereunder are commercial and not governmental in nature.

          Section 6.11. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, breach, termination, or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, controversy or claim, and shall have no connection with any party. Should the services of an appointing authority be necessary, the appointing authority shall be the American Arbitration Association. The Parties and the appointing authority may appoint from among the nationals of any country, whether or not a party is a national of that country. The place of arbitration shall be The City of New York, New York. The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the law of New York without regard to the principles of conflicts of laws.

            Section 6.12. Submission to Jurisdiction; Consent to Service. Each of the Parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the Specified Court) with respect to the enforcement of the arbitration provisions of this Agreement and the non-exclusive jurisdiction of such courts with respect to the enforcement of any award thereunder. Each of the parties hereto irrevocably appoints the person opposite its name in Section 6.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any related suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to such party, by the person serving the same to the address provided in Section 6.1, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Each of the Parties hereto further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.

            The obligation of a Party in respect of any sum due from it to the other party hereunder expressed in United States dollars, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day following receipt by such Party of any sum adjudged to be so due in such other currency on which (and only to the extent that) such Party may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such Party hereunder, the other party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Party against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to such party hereunder, such Party agrees to pay to the other Party an amount equal to the excess of the dollars so purchased over the sum originally due to such Party hereunder.

              Section 6.13. Waiver of Immunity. (a) The Purchaser irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of this Agreement brought in the Specified Court and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in the Specified Court.

          (b) To the extent that the Purchaser or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of this Agreement at any time brought against the Purchaser or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such animmunity, the Purchaser irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States), except, in the case of Ecopetrol, as provided under Article 684 of the Codigo de Procedimiento Civil of Colombia.

          Section 6.14. Headings; Table of Contents. The headings and table of contents contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 6.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the Parties have hereunto caused this agreement to be executed and delivered by their proper officers thereunto duly authorized as of the date first above written.


                                        OLEODUCTO CENTRAL S.A.



                                        By:
                                        Title:



                                        [EMPRESA COLOMBIANA DE PETROLEOS -
                                         ECOPETROL



                                        By:
                                        Title:



                                        BP COLOMBIA PIPELINES LIMITED



                                        By:
                                        Title:



                                        TOTAL PIPELINE COLOMBIE S.A.



                                        By:
                                        Title:



                                        TRITON PIPELINE COLOMBIA, INC.



                                        By:
                                        Title:



                                        IPL ENTERPRISES (COLOMBIA) INC.



                                        By:
                                        Title:



                                        By:
                                        Title:



                                        TCPL (BERMUDA) LTD.



                                        By:
                                        Title:


                                        [NAME OF DIVIDEND TRUSTEE]
                                             AS DIVIDEND TRUSTEE



                                        By:
                           Title:


                                                                       ANNEX A
                                                   to Dividend Trust Agreement
                  FORM OF DIVIDEND SUBACCOUNT BANK AGREEMENT



                                                                        [date]

[Dividend Trustee]
[Address]


Attention:

Gentlemen:

          This is to confirm our agreement with you as follows:

          1. The Dividend Subaccount; No Set-Offs. We have today opened a segregated account in your name, no. _______ (the Dividend Subaccount). We acknowledge that all funds or other assets in such account are trust funds held by you under the Dividend Trust Agreement, dated as of _____________, 1994, among Oleoducto Central S.A. (the JSC) and the other parties thereto, which trust funds we will hold as your custodian. Accordingly, we will not have, and hereby waive, any right of banker's lien, set-off or counterclaim in respect of any funds or other assets in the Dividend Subaccount or any Special Account (as defined below).

          [2. Consent to Assignment. We acknowledge and consent to the assignment of such interest or rights (if any) as Ocensa may have in or with respect to the Dividend Trust Subaccount or any Special Account.]

             3. Investments. (a) We agree to remit all funds and other assets held in or for the Dividend Subaccount or any Special Account to you or any person designated by you upon receipt of your instructions following receipt of any funds or assets for deposit to the Dividend Subaccount or any Special Account.

          (b) We shall have no liability with respect to investments (including purchases or conversions of foreign exchange) of moneys held in or for the Dividend Subaccount or any Special Account (or any losses resulting therefrom) made at your direction. Investments which we make with Dividend Subaccount or Special Account balances will be held by us in your name.

          (c) If, in addition to the Dividend Subaccount, we have opened other accounts in your name and we receive funds from you or Ocensa or for your, Ocensa'sor a Shareholder Party's account that are not identified as funds for deposit in the Dividend Subaccount or any such other account, and as to which we have received no instructions from you, we shall deposit such funds to a segregated account established by us in your name at such time and for such purpose (Special Account) and promptly thereafter we shall request that you instruct us as to the deposit or other disposition of such funds.

              4. Books and Accounts. (a) We shall maintain all such accounts, books and records as may be necessary properly to record all transactions carried out by us under this Agreement. We shall permit you, the Shareholder Parties and Ocensa and their authorized representatives to examine such accounts, books and records; provided that any such examination shall occur upon reasonable notice and during normal business hours.

          (b) On or before the fifth banking day in [New York] of each calendar month for so long as such Dividend Subaccount and any Special Account are open, we shall deliver to you a statement indicating the amount of funds and other assets on deposit in the Dividend Subaccount and such Special Account and the nature of any investments thereof as of the end of the preceding calendar month and identifying all deposits to and payments from the Dividend Subaccount and such Special Account during such calendar month, including the date on which made. Upon your request, we will at any other time inform you of deposits, investments, payments, balances and any other information you may request (and that is reasonably available to us) regarding the Dividend Subaccount and any Special Account.

            5. Communications. Any instruction to be given hereunder to us for the withdrawal and transfer of moneys in the Dividend Subaccount or any Special Account may be given by you in writing, by telephone, by tested telex, facsimile or other form of electronic transmission, and in any manner that we may reasonably accept (subject to normal and customary verification requirements), in each case from persons designated for such purpose by you, and under procedures established from time to time by you and us. Any initiation of a wire transfer of funds in the Dividend Subaccount or any Special Account effected through computerized facilities offered to you by us shall be deemed to be the giving to us of a direction or instruction to make such transfer. All directions, notices and instructions given to us that are not in writing or by electronic funds transfer shall be confirmed in writing.

           6. Duties of Subaccount Bank. (a) We shall be entitled to act upon any notice, request, direction, waiver, receipt or other document which in good faith we believe to be genuine, and we shall be entitled to rely upon the due execution, validity and effectiveness, and the truth and acceptability of any provisions contained therein. We shall not have any responsibility to make any investigation into the facts or matters stated in any notice, certificate, instrument, demand, request or other communications furnished to us hereunder.
          (b) We shall not be liable for any error of judgment or for any act done or omitted by us in good faith or for any mistake of fact or law, or for anything which we may do or refrain from doing, except for our own negligence or willful misconduct.

              (c) We may consult with, and obtain advice from, legal counsel, accountants and other experts, in connection with the performance of our duties hereunder and we shall incur no liability and shall be fully protected in acting in good faith in accordance with the written opinion and written advice of such counsel, accountants and other experts. We shall not be responsible for the negligence or misconduct of any counsel, accountants and other experts selected by us without negligence or willful misconduct.

          (d) We shall have no duties other than those specifically set forth or provided for in this Agreement and no implied covenants or obligations on our part shall be read into this Agreement. We shall have no obligation to familiarize ourselves with and shall have no responsibility with respect to any other agreement relating to the transactions contemplated by this Agreement nor any obligation to inquire whether any notice, instruction, statement or calculation is in conformity with the terms of any such other agreement, except those irregularities or errors manifestly apparent on the face of such document or to our actual knowledge. If, however, any remittance or communication received by us appears manifestly erroneous or irregular we shall be under a duty to make prompt inquiry to the person originating such remittance or communication in order to determine whether a clerical error or inadvertent mistake has occurred. We shall at all times take such care in dealing with the Subaccount and any Special Account as would a prudent man in dealing with his own property.

             7. Expenses. We acknowledge that you shall have no responsibility for any fees or expenses incurred by us in connection with this Agreement. Any arrangements for the payment of such fees and expenses shall be made directly between us and Ocensa.

          8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

            9. Definitions. Terms used but not defined herein have the meaning assigned to them in the Dividend Trust Agreement.

                         [NAME OF DIVIDEND SUBACCOUNT BANK]


                          By










                                                                 SCHEDULE D TO
                                                   OLEODUCTO CENTRAL AGREEMENT



                 TECHNICAL SERVICES AND MANAGEMENT AGREEMENT


                          dated as of March 31, 1995


                                   between

                            OLEODUCTO CENTRAL S.A.

                                     and

                             CIT COLOMBIANA S.A.

                                                             TABLE OF CONTENTS


                      Section                                             Page


                                  RECITALS                                   1

                                  ARTICLE ONE

                       DEFINITIONS  AND INTERPRETATION

                    1.1.  Definitions                                        1
                    1.2.  Interpretation                                   5

                                  ARTICLE TWO

                                 THE SERVICES

                  2.1.  The Services                                      5
                  2.2.  Standard of Performance                              5

                                 ARTICLE THREE

                    RESPONSIBILITIES AND DUTIES OF CITCOL,
            THE CHIEF OPERATING OFFICER AND THE OPERATING DIVISION

                         3.1.  CITCOL                                        6
                  3.2.  Chief Operating Officer                              6
                       3.3.  Operating Division                              6
                       3.4.  CITCOL's Employees                              8

                                 ARTICLE FOUR

                      INTELLECTUAL PROPERTY AND KNOW HOW

                 4.1.  Intellectual Property and Know How                    9

                                 ARTICLE FIVE

                          COMPENSATION AND FINANCIAL

                        5.1.  Compensation                                   9
                    5.2.  Suspension of Compensation                         9
                   5.3.  Audit and Examination                              10
                    5.4.  CITCOL Operating Expenses                         10
                5.5.     Right of Set Off                                   10


                                  ARTICLE SIX

                           CONFIDENTIAL INFORMATION

                    6.1.  Confidentiality                                   10
                        6.2.  No Announcements                              10
              6.3.  Developed Information and Inventions                    10

                                 ARTICLE SEVEN

                    RELEASE; INDEMNIFICATION AND INSURANCE

                    7.1.  Owner's Release                                   11
                       7.2.  Owner's Indemnity                              11
                      7.3.  CITCOL's Indemnity                              12
                     7.4.  Acknowledgment                                   12
                     7.5.  Insurance                                        12

                                 ARTICLE EIGHT

                             TERM AND TERMINATION

                          8.1.  Term                                        12
                    8.2.  Termination by Owner                              12
                   8.3.  Termination by CITCOL                              13
                  8.4.  Consequences of Termination                         13
                 8.5.  Transfer of Responsibilities                         13

                                 ARTICLE NINE

                                   GENERAL

                    9.1.  Exclusive Dedication                              14
                       9.2.  Notices                                        14
                   9.3.  Entire Agreement                                   15
                        9.4.  Waiver                                        15
                 9.5.  No Third Party Beneficiaries                         15
                        9.6.  Assignments                                   15
                         9.7.  Taxes                                        15
                       9.8.  Severability                                   16
                 9.9.  Survival of Obligations                              16
                     9.10.  Remedies Exclusive                              16
                     9.11.  Governing Law                                   16
                     9.12.  Dispute Resolution                              16
                      9.13.  Counterparts                                   17
                 9.14.  Headings, Table of Contents                         17
                  9.15.  Language of Agreement                              17

                                   EXHIBITS
     A.  Description of Pipeline
     B.  Operator Incentives
     C.  Subordinated Fee
     D.  Operating Division Organization
 E.  Form of Guarantee Agreement and Comfort Letters

                  TECHNICAL SERVICES AND MANAGEMENT AGREEMENT


               TECHNICAL SERVICES AND MANAGEMENT AGREEMENT (including all Exhibits) (the Agreement), dated as of March 31, 1995, between OLEODUCTO CENTRAL S.A. (Owner), and CIT COLOMBIANA S.A. (CITCOL), each a sociedad anonima organized under the laws of Colombia.


                                   RECITALS

 WHEREAS:

          A. Owner was formed on December 14, 1994 to construct, acquire, own and operate the Pipeline transport system and Port facilities.

          B. Owner desires that CITCOL provide the necessary expertise, management skills and manpower to perform the technical and management services for the operations of the Pipeline.

          C. CITCOL is willing and qualified to provide the Services to Owner on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Owner and CITCOL agree as follows:

                                  ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION

            Section 1.1. Definitions. Defined terms in this Agreement, which are identified by the capitalization of the first letter of each principal word thereof, have the meanings indicated below:

            Access Agreements means the agreements to be entered into by Owner and third parties relating to the grant to Owner by such third parties of access to certain facilities to be used in connection with the Pipeline, in each case as the same may be thereafter amended from time to time in accordance with the terms thereof.

             Accounting Procedure means the Accounting Procedure referenced in the Oleoducto Central Agreement as approved and as may be amended by Owner from time to time.

             Annual Operating Budget Format means the form in which the Annual Operating Budget is presented to the Board of Directors as approved and as may be amended by Owner from time to time.

              Annual Revenue Requirement has the meaning assigned to it in the Definitions attached as Schedule A to the Transportation Agreements as the same may be amended from time to time.

          Board of Directors means the Board of Directors of Owner.

          Budgets means the Annual Operating Budget and the Capital Budget.

          Chief Operating Officer means the most senior position of the Operating Division.

          CITCOL means the sociedad anonima specified as such in the first paragraph of this Agreement and its successors and permitted assigns.

           CITCOL Parties has the meaning assigned to it in Section 7.1 of the Agreement.

          Claims has the meaning assigned to it in Section 7.1 of the Agreement.

          Colombia means the Republic of Colombia.

            Colombian Authority means any authority of the executive, judicial or legislative branches and any other body or individual with public authority given by law.

          Day means a period of twenty - four (24) consecutive hours commencing at 12:01 a.m. in Santafe de Bogota, Colombia.

          Demobilization Costs means the following categories of costs, including costs fairly incidental thereto:

          (a) relocation costs for Secondees and their families to their locations of origin in accordance with the Parent company practices, provided that in all cases the locations of origin of such Secondees shall be deemed to be within Canada;

          (b) legal and audit costs of dissolving and liquidating CITCOL as a business entity using all reasonable efforts to do so, provided that CITCOL is notengaged in other activities in accordance with Section 9.1 of this Agreement and, provided further, that CITCOL initiates such dissolution and liquidation proceedings within 30 days of the date of termination or expiration of the term of this Agreement;

            (c) reasonable severance and legal costs of terminating Secondees whose location of origin is Colombia.

          $ or dollars means United States dollars.

          Ecopetrol means Empresa Colombiana de Petroleos - Ecopetrol, an Empresa Industrial y Comercial del Estado existing under the laws of Colombia and wholly-owned by Colombia, and its successors and permitted assigns..

              Environment means the air, land, water and all organic matter as affected by the operation and maintenance activities of the Pipeline. Environmental has a corresponding meaning.

              Environmental Regulations means all laws, rules, regulations and orders pertaining to the conservation and preservation of the Environment as enacted by any Colombian Authority.

           Environmental, Health and Safety Standards and Procedures means the corporate environmental, health and safety standards, policies and procedures approved and adopted by Owner from time to time.

           Environmental Studies means all technical studies applicable to the Environment, including socio-economic impact assessments, spill contingency plans, Environmental assessments and audits, studies regarding routing, permits and rights-of-way, and studies concerning incidents, emergencies, Environmental restoration and reclamation, and Environmental risk and liabilities, all as accepted and/or approved by Owner.

          Fees means, for any Year, the sum of the Operating Fee, the Subordinated Fee and the Incentive Fees.

            Guarantee Agreement means the Guarantee Agreement, dated as of the date hereof, among Owner, IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., substantially in the form attached as Exhibit E hereto.

          Incentive Fees has the meaning assigned in Section 5.1(b).

          Oleoducto Central Agreement means the Amended and Restated Oleoducto Central Agreement dated as of March 31, 1995 among Owner, Ecopetrol, BPColombia Pipelines Limited, TOTAL Pipeline Colombie S.A., Triton Pipeline Colombia, Inc., IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., as the same may be amended and restated from time to time.

             Operating and Maintenance Costs has the meaning assigned to it in the Definitions attached as Schedule A to the Transportation Agreements.

          Operating Division means the operating division of Owner as diagrammed on Exhibit D hereto as amended by the Board of Directors from time to time consisting of the Chief Operating Officer, the other Secondees and all employees of Owner who report directly or indirectly to the Chief Operating Officer.

          Operating Fee has the meaning assigned to it in Section 5.1(a) hereof.

          Owner means the sociedad anonima specified as such in the first paragraph of this Agreement and its successors and permitted assigns.

            Owner Parties has the meaning assigned to it in Section 7.2 of the Agreement.

              Parents means IPL Energy Inc. and TransCanada PipeLines Limited, each a corporation organized under the laws of Canada, and their respective successors and permitted assigns.

          Party means Owner or CITCOL as the case may be.

          Peso Equivalent Amount means an amount in Pesos that is the equivalent of a dollar amount payment hereunder calculated based on the exchange rate quoted by Citibank N.A. for Citibank N.A. selling dollars for Pesos for wire transfers on the date the payment is actually made.

          Pesos or Ps means the lawful currency of Colombia.

           Pipeline means the facilities described in Exhibit A hereof and the Sole Risk Facilities.

          Port means Owner's port facilities at Coveas.

          President means the President of Owner.

          Secondees has the meaning assigned to it in Section 3.1.

           Services means the provision by CITCOL of its expertise, management skills and manpower, to the Operating Division pursuant to Article Two and Article Threeand the contribution of intellectual property and know-how pursuant to Article Four hereof.

          Special Damages has the meaning assigned to it in Section 7.2 of the Agreement.

          Subordinated Fee has the meaning assigned to it in Section 5.1(c).

          SCADA means Supervisory Control and Data Acquisition.

          Transportation Agreements means those certain Transportation Agreements, each dated as of March 31, 1995, between Owner and each of Ecopetrol, BP Exploration Company (Colombia) Limited, TOTAL Exploratie en Produktie MIJ B.V., and Triton Colombia Inc.

          Year means a calendar year.

All defined terms used and not defined herein shall have the meanings assigned to them in the Oleoducto Central Agreement.

            Section 1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

          (b)  words importing gender include all genders;

            (c) any reference to an Article or a Section refers to an Article or a Section, as the case may be, of this Agreement; and

        (d) all references to this Agreement and the words herein, hereof, hereto and hereunder and others words of similar import refer to this
    Agreement as a whole and not to any particular Article, Section, other subdivision or Exhibit.

                                 ARTICLE TWO

                                 THE SERVICES

           Section 2.1. The Services. Subject to the terms and conditions of this Agreement, CITCOL hereby covenants and agrees to provide to Owner the Services and hereby agrees to act as an independent contractor pursuant to, and to be bound by, the terms of this Agreement.

              Section 2.2. Standard of Performance. CITCOL shall ensure that activities of the Operating Division hereunder are in compliance with all applicable laws, statutes, ordinances, statutory codes, orders and Environmental Regulations of the Colombian Authority and the standards and procedures approved by Owner from time to time including the Accounting Procedure and Environmental, Health and Safety Standards and Procedures. The Parties agree that the standard of performance provided by the Operating Division shall be that generally applied by an experienced and prudent operator for pipeline operations in Canada and the United States as modified to appropriately reflect the context of operations in Colombia and the policies and Budgets approved by the Board of Directors.

                                 ARTICLE THREE

      RESPONSIBILITIES AND DUTIES OF CITCOL, THE CHIEF OPERATING OFFICER
                          AND THE OPERATING DIVISION

          Section 3.1. CITCOL. CITCOL shall assign to Owner certain of CITCOL's employees of appropriate skill and experience (the Secondees) to fill the position of Chief Operating Officer and the other positions to be filled by Secondees specified on Exhibit D, as the same may be amended by the Board of Directors from time to time. The appointment of the Chief Operating Officer and each person reporting directly to the Chief Operating Officer shall be subject to the approval of the Board of Directors before assignment and the Board of Directors may at any time direct the replacement of such employees. The Secondees shall remain employees of CITCOL, but shall function within the Operating Division as if they were employees of Owner. CITCOL shall be responsible for the actions and omissions of the Chief Operating Officer and the other employees of the Operating Division.

           Section 3.2. Chief Operating Officer. The Chief Operating Officer shall have the duties and responsibilities delegated by decisions of the Board of Directors from time to time including, as so delegated, the following:

     (i)  to act as a legal representative of Owner;

       (ii)  to appoint those Operating Division employees not appointed under
Section 3.1;

          (iii) to ensure that the Operating Division performs to the standard of performance contemplated in this Agreement;

           (iv) to execute on behalf of Owner, within the limits delegated by the Board of Directors, agreements relating to the activities of the Operating Division, including agreements with Owner's Shareholders and their Affiliates, provided that such agreements shall be on terms and conditions no less favorable to Owner than those of comparable agreements between independent parties acting at arm's length; and

           (v) to report to the President regarding all matters for which the Chief Operating Officer has responsibility.

           Section 3.3 Operating Division. The Operating Division shall have the authority and duties set forth in the guidelines and general statements of policy and procedure submitted by the Chief Operating Officer and approved by the Board of Directors from time to time, including the authority and duties described below and the authority to conduct activities similar to the ones so described:

             (i) Human Resources including recruiting, terminating and career development activities relating to the Operating Division and the administration of benefits, salaries, wages and other compensation matters for the Operating Division;


            (ii) Operational Accounting including institution and maintenance of proper operational accounting controls and procedures for all of Owner's activities, the supply of information required for the compilation of periodic operating and other reports as requested by the Board of Directors, all in accordance with the Accounting Procedure, but excluding all taxation matters and treasury and financial reporting functions;

     (iii) Contract Administration including the implementation and administration of the Transportation Agreements, the Access Agreements and the other agreements entered into by Owner related to the activities of the Operating Division;

          (iv) External Relations relating to community affairs and relations with any municipal Colombian Authority;

            (v) Security including responsibility for local security measures with respect to guerrilla activities, theft and vandalism and liaison with local military representatives in the vicinity of the Pipeline;

          (vi) Environmental, Health and Safety including the preparation and submission to the Board of Directors of the Environmental, Health and Safety Standards and Procedures and compliance therewith and, following Completion, developing safe work procedures and safety training programs, managing safety hazards and risks, preparing Environment protection and emergency response plans, planning and training of staff in all Environmental procedures and inspection of facilities to ensure proper and safe work practices;

          (vii) Oil Accounting including administration and implementation of the tariffs, quality bank management, oil measurement and invoicing, all in accordance with the Transportation Agreements and the Accounting Procedure;

             (viii) Engineering including the preparation, as required by the Board of Directors, of operational and maintenance manuals and, following Completion, design services for all Pipeline facilities, ongoing technical support and maintenance of system integrity programs, quality control for field operations, maintenance of design and material records and engineering of capital upgrades including Sole Risk Proposals;

           (ix) Purchasing including administration of procurement procedures and purchasing of materials and supplies for Pipeline operations in accordance with approved Budgets and the Accounting Procedure;

             (x) Oil Movements including forecasting, batching, allocation of capacity in accordance with nomination procedures in the Transportation Agreements, scheduling of Pipeline and Port oil movements and control center operations;

          (xi) Operations including proper inspection, maintenance and operation of all Pipeline facilities; performance of Pipeline emergency response function; prompt emergency notification; and the provision of operational reports as requested by the Board of Directors;

              (xii) Information Systems including support for all information systems including SCADA, communication systems, management information services, equipment and software; and

             (xiii) Budgeting including the preparation of and submission for approval by the Board of Directors the Annual Operating and, following Completion, the Capital Budgets, all in accordance with the Annual OperatingBudget Format and Article Three of the Oleoducto Central Agreement, and to provide such financial information to the Board of Directors as required.

            Section 3.4. CITCOL's Employees. CITCOL shall be responsible for salaries, wages, fees, other compensation, health, life and disability insurance, pension benefits and employee stock options (in the case of expatriate employees such pension benefits and employee stock options shall be provided in accordance with Parent company practices for employees in Canada or Affiliate company practices for employees in the United States), expatriate benefits and perquisites, overhead and administrative expenses, and, if applicable, social security taxes, workers' compensation insurance as required by law and other employee-related expenses relating to the Secondees. All such employee-related expenses properly incurred pursuant to this Section 3.4 and the Accounting Procedure and included in the approved Annual Operating Budget shall be reimbursed to CITCOL by Owner. It is acknowledged by Owner and CITCOL that all of the reasonable direct and indirect costs and expenses of CITCOL in providing the Secondees to the Operating Division shall be reimbursed to CITCOL by Owner, inclusive of any applicable withholding, IVA or other taxes (other than any income taxes levied in any jurisdiction), within 30 days of delivery of a monthly invoice to Owner by CITCOL setting forth such amounts. Except as provided in Section 5.1, these reimbursements shall be made at cost, it being the intent that neither CITCOL nor the Parent companies thereof shall profit from or incur loss as a result of providing Secondees to the Operating Division.

                                 ARTICLE FOUR

                      INTELLECTUAL PROPERTY AND KNOW HOW

              Section 4.1. Intellectual Property and Know How. CITCOL shall, subject to any legal or regulatory restrictions, obtain for use in the performance of the Services to the standard herein contemplated, and make available to the Operating Division, such processes, inventions, proprietary rights, intellectual property, and know how relating to pipeline operations in the possession of any Affiliate of CITCOL. Owner shall, to the extent such intellectual property and know how is not in the public domain or otherwise known to Owner, keep such intellectual property and know how confidential, and shall not make any claim of ownership to, or interest in, such intellectual property and know how. Owner shall pay no licensing fee or royalties with respect to such intellectual property and know how.

                                 ARTICLE FIVE

                          COMPENSATION AND FINANCIAL

            Section 5.1. Compensation. Subject to Section 5.3(b)(iii) of the Oleoducto Central Agreement, Owner shall pay CITCOL the expenses which are reimbursable hereunder and the following fees in respect of Services provided hereunder:

     (a) a non-inflation adjusted, pre-tax fee (the Operating Fee) of $2,500,000 annually on December 31 for the years 1996 and following (or the Peso Equivalent Amount);

        (b)  the fees and payments (the Incentive Fees) to be made pursuant to
Section 6 of Exhibit B hereto; and

     (c) the fee (the Subordinated Fee) to be determined in the manner described in Exhibit C hereto.

In order to allow the payment of Fees in dollars, CITCOL shall, at the request of Owner, seek to be certified as an oil-related service company by the Colombian Ministry of Mines. If an increase in the Operating Division's personnel is necessitated by a substantial increase in the Operating Division's scope of operations, CITCOL may request an increase in the Operating Fee in order to achieve fair compensation for its increase in activity, and Owner agrees to consider such request in good faith.

              Section 5.2. Suspension of Compensation. If IPL Enterprises or TCPL International fails to make an Equity Contribution on a timely basis as required under the Oleoducto Central Agreement or fails to comply with Article Ten of the Oleoducto Central Agreement in connection with a transfer, pledge, encumbrance or hypothecation of Shares, and such failure continues for 15 Business Days, Owner shall, at the direction of the Initial Shippers, cancel partially or entirely the payment of Fees payable hereunder for a period of up to five years.

          Section 5.3. Audit and Examination. Owner or its designated representatives, after reasonable notice in writing to CITCOL, shall have the right during normal business hours to audit or examine, at the expense of Owner, all books and records of CITCOL relating to the performance of this Agreement. Such right shall include the right to meet with CITCOL's auditor (revisor fiscal) to discuss matters relevant to the audit or examination. Owner shall have two Years after the close of a Year to initiate audits for such Year. Any reasonable cost to CITCOL arising hereunder in assisting Owner during any audit shall be a reimbursable expense. This Section 5.3 shall survive the termination of this Agreement for a period of three Years.

          Section 5.4. CITCOL Operating Expenses. Owner shall reimburse CITCOL for all expenses incurred by CITCOL in carrying out its operations prior to the effective date of this Agreement to the extent provided for in a budget previously approved by the Board of Directors.

          Section 5.5. Right of Set Off. The Parties agree that Ocensa shall have the right, in its sole discretion, to set off against sums due by it to CITCOL under any payment obligation hereunder or under any loan, note or credit the unpaid amount of any Equity Contribution with respect to which any Shareholder in the Canadian Group is in default.

                                 ARTICLE SIX

                           CONFIDENTIAL INFORMATION

           Section 6.1. Confidentiality. Except as hereinafter provided, all information concerning Owner's business in the possession of the Secondees shall be treated by them and by CITCOL as confidential. Such confidential information shall not be divulged to any third party without obtaining prior written approval by Owner. The Secondees and CITCOL shall limit the disclosure of the confidential information to only those officers, employees and agents of CITCOL (including legal counsel, accountants and consultants) necessary for the performance of CITCOL's obligations hereunder. No information shall be subject to such restrictions if (a) it is received from a third party whose possession was not subject to restriction at the time of receipt or (b) it was in the public domain at the time of disclosure, or subsequently became part of the public domain through no fault of the receiving Party. In addition, the Secondees and CITCOL may disclose information if legally required to do so. The obligation set forth in this Section 6.1 shall be a continuing one and shall survive the termination of this Agreement.

              Section 6.2. No Announcements. No public announcement or press release concerning the business of Owner, including the Pipeline, shall be made by CITCOL without Owner's prior written consent.

            Section 6.3. Developed Information and Inventions. All know how, processes, proprietary rights, trade-secrets, inventions or other similar intangible property rights developed or derived by CITCOL or the Secondees in the course of performing Services, or developed or derived by CITCOL or the Secondees from confidential information provided by Owner, shall be and remain the exclusive property of Owner. CITCOL shall have a right to use such information and inventions solely in connection with and during the performance of Services hereunder.

                                ARTICLE SEVEN

                    RELEASE; INDEMNIFICATION AND INSURANCE

          Section 7.1. Owner's Release. Notwithstanding any provision contained in this Agreement to the contrary, Owner hereby releases CITCOL and its Affiliates and their respective shareholders, directors, officers, employees (including the Secondees) and agents (collectively, the CITCOL Parties) from and against any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatever nature, including reasonable attorneys' fees and legal costs (collectively Claims) that may be brought against any of the Owner Parties or that any of the Owner Parties may suffer, sustain, pay or incur arising out of the acts, or failure to act, of any of the CITCOL Parties (including any responsibility for the supervision of the Operating Division and any other responsibility for the acts or failure to act of the Operating Division) in the performance of, or related to, this Agreement; provided that the CITCOL Parties shall not be released, and this
Section 7.1 shall not apply, in respect of any Claims arising out of the gross negligence (culpa grave) or willful misconduct (dolo) of any of the CITCOL Parties.

          Section 7.2.  Owner's Indemnity.  Owner shall:

      (a) be liable to CITCOL for any Claims that may be brought by Owner and its officers, agents and employees (but excluding the Secondees) (collectively, the Owner Parties) or any third party against any of the CITCOL Parties or that any of the CITCOL Parties may suffer, sustain, pay or incur in connection with Claims by Owner Parties or third parties arising out of the performance of, or related to, this Agreement, and

     (b) indemnify the CITCOL Parties from and against any and all such Claims by such Owner Parties or third parties;
provided that in no event shall Owner be liable to the CITCOL Parties for (i) any Claims arising out of the gross negligence (culpa grave) or willful misconduct (dolo) of any of the CITCOL Parties, or (ii) any consequential, incidental, special, exemplary or punitive damages or claims, including business interruption, loss of profit or revenue or cost of capital (collectively, Special Damages).

          Section 7.3.  CITCOL's Indemnity.  CITCOL shall:

     (a) be liable to the Owner Parties for any Claims that may be brought by any of the officers, employees or agents of CITCOL against any of the Owner Parties or that any of the Owner Parties may suffer, sustain, pay or incur in connection with Claims by the officers, employees or agents of CITCOL arising out of the performance of, or related to, this Agreement, and

        (b) be liable to the Owner Parties for any Claims that may be brought against any of the Owner Parties or that any of the Owner Parties may suffer, sustain, pay or incur arising out of the gross negligence (culpa grave) or willful misconduct (dolo) of any of the CITCOL Parties, and

     (c) indemnify the Owner Parties from and against all such Claims by such CITCOL Parties;

provided that in no event shall CITCOL be liable to the Owner Parties for any Special Damages.

          Section 7.4. Acknowledgment. Notwithstanding any provision contained in this Agreement to the contrary, Owner acknowledges that, except as provided in Section 7.3, Owner's sole remedy relating to the performance (or the failure to perform) of CITCOL Parties or the Operating Division shall be the right of termination provided in Section 8.2 of this Agreement.

             Section 7.5. Insurance. All insurance policies placed on behalf of, or by, Owner shall name CITCOL as an additional insured under such policy and shall contain a waiver of subrogation in favor of CITCOL and the Secondees and any other person for whom CITCOL is responsible at law as a result of providing Services hereunder.

                                ARTICLE EIGHT

                             TERM AND TERMINATION

          Section 8.1. Term. This Agreement shall become effective as of the date first above written and shall continue for a period of fifteen years and shall be extended for two additional terms of not more than five years each without further action by either party unless Owner notifies CITCOL, at least 365 Days prior to the expiration of the then current term of the Agreement, that Owner will not extend the Agreement.

          Section 8.2. Termination by Owner. This Agreement may be terminated by Owner in its sole discretion at any time by delivery to CITCOL of a written notice. In the event of termination by Owner, Owner shall only be liable to pay CITCOL those sums set out in Section 8.4(a) below. CITCOL expressly waives, and shall repeat such waiver at termination, any rights to claim any other sums of whatever nature or any other forms of compensation whatsoever as a result of Owner's right to terminate this Agreement. After receiving notice of termination, CITCOL covenants and agrees to continue to provide the Services in accordance with this Agreement until the effective date of the termination, which shall not be more than 120 days from the date of the receipt of notice.

          Section 8.3. Termination by CITCOL. (a) By Notice. This Agreement may be terminated by CITCOL at any time by delivery to Owner of written notice specifying a date for termination not earlier than one year after the date such notice is provided to Owner.

          (b) For Payment Default. This Agreement may be terminated by CITCOL upon a default in the payment by Owner to CITCOL in excess of $2 million, that is due and payable hereunder and which has remained unpaid for a period of sixty Days after written notice thereof by CITCOL to Owner, provided that such unpaid amount is not subject to dispute pursuant to Section 9.12.

          Section 8.4. Consequences of Termination. (a) Following termination of this Agreement under Section 8.1, 8.2 or 8.3(b) above, Owner shall continue to pay the Subordinated Fee as calculated in accordance with Exhibit C hereto until completion of Equity Amortization and Owner shall pay to CITCOL thereafter within 30 days of receipt of an invoice setting forth any such amounts (i) Demobilization Costs, (ii) the Operating Fee or a pro rated part thereof corresponding to the portion of the Year prior to the date of termination, (iii) the Incentive Fees as adjusted in good faith by the Parties, taking into account the basis on which the Agreement was terminated by Owner, to reflect the extent to which the Incentive Fees may be payable, less the offset of such amounts against any financial loss to Owner caused by the Operating Division and (iv) all other amounts due under the Agreement, provided that Owner may offset such amounts against amounts due to Owner including any amounts under the Guarantee Agreement; provided that Owner shall not pay to CITCOL the Subordinated Fee and items (i) through (iv) inclusive if Owner terminates CITCOL (A) for failure to comply with Law 40 or Law 104 of 1993 and, as a result of CITCOL's failure to comply therewith, Owner is subject to penalties thereunder or (B) following the failure of either IPL Enterprises or TCPL International to make an Equity Contribution on a timely basis as required under the Oleoducto Central Agreement or to comply with Article Ten of the Oleducto Central Agreement in connection with a transfer, pledge, encumbrance or hypothecation of Shares and the continuation of such default for more than 90 days; and

          (b) If this Agreement is terminated by CITCOL under Section 8.3(a), Owner shall pay to CITCOL (i) the Subordinated Fee pro rated through the date of termination, and (ii) amounts included in clauses (a)(iii) and (a)(iv) above.


           Section 8.5. Transfer of Responsibilities. Prior to the effective date of the termination of this Agreement, CITCOL will cooperate with Owner to facilitate the timely and orderly transfer of CITCOL's responsibilities to its successor, and shall not remove any Secondees in place until such effective date of termination. Failure by CITCOL to so cooperate shall constitute an act of willful misconduct (dolo) by CITCOL.

                                 ARTICLE NINE

                                   GENERAL

              Section 9.1. Exclusive Dedication. CITCOL covenants and agrees that during the term of this Agreement it shall not engage in any other activities for Owner or a third party other than those provided for hereunder without the prior consent of Owner.

              Section 9.2. Notices. All notices, requests, demands and other communication provided for in this Agreement shall be in writing and shall be given by personal delivery, by certified or registered mail or by electronic means of communication and addressed to the recipient as follows:

(a)If to Owner
---------------------------------

OLEODUCTO CENTRAL S.A.
---------------------------------
World Trade Center-Bogota
Calle 100 No. 8A-55
Torre C, Piso 10
Santafe de Bogota, D.C. -Colombia
Republic of Colombia
Telefax:  571-218-3933
Attention:  President

(b)If to CITCOL:                      Copy To
                                   --------------------------------

CIT COLOMBIANA S.A.                IPL INTERNATIONAL INC.

c/o Baker & McKenzie               Suite 1100
Calle 35 No 7-25, Piso 4           363 North
Santafe de Bogota                  Sam Houston Parkway East
D.C. - Colombia                    Houston, Texas 77060
Telefax: (571) 285-6908            Telefax: (713) 820-9310
Attention: Mr. Eduardo Zuleta      Attention: Benny J. Phillips

                                   TRANSCANADA
                                    PIPELINES  LIMITED
                                   TransCanada PipeLines Tower
                                   111 Fifth Avenue S.W.
                                   P.O. Box 1000, Station M
                                   Calgary, Alberta, Canada T2P 4K5
                                   Telefax:  (403) 267-2668
                                   Attention:Michael Durnin and
                                             Robert M. Jensen






or to such other address, individual or facsimile telephone number as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the Day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the Day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any Day. The Party giving any demand, notice or other communication by personal delivery or by electronic communication shall send the original thereof by first class mail.

          Section 9.3. Entire Agreement. This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussion, whether oral or written (including, for the avoidance of doubt, the Operating Principles attached as Schedule D to the Oleoducto Central Agreement), of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

          Section 9.4. Waiver. A failure by a Party to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver be impliedfrom any act or omission. No waiver by a Party with respect to any right shall extend its effect to any subsequent breach of the terms hereof of like or different kind unless the waiver explicitly provides otherwise.

          Section 9.5. No Third Party Beneficiaries. Except as herein otherwise expressly provided to the contrary, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and no other Person shall have any rights hereunder except the Initial Shippers to the extent that the Initial Shippers are entitled to direct Owner to suspend payment of Fees to CITCOL under Section 5.2 hereunder and are entitled to appoint an Owner Representative in connection with the operating incentives described in Exhibit B hereto.

          Section 9.6. Assignments. This Agreement shall not be assigned by CITCOL without the prior written consent of Owner.

          Section 9.7. Taxes. Except as otherwise provided herein, each Party shall be solely responsible for the payment of all taxes imposed on it, whether by taxing authorities within Colombia or elsewhere, provided that Owner shall be solely responsible for the payment of any stamp tax incurred in connection with this Agreement (except any stamp tax incurred as a result of payments to CITCOL hereunder with respect to profit-sharing and the Operating Fee for which CITCOL shall be solely responsible) and shall reimburse CITCOL for all Industry and Commerce taxes payable by CITCOL in respect of revenues received by CITCOL from Owner within 30 days of receipt of an invoice from CITCOL setting forth any such amounts.

          Section 9.8. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect. Any provision of this Agreement that is unenforceable in any jurisdiction shall not invalidate or render unenforceable this Agreement in any other jurisdiction.

          Section 9.9. Survival of Obligations. The termination of this Agreement shall not discharge any Party from any obligation which it owes to another Party under this Agreement, or any loss, cost, damage, expense or liability which shall occur or arise (or the circumstances, events or basis of which occurred or arose) under this Agreement prior to or as a result of such termination. It is the intent of the Parties that any obligation owed by a Party to another Party under this Agreement (whether the same shall be known or unknown at the termination hereof, or whether the circumstances, events or basis of the same shall be known or unknown at the termination hereof) shall survive the termination of this Agreement. In addition, Articles Six and Seven, Section 8.4 and Exhibit C to the extent provided in Section 8.4 shall survive the termination of this Agreement.

          Section 9.10. Remedies Exclusive. Remedies provided under the provisions of this Agreement shall be the exclusive remedies available to the Parties hereto.

          Section 9.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF COLOMBIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

          Section 9.12.  Dispute Resolution.  (a)  Controversies.  If:

          (i) any controversy, claim, or dispute arises between Owner and CITCOL that relates to this Agreement including the termination or invalidity hereof (hereinafter called a Controversy); and

          (ii)  the Parties have not resolved such Controversy within sixty
(60) Days (or such other period of time as the Parties may at the time agree upon) after either party gives notice of such Controversy to the other,then the Controversy in question shall, at the request of any party, be resolved by binding arbitration in accordance with the succeeding provisions of this Section, which shall be the sole and exclusive remedy for resolution of such Controversy. Any claimed default based upon such Controversy shall be deemed suspended until the Controversy is settled, provided that the party claimed to be in default is proceeding diligently with the arbitration. For greater clarity and certainty, arbitration shall not be available to anyone who is not a Party, and the aforesaid requirement to arbitrate shall not preclude a Party from seeking contribution, indemnification, or damages from the other Party in proceedings instituted by third parties in courts of competent jurisdiction. Judgment on an arbitration decision may be entered by any court having jurisdiction.

          (b) Procedures. Any Controversy shall be settled by a Court of Arbitration designated by the Board of Directors of the Chamber of Commerce of Santafe de Bogota by drawing lots among the arbitrators appearing in the list of arbitrators with a specialization which relates to the matter under dispute kept by the Center of Mercantile Arbitration and Conciliation of said Chamber. The Court thus designated shall abide by the provisions of the Code of Civil Procedure and the Commercial Code in accordance with the following rules: (A) the Court shall consist of three arbitrators; (B) the internal organization of the Court shall be subject to the rules established to such end by the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of Santafe de Bogota; (C) the decision of the Court shall be in law; and (D) the Court shall meet in Santafe de Bogota, at the Center or Mercantile Arbitration and Conciliation of the Chamber of Commerce of such city.

          Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 9.14. Headings, Table of Contents. Headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 9.15. Language of Agreement. This Agreement may be executed in both the English language and the Spanish language. In the event of any dispute between the meaning of the Spanish language and English language versions, the Spanish language version shall prevail.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set out above.



                                   OLEODUCTO CENTRAL S.A.


                              By: ______________________________




                                   CIT COLOMBIANA S.A.


                              By:______________________________




                              By:  _____________________________

                                                                     EXHIBIT A
                                To Technical Services and Management Agreement



PIPELINE DESCRIPTION


     This description of Owner's oil transportation and storage facilities is separated into two categories: (i) existing assets which will be transferred to Owner as provided in the Oleoducto Central Agreement and (ii) assets that will be built during the construction phase currently estimated during the year 1997. The existing assets are interconnected by a variety of facilities which will not become part of the Pipeline, but which will be used. Once completed, Owner will own a complete transportation system, capable of transporting Petroleum from the Fields to the export terminal in the Port of Covenas on the Caribbean coast. At any time, the Pipeline shall, for the purposes of the Agreement, be comprised of any pipeline assets that are owned by Owner and shall, unless otherwise determined by Owner by a decision of its Board of Directors in accordance with the By-laws of Owner, consist of the assets described or referred to in this Exhibit which are at some time owned by Owner.

I.     Existing Facilities

          The current assets which will be transferred to Owner during 1995 consist of the following facilities (see Figure):

A.     Cusiana Pump Station

          The Cusiana Pump Station is located in the central processing facilities of the Santiago de las Atalayas, Tauramena, and Rio Chitamena Association Contracts and includes the following main equipment:

     1. Two production storage tanks, with a nominal capacity of 50,000 barrels each.

     2. Two production storage tanks (one under construction) with a nominal capacity of 100,000 barrels.

     3.     One off-spec tank with a nominal capacity of 10,000 barrels.
          4.     BS&W analyzer.
          5.     Two metering skids.
          6.     High alarm.
          7.     Two vertical canned off-spec oil recycle pumps.
          8.     Four crude dehydrators.
          9.     Four crude oil transfer pumps.
          10. Four crude oil booster pumps with 1,200 GPM capacity and differential pressure of 100 psi.
          11. Four crude oil shipping pumps, with 1,200 GPM capacity and differential pressure of 1,450 psi.



B.     El Porvenir-Vasconia (Central Llanos) Pipeline Upgrade

     1.     El Porvenir Station

          The following equipment is completed or under completion:

          (a) Five main crude oil shipping pumps, of 4,000 HP and with 110 MBPD capacity (3208 GPM), 1,615 psi each.

          (b) Five crude oil booster pumps with 350 HP and 73.3 MBPD capacity (2138) each, at a differential pressure of 150 psi.

          (c)     Fire Protection System, including a 25 MB water tank.

          (d) Three 150,000 barrel metering runs for receiving crude oil from Cusiana.

          (e)     2 KVA, Electric Substation.

          (f)     Three 1,000 KV Generator Sets.

          (g)     Pressure relief valves at receiving and dispatching points.

          (h)     One scraper trap for receiving crude.

     (i)     Four 112.8 MBPD meter runs for shipping crude oil.

          (j)     Distributed control system.

     2.     Miraflores Station:

          (a) Five main crude oil shipping pumps, with 4,500 HP and 73.3 MBPD, 2,315 psig capacity each.

          (b)     Distributed Control System.

          (c)     Fire Protection System, including a 5,000 barrel water tank.

          (d) Pressure relief valves available at receiving and dispatching points.

          (e)     Scraper traps at dispatching points.

     3.     Vasconia Station:

          (a) High pressure metering skid (260 MBPD) composed of 8 meter runs, with BS&W Analyzer

          (b)     One low pressure flow meter, 150 MBPD.

          (c)     Upgraded DCS.

          (d)     Scraper traps installed at receiving points.

          4. 30" Pipeline (96 kilometers of 30" outside diameter pipe with 5/8" and 3/4" wall thickness).

C.     Covenas Terminal

          The Covenas Terminal is located in the Port of Covenas and the following equipment is contained within the existing Oleoducto de Colombia.

     1. Four crude oil storage tanks with a nominal capacity of 350,000 barrels.

II.     Post-Construction Facilities

          The completed Pipeline, as envisaged under current development plans, will comprise an 800 km transportation system linking the production centers in the Fields to the terminal facilities in the Port of Covenas (see Figure). The proposed pipeline divides naturally into four segments:

          1. Cusiana Segment: a 35 km section of 30" pipe which connects the Cusiana Pump Station within field facilities to the El Porvenir Pump Station;

          2. El Porvenir-Vasconia (Central Llanos) Segment: a 280 km section of 30" and 36" pipe linking El Porvenir to La Belleza, along with additional pumping capacity added to El Porvenir and Miraflores:

          3. ODC Loop: a 480 km section of 30" pipe which leads from Vasconia to Covenas; and
     4. Covenas Terminal: export terminal facilities at the Port of Covenas.

     A.     Cusiana to El Porvenir Segment

               A new 30" pipeline is proposed between Cusiana and El Porvenir to transport an annual average of 500 MBD. The existing 20" pipeline will be converted for the transportation of gas. New pumps and equipment will be installed for the new 30" pipeline. Incremental tankage will be installed as part of the field facilities to provide for a total volume equivalent to three days of production.

     B. El Porvenir to La Belleza - El Porvenir - Vasconia (Central Llanos) Segment

          A new 36" pipeline will be constructed between El Porvenir and Miraflores and a new 30" pipeline will be constructed between Miraflores and La Belleza. Additional pumps and drivers will be added to the El Porvenir and Miraflores Pump Stations, allowing this new system to transport an annual average of 556 MBD.

          The existing 20" Central Llanos Line will be leased by Owner from 1995 until completion of the El Porvenir to La Belleza loop and then it will be removed from the crude oil transport system and converted to a gas transmission line. At La Belleza, the new line will be connected to the existing 30" line described above. At Vasconia, about 230 MBD will be off-loaded from the Pipeline for transport through ODC to Covenas. The remainder of the oil, 290 MBD, will flow directed into a new Vasconia to Covenas pipeline for transport to Covenas.

C.     Vasconia to Covenas Segment (ODC Loop)

          A 30" pipeline will be constructed from Vasconia to Covenas. This pipeline will carry an annual average of 290 MBD. The existing ODC will be used to transport oil from Vasconia that is not sent to the refinery in Barrancabermeja.

D.     Covenas Terminal

          One Tanker Loading Unit will be added to the Covenas terminal and the tank farm will be expanded to a total storage capacity of 2,000 to 3,000 MB.

Map of production values corresponding to annual rates for a case with 500 MBD from Cusiana and Cupiagua and existing production for 1996 not filed here within.

125_LAN04


                                                                     EXHIBIT B
                                TO TECHNICAL SERVICES AND MANAGEMENT AGREEMENT

     OPERATOR INCENTIVES


1. DEFINITIONS. The following terms are used in this Exhibit B and have the meanings indicated. Capitalized terms not otherwise defined herein shall have the meanings assigned in the Oleoducto Central Agreement or in the Agreement to which this Exhibit B is attached.

     Adjusted Equity means the Adjusted Paid-in Equity for the Canadian Group, decreased to reflect amortization in accordance with Section 5.5 of the Oleoducto Central Agreement but without regard to any additional equity of Owner acquired from others by the Canadian Group or any capital contributions to Owner made by the Canadian Group in excess of the contributions attributable to its original Shareholder Interest as set out in the Oleoducto Central Agreement on the date of its execution.

     Base Performance Incentive Factor has the meaning assigned to it in
Section 4(c) hereof.

     Base Performance Percentage means X in the following formula:

13.5% + 0.5% + ( 2,500,000 x (1-T)Adjusted Paid-In Equity x 100 )% + X% = 16%

 where T equals the effective Colombian tax rate applicable to CITCOL (including remittance or other taxes withheld on dividends paid by CITCOL) in effect at the time of calculation, provided that X shall never be less than zero.

        Base Performance Standard means a quantifiable and measurable level of performance for an Objective which is the broad equivalent of such performance by an experienced and prudent operator for pipeline operations in Canada and the United States as modified to appropriately reflect the context of operations in Colombia and the policies and Budgets approved by the Board of Directors.

     Colombian Income Taxes means the sum of all taxes, including all charges, levies, income taxes, remittance taxes, withholding tax, excise taxes, or other levies, on fees earned in Colombia imposed by any taxation or similar regulatory authority in Colombia on CITCOL as recipient of such fees and on dividends paid by CITCOL outside of Colombia derived from such fees.

     Cost Savings Initiative means any plan, program or modification to a plan or program identified by CITCOL that will result in measurable cost savings or cost avoidance for the benefit of the Owner.

     GAAP means the generally accepted accounting practices consistently applied and used by professionally accredited independent auditors employed by leading accounting firms when performing financial audits of Colombian corporations. In any event, such accounting practices shall be consistent with the accounting practices used to calculate annual returns under Section 5.4(b) of the Oleoducto Central Agreement.

      Incentive Fees means for any Year an amount computed by (i) reducing the Stretch Performance Incentive Factor by the amount of the Negative Performance Incentive Factor, provided that the Stretch Performance Incentive Factor shall not be less than zero nor more than one, (ii) combining the Stretch Performance Incentive Factor as so modified with the Base Performance Incentive Factor provided that for the Years 1998 and 1999 such combined Factors shall not exceed the Base Performance Percentage, and (iii) multiplying the combined Factors times the Adjusted Equity determined from the audited financial statements of Owner for such Year.

       Incentive Index means a number (including zero) (which may be negative) expressed as a percentage to two decimal place values (or as a range of such percentages).

         Incentives Schedule has the meaning assigned to it in Section 2(a) of this Exhibit B.

       Measurement Statement has the meaning assigned to it in Section 4(b) of this Exhibit B.

     Method of Performance Measurement means a detailed, objective, quantifiable method of measuring actual performance of an Objective against such Objective's Base, Negative and Stretch Performance Standards.

       Negative Performance Incentive Factor has the meaning assigned to it in
Section 4(d) hereof.

       Negative Performance Standard means a quantifiable and measurable level of performance associated with an Objective which performance level is substantially lower than the Base Performance Standard for such Objective, or, if there is no Base Performance Standard for such Objective, then a quantifiable and measurable level of performance for an Objective which is substantially lower than the broad equivalent of that referred to in the definition of the Base Performance Standard.

      Objective means any purpose or goal, specified at the sole discretion of the Owner Representatives, for the Operating Division's performance in operating the Pipeline which is objective, quantifiable and measurable, which may relate to, among other things: technical integrity, safety, Environment, security, emergency response, operations, maintenance, overhead, capital improvement, cost efficiency, reliability of service, administrative and reporting responsiveness, management of line fuel and line loss, technical improvements, and which may, but need not, result in cost savings.

       Operating Costs mean those costs attributable to the Operating Division which are of the nature included in operating costs and expenses under GAAP on the audited earnings statements of Owner.

      Operating Cost Reductions has the meaning assigned to it in Section 3(b) of this Exhibit B.

     Owner Representatives means the individuals appointed as such by the Initial Shippers for purposes of this Agreement, of which each Initial Shipper shall be entitled to appoint one and an alternate.

     Performance Standard means a Base Performance Standard or a Stretch Performance Standard.

        Stretch Performance Incentive Factor has the meaning assigned to it in
Section 4(e) hereof.

     Stretch Performance Standard means a quantifiable and measurable level of performance which is substantially higher in degree of difficulty for CITCOL to achieve than the Base Performance Standard, or, if there is no Base Performance Standard for such Objective, then a quantifiable level of performance with a high degree of difficulty to achieve, and represents, if achieved, a substantial benefit to the Owner or the Initial Shippers.

 2.  INCENTIVES SCHEDULE.

          (a)  Contents of the Incentives Schedule.

                  (i) The Incentives Schedule for any Year shall state the Objectives of the Owner Representatives to which the incentives under this Exhibit B to the Agreement apply. There may be any number of Objectives up to a maximum of 10 and there shall always be at least one Objective. The Objectives shall be ranked in numerical order with the most important Objective of the Owner Representatives ranked number one.

                  (ii) Each Incentives Schedule shall contain at least the following:

                    (A) a description of each Objective in reasonable detail, and

                      (B) the Method of Performance Measurement applicable to such Objective,

and as to each Objective the Incentive Schedule shall be required to contain at least one of the following:

                     (C) the Base Performance Standard for such Objective and the Incentive Index applicable thereto,

                    (D) a Stretch Performance Standard for such Objective and the Incentive Index applicable thereto, and

                       (E) a Negative Performance Standard for such Objective and the Incentive Index applicable thereto.

In addition, each Incentives Schedule may contain one Stretch Performance Standard with an Incentive Index of up to 0.10 based on satisfaction of the Initial Shippers.

                  (iii) The Incentive Indices applicable to Base, Negative and Stretch Performance Standards on the Incentives Schedule shall rank numerically in the same order as the Objectives, with the largest Incentive Index for each such Standard applicable to the highest ranked Objective. In the case of a range, the higher number in the range shall determine the ranking. The Negative and Stretch Incentive Indices shall be so ranked by omitting any Objectives as to which an Incentive Index is not stated.

               (iv) On each Incentive Schedule the Incentive Indices applicable to the Base Performance Standards shall aggregate a percentage equal to the applicable Base Performance Percentage; the Incentive Indices applicable to the Negative Performance Standard shall aggregate not more than minus 0.50%; and the Incentive Indices applied to the Stretch Performance Standard shall aggregate 1.50%.

                   (v) An example of an Incentives Schedule is attached to this Exhibit B as Attachment I.

          (b)  Incentives Schedule Procedure.

               (i) For each Year commencing with 1998 the Owner Representatives will prepare a draft Incentives Schedule and deliver it to CITCOL at least 45 and no more than 60 Days prior to the date the Annual Operating Budget for that Year is required to be provided to the Board of Directors pursuant to the Oleoducto Central Agreement.

               (ii) CITCOL shall review the draft Incentives Schedule and, within 15 Days of the receipt thereof, shall suggest any additional Objectives that may be beneficial to Initial Shippers, and, in addition, shall provide to the Owner Representatives in respect of each Objective on the Incentives Schedule a preliminary estimate of the costs to achieve the Base and Stretch Performance Standards for such Objective.

                 (iii) Owner Representatives and CITCOL shall meet in good faith to resolve any questions or discrepancies in the draft Incentives Schedule and the related estimated costs, it being agreed that if such resolution cannot be achieved by mutual consent, then the Owner
Representatives may determine the Objectives and the Incentive Indices and the related costs so long as they are within the terms of this Exhibit B.

                   (iv) If CITCOL disagrees with any Method of Performance Measurement, Base, Negative or Stretch Performance Standard (but not any ranking of Objectives or Incentive Indices), it may so inform the Owner Representatives in writing. Such notice shall describe an alternative proposal to that which CITCOL disagrees with reasons supporting the proposed modification. CITCOL and the Owner Representatives shall then meet as promptly as practicable to negotiate a mutually acceptable solution. In the event such solution is not agreed within 10 Days, then the matter shall be settled in accordance with the dispute resolution procedure in Section 5 below.

                   (v) The Incentives Schedule may be amended from time to time by mutual agreement of CITCOL and the Owner Representatives in light of changes in the responsibilities of the Operating Division, changes in the Annual Operating Budget, any decision of the Board of Directors, the President or the Owner Representatives that would affect the operations of the Operating Division and that either Party reasonably considers to impact the achievability of any Performance Standard.

               (vi)     The Chief Operating Officer and the Owner
Representatives shall meet within 30 Days after the end of each calendar quarter to review the progress of CITCOL in achieving the Performance Standards.

               (vii) Costs to achieve agreed upon Base and Stretch Performance Standards shall be reflected in the Annual Operating Budget when it is adopted.

 3.  COST SAVING INCENTIVES.

          (a)  Cost Saving Initiatives.

               (i) Each time that CITCOL identifies a Cost Saving Initiative, it shall submit a written description thereof to the Owner Representatives in a form and manner that clearly identifies the Cost Saving Initiative, the method of implementingthe Cost Saving Initiative, the potential cost savings to be realized if approved and implemented and a quantifiable means of measuring these cost savings.

               (ii) Within 30 Days of receipt of the description of a Cost Saving Initiative, the Owner Representatives shall inform CITCOL that Owner has approved or rejected the Cost Saving Initiative. Alternatively, the Owner Representatives and CITCOL may agree on a modified Cost Saving Initiative.

               (iii) CITCOL must implement, as soon as reasonably practicable, all Cost Saving Initiatives approved by the Owner Representatives or otherwise agreed by the Owner Representatives and CITCOL.

               (iv) Prior to the beginning of each Year, Owner Representative shall consult with CITCOL and at Owner Representative's sole discretion shall establish a schedule for sharing cost savings for such Years.

                  (v) For each Year in which the Cost Saving Initiative is implemented, Owner shall make a payment in respect of actual cost savings realized by each Cost Saving Initiative in accordance with the provisions of Sections 4 and 6 of this Exhibit B and on the basis of the final and binding Measurement Statement setting forth the cost savings.

          (b)  Operating Cost Reductions.

                 (i) For each Year commencing with 1997 promptly after the preparation of the audited financial statements of Owner for that Year, a schedule shall be prepared by a party nominated by the Owner Representatives and reasonably acceptable to CITCOL on which Operating Costs for that Year shall be compared to the average of the actual Operating Costs for the previous three Years (except for 1997 where the comparison shall be with the 1996 actual Operating Costs and for 1998 when the comparison shall be with the average of the 1996 and 1997 actual Operating Costs).

                   (ii) The annual Operating Costs for the Year covered by such schedule and each of the previous comparative Years shall be normalized to allow accurate comparisons and specifically each of the annual Operating Costs amounts shall be adjusted to reflect:

               A. cost differentials due to differences in volumes, schedules and characteristics of Petroleum transported,

               B.     actual Colombian inflation,

               C.     any exceptional one-time operating cost or cost savings,

               D. deletion of all Cost Saving Initiatives identified pursuant to Section 3(a) of this Exhibit B, and

                  E. significant additions and deletions to the facilities comprising the Oleoducto Central.

As to any segment of the Pipeline which was in service for only part of one of the periods referred to above (whether the subject Year or a comparative
Year), Operating Costs shall be annualized after eliminating the effect of any start up or shut down costs.

               (iii) Prior to the beginning of each Year, Owner Representative shall consult with CITCOL and at Owner Representative's sole discretion establish a schedule for sharing Operating Cost Reductions for such Year.

                   (iv) For such Year, a payment shall be made by Owner to CITCOL with respect to any reductions in normalized Operating Costs (Operating Cost Reductions) in such Year in comparison to the preceding Years (pursuant to Section 3(b)(i) and (ii), above) in accordance with the provisions of Sections 4 and 6 of this Exhibit B and on the basis of the final and binding Measurement Statement setting forth the Operating Cost Reductions.

          (c) Disputes. If CITCOL disagrees with the determination or payment of any Cost Saving Incentives or Operating Cost Reductions, CITCOL may so notify Owner Representatives in writing. Such notice shall describe an alternate proposal to that with which CITCOL disagrees with reasons justifying the proposed modifications. CITCOL and Owner Representatives shall then meet as promptly as practicable to negotiate a mutually acceptable agreement. In the event the subject matter of the negotiation remains outstanding 10 Days after negotiations between CITCOL and Owner Representatives commence, then the matter shall be settled in accordance with the procedures in Section 5 hereof.

 4.  MEASUREMENT STATEMENTS

             (a) Measurement Statements. For each Year commencing with 1996, CITCOL shall deliver to the Owner Representatives and the President within 45 Days after the completion of the fiscal year-end audit of Owner's accounts a Measurement Statement.

          (b) Contents. The Measurement Statement for each Year shall provide:

               (i) for 1996 and each subsequent Year a calculation of actual cost savings as determined in accordance with Section 3(a) hereof.

                 (ii) for 1997 and for each subsequent Year, a calculation of Operating Cost Reductions as determined in accordance with Section 3(b) hereof.

                (iii) for 1998 and for each subsequent Year, a calculation of the actual performance of the Operating Division in respect of each Objective set forth on the Incentives Statement for that Year, and an assessment using the associated Method of Performance Measure of the achievement of each Objective's Base, Negative and Stretch Performance Standard;

                 (iv) for 1998 and for each subsequent Year, a calculation of the Base Performance Incentive Factor pursuant to Section 4(c) below;

               (v) for 1998 and for each subsequent Year, a calculation of the Negative Performance Incentive Factor pursuant to Section 4(d) below; and

                   (vi) for 1998 and for each subsequent Year, the Stretch Performance Incentive Factor pursuant to Section 4(e) below.

           (c) If the Operating Division's actual performance as set forth in the final and binding Measurement Statement equals or exceeds the Base Performance Standard for an Objective on the Incentives Schedule for that Year, then the Incentive Index value corresponding to the Base Performance Standard of that Objective and all other Objectives on such Incentives Schedule which also equal or exceed the applicable Base Performance Standard shall be added together and the total, expressed as a percentage shall comprise the Base Performance Incentive Factor.

           (d) If the Operating Division's actual performance as set forth in the final and binding Measurement Statement falls below the Negative Performance Standard for an Objective on the Incentives Schedule for that Year, then the Incentive Index value corresponding to the Negative Performance Standard of that Objective and all other Objectives on such Incentives Schedule with Negative Performance Standards which also fall below the applicable Negative Performance Standard shall be added together and the total, expressed as a negative percentage, shall comprise the Negative Performance Incentive Factor.

           (e) If the Operating Division's actual performance as set forth in the final and binding Measurement Statement equals or exceeds the Stretch Performance Standard for an Objective on the Incentives Schedule for that Year, then the Incentive Index values corresponding to the Stretch Performance Standard applicable to that Objective and all other Objectives on such Incentives Schedule with Stretch Performance Standards which also equal or exceed the applicable Stretch Performance Standards shall be added together and the total, expressed as a percentage shall comprise the Stretch Performance Incentive Factor.

             (f) Within 30 Days of receiving the Measurement Statement, Owner Representatives may in writing, request that CITCOL provide additional data and other information reasonably available that concerns the contents of the Measurement Statement. CITCOL shall supply such data and information within 30 Days of receipt of such notice. If the CITCOL responses do not satisfy concerns raised by Owner Representatives then CITCOL and Owner Representative shall be notified in writing by Owner Representatives and requested to meet as soon as is practicable to negotiate a mutually acceptable, final and binding Measurement Statement. Pending such negotiation, Owner shall pay to CITCOL pursuant to Section 6 hereof all amounts derived from such Measurement Statement which are undisputed.

          (g) In the event the subject matter of the negotiation remains outstanding 10 Days after negotiations between CITCOL and Owner
Representatives commenced, then the matter shall be deemed as a Controversy for purposes of Section 9.12 of the Agreement and shall be settled by means of the procedures set forth therein.

 5.  EXHIBIT B DISPUTE RESOLUTION.

     Any dispute which is to be settled under this Section shall be settled by means of the following procedures:

     (a) An expert (amigable componedor) (Expert) with experience in the area of crude oil pipeline operations shall be selected by CITCOL and the Owner Representatives. If CITCOL and the Owner Representatives have not selected the Expert within 10 days of the commencement of the Controversy, then the Expert shall be selected by the President of the American Petroleum Institute. Within 30 Days after the Expert has been appointed and has accepted such appointment, the Owner Representatives and CITCOL shall each submit a proposal to the Expert setting forth a position acceptable to it to resolve the Controversy,

         (b) Within 15 Days after the second proposal has been submitted, the Expert shall select one of the two proposals as the final and binding determination of the Controversy. The Expert shall not attempt to negotiate any compromise between the two proposals,

      (c) No later than the second Business Day following such selection, the Expert shall notify the Parties of the proposal which has been selected,

         (d) The selected proposal shall be final and binding upon CITCOL and Owner for the applicable Year,

     (e) The Expert shall not provide reasons for his decision, unless requested to do so by a Party in which case such Party will bear the additional costs associated with such request,

(f) Costs of this proceeding which arise under this Section 5 shall be divided equally, and

        (g) The Parties acknowledge and agree that the purpose of the dispute resolution provisions of this Exhibit B are for the purpose of resolving disputes by making and binding the Parties to agreements that they heretofore have been unable to reach on their own accord.

 6.     PAYMENT OF OPERATOR INCENTIVES.

            (a) Payment. Within 30 Days after determination of the final and binding Measurement Statement (subject to the last sentence of Section 4(f) of this Exhibit B), Owner shall pay to CITCOL, in immediately available funds, a cash sum in U.S. dollars, or the Peso Equivalent Amount, equal to

     (1) the Incentive Fees; and

         (2) a portion of the actual aggregate cost savings realized from Cost Saving Initiatives and Operating Cost Reductions amounts determined in accordance with the schedules established in accordance with Sections 3(a)(iv) and 3(b)(iii).

              (b) Taxes and Interest. Payments of the Performance Incentives shall be made free and clear of all Colombian Income Taxes and payments shall be grossed up to the extent necessary to achieve that result. All amounts paid in respect of Cost Saving Initiatives and Operating Cost Reductions shall be paid to CITCOL on a pre-tax basis and CITCOL shall be responsible for payment of all Colombian taxes associated with the payment of such amount. If Owner does not make any of the payments to CITCOL described in this Section 6 within 30 Days after determination of the final and binding Measurement Statement then such overdue amounts shall accrue interest at the rate equivalent to the London Inter-Bank Offered Rate plus 6% until such time as they are paid.

  7. CERTIFICATION. Each written description of a Cost Saving Initiative, schedule of Operating Costs comparisons and Measurement Statement delivered by CITCOL to Owner shall be accompanied by an Officer's Certificate stating that to the best knowledge of the person(s) signing such certificate after due investigation the information contained therein is true and correct.



                                                                  ATTACHMENT 1
                                                                  TO EXHIBIT B
                                TO TECHNICAL SERVICES AND MANAGEMENT AGREEMENT


     INCENTIVE SCHEDULE EXAMPLE




                                          Method of                                    Base


                                          Performance                                  Incentive  Base


Objective                                 Measurement                                  Index       Performance
----------------------------------------  -------------------------------------------  ---------  -------------
Petroleum Quality (batching)              Interface volume                              0 to 0.5       8% to 5%
                                           (% of Cusiana)

Tanker Demurrage                          Hours demurrage                                    0.4     < 50 hrs.
                                           paid for year

Service factor (non-guerrilla)            Percentage time operable                      0 to 0.3      85% - 88%
Planned Outage Hours                      Hours of planned outage for year                  0.15     < 75 hrs.
Accuracy of Available Capacity Projects   Ratio of total barrels transported vs.               -             -
                                          Projections
Long Term Integrity                       Ratio of repair costs to preventative cost           -             -
Initial Shipper Satisfaction                                                       --          -             -
TOTAL                                                                                       1.35



                                          Stretch Incentive

 Objective                              Negative        Negative
                                        Incentive Index Performance
Petroleum Quality                       ---             ---
(batching)

Tanker Demurrage                       -0.20 to 0       70 to 60 hrs

Service factor
(non-guerrilla)                          -0.1            <85%

Planned Outage                            ---             ---
Hours

Accuracy of Available                  -0.10 to 0      >10% to 8%
Capacity Projects

Long Term Integrity                     -0.1 to 0       > z to x

Initial Shipper
Satisfaction                            ---             ---

Total                                   -0.5 to 0       ---


                                        Stretch         Stretch
Objective                             Incentive Index Performance



Petroleum Quality                       0 to 0.5        5% to 3%
(batching)

Tanker Demurrage                        0 to 0.3        45 to 25 hrs

Service factor
(non-guerrilla)                         0 to 0.3        88% to 92%

Planned Outage
Hours                                   0 to 0.15       < 48 hrs

Accuracy of Available
Capacity Projects                       0 to 0.10       8% to 5%

Long Term Integrity                      0 to 0.05      x to <y

Initial Shipper
Satisfaction                             0 to 0.1       ---


Total                                   1.50



                                                                     EXHIBIT C
                                TO TECHNICAL SERVICES AND MANAGEMENT AGREEMENT

                               SUBORDINATED FEE

       1. DEFINITIONS. The following terms are used in this Exhibit C and have the meanings indicated. Capitalized terms not otherwise defined herein shall have the meanings assigned in the Oleoducto Central Agreement or in the Agreement (including Exhibits) to which this Exhibit C is attached.

          The following additional terms have the meanings indicated:

              Actual Volume means the actual average daily volume of crude oil shipped through the Central Llanos Segment during a Year.

              Central Llanos Segment means the El Porvenir - Vasconia (Central Llanos) segment.

          Excusable Event has the meaning assigned to it in the Transportation Agreements.

          Forecast Volume means the average daily volume of crude oil anticipated to be shipped through the Central Llanos Segment during a Year as described in the Forecast, and shall mean actual volumes for any period during which an Excusable Event is in effect.

          Subordinated Amount means an amount equal to the applicable percentage specified in (i), (ii) or (iii) below multiplied by (a) prior to the Dividend Commencement Date, the Canadian Group's Shareholding Interest in the sum of the Cash Paid-In Equity and Pre-Completion Accrued Returns, or (b) following the Dividend Commencement Date, the Adjusted Equity. The applicable percentage is:

           (i) 0.50%, if the Actual Volume is between 90% and 120% of the Forecast Volume;

          (ii) 0.40%, if the Actual Volume is less than 90% of the Forecast Volume;

             (iii) 0.60%, if the Actual Volume is greater than 120% of the Forecast Volume.

           Subordinated Fee means the sum of the Subordinated Amount plus such additional amounts, including Colombian Income Taxes, such that the amount received off-shore by the shareholders of CITCOL equals the Subordinated Amount.

2. CALCULATION AND PAYMENT. Within 30 Days after the audited financial statements of Ocensa become available for each Year, CITCOL (or a successor operator which may be Owner) shall provide Owner with a statement showing acomparison of the Actual Volume and the Forecast Volume during the preceding Year and a calculation of the Subordinated Fee for that Year. Owner will pay the Subordinated Fee to CITCOL semi-annually and in arrears on the Semi-Annual Payment Dates (as defined in the Common Security Trust Agreement) in respect of such Year. The first semi-annual payment of the Subordinated Fee in each Year shall be paid at the same time as, if and when Owner pays its first cash dividends for such Year in an amount determined as set forth in the definition of Subordinated Amount but utilizing an applicable percentage of 0.25%. The second semi-annual payment shall be payable as, if and when Owner pays its second cash dividend for such Year in an amount equal to the Subordinated Fee calculated for that Year less the amount of the first semi-annual payment.

     3. LIMITATION. Notwithstanding the foregoing, the applicable percentage used in the calculation of the Subordinated Amount for each Year (after the first Year in which a Subordinated Fee is paid) shall, when added to the applicable percentages for each of the previous Years in which a Subordinated Fee was paid and divided by the number of such Years, not exceed 0.50%.

     4. ACCRUAL. Prior to the Dividend Commencement Date, Owner shall not pay a Subordinated Fee, however, such Subordinated Fee shall be accumulated and compounded at 14% per annum until paid by Owner, which payment or payments shall occur not later than the second anniversary of the Dividend Commencement Date. Otherwise, after the Dividend Commencement Date any unpaid Subordinated Fees shall be accumulated, compounded at 14% per annum and paid by Owner at such time as dividends are paid by Owner in the same manner as described in
Section 5.4(b)(ii) of the Oleoducto Central Agreement.

5. DISAGREEMENTS. Any disagreements between CITCOL and Owner concerning any calculations made in connection with the Subordinated Fee shall be referred to Owner's auditor (revisor fiscal) who shall serve as the expert (amigable componedor), whose decision with respect to the manner and result of such calculation, in their judgment after giving effect to the provisions of this Exhibit C interpreted by them in good faith (with the assistance of any independent legal counsel they may choose to consult), shall be final and binding on the parties. The expert shall have up to 30 days to make its decision. Costs of this procedure shall be divided equally between the Parties. All other disagreements arising under this Exhibit C shall be resolved as provided for in Section 9.12 of the Agreement.

     6. SURVIVAL. This Exhibit C will survive the termination of the Agreement to the extent set forth therein until completion of Equity Amortization.

                                                                     EXHIBIT D
                                To Technical Services and Management Agreement

                                             OPERATING DIVISION (CONCEPTUAL)**

                           (Originally displayed in Organizational Chart Form)

I.  General Manager*

A. Facility Operations* and Maintenance
          1. Field Facility Operations
          2. Field Facility Maintenance
          3. ROW Maintenance

     B. Logistics & * Customer Relations
          1. Customer Liaison
          2. Scheduling Oil Movements
          3. Batch Optimization
          4. Quality Standards
          5. Control Centre

     C. Engineering* & Technology
          1. Operations Engineering
          2. Information Systems
          3. SCADA Technology
          4. Long Term Planning
          5. Facilities Development

     D. Human Resources* & Administration
          1. Labour Relations
          2. Compensation & Benefits
          3. Personnel Security
          4. Training and Development
          5. HR Policy Development and Adminstration

     E. Accounting*
          1. General Accounting
          2. Oil Accounting
          3. Purchasing

     F. Security & Local Government Relations
          1. Government Liaison
          2. Facilities Security
          3. Public Affairs
          4. Safety & Environment
          5. Community Relations

*     Secondees appointed and approved by the Board of Directors as of March
15, 1995

**     This Exhibit D is for illustrative purposes only and the structure, functions and positions may be amended by the Board at any time. Other positions may be filed by Secondees.

                                                                     EXHIBIT E
                                TO TECHNICAL SERVICES AND MANAGEMENT AGREEMENT


FORM OF GUARANTEE AGREEMENT


          THIS AGREEMENT, dated as of March 31, 1995, is made among IPL Enterprises (Colombia) Inc. (IPL), a corporation existing under the laws of the Cayman Islands, and TCPL International Investments Inc., a corporation existing under the laws of Alberta, Canada (TCPL) (collectively, the Guarantors), and OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (Ocensa).


RECITALS

WHEREAS:

              A. Each of the Guarantors is a party to an Amended and Restated Subscription Agreement with Ocensa, each dated as of March 31, 1994 (as amended from time to time, the Subscription Agreement), entered into pursuant to the Amended and Restated Oleoducto Central Agreement, dated as of the same date (as amended from time to time, the Oleoducto Central Agreement);

             B. IPL is an indirect wholly-owned subsidiary of IPL Energy Inc. (IPL Energy). IPL Energy in turn is an indirect owner of a 50% beneficial interest in CIT Colombiana S.A. (CITCOL);

          C. TCPL is a direct wholly-owned subsidiary of TransCanada PipeLines Limited (TransCanada PipeLines). TransCanada PipeLines in turn is an indirect owner of a 50% beneficial interest in CITCOL;

          D. CITCOL is a party to the Technical Services and Management Agreement (the TSMA) with Ocensa; and

            E. As an inducement to Ocensa to enter into the TSMA, each of the Guarantors has agreed to enter into this Guarantee Agreement (the Agreement) with Ocensa.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Guarantors and Ocensa agree as follows:

          Section 1. Definitions. All capitalized terms used and not defined herein have the meanings assigned to them in the TSMA.

             Section 2. Representations and Warranties. (a) Each of IPL and TCPL severally represents and warrants to Ocensa that:

            (i) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

              (ii) it has the requisite power and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes the valid and legally binding agreement of the Guarantor; and

              (iii) the execution and delivery of, and the performance by the Guarantor of its obligations under, this Agreement will not result in a breach of or constitute a default under:

       (A) any provision of its corporate charter or articles of incorporation or its by-laws;

     (B) any agreement or instrument to which it is a party and which is material to the performance of its obligations hereunder; or

      (C) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

          (b) IPL represents and warrants to Ocensa that 50% of the outstanding capital stock of CITCOL (except for any directors' qualifying shares) is directly or indirectly beneficially owned by IPL Energy, free and clear of all liens, encumbrances, equities and claims.

          (c) TCPL represents and warrants to Ocensa that 50% of the outstanding capital stock of CITCOL (except for any directors' qualifying shares) is directly or indirectly beneficially owned by TransCanada PipeLines, free and clear of all liens, encumbrances, equities and claims.

           Section 3. Guarantee. Subject to the provisions contained herein, each of the Guarantors hereby irrevocably and unconditionally guarantees to Ocensa that in the event that CITCOL, as a party to the TSMA, has committed an act of gross negligence (culpa grave) or willful misconduct (dolo) as determined by the Court of Arbitration referenced in Section 9.12(b) of the TSMA, each of the Guarantors shall guarantee (the Guaranteed Obligations) to Ocensa the full and punctual payment of CITCOL's liability to Ocensa to a cumulative maximum amount of U.S. $10 million for each Guarantor.

             Section 4. Unconditional Obligations of Guarantors. Each of the Guarantors hereby agrees that its obligations hereunder are in the nature of a continuing guarantee and shall remain valid and in full force irrespective of any circumstances which might otherwise constitute a legal or equitable discharge of a guarantor, provided that it is hereby acknowledged and agreed that(a) the benefit of any waiver or indulgence granted to, or any compromise with, CITCOL shall extend to each of the Guarantors and (b) in no event shall either of the Guarantors be obligated to make payments hereunder exceeding in the aggregate U.S. $10 million less in each case all amounts (similarly determined) paid by each of the Guarantors or CITCOL pursuant to the Guaranteed Obligations.

          Section 5. No Waiver. No failure on the part of Ocensa to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or particular exercise by Ocensa of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

          Section 6. Subrogation. Each of the Guarantors shall be subrogated to all rights of Ocensa against CITCOL in respect of any amounts paid by each of the Guarantors pursuant to the provisions of this Agreement.

            Section 7. Effectiveness. This Agreement shall have no effect or validity unless and until the TSMA shall have become effective.

          Section 8. Termination. This Agreement shall terminate on the termination of the TSMA in accordance with Article Eight thereof.

          Section 9. Successors. This Agreement shall not be assigned by any party without the prior written consent of each of the other parties; provided that this Section 9 shall not apply to any assignment of this Agreement by TCPL to TCPL (Bermuda) Ltd. in connection with an assignment under Section
10.9 of the Oleoducto Central Agreement.

          Section 10. Release. (a) Neither of the Guarantors shall be released and discharged from any of its obligations hereunder except once this Agreement is terminated in accordance with Section 8 above.

           (b) Notwithstanding the foregoing, neither of the Guarantors shall be released or discharged from obligations which shall have been incurred prior to the release and discharge referred to in paragraph (a) of this
Section 10.

             Section 11. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:



                                   Copy To                            Agent for
                                   ---------------------------------

If to Ocensa:                                                         Service
                                                                      ------------------------

OLEODUCTO CENTRAL S.A.             N/A                                CT CORPORATION
World Trade Center Bogota                                              SYSTEM
Calle 100 N. 8A-55                                                    1633 Broadway
Santafe de Bogota, D.C. -Colombia                                     New York, New York 10019
Telefax:  571-218-3933                                                Telefax: (212) 247-2882
Attention:  President

If to the Guarantors:
IPL ENTERPRISES                    CIT COLOMBIANA, S.A.               CT CORPORATION
                                  (COLOMBIA)   INC.                  Calle 100 N. 8A-55                 SYSTEM
c/o ROYAL TRUST BANK               Torre C Piso 10                    1633 Broadway
(CAYMAN) LTD.                      World Trade Center                 New York, New York 10019
P.O. Box 1586                      Santafe de Bogota, D.C. -Colombia  Telefax: (212) 247-2882
                                   Colombia
Grand Cayman, Cayman Island        Telefax:  571-610-7906
British West Indies                Attention:  Mr. Wayne Sartore
Telefax:  (809) 949-5777
Attention:  Mr. Brian Balleine

TCPL INTERNATIONAL                 TRANSCANADA PIPELINES              FRIED, FRANK, HARRIS,
  INVESTMENTS INC.                 LIMITED                            SHRIVER & JACOBSON
C/O FRIED, FRANK, HARRIS,          TransCanada PipeLines Tower        1 New York Plaza
SHRIVER & JACOBSON                 111 Fifth Avenue S.W.              New York, New York 10004
1 New York Plaza                   P.O. Box 1000                      Telefax:  (212) 747-1526
New York, New York 10004           Calgary, Albera, Canada            Attention: Ken Blackman
Telefax:  (212) 747-1526           T2P 4K5
Attention: Ken Blackman            Telefax: (403)267-2668
                                   Attention:  Michael Durnin and
                                   Robert M. Jensen





or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

              Section 12. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

            Section 14. Submission to Jurisdiction; Consent to Service. Each of the Guarantors hereby submits to the non-exclusive jurisdiction of the Federal and State courts in the Borough of Manhattan in The City of New York in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a Related Proceeding). Each of the Guarantors irrevocably appoints the agent for service designated opposite its name in Section 11 hereof as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such action, suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to each of the Guarantors, by the person serving the same to the address provided in Section 11, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Each of the Guarantors further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.

            The obligation of each of the Guarantors in respect of any sum due from it to Ocensa expressed in United States dollars, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day following receipt by Ocensa of any sum adjudged to be so due in such other currency on which (and only to the extent that) Ocensa may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to Ocensa hereunder, each of the Guarantors agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Ocensa against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to Ocensa hereunder, Ocensa agrees to pay equally to each of the Guarantors an amount equal to the excess of the dollars so purchased over the sum originally due to Ocensa hereunder.

          Section 15. Nature of Obligations. The obligations of IPL and TCPL to Ocensa created by this Agreement are several, and not joint and several between the Guarantors or with any other party.

     Section 16. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its proper officer or officers thereunto duly authorized as of the date first above written.

                         IPL ENTERPRISES (COLOMBIA) INC.




                                                                           By:

                                                                        Title:


                              TCPL INTERNATIONAL INVESTMENTS INC.




                                                                           By:

                                                                        Title:



                                                        OLEODUCTO CENTRAL S.A.





                                                                           By:

                              Title:

                                                                 SCHEDULE E TO
                                                   OLEODUCTO CENTRAL AGREEMENT

ACCESS PRINCIPLES


Ocensa will enter into access agreements with the following entities for the assets which do not belong to Ocensa, but which must be used in whole or inpart by Ocensa to transport Petroleum through the Oleoducto Central by on or before December 31, 1995.


ENTITY                    ASSET(S)
------------------------  -----------------------------------------------
SDLA, Tauramena, and Rio  Central Processing Facility land and
 Chitamena Associations   infrastructure which support the
                          Cusiana #1 Pump Station and tank farm
Ecopetrol                 El Porvenir Pump Station and tank farm
Ecopetrol                 Miraflores Pump Station
ODC                       Vasconia Pump Station and tank farm
ODC                       Caucasia Pump Station
ODC                       Pipeline from Vasconia to Caucasia
ODC                       Covenas Terminal Facilities and tank farm
Cravo Norte Association   Covenas Terminal and Offshore (TLU) facilities




Each of the Parties agree to provide active support in negotiating such access agreements with ODC and Cravo Norte.

                                                                    SCHEDULE F
                                                TO OLEODUCTO CENTRAL AGREEMENT

                          CURRENT INDICATIVE TERMS OF FINANCING PLAN

                          FOLLOWS ON NEXT TWO PAGES


Fund by Part
Senior Debt     70.0%               ASSUMPTIONS:(1)Interest on Bonds 13.5%
Equity 30.0%                                   (2)Interest on ECA Debt 13.5%
                                              (3)All Interest capitalised
Sources & Uses of Funds During Construction (Nominal US $ millions)


Project Quarter                                      1    2       3   4    5    6     7
Description
                                                                 1994

Uses of Funds
Cash Capital Expenditures                    1,375   0    0       0   0  117  118   119
Less Excess Proceeds from Previous Bond Is       0   0    0       0   0    0    0     0
Purchase of Phase I Assets                     320   0    0       0  80    0    0   240
Coupons Payable on Series 1 Bonds               65   0    0       0   0    0    0     0
Coupons Payable on Series 2 Bonds               49   0    0       0   0    0    0     0
Coupons Payable on Series 3 Bonds               29   0    0       0   0    0    0     0
Coupons Payable on Series 4 Bonds                0   0    0       0   0    0    0     0
"Coupons" Payable on Shareholder Loan I         48   0    0       0   0    0    0     0
Interest During Construction+Upfront Fee-E      98   0    0       0   0    0    0     0
Interest Payable on Shareholder Loan II         20   0    0       0   0    0    0     0
Coupon During Construction-Bid Debt              0   0    0       0   0    0    0     0
Subtotal Uses of Funds                       2,004   0    0       0  80  117  118   359
Accrued Return on Equity during
    Contruction                                131   0    0       0   0    0    0     0
Total Uses of Funds                          2,135   0    0       0  80  117  118   359

Cumulative Subtotal Uses of Funds

Sources of Funds

Cash for Tariffs                               210   0    0       0   0    0    0     0

Capital Markets
   Bond Series 1                               200   0    0       0   0    0  200     0
   Bond Series 1                               150   0    0       0   0    0  150     0
   Bond Series 3                               220   0    0       0   0    0    0     0
   Bond Series 4                                 0   0    0       0   0    0    0     0
Shareholders' Loan I                           213   0    0       0   0    0  101     0
Commercial Banks
   ECA-Guaranteed Debt                         470   0    0       0   0    0    0     0

Shareholder Loan II                             95   0    0       0   0    0    0     0
Sponsors' Funds:
   Subordinated Debt                             0   0    0       0   0    0    0     0
   Equity Inc. Retained Earnings               578   0    0       0  80  117    0   144
Total Sources of Funds                       2,136   0    0       0  80  117  451   144
Cumulative Subtotal sources of Funds                 0    0       0  80  197  649   793
   Check: (Overfunding) Underfunding                (0)   0       0   0    0  333  -215
     cum                                            (0)  (0)      0   0    0  333   118




Project Quarter                                  8      9     10     11     12     13     14   15     16
Description
(CURRENT INDICATIVE TERMS OF
    FINANCING PLAN)                           1995                 1996                       1997
Uses of Funds
Cash Capital Expenditures                      120    181    182    183    185     42     42   42     43
Less Excess Proceeds from Previous Bond Is       0      0      0      0      0      0      0    0      0
Purchase of Phase I Assets                       0      0      0      0      0      0      0    0      0
Coupons Payable on Series 1 Bonds               13      0     13      0     13      0     13    0     13
Coupons Payable on Series 2 Bonds               10      0     10      0     10      0     10    0     10
Coupons Payable on Series 3 Bonds                0      0      0      0      0     14      0   14      0
Coupons Payable on Series 4 Bonds                0      0      0      0      0      0      0    0      0
"Coupons" Payable on Shareholder Loan I          7      0      7      0      7      7      7    7      7
Interest During Construction+Upfront Fee-E      16      3      6     11     11     12     12   13     13
Interest Payable on Shareholder Loan II          3      1      1      2      2      2      2    3      3
Coupon During Construction-Bid Debt              0      0      0      0      0      0      0    0      0
Subtotal Uses of Funds                         170    185    219    196    228     78     86   79     89
Accrued Return on Equity during
    Contruction                                 25      0      0      0     42      0      0    0     65
Total Uses of Funds                            194    185    219    196    270     78     86   79    154

Cumulative Subtotal Uses of Funds

Sources of Funds

Cash for Tariffs                                 0     36      0      0      0    174      0    0      0

Capital Markets
   Bond Series 1                                 0      0      0      0      0      0      0    0      0
   Bond Series 1                                 0      0      0      0      0      0      0    0      0
   Bond Series 3                                 0      0      0    220      0      0      0    0      0
   Bond Series 4                                 0      0      0      0      0      0      0    0      0
Shareholders' Loan I                             0      0      0    111      0      0      0    0      0
Commercial Banks
   ECA-Guaranteed Debt                         105     93    133     11     26     12     12   26     53

Shareholder Loan II                             21     19     27      2      5      2      2    5     11
Sponsors' Funds:
   Subordinated Debt                             0      0      0      0      0      0      0    0      0
   Equity Inc. Retained Earnings                50     25     36      0     46      0      0    4     76
Total Sources of Funds                         176    173    196    344     77    188     14   36    140
Cumulative Subtotal sources of Funds           968  1,142  1,337  1,681  1,758  1,946  1,961 1996  2,136
   Check: (Overfunding) Underfunding           -19    -11    -24    148   -193    111    -72  -44    -13
     cum                                        99     88     64    212     19    130     58   14      1


Project Capitalization            Amounts (US $,m)      %  Capitalization
     Senior Debt                 1348                    70.0%
Cash Paid-In Equity               447                    23.2%
Pre-Completion Accrued Returns    131                     6.8%
     Total Project Capitalization 1926                   100.0%



 OLEODUCTO CENTRAL
 Dec   12 1995
 EOUITY SUBSCRIPTION & PERFORMANCE GUARANTEE

 CAPEX - DEC'94 US $                                                                                   1270
 INFLATION                                                                                              105
 ASSETS                                                                                                 320
 INTEREST                                                                                               195
                                                                                                      1,890

 COST OVERRUN @ 10%.                                                                                    140
 NOMINAL CAPEX  $1375M
 TOTAL                                                                                                2,030

 TOTAL PROJECT COST                                                                                   2,030

 SENIOR DEBT @ 70%                                                                                    1,421
 EQUITY @ 30%                                                                                           609

SHARE TOTAL
EOP                                                                                                   507.5          0.25
TOTAL                                                                                                308.56         0.152
BP                                                                                                   308.56         0.152
TRITON                                                                                               194.88         0.096
TCPL                                                                                                 355.25         0.175
IPL                                                                                                  355.25         0.175
                                                                                                      2,030

 PREFORMANCE GUARANTEE NUMBERS
                                                                                                         30%  30% ROUNDED
EOP                                                                                                  152.25         152.3
TOTAL                                                                                                 92.57          92.6
BP                                                                                                    92.57          92.6
TRITON                                                                                                58.46          58.5
TCPL                                                                                                 106.58         106.5
IPL                                                                                                  106.58         106.5
TOTAL                                                                                                   609           609

Note A:  THE SHAREHOLDERS AGREEMENT REQUIRES SHAREHOLDERS TO EITHER:
1.  SUPPORT THE JSC BY PROVIDING DEBT AND EQUITY TO ACHIEVE 70% DEBT AND 30%
EQUITY OR, 2. INCREASE EQUITY PRORATA TO 40% EQUITY, 60% DEBT.

B.  Finance Plan shows capitalised interest at $263mm.  Reduced here as partners expect to expense interest on productive assets.
C.  rounded figures used in the performance guarantees
D.  The Finance Plan of the Shareholders agreement indicates total capitalization of $1926mm including accrued returns but excluding cash from tariffs.




     -


                                                                 SCHEDULE G TO
                                                   OLEODUCTO CENTRAL AGREEMENT


AMENDED AND RESTATED SUBSCRIPTION AGREEMENT


          AGREEMENT, dated as of March 31, 1995, between OLEODUCTO CENTRAL S.A., a sociedad anonima organized under the laws of Colombia (Ocensa), and ___________________________, a corporation existing under the laws of _____ (the Purchaser). This Agreement amends and restates in its entirety the subscription agreement, dated as of December [13][14], 1994, between Ocensa and the Purchaser (the Original Subscription Agreement).


                                   RECITALS

WHEREAS:

              A. The Purchaser is a Shareholder of Ocensa, and Ocensa and the Purchaser are parties to the Amended and Restated Oleoducto Central Agreement (the Oleoducto Central Agreement), dated as of March 31, 1995, among Ocensa, the Purchaser and the other Shareholders parties thereto;

          B. The Purchaser has entered into the Original Subscription Agreement to acquire from time to time upon the call of Ocensa and subject to certain other conditions set forth herein, Shares (as hereinafter defined) in exchange for cash and in proportion to the Purchaser's Shareholding Interest (as hereinafter defined); and

          C. The Purchaser and Ocensa desire to amend and restate the Original Subscription Agreement to alter the conditions of a call by Ocensa to the Purchaser to purchase Shares.

           NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that the Original Subscription Agreement is amended and restated as follows:




                                 ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION





        Section 1.1. Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings indicated below:

     Bankruptcy of Ocensa means (a) entry by any competent governmental authority of any jurisdiction or a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Ocensa in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) an involuntary or contested decree or order adjudging Ocensa a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Ocensa under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Ocensa or of any substantial part of the property of Ocensa, or ordering the winding up or liquidation of the affairs of Ocensa and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

           (b) commencement by Ocensa of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by Ocensa to the entry of a decree or order for relief in respect of Ocensa in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Ocensa, or the filing by Ocensa of a petition or answer or consent seeking reorganization or relief under any applicable law; or consent by Ocensa to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Ocensa or of any substantial part of the property of Ocensa, or the making by Ocensa of an assignment for the benefit of creditors, or the admission by Ocensa in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Ocensa in furtherance of any such action.

     Business Day means a day in which commercial banks in Santafe de Bogota and The City of New York, New York are permitted to be open for domestic and international business.

     Call has the meaning assigned to it in Section 2.1.

      Capital Budget means the budget for Capital Expenditures not included in the Annual Operating Budget for a fiscal year identified as such and approved by the Board of Directors.

        Capital Expenditures means, with respect to Ocensa for any period, the aggregate of all direct and indirect expenditures (including capitalized interest) of Ocensa during such period which are required to be included in property, plant or equipment, good will, rights of way and other long-term intangible assets or a similar tangible or intangible property account, including, without limitation, additions to equipment and leasehold improvements, on aconsolidated balance sheet of Ocensa prepared in accordance with generally accepted accounting principles in Colombia.

     Completion means the date after all four Segments of the Oleoducto Central have been commissioned for purposes of transporting shipments of Petroleum and on which the five millionth barrel of Petroleum is shipped through the Oleoducto Central from the Cusiana Receipt Point to the Coveas Delivery Point (as such terms are defined in the Transportation Agreements), all as certified in a resolution adopted by the Board of Directors.

     Corresponding Portion of Shares means the portion, expressed as a percentage, equal to the payment obligations hereunder being transferred divided by the payment obligations hereunder held by the Purchaser immediately prior to such transfer.

     Current Shareholding Interest of the Purchaser means for purposes of this definition the percentage equal to the number of Shares held by the Purchaser divided by the total number of Shares outstanding, in each case as of the date of determination.

         Decommissioning has the meaning assigned to it in the Common Security Trust Agreement.

     Notice of Exercise of Call has the meaning assigned to it in Section 2.1.

     Oleoducto Central Agreement has the meaning assigned to it in the Recitals.

     Permitted Assignee means a person to whom Ocensa or the Purchaser, as the case may be, has assigned or transferred rights or obligations under this Agreement in accordance with Section 5.3.

     Political Events Agreement means the Political Events Agreement, dated as of December 14, 1994, among the parties to the Oleoducto Central Agreement providing definitions and procedures relating to certain political events, as the same may be amended from time to time in accordance with the terms thereof.

        Related Account means any account or accounts into which Ocensa or its permitted assign under the Transportation Agreement with [a Person in the Purchaser's Initial Shipper Group] [in the Canadian Group
Agreements-Ecopetrol] has directed or is required to direct payments of Tariff Advances and payments for purchases of Transportation Notes under such agreement.

       Senior Debt to Equity Ratio means the ratio for the Senior Debt Tranche for the benefit of which this Subscription Agreement has been assigned of (a) the principal amount of Senior Debt outstanding under such Senior Debt Tranche secured by an interest in the RelatedAccount (excluding the notional amount of any liability under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, currency swap agreements, currency options, futures or purchase or sale agreements or other agreements and arrangements designed to protect against fluctuations in interest rates and currency exchange rates in each case constituting Senior Debt under such Senior Debt Tranche to the extent the aggregate of such notional amount is not in excess of the aggregate principal amount outstanding of all other Senior Debt under such Senior Debt Tranche) less any proceeds of Senior Debt under such Senior Debt Tranche held in an escrow account or other similar account or fund pursuant to the related Senior Debt Agreement to (b) the sum of (without duplication) (i) the greater of (A) the sum of (x) Equity Contributions made by Persons in [the Purchaser's Initial Shipper Group [in the Ecopetrol Agreement - and the Canadian Group]] [in the Canadian Group Agreements - the Canadian Group and Ecopetrol], and (y) the [Purchaser's] Current Shareholding Interest [in the Canadian Group Agreements - of the Canadian Group and Ecopetrol] in Pre-Completion Accrued Returns [in the case of Ecopetrol - and the Canadian Group's Current Shareholding Interest in such Pre-Completion Accrued Returns], and (B) the [Purchaser's] Current Shareholding Interest [in the Canadian Group Agreements - of the Canadian Group and Ecopetrol] of Ocensa's shareholders' equity [in the case of Ecopetrol - and the Canadian Group's Current Shareholding Interest in such equity] determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (but excluding Ocensa's equity interest in any Unrestricted Subsidiaries), (ii) any Transportation Repayment Obligations owing to the Related TRO Holders, (iii) any other outstanding debt subordinated to Senior Debt (other than Shareholder Bridge Loans incurred to fund failures by Shareholders in other Initial Shipper Groups or the Canadian Group to make Equity Contributions as required) provided by Persons in the [Purchaser's Initial Shipper Group [in the Ecopetrol Agreement - and the Canadian Group]] [in the Canadian Group Agreements - the Canadian Group and Ecopetrol], or in each case financial institutions designated by any such Person and Shareholder Bridge Loans incurred to fund a failure of Purchaser or another Shareholder in its Initial Shipper Group [in the case of Ecopetrol - or a Shareholder in the Canadian Group] [in the case of the Canadian Group - , any Shareholder in the Canadian Group or Ecopetrol] to make Equity Contributions as required, (iv) [the Purchaser's Initial Shipper Group's] [in the Canadian Group Agreements - Ecopetrol's] Proportionate Share of any outstanding debt subordinated to Senior Debt that has not been provided by a Person in an Initial Shipper Group or the Canadian Group or a financial institution designated by any such Person and (v) any Advance Tariff Payments under the Advance Tariff Agreement with [a Person in the Purchaser's Initial Shipper Group] [in the Canadian Group Agreements - Ecopetrol] [in the Ecopetrol Agreement - the Purchaser] to the extent not included as an expense item in the income statement of Ocensa for the relevant period [for Ecopetrol and the Canadian Group only - , provided that such ratio shall be calculated on the assumption that any amounts for which a Call has been issued under the [Ecopetrol] [each Shareholder in the Canadian Group] Subscription Agreement have been paid].

      Shareholding Interest of the Purchaser means the percentage equal to the number of Shares held by the Purchaser divided by the total number of Shares outstanding, in each case as of December 14, 1994.

     Shares means the shares of capital stock of Ocensa, par value Ps. 100,000 each, each with no preference among themselves with respect to dividends, voting rights or rights upon liquidation of Ocensa.

      Specified Court has the meaning assigned to it in Section 5.11. [Not to be included in Ecopetrol Agreement]

     Time of Delivery has the meaning assigned to it in Section 2.1.

     Unrestricted Subsidiary has the meaning assigned to it in the Common Security Trust Agreement.



     Section 1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

     (b)  words importing gender include all genders;

         (c) any reference to an Article or Section refers to an Article or a Section, as the case may be, of this Agreement; and

     (d) all references to this Agreement and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

All defined terms used and not defined herein have the meanings assigned to them in the Oleoducto Central Agreement.




                                 ARTICLE TWO

                                  COMMITMENT



     Section 2.1. Commitment to Purchase Shares. On the terms and subject to the conditions hereinafter set forth, the Purchaser agrees from time to time to acquire Shares uponthe call (each, a Call) of Ocensa to be exercised by a notice of exercise (each, a Notice of Exercise of Call), in each case in exchange for cash, in the number, at the purchase price per Share and on the date and at the time (each, a Time of Delivery) set forth in the Notice of Exercise of Call; provided, however, that, in each case,

     (a) the Call shall be made (i) in accordance with the procedures established for such purpose in the By-Laws of Ocensa and applicable laws,
(ii) prior to (x) Bankruptcy of Ocensa, (y) Decommissioning or (z) a unanimous decision of the Board of Directors not to continue with the Oleoducto Central, in conformity with a Capital Budget and a Funding Resolution of Ocensa, and
(iii) simultaneously with Calls to all other purchasers under other Subscription Agreements, as soon as practicable after all necessary governmental and shareholder approvals for the issuance of such equity have been obtained,

     (b) the Notice of Exercise of Call shall be substantially in the form of the Notice of Exercise of Call attached as Annex I hereto and shall be transmitted simultaneously to all purchasers under other Subscription Agreements,

       (c) the number of Shares to be purchased by the Purchaser at such Time of Delivery and the aggregate purchase price therefor shall be in the same proportion to the aggregate amount of Shares being sold by Ocensa pursuant to such Call and the aggregate price therefor as the Purchaser's Shareholding Interest,

        (d) the purchase price per Share to be sold at each Time of Delivery, the Time of Delivery and all other terms of purchase shall be identical for all Shareholders, and

       (e) the Time of Delivery shall be not less than 15 Business Days after the date of delivery of the Notice of Exercise of Call.

     In addition, one special Call (which shall be for a contribution of funds but not for additional Shares) may be made without reference to a Capital Budget or Funding Resolution in the event of (x) Bankruptcy of Ocensa, (y) Decommissioning or (z) a unanimous decision of the Board of Directors not to continue with the Oleoducto Central, if at the time of such event the Senior Debt to Equity Ratio is higher than 70/30, for an amount sufficient so that, after giving effect to such Call and the actual or pro forma application of the proceeds thereof to repay Senior Debt, such ratio shall be 70/30.

     Ocensa agrees to make Calls to the Purchaser to acquire Shares in exchange for cash only in compliance with this Section 2.1.



     Section 2.2. Sale of the Shares. At each Time of Delivery, Ocensa shall issue, sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will acquire from Ocensa, all right, title and interest in and to the Shares being purchased by the Purchaser atTime of Delivery at such purchase price per Share set forth in the Notice of Exercise of Call. Upon payment of the aggregate purchase price therefor as provided herein and in such Notice of Exercise of Call, the Purchaser shall have no further obligations thereunder.



      Section 2.3. Payment and Delivery. The certificate(s) representing the Shares purchased by the Purchaser hereunder at each Time of Delivery shall be delivered by or on behalf of Ocensa to the Purchaser's designated representative in the place set forth in the Notice of Exercise of Call against payment in full by the Purchaser of the purchase price as set forth in the Notice of Exercise of Call.



       Section 2.4. Conditions to Purchase. The obligations of the Purchaser hereunder to purchase the Shares to be delivered at each Time of Delivery shall be subject to the conditions that (a) the representations and warranties of Ocensa in Section 2.6 are, at and as of such Time of Delivery, true and correct, and (b) that the aggregate purchase price of all Shares purchased and contributions of funds by the Purchaser pursuant to Calls of Ocensa hereunder shall not exceed the lower of (i) $_____ million and (ii) the Purchaser's Shareholding Interest of the Aggregate Subscription Obligation (or, in each case, the equivalent thereof in Colombian Pesos determined by reference to exchange rates between U.S. dollars and Pesos in effect on each Time of Delivery hereunder based on such rates available to Ocensa as reasonably determined by Ocensa), less, in each case, all amounts (similarly determined) paid by the Purchaser [or any guarantor thereof pursuant to a Performance Guarantee Agreement] pursuant hereto [or thereto]. It is acknowledged that such Shares are subject to the terms of the Oleoducto Central Agreement, [not to be included in Ecopetrol Agreement - the Voting Trust Agreement] and the Dividend Trust Agreement.



     Section 2.5. Mutual Representations and Warranties. Each party represents and warrants to the other for its benefit that:

       (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

       (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement, when executed and delivered by such party, constitutes the valid and legally binding agreement of such party; and

     (c) the execution and delivery of, and the performance by it of its obligations under, this Agreement will not result in a breach of or constitute a default under:

         (i) any provision of its charter or articles of incorporation or its By-laws;

         (ii) any agreement or instrument to which it is a party and which is material to the performance by it of its obligations hereunder; and

             (iii) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.



     Section 2.6.  Additional Representations and Warranties of Ocensa.
Ocensa represents and warrants to the Purchaser for its benefit and for the benefit of its Permitted Assignees that the Shares to be issued and sold by Ocensa hereunder and under the related Notice of Exercise of Call at each Time of Delivery will have been duly and validly authorized and, when issued and delivered against payment in full therefor as provided herein and in such Notice of Exercise of Call, will be fully paid and non-assessable.
Section 2.7. Use of Proceeds. All proceeds from the purchase of Shares hereunder (except pursuant to a special Call pursuant to the penultimate paragraph of Section 2.1 which shall be deposited into the Related Account) shall be used solely to pay the Purchaser's Shareholding Interest of the Capital Expenditures of Ocensa or to refinance indebtedness of Ocensa incurred in order to finance its Shareholding Interest of such Capital Expenditures.

        Section 2.7. Use of Proceeds. All proceeds from the purchase of Shares hereunder (except pursuant to a special Call pursuant to the penultimate paragraph of Section 2.1 which shall be deposited into the Related Account) shall be used solely to pay the Purchases's Shareholding Interest of the Capital Expenditures of Ocensa or to refinance indebtedness of Ocensa incurred in order to finance its Shareholding Iterest of such Capital Expenditures.



     Section 2.8. Fees and Expenses. All fees and expenses incurred by or on behalf of each party hereto in connection with the negotiation and execution of this Agreement and the transfer of the Shares to be sold hereunder at each Time of Delivery shall be borne by such party.



      Section 2.9. Taxes. Ocensa shall be solely responsible for the payment of all taxes imposed on it, whether by taxing authorities within Colombia or elsewhere, arising from or in connection with the transactions contemplated hereby.




                                ARTICLE THREE

                               POLITICAL EVENTS





       Section 3.1. Political Events. The obligations of the Purchaser under this Agreement to purchase Shares are subject to the terms of the Political Events Agreement. For purposes of the Political Events Agreement the special Call referred to in the penultimate paragraph of Section 2.1 and the similar special Calls under the Amended and Restated Subscription Agreements entered into as of the date hereof by the other Shareholders shall be a Purchase Obligation as defined in the Political Events Agreement.



                                 ARTICLE FOUR

                             TERM; EFFECTIVENESS





      Section 4.1. Term. This Agreement shall be effective as of the date of the Original Subscription Agreement and shall continue in force and effect until the earliest of (i) the termination of the Oleoducto Central Agreement,
(ii)  December  31, 2001, (iii) as provided in the Political Events Agreement,
(iv) Completion and (v) following a unanimous decision of the Board of Directors of Ocensa not to continue with the Oleoducto Central, Bankruptcy of Ocensa or Decommissioning, at the earlier, in the case of this clause (v), of
(A) full satisfaction of a special Call pursuant to the penultimate paragraph of Section 2.1 and (B) when a Senior Debt to Equity Ratio of 70/30 has otherwise been achieved, provided, that, in each case (i) through (v), any rights and obligations existing prior to termination shall survive termination of this Agreement.



     Section 4.2. Effectiveness. Notwithstanding Section 4.1, this Agreement shall have no effect or validity unless and until Ocensa has entered into amended and restated Subscription Agreements in substantially identical form to this Agreement with the other Shareholders, supported, in each case (other than with respect to Ecopetrol) by performance guarantee agreements substantially in the form attached as Schedule H to the Oleoducto Central Agreement.




                                 ARTICLE FIVE

                                   GENERAL





     Section 5.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


                                   Agent for

If to Ocensa:                      Service
                                   ------------------------

OLEODUCTO CENTRAL S.A.             CT CORPORATION
---------------------------------
World Trade Center Bogota           SYSTEM
Torre C, Piso 10                   1633 Broadway
Calle 100 N. 8A-55                 New York, New York 10019
Santafe de Bogota, D.C. -Colombia  Telefax: (212) 247-2882
Telefax:  571-218-3933
Attention:  President

If to the Purchaser:




  or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.



     Section 5.2. Amendments and Waivers. Ocensa will enter into other Subscription Agreements on substantially identical terms with the other Shareholders, and the Purchaser shall have no obligations with respect to any other such Subscription Agreement. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.



      Section 5.3. Assignments. (a) Ocensa may not assign this Agreement or any of its rights hereunder, or create enforceable third party rights herein, to or in any person not a party hereto (or an Affiliate of a party hereto) except that Ocensa may assign to any person, in each case with the prior written consent of the Purchaser, all or any part of Ocensa's rights hereunder to the trustee under the Common Security Trust Agreement. If the Purchaser consents, it agrees to execute and deliver all consents and documents reasonably necessary to effect such assignment and to create a valid and perfected security interest herein. The claims and rights of each such Permitted Assignee shall rank pari passu with the claims and rights of all Permitted Assignees irrespective of the time or times at which prior, concurrent or subsequent assignments under this Section 5.3 are made or perfected. Subject to compliance with the terms of any such assignment, any such Permitted Assignee shall have the benefit of the representations and warranties of the Purchaser and may enforce the obligations of the Purchaser hereunder as if such Permitted Assignee were a party hereto.

     (b) The Purchaser shall assign all or part of its rights and obligations hereunder in connection with a transfer of the Corresponding Portion of its Shares to a Person that is a permitted transferee thereof pursuant to Article Ten of the Oleoducto Central Agreement.Upon the unconditional assumption of the Purchaser's rights and obligations being assigned to such permitted transferee of the Purchaser pursuant to this Section 5.3(b) by such permitted transferee, and subject to any limitations in any assignment agreement, the Purchaser shall be released and discharged from all of its obligations hereunder, except obligations which shall have been incurred prior to such assignment and assumption.



         Section 5.4.  Nature of Obligations       (a) Subject to the terms of
this Agreement, the obligations of the Purchaser under this Agreement to purchase Shares shall be unconditional and absolute and, shall not be deferred, excused, released, discharged, or in any way affected by (i) any right of set off, counterclaim, or defense by reason of any claims against Ocensa arising under this Agreement or on any other account whatsoever, (ii) any sale or other transfer by any of the Shareholders (among themselves or otherwise) of any of the Shares, or the failure by any other Shareholder to perform its obligations under its Subscription Agreement, (iii) Bankruptcy of Ocensa or any bankruptcy, reorganization or dissolution (on whatever grounds) of the Purchaser, or (iv) any change, waiver, extension, indulgence, or other action or omission in respect of any of Ocensa's obligations, in each case whether or not the parties hereto shall have had any notice or knowledge of any of the foregoing.

           (b) The obligations of the Purchaser created by this Agreement, and in particular the obligation to acquire Shares in exchange for cash pursuant to Calls, are several, not joint and several with any other party. Nothing herein shall be deemed or construed to make the Purchaser a surety or a guarantor of Ocensa or of any other Shareholder or liable to meet any obligation of Ocensa or of any other Shareholder.



       Section 5.5. No Third Party Beneficiaries. Except with respect to the second sentence of Section 3.1, which shall also inure to the benefit of Shareholders referred to therein, and as otherwise expressly provided herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and Permitted Assignees, and no other Person shall have any rights hereunder.



        Section 5.6. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.



         Section 5.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK [FOR ECOPETROL-COLOMBIA] WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     Section 5.8. Performance Outside Colombia. The parties hereto acknowledge and agree that their activities hereunder will be performed substantially outside Colombia. [Not to be inserted in Ecopetrol Agreement]

     [Only in Ecopetrol Agreement -- Section 5.8 Language of Agreement. This Agreement may be executed in both the English language and the Spanish language. In the event of any dispute between the meaning of the Spanish language and English language versions, the Spanish language version shall prevail.]



     Section 5.9. Commercial Obligations. Each Party acknowledges and agrees that its rights and obligations hereunder are commercial and not governmental in nature.



        Section 5.10. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, breach, termination, or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect as of the date hereof. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, controversy or claim, and shall have no connection with any party. Should the services of an appointing authority be necessary, the appointing authority shall be the American Arbitration Association. The parties and the appointing authority may appoint from among the nationals of any country, whether or not a party is a national of that country. The place of arbitration shall be The City of New York, New York. The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the law of the State of New York without regard to the principles of conflicts of laws. [Not to be inserted in Ecopetrol Agreement.]



       Section 5.11. Submission to Jurisdiction; Consent to Service. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the Specified Court) with respect to the enforcement of the arbitration provisions of this Agreement and the non-exclusive jurisdiction of such court with respect to the enforcement of any award thereunder. Each of the parties hereto irrevocably appoints the agent for service specified opposite its name in Section 5.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any related suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to such party, by the person serving the same to the address provided in Section 5.1, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Each of the parties hereto further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.

      The obligation of a party in respect of any sum due from it to the other party hereunder expressed in United States dollars, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day following receipt by such party of any sum adjudged to be so due in such other currency on which (and only to theextent that) such party may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such party hereunder, the other party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to such party hereunder, such party agrees to pay to the other party an amount equal to the excess of the dollars so purchased over the sum originally due to such party hereunder. [Not to be inserted in Ecopetrol Agreement.]



     Section 5.12. Waiver of Immunity. (a) The Purchaser irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of this Agreement brought in the Specified Court and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in the Specified Court. [Not to be included in Ecopetrol Agreement]

 (b) To the extent that the Purchaser or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of this Agreement at any time brought against the Purchaser or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, the Purchaser irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States) [if Ecopetrol, insert - , except as provided under Article 177 of the Codigo Contencioso Administrativo and Article 684 of the Codigo de Procedimento Civil of Colombia].



     Section 5.13.  Headings
 . The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.



        Section 5.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                         OLEODUCTO CENTRAL S.A.


                         By:
                         Title:


                         [PURCHASER]


                         By:
                         Title:

                                                                       ANNEX I
                                                     TO SUBSCRIPTION AGREEMENT


                                   [Date, not less than 15
                                   Business Days prior to
                                   requested purchase date]

     NOTICE OF EXERCISE OF CALL

TO:          Empresa Colombiana de Petroleos - Ecopetrol
          BP Colombia Pipelines Limited
          TOTAL Pipeline Colombie S.A.
          Triton Pipeline Colombia, Inc.
          IPL Enterprises (Colombia) Inc.
          TCPL International Investments Inc.
          [Permitted Assignees]

FROM:     Oleoducto Central S.A. (Ocensa)

RE:          Notice of Exercise of Call Pursuant to Section 2.1 of the
Subscription Agreement with each of the addressees (Purchasers), each dated as of March 31, 1995 (each, a Subscription Agreement)

          Ocensa hereby requires [the purchase on __________, ____ of the number of Shares of Ocensa] [the contribution of funds in the amount] set forth opposite your name in the table below by each of you severally [against payment of the aggregate purchase price indicated in such table]. Payment should be made in [same] [next] day funds by [official or certified bank check or checks] [wire transfer to the account indicated opposite your name in the table below] [and in the case of a special Call pursuant to the penultimate paragraph of Section 2.1 such funds shall be exclusively payable to the account specified in the Common Security Trust Agreement].


                                                                                             [NAME OF BANK
PURCHASER                            NUMBER OF  PRICE PER  AGGREGATE OR                      AND ACCOUNT
                                      SHARES     SHARE     CONTRIBUTION PRICE                NUMBER]
Empresa Colombiana de
Petroleos-Ecopetrol
BP Colombia Pipelines Limited
TOTAL Pipeline Colombie S.A.
Triton Pipeline Colombia, Inc.
IPL Enterprises (Colombia) Inc.
TCPL International Investments Inc.
[Any Permitted Assignees]
Total



Ocensa hereby represents and warrants to each Purchaser that, as of the date hereof:

          1.  The requested payment date is a Business Day;

          2. The Call exercised hereby is [in conformity with a Capital Budget and Funding Resolution of Ocensa][made at or following [the Bankruptcy of Ocensa][Decommissioning][a unanimous decision of the Board of Directors not to continue with the Oleoducto Central] and after giving effect to this Call, the Senior Debt to Equity Ratio shall be 70/30];

            [3. The number of Shares to be purchased by each Purchaser at the Time of Delivery pursuant hereto and the Subscription Agreement to which such Purchaser is a party and the aggregate purchase price therefor is in proportion to such Purchaser's Shareholding Interest;

          4. The terms of purchase hereunder and under such Purchaser's Subscription Agreement are identical for all Purchasers; and

          5. The representations and warranties of Ocensa in such Purchaser's Subscription Agreement are true and correct.]

           All defined terms used herein and not defined herein shall have the meanings assigned to them in the Subscription Agreement with each Purchaser.



                              OLEODUCTO CENTRAL S.A.





      By:
                              Title:





                                                                 SCHEDULE H TO
                                                   OLEODUCTO CENTRAL AGREEMENT

                                       FORM OF PERFORMANCE GUARANTEE AGREEMENT


               AGREEMENT, dated as of December 14, 1994, made by [name of Guarantor] (the "Guarantor") in favor of OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (the "JSC").


                                   RECITALS

                                   WHEREAS:

          A. [Name of party whose obligations are being guaranteed] (the "Company") and the JSC are parties to a Subscription Agreement, dated as of December 14, 1994 (as amended from time to time, the "Subscription Agreement"), entered into pursuant to the Oleoducto Central Agreement, dated as of the same date (as amended from time to time, the "Oleoducto Central Agreement");

          B.  The Company is an Affiliate of the Guarantor; and

          C. As an inducement to the JSC to enter into the Subscription Agreement, the Guarantor has agreed to enter into this Performance Guarantee Agreement (the "Agreement").

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Guarantor and the JSC agree as follows:

          Section 1. Definitions. All capitalized terms used and not defined herein have the meanings assigned to them in the Subscription Agreement.

          Section 2. Representations and Warranties. The Guarantor represents and warrants to the JSC that:

                (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

               (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes the valid and legally binding agreement of the Guarantor;

          (c) the execution and delivery of, and the performance by the Guarantor of its obligations under, this Agreement will not result in a breach of or constitute a default under:

      (i) any provision of its corporate charter or articles of incorporation or its by-laws;

         (ii) any agreement or instrument to which it is a party and which is material to the performance of its obligations hereunder; or

      (iii) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; and

      (d) all of the outstanding capital stock of the Company (except for any directors' qualifying shares) is directly or indirectly beneficially owned by the Guarantor [not applicable to Triton and TOTAL -- or by the same ultimate parent entity of the Company and the Guarantor], free and clear of all liens, encumbrances, equities and claims.

          Section 3. Performance Guarantee. Subject to the provisions contained herein, the Guarantor hereby irrevocably and unconditionally guarantees to the JSC the full and punctual performance of all of the Company's obligations (the "Guaranteed Obligations") under the Subscription Agreement. In the event that the Company shall default in the full and timely performance of any of the Guaranteed Obligations for any reason, the Guarantor hereby agrees to perform, or to cause to be performed, any such Guaranteed Obligations fully and timely in accordance with the terms of the Subscription Agreement.

            Section 4. Unconditional Obligations of Guarantor. The Guarantor hereby agrees that its obligations hereunder are in the nature of a continuing performance guarantee and shall remain valid and in full force irrespective of any circumstances which might otherwise constitute a legal or equitable discharge of a guarantor, including the absence of any action to enforce the Subscription Agreement or any judgment against the Company; provided that it is hereby acknowledged and agreed that (a) the Guarantor shall not be obligated under this Agreement to make any payment in respect of any amounts that would not be due under the Subscription Agreement were it to be a party to the Subscription Agreement in the place and stead of the Company, (b) the benefit of any waiver or indulgence granted to, or any compromise with, the Company shall extend to the Guarantor and (c) in no event shall the Guarantor be obligated to make payments hereunder exceeding in the aggregate the lower of (i) U.S.$____ million and (ii) theCompany's Shareholding Interest of the Aggregate Subscription Obligation (or, in each case, the equivalent thereof in Colombian pesos determined with respect to each payment hereunder by reference to exchange rates between dollars and pesos in effect at the time of such payment based on such rates available to the JSC as reasonably determined by the JSC), less in each case all amounts (similarly determined) paid by the Company pursuant to the Guaranteed Obligations.

          Section 5. No Waiver. No failure on the part of the JSC to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or particular exercise by the JSC of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

            Section 6. Subrogation. The Guarantor shall be subrogated to all rights of the JSC against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of this Agreement; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until all of the Guaranteed Obligations under the Subscription Agreement shall have been performed in full, all the Senior Debt referred to in the Oleoducto Central Agreement provided by the Senior Lender Group for whose benefit the Subscription Agreement may be assigned by the JSC has been repaid and all other obligations of the Company owed to the JSC have been discharged in full.

            Section 7. Effectiveness. This Agreement shall have no effect or validity unless and until the Subscription Agreement shall have become effective and performance guarantee agreements in substantially identical form to this Agreement with Affiliates of the other Shareholders (except Ecopetrol) shall have become effective.

          Section 8. Termination. This Agreement shall terminate on the earlier of (a) the complete performance or termination of all Guaranteed Obligations of the Company under the Subscription Agreement and (b) July 1, 2002.

           Section 9. Successors. This Agreement may only be assigned by the JSC in connection with an assignment of the Subscription Agreement to a permitted assignee under Section 5.3 thereof. The obligations of the Guarantor hereunder shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the JSC and any of its successors and assigns.

           Section 10. Release. (a) The Guarantor shall not be released and discharged from any of its obligations hereunder except to the extent that, in connection with the simultaneous transfer of all or any part of the Shares held by the Company to a Person that is a permitted transferee thereof pursuant to Article Ten of the OleoductoCentral Agreement, such permitted transferee assumes or undertakes the related obligations under the Subscription Agreement or such obligations are guaranteed under a performance guarantee agreement in substantially identical form to this Agreement as provided therein.

          (b) Notwithstanding the foregoing, the Guarantor shall not be released or discharged from obligations which shall have been incurred prior to the release and discharge referred to in paragraph (a) of this Section 10.

             Section 11. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:



 If to Ocensa:                                Agent for
                                              Service
 OLEODUCTO CENTRAL S.A.                       CT CORPORATION
 World Trade Center Bogota                    SYSTEM
 Calle 100 N. 8A-55                           1633 Broadway
 Santafe de Bogota, D.C.-Colombia             New York, New York 10019
 Telefax:  571-218-3933                       Telefax: (212) 247-2882
 Attention:  President




   If to the Guarantor:     [INSERT NAME AND ADDRESS]

 or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 12. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 13.  Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 14. Submission to Jurisdiction; Consent to Service. The Guarantor hereby submits to the non-exclusive jurisdiction of the Federal and State courts in the Borough of Manhattan in The City of New York in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a Related Proceeding). The Guarantor irrevocably appoints the agent for service designated opposite its name in
Section 11 hereof as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such action, suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Guarantor, by the person serving the same to the address provided in Section 11, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. The Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.

          The obligation of the Guarantor in respect of any sum due from it to the JSC expressed in United States dollars, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day following receipt by the JSC of any sum adjudged to be so due in such other currency on which (and only to the extent that) the JSC may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to the JSC hereunder, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the JSC against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to the JSC hereunder, the JSC agrees to pay to the Guarantor an amount equal to the excess of the dollars so purchased over the sum originally due to the JSC hereunder.

          Section 15. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed and delivered by its proper officer or officers thereunto duly authorized as of the date first above written.

                              [INSERT NAME OF GUARANTOR]




                          By:
                              Title:
OLEODUCTO CENTRAL, S.A., a corporation existing under the laws of Colombia hereby acknowledges and accepts this Agreement and has caused this Agreement to be executed and delivered by its proper officer or officers thereunto duly authorized as of December 14, 1994.


                              OLEODUCTO CENTRAL S.A.




                By:
                              Title:

                                                                    SCHEDULE I
                                                TO OLEODUCTO CENTRAL AGREEMENT

              EXAMPLE OF ROE VARIANCE WITH PROJECT COST VARIANCE

                               (Section 5.4(c))

                            Example of Calculation

                               (millions of $)



                                        Estimate as of                            Agreed
                            Estimate    Target Project                            Capitalization for
                            Dec. 31,    Cost Date            As of Project        Equity Return
Capitalization & Returns        1994    June 1, 1996*        Completion           Purposes

Equity Contributions (30%)  $     609   $           579      $           669  ++  $               609   **
Senior Debt (70%)               1,421             1,351                1,561                    1,421
             Total Cost         2,030             1,930                2,230                    2,030

ROE                              13.5%             13.5%                 ---                     13.5%
                            $      82   $            78                  ---      $                82   m
Effective ROE                    13.5%             13.5%                 ---                     12.3%

                                                             Actual Project
Project Costs               Estimate    Target               Cost As of
(Phase 2 Capex)             Dec. 31,    Project Cost*        Project              Agreed Project
($1995, constant)               1994    June 1, 1996         Completion           Cost

                            $   1,375   $         1,275   +  $         1,575      $             1,375





Project Cost Variance
  $300

     Permitted Adjustments:

     Adjustments for Non-Controllable Factors          $ 50
     Allowed Variance within Target +
        Completion Cost                    $ 50
     Total                              $100

     Non-Permitted Adjustments               $200

*     (Post Class I Estimate)
**     Adjusted Paid-In Equity = (Cash Paid-In-Equity + Pre-Completion Accrued
Returns) + Equity
     Percentage* (Agreed Project Cost - Actual Project Cost) = 669 + [30%* (1375-1575)]

+     $50M allowance (plus and minus) in target completion range.
++          Cash Paid In Equity and Pre-Completion Accrued Returns.




                                                                 SCHEDULE J TO
                                                   OLEODUCTO CENTRAL AGREEMENT










                          POLITICAL EVENTS AGREEMENT


                  dated as of the 14th day of December, 1994


                                     among

                            OLEODUCTO CENTRAL S.A.

                   EMPRESA COLOMBIANA DE PETROLEOS-ECOPETROL

                         BP COLOMBIA PIPELINES LIMITED

                         TOTAL PIPELINE COLOMBIE S.A.

                        TRITON PIPELINE COLOMBIA, INC.

                        IPL ENTERPRISES (COLOMBIA) INC.

                                      and

                      TCPL INTERNATIONAL INVESTMENTS INC.

                          POLITICAL EVENTS AGREEMENT


          AGREEMENT, dated as of the 14th day of December, 1994, among:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia;

          EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL, an Empresa Industrial y Comercial del Estado existing under the laws of Colombia and wholly owned by Colombia;

          BP COLOMBIA PIPELINES LIMITED, a corporation existing under the laws of England and Wales;

          TOTAL PIPELINE COLOMBIE S.A., a corporation existing under the laws of France;

          TRITON PIPELINE COLOMBIA, INC., a corporation existing under the laws of the Cayman Islands;

          IPL ENTERPRISES (COLOMBIA) INC., a corporation existing under the laws of the Cayman Islands; and

          TCPL INTERNATIONAL INVESTMENTS INC., a corporation existing under the laws of Alberta, Canada.


                                    RECITALS

WHEREAS:

           A. The Shareholders have formed Ocensa by public deed no.     of
December 14, 1994 granted before notary public no. 38 of Santafe de Bogota;

           B. The Shareholders have entered into the Oleoducto Central Agreement (as amended from time to time, the Oleoducto Central Agreement), dated as of December 14, 1994, among Ocensa and the Shareholders (as defined therein) specifying certain terms and conditions of their respective investments and participation in Ocensa, the Oleoducto Central and the financing and operation thereof.

           C. The Oleoducto Central Agreement contemplates that the financing of the Oleoducto Central will be comprised of approximately 30% Equity Contributions andapproximately 70% Senior Debt raised by Ocensa and provided by four separate Senior Lender Groups. Under Sections 5.2(e) and 5.3(b)(i) and
(ii) of the Oleoducto Central Agreement, except to the extent otherwise provided in this Agreement, a failure by a Shareholder to make timely Equity Contributions or the existence of a Senior Debt Shortfall with respect to the Initial Shipper Group of which a Shareholder is a member could result in certain adverse consequences, including an increase in the tariff payable by the Initial Shipper in such Initial Shipper Group for Petroleum shipped by or on its behalf under its Transportation Agreement (Sections 5.2(e) and 5.3(b)(i) and (ii) being referred to herein as the OCA Remedies).

            D. The parties wish to provide in this Agreement the terms and conditions under which, upon the occurrence of certain Political Events, one or more Shareholders may suspend (subject to reinstatement) or terminate its obligations to make Equity Contributions on a timely basis, including to purchase Shares under its Subscription Agreement (the Purchase Obligations) and the application to it and its Affiliates of the OCA Remedies.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:




                                  ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION



          Section 1.1. Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings indicated below:

          Colombia means the Republic of Colombia.

          Convertibility or Transfer Restrictions means that for a period of at least 120 continuous days with respect to any Distribution of Ocensa, Ocensa is unable legally to convert Colombian currency held by it to make any such payment denominated in currencies other than Colombian currency, or to transfer outside of Colombia amounts it holds in currencies other than Colombian currency to make when due any such payment denominated in currencies other than Colombian currency for the purpose of making any such payment.

          Escrow Account has the meaning assigned to it in Section 3.3(a).

          Escrow Agent has the meaning assigned to it in Section 3.3(a).

          Escrow Agreement has the meaning assigned to it in Section 3.3(a).

          Expropriatory Action means any action or series of actions taken, authorized, ratified or acquiesced in by Colombia or a governing authority which is in de facto control of part of Colombia for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of any of the following:

     (a) an equity interest in Ocensa, and/or loans to or debt securities issued by Ocensa, in each case held by a Shareholder (other than Ecopetrol) or any of its Affiliates or another Person on its behalf, as the case may be, if such action or series of actions, together with similar prior actions or series of actions, if any, result in the appropriation, confiscation, expropriation or nationalization of such interests, loans or securities in excess of 50% of the equity interest in Ocensa, or loans to and debt securities issued by Ocensa, taken as a whole, held by such party and its Affiliates and other Persons on its behalf before the taking of such action or series of actions;

     (b) the rights of the Initial Shipper affiliated with a Shareholder (other than Ecopetrol) or any of its Affiliates, as the case may be, under the Association Contract(s) through which it participates in the Fields and its direct or indirect interest in the Fields or the Petroleum produced therefrom if such action or series of actions, together with similar prior actions or series of actions, if any, result in the appropriation, confiscation, expropriation or nationalization of the rights under such Association Contract(s) and the interest in the Fields or the Petroleum produced therefrom of such party (or any of its Affiliates, as the case may be) in excess of 50% of the aggregate rights under such Association Contract(s) and interests in the Fields or such Petroleum held by it and its Affiliates before the taking of such action or series of actions; or

     (c) ownership or control of the Oleoducto Central, or any substantial portion thereof, held by Ocensa, the effect of which is to deprive Ocensa of the ability to ship for export (or to receive tariffs in respect thereof) through the Oleoducto Central a volume of Petroleum equal to not less than 50% of the Throughput Capacity of any Segment.

          OCA Remedies has the meaning assigned to it in Recital C.

          Political Event means (a) Expropriatory Action, (b) Political Violence or (c) Convertibility or Transfer Restrictions.

          Political Event Performance Guarantee Agreement has the meaning assigned to it in Section 3.3(b).

          Political Violence means war (declared or undeclared), civil war, revolution,insurrection, civil strife, terrorism or sabotage or any other violent act undertaken with the intent of achieving a political objective (other than acts undertaken primarily to achieve labor or student objectives) in Colombia which (in any such case) directly and proximately causes:

     (a) cessation of substantially all construction or operation of the Oleoducto Central or any part thereof necessary for the transport, storage or export of Petroleum for a period of at least 70 continuous days and renders it patently unreasonable (considering all relevant circumstances, including without limitation the risk that such events will continue or that other Political Events will occur), or impossible without unreasonable risk of physical harm to JSC or Operator workers, to resume significant construction or operation activities at the Oleoducto Central or any part thereof necessary for the transport, storage or export of Petroleum;

     (b) cessation of substantially all development or operation of the Fields for a period of at least 70 continuous days and renders it patently unreasonable (considering all relevant circumstances, including without limitation the risk that such events will continue or that other Political Events will occur), or impossible without unreasonable risk of physical harm to workers at the Fields, to resume significant development or operation activities at the Fields;

     (c) damage to or the destruction of the Oleoducto Central to such extent that it would be unreasonable or uneconomical (considering all relevant circumstances, including without limitation the extent to which there is insurance coverage and the risk that such events will continue or that other Political Events will occur) for Ocensa to proceed to construct or repair or to continue to operate the Oleoducto Central; or

     (d) damage to or the destruction of the Fields or other property necessary for the production or transport of petroleum in and from the Fields to such extent that it would be unreasonable or uneconomical (considering all relevant circumstances, including the extent to which there is insurance coverage and the risk that such events will continue or that other Political Events will occur) to proceed to develop or repair or to continue to operate the Fields.

          Purchase Obligations has the meaning assigned to it in Recital D.

          Specified Court has the meaning assigned to it in Section 6.2.

All defined terms used and not defined herein shall have the meanings assigned to them in the Oleoducto Central Agreement.

          Section 1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

     (b)     words importing gender include all genders;

     (c) any reference to an Article or a Section refers to an Article or a Section, as the case may be, of this Agreement; and

     (d) all references to this Agreement and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement (but not including any Schedules hereto) as a whole and not to any particular Article, Section or other subdivision.




                                  ARTICLE TWO

                     JOINT DECLARATION OF POLITICAL EVENT



          Section 2.1. Joint Declaration. A declaration of a Political Event shall be effective only upon the receipt by Ocensa of a certificate signed by each Shareholder that is a member of an Initial Shipper Group (other than Ecopetrol and any Shareholder that is precluded under Section 5.1 from declaring a Political Event) to the effect that such Political Event has occurred and is continuing as of the date of such certificate; provided that, in case of clauses (b) and (d) of the definition of Political Violence, execution by a Shareholder that is not also an Affiliate of an Initial Shipper shall not be required. Such certificate shall set forth in reasonable detail
(a) the events, conditions, circumstances or occurrences that constitute the Political Event, (b) the type of Political Event that has occurred and is continuing, (c) the date as of which such Political Event has occurred and (d) a statement to the effect that the restrictions under Section 5.1 on the right to declare a Political Event do not apply. Any one of the Shareholders not executing such certificate shall have the right to object to the declaration of a Political Event under this Section by calling for arbitration under
Section 6.1 within 60 days of the effectiveness of the Political Event declaration. The declaration of the Political Event shall remain effective pending resolution of the arbitration proceeding. This Article Two shall not apply to declarations of Political Events under Section 3.1 or Section 4.1.

          Section 2.2. Suspension of Purchase Obligations and of OCA Remedies. Upon a joint declaration in accordance with Section 2.1, the Purchase Obligations of all Shareholders and the application to such Shareholders of the OCA Remedies shall be suspended.

          Section 2.3. Termination of Purchase Obligations and of OCA Remedies. (a) The Purchase Obligation of a Shareholder and the application to it of the OCA Remedies shall terminate if a suspension under Section 2.2 continues for 365 days without reinstatement;provided that, if an arbitration proceeding is commenced, and the arbitrators rule against the Shareholders which executed the certificate under Section 2.1, such 365-day period shall be extended by the number of days that expire between the date on which the corresponding notice demanding arbitration is delivered by a Shareholder not delivering a notice under Section 2.1 and the arbitrators issue their ruling.

          (b) In case of termination under clause (a), the Subscription Agreement of the terminated Shareholder shall terminate (subject to survival of certain provisions as provided therein) and the Performance Guarantee Agreement of any Affiliate shall terminate (other than to the extent of survival of certain provisions of the corresponding Subscription Agreement) and (b) the terminated Shareholder shall cease to be a party to the Oleoducto Central Agreement (subject to survival of certain provisions as provided therein).

          Section 2.4. Reinstatement. Reinstatement for purposes of this Article Two shall occur upon the occurrence, prior to termination, of any of the following events:

     (a) Any Shareholder objects to the joint declaration of Political Event, commences arbitration proceedings within 60 days of the effectiveness of the Political Event declaration and the arbitrators rule that the Political Event claimed in the certificate delivered under Section 2.1 did not occur or was not continuing as of the date of the certificate, or that the restrictions in
Section 5.1 applied;

     (b)  One or more of the Shareholders which executed the certificate under
Section 2.1 delivers a certificate to Ocensa, with copies to the other Shareholders, to the effect that the Political Event that gave rise to the suspension has ceased (provided that the other Shareholders which executed the certificate under Section 2.1 can object to, and within 60 days of the delivery of the cessation certificate commence arbitration on, the claim that the Political Event has ceased, in which case the reinstatement certificate will be effective as to the objecting Shareholders only if arbitrators rule that the Political Event had ceased as of the date of the reinstatement certificate); or

     (c)  Any Shareholder which executed the certificate pursuant to Section
2.1 fails to deliver a reinstatement certificate under clause (b) upon demand of another Shareholder, the other Shareholders commence arbitration within 60 days of demanding that the suspending Shareholders deliver a reinstatement certificate on the ground that the Political Event has ceased, and the arbitrators rule that the Political Event that gave rise to the suspension had ceased as of the time of the demand for a reinstatement certificate.

The Purchase Obligations of reinstated Shareholders will apply immediately upon reinstatement as if no suspension had occurred. The OCA Remedies will apply retroactively to failures to make Equity Contributions or to Senior Debt Shortfalls during the suspension period if and to the extent that prior to reinstatement other Shareholders have not purchasedShares in lieu of the reinstated Shareholder and Ocensa otherwise has not covered the Senior Debt Shortfall created during the suspension and within 15 days following reinstatement the shortfall in Equity Contributions or the Senior Debt Shortfall, as the case may be, continue; provided that in case of retroactive application the Transportation Agreement Step-Up shall continue to apply only until the date the Equity Contribution shortfall or Senior Debt Shortfall, as the case may be, is made up, rather than (as is contemplated in the definition of the Transportation Agreement Step-up set forth in the Oleoducto Central Agreement) for one year after such date.

          Section 2.5. Canadian Group. In the event of suspension under this Article of the Purchase Obligations of the members of the Canadian Group, the application to them of the remedies under Section 5.3(b)(iii) of the Oleoducto Central Agreement shall continue, although during the suspending period Ocensa shall not exercise its right to terminate the Oleoducto Central Operations Agreement. Following the earlier of termination or reinstatement, there will be no restriction on Ocensa's right to exercise all remedies under such
Section 5.3(b)(iii) during and for the periods indicated therein; provided that, in the case of reinstatement, Ocensa shall be obliged to (a) cease to exercise the right to cancel partially or entirely payment of operating, incentive and other fees payable under the Oleoducto Central Operations Agreement and (b) not exercise its right to terminate the Oleoducto Central Operations Agreement, in each case as a result of Equity Contributions not made by the reinstated Shareholder during the suspension period, if (but only if) within 15 days of reinstatement the reinstated Shareholder makes up in full any Equity Contributions it failed to make during the suspending period which were not otherwise made up by other Shareholders during such period.




                                 ARTICLE THREE

                   UNILATERAL DECLARATION OF POLITICAL EVENT



          Section 3.1. Unilateral Declaration. If an event of the type identified in clause (a) or (b) of the definition of Expropriatory Action occurs and is continuing (other than as a result of the imposition of confiscatory taxation or imposition of confiscatory charges), any Shareholder as to which such Expropriatory Action relates that is a member of an Initial Shipper Group (other than Ecopetrol and any Shareholder that is precluded under Section 5.1 from declaring a Political Event) shall have the right to declare a Political Event by delivering a certificate to Ocensa, with a copy to each other Shareholder, to the effect that such Expropriatory Action has occurred and is continuing as of the date of such certificate. Such certificate shall set forth in reasonable detail (a) the events, conditions, circumstances or occurrences that constitute the Expropriatory Action, (b) the date as of which such Expropriatory Action has occurred and (c) a statement to the effect that the restrictions under Section 5.1 on the right to declare a Political Event do not apply to it. Ocensa and any one of the Shareholders not delivering certificates shall have the right to object to the declaration of aPolitical Event under this Section by calling for arbitration pursuant to
Section 6.1 within 60 days of receipt of the certificate declaring the Political Event. The declaration of the Political Event shall remain effective pending resolution of the arbitration proceeding. Although joint action is not required under this Section, more than one Shareholder can declare a Political Event hereunder at the same time.

          Section 3.2. Suspension of Purchase Obligation and of Application of OCA Remedies. Upon a declaration in accordance with Section 3.1, the Purchase Obligation of the suspending Shareholder and the application to it of the OCA Remedies shall be suspended.

          Section 3.3. Other Consequences of Unilateral Declaration of Political Event. (a) Escrow Account. Upon a declaration in accordance with
Section 3.1, the suspending Shareholder shall execute an escrow agreement substantially in the form set forth in Schedule A (the Escrow Agreement), with the New York office of a commercial bank selected by the declaring Shareholder organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least U.S.$500,000,000 (the Escrow Agent) providing for the establishment of a segregated bank account in New York (the Escrow Account). So long as such Shareholder's Purchase Obligation remains suspended, it shall deposit in the Escrow Account an amount equal to not less than 50% of the Equity Contributions that it would have been obliged to make to Ocensa but for the suspension of its Purchase Obligation under Section 3.1. Such deposits shall be made within the time periods during which the Equity Contributions would have to be made but for the suspension. The failure to enter into the Escrow Agreement or to make a timely deposit under this clause shall result in reinstatement under Section
3.5. Funds held in the Escrow Account shall be invested and distributed as provided in the Escrow Agreement. Instructions on distributions shall be delivered to the Escrow Agent by Ocensa in accordance with Section 3.5(d) or by the terminated Shareholder in accordance with Section 3.4(b)(iv), and shall not be delivered by any other party hereto. This clause shall not apply at any time during which the suspending Shareholder's Purchase Obligation also is suspended by application of Section 2.2.

          (b)  Performance Guarantee. Upon a declaration in accordance with
Section 3.1, the suspending Shareholder shall deliver to Ocensa and each other Shareholder a performance guarantee agreement substantially in the form set forth in Schedule B (the Political Event Performance Guarantee Agreement), executed by the party which is then guarantor under the Performance Guarantee Agreement that relates to its Subscription Agreement, pursuant to which such guarantor will guarantee the obligations of the suspending Shareholder under this Agreement. The parties acknowledge that the Political Event Performance Guarantee Agreement will contain an expiration date and maximum coverage limitations. The suspending Shareholder shall deliver to Ocensa a substitute Political Event Performance Guarantee Agreement prior to the earlier of (i) six months prior to the expiration date of the Political Event Performance Guarantee Agreement then in effect and (ii) the date on which the sum of aggregate accrued contingent liabilities and actual payments under the Political Event Performance Guarantee Agreement then in effect equal 85% of the maximumcoverage limitation therein. The failure to deliver the executed Political Event Performance Guarantee Agreement or a substitute therefor as provided in the preceding sentence shall result in reinstatement under Section 3.5.

          (c) Other Shareholders' Option to Fund. So long as a Shareholder's Purchase Obligation is suspended under Section 3.2, each of the other Shareholders (other than a Shareholder the Purchase Obligations of which shall then be suspended or terminated under this Agreement) shall have the right, but not the obligation, on its own behalf or, if more than one Shareholder so elects, jointly with such other Shareholder(s), pro rata to their Shareholding Interests, to make Equity Contributions not made by the suspended Shareholder. To the extent one or more Shareholders exercise this option, the suspended Shareholder shall pay to each such Shareholder a percentage of the amount of the Equity Contributions made by such Shareholder in lieu of the suspended Shareholder, which percentage shall be calculated (based on the actual number of days elapsed between the date an Equity Contribution is made in lieu of the suspending Shareholder and the date the obligation to pay this amount terminates) at a rate per annum equal to the Benchmark Interest Expense, such amount being payable in arrears on the first Business Day of each calendar month until the first calendar month that follows termination pursuant to
Section 3.5 or reinstatement pursuant to Section 3.5 (for purposes of this clause, the payment amounts and the payment period); provided that, in case the funding Shareholder shall receive any Distribution as a result of the application of the proviso in Section 5.3(e) of the Oleoducto Central Agreement at any time during the payment period, the amount of the Distribution received shall be credited against future payment amounts payable by the non-funding Shareholder; and provided further that after termination of the payment period, the funding Shareholder shall reimburse the non-funding Shareholder (subject, if applicable, to set-off against the put purchase price payable to the funding Shareholder under Section 3.5(e) hereof) for any payment amounts received and not previously credited against Distributions that have not been previously credited against payment amounts. This clause shall not apply at any time during which the suspending Shareholder's Purchase Obligation also is suspended by application of Section 2.2.

          Section 3.4. Termination of Purchase Obligations and of Application of OCA Remedies. (a) The Purchase Obligation of a declaring Shareholder and the application to it of OCA Remedies shall terminate if a suspension under
Section 3.2 continues for 365 days without reinstatement; provided that, if an arbitration proceeding is commenced, and the arbitrators rule against the suspending Shareholder, such 365-day period shall be extended by the number of days that expire between the date on which the corresponding notice of arbitration is delivered and the arbitrators issue their ruling.

          (b)  In case of a termination under clause (a):

     (i) the Subscription Agreement of the terminated Shareholder shall terminate (subject to survival of certain provisions in the Subscription Agreement as provided therein);
     (ii) the Performance Guarantee Agreement of any Affiliate of the terminated Shareholder shall terminate (other than to the extent of survival of certain provisions of the corresponding Subscription Agreement);

     (iii) the terminated Shareholder shall cease to be a party to the Oleoducto Central Agreement (subject to survival of certain provisions as provided therein);

     (iv) the terminated Shareholder shall have the right to deliver an instruction under Section 4 of the Escrow Agreement to the Escrow Agent, with a copy to Ocensa and the other Shareholders, instructing the Escrow Agent to deliver to the terminated Shareholder all funds on deposit in the Escrow Account;

     (v) Ocensa shall exercise the right it has in the Transportation Agreement of the Initial Shipper that is a member of such terminated Shareholder's Initial Shipper Group to apply as to future shipments of Petroleum by such Initial Shipper or on its behalf a tariff that is the higher of the Initial Shipper Tariff and the Third Party Shipper Tariff applicable from time to time; provided that Ocensa shall not exercise such right to the proportion of the Petroleum shipped by or on behalf of such Initial Shipper that is equal to the proportion that the Equity Contributions made by the terminated Shareholder prior to the suspension and termination of its obligations under this Article bears to the total Equity Contributions that would have been required from the terminated Shareholder prior to Completion (but for suspension and termination under this Agreement) in the most recent Financing Plan adopted by the Board of Directors of Ocensa. This clause shall cease to apply if and when the obligations of the Shareholders to make Equity Contributions are terminated pursuant to Section 2.4.

          Section 3.5.  Reinstatement. (a)  Reinstatement Events.
Reinstatement for purposes of this Article Three shall occur upon the occurrence, prior to termination, of any of the following events:

     (i) Ocensa or any other Shareholder objects to the unilateral declaration of Political Event, commences arbitration proceedings within 60 days of receipt of the certificate declaring the Political Event, and the arbitrators rule that the Political Event claimed in the certificate delivered under Section 3.1 did not occur or was not continuing as of the date of the certificate, or that the restrictions in Section 5.1 applied;

     (ii) the suspended Shareholder delivers a reinstatement certificate to Ocensa to the effect that the Political Event that gave rise to the suspension has ceased;

     (iii) the suspended Shareholder fails to deliver a reinstatement certificate under (ii) above upon demand of Ocensa or any other Shareholder on the grounds that the Political Event has ceased, the objecting party commences arbitration within 60 days ofdemanding that the suspended Shareholder deliver a reinstatement certificate, and the arbitrators rule that the Political Event that gave rise to the suspension had ceased as of the time of the demand for a reinstatement certificate;

     (iv) the suspended Shareholder fails to enter into or maintain in effect the Escrow Agreement or fails to make on a timely basis the deposits into the Escrow Account contemplated by Section 3.3(a); or

     (v) the suspended Shareholder fails to deliver to Ocensa and each other Shareholder or to maintain in effect the executed Political Event Performance Guarantee Agreement (whether because of expiration, limitations on coverage resulting from accrued contingent obligations or actual payments, or otherwise).

          (b) Purchase Obligation. Upon reinstatement the Purchase Obligation of the reinstated Shareholder will apply immediately as if no suspension had occurred.

          (c) OCA Remedies. Upon reinstatement, the OCA Remedies will apply retroactively to the reinstated Shareholder as if such suspension had never occurred to failures to meet Purchase Obligations or Senior Debt Shortfalls during the suspension period if and to the extent that prior to reinstatement other Shareholders have not made Equity Contributions in lieu of the reinstated Shareholder and Ocensa otherwise has not covered the Senior Debt Shortfall created during the suspension and within 15 days following reinstatement the shortfall in Equity Contributions or the Senior Debt Shortfall, as the case may be, continues; provided that in case of retroactive application the Transportation Agreement Step-Up shall continue to apply only until the date the Equity Contribution or Senior Debt Shortfall, as the case may be, is made up, rather than (as is contemplated in the definition of the Transportation Agreement Step-up) for one year after such date.

          (d) Escrow Account. Within ten Business Days after the earlier of the date on which each Shareholder having a put right under clause (e) shall have exercised and the expiration of the 30-day period referred to in such clause, Ocensa shall deliver an instruction under Section 4 of the Escrow Agreement, with a copy to each Shareholder, instructing the Escrow Agent to deliver promptly, but in any case within two Business Days of delivery of the instruction, all funds on deposit in the Escrow Account to the following Persons in the following order of priority:

     (i) to the extent put rights are exercised, to the sellers (as defined in clause (e)) in or towards satisfaction of the purchase price payable by the purchaser under such clause pro rata among the sellers based on the number of Shares being sold;

     (ii) to Ocensa in satisfaction of any outstanding Purchase Obligation of the reinstated Shareholder not met by other Shareholders during the suspension period; and

     (iii)  the balance, if any, to the reinstated Shareholder.

          (e) Put Right. Upon reinstatement under clause (a), each Shareholder (for purposes of this clause, the seller) which shall have exercised the option pursuant to Section 3.3(c) to make Equity Contributions in lieu of the suspending Shareholder shall have the right to require the reinstated Shareholder (for purposes of this clause, the purchaser) to purchase all or a portion of the Shares and other securities or instruments (together, for purposes of this clause, the Put Securities) issued to the seller or on its behalf by Ocensa in connection with such Equity Contributions by giving the purchaser notice no later than 30 days following the date on which reinstatement occurs, specifying the number of Put Securities to be purchased. The purchase price per Put Security shall equal the sum of (i) the amount of the Equity Contributions made for such Put Security and (ii) an amount calculated (based on the actual number of days elapsed between the date such Put Security was purchased in lieu of the purchaser and the last day of the calendar month preceding the date on which the seller notifies the purchase that it is exercising the put right) at a rate of 13.5% per annum of the amount in (i), less any Distribution received in respect of such Put Security as of such calculation date. The closing on the purchase shall occur on the later of (A) ten Business Days after the date the seller notifies the purchaser that it is exercising its put right and (B) the first Business Day following the receipt of any necessary governmental approvals. Clause (d) contemplates that funds in the Escrow Account will be applied in the first instance to pay to each seller, pro rata based on the aggregate purchase price payable to such seller, such purchase price.




                                 ARTICLE FOUR

               DECLARATION OF POLITICAL EVENT BY CANADIAN GROUP



          Section 4.1. Declaration by Canadian Group. If an event of the type identified in clause (a) of the definition of Expropriatory Action occurs and is continuing (other than as a result of the imposition of confiscatory taxation or imposition of confiscatory charges), the members of the Canadian Group, acting jointly, shall have the right (unless precluded under Section 5.1) to declare a Political Event by delivering to Ocensa a certificate executed by both of them, with a copy to each other Shareholder, to the effect that such Expropriatory Action has occurred and is continuing as of the date of such certificate. Such certificate shall set forth in reasonable detail (a) the events, conditions, circumstances or occurrences that constitute the Expropriatory Action, (b) the date as of which such Expropriatory Action has occurred and (c) a statement to the effect that the restrictions under Section
5.1 on the right to declare a Political Event do not apply to it. Ocensa or any of the Shareholders not delivering certificates shall have the right to object to the declaration of a Political Event by calling for arbitration within 60 days of receipt of the certificate declaring the Political Event. The declaration of the Political Event shall remain effective pending resolution of the arbitration proceeding.

          Section 4.2. Suspension of Purchase Obligations. Upon a declaration in accordance with Section 4.1, the Purchase Obligations of the members of the Canadian Group shall be suspended. In the event of suspension of the Purchase Obligations, the application to them of the remedies under Section 5.3(b)(iii) of the Oleoducto Central Agreement shall continue, although during the suspension period Ocensa shall not exercise its right to terminate the Oleoducto Central Operations Agreement.

          Section 4.3. Other Consequences of Declaration of Political Event by Canadian Group. (a) Escrow Account. Upon a declaration in accordance with
Section 4.1, each member of the Canadian Group shall execute an Escrow Agreement with an Escrow Agent selected by it providing for the establishment of an Escrow Account. So long as such Shareholders' Purchase Obligation remains suspended, it shall deposit in the Escrow Account an amount equal to not less than 50% of the Equity Contributions that it would have been obliged to make to Ocensa but for the suspension of its Purchase Obligations. Such deposits shall be made within the time periods during which the Equity Contributions would have to be made but for the suspension. The failure to enter into the Escrow Agreement or to make a timely deposit under this clause shall result in reinstatement under Section 4.5. Funds held in the Escrow Account shall be invested and withdrawn as provided in the Escrow Agreement. Instructions on distributions shall be delivered to the Escrow Agent only by Ocensa in accordance with Section 3.5(d) or by the terminated Shareholder in accordance with Section 4.4(b)(iv) and shall not be delivered by any other party hereto. This clause (c) shall not apply at any time during which the Purchase Obligations of such Shareholders also are suspended by application of
Section 2.2.

          (b)  Performance Guarantee. Upon a declaration in accordance with
Section 4.1, each of the members of the Canadian Group shall deliver to Ocensa and each other Shareholder a Political Event Performance Guarantee Agreement executed by the party which is then guarantor under the Performance Guarantee Agreement that relates to its Subscription Agreements, pursuant to which such guarantor will guarantee the obligations of such Shareholder under this Agreement. The parties acknowledge that the Political Event Performance Guarantee Agreement will contain an expiration date and maximum coverage limitations. The suspending Shareholder shall deliver to Ocensa a substitute Political Event Performance Guarantee Agreement prior to the earlier of (i) six months prior to the expiration date of the Political Event Performance Guarantee Agreement then in effect and (ii) the date on which the sum of aggregate accrued contingent liabilities and actual payments under the Political Event Performance Guarantee Agreement then in effect equal 85% of the maximum coverage limitation therein. The failure to deliver executed a Political Event Performance Guarantee Agreement or a substitute therefor as provided in the preceding sentence shall result in reinstatement under Section 4.5.

          (c) Other Shareholders' Option to Fund. So long as the Purchase Obligations of the members of the Canadian Group is suspended under Section 4.2, each of the other Shareholders (other than a Shareholder the Purchase Obligations of which shall then be suspended or terminated under this Agreement) shall have the right, but not the obligation, onits own behalf or, if more than one Shareholder so elects, jointly with such other Shareholder(s), pro rata to their Shareholding Interests, to make Equity Contributions not made by the suspended Shareholder. To the extent one or more Shareholders exercise this option, the suspended Shareholder shall pay to each such Shareholder, a percentage of the amount of the Equity Contributions made by such Shareholder in lieu of the suspended Shareholders, which percentage shall be calculated (based on the actual number of days elapsed between the date an Equity Contribution is made in lieu of the suspended Shareholders and the date the obligation to pay this amount terminates) at a rate per annum equal to the Benchmark Interest Expense such amounts being payable in arrears on the first Business Day of each calendar month until such amounts shall cease to be paid commencing on the first calendar month that follows termination pursuant to Section 4.4 or reinstatement pursuant to Section 4.5 (for purposes of this clause, the payment amounts and the payment period); provided that, in case the funding Shareholder shall receive any Distribution as a result of the application of the proviso in Section 5.3(e) of the Oleoducto Central Agreement at any time during the payment period, the amount of the Distribution received shall be credited against future payment amounts payable by the non-funding Shareholder; and provided further that after termination of the payment period, the funding Shareholder shall reimburse the non-funding Shareholder (subject, if applicable, to set-off against the put purchase price payable to the funding Shareholder under Section 3.5(e) hereof) for any payment amounts received and not previously credited against Distributions that have not been previously credited against payment amounts. This clause shall not apply at any time during which the Purchase Obligations of the members of the Canadian Group also are suspended by application of
Section 2.2.

          Section 4.4. Termination of Purchase Obligations. (a) The Purchase Obligation of a member of the Canadian Group shall terminate if a suspension under Section 4.2 continues for 365 days without reinstatement pursuant to
Section 4.5; provided that, if an arbitration proceeding is commenced, and the arbitrators rule against the members of the Canadian Group, such 365-day period shall be extended by the number of days that expire between the date on which the corresponding notice of arbitration is delivered and the arbitrators issue their ruling.

          (b)  In case of a termination under clause (a):

     (i) the Subscription Agreements of the terminated Shareholder shall terminate (subject to survival of certain provisions in the Subscription Agreement as provided therein) and there shall be no restriction on Ocensa's right to exercise all remedies under Section 5.3(b)(iii) of the Oleoducto Central Agreement during and for the periods indicated therein.

     (ii) the Performance Guarantee Agreement of any Affiliate of the terminated Shareholder shall terminate (other than to the extent survival of certain provisions of the corresponding Subscription Agreement);
     (iii) the terminated Shareholder shall cease to be a party to the Oleoducto Central Agreement (subject to survival of certain provisions as provided therein); and

     (iv) the terminated Shareholder shall have the right to deliver an instruction under Section 4 of the Escrow Agreement to the Escrow Agent, with a copy to Ocensa and the other Shareholders, instructing the Escrow Agent to deliver to the terminated Shareholder all funds on deposit in the Escrow Account.

          Section 4.5.  Reinstatement. (a)  Reinstatement Events.
Reinstatement for purposes of this Article Four shall occur upon the occurrence, prior to termination under Section 4.4, of any of the following events:

     (i) Ocensa or any other Shareholder objects to the declaration of Political Event by the members of the Canadian Group, commences arbitration proceedings within 60 days of receipt of the certificate declaring the Event of Default, and the arbitrators rule that the Political Event claimed in the
Section 4.1 certificates did not occur or was not continuing as of the date of the certificate delivered under Section 4.1, or that the restrictions in
Section 5.1 applied;

     (ii) either member of the Canadian Group delivers to Ocensa a certificate executed by it to the effect that the Political Event that gave rise to the suspension has ceased (provided that the other member of the Canadian Group can object to, and within 60 days of the delivery of the cessation certificate commence arbitration on, the claim that the Political Event has ceased, in which case the reinstatement certificate will be effective as to the objecting Shareholder only if arbitrators rule that the Political Event had ceased as of the date of the reinstatement certificate);

     (iii) the members of the Canadian Group fail to deliver a reinstatement certificate under (ii) above upon demand of Ocensa or any other Shareholder on the grounds that the Political Event has ceased, the objecting party commences within 60 days of demanding that the members of the Canadian Group deliver a reinstatement certificate, and the arbitrators rule that the Political Event that gave rise to the suspension had ceased as of the time of the demand for a reinstatement certificate;

     (iv) as to either member of the Canadian Group, such Shareholder fails to enter into or maintain in effect the Escrow Agreement or fails to make on a timely basis the deposits into the Escrow Account contemplated by Section 4.3(a); or

     (v) as to either member of the Canadian Group, such Shareholder fails to deliver to Ocensa and each other Shareholder or to maintain in effect the executed Political Event Performance Guarantee (whether because of expiration, limitations on coverage resulting from accrued contingent obligations or actual payments, or otherwise).
          (b) Purchase Obligations; Application of Section 5.3(b)(iii). Upon reinstatement under clause (a), the Purchase Obligations of the members of the Canadian Group will apply immediately as if no suspension had occurred. Following reinstatement, there will be no restriction on Ocensa's right to exercise all remedies under Section 5.3(b)(iii) during and for the periods indicated therein; provided that Ocensa shall be obliged to (i) cease to exercise the right to cancel partially or entirely payment of operating, incentive and other fees payable under the Oleoducto Central Operations Agreement and (ii) not exercise its right to terminate the Oleoducto Central Operations Agreement, in each case as a result of Equity Contributions not made by the reinstated Shareholder during the suspension period, if (but only if) within 15 days of reinstatement the reinstated Shareholder makes up in full any Equity Contributions it failed to make during the suspension period which were not otherwise made up by other Shareholders during such period.

          (c) Escrow Account. Within ten Business Days after the earlier of the date on which each Shareholder having a put right under clause (d) shall have exercised it and the expiration of the 30-day period referred to in such clause, Ocensa shall deliver an instruction under Section 4 of the Escrow Agreement, with a copy to each Shareholder, instructing the Escrow Agent to deliver promptly, but in any case within two Business Days of delivery of the instruction, all funds on deposit in the Escrow Account to the following Persons in the following order of priority:

     (i) to the extent put rights are exercised, to the sellers in or towards satisfaction of the purchase price payable by the purchaser under such clause pro rata among the sellers based on the number of Shares being sold;

     (ii) to Ocensa in satisfaction of any outstanding Purchase Obligation of the reinstated Shareholder to purchase Shares not purchased by other Shareholders during the suspension period; and

     (iii)  the balance, if any, to the reinstated Shareholder.

          (d) Put Right. Upon reinstatement under clause (a), each Shareholder (for purposes of this clause, the seller) which shall have exercised the option pursuant to Section 4.3(c) to make Equity Contributions in lieu of a Shareholder which is a member of the Canadian Group shall have the right to require the reinstated Shareholder (for purposes of this clause, the purchaser) to purchase all or a portion of the Shares and other securities or instruments (together, for purposes of this clause, the Put Securities) issued to the seller or on its behalf by Ocensa in connection with such Equity Contributions by giving the purchaser notice no later than 30 days following the date on which reinstatement occurs, specifying the number of Put Securities to be purchased. The purchase price per Put Security shall equal the sum of (i) the amount of the Equity Contribution made for such Put Security and (ii) an amount calculated (based on the actual number of days elapsed between the date such Put Security was purchased in lieu of the purchaser and the last day of the calendar month preceding the date on which the seller notifies the purchaser that it is exercising the put right) at a rate of 13.5% per annum of the amount in (i), less any Distribution received in respect of such Put Security as of such calculation date. The closing on the purchase shall occur on the later of (A) ten Business Days after the date the seller notifies the purchaser that it is exercising its put right under this clause and (B) the first Business Day following the receipt of any necessary governmental approvals. Clause (c) contemplates that funds in the Escrow Account will be applied in the first instance to pay to each seller, pro rata based on the aggregate purchase price payable to such seller, such purchase price.




                                 ARTICLE FIVE

              RESTRICTIONS ON RIGHTS TO DECLARE POLITICAL EVENTS



          Section 5.1. Restrictions on Rights to Declare Political Events. Notwithstanding any other provision of this Agreement, no Shareholder shall have a right to declare a Political Event pursuant to Section 2.1, 3.1 or 4.1 if:

     (a) the failure of such party (or any of its Affiliates, as the case may be) or, in the case of Section 2.1, Ocensa to comply in any material respects with its respective obligations under (i) any binding agreement freely made between any of them and Colombia or a governing authority which is in de facto control of part of Colombia or (ii) any law, statute, decree, writ or order of Colombia or any governmental authority thereof binding on it (other than such law, statute, decree, writ or order, the adoption or application of which to the Oleoducto Central would constitute Expropriatory Action) is the principal, direct and proximate cause of such Political Event;

     (b) the events, conditions or occurrences which constitute such Political Event have been voluntarily agreed to (which for this purpose shall not include coerced agreement), or have been voluntarily arranged or deliberately instigated, by such party (or any of its Affiliates, as the case may be) or, in the case of Section 2.1, Ocensa;

     (c) such party (or any of its Affiliates, as the case may be) or, in the case of Section 2.1, Ocensa has failed to take reasonable precautions or pursue reasonable alternative measures available to it to prevent, or to mitigate the effects of, the occurrence or continuation of such Political Event; provided, however, that neither such party (nor any of its Affiliates) nor, in the case of Section 2.1, Ocensa shall be required by this clause (c) to accept, acquiesce in or agree to any modification of any right, make any payment or concession it is not legally obligated to make or enter into any settlement, compromise or agreement with any governmental authority, labor union or other person that it is not legally obligated to enter into; or

     (d) in the case of Expropriatory Action, such party (or any of its Affiliates, asthe case may be) or, in the case of Section 2.1, Ocensa has failed to commence judicial, administrative or other proceedings reasonably available under Colombian law against the expropriating authority for the purpose of reversing or mitigating the effects of the Expropriatory Action.




                                  ARTICLE SIX

                    ARBITRATION; SUBMISSION TO JURISDICTION



          Section 6.1. Arbitration. Any dispute under this Agreement shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, controversy or claim and shall have no connection with any party. Should the services of an appointing authority be necessary, the appointing authority shall be the American Arbitration Association. In the event that more than two parties are involved in the dispute, controversy or claim, all such parties shall have 30 days to agree among themselves as to the appointment of the three arbitrators. If, after such 30-day period, the parties have not agreed on such appointment, the appointing authority shall select all three arbitrators. The parties and the appointing authority may appoint from among the nationals of any country, whether or not a party is a national of that country. The place of arbitration shall be The City of New York, New York. The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the law (except for conflicts of law rules) of the State of New York.

             (a) In the event that there is an existing arbitration pursuant to paragraph (b), and that the same or a similar disagreement, dispute, controversy or claim should arise between parties other than the parties to the existing arbitration, the American Arbitration Association shall have the power to allow the other parties to be joined in the existing arbitration with their express consent, which is hereby granted, and to make a single final award determining all disputes, controversies or claims among them.

             (b) Any matter expressed in this Agreement to be a matter for review, collaboration, consultation, consent, decision or agreement by the parties or any of them shall not, in the event of failure of decision or agreement, constitute a dispute or difference to be referred to or settled by arbitration proceedings.

          Section 6.2. Submission to Jurisdiction. Each of the parties hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the Specified Court) in any suit or proceeding with respect to the enforcement of thearbitration provisions of this Agreement and the non-exclusive jurisdiction of such court with respect to the enforcement of any award thereunder. Each party irrevocably appoints the agent for service specified opposite its name in Section 8.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any related proceeding, and agrees that service of process upon such agent, and written notice of said service to such party, by the person serving the same to the address provided in Section 8.1, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Each party further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.




                                 ARTICLE SEVEN

                                     TERM



          Section 7.1. Effectiveness; Termination. As to any party hereto, this Agreement shall become effective on the earlier of the date the Oleoducto Central Agreement becomes effective and the date on which a Subscription Agreement to which it is a party becomes effective and shall terminate upon the later of the date the Oleoducto Central Agreement terminates and the date on which a Subscription Agreement to which it is a party terminates; provided that Sections 3.4(b)(iv) and (v) and Section 4.4(b)(iv) shall survive termination.




                                 ARTICLE EIGHT

                                    GENERAL



          Section 8.1 Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


 Party                                         Copy To                             Agent for
--------------------------------------------  ----------------------------------
                                                                                   Service
                                                                                  -----------------------------
OLEODUCTO CENTRAL S.A.                         N/A                                 CT CORPORATION
--------------------------------------------
 World Trade Center Bogota                                                         SYSTEM
 Calle 100 N. 8A-55                                                                1633 Broadway
 Santafe de Bogota, D.C. -Colombia                                                 New York, New York 10019
 Telefax:  571-218-3933                                                            Telefax: (212) 247-2882
 Attention:  President

 EMPRESA COLOMBIANA DE                         N/A                                CONSULATE GENERAL OF
 PETROLEOS-ECOPETROL                                                                COLOMBIA
 Carrera 13 No. 36-24                                                              10 East 46th Street
 Santafe de Bogota, D.C. -Colombia                                                 New York, New York 10017
 Telefax:  (571) 287-0041                                                          Telefax: (212) 972-1725
 Attention:  Juan Maria Rendon

 BP COLOMBIA PIPELINES                        BP EXPLORATION                       CT CORPORATION
 LIMITED                                       COMPANY                              SYSTEM
c/o BP EXPLORATION                            (COLOMBIA) LIMITED                   1633 Broadway
(COLOMBIA) LIMITED                            Carrera 9A No. 99-02                 New York, New York 10019
 Carrera 9A No. 99-02                          Post Office Box 59824               Telefax: (212) 247-2882
 Post Office Box 59824                         Santafe de Bogota, D.C. Colombia
 Santafe de Bogota, D.C. -Colombia             Telefax: (571) 222-8619
 Telefax:  (571) 618-2895                      Attention:  Legal Manager
 Attention:  Nicholas P. Connolly

 TOTAL PIPELINE                                TOTAL EXPLORATIE EN                 PROSKAUER, ROSE,
 COLOMBIE S.A.                                 PRODUKTIE MIJ B.V.                  GOETZ & MENDELSOHN
 Tour TOTAL                                    Calle 72 No. 10-03                  1585 Broadway
 TEP/AME                                       Piso 8                              New York, New York 10036
24, Cours Michelet                             Apartado aereo 251375               Telefax: (212) 969-2900
 Cedex 47,92069 Paris, France                  Santafe de Bogota, D.C. -Colombia   Attention: Ronald Papa, Esq.
 Telefax: (33 1) 4135 6530                     Telefax: (571) 235-8453
 Attention:  Jean-Claude Soligny               Attention:  Jacques de Boisseson

TRITON PIPELINE                                TRITON COLOMBIA, INC.               CT  CORPORATION
 COLOMBIA, INC.                                Carrera 9A No. 99-02                SYSTEM
 c/o TRITON ENERGY                             Oficina 407                         1633 Broadway
   CORPORATION                                 Santafe de Bogota, D.C.- Colombia   New York, New York 10019
6688 North Central Expressway                  Telefas: (571) 618-2553             Telefax: (212) 247-2882
Suite 1400                                     Attention:  Ivan Fajardo
 Dallas, Texas 75206
 Telefax:  (214) 692-7487
 Attention:  Thomas G. Finck
   A.E. Turner

 IPL ENTERPRISES                               IPL INTERNATIONAL INC.              CT CORPORATION
(COLOMBIA)   INC.                              Suite 1100                          SYSTEM
 c/o IPL ENERGY INC.                           363 North                           1633 Broadway
31st Floor Bow Valley Square 2                 Sam Houston Parkway East            New York, New York 10019
205 - 5th Avenue S.W.                          Houston, Texas 77060                Telefax: (212) 247-2882
 Calgary, Alberta, Canada T29 2V7              Telefax: (713) 820-9310
 Telefax:  (403) 231-3920                      Attention: Benny J. Phillips
 Attention:  Donald M. Wishart

 TCPL INTERNATIONAL                            TRANSCANADA PIPELINES               FRIED, FRANK, HARRIS,
 INVESTMENTS INC.                              LIMITED                             SHRIVER & JACOBSON
 c/o FRIED, FRANK, HARRIS,                     TransCanada PipeLines Tower         1 New York Plaza
   SHRIVER & JACOBSON                         111 Fifth Avenue S.W.                New York, New York 10004
1 New York Plaza                               P.O. Box 1000, Station M            Telefax: (212) 747-1526
 New York, New York 10004                      Calgary, Alberta, Canada T2P 4K5    Attention: Ken Blackman
 Telefax: (212) 747-1526                      Telefax:  (403) 267-2668
 Attention: Ken Blackman                       Attention:  Michael Durnin and
                                                  Robert M. Jensen


 or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the others. Any notice, demand, request, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, demand, request, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 8.2. Representations and Warranties. Each party represents and warrants to the others that:

          (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

          (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement to which it is a party, when executed and delivered by such party, constitute valid and legally binding agreements of such party;

          (c) the execution and delivery of, and the performance by it of its obligations under, this Agreement to which it is a party will not result in a breach of or constitute a default under:

               (i) any provision of its corporate charter or articles of incorporation or its by-laws;

               (ii) any agreement or instrument to which it is a party and which is material to the performance by it of its obligations hereunder to which it is a party; or

               (iii) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

          Section 8.3.  Nature of Obligations   (a) The obligations of each
party created by this Agreement shall be the several obligations of that party. Nothing herein shall be deemed or construed to make any party a surety or a guarantor of Ocensa or of another party or liable to meet any obligation of Ocensa or of another party.

          (b) The obligations of each party hereunder shall run to the benefit of each other party, and each party shall have the right to enforce the obligations of any party hereunder.

          Section 8.4. Amendments. This Agreement may not be amended or modified except with the written consent of each of the parties. The parties acknowledge that they may from time to time (a) consider amending this Agreement to meet the needs of Ocensa and (b) enter into one or more separate agreements to provide for the suspension or termination of obligations under certain other Project Agreements to which they or their Affiliates may be party, including the Transportation Agreements, the Transportation Notes Agreements and the Advance Tariff Agreements.

          Section 8.5. No Third Party Beneficiaries. Except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns, and no other Person shall have any right hereunder.

          Section 8.6. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect. Any provision of this Agreement that is unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 8.7. No Assignment. Except as expressly provided herein and except for anassignment by TCPL International to TCPL Bermuda in accordance with Section 10.9 of the Oleoducto Central Agreement, no party may assign all or any portion of its rights or obligations hereunder.

          Section 8.8. Conduct. Each of the parties acknowledge that it is aware of the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended, and will take no action nor make any payment in violation of, nor cause any party or its subsidiaries or affiliates, to be charged with violation of, such Act.

          Section 8.9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 8.10. Commercial Obligations. Each party acknowledges and agrees that its rights and obligations hereunder are of a commercial and not governmental in nature.

          Section 8.11. Waiver of Immunity. (a) Each party irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of this Agreement or any award thereunder brought in the Specified Court and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in the Specified Court.

          (b) To the extent that a party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of this Agreement or any award thereunder at any time brought against such party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States), except, in the case of Ecopetrol, as provided under Article 684 of the Codigo de Procedimiento Civil of Colombia.

          Section 8.12. Headings; Table of Contents. The headings and table of contents contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 8.13. Counterparts. This Agreement may be executed in sevenor more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their respective proper officers thereunto duly authorized as of the date first above written.


          OLEODUCTO CENTRAL S.A.



          By:
          Title:


          EMPRESA COLOMBIANA DE
               PETROLEOS-ECOPETROL



          By:
          Title:


          BP COLOMBIA PIPELINES LIMITED



          By:
          Title:


          TOTAL PIPELINE COLOMBIE S.A.



          By:
          Title:


          TRITON PIPELINE COLOMBIA, INC.



          By:
          Title:


          IPL ENTERPRISES (COLOMBIA) INC.



          By:
          Title:


          TCPL INTERNATIONAL INVESTMENTS INC.



          By:
                                                           Title:SCHEDULE A TO
                                                    POLITICAL EVENTS AGREEMENT


                               ESCROW AGREEMENT


          AGREEMENT, dated as of _________, among OLEODUCTO CENTRAL S.A., a sociedad anonima organized under the laws of Colombia (the JSC), ________, a _________ (the Escrowing Party and, together with Ocensa, the Parties) and
_______________, a ____________________________, as Escrow Agent (and together with the Parties, the Signatories).

          (a) Appointment of Escrow Agent. __________, acting through its corporate trust office, ________________, New York, New York, United States of America, is hereby appointed as escrow agent hereunder (the Escrow Agent) upon the terms and conditions hereof.

          (b) Escrow Account. The Escrow Agent today has opened in its name at _________ in New York, New York a segregated escrow account, account no. _______ (the Escrow Account). Escrowing Party or its affiliates may from time to time deposit funds into the Escrow Account. All moneys held in the Escrow Account shall be escrow funds held by the Escrow Agent under this Agreement. The Escrow Agent shall have no duty to solicit funds.

          (c) Unless Ocensa and the Escrowing Party otherwise jointly notify the Escrow Agent, funds held in the Escrow Account shall be invested by the Escrow Agent in interest-bearing securities of, or guaranteed by, the United States Government with maturities of 90 days or less, with amounts too small to be feasibly so invested to be invested as directed by the Escrowing Party. All interest and other income earned on the principal amount of the deposits in the Escrow Account shall be reinvested in accordance with this clause promptly (and in any case within one banking day in New York) upon receipt thereof. For purposes of this Agreement, Banking Day shall mean a day on which commercial banks in The City of New York are authorized by law to be open for the transaction of business.

          (d) Distribution from the Escrow Account. Except as otherwise expressly provided in this Section 4, the Escrow Agent shall not distribute any funds on deposit in the Escrow Account. The Escrow Agent shall make distributions of all funds in the Escrow Account only as follows:

          (a) at the time and to the persons indicated in an instruction received from Ocensa, provided that the instruction certifies that Ocensa is delivering the instruction in accordance with Section 3.5(d) or 4.5(c) of the Political Events Agreement; or

     (b) at the time and to the person indicated in an instruction received from the Escrowing Party (accompanied by a certification from the Escrowing Party to the effect that it is delivering the instruction in accordance with [INSERT IF ESCROWING PARTY IS ENTERING INTO ESCROW AGREEMENT UNDER SECTION 3.3(a) OF POLITICAL EVENTS AGREEMENT -- Section 3.4(b)(iv)][INSERT IF ESCROWING PARTY IS ENTERING INTO ESCROW AGREEMENT UNDER SECTION 4.3(a) OF POLITICAL EVENTS AGREEMENT -- Section 4.4(b)(iv)]), provided that no distribution shall be made unless and until one of the following two conditions is satisfied: (A) 30 Business Days after the Escrow Agent delivers a copy of the instruction to Ocensa expire without Ocensa notifying the Escrow Agent that it objects to the instruction delivered by the Escrowing Party or
(B) Ocensa notifies the Escrow Agent within such 30-day period that it objects to the instruction notice but thereafter notifies the Escrow Agent that it is withdrawing the objection. In no event shall the Escrow Agent be obligated to distribute any amount in excess of the funds in the Escrow Account at the time the distribution is made.

     (e)     Books and Accounts.     (i)     The Escrow Agent shall maintain
all such accounts, books and records as may be necessary properly to record all transactions carried out by it under this Agreement. The Escrow Agent shall permit the Parties and their authorized representatives to examine such accounts, books and records; provided that any such examination shall occur upon reasonable notice and during normal business hours.

          (ii) On or before the tenth Banking Day of each calendar month, the Escrow Agent shall send to the Parties a statement indicating the amount of funds on deposit in the Escrow Account and the nature of any investments thereof as of the end of the preceding calendar month and identifying all deposits to and payments from the Escrow Account during such calendar month, including the date on which made. Upon the request and at the expense of the Escrowing Party or Ocensa, the Escrow Agent shall inform the Escrowing Party and Ocensa of deposits, investments, payments, balances and any other information they may request (and that is reasonably available to the Escrow Agent) regarding the Escrow Account,

          (f) Communications. Any instruction to be given hereunder to the Escrow Agent for the investment or withdrawal of funds or investment in the Escrow Account or any other communication required or permitted to be given hereunder to the Escrow Agent may be given by Escrowing Party or Ocensa, as the case may be, in writing, by facsimile or other form of electronic transmission, and in any manner that the Escrow Agent may reasonably accept, to or at the address for the Escrow Agent set out in Appendix A hereto or to such other address as may be furnished for the purposeby the Escrow Agent. Any notice or other communication required or permitted to be given to the Escrowing Party or Ocensa hereunder may be given, in writing, by facsimile or other form of electronic transmission, and in any manner that the Escrowing Party or Ocensa may reasonably accept, to or at the address set out for each of the Escrowing Party and Ocensa in Appendix A hereto or to such other address as may be furnished by the Escrowing Party or Ocensa, as the case may be.

          (g) Duties of Escrow Agent. The Escrow Agent shall not be liable for any error of judgment or for any act done or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing, except for the Escrow Agent's own gross negligence or willful misconduct

          (ii) The Escrow Agent may consult with, and obtain advice from, legal counsel, accountants and other experts, in connection with the performance of its good faith in accordance with the written opinion and written advice of such counsel, negligence or misconduct of any counsel, accountants and other experts selected by it without gross negligence or willful misconduct.

          (iii) The Escrow Agent shall have no duties other than those specifically set forth or provided for in this Agreement and no implied covenants or obligations of the Escrow Agent shall be read into this Agreement. The Escrow Agent shall have no obligation to familiarize itself with and shall have no responsibility with respect to any obligation to inquire whether any notice, instruction, statement or calculation is in conformity with the terms of any such other agreement, except those irregularities or errors manifestly apparent on the face of such document or to its actual knowledge. The Escrow Agent shall at all times take such care in dealing with the Escrow Account as would a prudent man in dealing with his own property.

          (h) No Set-offs. The Escrow Agent shall not have, and hereby waives, any right to banker's lien, set-off or counterclaim in respect of funds or investments in the Escrow Account.

          (i) Expenses; Indemnification. The Escrowing Party shall pay directly and not out of the Escrow Account the fees of the Escrow Agent for the services rendered pursuant or relating to this Escrow Agreement chargeable in accordance with the Escrow Agent's usual rate of compensation. Ocensa shall have no obligation to pay the Escrow Agent any fees.

          (ii) The Escrowing Party agrees to indemnify the Escrow Agent and hold it harmless against any and all losses, liabilities and expenses (including reasonable attorney's fees and expenses) incurred by it arising out of or in connection with the performance of its duties hereunder except those resulting from its own willful misconduct or gross negligence. The foregoing indemnities shall also extent to each andevery employee and agent of the Escrow Agent and shall remain in full force and effect regardless of any investigation made by or on behalf of the Escrow Agent or its employees and agents, and survive the resignation of the Escrow Agent and the termination of this Agreement. Ocensa shall have no indemnification obligation to the Escrow Agent.

          (j) Resignation; Removal. The Escrow Agent at any time may resign as escrow agent under this Agreement upon given not less than 60 days' notice in writing to the Parties, provided that such resignation shall not be effective until a replacement Escrow Agent reasonably satisfactory to the Parties shall have been appointed. The Parties may remove the Escrow Agent as escrow agent under this Agreement for any reason, with or without cause, upon given the Escrow Agent and the other party hereto 60 days' notice thereof; provided that such removal shall not be effective until a replacement Escrow Agent satisfactory to the Parties shall have been appointed.

          (ii) If no successor Escrow Agent shall have been appointed and shall have accepted such appointment within such 60-day period, then the retiring Escrow Agent may on behalf of the Parties, appoint a successor Escrow Agent which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least U.S.$500,000,000. If a successor escrow agent shall not have been appointed and accepted such appointment within such 60-day period, the retiring Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent.

          (k) Miscellaneous. The Escrow Agent shall have the right at any time to seek instructions concerning the administration of the Escrow Account from any court of competent jurisdiction. In the event of any disagreement between the Parties resulting in adverse claims being made against or with respect to any cash, monies, funds or investments held by the Escrow Agent hereunder and the terms of this Agreement do not unambiguously mandate the action that the Escrow Agent is to take or not take in connection therewith under the circumstances then existing, or the Escrow Agent is in doubt as to what action it is required to take or not take, the Escrow Agent shall not be entitled to refrain from taking any action until directed otherwise in writing by a request signed jointly by the Parties or by order of a court of competent jurisdiction.

               (ii) None of the provisions of this Agreement shall be construed to require the Escrow Agent to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder if it shall have reasonable grounds for belief that repayment of such funds or indemnity against such risk or liability is not reasonably assured to it. The Escrow Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement atthe request or direction of the Escrowing Party or Ocensa, unless the Escrow Agent shall have been offered security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction (including interest thereon from the time incurred until reimbursed).

          (iii) The Escrow Agent makes no representations as to, and shall have no responsibility for, the correctness of any statement contained in, or the validity or sufficiency of, this Agreement, or the sufficiency or effectiveness of any security afforded hereby or thereby or as to or for the validity or collectibility of any obligation contemplated hereby or thereby. The Escrow Agent shall not be accountable for the use or application by any person of distributions properly made by the Escrow Agent in conformity with the provisions of this Agreement.

          (iv) The Escrow Agent shall not be personally liable for debts contracted or liabilities or damages incurred in the management or operations of the Escrow Account hereunder, except for those contracted or incurred as a result of its gross negligence or willful misconduct.

          (v) Escrowing Party shall provide the Escrow Agent with its Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid to Escrowing Party as provided herein and reported by Escrowing Party to the Internal Revenue Service as having been so allocated and paid.

          (l) Termination. When all funds in the Escrow Account have been distributed pursuant to Section 4, the Escrow Agent shall promptly deliver written notice of that fact to the Parties. On the 10th Business Day following delivery of such notice, this Agreement shall terminate.

          In the event of the termination of this Agreement pursuant to this
Section 12, this Agreement shall thereafter become void and have no effect, and no Signatory hereto shall have any liability to any other Signatory hereto in respect thereof, except that nothing in this Section shall relieve any Signatory from liability for any breach of this Agreement prior to termination. No Signatory shall in any event be liable to any other Signatory for loss of anticipated profits from the transactions contemplated by this Agreement or for any other consequential damages arising out of the termination of this Agreement.

               (m) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.




                                                                           By:





                                                                           By:






                                                                           By:
                                  APPENDIX A
                                    TO THE
                               ESCROW AGREEMENT


                                  Addresses

                                                                 SCHEDULE B TO
                                                    POLITICAL EVENTS AGREEMENT


               POLITICAL EVENT PERFORMANCE GUARANTEE AGREEMENT


          AGREEMENT, dated as of ___________, made by __________________, a corporation existing under the laws of ___________ (the Guarantor) in favor of OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (the JSC) and [names of other shareholders] to the extent such other parties are Shareholders (the Funding Shareholders) which are exercising the option to fund under Section [3.3(c)][4.3(c)] of the Political Events Agreement referred to below.


                                   RECITALS

WHEREAS:

          A. _______________, a ___________ corporation organized under the laws of ___________ (the Company), Ocensa and the Funding Shareholders are parties to a Political Events Agreement, dated as of December 14, 1994 (as amended from time to time, the Political Events Agreement), entered into pursuant to the Oleoducto Central Agreement, dated as of the same date (as amended from time to time, the Oleoducto Central Agreement);

          B. The Company is an Affiliate of the Guarantor; and

          C. As an inducement to Ocensa and the Funding Shareholders to enter into the Political Events Agreement, the Guarantor has agreed to enter into this Political Events Performance Guarantee Agreement (the Agreement).

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Guarantor, Ocensa and the Funding Shareholders agree as follows:

          Section 1. Definitions. All capitalized terms used and not defined herein have the meanings assigned to them in the Political Events Agreement.

          Section 2. Representations and Warranties. The Guarantor represents and warrants to Ocensa and the Funding Shareholders that:

          (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

          (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes the valid and legally binding agreement of the Guarantor;

     (c) the execution and delivery of, and the performance by the Guarantor of its obligations under, this Agreement will not result in a breach of or constitute a default under:

               (i)  any provision of its corporate charter or articles of incorporation or its by-laws;

     (ii) any agreement or instrument to which it is a party and which is material to the performance of its obligations hereunder; or

     (iii) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; and

     (d) all of the outstanding capital stock of the Company (except for any directors' qualifying shares) is directly or indirectly beneficially owned by the Guarantor, free and clear of all liens, encumbrances, equities and claims.

          Section 3. Performance Guarantee. Subject to the provisions contained herein, the Guarantor hereby irrevocably and unconditionally guarantees to Ocensa and the Funding Shareholders the full and punctual performance of all of the Company's obligations (the Guaranteed Obligations) under the Political Events Agreement. In the event that the Company shall default in the full and timely performance of any of the Guaranteed Obligations for any reason, the Guarantor hereby agrees to perform, or to cause to be performed, any such Guaranteed Obligations fully and timely in accordance with the terms of the Political Events Agreement.

          Section 4. Unconditional Obligations of Guarantor. The Guarantor hereby agrees that its obligations hereunder are in the nature of a continuing performance guarantee and shall remain valid and in full force irrespective of any circumstances which might otherwise constitute a legal or equitable discharge of a guarantor, including the absence of any action to enforce the Political Events Agreement or any judgment against the Company; provided that it is hereby acknowledged and agreed that (a) the Guarantor shall not be obligated under this Agreement to make any payment in respect of any amounts that would not be dueunder the Political Events Agreement were it to be a party to the Political Events Agreement in the place and stead of the Company,
(b) the benefit of any waiver or indulgence granted to, or any compromise with, the Company shall extend to the Guarantor and (c) in no event shall the Guarantor be obligated to make payments hereunder exceeding in the aggregate [INSERT 200% OF REMAINING EQUITY CONTRIBUTION OF SUSPENDED PARTY UNDER LATEST FINANCING PLAN AT THE TIME THIS AGREEMENT IS EXECUTED AND DELIVERED.]

          Section 5. No Waiver. No failure on the part of Ocensa or any Funding Shareholder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or particular exercise by Ocensa or any Funding Shareholder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

          Section 6. Subrogation. The Guarantor shall be subrogated to all rights of Ocensa and the Funding Shareholders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of this Agreement; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until all of the Guaranteed Obligations under the Political Events Agreement shall have been performed in full, all the Senior Debt referred to in the Oleoducto Central Agreement provided by the Senior Lender Group for whose benefit the Political Events Agreement to which the Company is party may be assigned by Ocensa has been repaid and all other obligations of the Company owed to Ocensa and the Funding Shareholders have been discharged in full.

          Section 7. Effectiveness. This Agreement shall become effective upon the execution hereof by all the Parties hereto.

          Section 8. Termination. This Agreement shall terminate on the earlier of (a) the complete performance or termination of all Guaranteed Obligations of the Company under the Political Events Agreement and (b) [INSERT DATE FIVE YEARS AFTER DATE OF EXECUTION].

          Section 9. Successors. The obligations of the Guarantor hereunder shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by Ocensa and the Funding Shareholders and their respective successors and assigns.

          Section 10. Release. (a) The Guarantor shall not be released and discharged from any of its obligations hereunder except to the extent that, in connection with the simultaneous direct or indirect transfer of all or any part of the Shares held by the Company to a Person that is a permitted transferee thereof pursuant to Article Ten of the Oleoducto Central Agreement, such permitted transferee assumes or undertakes the related obligations under the Political Events Agreement or such obligations are guaranteed under a performance guarantee agreement in substantially identical form to this Agreement.

          (b) Notwithstanding the foregoing, the Guarantor shall not be released or discharged from obligations which shall have been incurred prior to the release and discharge referred to in paragraph (a) of this Section 10.

          Section 11. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:



 If to Ocensa:                                Copy To    Agent for Service


OLEODUCTO CENTRAL S.A.                        N/A       CT CORPORATION
 World Trade Center Bogota                              SYSTEM
 Calle 100 N. 8A-55                                     1633 Broadway
 Santafe de Bogota, D.C.-Colombia                       New York, New York 10019
 Telefax:  571-218-3933                                 Telefax: (212) 247-2882
 Attention:  President





    If to the Guarantor:




                                 If to the Funding Shareholders:







 or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof inthe mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 12. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 14. Submission to Jurisdiction; Consent to Service. The Guarantor hereby submits to the non-exclusive jurisdiction of the Federal and State courts in the Borough of Manhattan in The City of New York (the Specified Court) in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a Related Proceeding). The Guarantor irrevocably appoints the agent for service designated opposite its name in Section 11 hereof as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such action, suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Guarantor, by the person serving the same to the address provided in Section 11, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. The Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.

          The obligation of the Guarantor in respect of any sum due from it to Ocensa expressed in United States dollars, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day following receipt by Ocensa of any sum adjudged to be so due in such other currency on which (and only to the extent that) Ocensa may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to Ocensa or the Funding Shareholders hereunder, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Ocensa against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to Ocensa or the Funding Shareholders hereunder, Ocensa or the Funding Shareholders, as the case may be, agree to pay to the Guarantor an amount equal to the excess of thedollars so purchased over the sum originally due hereunder to Ocensa or the Funding Shareholders, as the case may be.

          Section 15. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed and delivered by its proper officer or officers thereunto duly authorized as of the date first above written.

                         [NAME OF GUARANTOR]




                          By:
                              Title:

                                                                 SCHEDULE K TO
                                                   OLEODUCTO CENTRAL AGREEMENT



                           TRANSPORTATION AGREEMENT



                          dated as of March 31, 1995


                                   between



                            OLEODUCTO CENTRAL S.A.


                                     and



                          [NAME OF INITIAL SHIPPER]



            Not filed here as executed one is at back of exhibit.

                                                                 SCHEDULE L TO
                                                   OLEODUCTO CENTRAL AGREEMENT



                       FORM OF SHARE TRANSFER AGREEMENT

          AGREEMENT, dated as of December 14, 1994 between IPL ENTERPRISES (COLOMBIA) INC., a corporation existing under the laws of the Cayman Islands, and TCPL INTERNATIONAL INVESTMENTS INC., a corporation existing under the laws of Alberta, Canada (each, a Seller), on the one hand, and EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL, an Empresa Industrial y Comercial del Estado existing under the laws of Colombia (the Purchaser), on the other.


                                   RECITALS

WHEREAS:

          A. The Purchaser and each Seller is a Shareholder of Oleoducto Central S.A., a corporation existing under the laws of Colombia (the JSC), and the Purchaser and each Seller are parties to the Oleoducto Central Agreement (the Oleoducto Central Agreement), dated as of December 14, 1994, among Ocensa, the Purchaser, the Sellers, BP Pipelines (Colombia) Limited, TOTAL Pipeline Colombia S.A. and Triton Pipeline Colombia, Inc.;

          B. The Purchaser desires to enter into an agreement with each Seller to acquire at such Purchaser's election, and subject to certain other conditions set forth herein, Shares (as hereinafter defined) in exchange for cash and in proportion to such Seller's Shareholding Interest (as hereinafter defined); and

          C. Each Seller desires to sell such Shares to the Purchaser at such Purchaser's election.

          NOW THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:




                                 ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION




     Section 1.1. Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings indicated below:

     Bankruptcy Call shall mean a Call permitted by clause (d) of the definition of Determination Date.

     Bankruptcy Event shall mean the event set forth in clause (d) of the definition of Determination Date.

     Determination Date shall mean, at the election of the Purchaser (a) July 1 of the year immediately following the last day of the Equity Amortization Period, (b) if the Equity Amortization Period has not ended by December 31, 2021, then July 1, 2022, (c) if the Equity Amortization Period has not commenced prior to December 31, 2011 and Annual Equity Amortization Amounts have not been paid in respect of all years in the 5-year period ending December 31, 2016, then July 1, 2017, or (d) as to either Seller any day after the filing of a voluntary proceeding, and after the 30th day after the filing of an involuntary (not withdrawn) proceeding, in insolvency, bankruptcy, receivership, reorganization, dissolution or liquidation of such Seller.

     JSC has the meaning assigned to it in the recitals above.

     Notice of Exercise has the meaning assigned to it in Section 2.1.

     Original Shares means Shares held by a Seller that have been purchased by such Seller directly from Ocensa.

     Permitted Assignee means a permitted assignee of a Seller pursuant to
Section 4.3 or the Purchaser, as the case may be.

     Purchase Price means, with respect to the Shares to be sold by each Seller at the Time of Delivery, an amount (net of Colombian taxes applicable to the sale of the Shares under this Agreement, including capital gains taxes, if any) denominated in dollars equal to such Seller's Shareholding Interest of the difference of (a) the sum of the Cash Paid-In Equity, Pre-Completion Accrued Returns and Accrued Returns arising from periods when Oleoducto Central operations were interrupted after which full operations were resumed and during periods when cash dividends were restricted by virtue of legal and/or accounting constraints of Ocensa, less (b) such Seller's Shareholding Interest of the cumulative Annual Equity Amortization Amounts paid prior to the Determination Date. All amounts used for purposes of the calculation of the Purchase Price shall be determined pursuant to the financial statements of Ocensa maintained in dollars and in accordance with Section 8.3 of the Oleoducto Central Agreement of the six-month accounting period immediately preceding the Determination Date.

     Shares means Shares as defined in the Oleoducto Central Agreement or other shares or instruments representing capital stock of Ocensa.

     Time of Delivery has the meaning assigned to it in Section 2.1 hereof.

All defined terms used and not defined herein have the meanings assigned to them in the Oleoducto Central Agreement.


     Section 1.2. Interpretation
 . For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

       (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

     (b)     words importing gender include all genders;

      (c) any reference to an Article or Section refers to an Article or a Section, as the case may be, of this Agreement; and

        (d) all references to this Agreement and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.




                                 ARTICLE TWO

                           OPTION TO ACQUIRE SHARES




     Section 2.1. Option to Acquire Shares. On the terms and subject to the conditions hereinafter set forth the Purchaser shall have the right, but not the obligation, to acquire in exchange for cash all (but not a portion of) the Shares held by each Seller upon the Purchaser's call (Call) to be exercised on or within 60 days immediately following the Determination Date by a notice of exercise (Notice of Exercise) at the Purchase Price and on the Time of Delivery set forth in the Notice of Exercise; provided, however, that a Notice of Exercise to one Seller shall not be effective unless and until a Notice of Exercise to the other Seller shall have been delivered within the 60-day period referred to above (except a Bankruptcy Call which shall be made only as to the Seller affected by the Bankruptcy Event), and that (except for a Bankruptcy Call) all other terms of purchase shall be identical for each Seller. The Time of Delivery shall be not less than 10 Business Days and not more than the later of (a) 30 Business Days and (b) the first Business Day following the attaining of any governmental approvals, in each case from the date of the effectiveness of the Notice of Exercise.



     Section 2.2. Sale of the Shares. At the Time of Delivery, each Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall acquire from each Seller, all right, title and interest in and to the Shares being purchased by the Purchaser at the Time of Delivery and any Distributions (including Annual Equity Amortization Amounts) paid or payable on or after the Determination Date at the Purchase Price set forth in the Notice of Exercise. Upon payment of the Purchase Price in respect of the Shares being sold by such Seller as provided herein and in such Notice of Exercise, the Purchaser shall have no further obligations hereunder.



     Section 2.3. Payment and Delivery. The certificate(s) representing the Shares purchased by the Purchaser hereunder at the Time of Delivery shall be delivered by or on behalf of each Seller to the Purchaser's designated representative in the place set forth in the Notice of Exercise against payment in full by the Purchaser of the purchase price as set forth in the Notice of Exercise to the account specified by Seller.



     Section 2.4. Condition to Purchase. The purchase hereunder at the Time of Delivery shall be subject, in the Purchaser's sole discretion, to the condition that the representations and warranties of the Sellers in Section
2.6 are, at and as of such Time of Delivery, true and correct.



     Section 2.5. Mutual Representations and Warranties. Each party represents and warrants to the other for its benefit that:

     (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

     (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement, when executed and delivered by such party, constitutes the valid and legally binding agreement of such party; and

     (c) the execution and delivery of, and the performance by it of its obligations under, this Agreement will not result in a breach of or constitute a default under:

          (i) any provision of its charter or articles of incorporation or its by-laws;
          (ii) any agreement or instrument to which it is a party and which is material to the performance by it of its obligations hereunder; and

          (iii) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.



     Section 2.6. Additional Representation and Warranty of Sellers. At the Time of Delivery, each Seller shall represent and warrant to the Purchaser for its benefit and for the benefit of its Permitted Assignees that the Shares to be sold by such Seller hereunder and under the related Notice of Exercise at the Time of Delivery shall be owned by such Seller free and clear of all liens, equities or claims.



     Section 2.7. Fees and Expenses. All fees and expenses incurred by or on behalf of each party hereto in connection with the negotiation and execution of this Agreement and the transfer of the Shares to be sold hereunder at the Time of Delivery shall be borne by such party.



     Section 2.8. Taxes. Each party shall be solely responsible for the payment of all taxes imposed on it, whether by taxing authorities within Colombia or elsewhere, arising from or in connection with the transactions contemplated hereby.



     Section 2.9. Covenant to Hold Shares. Each Seller covenants that it will hold its Shares at all times free and clear of all liens, pledges, charges and encumbrances and it will not sell, transfer or otherwise dispose of any Shares owned by it, except that this Section 2.9 shall not prevent transfers of Shares in accordance with Article Ten of the Oleoducto Central Agreement so long as any transferee shall assume (without releasing such Seller of its obligations hereunder, unless the transferee is TCPL (Bermuda) Ltd.), all of the rights and obligations of a Seller hereunder, which assumption shall be evidenced by its execution of a counterpart hereof.




                                ARTICLE THREE

                         COMMENCEMENT; EFFECTIVENESS




     Section 3.1 Commencement. This Agreement shall become effective at the time the Oleoducto Central Agreement becomes effective.




                                 ARTICLE FOUR

                                   GENERAL




     Section 4.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


                                    Copy To                           Agent for
If to the Sellers:                                                    Service
                                                                      ------------------------

IPL ENTERPRISES                                                       CT CORPORATION
(COLOMBIA)   INC.                                                     SYSTEM
c/o IPL ENERGY INC.                                                   1633 Broadway
31st Floor Bow Valley Square 2                                        New York, New York 10019
205 - 5th Avenue S.W.                                                 Telefax: (212) 247-2882
Calgary, Alberta, Canada T29 2V7
Telefax:  (403) 231-3920
Attention:  Benny J. Phillips

TCPL INTERNATIONAL                  TRANSCANADA PIPELINES             FRIED, FRANK, HARRIS,
 INVESTMENTS INC.                    LIMITED                          SHRIVER & JACOBSON
c/o TRANSCANADA                     TransCanada PipeLines Tower       1 New York Plaza
PIPELINES LIMITED                   111 Fifth Avenue S.W.             New York, New York 10004
TransCanada PipeLines Tower         P.O. Box 1000, Station M          Telefax: (212) 747-1526
111 Fifth Avenue S.W.               Calgary, Alberta, Canada T2P 4K5  Attention: Ken Blackman
P.O. Box 1000, Station M            Telefax:  (403) 267-2668
Calgary, Alberta, Canada T2P 4K5    Attention:  Michael Durnin
Telefax:  (403) 267-2668
Attention:  Michael Durnin

TCPL (BERMUDA) LTD.                 TRANSCANADA PIPELINES             FRIED, FRANK, HARRIS,
c/o FRIED, FRANK, HARRIS,           LIMITED                           SHRIVER & JACOBSON
  SHRIVER & JACOBSON                TransCanada PipeLines Tower       1 New York Plaza
1 New York Plaza                    111 Fifth Avenue S.W.             New York, New York 10004
New York, New York 10004            P.O. Box 1000, Station M          Telefax: (212) 747-1526
Telefax: (212) 747-1526             Calgary, Alberta, Canada T2P 4K5  Attention: Ken Blackman
Attention: Ken Blackman             Telefax:  (403) 267-2668
                                    Attention:  Michael Durnin

If to the Purchaser:
EMPRESA COLOMBIANA DE                                                 CONSULATE GENERAL OF
PETROLEOS - ECOPETROL                                                 COLOMBIA
Carrera 13 No. 36-24                                                  10 East 46th Street
Santafe de Bogota, D.C. - Colombia                                    New York, New York 10017
Telefax: (571) 287-0041                                               Telefax:  (212) 972-1725
AttentionL  Juan Maria Rendon






 or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.



     Section 4.2. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the sale of Shares by each Seller to the Purchaser and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements between the parties hereto in connection with the purchase and sale of Shares except as specifically set forth herein. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.



     Section 4.3. Assignments. Neither of the Sellers may assign this Agreement nor any of its rights, proceeds or obligations hereunder, or create enforceable third party rights herein, to or in any person not a party hereto other than to a transferee of Shares to the extent such transferee is permitted under Section 2.9 or to any other person as to which Purchaser consents in writing (provided that such other person shall assume, without releasing such Seller of its obligations hereunder) all of the obligations of such Seller hereunder, which assumption shall be evidenced by its execution of a counterpart hereof.



     Section 4.4. Nature of Obligations The obligations of each Seller under this Agreement to sell Shares shall be unconditional and absolute and shall not be deferred, excused, released, discharged, or in any way affected by (i) any right of set off, counterclaim, or defense by reason of any claims against the Purchaser arising under this Agreement or on any other account whatsoever,
(ii) any sale or other transfer by the Purchaser of any Shares, or (iii) any change, waiver, extension, indulgence, or other action or omission in respect of any of the Purchaser's obligations, in each case whether or not the parties hereto shall have had any notice or knowledge of any of the foregoing.

       The obligations of each Seller created by this Agreement, and in particular the obligation to sell Shares in exchange for cash upon exercise of the Call, are several, not joint and several with any other party.



     Section 4.5. Amendments. This Agreement may not be amended or modified except with the written consent of the parties hereto and any Permitted Assignees.



     Section 4.6. No Third Party Beneficiaries. Except as otherwise expressly provided herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and Permitted Assignees, and no other Person shall have any rights hereunder.



     Section 4.7. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.



     Section 4.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.


     Section 4.9. Performance Outside Colombia. The parties acknowledge and agree that their activities hereunder shall be performed substantially outside Colombia.



     Section 4.10. Commercial Obligations. Each party acknowledges and agrees that its rights and obligations hereunder are of a commercial and not a governmental nature.



     Section 4.11. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, breach, termination, or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect as of the date hereof. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, controversy or claim, and shall have no connection with any party. Should the services of an appointing authority be necessary, the appointing authority shall be the American Arbitration Association. The parties and the appointing authority may appoint from among the nationals of any country, whether or not a party is a national of that country. The place of arbitration shall be The City of New York, New York. The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the law (except for conflicts of law rules) of the State of New York without regard to the principles of conflicts of laws.



     Section 4.12. Submission to Jurisdiction; Consent to Service. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the Specified Court) with respect to the enforcement of the arbitration provisions of this Agreement and the non-exclusive jurisdiction of such court with respect to the enforcement of any award thereunder. Each of the parties hereto irrevocably appoints the agent for service specified opposite its name in Section 4.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any related action, suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to such party, by the person serving the same to the address provided in Section 4.1, shall be deemed in every respect effective service of process upon such party in any such action, suit or proceeding. Each of the parties hereto further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.

     The obligation of a party in respect of any sum due from it to the other party hereunder expressed in United States dollars, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day following receipt by such party of any sum adjudged to be so due in such other currency on which (and only to the extent that) such party may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such party hereunder, the other party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such dollar shortfall.If the United States dollars so purchased are greater than the sum originally due to such party hereunder, such party agrees to pay to the other party an amount equal to the excess of the dollars so purchased over the sum originally due to such party hereunder.



     Section 4.13. Waiver of Immunity. (a) Each party hereto irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of this Agreement brought in the Specified Court and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in the Specified Court.

     (b) To the extent that a party hereto or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of this Agreement at any time brought against such party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States) except, with respect to the Purchaser, as provided under
Article 684 of the Codigo de Procedimiento Civil of Colombia.



     Section 4.14. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.



     Section 4.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.



                         IPL ENTERPRISES (COLOMBIA) INC.



                         By:
                         Title:


                         TCPL INTERNATIONAL INVESTMENTS INC.



                         By:
                         Title:


                    EMPRESA COLOMBIANA DE PETROLEOS -
                         ECOPETROL


                              By:
                              Title:

TCPL (BERMUDA) LTD., a corporation existing under the laws of Bermuda, hereby acknowledges the assignment, delegation and transfer to it and assumption by it of all of the rights and obligations of TCPL International Investments Inc. as a Seller hereunder as if it were a party hereto as of the date first above written and has caused this Agreement to be executed and delivered by its duly
authorized officers as of                    , 1994.

TCPL (BERMUDA) LTD.



By:
Title:

                                                                    SCHEDULE M
                                                TO OLEODUCTO CENTRAL AGREEMENT





                       FORM OF ADVANCE TARIFF AGREEMENT



                          dated as of March 31, 1995



                                   between



                            OLEODUCTO CENTRAL S.A.


                                     and



                         [NAME OF THROUGHPUT OBLIGOR]


          Not filed here.  Executed one is filed at end of exhibit.




                                                                    SCHEDULE N
                                                to Oleoducto Central Agreement







                       COMMON SECURITY TRUST AGREEMENT


                           dated as of June 1, 1995


                                    among


                            OLEODUCTO CENTRAL S.A.



                            BANKERS TRUST COMPANY,
                                  as Trustee



                                     and



                             HOLDERS FROM TIME TO
                             TIME OF SENIOR DEBT









TABLE OF CONTENTS
Section                                                                                                   Page

                   ARTICLE ONE
                   DEFINITIONS AND INTERPRETATION

1.1.               Definitions                                                                               1
1.2.               Interpretation                                                                           25

                   ARTICLE TWO
                   SENIOR DEBT

2.1.               Designation of Senior Debt                                                               26
2.2.               Senior Debt Pari Passu; No Recourse to Borrower                                          27

                   ARTICLE THREE
                   ASSIGNED RIGHTS

3.1.               Assignment of Rights under Transportation Agreements                                     29
3.2.               Assignment of Rights under Advance Tariff Agreements                                     29
3.3.               Assignment of Rights under Subscription Agreement and Performance Guarantee Agreement    29
3.4.               Assigned Rights Held in Trust                                                            29
3.5.               Pledge and Assignment of Interests in Accounts                                           30
3.6.               Perfection and Maintenance of Assignments and Security Interests                         31
3.7.               Rights in Assigned Rights Prior to Enforcement Dicection                                 31

                   ARTICLE FOUR
                   ACCOUNTS

4.1.               Common Account                                                                           33
4.2.               Proceeds Accounts                                                                        35
4.3.               Subaccounts                                                                              35
4.4.               Deposits to Proceeds Accounts                                                            36
4.5.               Withdrawals from Proceeds Accounts                                                       38
4.6.               Investment of Funds in Proceeds Accounts                                                 46
4.7.               Reports to Borrower and Senior Lenders                                                   47

                   ARTICLE FIVE
                   COMMON REPRESENTATIONS AND WARRANTIES OF BORROWER

5.1.               Common Representations and Warranties of Borrower                                        47

                   ARTICLE SIX
                   COMMON COVENANTS

6.1.               Common Affirmative Covenants                                                             47
6.2.               Common Negative Covenants                                                                59
6.3.               Waiver of Covenants                                                                      61

                   ARTICLE SEVEN
                   COMMON CONDITIONS TO DISBURSEMENTS

7.1.               Common Conditions Precedent to Initial Disbursements of Senior Loans                     61

                   ARTICLE EIGHT
                   PAYMENTS AND PREPAYMENTS

8.1.               Prepayment under Single Senior Debt Agreement                                            62
8.2.               Mandatory Prepayments                                                                    62
8.3.               Partial Payments                                                                         62

                   ARTICLE NINE
                   EVENTS OF DEFAULT AND REMEDIES

9.1.               Common Events of Default                                                                 63
9.2.               Declaration of Default                                                                   65
9.3.               Cessation of Default                                                                     65
9.4.               Timing of Remedies                                                                       65
9.5.               Common Remedies                                                                          66
9.6.               Trustee May Enforce Claims                                                               68
9.7.               Control of Enforcement Action                                                            68
9.8.               Nature of Remedies                                                                       68
9.9.               Limitation on Suits                                                                      69

                   ARTICLE TEN
                   INTERCREDITOR ARRANGEMENTS

10.1.              Meetings of Senior Lenders in a Senior Lender Group                                      70

                   ARTICLE ELEVEN
                   CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

11.1.              Scope of Obligation of Confidentiality                                                   70
11.2.              Return of Confidential Information                                                       72
11.3.              Announcements                                                                            72
11.4.              Survival                                                                                 72

                   ARTICLE TWELVE
                   THE TRUSTEE

12.1.              Appointment of Trustee                                                                   73
12.2.              Delivery of Documentation                                                                73
12.3.              Attorney-in-Fact                                                                         73
12.4.              Reliance                                                                                 74
12.5.              Liability                                                                                75
12.6.              Consultation with Counsel, etc.                                                          75
12.7.              Duties                                                                                   75
12.8.              Resignation, Replacement and Successor Trustee                                           75
12.9.              Indemnity                                                                                76
12.10.             Compensation                                                                             77
12.11.             Certificates                                                                             77
12.12.             Stamp and Other Similar Taxes                                                            78
12.13.             Information                                                                              78
12.14.             Limitation on Trustee's Duties in Respect of Assigned Rights                             78
12.15.             Right to Initiate Judicial Proceedings, etc.                                             79
12.16.             Exculpatory Provisions                                                                   79
12.17.             Merger of the Trustee                                                                    80
12.18.             Treatment of Senior lenders in a Senior Lender Group and of TRO Holders by Trustee       80
12.19.             Additional Security Arrangements                                                         80
12.20.             Miscellaneous                                                                            81

                   ARTICLE THIRTEEN
                   TERM

13.1.              Effectiveness                                                                            82
13.2.              Termination                                                                              82

                   ARTICLE FOURTEEN
                   GENERAL

14.1.              Notices                                                                                  83
14.2.              Entire Agreement                                                                         83
14.3.              Amendments                                                                               84
14.4.              No Third Party Beneficiaries                                                             84
14.5.              Conflicts                                                                                86
14.6.              Language; Spanish Translation                                                            86
14.7.              Specific Performance                                                                     86
14.8.              Governing Law                                                                            87
14.9.              Performance Outside Colombia                                                             87
14.10.             Waiver of Immunity                                                                       87
14.11.             Submission to Jurisdiction; Consent to Service                                           87
14.12.             Currency Equivalents                                                                     88
14.13.             Headings; Table of Contents                                                              88
14.14.             Counterparts                                                                             88
14.15.             Waiver of Jury Trial                                                                     88





                                  APPENDICES

A.     Senior Debt Schedule
B.     Form of Assumption Agreement
C. Form of Assignment and Acknowledgment Agreement for Rights under the Transportation Agreement
D. Form of Assignment and Acknowledgment Agreement for Rights under the Advance Tariff Agreement
E. Form of Assignment and Acknowledgment Agreement for Rights under the Subscription Agreement and the Performance Guarantee Agreement
F.     Form of Off-Shore Subaccount Bank Agreement
G.     Common Representations and Warranties
H.     Colombian Consents and Approvals
I.     Common Conditions to Disbursements
J.     Subordination Terms
K.     Form of Transportation Agreement
L.     Form of Advance Tariff Agreement
M.     Forms of Legal Opinions





                        COMMON SECURITY TRUST AGREEMENT


     This Agreement, dated as of June 1, 1995, is made among OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (the Borrower), BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the Trustee), and the holders from time to time of Senior Debt.

WHEREAS:

     A. The Borrower proposes to Incur and secure Senior Debt in separate Senior Debt Tranches on a limited recourse basis;

     B. The Borrower has authorized the execution and delivery of this Agreement; and

     C. All things have been done which are necessary to constitute this Agreement a valid deed of trust and security agreement for Senior Debt.

     NOW, THEREFORE, the Borrower hereby agrees with the Trustee and Senior Lenders as follows:


                                  ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION

     Section 1.1.     Definitions.   Defined terms in this Agreement and the
Appendices to this Agreement, which are identified by the capitalization of the first letter of each principal word thereof, have the meanings indicated below:

          Access Agreements means the agreements to be entered into by the Borrower and third parties relating to the grant to the Borrower by such third parties of access to certain facilities to be used in connection with the Oleoducto Central, in each case as the same may thereafter be amended from time to time in accordance with the terms thereof.

          Additional Cusiana Petroleum means the volume of Petroleum from the Cusiana Area nominated for shipment through a Segment of the Oleoducto Central by an Initial Shipper that is in excess of the product of (a) the aggregate volume of Petroleum produced from the Cusiana Area during the relevant period multiplied by (b) such Initial Shipper's undivided interest in the Cusiana Area under the JOA and the Association Contracts as of the date hereof expressed as a percentage, but only to the extent that such excess has resulted from the direct or indirect acquisition of an additional undivided interest therein by such Initial Shipper from another Initial Shipper (other than in connection with a corresponding assignment to such Initial Shipper from such other Initial Shipper of entitlement to transportation capacity or Release Capacity for the duration of such interest under the Transportation Agreement with such other Initial Shipper).

          Advance Tariff Agreements means the Advance Tariff Agreements substantially in the form attached hereto as Appendix L, each dated as of March 31, 1995, between the Borrower and each Initial Shipper as Throughput Obligor thereunder, as the same may be amended from time to time in accordance with the terms thereof.

          Advance Tariff Payment means any payment by the Throughput Obligor made under an Advance Tariff Agreement.

          Affiliate of a Person means another Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of Section 6.1(i) and paragraph (n) of Appendix G, each Person in an Initial Shipper Group is deemed to be an Affiliate of Ocensa.

          Annual Operating Budget means the operating budget (including the then required level of maintenance capital expenditures) and operating plan for a fiscal year identified as such and approved by the Borrower's Board of Directors.

          Assigned Rights means with respect to each Senior Lender Group and subject to the terms of this Agreement:

     (a) the following rights against Persons in the Related Initial Shipper Group including, in the case of Ecopetrol, the Canadian Group, which have been assigned by the Borrower to the Trustee to be held in trust for the benefit of such Senior Lender Group and to be exercised in accordance with this Agreement:

          (i) to request and receive Tariffs, Tariff Advances and proceeds from Transportation Notes and to exercise remedies and other rights, and to receive proceeds therefrom, under the Transportation Agreement with the Initial Shipper in the Related Initial Shipper Group, assigned pursuant to
Section 3.1 and the Assignment Agreement with respect thereto substantially in the form attached hereto as Appendix C,

          (ii) to request and receive Advance Tariff Payments (other than Excess Advance Tariff Payments and voluntary Advance Tariff Payments) and to exercise remedies and other rights, and to receive proceeds therefrom, under the Advance Tariff Agreement with the Throughput Obligor in the Related Initial Shipper Group, assigned pursuant to Section 3.2 and the Assignment Agreement with respect thereto substantially in the form attached hereto as Appendix D, and

          (iii) (A) to cause payments to be made to the Borrower for Equity Contributions after delivery of a Notice of Call therefor (as defined in the Subscription Agreement) and, in certain circumstances in the event of Bankruptcy of the Borrower, Decommissioning or a unanimous decision of the Board of Directors not to continue with the Oleoducto Central, to receive Equity Contributions, in each case, under the Subscription Agreement with the Shareholder in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, and to cause payments to be made to the Borrower for Subordinated Notes under a subscription agreement with such Shareholder(s) substantially in the form of the Subscription Agreements and to exercise remedies thereunder, and (B) to cause to be made to the Borrower, or to receive as the case may be, payments under the Performance Guarantee Agreement with a Person in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, and to exercise remedies thereunder pursuant, in each of clauses (A) and (B) above, to Section 3.3 and the Assignment Agreement with respect thereto substantially in the form attached hereto as Appendix E, in each case (i) and (ii) to the extent the proceeds from such rights are or are to be deposited directly or indirectly (from the Common Account) into the Proceeds Account assigned to the Trustee to be held in trust for the benefit of such Senior Lender Group;

     (b) an undivided interest in the following rights against Persons in the Initial Shipper Groups which have been assigned by the Borrower to the Trustee to be held in trust for the benefit of all Senior Lender Groups, as their interests therein may appear, and to be exercised in accordance with this Agreement:

          (i) to request and receive Tariffs to the extent such Tariffs are or are to be deposited into the Common Account pursuant hereto and to exercise remedies and other rights, and to receive proceeds therefrom, under the other Transportation Agreements, and

          (ii) to request and receive Excess Advance Tariff Payments and to exercise remedies and other rights, and to receive proceeds therefrom, under the other Advance Tariff Agreements,

 in each case (i) and (ii) in the proportion that such payments into the Common Account are allocable to the Initial Shipper or Throughput Obligor in the Related Initial Shipper Group and are to be withdrawn therefrom and deposited into the Proceeds Account maintained by the Trustee to be held in trust for the benefit of such Senior Lender Group; and

     (c) a security interest of the Trustee in the Proceeds Account maintained for the benefit of such Senior Lender Group and in the Common Account to the extent maintained for the benefit of such Senior Lender Group pursuant to Section 3.5.

          Assignment Agreements means, with respect to a Senior Lender Group, the assignment and acknowledgement agreements, substantially in the forms attached hereto as Appendices C, D and E, with respect to Financing Agreements entered into with Persons in the Related Initial Shipper Group.

          Association Contracts means the two contratos de asociacion between Ecopetrol and Triton Colombia, dated 11th June, 1982 (relating to Santiago de las Atalayas-1) and 5th May, 1988 (relating to Tauramena), and the contrato de asociacion between Ecopetrol and TOTAL Exploratie, dated December 3, 1990 (relating to Rio Chitamena), in each case as the same have been, and may be amended from time to time in accordance with the terms hereof.

          Authorized Investments means one or more of the following:

          (a) obligations maturing or capable of redemption by the holder not more than 12 months after the date of acquisition thereof and issued or guaranteed by any government, governmental agency or multilateral intergovernmental organization similar obligations of which have a rating at the time of such acquisition of not less than AA- from Standard & Poor's Ratings Group or equivalent from another Internationally Recognized Statistical Rating Agency;

          (b) demand deposits, time deposits, certificates of deposit or other obligations (including acceptances) maturing or capable of redemption by the holder not more than 12 months after the date of investment or acquisition which are issued, accepted or guaranteed by a bank having a rating at the time of such investment or acquisition of not less than A from Standard & Poor's Ratings Group or equivalent from another Internationally Recognized Statistical Rating Agency and having a capital and surplus of at least $500 million;

          (c) commercial paper having a rating at the time of acquisition of at least A-1 from Standard & Poor's Ratings Group and P-1 from Moody's Investors Service, Inc., corporate promissory notes or other obligations maturing or capable of redemption by the holder not more than three months after the date of acquisition which (i) have, or are supported by an unconditional guarantee from a corporation similar obligations of which have, a rating at the time of such acquisition of at least AA- from Standard & Poor's Ratings Group or equivalent from another Internationally Recognized Statistical Rating Agency, or (ii) are obligations which are supported by an unconditional guarantee or letter of credit from any bank referred to in clause (b);

          (d) short-term (maturity of 90 days or less) debt securities, commercial paper or treasury deposits of the ultimate parent entity of the Persons in the related Initial Shipper Group which have a rating at the time of acquisition of at least A-1 or AA- by Standard & Poor's Ratings Group or equivalent from another Internationally Recognized Statistical Rating Agency; and

          (e) money market funds having a rating from Standard & Poor's Ratings Group or Moody's Investors Service, Inc. in the highest investment category granted thereby at the time of acquisition (including funds for which the Trustee or any of its Affiliates is investment manager or advisor);

that are, in each case, Dollar-denominated and in which a security interest may be created hereunder and perfected pursuant to Section 3.6.

          Available Capacity has the meaning assigned to it in the Transportation Agreement.

          Available Cash means, on any date, all cash (including short-term marketable securities maturing on or before such date or that can be sold on or before such date without material economic penalty) then held by the Borrower outside the Proceeds Accounts and the Common Account maintained by the Trustee, less (a) funds withdrawn from any Proceeds Account for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures, but which have not yet been applied, and (b) any funds held by the Borrower outside any Proceeds Account or the Common Account representing proceeds of Senior Debt or Equity Contributions, Net Proceeds, Insurance Proceeds and Expropriation Compensation, in each case to the extent dedicated to fund Capital Expenditures or to prepay Senior Debt.

          Average Life means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and the amount of such principal payments, by (b) the sum of all such principal payments.

          Bankruptcy of a Person means (a) entry by any competent governmental authority of any jurisdiction or a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) an involuntary or contested decree or order adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concordato, arrangement, adjustment or composition of or in respect of such Person under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or ordering the winding up or liquidation of the affairs of such Person; or

          (b) commencement by a Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, concordato or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any applicable law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

          Base Revenue Requirement has the meaning assigned to it in the Transportation Agreements.

          Board of Directors has the meaning assigned to it in the By-Laws of the Borrower.

          Board Resolution means a resolution duly adopted by the Board of Directors in accordance with the By-Laws.

          Borrower has the meaning assigned to it in the first page of this Agreement and its successors and permitted assigns.

          BP Pipelines means BP Colombia Pipelines Limited, a company existing under the laws of England and Wales.

          BPEC means BP Exploration Company (Colombia) Limited, a company existing under the laws of England and Wales.

          Business Day means a day in which commercial banks in Santafe de Bogota, Colombia, London, England, Tokyo, Japan, and The City of New York, New York are permitted to be open for domestic and international business. The Borrower shall provide an Officers' Certificate to the Trustee annually on or before June 1 of each year, setting forth which days in the calendar year are not Business Days.

          By-Laws means the by-laws of the Borrower included in public deed no. 4747 of December 14, 1994 granted before notary public no. 38 of Santafe de Bogota, as the same may be amended from time to time in accordance with the terms thereof.

          Canadian Group means TCPL International Investments Inc. and IPL Enterprises, their respective successors and permitted assigns as Shareholders and their respective Affiliates that are parties to Performance Guarantee Agreements and their respective successors and permitted assigns.

          Capital Budget means the budget for Capital Expenditures not included in the Annual Operating Budget for a fiscal year identified as such and approved by the Borrower's Board of Directors.

          Capital Expenditures means, with respect to any Person for any period, the aggregate of all direct and indirect expenditures (including capitalized interest) of such Person during such period which are required to be included in property, plant or equipment, good will, rights of way and other long-term intangible assets or a similar tangible or intangible property account, including, without limitation, additions to equipment and leasehold improvements, on a consolidated balance sheet of such Person prepared in accordance with generally accepted accounting principles in Colombia.

          Capital Stock of any Person means any and all shares, interests, participations or other equivalents (however designated and whether or not such shares have any voting rights) of corporate stock of such Person.

          Cash-on-Hand means, with respect to any Initial Shipper Group, on any date, all cash (including short-term marketable securities maturing on or before such date or that can be sold on or before such date without material economic penalty) then held in the Proceeds Account maintained by the Trustee for the benefit of the Related Senior Lender Group, plus (a) funds withdrawn from such Proceeds Account for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures, but which have not yet been applied,
(b) funds held in the Common Account which are allocable to such Proceeds Account, and (c) such Initial Shipper Group's Proportionate Share of any Available Cash.

          Certificated Security means an Authorized Investment evidenced by a certificate.

          Cessation Notice has the meaning assigned to it in Section 9.3.

          CITCOL means CIT Colombiana S.A., a sociedad anonima existing under the laws of Colombia.

          Collateral means Assigned Rights.

          Colombia means the Republic of Colombia.

          Colombian Subaccount has the meaning assigned to it in Section
4.3(a).

          Colombian Subaccount Bank has the meaning assigned to it in Section 4.3(a).

          Common Account has the meaning assigned to it in Section 4.1.

          Completion means the date after all four Segments of the Oleoducto Central have been commissioned for purposes of transporting shipments of Petroleum and on which the five millionth barrel of Petroleum is shipped through the Oleoducto Central from the Cusiana receipt point to the Port of Covenas delivery point, all as certified in a resolution adopted by the Board of Directors.

          Confidential Information has the meaning assigned to it in Section
11.1.

          Cusiana Area means the Cusiana and Cupiagua oil fields located within the jurisdiction of the Department of Casanare, Colombia to which the Association Contracts relate.

          Debt means (without duplication), with respect to any Person, whether recourse is to all or a portion or none of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any liability under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, currency swap agreements, currency options, futures or purchase or sale agreements or other agreements and arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (v) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends declared or to be declared by another Person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

          Decommissioning shall occur if the Borrower voluntarily ceases all or substantially all construction and transportation activities of all four Segments of the Oleoducto Central as evidenced by a Board Resolution. If the Borrower voluntarily ceases all or substantially all such construction or transportation activities and such cessation continues without interruption for 180 days, the Trustee, if requested by Majority Senior Lenders in a Senior Lender Group, shall have the right to deliver to the Borrower a notice requesting a certificate to the effect that the Borrower intends to cause all or substantially all such construction or transportation activities to resume as soon as is commercially practicable. If (a) within 90 days following delivery of such notice the certificate is not delivered or the Borrower does not resume all or substantially all such activities, (b) the Borrower timely delivers such certificate but does not resume all or substantially all such activities within 90 days following such delivery, or (c) the Borrower timely delivers such certificate and resumes such activities but does not maintain such activities as evidenced by a cessation which continues without interruption for an additional 90 days after such resumption of activities, then the Trustee, if requested by Supermajority Senior Lenders in such Senior Lender Group or Groups, as the case may be, shall have the right to declare that Decommissioning has occurred; provided, however, that such declaration of Decommissioning shall only be effective (i) for the purposes of Section 6.1(s) with respect to such Senior Lender Group or Groups which are identified therein, and not with respect to any other Senior Lender Group, and (ii) for purposes of Sections 4.4(a)(iii) and 6.1(m) with respect to all Senior Lender Groups. For purposes of this definition, the Borrower shall not be deemed to have voluntarily ceased construction or transportation activities of the Oleoducto Central if the cessation of construction or transportation activities is caused by Force Majeure.

          Default has the meaning assigned to it in Section 9.2.

          Default Interest Rate applicable to any Senior Loan means the (non-default) annual interest rate set forth in the related Senior Debt Agreement plus no more than 2%.

          Distribution shall mean any distribution by the Borrower by means of any dividend payment, whether in cash, shares, other equity interests or otherwise, any payment or application of any of its assets to purchase, redeem or otherwise retire Shares or equity interests held by a Shareholder, any distribution by way of reduction of capital, split-up (escision) and liquidation or otherwise in respect of any of the Shares or equity interests held by such Shareholder or any interest or other payment in respect of, or any repayment, repurchase or redemption of, Subordinated Notes held by or on behalf of a Shareholder.

          Dividend Trust Agreement means the Dividend Trust Agreement, to be entered into among the Borrower, each of the Shareholders and the trustee named therein, as the same may be amended from time to time in accordance with the terms thereof.

          $ or Dollars means United States dollars.

          Ecopetrol means Empresa Colombiana de Petroleos - Ecopetrol, an Empresa Industrial y Comercial del Estado existing under the laws of Colombia and wholly owned by Colombia.

          Enforcement Direction has the meaning assigned to it in Section
9.5(e).

          Equity Contribution means (a) the acquisition of Shares or other shares of capital stock of the Borrower in exchange for cash pursuant to Subscription Agreements, (b) the acquisition of Subordinated Notes in exchange for cash pursuant to subscription agreements substantially in the form of the Subscription Agreements, and (c) the contribution of any other funds to the Borrower under or pursuant to Subscription Agreements.

          Established Third Party Premium has the meaning assigned to it in the Transportation Agreements.

          Estimated Operating Costs means, as of a Payment Date, the amount of Operating and Maintenance Costs then payable but unpaid plus the Borrower's estimate of the amount of Operating and Maintenance Costs that will become payable during the period commencing on such Payment Date and terminating on the day immediately prior to the next succeeding Payment Date which in each case have not been included in any Officers' Certificate previously delivered pursuant to Section 4.5(d)(ii) or (iii).

          Event of Default has the meaning assigned to it in Section 9.1.

          Excess Advance Tariff Payment means an Advance Tariff Payment by a Throughput Obligor in an Initial Shipper Group resulting from a Revenue Shortfall calculated by reference to the amounts in clause (i) of the definition of Base Revenue Requirement to the extent that such Advance Tariff Payment is in excess of the amount that would be payable by it had such payment been calculated on the basis of such Throughput Obligor's
Proportionate Share of such amounts instead of its Weighted Average Throughput Share of such amounts.

          Excess Cusiana Petroleum means the volume of Petroleum from the Cusiana Area nominated for shipment through a Segment of the Oleoducto Central by an Initial Shipper that is in excess of the product of the aggregate volume of Petroleum produced from the Cusiana Area during the relevant period multiplied by such Initial Shipper's undivided interest in the Cusiana Area under the JOA and the Association Contracts expressed as a percentage, other than Additional Cusiana Petroleum.

          Expropriation Compensation means all value (whether in the form of money, securities, property or otherwise) paid or payable by Colombia or its agencies or instrumentalities, in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable within or outside Colombia, as compensation for or in respect of Expropriatory Action.

          Expropriatory Action means any action or series of actions taken, authorized, ratified or acquiesced in by Colombia or a governing authority which is in de facto control of part of Colombia for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of ownership or control of the Oleoducto Central, or any substantial portion thereof, held by the Borrower.

          Extraordinary Operating Costs means as of any date the amount of Operating and Maintenance Costs then payable but unpaid plus the amount of Operating and Maintenance Costs that the Borrower estimates will become payable prior to the next Monthly Payment Date which in each case have not been included in any Officers' Certificate previously delivered pursuant to
Section 4.5(d)(ii) or (iii).

          Financing Agreements means, with respect to a Senior Lender Group, the Transportation Agreement, the Advance Tariff Agreement, the Subscription Agreement and, if applicable, the Performance Guarantee Agreement between the Borrower and Persons in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, rights under which have been assigned to the Trustee for purposes of the exercise of such rights and the application of any proceeds thereof in accordance with the terms of this Agreement, in each case as such agreements may be amended from time to time in accordance with the terms thereof.

          Force Majeure means an act of God, labor dispute and industrial action of any kind (including, without limitation, a strike, interruption, slowdown and other similar action on the part of organized labor), a lockout, act of the public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, expropriation, nationalization, act of eminent domain, laws, rules, regulations or orders of governmental authority, explosion, breakage or accident to machinery or equipment or pipe or transmission line or other facility, embargo, inability to obtain or delay in obtaining equipment, materials, transport, or any other event whether similar to the foregoing or not which is not within the reasonable control of the Borrower and which has a material adverse effect on the ability of the Borrower to perform its obligations or continue its construction or transportation activities, including, without limitation, any such event which has a material adverse effect on the ability of the Borrower to transport Petroleum as contemplated by the Transportation Agreements.

          Incur means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles in Colombia or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and Incurrence, Incurred, Incurrable and Incurring shall have meanings correlative to the foregoing); provided, however, that a change in such generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

          Initial Shipper Bridge Loan means a bridge loan to the Borrower from an Initial Shipper or an Affiliate of such Initial Shipper or a financial institution on its behalf to fund the amount of Senior Debt under the Senior Debt Tranche Related to its Initial Shipper Group which the Borrower, despite its best efforts, has been unable to obtain in accordance with its then current financing plan.

          Initial Shipper Group means an Initial Shipper and its Affiliates that are (a) a Shareholder, (b) a party to a Transportation Agreement, (c) a party to the Advance Tariff Agreement, and, (d) if applicable, a party to a Performance Guarantee Agreement as set forth in Appendix A and in each case each of their respective successors and permitted assigns; provided, however, that a Person in an Initial Shipper Group that acquires by a permitted assignment from a Person in another Initial Shipper Group an interest in a Subscription Agreement, Transportation Agreement, Advance Tariff Agreement or Performance Guarantee Agreement, as the case may be, pursuant hereto and thereto shall, to the extent of such interest, be considered only a Person in such other Initial Shipper Group.

          Initial Shippers means Ecopetrol, BPEC, TOTAL Exploratie and Triton Colombia and each of their respective successors and permitted assigns.

          Insurance Proceeds means proceeds from insurance for casualties on property or assets of the Borrower.

          Internationally Recognized Statistical Rating Agency means Standard & Poor's Ratings Group, Moody's Investors Service, Inc., Duff & Phelps and Fitch's Investor Services and each of the respective successors and assigns to substantially all of their respective businesses whose business is primarily the rating of debt and other securities of corporate and other issuers.

          IPL Energy means IPL Energy Inc., a corporation existing under the federal laws of Canada.

          IPL Enterprises means IPL Enterprises (Colombia) Inc., a corporation existing under the laws of the Cayman Islands.

          JOA means the Joint Operating Agreement for the Santiago de las Atalayas-1, Tauramena and Rio Chitamena Association Contract Areas among BP Exploration Company (Colombia) Limited, TOTAL Exploratie en Produktie MIJ B.V. and Triton Colombia, Inc., dated as of March 29, 1994, as the same may be amended from time to time in accordance with the terms thereof.

          Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          Liquidity Facilities means unsecured lines of credit or loan facilities entered into by the Borrower and (a) a bank or other financial institution, (b) one or more Initial Shippers or their Affiliates or (c) one or more Shareholders or their Affiliates, limited in aggregate principal amount to $5 million, from time to time to fund the Borrower's working capital and other short-term liquidity needs.

          Majority Senior Lenders means, with respect to a Senior Lender Group, Senior Lenders in such Senior Lender Group holding (or representing in the case of Senior Loans issued under a trust indenture or trust deed) in the aggregate more than 50% of the principal amount of Senior Debt outstanding under the Related Senior Debt Tranche.

          Mandatory Prepayment has the meaning assigned to it in Section 8.2.

          Minimum Tariffs has the meaning assigned to it in the Transportation Agreements.

          MME means the Colombian Ministry of Mines and Energy and any successor ministry thereto.

          Monthly Payment Date means the first Business Day of each month.

          Net Proceeds from any sale or other asset disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all national, regional, foreign and local taxes required to be accrued as a liability as a consequence of such sale or asset disposition and (ii) all payments made by such Person on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such sale or asset disposition or by applicable law, be repaid out of the proceeds from such sale or asset disposition.

          Non-Cash Items has the meaning assigned to it in the Transportation Agreements.

          Ocensa means the Borrower.

          Officers' Certificate of a Party means a certificate signed by (a) the Chairman of the Board, the President, a Vice President, the Chief Operating Officer or a Director and (b) another Director, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such party.

          Oleoducto Central means the existing and to be constructed pipeline transportation systems from the Cusiana Area to the Port of Covenas, Colombia owned and to be owned by the Borrower, including upgraded facilities at the Port of Covenas, comprising a pipeline system comprised of four Segments for the transportation of Petroleum (as hereinafter defined) approximately 800 kilometers in length, including related pumping, storage and loading facilities and such systems, port facilities, segments and other facilities as the Borrower may own or operate in whole or in part from time to time, together with any additional related facilities other than any Sole Risk Facilities.

          Oleoducto Central Agreement means the Oleoducto Central Agreement, dated as of December 14, 1994, among the Borrower and the Shareholders, as the same has been and may be amended and restated from time to time in accordance with the terms thereof.

          Operating and Maintenance Costs has the meaning assigned to it in the Transportation Agreements.

          Operating Segment has the meaning assigned to it in the Transportation Agreements.

          Operator means CITCOL acting under the Technical Services and Management Agreement or any operator of the Oleoducto Central under a successor agreement and their respective successors and permitted assigns.

          Opinion of Counsel means a written opinion of counsel, who may be counsel to the Borrower, and who shall be acceptable to the Trustee. Any such opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Borrower stating that the information with respect to such factual matters is in the possession of the Borrower, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

          Overfund Certificate means a joint Officers' Certificate of two or more Shareholders which are Persons in different Initial Shipper Groups delivered to the Borrower and the Trustee designating a certain amount of Senior Debt under one or more Senior Debt Agreements as Overfund Senior Debt pursuant to Section 5.2(c) of the Oleoducto Central Agreement, the Overfund Initial Shipper Group and the Underfund Initial Shipper Group(s) with respect to such Overfund Senior Debt and the extent of deposits required to be made as a result thereof pursuant to clauses (i) and (iv) of Section 4.4(a).

          Overfund Initial Shipper Group means an Initial Shipper Group certain obligations of which under its Financing Agreements constitute Assigned Rights supporting Overfund Senior Debt as set forth in an Overfund Certificate.

          Overfund Senior Debt means Senior Debt under a Senior Debt Tranche designated as such in an Overfund Certificate, the proceeds of which have been used by the Borrower prior to the time such proceeds were required to be used in accordance with the Borrower's projected use of funds from time to time.

          Overlifting Initial Shipper means an Initial Shipper nominating for shipment through a Segment of the Oleoducto Central Excess Cusiana Petroleum.

          Overutilizer Premiums has the meaning assigned to it in the Transportation Agreements.

          Overutilizer Tariff has the meaning assigned to it in the Transportation Agreements.

          The term pari passu, when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person, means that each such Debt (a) either (i) is not subordinated in right of payment to any other Debt of such Person or (ii) is subordinate in right of payment to the same Debt of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other Debt or to any Debt of such Person as to which the other is not so subordinate.

          Parties means the Borrower, the Trustee and the Senior Lenders identified in Appendix A as in effect from time to time or, with respect to Senior Debt pursuant to Section 2.1(b), as set forth in the definition of TRO Holders herein.

          Past Operating Costs means, with respect to a Proceeds Account, any amount in respect of Operating and Maintenance Costs that has been included in an Officers' Certificate pursuant to Section 4.5(d)(ii) or (iii) and called for from such Proceeds Account as part of the Related Initial Shipper Group's Proportionate Share of Estimated Operating Costs or of Extraordinary Operating Costs pursuant to Section 4.5(a)(i) or (c)(i) but was not withdrawn due to lack of funds therein.

          Past pre-Completion Capital Expenditures means, with respect to a Proceeds Account, any amount in respect of pre-Completion Capital Expenditures that has been included in an Officers' Certificate pursuant to Section 4.5(d)(ii) and called for from such Proceeds Account as part of the Related Initial Shipper Group's Proportionate Share of pre-Completion Capital Expenditures pursuant to Section 4.5(a)(ii) or (c)(ii) but was not withdrawn due to lack of funds therein.

          Payment Date means a Monthly Payment Date or a Semi-annual Payment Date, as the case may be.

          Performance Guarantee Agreements means the Performance Guarantee Agreements executed and delivered for the benefit of the Borrower by each of BP International Limited, TOTAL S.A., Triton Energy Corporation, IPL Energy and TransCanada PipeLines, in respect of Subscription Agreements between the Borrower and their respective Affiliates, in each case as the same may be amended from time to time in accordance with the terms thereof.

          Permitted Encumbrances means (a) Liens for taxes not delinquent or being contested in good faith, by appropriate proceedings and for which adequate reserves are maintained by the Borrower in accordance with generally accepted accounting principles, (b) Liens for customs duties that have been deferred in accordance with Colombian law, (c) deposits or pledges made in the ordinary course of business to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance, (d) deposits or pledges made to secure bids, tenders, contracts (other than contracts for the payment of money), operating leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (e) statutory mechanics', workmen's, materialmen's, carrier's, supplier's, vendor's, warehousemen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, (f) easements, rights of way, reservations, restrictions, covenants, party-wall agreements, agreements for joint or common use, landlord's rights of distraint and other similar imperfections of title on real estate, provided that such easements and imperfections do not materially interfere with the operation of the Oleoducto Central, (g) attachment, judgment and other similar Liens arising in connection with court proceedings that are being contested in good faith, (h) Liens on property of a Person existing at the time such Person is merged into or consolidated with any Subsidiary of the Borrower, and (i) the assignments and security interests created by or pursuant to this Agreement.

          Person means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

          Pesos or Ps means the lawful currency of Colombia.

          Petroleum means crude oil and other liquid hydrocarbons, including liquid hydrocarbons which are recovered or extracted from natural gas.

          Political Events Agreement means the Political Events Agreement, dated as of December 14, 1994, among the Borrower and the Shareholders, as the same may be amended from time to time in accordance with the terms thereof.

          Pre-Completion Accrued Returns has the meaning assigned to it in the Oleoducto Central Agreement.

          Proceeds Account has the meaning assigned to it in Section 4.2.

          Project Agreements means the Oleoducto Central Agreement, the Voting Trust Agreement, the Dividend Trust Agreement, the Political Events Agreement, the Promesas de Compraventa, the Technical Services and Management Agreement and the Access Agreements.

          Promesas de Compraventa means the Promesas de Compraventa, dated as of December 15, 1994, entered into between (a) the Borrower and Ecopetrol, and
(b) the Borrower and the parties to the Association Contracts, as the same may be amended from time to time in accordance with the terms thereof.

          Proportionate Share means, with respect to the Ecopetrol Initial Shipper Group, 60%, with respect to each of the BP Initial Shipper Group and the TOTAL Initial Shipper Group, 15.2%, and with respect to the Triton Initial Shipper Group, 9.6%. For purposes of this Agreement, an Initial Shipper Group's Proportionate Share of Operating and Maintenance Costs, Estimated Operating Costs, Extraordinary Operating Costs and/or Pre-Completion Capital Expenditures shall not include any amount that was computed and required to be paid as part of Tariffs or an Advance Tariff Payment by an Initial Shipper or a Throughput Obligor in another Initial Shipper Group and was not paid by such Person.

          Pro Rata Payment means a payment to a Senior Lender in a Senior Lender Group on any date on which (a) interest paid to such Senior Lender in such Senior Lender Group on such date bears the same proportion to the total interest payments made to all Senior Lenders in such Senior Lender Group on such date as (i) the total Senior Debt Obligations for interest due to such Senior Lender in such Senior Lender Group on such date bears to (ii) the total Senior Debt Obligations for interest due to all Senior Lenders in such Senior Lender Group on such date, (b) principal paid or prepaid to such Senior Lender in such Senior Lender Group on such date bears the same proportion to the total principal payments or prepayments made to all Senior Lenders in such Senior Lender Group on such date as (i) the total Senior Debt Obligations for principal due to such Senior Lender in such Senior Lender Group on such date bears to (ii) the total Senior Debt Obligations for principal due to all Senior Lenders in such Senior Lender Group on such date, in each case not including any principal payable by way of an acceleration of principal unless each Senior Loan has been accelerated (unless an Enforcement Direction has been given with respect to a Senior Lender Group, in which case all Senior Loans owing to Senior Lenders in such Senior Lender Group will be deemed for purposes of this definition to have been accelerated) and (c) premiums, fees, commissions, indemnities and all amounts other than interest and principal paid to such Senior Lender in such Senior Lender Group on such date bears the same proportion to the total premiums, fees, commissions, indemnities and such other amounts paid to all Senior Lenders in such Senior Lender Group on such date as (i) the total Senior Debt Obligations for premiums, fees, commissions, indemnities and such other amounts due to such Senior Lender in such Senior Lender Group on such date bears to (ii) the total Senior Debt Obligations for premiums, fees, commissions, indemnities and such other amounts due to all Senior Lenders in such Senior Lender Group on such date.

          Related means

     (a) when qualifying an Initial Shipper Group, a Senior Lender Group or a Senior Debt Tranche with respect to each other, the Initial Shipper Group identified as related to such Senior Debt Tranche in Appendix A, such Senior Debt Tranche and the Senior Lender Group providing Senior Debt under such Senior Debt Tranche, as the case may be; and

     (b) when qualifying TRO Holders with respect to an Initial Shipper Group, Senior Lender Group or Senior Debt Tranche, the TRO Holders under or pursuant to the Transportation Agreement with a Person in such Initial Shipper Group or the Senior Lender Group or the Senior Debt Tranche Related to such Initial Shipper Group, as the case may be.

          Related Proceeding has the meaning assigned to it in Section 14.12.

          Revenue Shortfall has the meaning assigned to it in the Advance Tariff Agreements.

          Segment has the meaning assigned to it in the Transportation
Agreement.

          Semi-annual Payment Date means the Monthly Payment Date in March and September.

          Senior Debt has the meaning assigned to it in Section 2.1(a).

          Senior Debt Agreements means the individual loan agreements, indentures, fiscal agency agreements and interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements entered or to be entered into between the Borrower and the respective Senior Lender named therein, as the case may be, with respect to the loans, bonds, notes and other forms of limited recourse indebtedness of the Borrower which are not subordinated to any other liability of the Borrower (except as required by applicable law) to be provided from time to time to the Borrower by such Senior Lender and identified in Appendix A, as such agreements and indentures may be amended and supplemented in accordance with the terms thereof or replaced from time to time. With respect to any Senior Lender pursuant to
Section 2.1(b), references to Senior Debt Agreements are to its Transportation Note and/or the Transportation Agreement under or pursuant to which its Transportation Repayment Obligations are owed to it.

          Senior Debt Commitment means the aggregate principal amount of Senior Debt any Senior Lender in a Senior Lender Group is committed to disburse to Borrower under any Senior Debt Agreement.

          Senior Debt Obligations means the obligations to pay principal and interest on the Senior Debt (including any interest accruing after the filing of a petition with respect to, or the commencement of, any proceeding, whether or not a claim for post-petition interest is allowed in such proceeding) and any and all payment obligations of the Borrower under interest rate swaps or similar agreements or foreign currency hedge, exchange or similar agreements entered into when required by a Senior Debt Agreement as well as any and all commissions, fees, indemnities, prepayment premiums and other amounts payable to Senior Lenders under the Senior Debt Agreements including all renewals, extensions or refundings thereof or amendments, modifications or supplements thereto. For the avoidance of any doubt, Senior Debt Obligations under a Senior Debt Agreement shall, for purposes of withdrawals from a Proceeds Account and of payments hereunder, include any obligation of the Borrower to make a deposit of funds with the Banco de la Republica for purposes of making any payment of Senior Debt Obligations in respect of principal due under such Senior Debt Agreement and payable prior to the stated maturity thereof through withdrawals from such account.

          Senior Debt to Equity Ratio means, with respect to a Senior Debt Tranche, the ratio of (a) the principal amount of Senior Debt outstanding under such Senior Debt Tranche (excluding the notional amount of any Senior Debt under such Senior Debt Tranche that is Debt under clause (iv) of the definition thereof herein to the extent the aggregate of such notional amount is not in excess of the aggregate principal amount outstanding of all other Senior Debt under such Senior Debt Tranche) to (b) the sum of (without duplication) (i) the greater of (A) the sum of (x) Equity Contributions made by Persons in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group and (y) the Related Initial Shipper Group's Shareholding Interest in Pre-Completion Accrued Returns and, in the case of Ecopetrol, the Canadian Group's Shareholding Interest in Pre-Completion Accrued Returns, and
(B) the Related Initial Shipper Group's Shareholding Interest in the Borrower's shareholders' equity determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding the Borrower's equity interest in any Unrestricted Subsidiaries) and, in the case of Ecopetrol, the Canadian Group's Shareholding Interest in such equity, (ii) any Transportation Repayment Obligations owing to the Related TRO Holders,
(iii) any other Subordinated Debt (other than Shareholder Bridge Loans Incurred to fund an Equity Contributions shortfall) provided by Persons in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group or financial institutions designated by such Persons and Shareholder Bridge Loans Incurred to fund a failure by the Shareholder in the Related Initial Shipper Group to make Equity Contributions as required, (iv) the Related Initial Shipper Group's Proportionate Share of any Subordinated Debt outstanding that has not been provided by a Person in any Initial Shipper Group or the Canadian Group or financial institutions designated by any such Persons and (v) any Advance Tariff Payments made by the Throughput Obligor in the Related Initial Shipper Group to the extent not included as an expense item in the Borrower's income statement for the period during which such ratio is being calculated.

          Senior Debt Tranche means the aggregate Senior Debt provided by a Senior Lender Group supported by Assigned Rights consisting primarily of obligations of a Related Initial Shipper Group. Senior Debt Tranches are designated Senior Debt Tranche A, Senior Debt Tranche B, Senior Debt Tranche C or Senior Debt Tranche D, as the case may be, each as identified in Appendix
A. Following application of Section 2.1(b) with respect to a Senior Debt Tranche, such Senior Debt Tranche shall consist of the Transportation Repayment Obligations existing under or pursuant to the Transportation Agreement with the Initial Shipper in the Related Initial Shipper Group that shall have become Senior Debt under such Senior Debt Tranche pursuant to such Section.

          Senior Lender Group means the Persons providing export credit agency financing, bank financing and other financing or interest or foreign exchange swaps or similar arrangements, Initial Shipper Bridge Loans and Shareholder Bridge Loans made by a Person in an Initial Shipper Group or the Canadian Group (or a financial institution designated by them) to cover a failure to fund Senior Debt under a Senior Debt Tranche other than its Related Senior Debt Tranche and, in the case of the Canadian Group, the Ecopetrol Senior Debt Tranche and any indenture trustee or fiscal agent for holders of Borrower's debt securities identified in Appendix A as holding collectively Senior Debt constituting a single Senior Debt Tranche. Following application of Section 2.1(b) with respect to a Senior Debt Tranche, the Related Senior Lender Group shall consist of the TRO Holders under or pursuant to the Transportation Agreement with the Initial Shipper in the Related Initial Shipper Group.

          Senior Lenders means the Persons providing export credit agency financing, bank financing, other financing or interest or foreign exchange swaps or similar arrangements, Initial Shipper Bridge Loans and Shareholder Bridge Loans made by a Person in an Initial Shipper Group or the Canadian Group (or a financial institution designated by them) to cover a failure to fund Senior Debt under a Senior Debt Tranche other than its Related Senior Debt Tranche and, in the case of the Canadian Group, the Ecopetrol Senior Debt Tranche and any indenture trustee or fiscal agent for holders of the Borrower's Debt securities, in each case identified in Appendix A, provided, however, that:

     (a) the holder of Senior Debt designated in Appendix A as the Senior Lender under such Senior Debt Agreement shall be deemed to be the sole holder of all Senior Debt under such Senior Debt Agreement and to represent all other holders of Senior Debt thereunder in connection with the determination and exercise of any voting or other rights or the taking of any other action under this Agreement and/or such Senior Debt Agreement and for all other purposes hereunder and thereunder; and

     (b)  if a Senior Lender in a Senior Lender Group referred to in paragraph
(a) above ceases to hold any Senior Debt under its related Senior Debt Agreement it shall (by notice to the Trustee, the other Senior Lenders in such Senior Lender Group and the Borrower attaching an amended Appendix A giving effect to such designation) designate the holder of such Senior Debt under such Senior Debt Agreement or, if there is more than one such holder, one of the other holders of the Senior Debt under such Senior Debt Agreement of which it is deemed hereunder to be the sole holder as its successor as the deemed sole holder thereof for purposes of this Agreement and such Senior Debt Agreement.

Senior Lenders shall also include any TRO Holders whose Transportation Repayment Obligations have become Senior Debt pursuant to Section 2.1(b).

          Senior Loan means the Senior Debt Incurred by the Borrower under an individual Senior Debt Agreement.

          Shareholder Bridge Loan means a bridge loan to the Borrower provided by one or more Shareholders or their Affiliates or one or more financial institutions on their behalf to fund (a) an amount of Senior Debt under a Senior Debt Tranche Related to another Initial Shipper Group which the Borrower, despite its best efforts, has been unable to obtain in accordance with its then current financing plan or (b) a failure of another Shareholder to make Equity Contributions as required.

          Shareholders means Ecopetrol, BP Pipelines, TOTAL Pipeline, Triton Pipeline, IPL Enterprises, TCPL International Investments Inc., in each case so long as it continues to hold any direct or indirect beneficial Shareholding Interest, and their respective successors and permitted assigns.

          Shareholding Interest of any Person means the percentage equal to the number of Shares held by such Person divided by the total number of Shares outstanding from time to time.

          Shares means the shares of common stock, par value Ps 100,000 each, of the Borrower, each with no preference among themselves with respect to dividends, voting rights or rights upon liquidation of the Borrower.

          Sole Risk Facilities has the meaning assigned to it in the Transportation Agreements.

          Specified Court has the meaning assigned to it in Section 14.12.

          Standard Barrel has the meaning assigned to it in the Transportation Agreements.

          Subaccount has the meaning assigned to it in Section 4.3(a).

          Subaccount Bank has the meaning assigned to it in Section 4.3(a).

          Subordinated Debt means the unsecured Debt of the Borrower, whether presently outstanding or hereafter created, ranking in payment and upon liquidation junior to the Senior Debt in accordance with the subordination terms attached hereto as Appendix J other than Transportation Repayment Obligations or Shareholder Bridge Loans pursuant to clause (b) of the definition thereof herein.

          Subordinated Fee has the meaning assigned to it in the Technical Services and Management Agreement.

          Subordinated Lender means a lender or provider of Subordinated Debt.

          Subordinated Notes means notes or other instruments of the Borrower evidencing Subordinated Debt.

          Subscription Agreements means the Amended and Restated Subscription Agreements, each dated as of March 31, 1995, between the Borrower and each of the Shareholders, in each case as the same have been and may be amended and restated from time to time in accordance with the terms thereof.

          Subsidiary of a Person means (i) a corporation more than 50% of the outstanding voting shares of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, provided that (except for purposes of the definition herein of Unrestricted Subsidiary) the term Subsidiary shall not include any Unrestricted Subsidiary.

          Successor Borrower has the meaning assigned to it in Section 6.1(b)(iii)(B).

          Supermajority Senior Lenders means, with respect to a Senior Lender Group, Senior Lenders in such Senior Lender Group holding (or representing in the case of Senior Loans issued pursuant to a trust indenture or trust deed) in the aggregate at least 66-2/3% of the principal amount of Senior Debt outstanding under the related Senior Debt Tranche.

          Surcharges has the meaning assigned to it in the Transportation Agreements.

          Tariff Advances has the meaning assigned to it in the Transportation Agreements.

          Tariff Regulations means Schedule C to the Transportation
Agreements.

          Tariffs has the meaning assigned to it in the Transportation
Agreements.

          TCPL International means TCPL International Investments Inc., a corporation existing under the laws of Alberta, Canada.

          Technical Services and Management Agreement means the Technical Services and Management Agreement, dated as of March 31, 1995, between the Borrower and CITCOL, as the same may be amended from time to time in accordance with the terms thereof.

          Third Party Tariff has the meaning assigned to it in the Transportation Agreements.

          Throughput Capacity has the meaning assigned to it in the Transportation Agreements.

          Throughput Obligor means the Person in an Initial Shipper Group that is party to an Advance Tariff Agreement.

          Throughput Share has the meaning assigned to it in each Transportation Agreement, provided that for purposes of this Agreement the Throughput Share of an Initial Shipper or Throughput Obligor in an Initial Shipper Group shall be calculated based on the aggregate number of Standard Barrels of Petroleum nominated to be transported through the relevant Segment by, and the Net Deliveries of, the original Initial Shipper which was a party to such Transportation Agreement (to the extent still a party thereto) and its successors and permitted assigns with respect to such Transportation Agreement other than any such successors and permitted assigns that were, prior to such succession or assignment, and continue to be, Initial Shippers in another Initial Shipper Group.

          TOTAL Exploratie means TOTAL Exploratie en Produktie Maatschappij B.V., a corporation existing under the laws of The Netherlands.

          TOTAL Pipeline means TOTAL Pipeline Colombie S.A., a societe anonyme existing under the laws of France.

          TransCanada PipeLines means TransCanada PipeLines Limited, a corporation existing under the federal laws of Canada.

          Transportation Agreements means the Transportation Agreements substantially in the form attached hereto as Appendix K, each dated as of March 31, 1995, between the Borrower and each of the Initial Shippers for the transportation by such Initial Shippers of Petroleum through the Oleoducto Central, as the same may be amended from time to time in accordance with the terms thereof.

          Transportation Note has the meaning assigned to it in the Transportation Agreement.

          Transportation Repayment Obligations means the Borrower's obligations to pay interest on and to repay Tariff Advances and to repay principal of and interest on Transportation Notes as well as any and all other amounts payable in respect thereof.

          Triton Colombia means Triton Colombia, Inc., a corporation existing under the laws of the State of Delaware, United States of America.

          Triton Pipeline means Triton Pipeline Colombia, Inc., a corporation existing under the laws of the Cayman Islands.

          TRO Holder means a Person to whom Transportation Repayment Obligations are owing.

          Trustee means Bankers Trust Company, a New York banking corporation, and its successors and permitted assigns.

          Underfund Initial Shipper Group means an Initial Shipper Group designated as an Underfund Initial Shipper Group with respect to certain Overfund Senior Debt in an Overfund Certificate.

          Underlifting Initial Shipper means an Initial Shipper to whose failure to nominate for shipment through a Segment of the Oleoducto Central an amount at least equal to the product of such Initial Shipper's undivided interest in the JOA and the Association Contracts expressed as a percentage multiplied by the aggregate amount of Petroleum produced from the Cusiana Area during the relevant period is attributable in whole or in part to Excess Cusiana Petroleum nominated for shipment through such Segment by an Overlifting Initial Shipper.

          Underutilizer Tariff has the meaning assigned to it in the Transportation Agreements.

          Unrestricted Subsidiary means any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Borrower nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or a Guarantee (as defined in Section 6.2(c)) of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Borrower and its other Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Borrower which is not itself an Unrestricted Subsidiary, provided that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Borrower could Incur at least $1.00 of additional Debt pursuant to Section 6.2 (a) or 6.2(b). The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided that, immediately after giving effect to such designation, the Borrower could Incur at least $1.00 of additional Debt pursuant to Section 6.2 (a) or 6.2(b). Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

          Voting Trust Agreement means the Voting Trust Agreement to be entered into among all of the Shareholders (except Ecopetrol), the trustee named therein and the Borrower, with such changes as the parties thereto may agree, in each case as the same may be amended from time to time in accordance with the terms thereof.

          Weighted Average Throughput Share with respect to an Initial Shipper or a Throughput Obligor means the quotient obtained by dividing (a) the sum of the products obtained by multiplying the Throughput Share of such Initial Shipper or Throughput Obligor, as the case may be, for each Operating Segment by the Capital Cost for such Operating Segment, by (b) the Capital Cost for all Operating Segments. For purposes of this definition, Capital Cost has the meaning assigned to it in and is calculated pursuant to the Tariff Regulations.

          Wholly Owned Subsidiary of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

          Working Capital Tariffs has the meaning assigned to it in the Transportation Agreement.


          Section 1.2. Interpretation. In this Agreement and in the Appendices hereto, except to the extent that the context otherwise requires:

          (a)     words importing gender include all genders;

          (b) any reference to an Article or Section refers to an Article or Section, as the case may be, of this Agreement;

          (c) the Appendices hereto do not form part of this Agreement except as specifically referred to herein;

          (d) all references to this Agreement and the words herein, hereof, hereto, hereunder and other words of similar import refer to this Agreement (but not including Appendices hereto) as a whole and not to any particular Article, Section or other subdivision; and

          (e) all references herein to generally accepted accounting principles shall mean generally accepted accounting principles in the United States, as in effect from time to time.


                                  ARTICLE TWO

                                 SENIOR DEBT

          Section 2.1.1 Designation of Senior Debt. (a) Senior Debt shall consist of Debt of the Borrower under separate Senior Debt Tranches provided by separate Senior Lender Groups which are identified in the Senior Debt Schedule attached as Appendix A (as the same is revised from time to time to reflect the designation of additional Senior Debt, as set forth below, or to reflect modifications of existing Senior Debt Agreements as set forth in an Officers' Certificate delivered by the Borrower to the Trustee) and shall be secured by and entitled to the benefits of this Agreement. At any time and from time to time the Borrower may, subject to Section 6.2(a) and (b), designate additional Debt Incurred and to be Incurred by the Borrower as Senior Debt under a Senior Debt Tranche. Upon satisfaction of each of the following conditions precedent such designated Debt (once Incurred), for all purposes of this Agreement, shall be Senior Debt under a Senior Debt Tranche secured by and entitled to the benefits of this Agreement as Senior Debt under such Senior Debt Tranche:

               (i) The Trustee, each Senior Lender in the Senior Lender Group under such Senior Debt Tranche and the Shareholder in the Related Initial Shipper Group shall have received an Officers' Certificate of the Borrower (A) identifying the lender(s) (or agents or trustees therefor) or, where applicable, the counterparties to the related agreements and the maximum principal or notional amount thereof, Average Life and final maturity date of the Debt so designated; (B) stating that such Debt is permitted to be Incurred under Section 6.2(a) or (b); (C) enclosing a copy of the proposed Senior Debt Agreement(s) relating to such Debt and a copy of the agreement referred to in clause (ii); and (D) enclosing a revised version of Appendix A (revised to identify such Debt Incurred and to be Incurred, the related Senior Debt Agreements and the lenders thereof);

               (ii) The lender(s) (or agents or trustees therefor) of such Debt shall have executed and delivered to the Trustee an agreement in substantially the form of assumption agreement attached as Appendix B hereto in which such lender agrees to become a Party to this Agreement bound by all of the terms and conditions hereof; and

               (iii) The consent of the Initial Shipper or, if different, the Throughput Obligor in the Related Initial Shipper Group as to the terms and conditions of the proposed Senior Debt Agreement shall have been received by the Trustee; and

               (iv) Delivery to the Trustee of an Opinion of Counsel that the Senior Debt Agreement is the valid and legally binding obligation of the Borrower enforceable in accordance with its terms.

Any Incurrence of Senior Debt under a Senior Debt Tranche by the Borrower other than as provided for in this Section shall be made only at such times, in such amounts, for such purposes and on such terms and conditions as shall be acceptable to, and with the prior consent of, Majority Senior Lenders in the Related Senior Lender Group and the Initial Shipper or, if different, the Throughput Obligor in the Related Initial Shipper Group, and at each such Incurrence of Senior Debt the Borrower shall deliver to the Trustee, each Senior Lender in the Related Senior Lender Group and the Initial Shipper or, if different, the Throughput Obligor in the Related Initial Shipper Group a certificate covering the items set forth in paragraph (a) above with respect to the Senior Debt so Incurred.

          (b) As to any Senior Debt Tranche, without any action on the part of the Borrower or the Trustee and without any consent of Senior Lenders, upon the payment in full of the Senior Debt of such Senior Debt Tranche, all the then outstanding and future Transportation Repayment Obligations under or pursuant to the Transportation Agreement with the Initial Shipper in the Initial Shipper Group Related to such Senior Debt Tranche shall become Senior Debt for all purposes of this Agreement and thereupon, but not before, shall be secured by and be entitled to the benefits of this Agreement as Senior Debt. The Borrower and the Trustee upon advice of counsel shall execute all documents and do all things necessary to give effect to the provisions in this paragraph or to evidence such Senior Debt.

          Section 2.2.     Senior Debt Pari Passu; No Recourse to Borrower.
(a) All Senior Debt within a Senior Debt Tranche shall rank pari passu with respect to the Assigned Rights securing such Senior Debt Tranche without any preference among such Senior Debt by reason of date of Incurrence, currency of repayment or otherwise.

          (b) Notwithstanding anything to the contrary contained in this Agreement, the Senior Debt Agreements or any Assignment Agreement, (i) the recourse of the Trustee (on behalf of itself and any Senior Lender) or any Senior Lender for payment and performance of Senior Debt Obligations shall be limited solely to the Assigned Rights assigned for the benefit of the related Senior Debt Tranche to the extent of their respective interests therein pursuant hereto, and none of (A) the Borrower, (B) any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (C) any Person owning, directly or indirectly, any legal or beneficial interest in the Borrower or in any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (D) the Trustee, or (E) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (D) above shall be personally liable for the payment or performance of any Senior Debt Obligations and (ii) for the benefit of the Borrower and each other Senior Lender, each Senior Lender and the Trustee acting on behalf of any Senior Lender or itself expressly waive, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights they may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of Senior Debt Obligations owing to such Senior Lender from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through (D) and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against the Borrower under any bankruptcy law or other reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or to take any other action that may result in the Bankruptcy of the Borrower; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of any security interest granted to a Senior Lender under its Senior Debt Agreement in and to an escrow or trust account into which the proceeds of Senior Debt under its Senior Debt Agreement, the proceeds therefrom and from investments thereon and no other funds shall be deposited, any assignments made or any security interests granted by or pursuant to the Assignment Agreements or this Agreement or the right of the Trustee (or any Senior Lender in a Senior Lender Group to the extent provided in this Agreement) to foreclose and/or to exercise or enforce any rights or remedies in and to the Assigned Rights assigned for the benefit of the Related Senior Debt Tranche as provided in this Agreement and the Assignment Agreements (including, as provided in Section 9.9(a), the right to institute suit against the Borrower for the payment of money due); and provided, further, however, that, as to the Borrower but not as to any Person listed in
(B) through (E) above, in the event of the Bankruptcy of the Borrower, such recourse shall not be so limited and such waiver shall not so apply as of or subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to a Senior Lender in a Senior Lender Group, or the Trustee acting on behalf or for the benefit of such Senior Lender in such Senior Lender Group if such Bankruptcy of the Borrower was commenced, initiated or caused to be initiated or otherwise resulted from any action of such Senior Lender in such Senior Lender Group or the Trustee on its behalf or for its benefit notwithstanding their respective agreements herein to the contrary. This paragraph (b) shall also apply to the Trustee acting on its own account hereunder.




                                 ARTICLE THREE

                               ASSIGNED RIGHTS

          Section 3.1. Assignment of Rights under Transportation Agreements. The Borrower agrees with the Trustee to deliver to the Trustee for the benefit of Senior Lenders in each Senior Lender Group an Assignment Agreement, substantially in the form attached as Appendix C, executed by the Borrower and each Initial Shipper, with respect to certain of the Borrower's rights under the Transportation Agreement between them. Such rights under the Transportation Agreement with the Initial Shipper in each Initial Shipper Group shall be assigned to the Trustee for the benefit of Senior Lenders in the Related Senior Lender Group and, only to the extent the proceeds therefrom are payable hereunder into the Common Account, for the benefit of Senior Lenders in all Senior Lender Groups as their interests therein may appear.

          Section 3.2. Assignment of Rights under Advance Tariff Agreements. The Borrower agrees with the Trustee to deliver to the Trustee for the benefit of Senior Lenders in each Senior Lender Group an Assignment Agreement, substantially in the form attached as Appendix D, executed by the Borrower and each Throughput Obligor, with respect to certain of the Borrower's rights under the Advance Tariff Agreement between them. Such rights under the Advance Tariff Agreement with the Throughput Obligor in each Initial Shipper Group shall be assigned to the Trustee for the benefit of Senior Lenders in the Related Senior Lender Group and, only to the extent the proceeds therefrom are payable hereunder into the Common Account, for the benefit of Senior Lenders in all Senior Lender Groups as their interests therein may appear.

          Section 3.3. Assignment of Rights under Subscription Agreement and Performance Guarantee Agreement. The Borrower agrees with the Trustee to deliver to the Trustee for the benefit of Senior Lenders in each Senior Lender Group an Assignment Agreement, substantially in the form attached as Appendix E, executed by the Borrower, the Shareholder in the Related Initial Shipper Group and, in the case of Ecopetrol, the Shareholders in the Canadian Group, and, if applicable, the guarantor of any such Shareholder, with respect to certain of the Borrower's rights under the Subscription Agreement with such Shareholder and, if applicable, the Performance Guarantee Agreement with respect thereto.

          Section 3.4. Assigned Rights Held in Trust. All rights assigned to the Trustee pursuant to the Assignment Agreements shall be held in trust by the Trustee subject to the agreements herein contained and the Trustee shall exercise such rights and shall apply the proceeds therefrom strictly in accordance with the terms hereof and whether or not an Event of Default or a Default shall have occurred, none of the Borrower, any Person in the related Initial Shipper Group, nor any Senior Lender shall have the right to attach or garnish any such rights or any proceeds therefrom, and the Borrower, the Persons in the related Initial Shipper Group and Senior Lenders shall have only those rights to direct the Trustee as to the application of funds and investments as provided herein. The Trustee shall reassign such rights to the Borrower or the Throughput Obligor, as the case may be, pursuant to Section 13.2.

          Section 3.5. Pledge and Assignment of Interests in Accounts. (a) As security for the Senior Debt Obligations due to Senior Lenders in a Senior Lender Group under this Agreement and the Related Senior Debt Agreements, the Borrower hereby transfers and assigns to the Trustee to be held in trust for the benefit of each Senior Lender in such Senior Lender Group and creates in favor of the Trustee a security interest in, all of its right and interest, if any, in and to the Proceeds Account maintained by the Trustee for the benefit of such Senior Lender Group pursuant to Section 4.2 and, to the full extent possible under applicable law, the monies, certificated and uncertificated securities, instruments and proceeds therein from time to time.

          (b) As security for the Senior Debt Obligations due to Senior Lenders in a Senior Lender Group under this Agreement and the related Senior Debt Agreements, the Borrower hereby transfers and assigns to the Trustee to be held in trust for the benefit of each Senior Lender in such Senior Lender Group and creates in favor of the Trustee a security interest in, all of its right and interest, if any, in and to the Common Account maintained by the Trustee pursuant to Section 4.1 and, to the full extent possible under applicable law, the monies, certificated and uncertificated securities, instruments and proceeds therein from time to time, in each case, in the proportion in which the funds and investments in such account are allocable pursuant to Section 4.1 to the Proceeds Account maintained by the Trustee for the benefit of such Senior Lender Group.

          (c) Funds and investments from time to time in each Proceeds Account and the Common Account shall be trust funds held by the Trustee for the benefit of Senior Lenders in each Senior Lender Group, as their respective interests therein may appear, for application as provided herein. Accordingly, notwithstanding the foregoing grant, transfer and assignment, the Trustee shall apply such funds and investments strictly in accordance with the terms hereof and whether or not an Event of Default or a Default shall have occurred, none of the Borrower, any Person in the related Initial Shipper Group, any Senior Lender in the Related Senior Lender Group, nor any other Senior Lender shall have the rightto attach or garnish the monies, certificated and uncertificated securities, instruments or proceeds in any such account, and the Borrower, the Persons in the related Initial Shipper Group and Senior Lenders shall have only those rights to direct the Trustee as to the application of funds and investments as provided herein.

          (d) Funds and investments in the Colombian Subaccount shall be held by the Colombian Subaccount Bank in its name as trustee for the Trustee hereunder for the benefit of Senior Lenders in each Senior Lender Group, as their respective interests therein may appear, for application as provided herein under a fiducia mercantil governed by Colombian law. Accordingly, notwithstanding the foregoing grant, transfer and assignment, the Trustee shall apply such funds and investments strictly in accordance with the terms hereof and whether or not an Event of Default or a Default shall have occurred, none of the Borrower, any Person in the related Initial Shipper Group, any Senior Lender in the Related Senior Lender Group, nor any other Senior Lender shall have the right to attach or garnish the monies, certificated and uncertificated securities, instruments or proceeds in any such account, and the Borrower, the Persons in the related Initial Shipper Group and Senior Lenders shall have only those rights to direct the Trustee as to the application of funds and investments as provided herein.

          Section 3.6. Perfection and Maintenance of Assignments and Security Interests. At any time and from time to time, upon demand of the Trustee, the Borrower, at its expense, shall give, execute, file and/or record any notice, financing statement, continuation statement, public deed, instrument, document or agreement and shall otherwise take such actions that the Trustee upon advice of counsel may consider reasonably necessary to create, preserve, continue, perfect or validate any assignment made or security interest granted hereunder or pursuant hereto or to enable the Trustee to exercise or enforce its rights hereunder with respect to such assignment or security interest. Without limiting the generality of the foregoing, the Trustee shall be authorized upon advice of counsel (a) to file under the Uniform Commercial Code of any state of the United States of America or other applicable law financing statements, continuation statements or other documents in connection with such assignment or security interest, and (b) to execute and file public deeds or other documents under the laws of Colombia necessary to preserve such assignment or security interest, in each case without the signature of the Borrower (to the extent permitted by law), in each case at the Borrower's expense. The Trustee shall maintain all Authorized Investments in its name as Trustee hereunder and shall hold such investments, and shall take such steps as are required to perfect the security interests granted hereunder in Authorized Investments, as specified or required by the Uniform Commercial Code of the State of New York as specified in the form of opinion of Sullivan & Cromwell set forth in Appendix M-3 hereto or, if an opinion of Sullivan & Cromwell or other counsel referred to in the next sentence shall have been delivered, in the most recently delivered of such opinions. The Borrower shall cause to be delivered to the Trustee annually on June 1 of each year, beginning June 1, 1996, an opinion of Sullivan & Cromwell or other counsel reasonably satisfactory to the Trustee confirming such opinion or providing a new opinion with respect to the perfection of such security interests, as the case may be, provided that no such opinionneed be delivered in any twelve-month period ending June 1 if, in connection with the execution and delivery of a Senior Debt Agreement, such an opinion has been delivered to the Trustee on or after the March 1 in such twelve month period. The Trustee shall have no duty to monitor any changes in law subsequent to the date of any such opinion.

          Section 3.7. Rights in Assigned Rights Prior to Enforcement Direction. (a) Notwithstanding the interests assigned or created hereunder and to be assigned or created pursuant hereto, subject to paragraph (c) below, and unless otherwise provided herein or unless a Default shall have occurred and be continuing hereunder with respect to a Senior Lender and the Trustee shall have received from such Senior Lender's Senior Lender Group an Enforcement Direction with respect to the Assigned Rights assigned for the benefit of and to the extent of the interest therein of such Senior Lender Group, the Borrower and any Person in the Related Initial Shipper Group, as the case may be, shall retain and be entitled to exercise all their respective rights, if any, relating to such Assigned Rights, including, without limitation, all rights to request the Trustee to make withdrawals from the related Proceeds Account and the Common Account in accordance herewith, and all their rights relating to the related Transportation Agreements, Advance Tariff Agreements, Subscription Agreements and Performance Guarantee Agreements, subject, in each such case, to the other obligations of such parties expressly set forth herein and in the related Assignment Agreements.

          (b) Unless a Default shall have occurred and be continuing hereunder with respect to a Senior Lender and the Trustee shall have received an Enforcement Direction from such Senior Lender's Senior Lender Group with respect to the Assigned Rights assigned for the benefit of and to the extent of the interest therein of such Senior Lender Group pursuant to Section 9.5(f), the Trustee and each Senior Lender shall, at the request and cost of the Borrower or any Person in the Related Initial Shipper Group, as the case may be, execute such documents and take such action and do such things as may be necessary or convenient to enable the Borrower or such other Person, as the case may be, to exercise their respective rights retained in such Assigned Rights, and neither the Trustee nor any Senior Lender shall take any action prior to taking by the Trustee of such enforcement action (other than any actions expressly permitted hereby to be taken prior to the taking of such enforcement action) that would unreasonably interfere with actions in respect of such Assigned Rights by the Borrower or any such Person.

          (c) Subject to the terms and conditions set forth in the Advance Tariff Agreement with a Throughput Obligor in an Initial Shipper Group and the Assignment Agreement with respect thereto, the Trustee, upon direction of a Senior Lender in the Related Senior Lender Group and, in the case of Excess Advance Tariff Payments only, in another Senior Lender Group having an interest therein pursuant hereto shall, at any time after an event shall have occurred and be continuing that after the lapse of time would cause the outstanding Senior Debt Obligations owing to such Senior Lender to become due and payable prior to the stated maturity thereof hereunder or under its Senior Debt Agreement, as certified to the Trustee by such Senior Lender, have the right to make, and shall make, a call for Advance Tariff Payments under such Advance Tariff Agreement to the extent of any Revenue Shortfall (as defined therein) if the Borrower has failed to make such call at least two Business Days prior to the required notice period for calls set forth therein.

          (d) Nothing in this Section 3.7 constitutes an authorization of the Trustee to take any enforcement action with respect to any Assigned Rights for the benefit of a Senior Lender Group that extends beyond the Assigned Rights relating to such Senior Lender Group.


                                 ARTICLE FOUR

                                   ACCOUNTS


          Section 4.1. Common Account. (a) The Trustee shall establish and maintain with and in the name of the Trustee in New York, New York a segregated account for the benefit of all Senior Lenders (such account, including any Subaccount thereof established at the request of the Borrower pursuant to Section 4.3, the Common Account) into which shall be deposited all funds received by the Borrower or the Trustee in respect of

          (i) Third Party Tariffs and any other payments made under any transportation agreement with parties other than Initial Shippers,

          (ii) Overutilizer Tariffs except with respect to Petroleum from the Cusiana Area, if any, in which case (other than in the case of Additional Cusiana Petroleum) only the Overutilizer Premiums in respect of such Overutilizer Tariffs shall be deposited in the Common Account pursuant to this clause,

          (iii)  (A) Tariffs in respect of Additional Cusiana Petroleum and
(B) other Tariffs payable by a shipper or an Initial Shipper under a transportation agreement with the Borrower or a Transportation Agreement, in the case of (B) for fields other than the Cusiana Area,

          (iv)  Excess Advance Tariff Payments,

          (v) Working Capital Tariffs,

          (vi) Tariffs payable by an Overlifting Initial Shipper with respect to the transportation of Excess Cusiana Petroleum in an amount calculated pursuant to such Initial Shippers Transportation Agreement,

          (vii)  Surcharges, and

          (viii) any other amounts (except any amounts set forth in Section 4.4(a)) payable under a Transportation Agreement, Advance Tariff Agreement or transportation agreement with a shipper other than an Initial Shipper.

          (b)  Upon receipt of any funds pursuant to paragraph (a) above,

          (i) such funds (other than all Established Third Party Premiums, Overutilizer Premiums, Surcharges, Excess Advance Tariff Payments, Tariffs with respect to Additional Cusiana Petroleum and Tariffs payable by an Overlifting Initial Shipper with respect to the transportation of Excess Cusiana Petroleum) shall be allocated to the Initial Shipper in each Initial Shipper Group in proportion to its Proportionate Share; provided, however, that no Initial Shipper that is in default under its Transportation Agreement (as set forth in an Officers' Certificate of the Borrower delivered to the Trustee at least one Business Day prior to the Trustee's receipt of such funds) shall be allocated any Working Capital Tariffs. Any Working Capital Tariffs that would be allocable to a defaulting Initial Shipper but for such default shall be allocated to the non-defaulting Initial Shippers in proportion to their Proportionate Shares set forth in their respective Transportation Agreements,

          (ii) funds in respect of Established Third Party Premiums, Overutilizer Premiums, deemed Established Third Party Premiums, deemed Overutilizer Premiums and Surcharges shall be allocated to the Initial Shipper in each Initial Shipper Group pursuant to its Transportation Agreement,

          (iii) funds in respect of Excess Advance Tariff Payments shall be allocated to the Throughput Obligor in each Initial Shipper Group whose Weighted Average Throughput Share is less than its Proportionate Share in proportion to the difference between such percentages,

          (iv) funds in respect of Tariffs payable by an Overlifting Initial Shipper with respect to the transportation of Excess Cusiana Petroleum shall be allocated to each Initial Shipper that is an Underlifting Initial Shipper with respect thereto as agreed either between each such Initial Shipper and the Borrower or among such Initial Shippers, and

          (v) funds in respect of Tariffs in respect of Additional Cusiana Petroleum (net of Overutilizer Premiums, if any) shall be allocated (A) to the extent required to fund items (i), (ii) and (iii) of the definition of Annual Revenue Requirement in the Transportation Agreements, to the Initial Shipper that would have shipped such Petroleum but for the occurrence of the event that caused such Petroleum to become Additional Cusiana Petroleum and (B) to the extent of any balance thereof, to the Initial Shipper that shipped such Petroleum, provided that all such funds shall be allocated to the Initial Shipper that would have shipped such Petroleum if the event that caused such Petroleum to become Additional Cusiana Petroleum was the full or partial reversion of such Initial Shipper's undivided interest in the Fields in accordance with the terms of the Association Contracts.

Funds so allocated to an Initial Shipper or a Throughput Obligor in an Initial Shipper Group shall be automatically withdrawn by the Trustee and deposited into the Proceeds Account maintained by the Trustee for the benefit of the Related Senior Lender Group pursuant to Section 4.2. Any interest or other earnings accrued in respect of funds so allocated and withdrawn shall be withdrawn and deposited into each Proceeds Accounts in the proportion of the amounts so withdrawn and deposited in each such account.

          (c) No amounts other than the amounts set forth in paragraph (a) above shall be deposited in the Common Account. All monies and proceeds held in the Common Account shall be trust funds held by the Trustee for the benefit of Senior Lenders in each Senior Lender Group as their respective interests therein may appear from time to time for the purpose of making payments therefrom in accordance herewith.

          (d) As soon as practicable but in no event less than two Business Days prior to each deposit of funds into the Common Account the Borrower shall provide to the Trustee a certificate setting forth in reasonable detail sufficient to comply with the requirements of this Agreement the source and amount of such funds and the reallocation thereof pursuant to this Section.

          Section 4.2. Proceeds Accounts. The Trustee shall establish and maintain with and in the name of the Trustee in New York, New York four segregated accounts, one for the benefit of each Senior Lender Group into which deposits shall be made in accordance with Section 4.4. Each such account, including any Subaccount thereof established at the request of the Borrower in accordance with Section 4.3, shall be designated as a Proceeds Account. All monies, certificated and uncertificated securities, instruments and proceeds held in a Proceeds Account shall be trust funds held by or for the Trustee for the benefit of Senior Lenders in the Related Senior Lender Group for the purpose of making payments therefrom in accordance herewith.

          Section 4.3. Subaccounts. (a) The Common Account and each Proceeds Account may include one or more accounts (each, a Subaccount) established by the Trustee and maintained in its name as Trustee hereunder in New York, New York at commercial, merchant or investment banks of international standing or, in the case of a Subaccount of a Proceeds Account only, in Colombia at a trust company organized under Colombian law of international standing, in each case designated from time to time by the Borrower and reasonably acceptable to the Trustee as provided in this Section 4.3 (each, a "Subaccount Bank). Any Subaccount established and maintained in Colombia shall constitute a Colombian Subaccount and a Subaccount Bank in Colombia shall constitute a Colombian Subaccount Bank. Each Subaccount shall be segregated from any other Subaccount at the same Subaccount Bank. Each Colombian Subaccount shall be maintained in the name of the Colombian Subaccount Bank as trustee for the Trustee hereunder under a fiducia mercantil governed by Colombian law.

          (b) The Borrower shall give the Trustee at least 15 days' prior notice of its intention to designate a Subaccount Bank. No bank shall become or continue to be a Subaccount Bank if it has a combined capital and surplus of less than $500 million or, in the case of a Colombian Subaccount Bank, the branch in Santafe de Bogota of a trust company organized under Colombian law of international standing.

          (c) Each bank designated by the Borrower as a Subaccount Bank shall, as a condition to being a Subaccount Bank for purposes of this Agreement, enter into an agreement with the Trustee substantially in the form attached as Appendix F. Each Subaccount Bank shall deliver a signed copy of such agreement to the Trustee.

          (d) Unless otherwise specified in this Agreement, Subaccounts shall be subject to the same restrictions and limitations as the Common Account or the Proceeds Account to which they relate, as the case may be.

          Section 4.4. Deposits to Proceeds Accounts. (a) The Borrower and the Trustee (subject to receipt by it) shall deposit or cause to be deposited all of the following funds, subject to paragraph (b) below, in Dollars into the Proceeds Account maintained by the Trustee for the benefit of a Senior Lender Group pursuant to Section 4.2:

          (i)  all funds received by the Borrower or the Trustee in respect of
(A) Tariffs, Tariff Advances and Transportation Notes paid under the Transportation Agreement with the Initial Shipper in the Related Initial Shipper Group, in each case paid in cash or with the proceeds from the sale of Petroleum (other than the amounts deposited in the Common Account pursuant to Section 4.1(a)(ii), (iii) and (v) through (vii)), and (B) Advance Tariff Payments under the Advance Tariff Agreement with the Throughput Obligor in the Related Initial Shipper Group (other than Excess Advance Tariff Payments and Advance Tariff Payments pursuant to (x) item (b)(C) of the definition of Revenue Shortfall in such Advance Tariff Agreement and (y) Section 3.2(a) of such Advance Tariff Agreement to the extent due in respect of defaulted amounts not allocable directly or indirectly into such Proceeds Account) less, in case (A), charges included in Tariffs pursuant to Section 5.1(a)(ii) of the Tariff Regulations and, in the event that the Related Initial Shipper Group is an Underfund Initial Shipper Group with respect to any Overfund Senior Debt, the portion of any such funds representing a payment agreed to be made to the Overfund Initial Shipper Group with respect to such Overfund Senior Debt pursuant to Section 5.2(c)(vi) of the Oleoducto Central Agreement as certified to the Trustee and the Borrower in the Overfund Certificate with respect to such Overfund Senior Debt;

          (ii) all funds allocated to the Initial Shipper and the Throughput Obligor in the Related Initial Shipper Group and withdrawn from the Common Account pursuant to Section 4.1;

          (iii) all funds received by the Borrower or the Trustee under the Subscription Agreement and, if applicable, the Performance Guarantee Agreement with respect thereto, with Persons in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group pursuant to a special call under the Subscription Agreement made following the Bankruptcy of the Borrower, Decommissioning or a unanimous decision of the Board of Directors not to continue with the Oleoducto Central;

          (iv) (A) charges included in Tariffs under the Transportation Agreements pursuant to Section 5.1(a)(ii) of the Tariff Regulations in the proportion that (1) the portion of Senior Debt outstanding under the Related Senior Debt Tranche that is the excess of (x) the sum of the principal amount of Senior Debt outstanding under such Senior Debt Tranche and Related Transportation Repayment Obligations over (y) the Related Initial Shipper Group's Proportionate Share of the sum of the principal amount of Senior Debt and Transportation Repayment Obligations outstanding in the aggregate that, in each of cases (x) and (y), was incurred prior to the time when the proceeds thereof were to be applied in accordance with the Borrower's projected use of funds from time to time and was projected to be used by the Borrower within the six-month period following its Incurrence thereof bears to (2) the portion of the aggregate amount of Senior Debt outstanding that was so incurred and that is so projected to be used, in each of cases (1) and (2) to the extent that no Overfund Certificate was delivered with respect to such Senior Debt, and (B) if the Related Initial Shipper Group is an Overfund Initial Shipper Group with respect to any Overfund Senior Debt, any payment agreed to be made to such Overfund Initial Shipper Group by a Person in an Underfund Initial Shipper Group with respect to such Overfund Senior Debt pursuant to Section 5.2(c) (vi) or (vii) of the Oleoducto Central Agreement as certified to the Trustee and the Borrower in the Overfund Certificate with respect to such Overfund Senior Debt;

          (v) Advance Tariff Payments under an Advance Tariff Agreement with a Throughput Obligor in another Initial Shipper Group pursuant to (x) item (C) of the definition of Revenue Shortfall therein and (y) Section 3.2(a) thereof to the extent due in respect of defaulted amounts allocable directly or indirectly into such Proceeds Account; and

          (vi) interest or other earnings received by the Borrower on the unspent proceeds of Senior Debt Incurred under the Related Senior Debt Tranche and on Cash-on-Hand with respect to the Related Initial Shipper Group.

          (b) The Borrower shall make or cause to be made all deposits into the Proceeds Account pursuant to paragraph (a) above in Dollars outside Colombia except that the Borrower may make or cause to be made deposits in Pesos into a Colombian Subaccount of the Proceeds Account only (i) pursuant to
Section 4.5(a)(i) and (c)(i) from funds otherwise available to it in Colombia or (ii) directly from the Initial Shippers, Throughput Obligors and, if applicable, the Shareholders or their guarantors, limited in the aggregate for clauses (i) and (ii) above to the extent that funds are required to pay the Related Initial Shipper Group's Proportionate Share of Estimated Operating Costs, of any Extraordinary Operating Costs and of pre-Completion Capital Expenditures that are, in each case, Peso-denominated and payable in Colombia as certified by the Borrower pursuant to Section 4.5(d), provided that this limitation shall not apply with respect to deposits made pursuant to Section 4.4(a)(iii).

          (c) Any interest or other earnings accrued on any balances in a Proceeds Account, or on any investment thereof, shall be credited to and accumulated in such account and thereafter be applied without differentiation from other funds in such account.

          (d) No funds other than those representing receipts of the type described in paragraphs (a), (b) and (c) above that are received by the Trustee shall be deposited into the Proceeds Account; any such other funds shall be trust funds held by the Trustee for the benefit of the Borrower and shall be promptly remitted by the Trustee to the Borrower upon the Borrower's request.

            As soon as practicable but in no event less than two Business Days prior to each deposit of funds in the Proceeds Accounts pursuant to paragraph
(a) or (b) above the Borrower shall provide to the Trustee a certificate setting forth in reasonable detail sufficient to comply with the requirements of this Agreement the source and amount of such funds and the allocation thereof among such Proceeds Accounts pursuant to this Section.

          Section 4.5. Withdrawals from Proceeds Accounts. Funds in a Proceeds Account maintained by the Trustee for the benefit of a Senior Lender Group pursuant to Section 4.2 shall be applied as follows:

          (a) Withdrawals Prior to Default. Unless a Default shall be continuing with respect to the Senior Debt Tranche of such Senior Lender Group and the Trustee shall have received notice of the occurrence and continuance of such Default, the Borrower may by an Officers' Certificate delivered pursuant to Section 4.5(d)(ii) hereof at least 10 Business Days prior to any Monthly Payment Date request the Trustee, and the Trustee shall, at the request of the Borrower, withdraw in accordance with such Officers' Certificate monies from such Proceeds Account for any of the following purposes at the times and in the order of priority in which they are listed below (payments listed in the same subclause shall rank pari passu with each other):

          (i) to pay on a Monthly Payment Date Operating and Maintenance Costs payable within such calendar month up to but not exceeding an amount that is equal to the Related Initial Shipper Group's Proportionate Share of the Estimated Operating Costs, to pay at any time the Related Initial Shipper Group's Proportionate Share of any Extraordinary Operating Costs and to pay at any time any Past Operating Costs with respect to such Proceeds Account, in each case until the 180th day following the declaration by the Initial Shipper in the Related Initial Shipper Group of an Excusable Event (as defined in the Transportation Agreements). Funds to pay Operating and Maintenance Costs (including Past Operating Costs with respect to such Proceeds Account) payable in Pesos in Colombia shall, subject to the proviso below, be first withdrawn from balances available in the related Colombian Subaccount before any such funds are withdrawn from the related off-shore Proceeds Account, provided that, if there are insufficient funds in the related Colombian Subaccount to pay the Related Initial Shipper Group's Proportionate Share of Estimated Operating Costs or of Extraordinary Operating Costs and to pay any Past Operating Costs with respect to such Proceeds Account in each case payable in Pesos in Colombia, the Borrower shall have the right, at its election, to deposit in such Colombian Subaccount in Pesos the amount of such shortfall from funds otherwise available to it in Colombia against a simultaneous withdrawal and remittance to the Borrower in Dollars off-shore of an equivalent amount from such Proceeds Account, such withdrawal and remittance to be deemed for all purposes of this Agreement to constitute the payment of Operating and Maintenance Costs;

          (ii) to pay on a Monthly Payment Date (A) the Related Initial Shipper Group's Proportionate Share of pre-Completion Capital Expenditures and/or (B) any Past pre-Completion Capital Expenditures with respect to such Proceeds Account in each case up to the amount of Non-Cash Items and the annual return on equity referred to in the definition of Annual Revenue Requirement in the Transportation Agreements included in the Tariffs payable into such Proceeds Account;

          (iii) to repay on a Semi-annual Payment Date Senior Debt Obligations due and owing to Senior Lenders in such Senior Lender Group other than in respect of principal and premium, if any, less, in each case, any amounts in respect thereof due to a Senior Lender in such Senior Lender Group that has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted in Bankruptcy of the Borrower notwithstanding its agreement herein to the contrary;

          (iv) to repay on a Semi-annual Payment Date Senior Debt Obligations due and owing to Senior Lenders in such Senior Lender Group in respect of principal (whether at maturity or upon redemption, prepayment or acceleration) and premium, if any, less, in each case, any amounts in respect thereof due to a Senior Lender in such Senior Lender Group that has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted in Bankruptcy of the Borrower notwithstanding its agreement herein to the contrary;

          (v) to repay on a Monthly Payment Date that is not a Semi-annual Payment Date (A) any Senior Debt Obligations due and owing to Senior Lenders in such Senior Lender Group that have become due and payable on such date prior to their stated maturity or upon redemption at any time other than on a Semi-annual Payment Date or that have become due at their stated maturity on a Semi-annual Payment Date or upon redemption, prepayment or acceleration on a Monthly Payment Date and remain unpaid (and to such extent), less, in each case, any amounts in respect thereof due to a Senior Lender in such Senior Lender Group that has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted in Bankruptcy of the Borrower notwithstanding its agreement herein to the contrary, provided, however, that no withdrawal for payment of any amounts shall be made on a Monthly Payment Date that is not a Semi-annual Payment Date pursuant to this clause in respect of any Senior Loan unless, and to the extent that, after giving effect to such withdrawal and all withdrawals ranking senior thereto, funds remaining in such Proceeds Account (including funds invested in Authorized Investments), shall be not less than an amount equal to the sum of Senior Debt Obligations in respect of Senior Loans that have not so become due and payable or remain unpaid and that are payable pursuant to clauses (iii) and (iv) above on the next Semi-annual Payment Date multiplied by a fraction equal to the number of full calendar months that have elapsed since the immediately preceding Semi-annual Payment Date divided by six and (B) Senior Debt Obligations with respect to Senior Debt pursuant to Section 2.1(b);

          (vi) to repay on a Semi-annual Payment Date principal and interest on Shareholder Bridge Loans made by any Person in any other Initial Shipper Group (including, in the case of Ecopetrol, the Shareholders in the Canadian Group) pursuant to Section 5.3(c) of the Oleoducto Central Agreement in respect of an Equity Contribution shortfall relating to the Shareholder in the Related Initial Shipper Group (including, in the case of Ecopetrol, the Canadian Group) less any amounts due in respect of any such Shareholder Bridge Loan, the provider of which has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted in Bankruptcy of the Borrower;

          (vii) to pay on a Semi-annual Payment Date Transportation Repayment Obligations owing to the Related TRO Holders in respect of interest and to repay on a Monthly Payment Date such Transportation Repayment Obligations in respect of principal less, in each case, any amounts in respect thereof due to a Related TRO Holder that has commenced, initiated or caused to be initiated any proceedings or has taken any other action that resulted in Bankruptcy of the Borrower notwithstanding its agreement to the contrary; and
     (viii) for all other purposes (except to make Distributions) on a Monthly Payment Date and to make Distributions on a Semi-annual Payment Date.


          (b) Trustee to Control Proceeds Account During the Continuance of a Default. Upon the occurrence and during the continuance of a Default under the Senior Debt Tranche of such Senior Lender Group:

          (i) Each Subaccount Bank of the Proceeds Account assigned to the Trustee for the benefit of the Senior Lender Group pursuant to Section 3.5(a) shall cease accepting the directions of the Borrower and accept only the directions of the Trustee upon its receipt of notice of the occurrence and continuance of a Default;

          (ii) The Borrower shall have no right to request the Trustee or any Subaccount Bank regarding the investment, withdrawal or transfer of funds on deposit in such Proceeds Account;

          (iii) The Trustee shall withdraw funds from such Proceeds Account in accordance with paragraph (c) below; and

          (iv) Upon the receipt by the Trustee of a Cessation Notice with respect to a continuing Default under such Senior Debt Tranche, the Borrower shall again have the right to request the Trustee to apply the funds in the Proceeds Account maintained for the benefit of such Senior Lender Group pursuant to Section 4.5(a) and the investment of funds therefrom pursuant to
Section 4.6(a) and the Trustee shall direct the related Subaccount Banks to resume accepting the requests of the Borrower.

          (c) Withdrawal Procedures During the Continuance of a Default. During the continuance of a Default with respect to a Senior Debt Tranche with respect to which the Trustee shall have received notice of its occurrence and continuance, the Trustee shall withdraw monies in accordance with the Officers' Certificate delivered pursuant to Section 4.5(d)(ii) from the Proceeds Account maintained for the benefit of the Related Senior Lender Group for any of the following purposes at the times and in the order of priority in which they are listed below (payments listed in the same clause shall rank pari passu with each other):

          (i) to pay at any time the Related Initial Shipper Group's Proportionate Share of Extraordinary Operating Costs and/or to pay any Past Operating Costs with respect to such Proceeds Account, and to pay on a Monthly Payment Date the Related Initial Shipper Group's Proportionate Share of Estimated Operating Costs, in each case until the 180th day following the declaration by the Initial Shipper in the Related Initial Shipper Group of an Excusable Event (as defined in the Transportation Agreements). Funds to pay Operating and Maintenance Costs (including Past Operating Costs with respect to such Proceeds Account) payable in Pesos in Colombia shall, subject to the proviso below, be first withdrawn from balances available in the related Colombian Subaccount before any such funds are withdrawn from the related off-shore Proceeds Account, provided that, if there are insufficient funds in the related Colombian Subaccount to pay the Related Initial Shipper Group's Proportionate Share of Estimated Operating Costs or of Extraordinary Operating Costs and to pay any Past Operating Costs with respect to such Proceeds Account in each case payable in Pesos in Colombia, the Borrower shall have the right, at its election, to deposit in such Colombian Subaccount in Pesos the amount of such shortfall from funds otherwise available to it in Colombia against a simultaneous withdrawal and remittance to the Borrower in Dollars off-shore of an equivalent amount from such Proceeds Account, such withdrawal and remittance to be deemed for all purposes of this Agreement to constitute the payment of Operating and Maintenance Costs;

          (ii) to pay on a Monthly Payment Date (A) the Related Initial Shipper Group's Proportionate Share of pre-Completion Capital Expenditures and/or (B) any Past pre-Completion Capital Expenditures with respect to such Proceeds Account in each case up to the amount of Non-Cash Items and the annual return on equity referred to in the definition of Annual Revenue Requirement in the Transportation Agreement included in the Tariffs payable into such Proceeds Account;

          (iii) to repay on a Semi-annual Payment Date Senior Debt Obligations due and owing to Senior Lenders in such Senior Lender Group other than in respect of principal and premium, if any, less, in each case, any amounts in respect thereof due to a Senior Lender in such Senior Lender Group that has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted in Bankruptcy of the Borrower notwithstanding its agreement herein to the contrary;

          (iv) to repay on a Semi-annual Payment Date Senior Debt Obligations due and owing to Senior Lenders in such Senior Lender Group in respect of principal (whether at maturity or upon redemption, prepayment or acceleration) and premium, if any, less, in each case, any amounts in respect thereof due to a Senior Lender in such Senior Lender Group that has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted in Bankruptcy of the Borrower notwithstanding its agreement herein to the contrary;

          (v) to repay on a Monthly Payment Date that is not a Semi-annual Payment Date (A) any Senior Debt Obligations due and owing to Senior Lenders in such Senior Lender Group that have become due and payable on such date prior to their stated maturity or upon redemption at any time other than on a Semi-annual Payment Date or that have become due at their stated maturity or upon redemption, prepayment or acceleration and remain unpaid (and to such extent), less, in each case, any amounts in respect thereof due to a Senior Lender in such Senior Lender Group that has commenced, initiated or caused to be initiated proceedings or has taken any other action that directly resulted in Bankruptcy of the Borrower notwithstanding its agreement herein to the contrary, provided, however, that no withdrawal for payment of any amounts shall be made on a Monthly Payment Date that is not a Semi-annual Payment Date pursuant to this clause in respect of any Senior Loan unless, and to the extent that, after giving effect to such withdrawal and all withdrawals ranking senior thereto, funds remaining in such Proceeds Account (including funds invested in Authorized Investments), shall be not less than an amount equal to the sum of Senior Debt Obligations in respect of Senior Loans that have not so become due and payable or remain unpaid and that are payable pursuant to clauses (iii) and (iv) above on the next Semi-annual Payment Date multiplied by a fraction equal to the number of full calendar months that have elapsed since the immediately preceding Semi-annual Payment Date divided by six and (B) Senior Debt Obligations with respect to Senior Debt pursuant to
Section 2.1(b);

          (vi) to repay on a Semi-annual Payment Date principal and interest on Shareholder Bridge Loans made by any Person in any other Initial Shipper Group (including, in the case of Ecopetrol, the Shareholders in the Canadian Group) pursuant to Section 5.3(c) of the Oleoducto Central Agreement in respect of an Equity Contribution shortfall relating to the Shareholder in the Related Initial Shipper Group (including, in the case of Ecopetrol, the Canadian Group) less any amounts due in respect of any such Shareholder Bridge Loan, the provider of which has commenced, initiated or caused to be initiated proceedings or has taken any other action that resulted in Bankruptcy of the Borrower; and

          (vii)  except during the continuance of a Default pursuant to
Section 9.1(g), to pay on a Semi-annual Payment Date Transportation Repayment Obligations owing to the Related TRO Holders in respect of interest and to repay on a Monthly Payment Date such Transportation Repayment Obligations in respect of principal less, in each case, any amounts in respect thereof due to a Related TRO Holder that has commenced, initiated or caused to be initiated any proceedings or has taken any other action that resulted in Bankruptcy of the Borrower notwithstanding its agreement to the contrary.

          (d) Withdrawal Procedures Generally. (i) No withdrawal shall be made from a Proceeds Account on a Monthly Payment Date or a Semi-annual Payment Date, as the case may be, without first giving effect to any withdrawal to be made on such Monthly Payment Date that is not a Semi-annual Payment Date or Semi-annual Payment Date, as the case may be, ranking senior thereto or pari passu therewith, provided that no withdrawal shall be made on a Monthly Payment Date pursuant to clause (a)(vii) or (viii) unless, and to the extent that, after giving effect to such withdrawal and all withdrawals ranking senior thereto, funds remaining in such Proceeds Account (including funds invested in Authorized Investments) shall be not less than an amount equal to the sum of Senior Debt Obligations payable pursuant to clause
(a)(iii) and (a)(iv) on the next Semi-annual Payment Date multiplied by a fraction equal to the number of full calendar months that have elapsed since the immediately preceding Semi-annual Payment Date divided by six, and provided, further, that for purposes of withdrawals pursuant to clause
(a)(vii) or (a)(viii), the Borrower shall certify that at the time of any such withdrawal there is, and immediately following such withdrawal there will be, continuing no Default or Event of Default with respect to the Related Senior Debt Tranche.

          (ii) Ten Business Days prior to each Payment Date, the Borrower shall deliver to the Trustee an Officers' Certificate, upon which the Trustee may conclusively rely, setting forth (A) in reasonable detail sufficient to comply with this Agreement the calculation of the amount to be disbursed for payments of Estimated Operating Costs pursuant to paragraph (a)(i) or (c)(i), in each case specifying the amount thereof payable in Colombia and outside of Colombia, (B) the Borrower's estimate of the amount, if any, to be disbursed for pre-Completion Capital Expenditures pursuant to paragraph (a)(ii) or
(c)(ii) during the period commencing on such Payment Date and terminating on the day immediately prior to the next succeeding Payment Date showing separately any Past pre-Completion Capital Expenditures with respect to the related Proceeds Account, and (C) the amounts to be withdrawn pursuant to paragraphs (a)(vi), (vii) and (viii) and (c)(vi) and (vii). Each such Officers' Certificate shall contain a warranty that the funds to be disbursed by the Trustee or Subaccount Banks, as the case may be, to the Borrower set forth in clauses (A) and (B) above shall be used solely to pay the Related Initial Shipper Group's Proportionate Share of Estimated Operating Costs and its Proportionate Share of pre-Completion Capital Expenditures and to pay any Past pre-Completion Capital Expenditures with respect to such Proceeds Account, respectively. Each such Officers' Certificate shall state that the amount of Estimated Operating Costs and pre-Completion Capital Expenditures contained therein has been based on an Annual Operating Budget of the Borrower for the month to which it relates and the Capital Budget of the Borrower, respectively.

          (iii) As soon as practicable prior to, or on the Business Day immediately preceding, a withdrawal for payment of Extraordinary Operating Costs and/or payment of Past Operating Costs with respect to the related Proceeds Account pursuant to paragraph (a)(i) and (c)(i), the Borrower shall deliver to the Trustee an Officers' Certificate, upon which the Trustee may conclusively rely, setting forth in reasonable detail the amount of Extraordinary Operating Costs for such period specifying the amount thereof payable in Colombia and outside of Colombia and showing separately any Past Operating Costs with respect to such Proceeds Account. Such Officers' Certificate shall contain a warranty that the funds to be so disbursed by the Trustee or Subaccount Banks, as the case may be, to the Borrower shall be used solely to pay the Related Initial Shipper Group's Proportionate Share of Extraordinary Operating Costs and to pay any Past Operating Costs with respect to such Proceeds Account and a representation that the funds disbursed by the Trustee or Subaccount Banks on the immediately preceding Monthly Payment Date or Semi-annual Payment Date, as the case may be, to the Borrower in respect of Estimated Operating Costs were used solely to pay the Related Initial Shipper Group's Proportionate Share of such costs and have been or, by the next Payment Date, will be exhausted.

          (iv)  Notwithstanding anything in this Agreement to the contrary:

          (A) no withdrawals shall be made from a Proceeds Account (x) to meet payments that should have been but were not met by withdrawals from another Proceeds Account due to lack of funds therein or to the application of this clause (A) or (y) in replacement for any amounts from a Proceeds Account that should have been but were not deposited therein by allocation from the Common Account due to a failure of an Initial Shipper or a Throughput Obligor in an Initial Shipper Group other than that Related to the Senior Lender Group for the benefit of which such Proceeds Account is maintained to make payments due under its Transportation Agreement or Advance Tariff Agreement; and

          (B) the Senior Lenders in a Senior Lender Group and the Trustee on their behalf shall be entitled to receive funds from a Proceeds Account only in respect of the amounts deposited therein in accordance with Section 4.4(a). Any excess amounts received by any such Person shall be trust funds held by such Person (without, if possible, intermingling them with other funds held by it) in trust for the benefit of the Trustee and the Persons entitled thereto pursuant to this Agreement. Promptly following receipt thereof, any such excess amounts held by any such Person shall be remitted to the Trustee for further remittance to the Persons entitled thereto pursuant hereto.

          (v) The Trustee and Subaccount Banks shall not hinder any such transfer or withdrawal requested by the Borrower in accordance with this Agreement.

          Section 4.6. Investment of Funds in Proceeds Accounts. (a) Prior to Default. Unless a Default shall be continuing with respect to a Senior Debt Tranche, the Trustee shall invest funds (and vary and redeem such investments) in the related Proceeds Account in the name of the Trustee, as requested by the Borrower or, to the extent necessary to comply with paragraph
(c) below, in its discretion, provided, in each case, that the designated investment is an Authorized Investment.

          (b) During the Continuance of a Default. During the continuance of a Default with respect to a Senior Debt Tranche the Trustee shall invest funds (and vary and redeem such investments) in the related Proceeds Account in its discretion or as directed by Majority Senior Lenders in such Senior Lender Group, provided, in each case, that the designated investment is an Authorized Investment.

          (c) Investment of Funds in Authorized Investments. The Borrower and the Trustee agree for the benefit of each Senior Lender in a Senior Lender Group that funds deposited into the Proceeds Account (other than a Colombian Subaccount) maintained for its benefit, shall, within 10 days of receipt thereof, be invested in such Authorized Investments as may be requested by the Borrower (which request the Borrower shall give to the Trustee prior to its receipt of any such funds) (upon direction of the Throughput Obligor in the Related Initial Shipper Group) and that any proceeds therefrom shall be reinvested in Authorized Investments within 10 days of the receipt of such proceeds in each case to the extent not otherwise withdrawn from such Proceeds Account in accordance with Section 4.5. In the absence of any such requests, such funds shall be invested and reinvested in the Authorized Investments described in paragraph (e) of the definition thereof as may be determined by the Trustee. The Borrower and the Trustee agree that any funds in a Colombian Subaccount may be invested only in Colombian government issued peso-denominated titulos de tesoreria maturing or capable of redemption by the holder not more than 12 months after the date of investment or acquisition which are not issued, accepted or guaranteed by the Colombian Subaccount Bank as requested by the Borrower held in the name of the Colombian Subaccount Bank as trustee under a fiducia mercantil for the Trustee hereunder and that any proceeds therefrom shall be reinvested in such investments in each case to the extent not withdrawn from such Colombian Subaccount in accordance with Section
4.5. In the absence of any such requests, such funds shall be so invested and reinvested in such titulos de tesoreria or demand deposits, time deposits or certificates of deposit as may be determined by the Trustee.

          (d) Liability of the Trustee. The Trustee shall not be liable for any loss or penalty arising from or in connection with any investment or redemption or sale of such investment made in accordance with instructions of the Borrower pursuant to this Section or by the Trustee pursuant to paragraph
(c) above and shall be fully protected and indemnified in connection therewith as set forth in Section 12.5.

          Section 4.7. Reports to Borrower and Senior Lenders.(a)The Trustee shall deliver to the Borrower and each Senior Lender in a Senior Lender Group within 20 Business Days after the end of each calendar month commencing with the calendar month in which the first deposit is made to the related Proceeds Account or the Common Account a report in reasonable detail setting forth with respect to each such account the identity of all Subaccount Banks, all deposits to and disbursements from such account during such month, including the date on which made, and the balances of and any investments in such account at the end of such month. The Trustee shall provide any additional information or reports relating to any such account and the transactions therein requested from time to time by the Borrower and any such Senior Lender.

          (b) For reporting purposes only, the Trustee agrees to provide to the Borrower such information regarding the Proceeds Accounts and the Common Account as if such accounts were registered in the name of the Borrower and it were the sole legal and beneficial owner thereof.


                                 ARTICLE FIVE

              COMMON REPRESENTATIONS AND WARRANTIES OF BORROWER

          Section 5.1. Common Representations and Warranties of Borrower. The representations and warranties set forth in Appendix G are made by the Borrower to each Senior Lender in a Senior Lender Group to the extent expressly provided in the Senior Debt Agreement to which such Senior Lender is a party and (except as expressly contemplated in Appendix G or such Senior Debt Agreement) as of the date thereof and as of the date of the initial disbursement in respect of the Senior Loan thereunder. Except to the extent contemplated in the preceding sentence, the Borrower does not make any representations and warranties to any Senior Lender.


                                  ARTICLE SIX

                               COMMON COVENANTS

          Section 6.1. Common Affirmative Covenants. The Borrower agrees for the benefit of each Senior Lender in a Senior Lender Group that:

          (a) Maintenance of Existence. Subject to mandatory requirements of Colombian law and its By-Laws, the Borrower shall do or cause to be done all things necessary to maintain itself in existence as a sociedad anonima under the laws of Colombia.

          (b) Merger, Consolidation, Sale of All or Substantially All Assets. The Borrower:

          (i) shall not consolidate, directly or indirectly, with or merge into any other Person;

          (ii) shall not permit any other Person to consolidate, directly or indirectly, with or merge into the Borrower; and

          (iii) shall not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety (whether in one transaction or in a series of related transactions);

unless, in any such transaction contemplated in clauses (i), (ii) and (iii),

          (A) immediately before and after giving effect to such transaction and treating any Debt Incurred by the Borrower as a result of such transaction as having been Incurred by the Borrower at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;

          (B) the Borrower consolidates with or merges into another Person or directly or indirectly transfers, conveys, sells, leases or otherwise disposes of all or substantially all of its properties and assets as an entirety, and the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Borrower as an entirety (a Successor Borrower) shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of Colombia and shall expressly assume by an agreement supplemental hereto executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the Senior Debt Obligations and the performance of every covenant contained in this Agreement and the Senior Debt Agreements with Senior Lenders in such Senior Lender Group on the part of the Borrower to be performed or observed;

          (C) immediately after giving effect to such transaction, and treating any Debt Incurred by the Borrower as a result of such transaction as having been Incurred at the time of such transaction, the Borrower or the Person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Borrower as an entirety could Incur at least $1.00 of additional Debt pursuant to Section 6.2(a) or (b), as the case may be; provided, however, that this sub-clause (C) shall be deemed not to be satisfied if after giving effect to such transaction the Borrower shall have Incurred any Debt other than Debt containing limitations on recourse and waivers at least equal to those set forth in Section 2.2(b); and

          (D) the Borrower has delivered to the Trustee an Officers' Certificate stating that such consolidation, merger, conveyance, transfer, lease or acquisition complies with this paragraph (b).

provided, however, that in no event shall the Borrower enter into any such transaction if, as a result of any such transaction, property and assets of the Borrower would become subject to a Lien which would not be a Permitted Encumbrance.

Upon any consolidation of the Borrower with, or merger of the Borrower into, any other Person or any transfer, conveyance, sale, lease or other disposition of all or substantially all of the properties and assets of the Borrower as an entirety in accordance with this paragraph (b), the Successor Borrower shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement.

          (c) Business. The Borrower shall not change the purpose of its business from that set forth in Article 3 of its By-Laws.

          (d) Principal Place of Business. The Borrower shall have its principal place of business and executive office in Santafe de Bogota, Colombia and shall maintain in such place and/or at the Borrower site originals or copies of the principal books and records relating to its business. Other books and records relating to the Borrower may be maintained at the offices of the Operator either in Colombia or elsewhere. The Borrower shall give the Trustee and each Senior Lender 30 days' notice before establishing any place of business in Canada or the United States.

          (e) Access. The Borrower shall permit representatives of any Senior Lender Group or the Trustee not reasonably objected to by the Borrower, upon reasonable written notice to the Borrower, at the expense (unless otherwise agreed between such Senior Lender Group or the Trustee, as the case may be, and the Borrower) and risk of the Senior Lenders naming such representatives or which shall agree to bear such risk and expenses in respect of such representatives of the Trustee to visit and inspect the Oleoducto Central to examine the principal books and records of the Borrower including without limitation its minute books, books of account and other records, and make copies thereof or extracts therefrom, and to discuss the business and finances of the Borrower with senior officers of the Borrower, the Operator and the Borrower's independent accountants, in each case during normal business hours and in a manner that does not disrupt the Oleoducto Central, and as often as such Senior Lender Group or the Trustee may reasonably request.

          (f) Preservation and Sale of Assets; Insurance Proceeds; Expropriation Compensation. (i) The Borrower shall maintain the Oleoducto Central facilities in good repair and from time to time make all repairs and replacements thereto for the transportation of Petroleum from the Cusiana Area as required by normal industry practice. The Borrower shall, and shall cause each of its Subsidiaries to, not sell or otherwise dispose of any real or tangible personal property or assets unless:

          (A) such property or assets are or have become obsolete or redundant in the business of the Borrower or such Subsidiary;

          (B) the Borrower or such Subsidiary sells or disposes of such property or assets in the ordinary course of business; or

          (C) subject to clause (iv) below, within 180 days after such disposition the Borrower declares its intention, evidenced by a Board Resolution, to replace such property or assets with similar productive property or assets, in which case, if the Net Proceeds of such disposition exceed the cost of making such replacement, such excess shall accrue to the Borrower or such Subsidiary, or, if no such Board Resolution is adopted within such period, the Borrower shall prepay Senior Debt Obligations in respect of principal owing to such Senior Lender Group pursuant to Section 8.2 in an amount equal to the Related Initial Shipper Group's Proportionate Share of the Net Proceeds of such disposition.

               (ii) Subject to clause (iv) below, the Borrower shall, and shall cause each of its Subsidiaries to, apply any Insurance Proceeds received by it as follows:

          (A) if within 180 days after the casualty giving rise to such Insurance Proceeds the Borrower declares its intention evidenced by a Board Resolution to replace the property or assets affected by such casualty with similar property or assets, to so replace such assets and, if such Insurance Proceeds exceed the cost of making any such replacement, such excess shall accrue to the Borrower or such Subsidiary; or

               (B) if no such Board Resolution is adopted within such period, to prepay Senior Debt Obligations in respect of principal owing to such Senior Lender Group pursuant to Section 8.2 in an amount equal to the Related Initial Shipper Group's Proportionate Share of such Insurance Proceeds.

               (iii) Subject to clause (iv) below, the Borrower shall, and shall cause each of its Subsidiaries to, apply any Expropriation Compensation received by it as follows:

               (A) if within 180 days after the Expropriatory Action giving rise to the Expropriatory Compensation the Borrower declares its intention evidenced by a Board Resolution to replace the property or assets that were the subject of such Expropriatory Action with similar property or assets, to so replace such property and assets, and, if such Expropriation Compensation exceeds the cost of making such replacement, such excess shall accrue to the Borrower or such Subsidiary; or

               (B) if no such Board Resolution is adopted within such period, to prepay Senior Debt Obligations in respect of principal owing to such Senior Lender Group pursuant to Section 8.2 in an amount equal to the Related Initial Shipper Group's Proportionate Share of such Expropriation Compensation.

               (iv) This clause (f) shall not apply to the application of Net Proceeds from any sale or disposition of property or assets by the Borrower or any of its Subsidiaries, the application of any Insurance Proceeds or the application of any Expropriation Compensation to the extent that the amounts received by the Borrower and any of its Subsidiaries during any twelve-month period in respect of such Net Proceeds, Insurance Proceeds or Expropriation Compensation, as the case may be, is, in each such case, equal to or less than $50 million and provided further that payments to Senior Lenders in a Senior Lender Group pursuant to sub-clauses (i)(C), (ii)(B) and (iii)(B) of this paragraph (f) shall only be made on a Semi-annual Payment Date and only if the amount of the Net Proceeds, Insurance Proceeds or Expropriation Compensation, as the case may be, received by the Borrower and any of its Subsidiaries during the twelve-month period immediately preceding such Semi-annual Payment Date and required to be applied to such payments to such Senior Lender Group and not so applied during such twelve-month period, exceed, in each such case, the Related Initial Shipper Group's Proportionate Share of $50 million.

          (g) Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies lawfully imposed on it or its property (including interest and penalties) pursuant to a formal demand for payment from appropriate governmental officials unless such taxes, assessments, charges or levies shall be contested in good faith and by appropriate proceedings and adequate reserves are maintained by the Borrower with respect thereto. The Borrower shall notify the Trustee, promptly following the occurrence thereof, of any disputes pending or to its knowledge threatened between the Borrower or any of its Subsidiaries and any governmental authority in Colombia relating to claims for taxes due in an amount exceeding $5 million.

          (h) Seek and Maintain Approvals. Borrower shall seek and maintain in good legal standing and validity all Colombian consents and approvals set forth in Appendix H hereto and all licenses, permits, contracts and rights necessary to ensure the construction and the operation of the Oleoducto Central as set forth in paragraph (k) below, except, in each case, such as the Borrower shall determine are not necessary or desirable in the conduct of its business and the loss thereof would not materially adversely affect the Borrower's ability to repay Senior Debt Obligations owing to such Senior Lender Group on a timely basis or such Senior Lender Group's ability to realize on the Assigned Rights assigned hereby or pursuant hereto for its benefit, such determination to be evidenced by an Officers' Certificate.

          (i) Transactions with Affiliates. Each transaction or agreement between the Borrower or any of its Subsidiaries, on the one hand, and any Affiliate of any of them, on the other hand, shall be on terms and conditions no less favorable to the Borrower than those that would be applicable in comparable transactions with independent parties acting at arm's length. Senior Lenders in such Senior Lender Group acknowledge that all transactions contemplated by the Project Agreements (as in effect on the date hereof) and all Financing Agreements satisfy the requirements of this Section.

          (j) Compliance with Law. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders unless the necessity of compliance therewith is contested in good faith by appropriate proceedings. The Borrower shall notify the Trustee, promptly following the occurrence thereof, of any disputes pending or to its knowledge threatened between the Borrower or any of its Subsidiaries and any governmental authority in Colombia that, if resolved adversely to the Borrower, would materially adversely affect the Borrower's ability to repay Senior Debt Obligations owing to such Senior Lender Group on a timely basis or such Senior Lender Groups ability to realize on the Assigned Rights assigned hereby or pursuant hereto for its benefit.

          (k) Operation. The Borrower shall operate the Oleoducto Central in all respects in accordance with standards from time to time at least as high as those set forth as of the date hereof in the Technical Services and Management Agreement with such deviations as would not materially adversely affect the Borrower's ability to repay Senior Debt Obligations owing to such Senior Lender Group on a timely basis or the ability of such Senior Lender Group to realize on the Assigned Rights assigned hereby or pursuant hereto for its benefit and shall at all times employ an Operator reasonably capable, as determined by the Borrower, of implementing such standards in said manner.

          (l)     Amendments, Waivers and Enforcement of Certain Agreements.
(i) The Borrower and the Trustee shall not consent to any amendment or waiver

               (A) to the Transportation Agreement with the Initial Shipper in the Related Initial Shipper Group with respect to the tariff payment or reserve dedication and shipment obligations of such Initial Shipper thereunder, unless the Trustee shall have received an Officers' Certificate from the Borrower to the effect that, after giving effect to such amendment, the then projected aggregate amounts payable directly or indirectly to the Proceeds Account maintained for the benefit of such Senior Lender Group in each fiscal year in the remaining term of such Senior Debt Obligations would be not less than 130% of the sum of (x) such Initial Shipper's Proportionate Share of Operating and Maintenance Costs excluding all taxes, assessments, charges, imposts, income taxes, remittance taxes, excise taxes or other levies imposed on the Borrower payable during such fiscal year and (y) the Senior Debt Obligations due to such Senior Lender Group during such fiscal year provided, however, that in making such computation, the Senior Debt Obligations calculated based on a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period,

          (B) to the Advance Tariff Agreement with the Throughput Obligor in the Related Initial Shipper Group with respect to the payment obligations of the Throughput Obligors, unless the Trustee shall have received an Officers' Certificate from the Borrower to the effect that such payment obligations shall not decrease as a result thereof,

          (C) to the Subscription Agreement with the Shareholder in the Related Initial Shipper Group and, in the case of Ecopetrol, each Shareholder in the Canadian Group, with respect to its payment obligations thereunder, unless the Trustee shall have received an Officers' Certificate from the Borrower to the effect that such payment obligations shall not decrease as a result thereof, or

          (D) to the Performance Guarantee Agreement with a Person in the Related Initial Shipper Group, or, in the case of Ecopetrol, the Canadian Group with respect to its payment obligations thereunder, unless the Trustee shall have received an Officers' Certificate from the Borrower to the effect that such payment obligations shall not decrease as a result thereof, or, in each case (A) through (D), unless (1) if any Senior Lender in such Senior Lender Group is a trustee or agent for holders of Senior Debt issued in the public or private capital markets, the Trustee has received the prior written advice from any two Internationally Recognized Statistical Rating Agencies that their then current ratings of any Senior Loans of the Borrower would not be negatively impacted by any such amendment or (2) Supermajority Senior Lenders in such Senior Lender Group have consented to such amendment or waiver in writing after notice of any such amendment or waiver was provided to the Trustee by the Borrower and, in each case, the Trustee shall have received (x) an Opinion of Counsel that such amendment has been duly authorized, executed and delivered by the Borrower and constitutes a valid and legally binding obligation enforceable in accordance with its terms, and (y) an Officers' Certificate stating that as a result of such amendment no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have happened and be continuing.

          (ii) The Borrower and the Trustee shall not consent to any other amendments or waivers not specified in clause (i) above with respect to the Financing Agreements with Persons in the Related Initial Shipper Group unless
(A) the Trustee has received an Officers' Certificate from the Borrower that the proposed amendment would not materially adversely affect the Borrower's ability to repay Senior Debt Obligations owing to such Senior Lender Group on a timely basis or the ability of such Senior Lender Group to realize on the Assigned Rights assigned hereby or pursuant hereto for its benefit, (B) if any Senior Lender in such Senior Lender Group is a trustee or agent for holders of Senior Debt issued in the public or private capital markets, the Trustee has received the prior written advice from any two Internationally Recognized Statistical Rating Agencies that their then current ratings of any Senior Loans of the Borrower would not be negatively impacted by such amendment, or
(C) Majority Senior Lenders in such Senior Lender Group have consented to such amendment or waiver in writing after notice of any such amendment or waiver was provided to the Trustee by the Borrower and, in the case of an amendment, the Trustee shall have received (x) an Opinion of Counsel that such amendment has been duly authorized, executed and delivered by the Borrower and constitutes a valid and legally binding obligation enforceable in accordance with its terms, and (y) an Officers' Certificate stating that as a result of such amendment no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have happened and be continuing.

          (iii) Subject to paragraph (t) below, in the event that a waiver under the Advance Tariff Agreement with the Throughput Obligor in the Related Initial Shipper Group, including a waiver of any past default (other than with respect to the obligation to make Advance Tariff Payments calculated based on clauses (a) and (b)(C) of the definition of Revenue Shortfall to the extent it relates to another Initial Shipper Group), is requested by such Throughput Obligor and Majority or Supermajority Senior Lenders, as the case may be, in the Related Initial Shipper Group have consented to such waiver, the Borrower and the Trustee shall be obligated to grant such waiver.

          (m) Use of Proceeds. The Borrower shall use the proceeds from the Senior Loans under the Related Senior Debt Tranche and the Equity Contributions (including payments under any Performance Guarantee Agreement with respect thereto) of any Person in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group in all circumstances (except in the case of Equity Contributions pursuant to a special call made following the Bankruptcy of the Borrower, Decommissioning or a unanimous decision of the Board of Directors not to continue with the Oleoducto Central, in which case such funds shall be deposited into the Proceeds Account maintained for the benefit of such Senior Lender Group pursuant to Section 4.4(a)(iii)) to finance Capital Expenditures, to refinance Debt Incurred to finance Capital Expenditures and to purchase Petroleum from Initial Shippers and others for the purpose of line fill and, in the case of proceeds from such Senior Loans only, to finance working capital needs, and for no other purpose. Pending such application, the Borrower may invest such proceeds in Authorized Investments.

          (n) Payments into Proceeds Account and the Common Account. The Borrower agrees that it will deposit or cause to be deposited in the Proceeds Account established with the Trustee for the benefit of such Senior Lender Group all funds to be deposited therein pursuant to Section 4.4(a) and to deposit or cause to be deposited in the Common Account all funds to be deposited therein pursuant to Section 4.1. If the Borrower receives any such funds, it shall hold such funds (without, if possible, intermingling them with other funds held by it) in trust for the benefit of the Trustee and promptly following receipt remit such funds to the Trustee for deposit to the Proceeds Account maintained for the benefit of such Senior Lender Group or the Common Account, as the case may be.

          (o)     Insurance.

               (i) Insurance Coverage. The Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with insurers of good repute, with such coverage (including deductibles and exclusions) and in such forms and amounts as are customarily provided for pipeline transportation systems of the type, scale and geographic location of the Oleoducto Central, as determined in the good faith judgment of the Board of Directors of the Borrower after taking into account availability, cost, condition and policy of the Borrower and amount of Senior Debt outstanding.

               (ii) Information. The Borrower shall promptly inform the Trustee in writing of material disputes with insurers, failure to pay any premium or material reduction in coverage maintained and shall deliver to the Trustee upon its request copies of certificates of insurance and binders or brokers' undertaking letters.

          (p) Reporting Obligations. The Borrower shall furnish in English to the Trustee for delivery to each Senior Lender in such Senior Lender Group:

          (i) Construction and Operations Reports. Not later than 45 days after the end of each fiscal quarter, the Borrower shall furnish to the Trustee for delivery to each Senior Lender in such Senior Lender Group (i) a summary of construction or operations, as the case may be, of the Oleoducto Central conducted during such quarter, together with a profit and loss account, statement of source and application of funds and balance sheets showing actual expenditures to date against the applicable Capital Budget and Annual Operating Budget, and latest estimates to Completion or fiscal year end, as the case may be, and (ii) prior to Completion, a construction report showing physical progress to date against the Capital Budget and latest estimates to Completion.

               (ii) Annual Operating Budget and Capital Budget. Promptly following adoption thereof by the Borrower's Board of Directors, but in no event later than 45 days prior to the beginning of each fiscal year of the Borrower, the Annual Operating Budget and Capital Budget approved by the Borrower's Board of Directors in the form in which it then exists for such fiscal year. Any material changes to such Annual Budget or Capital Budget approved by the Borrower's Board of Directors shall promptly be provided to the Trustee.

               (iii) Unaudited Quarterly Financial Statements. As soon as available but in no event more than 45 days after the end of the first, second and third fiscal quarters of the Borrower, unaudited financial statements of the Borrower consisting of balance sheets as of the end of such fiscal quarter and statements of profit and loss for such fiscal quarter, prepared in accordance with generally accepted accounting principles in Colombia (together with a reconciliation to generally accepted accounting principles in the United States) and expressed in Colombian currency.

               (iv) Semi-annual and Annual Audited Financial Statements. As soon as available but in no event more than 75 days after the end of the first six-month fiscal period of each fiscal year of the Borrower and the end of each such fiscal year, audited financial statements of the Borrower consisting of balance sheets as of the end of such six-month fiscal period or fiscal year, as the case may be, and statements of profit and loss and changes in financial position for such six-month fiscal period or fiscal year, as the case may be, prepared in accordance with generally accepted accounting principles in Colombia (together with a reconciliation to generally accepted accounting principles in the United States) and expressed in Colombian currency certified by independent public accountants of international standing appointed from time to time by the Borrower.

               (v) Security Holder Documents. Promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its public security holders or files with regulatory authorities with respect to its outstanding securities that have been requested by the Trustee.

               (vi) Agreement Amendments. Promptly after the execution and delivery thereof, copies of all amendments to Project Agreements and Financing Agreements with Persons in the Related Initial Shipper Group and Assignment Agreements with respect thereto.

               (vii) Other Information. As promptly as possible following a request, such additional information relating to the Oleoducto Central and relevant to the ability of the Borrower to perform its obligations hereunder as the Trustee or Majority Senior Lenders in such Senior Lender Group from time to time may reasonably request.

          (q) Notice of Extraordinary Events. The Borrower shall notify the Trustee for delivery to each Senior Lender in such Senior Lender Group upon its discovery of the occurrence of:

          (i) any Default or Event of Default as soon as possible and in any event within five Business Days after such discovery;

          (ii) any default by any party under any Financing Agreement with a Person in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group that would materially adversely affect the ability of the Borrower to repay the Senior Debt Obligations owing to such Senior Lender Group on a timely basis or on the ability of such Senior Lender Group to realize on the Assigned Rights assigned hereby or pursuant hereto for its benefit promptly after such discovery;

          (iii) any litigation, arbitration or governmental proceeding that is instituted or threatened against the Borrower or any of its Subsidiaries that, if decided against the Borrower or any such Subsidiary, would have a material adverse effect on the ability of the Borrower to repay the Senior Debt Obligations owing to such Senior Lender Group on a timely basis or on the ability of such Senior Lender Group to realize on the Assigned Rights assigned hereby or pursuant hereto for its benefit promptly after such discovery; and

          (iv) any other unexpected event or occurrence known to the Borrower if such occurrence is reasonably expected to have a material adverse effect on the ability of the Borrower to repay the Senior Debt Obligations owing to such Senior Lender Group on a timely basis or on the ability of such Senior Lender Group to realize on the Assigned Rights assigned hereby or pursuant hereto for its benefit promptly after such discovery;

 in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.

          (r) Books and Records. The Borrower shall keep proper books of record and accounts in which entries will be made of transactions of or in relation to its business and shall keep accounts and financial and cost records in Colombian currency in accordance with generally accepted accounting principles in Colombia.

          (s) Decommissioning; Unanimous Decision Not to Continue with the Oleoducto Central. In the event of Decommissioning or a unanimous decision of the Board of Directors not to continue with the Oleoducto Central the Borrower shall, if and to the extent so required under any Senior Debt Agreement with Senior Lenders in such Senior Lender Group, prepay Senior Debt Obligations owing to such Senior Lenders in accordance with Section 8.2.

          (t) Enforcement of Certain Agreements. The Borrower and the Trustee agree for the benefit of all Senior Lender Groups to diligently enforce their respective rights, if any, (i) under the Financing Agreements with Persons in all Initial Shipper Groups to the extent that payments thereunder that are required to be deposited in the Common Account and allocated to the Initial Shipper or the Throughput Obligor in an Initial Shipper Group pursuant to Section 4.1 are not being so deposited unless their respective obligations under this clause have been waived by Majority Senior Lenders in every Senior Lender Group other than the Senior Lender Group Related to the Initial Shipper Group payments of which have not been so deposited in the Common Account, and (ii) under the Technical Services and Management Agreement.

          Section 6.2. Common Negative Covenants. The Borrower agrees for the benefit of each Senior Lender Group that:

          (a)     Limitation on Senior Debt Pre-Completion. Prior to
Completion,

          (i) the Borrower shall not at any time permit to be outstanding Senior Debt in an aggregate principal amount under all Senior Debt Tranches (excluding the notional amount of any Senior Debt that is Debt under clause
(iv) of the definition thereof herein to the extent such notional amount is not in excess of the aggregate principal amount outstanding of all other Senior Debt) exceeding $1,600 million; and

          (ii) the Borrower shall not at any time Incur Senior Debt under the Related Senior Debt Tranche if, immediately after giving effect to such Incurrence, the Senior Debt to Equity Ratio with respect to such Senior Debt Tranche would exceed 85/15;

 provided in each case that the Borrower may Incur Senior Debt under the Related Senior Debt Tranche to renew, extend, substitute, refund, refinance or replace all or any portion of any outstanding Senior Debt under such Senior Debt Tranche (plus any redemption premiums payable thereon), provided further that the principal amount thereof is not otherwise thereby increased.

          (b) Limitation on Senior Debt Post-Completion. On and after Completion, the Borrower shall not Incur at any time Senior Debt unless (i) immediately after giving effect to any such Incurrence of Senior Debt under the Related Senior Debt Tranche, the Senior Debt to Equity Ratio with respect to such Senior Debt Tranche would not exceed 70/30, (ii) such Senior Debt under such Senior Debt Tranche is Incurred to renew, extend, substitute, refund, refinance or replace all or any portion of outstanding Senior Debt under such Senior Debt Tranche (plus any redemption premiums payable thereon), provided that the principal amount thereof is not otherwise thereby increased,
(iii) such Senior Debt under such Senior Debt Tranche is Incurred by the Borrower to any Wholly Owned Subsidiary of the Borrower (provided that such Senior Debt is at all times held by a Person which is a Wholly Owned Subsidiary of the Borrower), provided, however, that for purposes of this
Section 6.2(b), upon either (A) the transfer or other disposition by such Wholly Owned Subsidiary of any Senior Debt so permitted to a Person other than the Borrower or another Wholly Owned Subsidiary of the Borrower or (B) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Borrower or another such Wholly Owned Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Senior Debt and such Senior Debt shall be deemed to have been Incurred at the time of such issuance, sale, lease, transfer or other disposition.

          (c) Limitation on Guarantees. The Borrower shall not, and shall not permit any of its Subsidiaries to, provide Guarantees of obligations of others except for (i) indemnities with respect to unfiled materialmen's, mechanics, workmen's, repairmen's, employee's or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance of the Oleoducto Central, (ii) indemnities to governmental agencies or authorities relating to any expenses incurred that are incidental to obtaining easements for the benefit of the Oleoducto Central, (iii) indemnities hereunder to the Trustee or under the Financing Agreements or the Project Agreements, or (iv) guarantees of obligations of suppliers in the ordinary course of business not exceeding $5 million in the aggregate. Guarantee means, for purposes of this paragraph (c), any obligation, contingent or otherwise, of the Borrower or any of its Subsidiaries guaranteeing any Debt of any other Person (the primary obligor) in any manner, whether directly or indirectly, and including, without limitation, any obligation of the Borrower or any of its Subsidiaries (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (B) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that guarantee for purposes of this paragraph (c) shall not include endorsements by the Borrower or any of its Subsidiaries for collection or deposit, in either case, in the ordinary course of business.

          (d) Negative Pledge. Other than with respect to Liens securing Senior Debt to the extent contemplated by this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, create, Incur, assume or suffer to exist any Liens upon any of its assets or properties (whether now owned or hereinafter acquired) or the Assigned Rights securing the Related Senior Debt Tranche, other than Permitted Encumbrances, or assign any right to receive income, in each case to secure or provide for the payment of any Indebtedness of any Person, provided that the Borrower and any of its Subsidiaries may so create, Incur, assume or suffer to exist any such Liens or assign rights to receive income with the prior written consent of the Initial Shipper in each Initial Shipper Group, if it equally and ratably secures such Senior Debt Tranche or, in the event the obligations secured by such Lien are subordinate in right of payment to the Senior Debt, prior to such obligations for so long as such obligations shall be so secured, and provided, further, that the Borrower may create under or pursuant to a Senior Debt Agreement escrow or trust accounts into which the proceeds of Senior Debt under such Senior Debt Agreement, the proceeds therefrom and no other funds shall be deposited and may create, Incur or suffer to exist any Lien on such accounts for the sole benefit of the Senior Lender under such Senior Debt Agreement.

          (e) Limitation on Loans. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any loans or advances other than (i) Authorized Investments, (ii) loans in an aggregate principal amount outstanding at any one time not exceeding $5 million on a consolidated basis and (iii) loans from a Wholly Owned Subsidiary to the Borrower.

          (f) Limitation on Distributions. The Borrower shall not make, and shall not permit any of its Subsidiaries other than a Wholly Owned Subsidiary to make, any Distributions prior to the earlier of Completion and December 31, 1998.

          (g) Transfers of Shareholding Interest. Subject to applicable law, the Borrower shall not consent to any transfer, pledge, encumbrance or hypothecation of a Shareholding Interest unless such transfer, pledge, encumbrance or hypothecation is permitted under the terms of the Oleoducto Central Agreement.

          (h) Limitation on Certain Debt. The Borrower shall not Incur any Debt (other than under Liquidity Facilities) that does not constitute Senior Debt or Transportation Repayment Obligations or does not contain subordination terms at least as favorable to Senior Debt as Subordinated Debt. The Borrower shall not permit any of its Subsidiaries to Incur any Debt other than to renew, extend, substitute, refund, refinance or replace all or any portion of any such Subsidiary's outstanding Debt (plus any redemption premiums payable thereon) provided that the principal amount thereof is not otherwise thereby increased.

          Section 6.3. Waiver of Covenants. The Borrower or the Trustee, as the case may be, may omit in any particular instance to comply with any covenant or condition set forth in Section 6.1 or 6.2 if, before the time for such compliance, Supermajority Senior Lenders in a Senior Lender Group, if such consent is required under Section 6.1, or, otherwise, Majority Senior Lenders in a Senior Lender Group shall either consent in writing to waive such compliance in such instance or to generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Borrower and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.


                                 ARTICLE SEVEN

                      COMMON CONDITIONS TO DISBURSEMENTS


          Section 7.1. Common Conditions Precedent to Initial Disbursements of Senior Loans. The obligations of each Senior Lender in a Senior Lender Group to make initial and subsequent disbursements of Senior Debt shall be subject, to the extent expressly provided in the Senior Debt Agreement to which such Senior Lender is a party, to the satisfaction (or waiver by such Senior Lender) of the common conditions precedent set forth in Appendix I. Unless so provided in the Senior Debt Agreement, the conditions precedent set forth in Appendix I shall not apply to the obligation of any Senior Lender to make disbursements of Senior Debt.


                                 ARTICLE EIGHT

                           PAYMENTS AND PREPAYMENTS

          Section 8.1. Prepayment under Single Senior Debt Agreement. The Borrower may at any time pay or prepay in whole or in part the Senior Debt Obligations owing to the Senior Lender in a Senior Lender Group under a single Senior Debt Agreement on the terms and conditions set forth in such agreement. If any Senior Debt commitments then remain available and undrawn, the obligations of other Senior Lenders in such Senior Lender Group to make additional Senior Loans under the Related Senior Debt Tranche shall, subject to the terms and conditions set forth in their respective Senior Debt Agreements and to the extent no other event has then suspended such obligations, not be affected by such payment or prepayment. The Borrower shall notify the Trustee of payments of the type referred to in this Section 8.1.

          Section 8.2. Mandatory Prepayments. Payments to Senior Lenders in a Senior Lender Group pursuant to Section 6.1(f) and (s) (Mandatory Prepayments) shall be made on a Semi-annual Payment Date.

          Section 8.3. Partial Payments. If at any time when Senior Debt Obligations are payable to Senior Lenders in a Senior Lender Group there are insufficient funds to satisfy all such Senior Debt Obligations, such funds shall be paid to such Senior Lenders through Pro Rata Payments. If any time at which any Senior Debt Obligations are payable to a Senior Lender in a Senior Lender Group such Senior Lender in such Senior Lender Group receives insufficient funds pursuant to its Senior Debt Agreement or this Agreement to pay in full all Senior Debt Obligations under the Related Senior Debt Tranche payable to such Senior Lender at such time, for purposes of computations hereunder, and under its Senior Debt Agreement, the funds so received by such Senior Lender at such time shall be deemed to be applied as follows:

          FIRST, to fees, commissions, indemnities, expenses and all amounts (other than principal of and interest on the Senior Debt) payable to such Senior Lender in such Senior Lender Group;

          SECOND, to interest (including post-default interest) on the Senior Debt held by such Senior Lender in such Senior Lender Group; and

          THIRD, to principal of the Senior Debt held by such Senior Lender in such Senior Lender Group;

provided that such Senior Lender in such Senior Lender Group may apply such funds in a different order, but any such application shall not affect the obligations of the Borrower hereunder or under any Senior Debt Agreement.


                                 ARTICLE NINE

                        EVENTS OF DEFAULT AND REMEDIES

          Section 9.1. Common Events of Default. An Event of Default shall occur separately with respect to a Senior Debt Tranche if:

          (a) Breach of Covenant. The Borrower shall breach any of its obligations to any Senior Lender in the Related Senior Lender Group hereunder or pursuant hereto which shall continue unremedied for 30 days after notice thereof (specifying such default and requiring that it be remedied) is given to the Borrower by the Trustee upon instruction by or with the written consent of the Supermajority Senior Lenders in such Senior Lender Group;

          (b) Bankruptcy. Bankruptcy of the Borrower or any Person in the Related Initial Shipper Group that is party to a Financing Agreement shall have occurred and, in the case of Bankruptcy pursuant to clause (a) of the definition of Bankruptcy herein, such Bankruptcy shall remain unstayed and in effect for a period of 90 consecutive days from the date of such occurrence;

          (c) Assignments and Security Interests Invalid. Any assignment of rights under a Financing Agreement with a Person in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, or any Assigned Rights assigned hereby or pursuant hereto for the benefit of such Senior Lender Group is, in the reasonable opinion of common counsel to Senior Lenders, not valid or perfected (other than to the extent noted in legal opinions delivered at the first drawdown date) and such invalidation is not cured within 30 days of notice of the same by the Trustee delivered to the Borrower upon instruction by or with the written consent of Majority Senior Lenders in such Senior Lender Group provided that such 30 day period shall apply only so long as the Borrower is attempting in good faith to cure such invalidation;

          (d) Unsatisfied Judgments. A final judgment or final judgments for the payment of money shall have been entered against the Borrower (other than, with respect to such Senior Debt Tranche, by any Senior Lender in a Senior Lender Group other than the Senior Lender Group under such Senior Debt Tranche or by the Trustee on behalf of any Senior Lender in such other Senior Lender Group) in an aggregate amount in excess of $35 million by a court or courts of competent jurisdiction, which judgments remain undischarged or unbonded for a period (during which execution shall not be effectively stayed) of 90 days after the right to appeal all such judgments has expired;

          (e) Unenforceability of Certain Agreements. Any of this Agreement or any Financing Agreement with a Person in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, or any Assignment Agreement relating thereto is, in the reasonable opinion of common counsel to Senior Lender, unenforceable (other than to the extent noted in legal opinions delivered at the first drawdown date) or is expressly repudiated by any party thereto (which party has also ceased to perform its obligations thereunder) and such unenforceability is not cured within 30 days of notice of the same by the Trustee delivered to the Borrower upon instruction by or with the written consent of Majority Senior Lenders in such Senior Lender Group provided that such 30 day period shall apply only so long as the Borrower is attempting in good faith to cure such unenforceability;

          (f) Default under and Termination of Certain Agreements. A default under any Financing Agreement with a Person in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group or any Assignment Agreement with respect thereto (which default is not cured within any applicable grace periods set forth therein and which is further not cured within 30 days of notice of same by the Trustee delivered to the Borrower upon instruction by or with the written consent of Majority Senior Lenders in such Senior Lender Group), or premature termination of any of said agreements which, in each case, would materially adversely affect the Borrower's ability to repay Senior Debt Obligations owing to such Senior Lender Group on a timely basis or the ability of such Senior Lender Group to realize on the Assigned Rights assigned hereby or pursuant hereto for its benefit;

          (g) Payment Defaults. Failure by the Borrower to pay any Senior Debt Obligation owing to any Senior Lender in the Related Senior Lender Group in respect of (i) any amount (other than in respect of principal of or any premium on any Senior Loan) when it becomes due and payable, and continuance of such default for the number of days in each case set forth in the Senior Debt Agreement with respect to such Senior Loan, or (ii) the principal of or any premium on any Senior Loan when due under the Senior Debt Agreement with respect thereto; or

          (h) Cross-Acceleration within Senior Debt Tranche. There shall have occurred a default with respect to any Senior Loan under such Senior Debt Tranche with the minimum principal amount outstanding specified in any Senior Debt Agreement with Senior Lenders in such Senior Lender Group which shall have resulted in such Senior Loan becoming or being declared due and payable prior to the stated maturity thereof (all applicable grace periods having expired).

          Section 9.2. Declaration of Default. Upon the receipt by the Trustee of one or more of the following:

          (i) a certificate from Majority Senior Lenders in a Senior Lender Group stating that an Event of Default described in Section 9.1 (other than Section 9.1(a) or (b)) has occurred and is continuing with respect to its Senior Debt Tranche; or

          (ii) a certificate from Supermajority Senior Lenders in a Senior Lender Group stating that an Event of Default described in Section 9.1(a) has occurred with respect to its Senior Debt Tranche;

the Trustee shall, by notice to the Borrower and to each Person in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group that is party to a Financing Agreement, and to each other Senior Lender in such Senior Lender Group, declare that a Default has occurred with respect to such Senior Debt Tranche.

          (b) If an Event of Default described in Section 9.1(b) shall occur and be continuing, a Default shall automatically occur without any declaration or act by the Trustee or any Senior Lender.

          Section 9.3. Cessation of Default. Without prejudice to any of its rights hereunder, any Senior Lender in a Senior Lender Group that has instructed the Trustee to notify the Borrower of an Event of Default or to declare a Default with respect to its Senior Debt Tranche agrees promptly to notify the Trustee upon the cessation of an Event of Default and, in the case of an Event of Default pursuant to Section 9.1(a), (c), (e) and (f) or a Default declared pursuant to Section 9.2, such notice shall be effective upon its receipt by the Trustee from Majority Senior Lenders in such Senior Lender Group. Any notice given pursuant to this Section 9.3 shall be a Cessation Notice. Promptly upon receipt of a Cessation Notice, the Trustee shall deliver a copy thereof to the Borrower.

          Section 9.4. Timing of Remedies. (a) Immediately upon the declaration or occurrence of a Default with respect to a Senior Debt Tranche pursuant to an Event of Default under Section 9.1 (other than an Event of Default under Section 9.1(a)), all remedies under Section 9.5 (other than default interest as provided in Section 9.5(d), which shall apply only in case of a payment default under Section 9.1(g)) shall be available to the Senior Lender Group under such Senior Debt Tranche;

          (b) Immediately upon the declaration of a Default with respect to a Senior Debt Tranche pursuant to an Event of Default under Section 9.1(a), the remedies set forth under Section 9.5(a), Section 9.5(b) and Section 9.5(c) shall be available to the Senior Lender Group under such Senior Debt Tranche; and

          (c) After 90 days following the declaration of any Default with respect to a Senior Debt Tranche pursuant to an Event of Default under Section 9.1(a), all remedies under Section 9.5 (other than under clause (e) thereof) shall be available to the Senior Lender Group under such Senior Debt Tranche.

          Section 9.5. Common Remedies. Subject to Section 9.4, the following remedies shall be available to a Senior Lender Group in case a Default is declared or has occurred and is continuing under Section 9.2 with respect to such Senior Lender Group's Senior Debt Tranche:

          (a) Suspension of Senior Debt Tranche Commitments. To the extent provided in the Senior Debt Agreement with a Senior Lender in such Senior Lender Group, the suspension of the obligation of such Senior Lender to lend further funds to Borrower.

          (b) Termination of Senior Debt Tranche Commitments. To the extent provided in the Senior Debt Agreement with a Senior Lender in such Senior Lender Group, the termination of the obligation of such Senior Lender to lend further funds to Borrower.

          (c) Management of the Accounts. The Trustee shall take control of the management of the Proceeds Account maintained by it for the benefit of such Senior Lender Group pursuant to Section 4.5(b) and (c) and, to the extent of the security interest granted therein for the benefit of such Senior Lender Group, the Common Account.

          (d) Default Interest. The Default Interest Rate shall apply to any defaulted payment.

          (e) Acceleration. The Trustee may, and shall if so directed in writing by Supermajority Senior Lenders in the Related Senior Lender Group (such direction, or any direction pursuant to clause (f) below, an Enforcement Direction), accelerate and declare forthwith due and payable all outstanding Senior Loans owing to such Senior Lender Group, provided that upon the occurrence of an Event of Default described in Section 9.1(b) all outstanding Senior Loans owing to such Senior Lender Group shall automatically be accelerated and shall forthwith become due and payable without any declaration or act by the Trustee or any Senior Lender.

          (f) Enforcement. The Trustee may, and shall if so directed in writing by Supermajority Senior Lenders in the Related Senior Lender Group, exercise and enforce any and all of its rights under the Financing Agreements with Persons in the Related Initial Shipper Group pursuant to the Assignment Agreements to the extent of the interest therein of such Senior Lender Group and to enforce any and all security interests granted for the benefit of such Senior Lender Group hereunder or pursuant hereto, including:

               (i) To exercise any and all rights and remedies assigned for the benefit of such Related Senior Lender Group under the Assignment Agreements with respect to the Financing Agreements with Persons in the Related Initial Shipper Group; and

          (ii) To exercise the right of seizure of all funds in the Proceeds Account maintained for the benefit of such Senior Lender Group and the Common Account to the extent of the interest therein of such Senior Lender Group in accordance with the terms hereof and to apply such funds pursuant to Sections 4.5(b) and (c) and Section 4.1, respectively.

Nothing herein shall require, authorize or permit the Trustee to exercise any right under any Financing Agreement assigned to it pursuant to an Enforcement Direction by a Senior Lender Group to the extent that the proceeds from such exercise would not be allocable (directly or indirectly through the Common Account) pursuant hereto into the Proceeds Account maintained for the benefit of such Senior Lender Group.

          (g) Call under the Advance Tariff Agreement. Any Senior Lender in such Senior Lender Group shall have the right to direct the Trustee to make a call for an Advance Tariff Payment under the Advance Tariff Agreement with the Throughput Obligor in the Related Initial Shipper Group in accordance with
Section 3.7.

          Section 9.6. Trustee May Enforce Claims. All remedies, rights of action and claims under this Agreement may be prosecuted and enforced by the Trustee in its own name as trustee of an express trust; provided, however, that the Trustee is also hereby appointed as agent for Senior Lenders in each Senior Lender Group for this and the other purposes of this Agreement, and the Trustee may, if necessary under applicable law, take such action solely as agent for such Senior Lender in such Senior Lender Group. This power-of-attorney shall include the right to commence or initiate judicial or other proceedings and to revoke, cancel, annul, move to dismiss or otherwise undo any such commencement or initiation of proceedings or any other action leading to Bankruptcy of the Borrower and to reinstate the Borrower and otherwise eliminate all consequences of, and restore all damages caused by, such Bankruptcy. Any recovery of judgment by the Trustee shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the benefit of Senior Lenders in the related Senior Lender Group and deposited to the Proceeds Account maintained for the benefit of such Senior Lender Group for application as provided in Section 4.5(c). This power-of-attorney is coupled with an interest of each other Senior Lender and the Trustee and shall be irrevocable.

          Section 9.7. Control of Enforcement Action. Subject to Section 2.2(b) and receipt by the Trustee of indemnity satisfactory to it, the Majority Senior Lenders in a Senior Lender Group shall have the right, after the giving of an Enforcement Direction:

               (i) to require the Trustee to enforce this Agreement, either by judicial proceedings for the enforcement of the payment of Senior Debt Obligations owing to such Senior Lender Group and the enforcement of the rights assigned and the security interests created for its benefit under or pursuant to this Agreement and any of the Assignment Agreements; and

               (ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee hereunder; provided that (A) such direction shall not be in conflict with applicable law, this Agreement or any of the Assignment Agreements and (B) the Trustee may take any other action incidental to carrying out any direction of Majority Senior Lenders in such Senior Lender Group.

          Section 9.8. Nature of Remedies. (a) No remedy conferred upon the Trustee or any Senior Lender in a Senior Lender Group herein or under any Senior Debt Agreement or Assignment Agreement is intended to be exclusive of any other remedy so conferred and each and every such remedy shall be cumulative. The remedies conferred herein, under any Senior Debt Agreement or under any Assignment Agreement shall be the exclusive remedies of the Senior Lenders against the Borrower or any Assigned Rights in connection with the transactions contemplated hereby and thereby and neither the Trustee nor any Senior Lender shall have any other remedy now or hereafter existing contractually, at law or in equity or by statute or otherwise against the Borrower or any Assigned Rights. All remedies granted hereunder or pursuant hereto or under any Senior Debt Agreement or Assignment Agreement are subject to Section 2.2(b) and to this Article Nine.

          (b) The amounts payable by the Borrower at any time under each Senior Debt Agreement shall be a separate and independent Debt and each Senior Lender in a Senior Lender Group, except as otherwise specifically provided in this Agreement (including Section 2.2(b)), shall be entitled to protect and enforce its rights arising out of this Agreement and its Senior Debt Agreement and its right, pursuant to such Senior Debt Agreement, to cancel or suspend its commitment to make disbursements in respect of its Senior Loan, to accelerate the maturity of amounts due under its Senior Debt Agreement, and to direct the Trustee to make a call under the Advance Tariff Agreement with the Throughput Obligor in the Related Initial Shipper Group subject to the terms and conditions herein, therein and in the Assignment Agreement with respect thereto and, if such Senior Lender shall have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such direction and the Trustee for 10 Business Days after receipt of such direction has failed to make such call, to make such call and, except as aforesaid, it shall not be necessary for any other Senior Lender in such Senior Lender Group or the Trustee to consent to, or be joined as an additional party in, any proceedings for such purposes.

          (c) No failure on the part of the Trustee or any Senior Lender in a Senior Lender Group to exercise, no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement, any Assignment Agreement or any Senior Debt Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any such document preclude any other or further exercise thereof or the exercise of any other right, power or privilege thereunder. No Senior Lender in a Senior Lender Group shall be responsible for the failure of any other Senior Lender in such Senior Lender Group or the Trustee to perform its obligations hereunder, under any of the Assignment Agreements or under any Senior Debt Agreement.

          Section 9.9. Limitation on Suits.   (a) Each Senior Lender in a
Senior Lender Group shall have the right, without the consent of or participation by the Trustee or any other Senior Lender in its Senior Lender Group, if and to the extent permitted under the terms of its Senior Debt Agreement, to declare the Senior Debt Obligations thereunder immediately due and payable and (i) subject to paragraphs (b) and (c) below and Section 2.2(b), to institute any proceeding, judicial or otherwise, in respect thereof against the Borrower and (ii) subject to Section 2.2(b), to institute any proceedings judicial or other against the Throughput Obligor in the Related Initial Shipper Group following its failure to meet a call for an Advance Tariff Payment in respect of its Advance Tariff Agreement if permitted by, and on the terms and conditions set forth in, such Senior Debt Agreement.

          (b) The rights of Senior Lenders in a Senior Lender Group are subject to Section 2.2(b), and no Senior Lender in a Senior Lender Group individually shall have the right in respect of the Senior Debt Obligations to commence any proceeding, judicial or otherwise, to realize on the Assigned Rights assigned for its benefit or to enforce any judgment obtained by it, in respect of the Senior Debt Obligations or otherwise under its Senior Debt Agreement, against the Borrower, any Person in the Related Initial Shipper Group (except as otherwise provided in paragraph (a) above), and, in the case of Ecopetrol, the Canadian Group, or their respective assets or properties, to enforce any provision of this Agreement, any Assignment Agreement or the security interests created hereby or pursuant hereto, it being understood and intended that (except as otherwise provided in paragraph (a) above) no Senior Lender in a Senior Lender Group individually shall have any rights in any manner whatever to affect, disturb or prejudice the rights assigned and the security interests created hereby or pursuant hereto or the rights of any of the other Senior Lenders in its Senior Lender Group, or to obtain or seek to obtain priority or preference over any other Senior Lender in its Senior Lender Group or to enforce any rights under this Agreement except in the manner herein provided.

          (c) Notwithstanding paragraph (b) above and subject to Section 2.2(b), if (i) the requisite Senior Lenders in a Senior Lender Group have given an Enforcement Direction to the Trustee, (ii) Senior Lenders in such Senior Lender Group have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such direction, and (iii) the Trustee for 60 days after its receipt of such Enforcement Direction has failed to institute any proceeding (unless such time has been extended by mutual consent), then and only then, unless a successor trustee shall have been appointed within 30 days thereafter pursuant to Section 12.8, Supermajority Senior Lenders in such Senior Lender Group acting by themselves may take, or agree that one or more Senior Lenders in such Senior Lender Group may take, any enforcement action that the Trustee is authorized to take hereunder for their benefit.


                                  ARTICLE TEN

                          INTERCREDITOR ARRANGEMENTS

          Section 10.1. Meetings of Senior Lenders in a Senior Lender Group. The Trustee may at any time, and shall upon the request of the Borrower or any Senior Lender in a Senior Lender Group, convene a meeting of Senior Lenders in such Senior Lender Group. Any such request shall specify the general nature of the business proposed to be considered at the meeting.

          (b) The meeting shall be held at such time and place as the Trustee may determine. At least 15 Business Days' notice shall be given by the Trustee to each Senior Lender in such Senior Lender Group, which notice shall specify the date, time and place of the meeting and the general nature of the business proposed to be dealt with. The Trustee may be present at any such meeting and, if not present, the Senior Lenders in such Senior Lender Group shall inform the Trustee of any actions taken at such meeting.


                                ARTICLE ELEVEN

                    CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

          Section 11.1. Scope of Obligation of Confidentiality. Each of the Senior Lenders and the Trustee shall ensure that all information disclosed to it concerning the Oleoducto Central, the assets and business of the Borrower and the assets and business of each member of any Initial Shipper Group, or the Canadian Group, as the case may be, and not otherwise generally available (Confidential Information) shall be kept confidential and shall, unless (i) in the case of the Trustee, in connection with any relevant action, proceeding or arbitration to which the Trustee or any of its officers, directors or representatives or any such affiliate is a party; provided, however, that in the case of any disclosure pursuant to this clause (i), the Trustee will give the Borrower prior notice of the information to be disclosed to the extent that such notice is permissible and practicable under the circumstances and, upon the request of the Borrower, will seek to obtain confidential treatment of such information by the persons to whom it is disclosed; (ii) as otherwise required by law or official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self-regulatory authority, including any stock exchange or similar regulatory authority; or (iii) required by the reasonable good faith judgment of the disclosing party as a response to any emergency that may have a significant adverse effect upon the Borrower or such member of any Initial Shipper Group or the Canadian Group, as the case may be, not be revealed without the consent of the Borrower or such member of any Initial Shipper Group or the Canadian Group, as the case may be, other than to:

          (a) the directors, officers and representatives of such Senior Lender or the Trustee, as the case may be;

          (b) a financial advisor, prospective manager of an underwriting syndicate, legal counsel or consultant that has a legitimate business need to be informed and has signed an agreement to protect the Confidential Information from further disclosure to the same extent as such Senior Lender and the Trustee are obligated under this Section 11.1, naming the Borrower or such member of any Initial Shipper Group or the Canadian Group, as the case may be, as a third party beneficiary thereof; or

          (c) a governmental agency or the public which the disclosing Party believes in good faith is required by applicable laws or regulations or the rules of any stock exchange or similar regulatory authority.

          Information shall not be deemed Confidential Information, and the provisions of this Section 11.1 shall not apply, if the information (i) is already in the possession of such Senior Lender or the Trustee, as the case may be, provided that such information is not known by such Party to be subject to another obligation of secrecy, (ii) is or becomes available in the public domain other than as a result of disclosure by such Senior Lender or the Trustee, as the case may be, their associates or employees in contravention of this Section 11.1, or (iii) is not acquired by such Senior Lender or the Trustee, as the case may be, from the Borrower or any Person in the related Initial Shipper Group or the Canadian Group, as the case may be, or persons known by such Senior Lender or the Trustee to be in breach of a confidentiality agreement with or other obligation of secrecy to the Borrower or any Person in any Initial Shipper Group or the Canadian Group, as the case may be.

          The disclosing party shall give notice to the Borrower or any Person in any Initial Shipper Group or the Canadian Group, as the case may be, as soon as practicable after the making of any disclosure made as a response to any emergency and as soon as practicable before the making of any disclosure as permitted by Section 11.1(c). As to any disclosure pursuant to Section 11.1(a) or (b), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and, in the case of disclosure to a Person permitted by Section 11.1(a), the party disclosing such information shall cause such party to protect the Confidential Information from further disclosure to the same extent as the party disclosing such information is obligated under this Section 11.1 and, in the case of disclosure to a third party permitted by Section 11.1(b) or, to the extent practicable, 11.1(c), the party disclosing such information shall cause such third party to first agree in writing to so protect the Confidential Information.

          Section 11.2. Return of Confidential Information. As soon as practicable after termination, in the case of Senior Lenders under a Senior Debt Agreement, of such Senior Debt Agreement and, in any case, of this Agreement, each Senior Lender and the Trustee shall, and shall cause their respective representatives to,

          (a) destroy or return all documents containing Confidential Information that have been provided by the Borrower or any Person in any Initial Shipper Group or the Canadian Group (or on its behalf) to such Person, and

          (b) destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information,

except, in each case, for any submissions to or filings with judicial, administrative, legislative or regulatory authorities.

          Section 11.3. Announcements. No public announcement or press release concerning the business of the Borrower or any Person in any Initial Shipper Group or the Canadian Group, as the case may be, including the Oleoducto Central, shall be made by any party other than the Borrower or such Person in such Initial Shipper Group or the Canadian Group, as the case may be, without the prior written consent of the Borrower and such Person in such Initial Shipper Group or the Canadian Group, as the case may be. This provision shall not prohibit any public announcement or press release required to be made by the laws, regulations or policies of any federal, provincial or state governmental agency or similar agency or any stock exchange or similar regulatory authority or if required by the reasonable good faith judgment of the disclosing party as a response to any emergency that may have a significant adverse effect upon such party, provided that the party making such announcement shall, to the extent practicable, consult with the Borrower or such Person in such Initial Shipper Group or the Canadian Group, as the case may be, concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the Borrower or such Person in such Initial Shipper Group or the Canadian Group, as the case may be, as soon as reasonably practicable prior to, or at the same time as, the making of such announcement.

          Section 11.4. Survival. The provisions of this Article Eleven shall survive the termination of the other provisions of this Agreement for a period of five years after such termination.

                                ARTICLE TWELVE

                                 THE TRUSTEE

          Section 12.1. Appointment of Trustee. Bankers Trust Company, acting through its corporate trust office, Four Albany Street, New York, New York 10006, is hereby appointed as Trustee hereunder and the Trustee hereby accepts the trust created by this Agreement upon the terms and conditions hereof.

          Section 12.2. Delivery of Documentation. Executed counterparts of the Senior Debt Agreements referred to in Appendix A, the Assignment Agreements and the Financing Agreements have been delivered to the Trustee. The Borrower and each Senior Lender agree to deliver to the Trustee any Senior Debt Agreements relating to Senior Debt and any instrument amending or modifying any agreement previously delivered to the Trustee. Amendments or modifications of the aforementioned agreements shall not affect the duties and obligations of the Trustee hereunder unless (a) the Trustee has knowledge of such amendment or modification, and (b) with respect to any amendment or modification which, in the opinion of the Trustee, enlarges the Trustee's duties, obligations, or responsibility, the Trustee has consented in writing thereto.

          Section 12.3. Attorney-in-Fact. (a) The Trustee or any officer or agent thereof, with full power of substitution, is hereby appointed the attorney-in-fact of the Borrower for the purpose of carrying out the provisions of this Agreement and any of the Assignment Agreements and taking any action and executing any instruments which the Trustee at the direction of Majority Senior Lenders or Supermajority Senior Lenders, as the case may be, may deem necessary or advisable to accomplish the purposes hereof and thereof, which appointment as attorney-in-fact is coupled with an interest and irrevocable and, without limiting the generality of the foregoing, which appointment hereby gives the Trustee the power and right on behalf of the Borrower without notice to or assent by any of the foregoing, to the extent permitted by applicable law, to do the following when and to the extent it is authorized or directed to do so pursuant to the terms of this Agreement or any of the Assignment Agreements and subject to the limitations contained herein and therein:

          (i) to ask for, demand, sue for, collect, receive and give acquittance for any and all monies due or to become due with respect to, and to the extent of, the rights assigned to it by the Borrower to the extent of the interest therein of any Senior Lender Group;

          (ii) to receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable instruments, documents and chattel paper taken or received by the Trustee in connection with this Agreement or any of the Assignment Agreements;

          (iii) to commence, file, prosecute, defend, settle, compromise, adjust, revoke, cancel, annul, move to dismiss or otherwise undo any claim, suit, action or proceeding with respect to the security interests granted for the benefit of any Senior Debt Tranche, including, subject to Section 2.2(b), any such proceeding leading to Bankruptcy of the Borrower;

          (iv) to deal in or with the Assigned Rights or any part thereof pursuant to the terms and conditions of this Agreement and the Assignment Agreements with respect thereto; and

          (v) to do, at its option and at the expense and for the account of the Borrower at any time or from time to time, all acts and things which the Trustee deems necessary to protect or preserve the Assigned Rights with respect to any Senior Debt Tranche and to realize upon such Assigned Rights.

The Borrower agrees, if required by applicable law or reasonably requested by the Trustee, to execute and deliver to the Trustee, and register in every public registry in Colombia in which such registration is necessary, a notarized Colombian public deed constituting such power of attorney. The Trustee shall not be responsible for the negligence or misconduct of any attorney-in-fact selected by it without gross negligence or willful misconduct.

          (b) Each Senior Lender in each Senior Lender Group agrees, if required by applicable law or reasonably requested by the Trustee, to execute and deliver to the Trustee, and register in every public registry in Colombia in which such registration is necessary, a notarized Colombian public deed appointing the Trustee and any officer or agent thereof, with full power of substitution, its attorney-in-fact for purposes of exercising the rights and remedies of such Senior Lender in such Senior Lender Group under this Agreement and the Assignment Agreements in accordance with Section 2.2(b) and taking all action in Colombia on behalf of such Senior Lender in such Senior Lender Group that the Trustee is authorized to take pursuant to this Agreement.

          Section 12.4. Reliance. The Trustee shall be entitled to act upon any Majority Senior Lender direction, Supermajority Senior Lender direction, Enforcement Direction, Notice of Cessation, Officers' Certificate, Opinion of Counsel, incumbency certificate, notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished hereunder or under the Assignment Agreements which it in good faith reasonably believes to be genuine, and it shall be entitled to rely upon the due execution, validity and effectiveness, and the truth and acceptability, of any provisions contained therein. The Trustee shall not have any responsibility to make any investigation into the facts or matters stated in any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished to it hereunder or under the Assignment Agreements. The Borrower shall deliver to the Trustee a list of authorized signatories of any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished to the Trustee hereunder or under the Assignment Agreements and the Trustee shall be entitled to rely on such list until a new list is furnished by the Borrower to the Trustee.

          Section 12.5. Liability. The Trustee shall not be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing, except for its own gross negligence or willful misconduct. A Senior Lender in a Senior Lender Group shall in no event be liable for any act done or omitted to be done by the Trustee or by any of its officers or employees.

          Section 12.6. Consultation With Counsel, etc. The Trustee may consult with, and obtain advice from, legal counsel, accountants and other experts, in connection with the performance of its duties hereunder and under the Assignment Agreements and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and advice of such counsel, accountants and other experts. The Trustee shall not be responsible for the negligence or misconduct of any counsel, accountants and other experts selected by it without gross negligence or willful misconduct on its part.

          Section 12.7. Duties. The Trustee shall have no duties other than those specifically set forth or provided for in this Agreement and the Assignment Agreements and no implied covenants or obligations of the Trustee shall be read into this Agreement, or the Assignment Agreements or any related agreement to which the Trustee is a party. The Trustee shall have no obligation to familiarize itself with and shall have no responsibility with respect to any other agreement or document relating to the transactions contemplated by this Agreement or the Assignment Agreements nor any obligation to inquire whether any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, document, communication, statement or calculation is in conformity with the terms of any such other agreement, except those irregularities or errors manifestly apparent on the face of such document or to the actual knowledge of the Trustee. The Trustee shall at all times take such care in dealing with the Assigned Rights securing each Senior Debt Tranche as would a prudent man in dealing with his own property. The Trustee shall, upon receipt of an Enforcement Direction and acceptable indemnification, exercise the rights and powers vested in it by this Agreement or by any Assignment Agreement which it is directed by the requisite Senior Lenders in a Senior Lender Group to exercise and the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the direction of such requisite Senior Lenders in such Senior Lender Group.

          Section 12.8. Resignation, Replacement and Successor Trustee. The Trustee at any time may resign as Trustee hereunder upon giving not less than three months' notice in writing to the Borrower and each Senior Lender in all Senior Lender Groups. The Trustee may be removed as Trustee hereunder by an instrument in writing signed by Supermajority Senior Lenders in any Senior Lender Group. Upon resignation of the Trustee, a successor trustee (a) if no Default is continuing, shall be proposed by the Borrower and, if consented to by Majority Senior Lenders in each Senior Lender Group shall be appointed, or
(b) if a Default is continuing, or if the Borrower fails to propose a successor, or if the successor proposed is not accepted by Majority Senior Lenders in each Senior Lender Group, shall be appointed by Majority Senior Lenders in the Senior Lender Groups acting together. No resignation or removal of the Trustee and no appointment of a successor trustee shall be effective until (a) the successor trustee has accepted its appointment and (b) all indemnities, compensation and expenses required by Sections 12.9, 12.10 and
12.12 shall have been paid or provided for. If no successor trustee shall have been so appointed and shall have accepted such appointment within 30 days after the date fixed for such resignation or such removal, the Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may prescribe, appoint a successor trustee. Any successor trustee appointed pursuant to this Section 12.8 shall be a bank or trust company organized under the laws of the United States or of the State of New York having its principal corporate trust office in The City of New York and a combined capital and surplus of at least $500 million. Any successor trustee shall evidence its acceptance of the trust hereunder by executing and delivering to the Borrower, each Senior Lender in each Senior Lender Group and the Trustee an instrument accepting this trust and its appointment as Trustee hereunder, and thereupon such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named as Trustee herein and therein, and such predecessor shall have no further obligation or liability thereunder except for liability with respect to its acts or omissions prior to such succession pursuant to Section 12.5; nevertheless, on the request of any party hereto or such successor trustee, the Trustee ceasing to act shall execute and deliver instruments transferring to such successor trustee all rights and powers of the Trustee so ceasing to act, including any such instruments necessary to assign the rights under the Financing Agreements assigned to it pursuant to the Assignment Agreements and to transfer the accounts maintained hereunder to such successor trustee, and shall deliver to such successor trustee all property held by it in trust hereunder.

          Section 12.9. Indemnity. (a) The Borrower agrees to indemnify the Trustee and its officers, agents and employees for, and to hold each of them harmless against, any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the Assignment Agreements, unless arising from the gross negligence or willful misconduct of such of the Trustee or the agents that are seeking indemnification, including the costs and expenses of defending itself against any claim of liability in the premises. As security for such payment, the Trustee shall have an interest prior to the Senior Loans under each Senior Debt Tranche upon all Assigned Rights securing such Senior Debt Tranche and other property and funds held or collected by the Trustee as part of the trust established hereunder.

          (b) In any suit, proceeding or action brought by the Trustee under or with respect to the Assigned Rights for any sum owing hereunder and under any Senior Debt Agreement, or to enforce any provisions hereof or of any of the Assignment Agreements, the Borrower will save, indemnify and keep the Trustee harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligee thereunder, arising out of a breach by the Borrower of any of its obligations hereunder or thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligee or its successors from the Borrower, and all such obligations of the Borrower shall be and remain enforceable against and only against the Borrower and shall not be enforceable against the Trustee or any Senior Lender in the Related Senior Lender Group.

          (c) The agreements in this Section 12.9 shall survive the termination of the other provisions of this Agreement and shall be subject to
Section 2.2(b).

          Section 12.10. Compensation. The Trustee shall be entitled to reasonable compensation (which shall not be limited by any provision of law in regard to compensation of a trustee of an express trust) as may be agreed from time to time between the Borrower and the Trustee for all services rendered under this Agreement and the Assignment Agreements, and such compensation, together with reimbursement of the Trustee for its advances, disbursements and expenses in connection with the performance of the trust provided for herein (including the reasonable fees and expenses of its agents and of counsel, accountants and other experts referred to in Section 12.6), shall be paid by the Borrower promptly upon demand from the Trustee from time to time as services are rendered and expenses are incurred. The Senior Lenders in each Senior Lender Group shall have no liability for any fees, expenses or disbursements of the Trustee. Any fees, compensation or expenses of the Trustee or its counsel not paid as provided for herein may be taken from any property held by the Trustee hereunder notwithstanding any provisions herein to the contrary. As security for such payment, subject to Section 2.2(b), the Trustee shall have an interest prior to the Senior Loans under each Senior Debt Tranche upon all Assigned Rights and other property and funds held or collected by the Trustee as part of the trust established hereunder.

          Section 12.11. Certificates. Whenever in the administration of the trusts of this Agreement the Trustee shall deem it necessary or desirable that a matter be proved or established in connection with taking or omitting any action by the Trustee hereunder or under the Assignment Agreements, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved or established by a certificate of the Borrower delivered to the Trustee.

          Section 12.12. Stamp and Other Similar Taxes. The Borrower agrees to indemnify and hold harmless the Trustee and each Senior Lender in a Senior Lender Group from, and shall reimburse the Trustee and each Senior Lender in a Senior Lender Group for, any present or future claim for liability for any stamp or other similar tax and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, any Assignment Agreement, the trust created hereunder or the attachment or perfection of the assignments and the security interest granted to the Trustee in any Assigned Rights hereunder or pursuant hereto. The obligations of the Borrower under this Section 12.12 shall survive the termination of the other provisions of this Agreement.

          Section 12.13. Information. (a) The Borrower agrees that, from time to time upon request of the Trustee, the Borrower shall deliver to the Trustee a list setting forth, by each Senior Debt Agreement of the Borrower (i) the aggregate principal amount outstanding thereunder, (ii) the interest rate then in effect thereunder and (iii) the Senior Lender thereunder.

          (b) The Trustee shall promptly deliver (i) to each Senior Lender in a Senior Lender Group upon receipt a copy of all notices, reports and demands for payment received or sent by it pursuant to the Assignment Agreement with respect to the Advance Tariff Agreement with the Throughput Obligor in the Related Initial Shipper Group and a copy of all notices, reports and other information received or sent by it hereunder or pursuant hereto and expressly required herein to be provided to each Senior Lender in such Senior Lender Group, and (ii) to any Senior Lender in a Senior Lender Group upon request by it a copy of all notices, reports, demands for payment received by the Trustee under the Assignment Agreements with respect to the other Financing Agreements with Persons in the Related Initial Shipper Group and all other notices, requests and information received by the Trustee for delivery to such Senior Lender Group hereunder or pursuant hereto.

          (c) Each Senior Lender shall deliver to the Trustee an authority and incumbency certificate setting forth the names and specimen signatures of the persons authorized to provide instructions or directions to the Trustee as of the date of its Senior Debt Agreement and shall promptly provide any changes thereto from time to time thereafter. The Trustee shall be entitled to conclusively rely on such certificate until it receives a certificate specifically stating that it is a superseding certificate.

          Section 12.14. Limitation on Trustee's Duties in Respect of Assigned Rights. Beyond its duties set forth in this Agreement as to the custody thereof and the accounting to the Borrower and each Senior Lender in a Senior Lender Group for monies received hereunder and under the Assignment Agreements, the Trustee shall not have any duty to the Borrower or such Senior Lender in a Senior Lender Group with respect to any Assigned Rights in its possession or control or in the possession or control of its agent or nominee, any income thereon, or the preservation of rights against prior parties or any other rights pertaining thereto. To the extent, however, that the Trustee or an agent or nominee of the Trustee maintains possession or control of any of the Assigned Rights or the Assignment Agreements at any office of the Trustee, the Trustee shall, or shall instruct such agent or nominee to, grant the Borrower and such Senior Lender in a Senior Lender Group the access to such Assigned Rights or Assignment Agreements which the Borrower or such Senior Lender in such Senior Lender Group requires for the conduct of their businesses, except, in the case of the Borrower, if and to the extent that the Trustee shall have received an Enforcement Direction.

          Section 12.14. Right to Initiate Judicial Proceedings, etc. (a) If and only if the Trustee shall have received an Enforcement Direction and during such time as such Enforcement Direction shall not have been withdrawn
(i) the Trustee shall have the right and power, subject to Section 2.2(b), to institute and maintain such suits and proceedings as (subject to the instructions of the requisite Senior Lenders in the Related Senior Lender Group) it may deem appropriate to protect and enforce the rights vested in it by this Agreement and the Assignment Agreements, and (ii) the Trustee may, subject to Section 2.2(b), either after entry or without entry, proceed (subject to the instructions of the requisite Senior Lenders in such Senior Lender Group) by suit or suits at law or in equity to enforce such rights and to foreclose upon the Assigned Rights assigned for the benefit and to the extent of the interest therein of such Senior Lender Group and to realize upon all or, from time to time, any of the property of the trust established hereunder for the benefit of such Senior Lender Group under the judgment or decree of a court of competent jurisdiction.

          (b) In case of Bankruptcy of the Borrower or any Person in the Related Initial Shipper Group or affecting the Assigned Rights, the Trustee (irrespective of whether the principal of Senior Debt under the Related Senior Debt Tranche shall then be due and payable) shall be entitled and empowered, by intervention in such proceeding or otherwise, (i) to file and prove a claim for the whole amount of the obligations of the Borrower due and unpaid under a Senior Debt Agreement and this Agreement or of any such other Person under the Financing Agreement(s) with such Person and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, disbursements and advances of the Trustee, its agents and counsel) and of Senior Lenders in a Senior Lender Group allowed in such judicial proceeding and (ii) subject to
Section 2.2(b), to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Senior Lender in such Senior Lender Group to make such payments to the Trustee.

          Section 12.16. Exculpatory Provisions. The Trustee makes no representations as to the value or condition of the trust created hereunder or any part thereof, or as to the title of the Borrower thereto or as to the rights and interests granted or the security afforded by the Assignment Agreements or this Agreement or as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Agreement, any Assignment Agreement or the Senior Debt secured hereby, and the Trustee shall incur no liability or responsibility in respect of any such matters. The Trustee shall not be accountable for the use or application by any Person of disbursements properly made by the Trustee in conformity with the provisions of this Agreement or the proceeds of Senior Loans under a Senior Debt Tranche or other monies borrowed by the Borrower.

          Section 12.17. Merger of the Trustee. Any corporation into which the Trustee shall be merged, or with which it shall be consolidated, or any corporation resulting from any merger or consolidation to which the Trustee shall be a party, shall be the Trustee under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

          Section 12.18. Treatment of Senior Lenders in a Senior Lender Group and of TRO Holders by Trustee. (a) The Trustee may treat the Senior Lenders in a Senior Lender Group as the holders of the instruments evidencing Senior Debt Obligations under the Related Senior Debt Tranche and as the absolute owners thereof for all purposes hereunder unless the Trustee shall receive notice to the contrary and delivery of a new certificate of incumbency pursuant to Section 12.13(c) hereof.

          (b) Any Person which shall be designated as the Senior Lender under a Senior Debt Agreement pursuant to paragraph (a) or (b) of the definition of Senior Lender or as the duly authorized representative of one or more of the Senior Lenders in a Senior Lender Group to act as such in connection with any matters pertaining to this Agreement or any Assignment Agreement or the Assigned Rights with respect to the Related Senior Debt Tranche shall present to the Trustee such documents, including, without limitation, opinions of counsel, as the Trustee may reasonably request, in order to demonstrate to the Trustee the authority of such Person to act as the representative of such Senior Lender or Lenders in such Senior Lender Group.

          (c) The Trustee may treat the TRO Holders as the absolute owners of the instruments, if any, evidencing Transportation Repayment Obligations and of such obligations for all purposes of this Agreement unless it shall have received notice to the contrary and delivery of a new certificate of incumbency pursuant to Section 12.13(c) hereof. The Trustee shall treat any Person who has made Tariff Advances as indicated on the books and records of the Borrower as the holder thereof and any Person registered in the registry of Transportation Notes maintained by the Borrower or the paying agent with respect thereto as the holder thereof or the successors and permitted assigns of any such Person, as a TRO Holder for purposes hereof.

          Section 12.19. Additional Security Arrangements. Upon instruction by each of the Borrower, the Throughput Obligor in an Initial Shipper Group and any Senior Lender in the Related Senior Lender Group that is the proposed beneficiary of additional security arrangements with respect to the Senior Debt Obligations owing to such Senior Lender to be provided by a Person in the Related Initial Shipper Group (and not the Borrower), the Trustee shall enter such agreements as trustee, security or collateral trustee, or security or collateral agent or in any other similar capacity as are necessary or desirable in the reasonable opinion of such Senior Lender, the Borrower and such Throughput Obligor to give effect to such additional security arrangements provided that the Trustee receives an Opinion of Counsel in form and substance reasonably satisfactory to it with respect to such agreement.

          Section 12.20. Miscellaneous. The Trustee shall have the right at any time to seek instructions concerning the administration of this trust from any court of competent jurisdiction. In the event of any disagreement between the other parties to this Agreement or the Assignment Agreements, as the case may be, resulting in adverse claims being made in connection with property held by the Trustee and the terms of this Agreement do not unambiguously mandate the action the Trustee is to take in connection with such property under the circumstance then existing, or the Trustee is in doubt as to what action it is required to take, the Trustee shall be entitled to refrain from taking any action until directed otherwise in writing by the parties hereto entitled to give such direction or by a court of competent jurisdiction.

          None of the provisions of this Agreement or the Assignment Agreements shall be construed to require the Trustee to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder if it shall have reasonable grounds for belief that repayment of such funds or indemnity against such risk or liability is not reasonably assured to it. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or the Assignment Agreements at the request or direction of the Borrower or any Senior Lender in a Senior Lender Group, unless the Trustee shall have been offered security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction (including interest thereon from the time incurred until reimbursed).

          (c) The Trustee (or any parent, subsidiary or associated person) may accept deposits from, lend money to, and generally engage in any business with, the Borrower, any Shareholder, any Person in any Initial Shipper Group or the Canadian Group, the Subaccount Banks, or any Senior Lender in a Senior Lender Group or lender of Subordinated Debt, or any of their Affiliates, without affecting the validity of the trust created hereby or the right to enforce any Senior Debt Obligations under a Senior Debt Tranche or other right to payment or security interest created hereunder or pursuant hereto as freely as if it were not the Trustee hereunder. The Trustee shall notify each Senior Lender in a Senior Lender Group at any time it believes it has any interest conflicting with its obligations hereunder. The Trustee (without prejudice to its rights under the last sentence of Section 12.10) hereby waives any right of banker's Lien, set-off or counterclaim in respect of any assets contained in the Proceeds Accounts maintained for the benefit of the Senior Lender Groups, in the Common Account or otherwise that are held by the Trustee as trustee hereunder.

          (d) The Trustee shall not be personally liable for Debts contracted or liabilities or damages incurred in the management or operations of the trust hereunder, except for those contracted or incurred as a result of its negligence or willful misconduct.


                               ARTICLE THIRTEEN

                                     TERM

          Section 13.1. Effectiveness. This Agreement shall come into full force and effect upon its execution and delivery by each of the parties named on the signature pages hereof.

          Section 13.2. Termination. (a) Upon satisfaction of each of the following conditions precedent with respect to a Senior Debt Tranche, the Trustee shall, at the expense of the Borrower, reassign to the Throughput Obligor in the Related Initial Shipper Group all of the rights under its Advance Tariff Agreement assigned to the Trustee under the Assignment Agreement with respect thereto:

          (i) all obligations due and owing to the Trustee hereunder have been paid in full;

          (ii) all Senior Debt Obligations owing to such Senior Lender Group (excluding Transportation Repayment Obligations that have become Senior Debt under such Senior Debt Tranche pursuant to Section 2.1(b), if any) and all sums payable hereunder to the Trustee have been paid in full and Senior Lenders in such Senior Lender Group shall not have delivered a certificate to the Trustee within 15 days of delivery by the Borrower of the certificate referred to in clause (ii) below denying that all such Senior Debt Obligations have been repaid in full; and

          (iii) the Borrower shall have delivered to the Trustee a certificate stating that the conditions precedent to termination pursuant to this Section 13.2 have been satisfied.

          (b) Upon satisfaction of each of the conditions precedent in clauses (i) and (ii) of paragraph (a) above with respect to all Senior Debt Tranches, including with respect to Transportation Repayment Obligations that have become Senior Debt under a Senior Debt Tranche, if any, pursuant to
Section 2.1(b), this Agreement shall terminate and all rights and interests created by or pursuant to this Agreement or any Assignment Agreement for the benefit of any Senior Lender shall terminate, and the Trustee shall, at the expense of the Borrower, execute and deliver a termination statement and such instruments of satisfaction, discharge and release of security as may be requested by the Borrower and shall pay, assign, transfer and deliver to or to the order of the Borrower all monies and investments in the accounts maintained hereunder and all other trust funds and other property then held by it hereunder, including any assigned rights under the Financing Agreements and the Assignment Agreements.

          (c) Notwithstanding the termination of this Agreement as provided above in this Section 13.2(b), the Borrower's obligations to the Trustee under Sections 12.9, 12.10 and 12.12 and such other provisions hereof that by their terms are to survive such termination, shall survive such termination.


                               ARTICLE FOURTEEN

                                   GENERAL

          Section 14.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:





Party                                        Agent for Service

OLEODUCTO CENTRAL S.A.                       CT CORPORATION SYSTEM
World Trade Center Bogota                                1633 Broadway
Torre C, Piso 10                             New York, New York 10019
Calle 100 N. 8A-55                           Telefax: (212) 247-2882
Santafe de Bogota, D.C. - Colombia
Telefax:  571-218-3933
Attention:  President

BANKERS TRUST COMPANY                        N/A
Four Albany Street, 4th floor
New York, New York 10006
Telefax: (212) 250-6961
Telephone: (212) 250 6826
Attention: Corporate Trust and Agency Group




or to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the others. Any notice, demand, request, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The Party giving any notice, demand, request, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 14.2. Entire Agreement. This Agreement, together with the Senior Debt Agreements and the Assignment Agreements, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

          Section 14.3. Amendments. Without the consent of any Senior Lenders, the Borrower, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to any Assignment Agreement, in form satisfactory to each, for any of the following purposes:

               (i) to evidence the succession of another Person to the Borrower and the assumption by any such successor of the covenants of the Borrower herein and in the Senior Debt Agreements in accordance with Section 6.1(b);

               (ii) to add to the representations or covenants of the Borrower for the benefit of the Senior Lenders in all Senior Lender Groups or to surrender any right or power herein conferred upon the Borrower;

               (iii) to add any additional Events of Default for the benefit of the Senior Lenders in all Senior Lender Groups;

               (iv)  to secure the Senior Debt pursuant to the requirements of
Section 6.2(d) or otherwise;

               (v) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Senior Debt in accordance with Section 12.8; or

               (vi) to cure any ambiguity, to correct or supplement any provision herein or therein which may be defective or inconsistent with any other provision herein or therein or in the Advance Tariff Agreements or the Transportation Agreements, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that such action pursuant to this clause (vi) shall not adversely affect the interests of the Senior Lenders in any material respect.

          (b) With the consent of Majority Senior Lenders in each Senior Lender Group adversely affected by such amendment hereto, by action of said Senior Lenders delivered to the Borrower and the Trustee, the Borrower, when authorized by a Board Resolution and, with respect to an amendment to this Agreement, the prior written consent of the Initial Shipper in each Related Initial Shipper Group, and the Trustee may enter into an amendment or amendments hereto or to any Assignment Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or such Assignment Agreement or of modifying in any manner the rights of said Senior Lenders under this Agreement or such Assignment Agreement; provided, however, that no such amendment or amendments shall, without the consent of each Senior Lender affected thereby,

          (i) reduce the percentage in principal amount of the outstanding Senior Debt under any Senior Debt Tranche, the consent of whose Senior Lenders is required for any such amendment or amendments, or the consent of whose Senior Lenders is required for any waiver (of compliance with certain provisions of this Agreement or certain defaults hereunder and their consequences) provided for in this Agreement, or

          (ii) modify any of the provisions of this Section, Section 6.1(1)(i) or Section 6.3, except to increase any such percentage or to provide that certain other provisions of this Agreement cannot be modified or waived without the consent of each Senior Lender affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Senior Lender in such Senior Lender Group with respect to changes in the references to the Trustee and concomitant changes in this Section and Section 6.3, or the deletion of this proviso.

          (c) It shall not be necessary for any action of Senior Lenders under this Section to approve the particular form of any proposed amendment hereto, but it shall be sufficient if such action shall approve the substance thereof.

          (d) In executing, or accepting the additional trusts created by, any amendment hereto permitted by this Section or the modifications thereby of the trusts created by this Agreement, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment hereto is authorized or permitted by this Agreement and that such amendment constitutes the legal and binding obligation of the Borrower enforceable in accordance with its terms (subject to customary exceptions). The Trustee may, but shall not be obligated to, enter into any such amendment hereto which affects the Trustee's own rights, duties or immunities under this Agreement or otherwise.

          (e) Upon the execution of any amendment hereto under this Section, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and the Borrower, the Trustee, every Senior Lender and every holder of Senior Debt thereafter shall be bound thereby.

          (f) No waiver of this Agreement shall be binding unless executed in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure on the part of the Trustee or any Senior Lender to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          Section 14.4. No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns, and no other Person shall have any right hereunder, except (a) as provided herein with respect to the TRO Holders, (b) as provided in Section 2.2(b), Article Eleven and Section 12.19 with respect to Persons in any Initial Shipper Group or the Canadian Group and (c) as otherwise expressly provided herein to the contrary.

          Section 14.5. Conflicts. In case of any express conflict between this Agreement and any Senior Debt Agreement (including any promissory note delivered thereunder) or (with respect to the rights and obligations of the parties and the conditions and terms on which rights may be exercised) any Assignment Agreement, this Agreement shall control.

          Section 14.6. Language; Spanish Translation. The Spanish translation of this Agreement initialed for identification by Colombian counsel to the Borrower and common Colombian counsel to Senior Lenders and certified by an official translator registered before the Colombian Ministry of Foreign Affairs shall be the agreed Spanish translation hereof for all purposes. Such translation and no other may be filed in one or more public registries in Colombia or used in any proceeding in Colombia. For all purposes, the English language version hereof shall be the original instrument and in case of conflict between the English and the Spanish versions, the English version shall control.

          Section 14.7. Specific Performance. The Trustee and each Senior Lender acknowledges that the Borrower would be immediately and irreparably injured in the event of breach of Section 2.2(b) of this Agreement. Accordingly, the Trustee and each Senior Lender agree that, in addition to other remedies, the Borrower shall be entitled to an injunction restraining any violation or threatened violation of Section 2.2(b) of this Agreement or to specific performance or other equitable relief to enforce the provisions of
Section 2.2(b) of this Agreement. In the event that any action should be brought in equity to enforce the provisions of Section 2.2(b) of this Agreement, neither the Trustee nor any Senior Lender shall allege, and the Trustee and each Senior Lender hereby waives the defense, that there is adequate remedy at law. Equitable relief shall not be exclusive of any other remedies to which the Borrower is entitled at law.

          Section 14.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 14.9. Performance Outside Colombia. The Parties acknowledge and agree that their activities hereunder will be performed substantially outside Colombia.

          Section 14.10. Waiver of Immunity. To the extent that a Party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States).

          Section 14.11. Submission to Jurisdiction; Consent to Service. The Parties hereby submit to the non-exclusive jurisdiction of the Federal and State courts in the Borough of Manhattan in The City of New York (the Specified Courts) in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a Related Proceeding). Each party hereto hereby waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings, brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceedings brought therein has been brought in an inconvenient forum. Each Party irrevocably appoints the agent for service designated opposite its name in Section 14.1 hereof as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such action, suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to such Party, by the person serving the same to the address provided in Section 14.1, shall be deemed in every respect effective service of process upon such Party in any such suit or proceeding. Each Party further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 14.11 shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.

          The obligation of a Party in respect of any sum due from it to another Party expressed in United States Dollars, notwithstanding any judgment in a currency other than United States Dollars, shall not be discharged until the first Business Day following receipt by such other Party of any sum adjudged to be so due in such other currency on which (and only to the extent that) such other Party may in accordance with normal banking procedures purchase United States Dollars with such other currency. If the United States Dollars so purchased are less than the sum originally due to such other Party hereunder, the first Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such other Party against such Dollar shortfall. If the United States Dollars so purchased are greater than the sum originally due to such other Party hereunder, such other Party agrees to the fullest extent permitted by law to pay to the first Party an amount equal to the excess of the Dollars so purchased over the sum originally due to such other Party hereunder.

          Section 14.12. Currency Equivalents. Calculation of currency equivalents on any day shall be based on the Tasa Representativa del Mercado, as reported by the Banking Superintendency in Colombia, or other equivalent rate or, if no such rate is reported in Colombia, then the foreign exchange spot mid-rates for such day reported in The Wall Street Journal, Eastern Edition, or, if not so reported, on the mid-market foreign exchange spot closing rates for such day reported in the Financial Times, or, if not so reported, on spot foreign exchange mid-market rates for trading among banks in amounts of $1 million and more as quoted by the Trustee.

          Section 14.13. Headings; Table of Contents. The headings and table of contents contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 14.14. Counterparts. This Agreement may be executed in seven or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page in this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

          Section 14.15. Waiver of Jury Trial. Each of the Borrower, the Trustee and the Senior Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Borrower, the Trustee or any Senior Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be executed and delivered by their respective proper officers thereunto duly authorized as of the date first above written.


          OLEODUCTO CENTRAL S.A.


                                                             /s/Gustavo Suarez
          By:  Gustavo Suarez
          Title:  President

          BANKERS TRUST COMPANY,                    As Trustee

                                                             /s/Marie C. Rasch
          By:  Marie C. Rasch
          Title:  Vice President

                                                                    APPENDIX A
                                            To Common Security Trust Agreement

                             SENIOR DEBT SCHEDULE


                            SENIOR DEBT TRANCHE A

Related Initial Shipper Group:
     Shareholder, Initial Shipper and Throughput Obligor: Ecopetrol

Canadian Group:
     Shareholders:  IPL Enterprises, TCPL
International
     Performance Guarantors:  IPL Energy, TransCanada Pipelines


Designated Senior Lender  Senior Debt Agreement  Providers of Senior Debt  Senior Debt Commitment




                             SENIOR DEBT TRANCHE B

 Related Initial Shipper Group:
Shareholder:  BP Pipelines
Initial Shipper and Throughput Obligor:  BPEC
Performance Guarantor:  BP International Limited


Designated Senior Lender  Senior Debt Agreement  Providers of Senior Debt  Senior Debt Commitment




                             SENIOR DEBT TRANCHE C

 Related Initial Shipper Group:
Shareholder:  TOTAL Pipeline
Initial Shipper and Throughput Obligor:  TOTAL Exploratie
Performance Guarantor:  TOTAL S.A.



Designated Senior Lender  Senior Debt Agreement  Providers of Senior Debt  Senior Debt Commitment



                             SENIOR DEBT TRANCHE D

 Related Initial Shipper Group:
Shareholder:  Triton Pipeline
Initial Shipper and Throughput Obligor:  Triton Colombia
Performance Guarantor:  Triton Energy Corporation



Designated Senior Lender  Senior Debt Agreement  Providers of Senior Debt  Senior Debt Commitment








125_LAN04

                                                                    APPENDIX B
                                            to Common Security Trust Agreement



                         FORM OF ASSUMPTION AGREEMENT

                                    [date]


Bankers Trust Company
Four Albany Street, 4th Floor
New York, New York 10006

Attention: Corporate Trust and Agency Group

Gentlemen:

          Pursuant to Section 2.1(a)(ii) of the Common Security Trust Agreement, dated as of June 1, 1995, among Oleoducto Central S.A. (the Borrower) and Bankers Trust Company, as Trustee for the benefit of holders from time to time of Senior Debt, we confirm our agreement with you as follows:

          1. Designation of Senior Debt. We acknowledge that, in accordance with Section 2.1(a) of the Common Security Trust Agreement, the Borrower has designated the additional Debt to be Incurred under [the Tranche [B][C][D]] Senior Debt Agreement] [the Indenture] to be dated as of [June __, 1995] and to be entered into between the Borrower and [Name of Additional Lender or Indenture Trustee] [as [Agent] [Indenture Trustee] for the [providers of Debt] [Debentureholders] under [the Tranche [B][C][D] Senior Debt Agreement] [the Indenture] (the "Tranche [A][B][C][D] Senior Debt Agreement") as Senior Debt under Senior Debt Tranche [A][B][C][D] to be secured by and entitled to the benefits of the Common Security Trust Agreement and the Throughput Obligor in the Related Initial Shipper Group has consented to such designation as evidenced by the Borrower's Officers' Certificate and such Throughput Obligor's consent attached hereto, and we consent to such designation.

          2. Consent to Terms of Common Security Trust Agreement. In accordance with Section 2.1(a)(ii) of the Common Security Trust Agreement, we agree on behalf and for the account of [the providers of Senior Debt] [Debentureholders] under the Tranche [A][B][C][D] Senior Debt Agreement] for the benefit of the Borrower, the Trustee and the other holders from time to time of Senior Debt (a) to become a Party to the Common Security Trust Agreement, (b) to be bound as a Senior Lender by all of the terms and conditions of the Common Security Trust Agreement and (c) to perform all of the obligations of a Senior Lender under the Common Security Trust Agreement in accordance with the terms thereof.

          3. Representations and Warranties. We represent and warrant for the benefit of the Borrower, the Trustee and the other holders from time to time of Senior Debt that we are a [bank] duly organized and existing under the laws of [name of jurisdiction] with the requisite power and authority, on behalf of ourselves and all of [the Senior Lenders] [the Debentureholders] party to the Tranche [A][B][C][D] Senior Debt Agreement, to enter into this Agreement and this Agreement, when executed and delivered by us, constitutes a valid and legally binding agreement.

          4. Senior Lender under Common Security Trust Agreement. The undersigned is the [Senior Lender] [Indenture Trustee] under the Tranche [A][B][C][D] Senior Debt Agreement pursuant to clause (a) of the definition of Senior Lenders in the Common Security Trust Agreement and for all purposes thereof.

          5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          6. Definitions. Terms used but not defined herein have the meanings assigned to them in the Common Security Trust Agreement.

                              [NAME OF [ADDITIONAL LENDER]
                              [INDENTURE TRUSTEE]]


                              ____________________________
                              By:
                              Title:


Acknowledged as of ______


BANKERS TRUST COMPANY,
  As Trustee


125_LAN02/99805.18

                                                                    APPENDIX C
                                            To Common Security Trust Agreement


               FORM OF ASSIGNMENT AND ACKNOWLEDGMENT AGREEMENT
                FOR RIGHTS UNDER THE TRANSPORTATION AGREEMENT

          This AGREEMENT, dated as of June 1, 1995, by and between:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (Ocensa); and

          BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the Trustee) under the Common Security Trust Agreement, dated as of June 1, 1995 (the Common Security Trust Agreement), among Ocensa, the holders from time to time of Senior Debt and the Trustee.


                                   RECITALS

          WHEREAS:

          A. [INSERT NAME OF INITIAL SHIPPER] (the Initial Shipper) and Ocensa have entered into a Transportation Agreement, dated as of March 31, 1995 (as amended from time to time in accordance with its terms, the Transportation Agreement), by which the Initial Shipper has undertaken obligations to make tariff payments to Ocensa in certain circumstances;

          B. Ocensa desires to establish one or more credit facilities and/or securities issuance facilities that may be used to finance construction and operation of the Oleoducto Central pursuant to the Common Security Trust Agreement. In order to facilitate such transactions, Ocensa is willing to assign to the Trustee certain rights under the Transportation Agreement to be exercised by the Trustee as provided herein and in the Common Security Trust Agreement for the benefit of Senior Lender Group [A] [B] [C] [D], and, to the extent of funds payable thereunder that are required to be deposited into the Common Account, the other Senior Lender Groups, as their interests therein may appear; and

          C. By execution of this Agreement, Ocensa warrants that all things necessary to make this Agreement the valid, legally binding and enforceable obligation of Ocensa have been done and performed and the execution and performance hereof in all respects has been authorized and approved by all corporate action necessary on the part of Ocensa.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Ocensa and the Trustee agree as follows:


                                 ARTICLE ONE

                     ASSIGNMENT BY OCENSA TO THE TRUSTEE

          Section 1.1. Assignment. Ocensa hereby grants, transfers, sets over and assigns to the Trustee the following rights (but not obligations or duties) of Ocensa in, under and arising from the Transportation Agreement, whether now existing or hereafter arising, to be exercised as provided in the Common Security Trust Agreement for the benefit of Senior Lender Group [A] [B] [C] [D], and, to the extent of funds payable thereunder that are required to be deposited into the Common Account, the other Senior Lender Groups, as their interests therein may appear:

          (i) subject to Article Two hereof, all rights of Ocensa to request and receive all payments made or due in respect of Tariffs, Tariff Advances, and proceeds from Transportation Notes, in cash (including the right to receive cash realized by the payment of such Tariffs, Tariff Advances and Transportation Notes in kind), to Ocensa by the Initial Shipper pursuant to the Transportation Agreement;

          (ii) all the proceeds of Ocensa from Petroleum transportation services provided pursuant to Section 1.2 in respect of the Initial Shipper's Proportionate Share of Available Capacity in the event of a suspension of such Initial Shipper's right to use its Proportionate Share of Available Capacity under its Transportation Agreement and to the extent such capacity is taken up by other shippers other than for transportation of Cusiana Petroleum, always subject to the terms and conditions of, priorities set forth in, and rights of the Initial Shipper under the Transportation Agreement (including such Initial Shipper's right thereunder to always ship Petroleum from the Cusiana Area and to receive its share of Overutilizer Premiums and Established Third Party Premiums paid by others), as such rights have been or may be modified by agreement or waiver of the Initial Shipper; and

          (iii) all rights (but not obligations or duties), claims, powers, privileges, interests and remedies of Ocensa, whether arising under the Transportation Agreement, by statute, at law, in equity or otherwise, resulting from any failure by the Initial Shipper to make when due any payments owing to Ocensa under the Transportation Agreement;

together with full power and authority, in the name of the Trustee or Ocensa as assignor or otherwise (but subject to Article Two hereof), to request payment of, enforce, collect, receive and give receipt for any and all of the foregoing, and proceeds of any and all of the foregoing, as provided in the Common Security Trust Agreement (the rights, claims, powers, privileges, interests and remedies referred to in clauses (i) through (iii) being hereinafter sometimes referred to as the Rights Assigned Hereby). The Trustee agrees to apply all moneys received by it pursuant hereto as provided in the Common Security Trust Agreement.

          Section 1.2. Marketing Petroleum Transportation Services. To the extent that Ocensa has suspended receipt of Petroleum from the Initial Shipper under the Transportation Agreement and any of the Initial Shipper's Proportionate Share of Available Capacity is not nominated by other Initial Shippers for shipment of Cusiana Petroleum, Ocensa agrees, so long as such suspension shall continue, to use its Reasonable Efforts to market Petroleum transportation services to third parties in respect of such unused Proportionate Share, at Tariffs at least equal to the Third Party Tariff and with other terms at least as favorable to Ocensa as those provided for in the Transportation Agreement. If such Tariffs or other terms cannot be obtained by Ocensa, Ocensa agrees to use Reasonable Efforts to market Petroleum transportation services to third parties on terms no more favorable to such other shipper than the terms of any existing Transportation Agreement and on terms and conditions no more favorable to the prospective shipper than those applicable to the Initial Shipper, provided that, to the extent any such Available Capacity remains unused, the Trustee may designate potential shippers to Ocensa that Ocensa shall be obligated to enter into a transportation agreement with such shippers on such terms. The rights of any such shipper so designated with respect to such Available Capacity shall terminate upon the reinstatement of the right of the Initial Shipper to use such capacity and shall always be subject to the terms and conditions of, the priorities set forth in, and the rights of the Initial Shipper under, the Transportation Agreement (including its rights to ship Petroleum from the Cusiana Area and to receive its share of Overutilizer Premiums and Established Third Party Premiums paid by others), as such rights have been or may be modified by agreement or waiver of the Initial Shipper. For the avoidance of doubt, the transportation rights of such shipper would be interruptible in favor of the firm transportation rights of the Initial Shipper and, with respect to Petroleum from the Cusiana Area, the other Initial Shippers under their respective Transportation Agreements. Notwithstanding the foregoing, Ocensa shall in no event enter into any such transportation agreement with any party so designated if the transportation of Petroleum pursuant thereto would disrupt the construction or operation of the Oleoducto Central or prejudice the transportation of Cusiana Petroleum as reasonably determined by Ocensa and the Initial Shippers and neither the Trustee nor any Senior Lender shall have the right to enter into any transportation agreement on behalf or for the account of Ocensa or the right to designate as a potential shipper for purposes of this Section 1.2 a Person that is not the producer of the Petroleum proposed to be shipped through the Oleoducto Central under the transportation agreement proposed to be entered into with such Person. Any Tariffs received by Ocensa for unused Available Capacity marketed pursuant to this Section shall be treated for all purposes of this Agreement as Tariffs paid by the Initial Shipper under the Transportation Agreement.

                                 ARTICLE TWO

                            PAYMENTS AND REQUESTS

          Section 2.1. Requests. Ocensa may, at any time, and shall at the request of the Trustee, make all requests in respect of moneys due (including cash realized from the payment of Tariffs, Tariff Advances or Transportation Notes in kind) under Articles Four and Five of the Transportation Agreement and, if and only if for any reason Ocensa fails to do so within two Business Days of a request by the Trustee, the Trustee may make such requests as assignee with the same force and effect as if made by Ocensa. Ocensa agrees to provide the Trustee at its request with copies of all requests made by it in respect of moneys due from the Initial Shipper under the Transportation Agreement.

          Section 2.2 Payments. Ocensa and the Trustee agree that all funds received by them in respect of the Rights Assigned Hereby shall be deposited or caused to be deposited by them into the Proceeds Account maintained for the benefit of the Senior Lenders in Senior Lender Group [A][B][C][D] and the Common Account maintained for the benefit of Senior Lenders in each Senior Lender Group, as their interests therein may appear, all in accordance with Article Four of the Common Security Trust Agreement.

          Section 2.3. Limited Recourse. The Trustee acknowledges on behalf of itself and each Senior Lender that notwithstanding anything to the contrary contained in this Agreement, the Transportation Agreement, the Common Security Trust Agreement or any Senior Debt Agreement, (i) the recourse of the Trustee (on behalf of itself or any Senior Lender) or any Senior Lender for payment and performance of Senior Debt Obligations or for any breach of any such agreement by Ocensa shall be limited solely to the Assigned Rights to the extent of their respective interests therein pursuant to the Common Security Trust Agreement, and none of (A) Ocensa, (B) any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (C) any Person owning, directly or indirectly, any legal or beneficial interest in Ocensa or in any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (D) the Trustee, or (E) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (D) above shall be personally liable for the payment or performance of any Senior Debt Obligations or for any such breach and (ii) each Senior Lender and the Trustee acting on behalf of itself or any Senior Lender expressly waive, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights they may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of Senior Debt Obligations owing to such Senior Lender or for such breach from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through (E) and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against Ocensa under any bankruptcy law or other reorganization, arrangement, readjustment of Debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or take any other action that may result in the Bankruptcy of Ocensa; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of any security interest granted to a Senior Lender under its Senior Debt Agreement in and to an escrow or trust account into which the proceeds of Senior Debt under its Senior Debt Agreement, the proceeds therefrom and from investments thereon and no other funds shall be deposited, or of this Agreement or the right of the Trustee (or any Senior Lender in a Senior Lender Group to the extent provided in the Common Security Trust Agreement) to foreclose and/or to exercise or enforce any rights or remedies in and to the Rights Assigned Hereby as provided in this Agreement and the Common Security Trust Agreement (including, as provided in Section 9.9(a) thereof, the right to institute suit against Ocensa for the payment of money due); and provided, further, however, that, as to Ocensa but not as to any person listed in (B) through (E) above, in the event of the Bankruptcy of Ocensa, such recourse shall not be so limited and such waiver shall not so apply as of or subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to a Senior Lender in a Senior Lender Group or the Trustee acting on its behalf or for the benefit of such Senior Lender in such Senior Lender Group if such Bankruptcy of Ocensa was commenced, initiated, caused to be initiated or otherwise resulted from any action of such Senior Lender in such Senior Lender Group (or the Trustee on its behalf or for its benefit), notwithstanding their respective agreements to the contrary.


                                ARTICLE THREE

                                 ASSIGNMENTS

          Section 3.1. Assignment by the Trustee. The Trustee may not assign this Agreement or any of its rights hereunder or proceeds herefrom, or create enforceable third party rights herein or to such proceeds, to or in any person not a party hereto (other than pursuant to the Common Security Trust Agreement).

          Section 3.2. Assignment by Ocensa. Ocensa may not assign its rights and obligations hereunder or under the Transportation Agreement to any other person without the prior written consent of the Trustee and the Initial Shipper.


                                 ARTICLE FOUR

                                EFFECTIVENESS

          Section 4.1. Effectiveness. This Agreement shall not become effective prior to acknowledgment hereof by the Initial Shipper.


                                 ARTICLE FIVE

                                   GENERAL

          Section 5.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


If to Ocensa:                                Agent for Service

OLEODUCTO CENTRAL S.A.                       CT CORPORATION SYSTEM
World Trade Center Bogota                    1633 Broadway
Torre C, Piso 10                             New York, New York  10019
Calle 100 N. 8A-55                           Telefax:  (212) 247-2882
Santafe de Bogota, D.C.-Colombia
Telefax:  571-218-3933
Attention:  President

If to the Trustee:

BANKERS TRUST COMPANY
Four Albany Street, 4th Floor
New York, New York  10006
Telefax: (212) 250-6961
Telephone:  (212) 250-6826
Attention: Corporate Trust and Agency Group





or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 5.2. Entire Agreement; Waiver; Amendment. This Agreement, together with the Common Security Trust Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. All terms which are defined in the Common Security Trust Agreement or the Transportation Agreement and not defined herein are used herein with the meanings therein set forth. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby and the Initial Shipper. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          Section 5.3. No Third Party Beneficiaries. Except with respect to the last sentence of Section 1.1, Sections 1.2, 2.2, 2.3, 3.1 and 3.2 and the third sentence of Section 5.2 which shall inure to the benefit of the Initial Shipper and except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns, and no other Person shall have any rights hereunder.

          Section 5.4. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 5.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 5.6.  Submission to Jurisdiction; Consent to Service.
Ocensa hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Ocensa irrevocably appoints the agent for service designated opposite its name in Section 5.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to Ocensa, by the person serving the same to the address provided in Section 5.1 shall be deemed in every respect effective service of process upon Ocensa in any such suit or proceeding. Ocensa further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement. Ocensa agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.6 shall affect the right of the Trustee to serve legal process in any other manner permitted by applicable law.

          The obligation of Ocensa in respect of any sum due from it to the Trustee, if expressed in United States dollars hereunder, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day, following receipt by the Trustee of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Trustee may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Trustee hereunder, Ocensa agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to the Trustee hereunder, the Trustee agrees to pay to Ocensa an amount equal to the excess of the dollars so purchased over the sum originally due to the Trustee hereunder.

          Section 5.7. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 5.8. Counterparts. This Agreement may be executed and acknowledged in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their proper officers thereunto duly authorized as of the date first above written.

                         OLEODUCTO CENTRAL S.A.



 By:
                         Title:

                         BANKERS TRUST COMPANY,
                           as Trustee



 By:
                         Title:



                               ACKNOWLEDGEMENT
                              BY INITIAL SHIPPER

The Initial Shipper hereby acknowledges that this Agreement has been entered into by Ocensa with its consent and that the Trustee is a permitted assignee of Ocensa within the meaning of Section 7.3(b) of the Transportation Agreement. The Initial Shipper hereby agrees with Ocensa and the Trustee to make all payments and deliver all proceeds assigned hereunder directly to the Trustee for application as provided in the Common Security Trust Agreement, while providing an accounting thereof to Ocensa and the Trustee. The Initial Shipper further agrees to be bound by the terms of this Agreement and not to hinder the performance by Ocensa of this Agreement in accordance with its terms. The Initial Shipper has caused this acknowledgement to be executed and delivered by its proper officer thereunto duly authorized as of the date first above written.

                              [INITIAL SHIPPER]



                         By:
Title:



_________________________
By:
Title:

250_LAN01

                                                                    APPENDIX D
                                            To Common Security Trust Agreement


               FORM OF ASSIGNMENT AND ACKNOWLEDGMENT AGREEMENT
                FOR RIGHTS UNDER THE ADVANCE TARIFF AGREEMENT

          This AGREEMENT, dated as of June 1, 1995, by and between:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (Ocensa); and

          BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the Trustee) under the Common Security Trust Agreement, dated as of June 1, 1995 (the Common Security Trust Agreement), among Ocensa, the holders from time to time of Senior Debt and the Trustee.


                                   RECITALS

          WHEREAS:

          A. [INSERT NAME OF THROUGHPUT OBLIGOR] (the Throughput Obligor) and Ocensa have entered into an Advance Tariff Agreement, dated as of March 31, 1995 (as amended from time to time in accordance with its terms, the Advance Tariff Agreement), by which the Throughput Obligor has undertaken obligations to make payments to Ocensa in certain circumstances;

          B. Ocensa desires to establish one or more credit facilities and/or securities issuance facilities that may be used to finance construction and operation of the Oleoducto Central pursuant to the Common Security Trust Agreement. In order to facilitate such transactions, Ocensa is willing to assign to the Trustee certain rights to receive payments (and the proceeds thereof) from the Throughput Obligor under the Advance Tariff Agreement to be exercised by the Trustee as provided herein and in the Common Security Trust Agreement for the benefit of Senior Lender Group [A] [B] [C] [D], and, to the extent of funds payable thereunder that are required to be deposited into the Common Account, the other Senior Lender Groups, as their interests therein may appear; and

          C. By execution of this Agreement, Ocensa warrants that all things necessary to make this Agreement the valid, legally binding and enforceable obligation of Ocensa have been done and performed and the execution and performance hereof in all respects has been authorized and approved by all corporate action necessary on the part of Ocensa.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Ocensa and the Trustee agree as follows:


                                 ARTICLE ONE

                     ASSIGNMENT BY OCENSA TO THE TRUSTEE

          Section 1.1. Assignment. Ocensa hereby grants, transfers, sets over and assigns to the Trustee all rights (but not obligations or duties) of Ocensa in, under and arising from the Advance Tariff Agreement, whether now existing or hereafter arising, to be exercised as provided in the Common Security Trust Agreement for the benefit of Senior Lender Group [A] [B] [C] [D], and, to the extent of funds payable thereunder that are required to be deposited into the Common Account, the other Senior Lender Groups, as their interests therein may appear, including, without limitation,

          (i) subject to Article Two hereof, all rights of Ocensa to request and receive all payments made or due to Ocensa by the Throughput Obligor pursuant to the Advance Tariff Agreement and proceeds therefrom (other than voluntary payments designated by the Throughput Obligor as Advance Tariff Payments thereunder); and

          (ii) all other rights (but not obligations or duties), claims, powers, privileges, interests and remedies of Ocensa, whether arising under the Advance Tariff Agreement, by statute, at law, in equity or otherwise, resulting from any failure by the Throughput Obligor to perform its obligations under the Advance Tariff Agreement;

together with full power and authority, in the name of the Trustee or Ocensa as assignor or otherwise (but subject to Article Two hereof), to request payment of, enforce, collect, receive and give receipt for any and all of the foregoing as provided in the Common Security Trust Agreement (the rights, claims, powers, privileges, interests and remedies referred to in clauses (i) and (ii) being hereinafter sometimes referred to as the Rights Assigned Hereby). The Trustee agrees to apply all moneys received by it pursuant hereto as provided in the Common Security Trust Agreement.


                                 ARTICLE TWO

                            PAYMENTS AND REQUESTS

          Section 2.1. Requests. Ocensa may, at any time, and shall at the request of the Trustee make all requests (which shall set forth in reasonable detail the calculation of the amounts requested, including a breakdown of clause (b) and (c) of the definition of Revenue Shortfall in the Advance Tariff Agreement by item and source of the liabilities referred to therein) in respect of moneys due from the Throughput Obligor under Section 3.1 of the Advance Tariff Agreement and, if and only if for any reason Ocensa fails to do so within two Business Days of request by the Trustee, the Trustee may make such requests as assignee with the same force and effect as if made by Ocensa. Ocensa agrees to promptly provide the Trustee with copies of all requests made by it in respect of moneys due from the Throughput Obligor under the Advance Tariff Agreement and to promptly notify the Trustee of any reduction of the payment obligations of the Throughput Obligor with respect to an outstanding call thereunder known to the Borrower.

          Section 2.2 Payments. Ocensa and the Trustee agree that all funds received by them in respect of the Rights Assigned Hereby shall be deposited or caused to be deposited by them into the Proceeds Account maintained for the benefit of Senior Lenders in Senior Lender Group [A] [B] [C] [D] and the Common Account maintained for the benefit of Senior Lenders in each Senior Lender Group, as their interests therein may appear, all in accordance with Article Four of the Common Security Trust Agreement.

          Section 2.3. Limited Recourse. The Trustee acknowledges on behalf of itself and each Senior Lender that notwithstanding anything to the contrary contained in this Agreement, the Advance Tariff Agreement, the Common Security Trust Agreement or any Senior Debt Agreement, (i) the recourse of the Trustee (on behalf of itself or any Senior Lender) or any Senior Lender for payment and performance of Senior Debt Obligations or for any breach of any such agreement by Ocensa shall be limited solely to the Assigned Rights to the extent of their respective interests therein pursuant to the Common Security Trust Agreement, and none of (A) Ocensa, (B) any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (C) any Person owning, directly or indirectly, any legal or beneficial interest in Ocensa or in any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (D) the Trustee, or (E) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (D) above shall be personally liable for the payment or performance of any Senior Debt Obligations or for any such breach and (ii) each Senior Lender and the Trustee acting on behalf of itself or any Senior Lender expressly waive, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights they may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of Senior Debt Obligations owing to such Senior Lender or for such breach from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through (E) and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against Ocensa under any bankruptcy law or other reorganization, arrangement, readjustment of Debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or take any other action that may result in the Bankruptcy of Ocensa; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of any security interest granted to a Senior Lender under its Senior Debt Agreement in and to an escrow or trust account into which the proceeds of Senior Debt under its Senior Debt Agreement, the proceeds therefrom and from investments thereon and no other funds shall be deposited, or of this Agreement or the right of the Trustee (or any Senior Lender in a Senior Lender Group to the extent provided in the Common Security Trust Agreement) to foreclose and/or to exercise or enforce any rights or remedies in and to the Rights Assigned Hereby as provided in this Agreement and the Common Security Trust Agreement (including, as provided in Section 9.9(a) thereof, the right to institute suit against Ocensa for the payment of money due); and provided, further, however, that, as to Ocensa but not as to any person listed in (B) through (E) above, in the event of the Bankruptcy of Ocensa, such recourse shall not be so limited and such waiver shall not so apply as of or subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to a Senior Lender in a Senior Lender Group or the Trustee acting on its behalf or for the benefit of such Senior Lender in such Senior Lender Group if such Bankruptcy of Ocensa was commenced, initiated, caused to be initiated or otherwise resulted from any action of such Senior Lender in such Senior Lender Group (or the Trustee acting on its behalf or for its benefit) notwithstanding their respective agreements to the contrary.


                                ARTICLE THREE

                                 ASSIGNMENTS

          Section 3.1. Assignment by the Trustee. The Trustee may not assign this Agreement or any of its rights hereunder or proceeds herefrom, or create enforceable third party rights herein or to such proceeds, to or in any person not a party hereto (other than pursuant to the Common Security Trust Agreement).

          Section 3.2. Assignment by Ocensa. Ocensa may not assign its rights and obligations hereunder or under the Advance Tariff Agreement to any other person, without the written consent of the Trustee and the Throughput Obligor.


                                 ARTICLE FOUR

                                EFFECTIVENESS

          Section 4.1. Effectiveness. This Agreement shall not become effective prior to acknowledgement hereof by the Throughput Obligor.


                                 ARTICLE FIVE

                                   GENERAL

          Section 5.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:



If to Ocensa:                                Agent for Service:

OLEODUCTO CENTRAL S.A.                       CT CORPORATION SYSTEM
World Trade Center Bogota                    1633 Broadway
Torre C, Piso 10                             New York, New York 10019
Calle 100 N. 8A-55                           Telefax: (212) 247-2882
Santafe de Bogota, D.C. - Colombia
Telefax:  571-218-3933
Attention:  President

BANKERS TRUST COMPANY                        N/A
Four Albany Street, 4th floor
New York, New York 10006
Telefax: (212) 250-6961
Telephone: (212) 250 6826
Attention: Corporate Trust and Agency Group




or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by first class mail.

          Section 5.2. Entire Agreement; Waiver; Amendment. This Agreement, together with the Common Security Trust Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. All terms which are defined in the Common Security Trust Agreement or the Advance Tariff Agreement and not defined herein are used herein with the meanings therein set forth. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby and the Throughput Obligor. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          Section 5.3. No Third Party Beneficiaries. Except with respect to the last sentence of Section 1.1, Sections 2.2, 2.3, 3.1 and 3.2 and the third sentence of Section 5.2 which shall inure to the benefit of the Throughput Obligor and except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns, and no other Person shall have any rights hereunder.

          Section 5.4. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 5.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 5.6.  Submission to Jurisdiction; Consent to Service.
Ocensa hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Ocensa irrevocably appoints the agent for service designated opposite its name in Section 5.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to Ocensa, by the person serving the same to the address provided in Section 5.1 shall be deemed in every respect effective service of process upon Ocensa in any such suit or proceeding. Ocensa further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement. Ocensa agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.6 shall affect the right of the Trustee to serve legal process in any other manner permitted by applicable law.

          The obligation of Ocensa in respect of any sum due from it to the Trustee, if expressed in United States dollars hereunder, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day, following receipt by the Trustee of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Trustee may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Trustee hereunder, Ocensa agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to the Trustee hereunder, the Trustee agrees to pay to Ocensa an amount equal to the excess of the dollars so purchased over the sum originally due to the Trustee hereunder.

          Section 5.7. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 5.8. Counterparts. This Agreement may be executed and acknowledged in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their proper officers thereunto duly authorized as of the date first above written.

                              OLEODUCTO CENTRAL S.A.



      By:
                              Title:

                              BANKERS TRUST COMPANY,
                                as Trustee



                                                             By:
                              Title:


ACKNOWLEDGEMENT
BY THROUGHPUT OBLIGOR

The Throughput Obligor hereby acknowledges that this Agreement has been entered into by Ocensa with its consent and that the Trustee is a permitted assignee of Ocensa within the meaning of Section 5.5(b) of the Advance Tariff Agreement. The Throughput Obligor hereby agrees with Ocensa and the Trustee to make all payments and deliver all proceeds assigned hereunder directly to the Trustee for application as provided in the Common Security Trust Agreement, while providing an accounting thereof to Ocensa and the Trustee. The Throughput Obligor further agrees to be bound by the terms of this Agreement and not to hinder the performance by Ocensa of this Agreement in accordance with its terms. The Throughput Obligor has caused this acknowledgement to be executed and delivered by its proper officer thereunto duly authorized as of the date first above written.

[THROUGHPUT OBLIGOR]


                         By:
Title:

125_LAN04

                                                                    APPENDIX E
                                            To Common Security Trust Agreement


               FORM OF ASSIGNMENT AND ACKNOWLEDGMENT AGREEMENT
                 FOR RIGHTS UNDER THE SUBSCRIPTION AGREEMENT
                   AND THE PERFORMANCE GUARANTEE AGREEMENT


          This AGREEMENT, made as of June 1, 1995, by and between:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (Ocensa); and

          BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the Trustee) under the Common Security Trust Agreement), dated as of June 1, 1995 (the Common Security Trust Agreement), among Ocensa, the holders from time to time of Senior Debt and the Trustee.


                                   RECITALS

                                   WHEREAS:

          A. [INSERT NAME OF PURCHASER] (the Purchaser) and Ocensa have entered into an Amended and Restated Subscription Agreement, dated as of March 31, 1995 (as amended from time to time in accordance with its terms, the Subscription Agreement), by which the Purchaser has undertaken obligations to purchase from time to time shares of Ocensa in exchange for cash in certain circumstances;

          [B. [INSERT NAME OF GUARANTOR] (the Guarantor), an Affiliate of the Purchaser, and Ocensa have entered into a Performance Guarantee Agreement, dated as of December [13] [14], 1994 (as amended from time to time in accordance with its terms, the Performance Guarantee Agreement), by which the Guarantor has guaranteed the performance of the Purchaser's obligations under the Subscription Agreement];

          C. Ocensa desires to establish one or more credit facilities and/or securities issuance facilities that may be used to finance construction and operation of the Oleoducto Central pursuant to the Common Security Trust Agreement. In order to facilitate such transactions, Ocensa is willing to assign to the Trustee certain of its rights under the Subscription Agreement [and under the Performance Guarantee Agreement] to be exercised by the Trustee as provided herein and in the Common Security Trust Agreement for the benefit of Senior Lender Group [A] [B] [C] [D];

          D. By execution of this Agreement, Ocensa warrants that all things necessary to make this Agreement the valid, legally binding and enforceable obligation of Ocensa have been done and performed and the execution and performance hereof in all respects has been authorized and approved by all corporate action necessary on the part of Ocensa.


          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Ocensa and the Trustee agree as follows:


                                 ARTICLE ONE

                     ASSIGNMENT BY OCENSA TO THE TRUSTEE

          Section 1.1. Assignment. Ocensa hereby grants, transfers, sets over and assigns to the Trustee the following rights (but not obligations or duties) of Ocensa in, under and arising from the Subscription Agreement [and the Performance Guarantee Agreement], whether now existing or hereafter arising, to be exercised as provided herein and in the Common Security Trust Agreement for the benefit of Senior Lender Group [A] [B] [C] [D]:

          (i) subject to Article Two hereof, all rights of Ocensa to request payment to Ocensa of, and, in the event of a special Call pursuant to the penultimate paragraph of Section 2.1 of the Subscription Agreement only, to receive, all monies paid or due [(A)] by the Purchaser pursuant to the Subscription Agreement [and (B) by the Guarantor pursuant to the Performance Guarantee Agreement]; and

          (ii) all other rights (but not obligations or duties), claims, powers, privileges, interests and remedies of Ocensa, whether arising under the Subscription Agreement [or the Performance Guarantee Agreement, as the case may be, by statute, at law, in equity or otherwise, resulting from any failure by the Purchaser [or the Guarantor] to perform its obligations under any such agreement;

together with full power and authority, in the name of the Trustee or Ocensa as assignor or otherwise (but subject to Article Two hereof), to request, after a Call has been made, and enforce payment to Ocensa of, and, in the event of a special Call pursuant to the penultimate paragraph of Section 2.1 of the Subscription Agreement only, to receive and give receipt for, any and all of such monies paid or due pursuant to the Subscription Agreement [and the Performance Guarantee Agreement] and proceeds thereof, all in accordance with the Common Security Trust Agreement (the rights, claims, powers, privileges, interests and remedies referred to in clauses (i) and (ii) being hereinafter sometimes referred to as the Rights Assigned Hereby); provided that nothing in this Agreement shall be taken to constitute an assignment of Ocensa's right to make Calls pursuant to the Subscription Agreement, except in the event of Bankruptcy of Ocensa, Decommissioning or a unanimous decision of the Board of in the Subscription Agreement). The Trustee agrees to apply all moneys received by it pursuant hereto as provided in the Common Security Trust Agreement and in the Subscription Agreement.


                                 ARTICLE TWO

                            PAYMENTS AND REQUESTS

          Section 2.1. Requests. Ocensa may at any time, and shall at the request of the Trustee, make all requests in respect of moneys due from the Purchaser under the Subscription Agreement [and from the Guarantor under the Performance Guarantee Agreement] and, if and only if for any reason Ocensa fails to do so within two Business Days of a request by the Trustee, the Trustee may make such requests as assignee with the same force and effect as if made by Ocensa. Ocensa agrees to promptly provide the Trustee at its request with copies of all requests made by it in respect of moneys due from the Purchaser under the Subscription Agreement [and from the Guarantor under the Performance Guarantee Agreement]. This Section 2.1 does not derogate the proviso in Section 1.1.

          Section 2.2. Limited Recourse. The Trustee acknowledges on behalf of itself and each Senior Lender that notwithstanding anything to the contrary contained in this Agreement, the Subscription Agreement, [the Performance Guarantee Agreement,] the Common Security Trust Agreement or any Senior Debt Agreement, (i) the recourse of the Trustee (on behalf of itself or any Senior Lender) or any Senior Lender for payment and performance of Senior Debt Obligations or for any breach of any such agreement by Ocensa shall be limited solely to the Assigned Rights to the extent of their respective interests therein pursuant to the Common Security Trust Agreement, and none of (A) Ocensa, (B) any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (C) any Person owning, directly or indirectly, any legal or beneficial interest in Ocensa or in any Person in the Related Initial Shipper Group, in any other Initial Shipper Group or the Canadian Group, (D) the Trustee, or (E) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (D) above shall be personally liable for the payment or performance of any Senior Debt Obligations or for any such breach and (ii) each Senior Lender and the Trustee acting on behalf of itself or any Senior Lender expressly waive, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights they may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of Senior Debt Obligations owing to such Senior Lender or for such breach from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through
(E) and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against Ocensa under any bankruptcy law or other reorganization, arrangement, readjustment of Debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or take any other action that may result in the Bankruptcy of Ocensa; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of any security interest granted to a Senior Lender under its Senior Debt Agreement in and to an escrow or trust account into which the proceeds of Senior Debt under its Senior Debt Agreement, the proceeds therefrom and from investments thereon and no other funds shall be deposited, or of this Agreement or the right of the Trustee (or any Senior Lender in a Senior Lender Group to the extent provided in the Common Security Trust Agreement) to foreclose and/or to exercise or enforce any rights or remedies in and to the Rights Assigned Hereby as provided in this Agreement and the Common Security Trust Agreement (including, as provided in Section 9.9(a) thereof, the right to institute suit against Ocensa for the payment of money due); and provided, further, however, that, as to Ocensa but not as to any person listed in (B) through (E) above, in the event of the Bankruptcy of Ocensa, such recourse shall not be so limited and such waiver shall not so apply as of or subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to a Senior Lender in a Senior Lender Group or the Trustee acting on its behalf or for the benefit of such Senior Lender in such Senior Lender Group if such Bankruptcy of Ocensa was commenced, initiated, caused to be initiated or otherwise resulted from any action of such Senior Lender in such Senior Lender Group (or the Trustee on its behalf or for its benefit) notwithstanding their respective agreements to the contrary.


                                ARTICLE THREE

                                  ASSIGNMENT

          Section 3.1. Assignment by the Trustee. The Trustee may not assign this Agreement or any of its rights hereunder or proceeds herefrom, or create enforceable third party rights herein or to such proceeds, to or in any person not a party hereto (other than pursuant to the Common Security Trust Agreement).

          Section 3.2. Assignment by Ocensa. Ocensa may not assign its rights and obligations hereunder or under the Subscription Agreement [or the Performance Guarantee Agreement] to any other person, without the written consent of the Trustee and the Purchaser [and, with respect to the Performance Guarantee Agreement, the Guarantor].


                                 ARTICLE FOUR

                                EFFECTIVENESS

          Section 4.1. Effectiveness. This Agreement shall not become effective prior to acknowledgement hereof by the Purchaser [and the Guarantor].



                                 ARTICLE FIVE

                                   GENERAL


          Section 5.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


If to Ocensa:                                Agent for Service

OLEODUCTO CENTRAL S.A.                       CT CORPORATION SYSTEM
World Trade Center Bogota                     1633 Broadway
Torre C, Piso 10                             New York, New York 10019
Calle 100 N. 8A-55                           Telefax: (212) 247-2882
Santafe de Bogota, D.C. - Colombia
Telefax:  571-218-3933
Attention:  President

BANKERS TRUST COMPANY                        N/A
Four Albany Street, 4th floor
New York, New York 10006
Telefax: (212) 250-6961
Telepone: (212) 250 6826
Attention: Corporate Trust and Agency Group





or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by personal delivery or by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 5.2.  Entire Agreement; Waiver; Amendment
 . This Agreement, together with the Common Security Trust Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. All terms which are not defined herein are, unless otherwise specified, used herein with the meanings assigned thereto in the Common Security Trust Agreement or, if not defined therein, the Subscription Agreement. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby [,] [and] the Purchaser [and the Guarantor]. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          Section 5.3. No Third Party Beneficiaries. Except with respect to the last sentence of Section 1.1, Sections 2.2, 3.1 and 3.2 and the third sentence of Section 5.2 which shall inure to the benefit of the Purchaser [and the Guarantor] and except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns, and no other Person shall have any rights hereunder.

          Section 5.4. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 5.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 5.6.  Submission to Jurisdiction; Consent to Service.
Ocensa hereby submits to the non-exclusive jurisdiction of the Federal and State courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Ocensa irrevocably appoints the agent for service designated opposite its name in Section 5.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to Ocensa, by the person serving the same to the address provided in Section 5.1 shall be deemed in every respect effective service of process upon Ocensa in any such suit or proceeding. Ocensa further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement. Ocensa agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.6 shall affect the right of the Trustee to serve legal process in any other manner permitted by applicable law.

          The obligation of Ocensa in respect of any sum due from it to the Trustee, if expressed in United States dollars hereunder, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first business day, following receipt by the Trustee of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Trustee may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Trustee hereunder, Ocensa agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to the Trustee hereunder, the Trustee agrees to pay to Ocensa an amount equal to the excess of the dollars so purchased over the sum originally due to the Trustee hereunder.

          Section 5.7. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 5.8. Counterparts. This Agreement may be executed and acknowledged in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                              OLEODUCTO CENTRAL S.A.


      By:
                              Title:

                              BANKERS TRUST COMPANY,
                                     as Trustee




      By:
                              Title:

ACKNOWLEDGEMENT
BY PURCHASER

The Purchaser hereby acknowledges that this Agreement has been entered into by Ocensa with its consent and that the Trustee is a permitted assignee of Ocensa within the meaning of Section 5.3(a) of the Subscription Agreement. The Purchaser hereby agrees with Ocensa and the Trustee in the case of a special Call pursuant to the penultimate paragraph of Section 2.1 of the Subscription Agreement to make all payments and deliver all proceeds assigned hereunder directly to the Trustee for application as provided in the Common Security Trust Agreement, while providing an accounting thereof to Ocensa and the Trustee. The Purchaser further agrees to be bound by the terms of this Agreement and not to hinder the performance by Ocensa of this Agreement in accordance with its terms. The Purchaser has caused this acknowledgement to be executed and delivered by its proper officer thereunto duly authorized as of the date first above written.

[PURCHASER]


By:
Title:

[ACKNOWLEDGEMENT
BY GUARANTOR

The Guarantor hereby acknowledges that this Agreement has been entered into by Ocensa with its consent and that the Trustee is a permitted assignee of Ocensa within the meaning of Section 9 of the Performance Guarantee Agreement. The Guarantor hereby agrees with Ocensa and the Trustee in the case of a special Call pursuant to the penultimate paragraph of Section 2.1 of the Subscription Agreement to make all payments and deliver all proceeds assigned hereunder to the Trustee for application as provided in the Common Security Trust Agreement, while providing an accounting thereof to Ocensa and the Trustee. The Guarantor further agrees to be bound by the terms of this Agreement and not to hinder the performance by Ocensa of this Agreement in accordance with its terms. The Guarantor has caused this acknowledgement to be executed and delivered by its proper officer thereunto duly authorized as of the date first above written.

[GUARANTOR]



By:
Title:]

125_LAN04


                                                                    APPENDIX F
                                            to Common Security Trust Agreement

                 FORM OF OFF-SHORE SUBACCOUNT BANK AGREEMENT

                                    [date]


Bankers Trust Company
4 Albany, 4th Floor
New York, New York 10006

Attention:

Gentlemen:

          This is to confirm our agreement with you as follows:

          1. The Subaccount; No Set-Offs. We have today opened a segregated account in your name, no. ________ (the Subaccount). We acknowledge that all funds or other assets in such account are trust funds held by you under the Common Security Trust Agreement, dated as of _________ __, 1995, as amended from time to time in accordance with the terms thereof, among Oleoducto Central S.A. (the Borrower) and the other parties thereto, which trust funds we will hold as your custodian. Accordingly, we will not have, and hereby waive, any right of banker's lien, set-off or counterclaim in respect of any funds or other assets in the Subaccount or any Special Account (as defined below).

          2. Consent to Security Interest. We acknowledge and consent to the security interest in such interest (if any) as the Borrower may have in the Subaccount or any Special Account created by Section 3.5 of the Common Security Trust Agreement in favor of the Senior Lenders entitled to the benefits of the Common Security Trust Agreement.

          3. Investments. (a) We agree to remit all funds and other assets held in or for the Subaccount or any Special Account to you upon at least one Business Day's notice from you (except, unless you otherwise instruct us, those investments the remittance of which would involve an interest cost or penalty, which investments (or the cash received upon liquidation thereof) we shall in such circumstance remit to you at the first time when such remittance would not involve such cost or penalty). After receipt of any such notice we shall continue to remit to you upon receipt any funds or assets we receive for deposit to the Subaccount or any Special Account.

          (b) Until we receive a request for remittance from you pursuant to clause (a) or a notice from you instructing us to do otherwise, we shall follow (and understand that we are hereby directed by you to follow) directions for investment, withdrawal and remittance received from any Person designated for such purpose from time to time by or on behalf of the Borrower. We shall have no liability with respect to investments (including purchases or conversions of foreign exchange) of moneys held in or for the Subaccount or any Special Account (or any losses resulting therefrom) made at your direction or the direction of the Borrower or any person designated by or on behalf of the Borrower. Investments which we make with Subaccount or Special Account balances will be held by us in your name.

          (c) If, in addition to the Subaccount, we have opened other accounts in your name and we receive funds from you or the Borrower or for your or the Borrower's account that are not identified as funds for deposit in the Subaccount or any such other account, and as to which we have received no instructions from you or the Borrower, we shall deposit such funds to a segregated account established by us in your name at such time and for such purpose (Special Account) and promptly thereafter we shall request that the Borrower instruct us (or, if you have previously notified us otherwise, that you instruct us) as to the deposit or other disposition of such funds.

          4. Books, Accounts and Records. (a) We shall maintain all such accounts, books and records as may be necessary properly to record all transactions carried out by us under this Agreement. We shall permit you, the Senior Lenders and the Borrower and their authorized representatives to examine such accounts, books and records, provided that any such examination shall occur upon reasonable notice and during normal business hours.

          (b) On or before the fifth Business Day of each calendar month for so long as such Subaccount and any Special Account are open, we shall deliver to you a statement indicating the amount of funds and other assets on deposit in the Subaccount and such Special Account and the nature of any investments thereof as of the end of the preceding calendar month and identifying all deposits to and payments from the Subaccount and such Special Account during such calendar month, including the date on which made. Upon your request, we will at any other time inform you of deposits, investments, payments, balances and any other information you may request (and that is reasonably available to us) regarding the Subaccount and any Special Account.

          5. Communications. Any instruction to be given hereunder to us for the withdrawal and transfer of moneys in the Subaccount or any Special Account may be given by the Borrower or you, as the case may be, in writing, by telephone, by tested telex, facsimile or other form of electronic transmission, and in any manner that we may reasonably accept (subject to normal and customary verification requirements), in each case from persons designated for such purpose by the Borrower or you, as the case may be, and under procedures established from time to time by the Borrower or you and us. Any initiation of a wire transfer of funds in the Subaccount or any Special Account effected through computerized facilities offered to the Borrower by us shall be deemed to be the giving to us of a direction or instruction to make such transfer. All directions, notices and instructions given to us that are not in writing or by electronic funds transfer shall be confirmed in writing.

          6. Duties of Subaccount Bank. (a) We shall be entitled to act upon any notice, request, direction, waiver, receipt or other document which in good faith we believe to be genuine, and we shall be entitled to rely upon the due execution, validity and effectiveness, and the truth and acceptability, of any provisions contained therein. We shall not have any responsibility to make any investigation into the facts or matters stated in any notice, certificate, instrument, demand, request or other communications furnished to us hereunder.

          (b) We shall not be liable for any error of judgment or for any act done or omitted by us in good faith or for any mistake of fact or law, or for anything which we may do or refrain from doing, except for our own negligence or willful misconduct.

          (c) We may consult with, and obtain advice from, legal counsel, accountants and other experts in connection with the performance of our duties hereunder and we shall incur no liability and shall be fully protected in acting in good faith in accordance with the written opinion and written advice of such counsel, accountants and other experts. We shall not be responsible for the negligence or misconduct of any counsel, accountants and other experts selected by us without negligence or willful misconduct.

          (d) We shall have no duties other than those specifically set forth or provided for in this Agreement and no implied covenants or obligations on our part shall be read into this Agreement. We shall have no obligation to familiarize ourselves with and shall have no responsibility with respect to any other agreement relating to the transactions contemplated by this Agreement nor any obligation to inquire whether any notice, instruction, statement or calculation is in conformity with the terms of any such other agreement, except those irregularities or errors manifestly apparent on the face of such document or to our actual knowledge. If, however, any remittance or communication received by us appears manifestly erroneous or irregular we shall be under a duty to make prompt inquiry to the Person originating such remittance or communication in order to determine whether a clerical error or inadvertent mistake has occurred. We shall at all times take such care in dealing with the Subaccount and any Special Account as would a prudent person in dealing with his own property.

          7. Expenses. We acknowledge that you shall have no responsibility for any fees or expenses incurred by us in connection with this Agreement. Any arrangements for the payment of such fees and expenses shall be made directly between us and the Borrower.

          8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK [COLOMBIAN SUBACCOUNT BANKS ONLY - COLOMBIA] WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          9. Definitions. Terms used but not defined herein have the meanings assigned to them in the Common Security Trust Agreement.

                              [NAME OF SUBACCOUNT BANK]



                              By:_______________________



125_LAN02/105797.17

                                                                    APPENDIX G
                                            To Common Security Trust Agreement



                    COMMON REPRESENTATIONS AND WARRANTIES


          (a) Organization and Ownership. The Borrower is a sociedad anonima duly organized and existing under the laws of Colombia. The Borrower has all requisite power and authority under the laws of Colombia to own its property and to carry on the business of the Oleoducto Central. The Shares of the Borrower, as of the date of such Senior Lender's Senior Debt Agreement, are owned by the Persons set forth in an Officers' Certificate delivered by the Borrower to such Senior Lender on the date of such Senior Lender's Senior Debt Agreement and no Person other than the Shareholder in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group has a legal or beneficial interest in any of the Assigned Rights except as provided in this Agreement and the Assignment Agreements and no Person except the Borrower has any interest in any of the Oleoducto Central property except, in the case of Ecopetrol, pursuant to the Promesas de Compraventa. The Borrower does not own any material properties or assets other than those incidental to the Oleoducto Central.

          (b) Authority. The Borrower has full power and authority to enter into such Senior Lender's Senior Debt Agreement and any debt instrument delivered thereunder and had, as of the date hereof, full power and authority to enter into this Agreement, the Financing Agreements with Persons in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, the Assignment Agreements in respect of such Financing Agreements and the Technical Services and Management Agreement.

          (c) Binding Agreement. Except as noted in the legal opinions delivered in connection with the execution and delivery of each of the agreements referred to in paragraph (b) as of the date thereof, the execution, delivery and performance of each such agreement has been duly authorized, executed and delivered by it, is in full force and effect and constitutes its valid and legally binding obligation enforceable in accordance with its terms.

          (d) Governmental Approvals. All authorizations, approvals and consents from governmental authorities in Colombia which are necessary (i) for the execution, delivery and performance by the Borrower of each of the agreements referred to in paragraph (b) above, the Incurrence of the Senior Debt under such Senior Lender's Senior Debt Agreement, the repayment of the Senior Debt Obligations owing to such Senior Lender on a timely basis and the assignment to the Trustee for the benefit of such Senior Lender of the Assigned Rights and the performance of its other obligations under this Agreement and its Senior Debt Agreement have been obtained and are in full force and effect, and (ii) for the operation of the Oleoducto Central in accordance with Section 6.1(k) are listed in Appendix H of this Agreement have been obtained and are in full force and effect, except, in each of clauses (i) and (ii), as noted in the legal opinions delivered in connection with the execution and delivery of each of the agreements referred to in paragraph (b) as of the date thereof or as noted in Appendix H or such as the Borrower has determined are not necessary or desirable in the conduct of its business and do not materially adversely affect the Borrower's ability to repay the Senior Debt Obligations owing to such Senior Lender on a timely basis or such Senior Lender's ability to realize on the Assigned Rights created by or pursuant to this Agreement for its benefit.

          (e) Consents and Approvals for the Oleoducto Central. The Borrower has or will have in place at the appropriate time all licenses, permits, contracts and rights necessary in order to ensure the construction and operation of the Oleoducto Central in accordance with Section 6.1(k), in each case, with such exceptions as noted in Appendix H or as the Borrower shall determine are not necessary or desirable in the conduct of its business and do not materially adversely affect the Borrower's ability to repay the Senior Debt Obligations owing to such Senior Lender on a timely basis or such Senior Lender's ability to realize on the Assigned Rights assigned by or pursuant to this Agreement for its benefit.

          (f) No Conflicts. Except as previously disclosed to such Senior Lender in writing, there is no provision of law, statute, regulation, rule, order, injunction, decree, writ or judgment, and no provision of the By-laws of the Borrower and no provision of any mortgage, indenture, contract or agreement binding on the Borrower or affecting its properties which would prohibit, conflict with or in any way prevent the execution, delivery, or carrying out of the terms of any of the agreements and instruments referred to in paragraph (b) above.

          (g) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties in any court, before or by any governmental department, board, agency or instrumentality or before any arbitrator, and no existing default by the Borrower under any applicable order, writ, injunction or decree of any court, government department, board, agency or instrumentality or any arbitrator, in each case that, if resolved adversely to the Borrower, is reasonably expected to have, individually or in the aggregate, a material adverse effect on the Borrower's ability to repay Senior Debt Obligations owing to such Senior Lender or such Senior Lender's ability to realize on Assigned Rights assigned by or pursuant to this Agreement for its benefit or that questions the legality, validity or enforceability of any of the agreements referred to in paragraph (b) above.

          (h) Oleoducto Central Information. There are no facts or circumstances known to the Borrower which, individually or in the aggregate, could reasonably be expected to have a material adverse effect upon the Borrower's ability to repay the Senior Debt Obligations owing to such Senior Lender or such Senior Lender's ability to realize on the Assigned Rights assigned by or pursuant to this Agreement for its benefit and which have not previously been disclosed to the Trustee.

          (i) No Immunity. Except as noted in the legal opinions delivered in connection with the execution and delivery of this Agreement and the Assignment Agreements as of the date thereof, neither the Borrower nor any of its properties has any immunity from jurisdiction or suit of any court or from any legal process or remedy (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

          (j) Assignments and Security Interests. The Borrower has good and valid title to its properties, assets, revenues and the Assigned Rights assigned by it to the Trustee for the benefit of such Senior Lender's Senior Lender Group, and, except to the extent previously disclosed to such Senior Lender in writing, there are no Liens and no adverse or competing claims against such properties, assets, revenues or Assigned Rights except (i) pursuant to this Agreement and the Assignment Agreements and (ii) other Permitted Encumbrances. Except as noted in the legal opinions delivered in connection with the execution and delivery of this Agreement and the Assignment Agreements as of the date thereof, this Agreement creates in favor of such Senior Lender each security interest purported to be created thereunder and each Assignment Agreement in respect of a Financing Agreement with a Person in the Related Initial Shipper Group, and, in the case of Ecopetrol, the Canadian Group, entered into with the Trustee for the benefit of such Senior Lender, when executed and delivered, created each interest purported to be created thereby and validly assigned the rights purported to be assigned thereby. Except as noted in the legal opinions delivered in connection with the execution and delivery of this Agreement and such Assignment Agreements as of the date thereof, all such assignments and security interests are valid and binding, and constitute, under applicable law, fully perfected interests, superior in right to any Liens, except Permitted Encumbrances, and enforceable against the grantor of such interests, any trustee in bankruptcy and any attaching creditor or third party.

     (k) Taxes. The Borrower has filed or caused to be filed all tax returns required to be filed by it, and has paid and discharged all taxes shown to be due and payable on such returns, or on any assessments made against it or any of its properties, and all other taxes, assessments and governmental charges or levies lawfully imposed on it or on its property following a formal demand for payment from appropriate governmental officials except (i) such as are contested in good faith and by appropriate proceedings and with respect to which adequate reserves are maintained by the Borrower and
(ii) such as do not materially adversely affect the ability of the Borrower to repay Senior Debt Obligations owing to such Senior Lender on a timely basis or such Senior Lender's ability to realize on the Assigned Rights assigned by or pursuant to this Agreement for its benefit. Except to the extent previously disclosed to such Senior Lender in writing, there are no disputes pending or, to its knowledge, threatened, between the Borrower and any governmental taxing authority in an amount exceeding $5 million.

          (l) Remittance Tax. As of the date hereof no income, stamp or other taxes or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Colombia, imposed, assessed, levied or collected by Colombia or any political subdivision or taxing authority thereof or therein or on or in respect of principal, interest, premiums, penalties, fees, commissions or other amount payable to such Senior Lender under its Senior Debt Agreement.

          (m) Ranking. The obligations of the Borrower under the Senior Debt Agreement with such Senior Lender, the Senior Loans made thereunder and any promissory notes evidencing such Senior Loans do and shall, except as otherwise provided therein, at all times rank in right or warranty of payment and of Assigned Rights held by the Trustee for their benefit (i) pari passu with the Borrower's obligations under each other Senior Debt Agreement with a Senior Lender in such Senior Lender Group, the Senior Loans made thereunder and any promissory notes evidencing such Senior Loans, (ii) senior to the obligations of the Borrower in respect of any Subordinated Debt, the Transportation Repayment Obligations (prior to their conversion to Senior Debt pursuant to Section 2.1(b) of the Common Security Trust Agreement) and Shareholder Bridge Loans pursuant to clause (b) of the definition thereof herein, and (iii) senior to all other Debt of the Borrower other than any Debt which has priority under applicable Colombian law.

          (n) Contracts with Affiliates. The Borrower has not entered into any agreements, arrangements or understandings with any Affiliate (other than the Project Agreements, the Financing Agreements and, if applicable, the Transportation Notes and Subordinated Notes) which, in each case, have been disclosed in writing to the Trustee other than any of which have been previously disclosed in writing to such Senior Lender or are not material to the ability of the Borrower to repay Senior Debt Obligations owing to such Senior Lender on a timely basis or such Senior Lender's ability to realize on the Assigned Rights assigned by or pursuant to this Agreement for its benefit.

          (o) No Event of Default. No Event of Default has occurred and is continuing with respect to the Related Senior Debt Tranche.

          (p) Copies of Documents. The copies of the Financing Agreements with Persons in the Related Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, the Assignment Agreements in respect of such Financing Agreements and the Project Agreements and of any amendments to any of the foregoing provided or to be provided by the Borrower to the Trustee and such Senior Lender are, or when delivered will be, true and complete copies of such agreements and documents and each of such agreements heretofore provided is in full force and effect.

250_LAN01

                                                                    APPENDIX H
                                            To Common Security Trust Agreement


                       COLOMBIAN CONSENTS AND APPROVALS


1. THE ENVIRONMENTAL LICENSE

Pursuant to Law 99, 1993, BPEC, acting on behalf of the future shareholders of the Borrower, applied on July 12, 1994 for the environmental license for the Oleoducto Central. the Borrower expects to obtain such license from the Ministry of the Environment by June 30, 1995.


2. AUTHORIZATION FOR THE CONSTRUCTION OF THE PIPELINE FROM THE MME

Pursuant to Article 189 of the Petroleum Code (Decree 1056 of 1953, as amended), construction of a private use pipeline must be notified to the MME. However, if such pipeline were to be considered as a public use pipeline, as is the case of Oleoducto Central, authorization of the MME is necessary. By Resolution 6 - 87 dated May 24, 1995 issued by the Ministry of Mines and Energy (MME), the assignment of the authorization to construct the Oleoducto Central done by BPEC in favor of the Borrower was approved.


3. AUTHORIZATION OF THE PIPELINE LAYOUT

Pursuant to Articles 54 and 190 of the Petroleum Code, the preliminary and final layout of a public use pipeline must be approved by the MME. A preliminary layout for the Oleoducto Central was obtained on September 16, 1994 in Ministry of Mines Resolution 9 409.


4. THE CONCESSION CONTRACT

Pursuant to Article 46 of the Petroleum Code, a concession contract must be executed between the Borrower and the Ministry of Mines and Energy for the construction and operation of Oleoducto Central. the Borrower is in the process of initiating negotiations with the MME for obtaining of the concession contract.


5. TARIFF AUTHORIZATION

Pursuant to Article 56 of the Petroleum Code, the MME must approve the applicable tariff for the Oleoducto Central before it begins operations. No application for such approval has been submitted to date.


6. AUTHORIZATION FOR THE PORT FACILITIES

Pursuant to Articles 5 and 6 of Law I of 1991, a Concession Contract with the National Government represented by the General Superintendency of Ports must be entered into in order to operate the Port facilities. No application for such approval has been submitted to date.



                                                                    APPENDIX I
                                        To The Common Security Trust Agreement



                      COMMON CONDITIONS TO DISBURSEMENTS


          Section 1.1 Common Conditions Precedent to Initial Disbursements of Senior Loans.

          (a) Authorizations, etc. The Trustee and such Senior Lender shall have received certified copies of (i) the charter documents of the Borrower (together with certified English translations of any such Spanish documents) and (ii) the governing documents of the Persons in the Related Initial Shipper Group that are party to Financing Agreements and of the actions of their respective Boards of Directors, as the case may be, taken to authorize the execution, delivery and performance of this Agreement, its Senior Debt Agreement, each promissory note delivered thereunder, the Financing Agreements with Persons in such Initial Shipper Group and each Assignment Agreement in respect of such Financing Agreements executed for its benefit, and the performance by them of their respective obligations thereunder.

          (b) Incumbency and Signatures. The Trustee and such Senior Lender shall have received certificates in English of the Borrower and Persons in the Related Initial Shipper Group that are party to Financing Agreements in respect of the authority and incumbency, and containing a specimen signature, of each person who has signed or will sign on its behalf any of the agreements referred to in paragraph (a) above, or who will, until replaced by another person or persons duly authorized for that purpose, otherwise act as representative for the purposes of signing documents in connection with any of the agreements referred to in paragraph (a) above and the transactions contemplated thereby (including the giving of notices, directions and requests to the Trustee thereunder).

          (c) Agreements. The agreements referred to in paragraph (a) above shall have been executed and delivered by each of the parties named as proposed signatories thereto, true and complete copies of each of such agreements shall have been delivered to the Trustee and each Senior Lender and each such agreement shall be in full force and effect.

          (d) Assignment Agreements. Each of the Assignment Agreements with respect to the Financing Agreements with Persons in the Related Initial Shipper Group, shall have been executed and delivered by the party required hereby to execute or grant the same.

          (e) Accounts. The Trustee shall have notified the Borrower and such Senior Lender of the establishment of the Proceeds Account to be maintained for the benefit of such Senior Lender Group and the Common Account and any Subaccount Bank Agreements with Subaccount Banks substantially in the form attached as Appendix F shall have been executed and delivered.

          (f) Insurance. The insurance then required to be in effect pursuant to Section 6.1(o) shall be in full force and effect.

          (g) Representations and Warranties; Defaults. Both immediately prior to such initial disbursement and upon giving effect thereto, the representations and warranties made in such Senior Lender's Senior Debt Agreement shall be true and correct in all material respects as if made on and as of the date of such initial disbursement and no Event of Default or Default shall have occurred and be continuing with respect to the Related Senior Debt Tranche.

          (h) Governmental Approvals. All authorizations, approvals and consents from governmental authorities in Colombia listed in Appendix H shall have been or shall, at the appropriate time, be obtained and be in full force and effect, except as noted in the legal opinions delivered in connection with the execution and delivery of each of the agreements referred to in paragraph
(a) above, as noted in Appendix H or such as the Borrower shall have determined are not necessary or desirable in the conduct of its business and that the loss thereof would not materially adversely affect the Borrower's ability to repay Senior Debt Obligations owing to such Senior Lender on a timely basis or such Senior Lender's ability to realize on the security interests created by or pursuant to this Agreement for its benefit.

          (i) Decommissioning; Abandonment. There shall not have occurred a Decommissioning or a unanimous decision of the Board of Directors not to continue with the Oleoducto Central.

          (j) Legal Opinions. The Trustee and such Senior Lender in such Senior Lender Group shall have received in connection with the execution and delivery of this Agreement the following legal opinions in the English language addressed to the Trustee and such Senior Lender:

     (i) the opinion of Gomez Pinzon & Asociados, Colombian counsel to the Borrower, to the effect set forth in Appendix M-1,

     (ii) the opinion of Cardenas & Cardenas, common Colombian counsel to Senior Lenders, or other counsel reasonably satisfactory to Senior Lenders, to the effect set forth in Appendix M-2,

     (iii) the opinion of Sullivan & Cromwell, New York counsel to the Borrower, to the effect set forth in Appendix M-3,

     (iv) the opinion of Shearman & Sterling, common New York counsel to Senior Lenders, or other counsel reasonably satisfactory to Senior Lenders, to the effect set forth in Appendix M-4,

     (v) the opinion of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, counsel to the Trustee, to the effect set forth in Appendix M-5,

and such additional opinions of such counsel in connection with the execution and delivery of such Senior Lender's Senior Debt Agreement covering such other matters arising from material changes between the date of execution and delivery of the Common Security Trust Agreement and the date such opinions are delivered as may be reasonably requested by such Senior Lender.

          (k) Certificates. The Borrower shall have delivered to the Trustee and such Senior Lender an Officers' Certificate to the effect that the conditions set forth in clauses (g) (as it relates to the Borrower) and (h) above have been satisfied.

          (l) Acceptance of Appointment of Agent for Service. The Trustee shall have received acceptances from the agents for service appointed in the Common Security Trust Agreement and its Senior Debt Agreement.

          Section 1.2 Initial and Subsequent Senior Loan Disbursements. (a) The Borrower may agree in the Senior Debt Agreement with a Senior Lender (other than a fiscal agent or indenture trustee for holders of debt securities of the Borrower) that the obligation of such Senior Lender to make Senior Loans under the Related Senior Debt Tranche from time to time (including the obligation to make the disbursements in respect of its Senior Loan under such Senior Debt Tranche) be subject to, among other conditions that may be specified in such Senior Debt Agreement, (i) receipt of a notice of borrowing substantially in the form set forth in such Senior Debt Agreement, (ii) no Default or Event of Default shall be continuing with respect to such Senior Debt Tranche, (iii) the representation in Section 1.1(c) above being true and correct with respect to the Advance Tariff Agreement with the Throughput Obligor in the Related Initial Shipper Group, (iv) satisfaction or waiver of the other conditions precedent set forth in its Senior Debt Agreement or (v) no suspension of its obligations to make additional disbursements in respect of its Senior Loan under such Senior Debt Tranche.

          (b) Such Senior Lender shall agree, without prejudice to its rights under its Senior Debt Agreement, promptly to notify the Borrower and the Trustee if (i) it believes that one or more conditions precedent to its obligation to make additional disbursements in respect of its Senior Loan will not be satisfied or waived, (ii) its obligation to make additional disbursements in respect of its Senior Loan under such Senior Debt Tranche is suspended for any reason and (iii) it reinstates its obligation to make additional disbursements in respect of its Senior Loan under such Senior Debt Tranche.










                                                                    APPENDIX J
                                        To the Common Security Trust Agreement


                             SUBORDINATION TERMS


     General. To the extent and in the manner set forth herein, the payment of interest on and principal of Subordinated Debt (including for all purposes of these subordination terms, all premiums and other amounts payable on or in respect thereof) is expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Debt Obligations under Senior Debt Tranche [A][B][C][D] [identify relevant Senior Debt Tranche(s)] under such Senior Debt Tranche(s). The Subordinated Lender agrees that it will not ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, or retain, payment (in whole or in part) of interest on or principal of Subordinated Debt, or any security therefor, other than payments made at the times, in the amounts and to the extent permitted under this Agreement (such payments being herein called Permitted Payments), unless and until all Senior Debt Obligations under such Senior Debt Tranche(s) have been paid in full. The Subordinated Lender directs the Borrower to make, and the Borrower agrees to make, such prior payment of such Senior Debt Obligations.

     Limited Recourse. (i) The recourse of any Subordinated Lender or any trustee therefor for payment of Subordinated Debt shall be limited solely to the Collateral, if any, securing such Subordinated Debt, and none of (A) the Borrower, (B) any Person in any Initial Shipper Group or the Canadian Group,
(C) any Person owning, directly or indirectly, any legal or beneficial interest in the Borrower or in any Person in such Initial Shipper Group or the Canadian Group, or (D) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (C) above shall be personally liable for the payment of any Subordinated Debt and (ii) for the benefit of the Borrower, each Senior Lender with respect to such Senior Debt Tranche(s) and each other Subordinated Lender, each Subordinated Lender and any trustee therefor expressly waives, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights they may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment of Subordinated Debt owing to such Subordinated Lender from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through (D) and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against the Borrower under any bankruptcy law or other reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or to take any other action that may result in the Bankruptcy of the Borrower; provided, however, that in each of cases (i) and
(ii), the foregoing shall not impair the validity of any security interests granted in accordance with this Agreement or the right of such Subordinated Lender or any trustee therefor to foreclose and/or enforce any rights or remedies in and to the Collateral securing the related Subordinated Debt upon the occurrence of a default with respect to such Subordinated Debt; provided further, however, that, as to the Borrower but not as to any Person listed in
(B) through (D) above, in the event of the Bankruptcy of the Borrower, such recourse shall not be so limited and such waiver shall not so apply subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to Subordinated Lenders, or any trustee acting on behalf or for the benefit of such Subordinated Lenders, if such Bankruptcy of the Borrower was commenced, initiated, caused to be initiated or otherwise resulted from any action of a Subordinated Lender or any such trustee on behalf or for the benefit of any Subordinated Lender notwithstanding its agreement to the contrary.

     Payment upon Dissolution, etc. In the event of (a) any Bankruptcy of the Borrower or (b) any liquidation, dissolution or other winding up of the Borrower, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower, then and in any such event the Senior Lenders in the Related Senior Lender Group(s) shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt Obligations under such Senior Debt Tranche(s) before the Subordinated Lender shall be entitled to receive any payment on account of Subordinated Debt (whether in respect of principal, interest, fees, indemnities, commissions, or otherwise), and to that end, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Subordinated Debt in any such Bankruptcy, dissolution, liquidation or other winding up or event shall instead be paid or delivered directly to the Senior Lenders in the Related Senior Lender Group for application to Senior Debt Obligations under such Senior Debt Tranche(s), whether or not due, until Senior Debt Obligations under such Senior Debt Tranche(s) shall have first been fully paid and satisfied in cash.

     The consolidation of the Borrower with, or the merger of the Borrower into, another person or the liquidation or dissolution of the Borrower following the conveyance or transfer of its properties and assets substantially as an entirety to another person shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Borrower for the purposes of the preceding paragraph if (a) the person formed by such consolidation or into which the Borrower is merged or the person which acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, as a part of such consolidation, merger, conveyance or transfer, expressly assumes the due and punctual payment of the principal and interest on the Senior Debt under such Senior Debt Tranche(s) and the performance of every covenant thereof on the part of the Borrower to be performed or observed and (b) such consolidation, merger, liquidation or dissolution is expressly permitted by the provisions of this Agreement as in effect from time to time.

     No Payment When Senior Debt in Default. In the event and during the continuation of any default in the payment when due of any principal of or interest on or any other amount payable in respect of any Senior Debt Obligations under such Senior Debt Tranche(s), unless and until such payment shall have been made, then no payment (including no Permitted Payment) shall be made by the Borrower on or in respect of the Subordinated Debt. The provisions of this paragraph shall not apply to any payment with respect to which the two preceding paragraphs would be applicable.

     Whether or not any default in payment shall exist under any Senior Debt Agreement relating to Senior Debt Obligations under such Senior Debt Tranche(s), the Subordinated Lender shall not, without the prior written consent of the Majority Senior Lenders in (each of) the Senior Lender Group(s) to which such Senior Debt Obligations under such Senior Debt Tranche(s) are owed, take any collateral security for the Transportation Notes except as provided in the Common Security Trust Agreement.

     Payment to the Trustee of Certain Amounts Received by Subordinated Lender. In the event that, notwithstanding the terms hereof, the Subordinated Lender receives on account or in respect of the Subordinated Debt any distribution of assets by the Borrower or payment by or on behalf of the Borrower of any kind or character, whether in cash, securities or other property, other than a Permitted Payment, the Subordinated Lender shall hold in trust (as property of the Senior Lenders in the Senior Lender Group(s) to which such Senior Debt Obligations under such Senior Debt Tranche(s) are owed) for the benefit of, and shall, immediately upon receipt thereof, pay over or deliver to such Senior Lenders, such distribution or payment in precisely the form received (except for the endorsement or assignment by the Subordinated Lender where necessary) for application in accordance with the Senior Debt Agreements with such Senior Lenders. In the event of failure of the Subordinated Lender to make any such endorsement or assignment, such Senior Lenders and the Trustee on their behalf are irrevocably authorized to make the same.

     Authorizations to the Trustee. The Subordinated Lender (a) irrevocably authorizes and empowers (without imposing any obligation on) the Senior Lenders in the Related Senior Lender Group(s) to demand, sue for, collect, receive and receipt for all payments and distributions on or in respect of the Subordinated Debt which are required to be paid or delivered to such Senior Lenders, as provided herein, and to file and prove all claims therefor and take all such other action, in the name of the Subordinated Lender or otherwise, as Majority Senior Lenders in (each of) the Related Senior Lender Group(s) may determine to be necessary or appropriate for the enforcement of these subordination provisions, all in such manner as Majority Senior Lenders in (each of) the Related Senior Lender Group(s) shall instruct, (b) irrevocably authorize and empower (without imposing any obligation on) Majority Senior Lenders in (each of) the Related Senior Lender Group(s) to vote the Subordinated Debt (including, without limitation, voting the Subordinated Debt in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower) in such manner as the Majority Senior Lenders in (each of) the Senior Lender Group(s) to which such Senior Debt Obligations under such Senior Debt Tranche(s) are owed shall instruct and (c) agree to execute and deliver to the Senior Lenders in such Senior Lender Group(s) all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by Majority Senior Lenders in (each of) such Senior Lender Group(s) in order to enable such Senior Lenders to enforce all claims upon or in respect of the Subordinated Debt.

     Notice. The Subordinated Lender agrees, for the benefit of each Senior Lender in the Related Senior Lender Group(s), that it will give each such Senior Lender prompt notice of any default by the Borrower in respect of the Subordinated Debt.

     No Waiver, Modification to Senior Debt. No failure on the part of the Senior Lenders in the Related Senior Lender Group(s), and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof by Senior Lenders in the Related Senior Lender Group(s), nor shall any single or partial exercise by the Senior Lenders in the Related Senior Lender Group(s) of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the Senior Lenders in the Related Senior Lender Group(s) or allowed to such Senior Lenders by law or other agreement shall be cumulative and not exclusive the one of any other, and may be exercised by such Senior Lenders from time to time.

     Without in any way limiting the generality of the foregoing paragraph, the Senior Lenders in the Related Senior Lender Group(s) may, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring responsibility to the Subordinated Lender, and without impairing or releasing the subordination provided herein or the obligations hereunder of the Subordinated Lender, do any one or more of the following: (a) change the manner, place or terms of payment of or extend the time of payment of, or renew or alter, Senior Debt Obligations under such Senior Debt Tranche(s), or otherwise amend or supplement in any manner Senior Debt Obligations under such Senior Debt Tranche(s) or any instrument evidencing the same or any agreement under which Senior Debt Obligations under such Senior Debt Tranche(s) are outstanding or this Agreement; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt Obligations under such Senior Debt Tranche(s);
(c) release any person liable in any manner for the Senior Debt Obligations under such Senior Debt Tranche(s); and (d) exercise or refrain from exercising any rights against the Borrower and any other person. The Subordinated Lender unconditionally waives notice of the incurring of Senior Debt Obligations under such Senior Debt Tranche(s) or any part thereof.

     Subrogation. Subject to the payment in full of all Senior Debt Obligations under such Senior Debt Tranche(s), the Subordinated Lender shall be subrogated to the rights of the Senior Lenders in the Related Senior Lender Group(s) to receive any distribution of assets of the Borrower, or any payments by or on behalf of the Borrower, made on the Senior Debt Obligations under such Senior Debt Tranche(s), until the Subordinated Debt shall be paid in full. For purposes of such subrogation, no payments over, including no payments or distributions to the Senior Lenders in the Related Senior Lender Group(s) of any cash, property or securities to which the Subordinated Lender would be entitled except for the provisions hereof, pursuant to the provisions hereof, to the Senior Lenders by the Subordinated Lender shall, as among the Borrower, its creditors other than the Senior Lenders in the Related Senior Lender Group and the Subordinated Lender, be deemed to be a payment or distribution by the Borrower on account of the Senior Debt Obligations under such Senior Debt Tranche(s).

     Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Subordinated Lender and its successors and assigns on the one hand and the Senior Lenders in the Related Senior Lender Group(s) and their respective successors and assigns on the other hand. Nothing contained herein shall (a) impair, as among the Borrower, its creditors other than Senior Lenders in the Related Senior Lender Group(s) and the Subordinated Lender, the obligation of the Borrower, which is absolute and unconditional (and which, subject to the rights hereunder of the Senior Lenders in the Related Senior Lender Group(s), is intended to rank equally with all other unsubordinated obligations of the Borrower), to pay the principal of and interest on the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof or (b) affect the relative rights against the Borrower of the Subordinated Lender and creditors of the Borrower other than Senior Lenders in the Related Senior Lender Group(s).

     The Subordinated Lender, by accepting the same, (a) agrees to and shall be bound by such subordination provisions, (b) authorizes and directs the Borrower on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Borrower his attorney-in-fact for any and all such purposes.

     Amendment. These subordination provisions may not be amended as modified without the prior written consent of Majority Senior Lenders in each Senior Lender Group.

                                                                    APPENDIX K
                                            to Common Security Trust Agreement



                 [SEE SCHEDULE K OF THE AMENDED AND RESTATED
                         OLEODUCTO CENTRAL AGREEMENT]



                                                                    APPENDIX L
                                            To Common Security Trust Agreement




                 [SEE SCHEDULE M OF THE AMENDED AND RESTATED
                         OLEODUCTO CENTRAL AGREEMENT]

250_LAN01

                                                                  APPENDIX M-1
                                            To Common Security Trust Agreement



                   [LETTERHEAD OF GOMEZ PINZON & ASOCIADOS]

                                           [Initial Disbursement Date]


[Name(s) of Agent(s)/Trustees/Underwriters for providers of Senior Debt under the Related Senior Debt Agreement]

 Dear Sirs:

          We have acted as Colombian counsel for Oleoducto Central S.A., a sociedad anonima organized under the laws of Colombia (the Borrower), in connection with the execution and delivery of the [Senior Debt Agreement] and the Common Security Trust Agreement dated as of June 1, 1995 (the Common Security Trust Agreement), among the Borrower, Bankers Trust Company, a New York banking corporation, as trustee and Holders from time to time of Senior Debt.

          Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Common Security Trust Agreement.

          In connection therewith, we have examined the Common Security Trust Agreement and the following agreements (together with the Common Security Trust Agreement, the Relevant Agreements). In the making of such examination we have assumed (i) the genuineness of all signatures appearing in the documents examined, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity with the originals of all documents submitted to us as copies.

          We have relied as to all factual matters on the documents we have examined,

          (i)     [Senior Debt Agreement];

          (ii) The Transportation Agreement, dated as of March 31, 1995, between the Borrower and [Initial Shipper in Related Initial Shipper Group] (the Related Transportation Agreement);

          (iii) The Advance Tariff Agreement, dated as of March 31, 1995, between the Borrower and [Throughput Obligor in Related Initial Shipper Group] (the Related Advance Tariff Agreement);

          (iv) The Amended and Restated Subscription Agreement, dated as of March 31, 1995, between the Borrower and [Shareholder in the Related Initial Shipper Group] (the Related Subscription Agreement);

          (v) The Assignment and Acknowledgment Agreement for Rights under the Related Transportation Agreement, dated as of June 1, 1995, between the Borrower and the Trustee acknowledged by [Initial Shipper in the Related Initial Shipper Group];

          (vi) The Assignment and Acknowledgment Agreement for Rights under the Related Advance Tariff Agreement, dated as of June 1, 1995, between the Borrower and the Trustee acknowledged by [Throughput Obligor in the Related Initial Shipper Group]; and

          (vii) The Assignment and Acknowledgment Agreement for Rights under the Related Subscription Agreement [and the Related Performance Guarantee Agreement], dated as of June 1, 1995, between the Borrower and the Trustee acknowledged by [Shareholder [and performance guarantor] [Not applicable for Tranche A] in the Related Initial Shipper Group].

          We have also examined Public Deed No. 4747, granted before Notary Public No. 38 of Santafe de Bogota on December 14, 1994, constituting the By-laws (estatutos) of the Borrower, and such corporate records, certificates and other documents, such governmental approvals and filings, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          In giving the opinions below, we have assumed (without investigation on our part) that:

          (i) the making and performance of each of the Relevant Agreements is within the power and authority of, and each of the Relevant Agreements has been duly authorized, executed and delivered by, each party thereto except for the Borrower (as to whom we make no such assumption) and with respect to the Related Transportation Agreement that it does not conflict with or violate the laws of the jurisdiction of incorporation or organization of the [Initial Shipper in the Related Initial Shipper Group];

          (ii) each of the Common Security Trust Agreement and each of the Relevant Agreements (other than the Transportation Agreement (except to the extent provisions thereof are expressed to be governed by laws other than the laws of Colombia) [For Senior Debt Tranche A - the Amended and Restated Subscription Agreement], as to which no assumption is made) is in full force and effect and constitutes, under the law expressly stated therein to govern the same, the legal, valid and binding obligation of the party or parties thereto and does not contravene such law; and

          (iii) the Tariff Advances provided for in the Related Transportation Agreement will be provided by the Initial Shipper in the Related Initial Shipper Group and the Transportation Notes provided for in the Related Transportation Agreement will be purchased by a financial institution designated by such Initial Shipper satisfying the requirements of the first succeeding paragraph; such Transportation Notes will be subject to Colombian laws regarding the incurrence of foreign indebtedness.

          [In giving the opinions below, we have also assumed that no participation in the Senior Loan under the Senior Debt Agreement is transferred or assigned to a Person other than a bank or a financial institution for purposes of Article 28 of Resolution 21 of 1993, as amended, issued by the Board of Directors of the Banco de la Repblica of Colombia and Resolutions No. 2988 of 1980, as amended, and No. 4698 of 1980, as amended, of the Banking Superintendency and that the Senior Lender or Agent in the case of a Syndicated Facility thereunder has been evidenced as such with the Banco de la Republica of Colombia and registered with the Banking Superintendency.]foot1


          In addition, our opinion in paragraph (3) below as to the enforceability in Colombia of the Relevant Agreements is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, concordato and similar laws of general applicability relating to or affecting creditors' rights, and to the provisions of Articles 867 and 884 of the Colombian Commercial Code regarding the enforcement of default interest, contractual penalties or liquidated damages.

          Based upon the foregoing, and having regard to legal considerations we deem relevant, it is our opinion that, as a matter of Colombian law:

     (1) The Borrower is a sociedad anonima duly organized and existing under the laws of Colombia. The Borrower has all requisite power and authority under the laws of Colombia to own its property and to carry on the business of the Borrower, except as noted in paragraph (3) below.

     (2) The Borrower has full power and authority to enter into each of the Relevant Agreements in which it is named a party.

     (3) (a) Except as provided in this opinion, the execution, delivery and performance by the Borrower of each of the Relevant Agreements in which it is named a party have been duly authorized by all requisite action (including by resolution of the Board of Directors adopted on April 28 and June 1, 1995); and each such Relevant Agreement has been duly executed and delivered by the Borrower, is in full force and effect and constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower is entitled to receive, and the Initial Shipper in the Related Initial Shipper Group is entitled to make, through its Colombian branch, payments of Tariffs in foreign currency outside of Colombia.

     (b) Except as provided below in this opinion, the Related Transportation Agreement constitutes the valid and legally binding obligation of the [Initial Shipper in Related Initial Shipper Group], enforceable in accordance with its terms.

(i) We note that the approval of the Tariffs by the Ministry of Mines and Energy is required before the beginning of shipments of Petroleum through the Oleoducto Central.

(ii) We express no opinion as to the legality, validity and enforceability of the Related Transportation Agreement with respect to provisions thereof relating to the Related Transportation Agreement Step-up to the extent that such Step-up exceeds 100% of the Tariffs.

(iii) We express no opinion as to the legality, validity or enforceability of the set off provisions included in the Relevant Agreements to the extent that the exercise of such provisions may be considered to violate Articles 1714 through 1723 of the Colombian Civil Code specifying the types of obligations which may be subject to set off against each other or exchange control regulations of Colombia as further described in clause (b)(iii) of paragraph
(5) below.

(iv) Our opinion on the legality, validity and enforceability of the Related Transportation Agreement with respect to payments of Tariffs in foreign currency outside of Colombia is granted pursuant to the opinion rendered by the Secretary to the Board of Directors of the Banco de la Repblica of Colombia, dated December 14, 1994, identified by the number JDS-28214.

(v) Our opinion on the legality, validity and enforceability of the Related Transportation Agreement with respect to the Applicable Rate and the interest rate set forth in the Senior Debt Agreement is granted pursuant to the opinion rendered by the Secretary to the Board of Directors of the Banco de la Repblica of Colombia, dated August 29, 1994, identified by the number JDS-1989.

(vi) We note that under Colombian law equitable remedies of specific performance or injunctive relief are not available.

(vii) We note that under Colombian law indemnification provisions are enforceable provided there has been no gross negligence or willful misconduct from the indemnified party.

(viii) We note that under Article 869 of the Colombian Commercial Code the performance of agreements executed abroad to be performed in Colombia is governed by Colombian law.

     (4) There is no provision of law, statute, regulation or decree in or of Colombia, no provision of the By-laws of the Borrower, and no provisions of any mortgage, indenture, contract or agreement known to us, after reasonable investigation, binding on the Borrower or affecting its properties, which would prohibit, conflict with or in any way prevent the execution, delivery, or performance of any of the Relevant Agreements to which the Borrower is a party.

     (5)(a) All authorizations, approvals and consents from governmental authorities in Colombia which are necessary for (i) the execution and delivery and performance by the Borrower of each of the Relevant Agreements, (ii) the incurrence by the Borrower of the Senior Debt under the Senior Debt Agreement and the repayment of the Senior Debt Obligations owing to the Senior Lenders on a timely basis, and (iii) the assignment by the Borrower to the Trustee for the benefit of the Senior Lender of the Assigned Rights and the performance of its other obligations under the Common Security Trust Agreement and the Senior Debt Agreement have been obtained by the Borrower and are in full force and effect, except for such thereof as are expected to be obtained when necessary in the ordinary course of business and except for the registration before Banco de la Republica of Colombia of the Proceeds Account and the Common Account as well as any other account of the Borrower into which proceeds from any Related Senior Debt are deposited or from which payments under such Senior Debt Agreements are made, provided that such registration must be made within the first month after the opening of such accounts.

     (b) With respect to the Senior Debt Agreement, the registration of the Senior Debt Obligations to be incurred thereunder, and the filing of signed copies thereof by and with Banco de la Republica of Colombia, have been duly and timely obtained and accomplished, and no further action in Colombia is required in respect thereof except:

          (i) the filing with Banco de la Republica of Colombia of signed copies of the Senior Debt Agreement along with an official Spanish translation within 2 months following the first disbursement;

          (ii) each disbursement of a borrowing thereunder must be notified by the Borrower to Banco de la Republica of Colombia within 2 months following such disbursement or with a monthly compensation account report, as the case may be;

          (iii) the purchase and remittance of foreign currency in Colombia in exchange for Pesos for purposes of making voluntary or mandatory prepayments or payments of accelerated amounts of the Senior Loan under such Senior Debt Agreement shall require (A) in the case of each such prepayment or payment that causes the aggregate amount of all such prepayments or payments of principal of such Senior Loan within the 60 months immediately following the first incurrence of Senior Debt under such Senior Debt Agreement to exceed 40% of the principal amount of Senior Debt under such Senior Debt Agreement so registered, the prior approval of Banco de la Republica of Colombia or the making of a deposit with the Banco de la Republica of Colombia, or (B) in all other cases the prior filing of an amendment of the amortization schedule registered with the Banco de la Republica of Colombia; and

          (iv) [For Capital Markets - Pursuant to Article 1.2.4.2. of Resolution 400, 1995, issued by the Sala General of the Superintendency of Securities of Colombia, no voluntary or mandatory prepayment or repayment may be made within one year counted as from the date of issuance under such Senior Debt.]

     (c) Except as provided in paragraph (b) above, all filings, registrations and recordations in Colombia that are necessary with respect to
(i) the validity or enforceability in Colombia of the obligations of the Borrower or any Person in the Related Initial Shipper Group, or the rights of the Trustee or any Senior Lender, under any of the Relevant Agreements to which they are party, or (ii) the admissibility in evidence in a court in Colombia of any of the Relevant Agreements have been made. Each of the Relevant Agreements is in proper legal form for the effectiveness and enactment thereof in the courts of Colombia, except that an official translation to Spanish of each Relevant Agreement which is not executed in the Spanish language would be required for purposes of enforcement proceedings in Colombia.

     We note that under Colombian law, the admissibility in evidence in a court in Colombia of any of the Relevant Agreements will generally be subject to the payment of applicable stamp taxes. We express no opinion as to the applicability of stamp taxes to the Relevant Agreements. We further note that Dr. Juan Rafael Bravo has delivered a legal opinion regarding this issue.

     (6) As of the date hereof no income, stamp or other taxes or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Colombia, imposed, assessed, levied or collected by Colombia or any political subdivision or taxing authority thereof or therein or on or in respect of principal, interest or commissions payable under the Senior Debt Agreement.

     (7) The obligations of the Borrower under the Senior Debt Agreement and the Common Security Trust Agreement will at all times rank in right of payment senior with respect to the Assigned Rights, subject in any case to Statutory Priorities, as defined below. To the extent of any unpaid sums the obligations of the Borrower under the Senior Debt Agreement and the Common Security Trust Agreement shall rank equally in Bankruptcy with respect to the assets of the Borrower with all other general unsecured obligations of the Borrower, except to the extent in the case of Bankruptcy, such Bankruptcy was initiated by any Senior Lender in the Related Senior Lender Group as provided in the Common Security Trust Agreement and except for claims in Colombia for (i) taxes or similar charges, (ii) labor related claims, employee benefits and social security contributions, (iii) judicial expenses incurred for the benefit of creditors generally and (iv) other preferences which are of similar nature and which are entitled to statutory priorities under Colombian law (clauses (i) through (iv) above being Statutory Priorities).

     (8) (a) Except as otherwise noted in this opinion, assuming that each Assignment Agreement with respect to a Financing Agreement with a Person in the Related Initial Shipper Group, and, in the case of Ecopetrol, the Canadian Group, creates a valid and perfected security interest under New York law, each such Assignment Agreement creates a security interest superior in right to any Liens, except Permitted Encumbrances, and enforceable against the grantor of such interests, any trustee in bankruptcy and any attaching creditor or third party.

     (b) Except as otherwise noted in this opinion, assuming that the Common Security Trust Agreement creates a valid and perfected security interest under New York law over the Authorized Investments, the Common Security Trust Agreement creates a security interest over the Authorized Investments superior in right to any Liens except Permitted Encumbrances, and enforceable against the grantor of such interests, any trustee in bankruptcy and any attaching creditor or third party.

     With respect to the subject matter of this paragraph (8), we note that Colombian law does not provide for the creation or perfection of security interests in contract rights and other personal rights. We note that the law of Colombia does not provide for the perfection of a security interest created in such contract rights or personal rights under the laws of another jurisdiction by filing or recording in Colombia.

     (9) The choice of the law of the State of New York to govern each of the Relevant Agreements other than the Related Transportation Agreement [and the Related Subscription Agreement] is, under the laws of Colombia, a valid choice of governing law and should be honored in a suit on any such agreement brought in the courts of Colombia, subject to the proof of the applicable provisions of the laws of the State of New York in the manner provided for in such proceedings in Colombia and solely to the extent that the provisions of said law do not violate the public order laws of Colombia.

     (10) The Borrower is generally subject to suit in Colombia, and neither the Borrower nor any of its properties has any immunity from suit, from jurisdiction of any court or from any legal or judicial process (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise). Any immunity from proceedings which might in the future be available under Colombian law, can not be validly waived in advance.

     (11)(a) The submission by the Borrower to the non-exclusive jurisdiction of any Federal or State Court located in the Borough of Manhattan, The City of New York, with respect to matters arising under or in connection with the Common Security Trust Agreement or the Senior Debt Agreement, as set forth in each such agreement, is valid and effective under the laws of Colombia.

     (b) A final judgment or arbitral award against the Borrower for the payment of money obtained in any such court pursuant to service of process on an agent of the Borrower in the manner specified in the Common Security Trust Agreement and in the Senior Debt Agreement providing for such service of process would be recognized, conclusive and enforceable in the courts of Colombia without reconsideration on the merits, so long as the following conditions were met:

          (i) If there were a treaty in force between Colombia and the United States of America with respect to the enforcement of foreign judgments, the provisions of such treaty, if relevant, would be applied. At the date hereof, there is no such treaty in force between Colombia and the United States of America.

          (ii) The courts of Colombia would give effect to and enforce a judgment obtained in a court outside Colombia through a procedural system provided for under Colombian law known as exequatur, subject to the provisions of Article 693 of the Civil Procedure Code which requires that there be reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia and subject to compliance with the provisions of Article 694 of the Civil Procedure Code.
The pertinent provisions of such articles as they would affect a judgment obtained in a foreign court ordering payment of money by the Borrower following a failure to pay amounts due and owing under the Senior Debt Agreement, are as follows: (A) the foreign judgment presented in Colombia for enforcement does not conflict with public order laws of Colombia, (B) the foreign judgment, in accordance with the laws of the country in which it was obtained, is final and a duly certified and an authenticated copy has been presented to the court in Colombia, (C) no proceedings are pending in Colombia with respect to the same cause of actions, and no final judgment has been awarded in any proceeding on the same subject matter and between the same parties and (D) in the proceedings commenced in the foreign court which issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designed to give an opportunity to the defendant for the defense of the action. Proceedings for execution of a money judgment by attachment or execution against any assets or property, located in Colombia would be within the exclusive jurisdiction of Colombian courts. A judgment obtained in a foreign court ordering payment of money by the Borrower under the Senior Debt Agreement would not conflict with public order laws of Colombia.

          (iii) In any proceeding in Colombia, service of notice to the parties thereto will be made in accordance with the provisions of the Colombian Civil Procedure Code and contractual provisions regarding service of notice procedures will not be enforceable.

          (iv) The enforcement of the Relevant Agreements in Colombia may be limited by, and any proceedings for enforcement in Colombia would be subject to, the applicable limitation on actions by prescription, generally limiting the period for commencement of actions to ten (10) years for an executive action and twenty (20) years for ordinary actions, except in the case of actions arising under the Related Transportation Agreement which will be subject to a special two (2) year prescription, pursuant to Article 993 of the Commercial Code.

          (v) For any proceeding in Colombia, Article 260 of the Civil Procedure Code and Article 823 of the Commercial Code, require that a translation must be filed with the Court in Colombia as the basis for enforcement, and in the event of a disagreement over the meaning of the translation, the Spanish official translation of the English text will govern, rather than the original English text for purposes of such proceeding.

          (vi)          With respect to Court proceedings in Colombia, under
Article 392 of the Civil Procedure Code, any legal costs incurred in connection with such Court proceedings would be limited to those costs ordered by the respective Court.

          (12)(a) It is not a condition to the ability of the Senior Lender to bring a legal action in the courts of Colombia against the Borrower in respect of any of the Relevant Agreements that such Senior Lender have complied with any requirements in Colombia necessary to enable it to do or carry on business in Colombia.

     (b) No Senior Lender is or will be deemed to be resident, carrying on business or subject to taxation in Colombia by reason only of the execution or delivery, or enforcement in Colombia, of the Relevant Agreements to which it is party or entitled to enforce or of which it is an assignee.

     (13) The subordination provisions applicable to the Subordinated Debt set forth in Appendix J to the Common Security Trust Agreement, are valid and effective under the law of Colombia and will be given effect in Colombia as a valid contract among the Borrower, the holder of such Subordinated Debt and the Trustee and the Senior Lenders; provided that we express no opinion as to whether a court or trustee in bankruptcy or concordato of the Borrower in Colombia would give effect to such provisions to the extent such provisions might be read as calling for the direct allocation by such court or trustee in bankruptcy or concordato of sums otherwise payable on the Subordinated Debt to Senior Loans.

     (14)(a) The provisions of the Senior Debt Agreement which deem certain determinations of the Agent as conclusive, including the unilateral declaration of acceleration after the occurrence of an Event of Default, may be reviewed in any proceeding in Colombia to determine whether in fact such determinations were correct and whether the Event of Default within the terms of the Senior Debt Agreement in fact occurred.

     (b) In accordance with Article 902 of the Colombian Commercial Code, the partial nullification of a clause in the Senior Debt Agreement or the Common Security Trust Agreement, as the case may be, will only nullify the whole Senior Debt Agreement or the Common Security Trust Agreement, as the case may be, when it appears that the parties would not have entered into the Senior Debt Agreement or the Common Security Trust Agreement, as the case may be, without the stipulation subject to nullification.

     (c) We express no opinion as to whether a court in Colombia would give effect to the late interest provisions, providing for payment of interest on past due amounts of interest, or the increased costs or compensation provisions of the Senior Debt Agreement.

     (d) Resolution 53 of 1992, of the Board of Directors of the Banco de la Republica of Colombia, imposed a cap of 20% as the maximum effective annual interest rate that can be agreed to in transactions in U.S. dollars. Accordingly, it imposed a cap of 25% as the maximum default interest rate that can be agreed to in transactions in U.S. dollars.

     (e) Under Colombian law the right to insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law can not be validly waived inasmuch as such laws would be of a public order nature in Colombia.

          With your approval, we have relied as to certain matters upon information obtained from public officials, officers of the Borrower, the Shareholder, the Initial Shipper and the Throughput Obligor in the Initial Shipper Group [insert name of Related performance guarantor] [Not applicable for Tranche A] and other sources believed by us to be responsible, which we have not independently verified.

          We express no opinion as to the laws of any jurisdiction other than the laws of Colombia.

          We are qualified to practice law in Colombia and we do not purport to be experts on any laws other than the laws of Colombia. This opinion may only be used or relied upon by the addressees hereof and Sullivan & Cromwell, New York Counsel to the Borrower, and no other person, and may not be disclosed, quoted, filed or otherwise referred to without our express consent.

                                   Very truly yours,


                                      -


                                                                  APPENDIX M-2
                                            To Common Security Trust Agreement



                      [LETTERHEAD OF CARDENAS & CARDENAS
         OR OTHER COUNSEL REASONABLY SATISFACTORY TO SENIOR LENDERS]

                                           [Initial Disbursement Date]


[Name(s) of Agent(s)/Trustees/Underwriters for providers of Senior Debt under the Related Senior Debt Agreement]

                                  Dear Sirs:

             We have acted as your Colombian counsel in connection with the execution and delivery of the [Senior Debt Agreement] and the Common Security
      Trust Agreement dated as of June 1, 1995 (the Common Security Trust Agreement), among the Borrower, Bankers Trust Company, a New York banking corporation, as trustee and Holders from time to time of Senior Debt.

            Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Common Security Trust Agreement.

           In connection therewith, we have examined the Common Security Trust Agreement and the following agreements (together with the Common Security
 Trust Agreement, the Relevant Agreements). In the making of such examination we have assumed (i) the genuineness of all signatures appearing in the documents examined, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity with the originals of all documents submitted to us as copies.

            We have relied as to all factual matters on the documents we have examined,

          (i)     Senior Debt Agreement];

          (ii) The Transportation Agreement, dated as of March 31, 1995, between the Borrower and [Initial Shipper in Related Initial Shipper Group] (the "Related Transportation Agreement");

          (iii) The Advance Tariff Agreement, dated as of March 31, 1995, between the Borrower and [Throughput Obligor in Related Initial Shipper Group] (the "Related Advance Tariff Agreement");

          (iv) The Amended and Restated Subscription Agreement, dated as of March 31, 1995, between the Borrower and [Shareholder in the Related Initial Shipper Group] (the "Related Subscription Agreement");

          (v) The Assignment and Acknowledgement Agreement for Rights under the Related Transportation Agreement, dated as of June 1, 1995, between the Borrower and the Trustee acknowledged by [Initial Shipper in the Related Initial Shipper Group];

          (vi) The Assignment and Acknowledgement Agreement for Rights under the Related Advance Tariff Agreement, dated as of June 1, 1995, between the Borrower and the Trustee acknowledged by [Throughput Obligor in the Related Initial Shipper Group]; and

          (vii) The Assignment and Acknowledgement Agreement for Rights under the Related Subscription Agreement [and the Related Performance Guarantee Agreement], dated as of June 1, 1995, between the Borrower and the Trustee acknowledged by [Shareholder [and performance guarantor] [Not applicable for Tranche A] in the Related Initial Shipper Group].


          We have also examined Public Deed No. 4747, granted before Notary Public No. 38 of Santafe de Bogota on December 14, 1994, constituting the By-laws (estatutos) of the Borrower, and such corporate records, certificates and other documents, such governmental approvals and filings, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          In giving the opinions below, we have assumed (without investigation on our part) that:

          (i) the making and performance of each of the Relevant Agreements is within the power and authority of, and each of the Relevant Agreements has been duly authorized, executed and delivered by, each party thereto except for the Borrower (as to whom we make no such assumption) and with respect to the Related Transportation Agreement that it does not conflict with or violate the laws of the jurisdiction of incorporation or organization of the [Initial Shipper in the Initial Shipper Group];

          (ii) each of the Common Security Trust Agreement and each of the Relevant Agreements (other than the Transportation Agreement (except to the extent provisions thereof are expressed to be governed by laws other than the laws of Colombia) [For Senior Debt Tranche A - the Amended and Restated Subscription Agreement], as to which no assumption is made) is in full force and effect and constitutes, under the law expressly stated therein to govern the same, the legal, valid and binding obligation of the party or parties thereto and does not contravene such law; and

          (iii) the Tariff Advances provided for in the Related Transportation Agreement will be provided by the Initial Shipper in the Related Initial Shipper Group and the Transportation Notes provided for in the Related Transportation Agreement will be purchased by a financial institution designated by such Initial Shipper satisfying the requirements of the first succeeding paragraph; such Transportation Notes will be subject to Colombian laws regarding the incurrence of foreign indebtedness.

          [In giving the opinions below, we have also assumed that no participation in the Senior Loan under the Senior Debt Agreement is transferred or assigned to a Person other than a bank or a financial institution for purposes of Article 28 of Resolution 21 of 1993, as amended, issued by the Board of Directors of the Banco de la Republica of Colombia and Resolutions No. 2988 of 1980, as amended, and No. 4698 of 1980, as amended, of the Banking Superintendency and that the Senior Lender or Agent in the case of a Syndicated Facility thereunder has been evidenced as such with the Banco de la Republica of Colombia and registered with the Banking Superintendency.foot2

          In addition, our opinion in paragraph (3) below as to the enforceability in Colombia of the Relevant Agreements is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, concordato and similar laws of general applicability relating to or affecting creditors' rights, and to the provisions of Articles 867 and 884 of the Colombian Commercial Code regarding the enforcement of default interest, contractual penalties or liquidated damages.

          Based upon the foregoing, and having regard to legal considerations we deem relevant, it is our opinion that, as a matter of Colombian law:

     (1) The Borrower is a sociedad anonima duly organized and existing under the laws of Colombia. The Borrower has all requisite power and authority under the laws of Colombia to own its property and to carry on the business of the Borrower, except as noted in paragraph (3) below.

     (2) The Borrower has full power and authority to enter into each of the Relevant Agreements in which it is named a party.

     (3) (a) Except as provided in this opinion, the execution, delivery and performance by the Borrower of each of the Relevant Agreements in which it is named a party have been duly authorized by all requisite action (including by resolution of the Board of Directors adopted on April 28 and June 1, 1995); and each such Relevant Agreement has been duly executed and delivered by the Borrower, is in full force and effect and constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower is entitled to receive, and the Initial Shipper in the Related Initial Shipper Group is entitled to make, through its Colombian branch, payments of Tariffs in foreign currency outside of Colombia.

     (b) Except as provided below in this opinion, the Related Transportation Agreement constitutes the valid and legally binding obligation of the [Initial Shipper in Related Initial Shipper Group], enforceable in accordance with its terms.

(i) We note that the approval of the Tariffs by the Ministry of Mines and Energy is required before the beginning of shipments of Petroleum through the Oleoducto Central.

(ii) We express no opinion as to the legality, validity and enforceability of the Related Transportation Agreement with respect to provisions thereof relating to the Related Transportation Agreement Step-up to the extent that such Step-up exceeds 100% of the Tariffs.

(iii) We express no opinion as to the legality, validity or enforceability of the set off provisions included in the Relevant Agreements to the extent that the exercise of such provisions may be considered to violate Articles 1714 through 1723 of the Colombian Civil Code specifying the types of obligations which may be subject to set off against each other or exchange control regulations of Colombia as further described in clause (b)(iii) of paragraph
(5) below.

(iv) Our opinion on the legality, validity and enforceability of the Related Transportation Agreement with respect to payments of Tariffs in foreign currency outside of Colombia is granted pursuant to the opinion rendered by the Secretary to the Board of Directors of the Banco de la Republica of Colombia, dated December 14, 1994, identified by the number JDS-28214.

(v) Our opinion on the legality, validity and enforceability of the Related Transportation Agreement with respect to the Applicable Rate and the interest rate set forth in the Senior Debt Agreement is granted pursuant to the opinion rendered by the Secretary to the Board of Directors of the Banco de la Republica of Colombia, dated August 29, 1994, identified by the number JDS-1989.

(vi) We note that under Colombian law equitable remedies of specific performance or injunctive relief are not available.

(vii) We note that under Colombian law indemnification provisions are enforceable provided there has been no gross negligence or willful misconduct from the indemnified party.

(viii) We note that under Article 869 of the Colombian Commercial Code the performance of agreements executed abroad to be performed in Colombia is governed by Colombian law.

     (4) There is no provision of law, statute, regulation or decree in or of Colombia and no provision of the By-laws of the Borrower, and no provisions of any Mortgage, indenture, contract or agreement known to us, after reasonable investigation, binding on the Borrower or affecting its properties, which would prohibit, conflict with or in any way prevent the execution, delivery, or performance of any of the Relevant Agreements to which the Borrower is a party.

     (5)(a) All authorizations, approvals and consents from governmental authorities in Colombia which are necessary for (i) the execution and delivery and performance by the Borrower of each of the Relevant Agreements, (ii) the incurrence by the Borrower of the Senior Debt under the Senior Debt Agreement and the repayment of the Senior Debt Obligations owing to the Senior Lenders on a timely basis, and (iii) the assignment by the Borrower to the Trustee for the benefit of the Senior Lender of the Assigned Rights and the performance of its other obligations under the Common Security Trust Agreement and the Senior Debt Agreement have been obtained by the Borrower and are in full force and effect, except for such thereof as are expected to be obtained when necessary in the ordinary course of business and except for the registration before the Banco de la Republica of Colombia of the Proceeds Account and the Common Account as well as any other account of the Borrower into which proceeds from any Related Senior Debt are deposited or from which payments under such Senior Debt Agreements are made, provided that such registration must be made within the first month after the opening of such accounts.

     (b) With respect to the Senior Debt Agreement, the registration of the Senior Debt Obligations to be incurred thereunder, and the filing of signed copies thereof by and with Banco de la Republica of Colombia, have been duly and timely obtained and accomplished, and no further action in Colombia is required in respect thereof except:

          (i) the filing with Banco de la Republica of Colombia of signed copies of the Senior Debt Agreement along with an official Spanish translation within 2 months following the first disbursement;

          (ii) each disbursement of a borrowing thereunder must be notified by the Borrower to Banco de la Republica of Colombia within 2 months following such disbursement or with a monthly compensation account report, as the case may be;

          (iii) the purchase and remittance of foreign currency in Colombia in exchange for Pesos for purposes of making voluntary or mandatory prepayments or payments of accelerated amounts of the Senior Loan under such Senior Debt Agreement shall require (A) in the case of each such prepayment or payment that causes the aggregate amount of all such prepayments or payments of principal of such Senior Loan within the 60 months immediately following the first incurrence of Senior Debt under such Senior Debt Agreement to exceed 40% of the principal amount of Senior Debt under such Senior Debt Agreement so registered, the prior approval of Banco de la Republica of Colombia or the making of a deposit with the Banco de la Republica of Colombia, or (B) in all other cases the prior filing of an amendment of the amortization schedule registered with the Banco de la Republica of Colombia; and

          (iv) [For Capital Markets - Pursuant to Article 1.2.4.2. of Resolution 400, 1995, issued by the Sala General of the Superintendency of Securities of Colombia, no voluntary or mandatory prepayment or repayment may be made within one year counted as from the date of issuance under such Senior Debt.]

          (c) Except as provided in paragraph (b) above, all filings, registrations and recordations in Colombia that are necessary with respect to
(i) the validity or enforceability in Colombia of the obligations of the Borrower or any Person in the Related Initial Shipper Group, or the rights of the Trustee or any Senior Lender, under any of the Relevant Agreements to which they are party, or (ii) the admissibility in evidence in a court in Colombia of any of the Relevant Agreements have been made. Each of the Relevant Agreements is in proper legal form for the effectiveness and enactment thereof in the courts of Colombia, except that an official translation to Spanish of each Relevant Agreement which is not executed in the Spanish language would be required for purposes of enforcement proceedings in Colombia.

     We note that under Colombian law, the admissibility in evidence in a court in Colombia of any of the Relevant Agreements will generally be subject to the payment of applicable stamp taxes. We express no opinion as to the applicability of stamp taxes to the Relevant Agreements. We further note that Dr. Juan Rafael Bravo has delivered a legal opinion regarding this issue.

     (6) As of the date hereof no income, stamp or other taxes or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Colombia, imposed, assessed, levied or collected by Colombia or any political subdivision or taxing authority thereof or therein or on or in respect of principal, interest or commissions payable under the Senior Debt Agreement.

     (7) The obligations of the Borrower under the Senior Debt Agreement and the Common Security Trust Agreement will at all times rank in right of payment senior with respect to the Assigned Rights, subject in any case to Statutory Priorities, as defined below. To the extent of any unpaid sums the obligations of the Borrower under the Senior Debt Agreement and the Common Security Trust Agreement shall rank equally in Bankruptcy with respect to the assets of the Borrower with all other general unsecured obligations of the Borrower, except to the extent in the case of Bankruptcy, such Bankruptcy was initiated by any Senior Lender in the Related Senior Lender Group as provided in the Common Security Trust Agreement and except for claims in Colombia for (i) taxes or similar charges, (ii) labor related claims, employee benefits and social security contributions, (iii) judicial expenses incurred for the benefit of creditors generally and (iv) other preferences which are of similar nature and which are entitled to statutory priorities under Colombian law (clauses (i) through (iv) above being "Statutory Priorities").

     (8) (a) Except as otherwise noted in this opinion, assuming that each Assignment Agreement with respect to a Financing Agreement with a Person in the Related Initial Shipper Group, and, in the case of Ecopetrol, the Canadian Group, creates a valid and perfected security interest under New York law, each such Assignment Agreement creates a security interest superior in right to any Liens, except Permitted Encumbrances, and enforceable against the grantor of such interests, any trustee in bankruptcy and any attaching creditor or third party.

          (b) Except as otherwise noted in this opinion, assuming that the Common Security Trust Agreement creates a valid and perfected security interest under New York law over the Authorized Investments, the Common Security Trust Agreement creates a security interest over the Authorized Investments superior in right to any Liens except Permitted Encumbrances, and enforceable against the grantor of such interests, any trustee in bankruptcy and any attaching creditor or third party.

     With respect to the subject matter of this paragraph (8), we note that Colombian law does not provide for the creation or perfection of security interests in contract rights and other personal rights. We note that the law of Colombia does not provide for the perfection of a security interest created in such contract rights or personal rights under the laws of another jurisdiction by filing or recording in Colombia.

     (9) The choice of the law of the State of New York to govern each of the Relevant Agreements other than the Related Transportation Agreement [and the Related Subscription Agreement] is, under the laws of Colombia, a valid choice of governing law and should be honored in a suit on any such agreement brought in the courts of Colombia, subject to the proof of the applicable provisions of the laws of the State of New York in the manner provided for in such proceedings in Colombia and solely to the extent that the provisions of said law do not violate the public order laws of Colombia.

     (10) The Borrower is generally subject to suit in Colombia, and neither the Borrower nor any of its properties has any immunity from suit, from jurisdiction of any court or from any legal or judicial process (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise). Any immunity from proceedings which might in the future be available under Colombian law, can not be validly waived in advance.

     (11)(a) The submission by the Borrower to the non-exclusive jurisdiction of any Federal or State Court located in the Borough of Manhattan, The City of New York, with respect to matters arising under or in connection with the Common Security Trust Agreement or the Senior Debt Agreement, as set forth in each such agreement, is valid and effective under the laws of Colombia.

     (b) A final judgment or arbitral award against the Borrower for the payment of money obtained in any such court pursuant to service of process on an agent of the Borrower in the manner specified in the Common Security Trust Agreement and in the Senior Debt Agreement providing for such service of process would be recognized, conclusive and enforceable in the courts of Colombia without reconsideration on the merits, so long as the following conditions were met:

          (i) If there were a treaty in force between Colombia and the United States of America with respect to the enforcement of foreign judgments, the provisions of such treaty, if relevant, would be applied. At the date hereof, there is no such treaty in force between Colombia and the United States of America.

          (ii) The courts of Colombia would give effect to and enforce a judgment obtained in a court outside Colombia through a procedural system provided for under Colombian law known as "exequatur", subject to the provisions of Article 693 of the Civil Procedure Code which requires that there be reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia and subject to compliance with the provisions of Article 694 of the Civil Procedure Code.
The pertinent provisions of such articles as they would affect a judgment obtained in a foreign court ordering payment of money by the Borrower following a failure to pay amounts due and owing under the Senior Debt Agreement, are as follows: (A) the foreign judgment presented in Colombia for enforcement does not conflict with public order laws of Colombia, (B) the foreign judgment, in accordance with the laws of the country in which it was obtained, is final and a duly certified and an authenticated copy has been presented to the court in Colombia, (C) no proceedings are pending in Colombia with respect to the same cause of actions, and no final judgment has been awarded in any proceeding on the same subject matter and between the same parties and (D) in the proceedings commenced in the foreign court which issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designed to give an opportunity to the defendant for the defense of the action. Proceedings for execution of a money judgment by attachment or execution against any assets or property, located in Colombia would be within the exclusive jurisdiction of Colombian courts. A judgment obtained in a foreign court ordering payment of money by the Borrower under the Senior Debt Agreement would not conflict with public order laws of Colombia.

          (iii) In any proceeding in Colombia, service of notice to the parties thereto will be made in accordance with the provisions of the Colombian Civil Procedure Code and contractual provisions regarding service of notice procedures will not be enforceable.

          (iv) The enforcement of the Relevant Agreements in Colombia may be limited by, and any proceedings for enforcement in Colombia would be subject to, the applicable limitation on actions by prescription, generally limiting the period for commencement of actions to ten (10) years for an executive action and twenty (20) years for ordinary actions, except in the case of actions arising under the Related Transportation Agreement which will be subject to a special two (2) year prescription, pursuant to Article 993 of the Commercial Code.

          (v) For any proceeding in Colombia, Article 260 of the Civil Procedure Code and Article 823 of the Commercial Code, require that a translation must be filed with the Court in Colombia as the basis for enforcement, and in the event of a disagreement over the meaning of the translation, the Spanish official translation of the English text will govern, rather than the original English text for purposes of such proceeding.

     (vi) With respect to Court proceedings in Colombia, under Article 392 of the Civil Procedure Code, any legal costs incurred in connection with such Court proceedings would be limited to those costs ordered by the respective Court.

     (12)(a) It is not a condition to the ability of the Senior Lender to bring a legal action in the courts of Colombia against the Borrower in respect of any of the Relevant Agreements that such Senior Lender have complied with any requirements in Colombia necessary to enable it to do or carry on business in Colombia.

     (b) No Senior Lender is or will be deemed to be resident, carrying on business or subject to taxation in Colombia by reason only of the execution or delivery, or enforcement in Colombia, of the Relevant Agreements to which it is party or entitled to enforce or of which it is an assignee.

     (13) The subordination provisions applicable to the Subordinated Debt set forth in Appendix J to the Common Security Trust Agreement, are valid and effective under the law of Colombia and will be given effect in Colombia as a valid contract among the Borrower, the holder of such Subordinated Debt and the Trustee and the Senior Lenders; provided that we express no opinion as to whether a court or trustee in bankruptcy or concordato of the Borrower in Colombia would give effect to such provisions to the extent such provisions might be read as calling for the direct allocation by such court or trustee in bankruptcy or concordato of sums otherwise payable on the Subordinated Debt to Senior Loans.

     (14)(a) The provisions of the Senior Debt Agreement which deem certain determinations of the Agent as conclusive, including the unilateral declaration of acceleration after the occurrence of an Event of Default, may be reviewed in any proceeding in Colombia to determine whether in fact such determinations were correct and whether the Event of Default within the terms of the Senior Debt Agreement in fact occurred.

     (b) In accordance with Article 902 of the Colombian Commercial Code, the partial nullification of a clause in the Senior Debt Agreement or the Common Security Trust Agreement, as the case may be, will only nullify the whole Senior Debt Agreement or the Common Security Trust Agreement, as the case may be, when it appears that the parties would not have entered into the Senior Debt Agreement or the Common Security Trust Agreement, as the case may be, without the stipulation subject to nullification.

     (c) We express no opinion as to whether a court in Colombia would give effect to the late interest provisions, providing for payment of interest on past due amounts of interest, or the increased costs or compensation provisions of the Senior Debt Agreement.

     (d) Resolution 53 of 1992, of the Board of Directors of the Banco de la Republica of Colombia, imposed a cap of 20% as the maximum effective annual interest rate that can be agreed to in transactions in U.S. dollars. Accordingly, it imposed a cap of 25% as the maximum default interest rate that can be agreed to in transactions in U.S. dollars.

     (e) Under Colombian law the right to insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law can not be validly waived inasmuch as such laws would be of a public order nature in Colombia.

          With your approval, we have relied as to certain matters upon information obtained from public officials, officers of the Borrower, the Shareholder, the Initial Shipper and the Throughput Obligor in the Initial Shipper Group [insert name of Related performance guarantor] [Not applicable for Tranche A] and other sources believed by us to be responsible, which we have not independently verified.

          We express no opinion as to the laws of any jurisdiction other than the laws of Colombia.

          We are qualified to practice law in Colombia and we do not purport to be experts on any laws other than the laws of Colombia. This opinion may only be used or relied upon by the addressees hereof and Shearman & Sterling, your New York Counsel, and no other person, and may not be disclosed, quoted, filed or otherwise referred to without our express consent.

                                   Very truly yours,







                                                                  APPENDIX M-3
                                            to Common Security Trust Agreement








                     [LETTERHEAD OF SULLIVAN & CROMWELL]






                                                   [Initial Disbursement Date]


Name(s) of Agent(s)/Trustee for Holders of Senior Debt under the Related Senior Debt Agreement/Underwriters]




Dear Sirs:

          We have acted as New York counsel for Oleoducto Central S.A., a sociedad anonima existing under the laws of the Republic of Colombia (the "Borrower") in connection with (i) the Common Security Trust Agreement, dated as of June 1, 1995 (the "Common Security Trust Agreement"), among Oleoducto Central S.A., Bankers Trust Company, as Trustee for the benefit of the holders from time to time of Senior Debt, and holders from time to time of Senior Debt and (ii) the [insert name(s) of Related Senior Debt Agreement] dated as of
      , 1995, among the Borrower and [insert name(s) of other party/parties] (the "Senior Debt Agreement") [and the [insert name of debt securities issued thereunder] (the "Securities")].

          Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Common Security Trust Agreement.

          As used herein, (i) "New York UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York; (ii) "Clearing Corporation Securities" means any securities which are subject to Section 8-320 of the New York UCC (including securities held by The Depository Trust Company, The Participants Trust Company or any successor of either thereof);
(iii) "Certificated Security", "Clearing Corporation", "Financial Intermediary", and "Custodian Bank" have the meanings ascribed to such terms in the New York UCC; (iv) "Instruments" has the meaning ascribed to such term in Section 9-105(1)(i) of the New York UCC (including, without limitation, certificates of deposit (as defined in Section 3-104(2)(c)) of the New York UCC, but excluding Certificated Securities); (v) "Agency Book Entry Security" means an obligation of an agency or instrumentality of the United States of America that is maintained in a book entry account with the Federal Reserve Bank of New York or a Depository Institution (excluding Clearing Corporation Securities); (vi) "Depository Institution" means a "depository institution" as that term is defined in 12 U.S.C. 461(b)(1)(A), as amended; and (vii) "Treasury Securities" means the direct obligations of the United States of America which are defined in 31 C.F.R. 306.115 (1995).

          We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

     (1) The Common Security Trust Agreement constitutes a valid and legally binding obligation of the Borrower enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (2) The Amended and Restated Subscription Agreement between the Borrower [, each of IPL Enterprises and TCPL International Investments Inc.] and the Shareholder in the Related Initial Shipper Group (the "Related Subscription Agreement[s]") constitutes [a] valid and legally binding obligation of such Shareholder[s] enforceable in accordance with its [their respective] terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (3) [Each of the] The Performance Guarantee Agreement[s] between the Borrower and [insert name of the Related performance guarantor[s]] [each of IPL Energy and TransCanada PipeLines] (the "Related Performance Guarantee Agreement[s]") constitutes a valid and legally binding obligation of [insert name of the Related performance guarantor] enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (4) The Advance Tariff Agreement between the Borrower and the Throughput Obligor in the Related Initial Shipper Group (the "Related Advance Tariff Agreement") constitutes a valid and legally binding obligation of such Throughput Obligor enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (5) Each of (a) the Assignment and Acknowledgement Agreement[s] for Rights under the Subscription Agreement and the Performance Guarantee Agreement with respect to the Related Subscription Agreement [of each of IPL Enterprises and TCPL International Investments Inc.] and the Related Performance Guarantee Agreement [of each of IPL Energy and TransCanada PipeLines], (b) the Assignment and Acknowledgement Agreement for Rights under the Advance Tariff Agreement with respect to the Related Advance Tariff Agreement, and (c) the Assignment and Acknowledgement Agreement for Rights under the Transportation Agreement with respect to the Transportation Agreement between the Borrower and the Initial Shipper in the Related Initial Shipper Group (the "Related Transportation Agreement"), constitutes a valid and legally binding obligation of the Borrower enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (6) The Senior Debt Agreement [and the Securities] constitute[s] [a] valid and legally binding obligation[s] of the Borrower enforceable in accordance with its [their] terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (7) No regulatory consents, authorizations, approvals or filings are required to be obtained or made by the Borrower on or prior to the date hereof under the Federal laws of the United States and the laws of the State of New York for the execution and delivery of the agreements [and Securities] referred to in paragraphs (1) through (6) above by each of the Borrower, the Shareholder in the Related Initial Shipper Group, [insert name of Related performance guarantor] [IPL Energy and TransCanada PipeLines] and the Throughput Obligor in the Related Initial Shipper Group, except for action required from time to time after the date hereof to create or perfect liens, pledges or security interests pursuant to the Common Security Trust Agreement.

     (8) Neither the execution nor delivery of the agreements referred to in paragraphs (1) through (6) above, nor the performance of obligations thereunder by the Borrower, will violate any Federal law of the United States or law of the State of New York applicable to the Borrower; provided, however, that, for the purposes of this paragraph (8), we express no opinion with respect to Federal or state securities laws, other antifraud laws and fraudulent transfer laws; provided, further, however, that insofar as performance by the Borrower of its obligations under any such agreement is concerned, we express no opinion as to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (9) The Common Security Trust Agreement, together with the agreements referred to in paragraph (5) above, is effective to create in favor of the Trustee for the benefit of the Senior Lender under the Senior Debt Agreement the security interest purported to be created by the Borrower in the Borrower's right, title and interest in and to the Related Subscription Agreement[s], the Related Performance Guarantee Agreement], the Related Advance Tariff Agreement and the Related Transportation Agreement (together, the "Related Agreements"), and all claims in respect of Assigned Rights resulting from any failure of performance or compliance with any of the provisions of the Related Agreements. To the extent that such Assigned Rights constitute "accounts" or "general intangibles for money due or to become due" within the meaning of Section 9-103(3)(c) of the New York UCC, under New York law such security interest will constitute a perfected security interest by virtue of the acknowledgements attached to the Assignment and Acknowledgement Agreements referred to in paragraph (5) above.

     (10) The Common Security Trust Agreement creates in favor of the Trustee for the benefit of the Senior Lender under the Senior Debt Agreement the security interest purported to be created by the Borrower in the Borrower's right, title and interest in and to any Authorized Investments Transferred (within the meaning referred to below) to the Trustee and held from time to time in the Proceeds Account. The security interest of the Trustee for the benefit of the Senior Lender under the Senior Debt Agreement in any such Authorized Investments consisting of Clearing Corporation Securities, Certificated Securities, Instruments, Agency Book Entry Securities and Treasury Securities (collectively, "Pledged Securities") created pursuant to the Common Security Trust Agreement, upon Transfer (within the meaning referred to below) thereof, will be a perfected security interest.

          As used herein, a "Transfer" occurs upon:

     (i) the delivery to the Trustee (or its nominee) of Certificated Securities or Instruments in bearer form, or in registered form registered in the name of the Trustee (or its nominee), or duly endorsed to the Trustee (or its nominee) or in blank;

     (ii) the acquisition by a Financial Intermediary acting on behalf of the Trustee of Certificated Securities specially endorsed to or registered in the name of the Trustee;

     (iii) the making by a Clearing Corporation of appropriate entries in its books reducing the appropriate securities account of the transferor of Clearing Corporation Securities and increasing the appropriate securities account of the Trustee with the Clearing Corporation, in each case reflecting the securities transferred;

     (iv) (A) the book entry or other identification as belonging to the Trustee of specific Certificated Securities or of a quantity of Certificated Securities which constitute or are part of a fungible bulk of securities in the possession of a Financial Intermediary (not a Clearing Corporation) or shown on the account of a Financial Intermediary (not a Clearing Corporation) on the books of another Financial Intermediary, and (B) the sending by such Financial Intermediary to the Trustee of a confirmation thereof; or

     (v) the making by the Federal Reserve Bank of New York of appropriate entries transferring Agency Book Entry Securities or Treasury Securities to the account of the Trustee with the Federal Reserve Bank of New York and the taking by the Trustee of the steps described in (iv) above as though such Agency Book Entry Securities or Treasury Securities were Certificated Securities.

          With your approval, we have assumed in connection with the opinions expressed in paragraphs (9) and (10) that:

     (i) all assets held from time to time in the Proceeds Account will be "proceeds" (as defined in Section 9-306(1) of the New York UCC) and will consist either of cash (or cash in the bank) or of Pledged Securities;

     (ii) each deposit of such cash (or cash in the bank, and including, without limitation, all interest, dividends, liquidation and other proceeds of Pledged Securities) to the Proceeds Accounts will be invested in Pledged Securities within ten days after the date of such deposit; and

     (iii) at the time of each such grant, creation and attachment, the Borrower will have rights in the Assigned Rights (including, to the extent applicable, rights within the meaning of Sections 9-203 and 8-321 of the New York UCC) sufficient for the grant, creation and attachment of a valid and effective lien on and security interest in the Assigned Rights in favor of the Trustee for the benefit of the Senior Lender under the Senior Debt Agreement.

          With your approval, we have also assumed in connection with the opinions expressed in paragraph (10) that:

     (i) the Trustee will accept Transfer of any Pledged Securities in good faith without notice of any adverse claim;

     (ii) whenever possession of Pledged Securities is to be maintained by, or registration of Pledged Securities is to be made in the name of, the Trustee, such possession will be continuously maintained in the State of New York and such registration will be continuously maintained on the books of the issuer thereof;

     (iii) whenever possession of Pledged Securities is to be maintained by, or a registration or other entry is to be made on the books of, a Financial Intermediary or Federal Reserve Bank of New York (each, a "Perfecting Intermediary") with respect to Pledged Securities, (A) such securities either
(x) have been registered in the books of the issuer thereof in the name of such Perfecting Intermediary and such Perfecting Intermediary has acquired possession of such securities or (y) such securities have been "transferred" to such Perfecting Intermediary in a manner described in the definition of "Transfer" above by another Financial Intermediary or Federal Reserve Bank of New York (a "Prior Perfecting Intermediary"); (B) each Prior Perfecting Intermediary either holds such securities in the manner described in clause
(A)(x) above or has accepted "transfer" of such securities in a manner described in the definition of "Transfer" above from another Prior Perfecting Intermediary; and (C) possession of, and all registrations and entries with respect to, such securities, whether relating to the Trustee, a Perfecting Intermediary or a Prior Perfecting Intermediary, will be continuously maintained in the State of New York, and all such registrations and entries will be complete and accurate in all respects;

     (iv) as to any securities included in the Pledged Securities held as a part of a "fungible bulk" (as contemplated by Section 8-313(1)(d) of the New York UCC), sufficient securities are held by the relevant Financial Intermediary to satisfy the interests of all persons having an interest therein (and we note that to the extent that sufficient securities are not so held, the interest of the Trustee will be limited to a proportionate interest in such fungible bulk);

     (v) the creation, validity and perfection of security interests in Agency Book Entry Securities are governed by provisions substantially identical to the provisions of Subpart O, 31 C.F.R. 306.115 (1995) through 306.122 (1995) (all such provisions applicable to the Agency Book Entry Securities and the Treasury Securities being, collectively, the "Federal Book Entry Regulations");

     (vi)  in respect of Agency Book Entry Securities and Treasury Securities,
(A) the Trustee is and will continue to be a "depository" within the meaning of the Federal Book Entry Regulations (i.e., a bank, banking institution, financial firm or similar party which regularly accepts in the course of its business Treasury Securities as a custodial service for customers and maintains accounts in the name of such customers reflecting ownership of or interest in such securities); and (B) New York substantive law (and, in particular, Article 8 of the New York UCC (excluding the last sentence of the definition of "security" in Section 8-102(1)(c) and Section 8-321(4) of the New York UCC)) constitutes the "applicable law to effect a transfer or to effect and perfect a pledge of the Treasury Securities, or any interest therein" within the meaning of 31 C.F.R. 306.118(b) and of equivalent provisions of the other Federal Book Entry Regulations; and

     (vii)  The Trustee is a Financial Intermediary.

          In rendering the opinions set forth in paragraphs (9) and (10) above, we express no opinion with respect to:

     (i) the validity, binding effect or enforceability of any provision in the Common Security Trust Agreement which purports (A) to impose on the Trustee or any other person standards for the care of Assigned Rights in its possession less than the minimum provided for in Section 9-207 of the New York UCC, (B) to permit the Trustee to vote or otherwise exercise, or any other person to vote or otherwise exercise, any rights with respect to any of the Authorized Investments absent compliance with the requirements of applicable law and regulations as to the voting of or other exercise of rights with respect to such Authorized Investments, (C) to waive, or consent to the noncompliance with, any rights of the Borrower or duties owing to it as a matter of law except to the extent it may so waive or consent under applicable law, or (D) to prohibit the Borrower from transferring its rights in the Assigned Rights or any proceeds thereof except as specified therein;

     (ii) the priority of any security interest in or to any of the Assigned Rights and, other than as specifically set forth herein, the perfection of any security interest in or to any of the Assigned Rights, except a claim to proceeds to the extent permitted under Sections 9-306 and 9-312 of the New York UCC;

     (iii) the validity, binding effect or enforceability of the security interests in or to any of the Assigned Rights insofar as they constitute security interests in a right represented by a judgment (other than a judgment taken on a right to payment which was Assigned Rights); and

     (iv) the right, interest and title in or to any of the Assigned Rights of any person granting a security interest therein.

          In addition, we express no opinion with respect to the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses resulting from violation by such person of any applicable laws.

          The opinions set forth above with respect to the enforceability of the Common Security Trust Agreement are qualified to the extent that certain remedial provisions of such agreement (a) may be subject to the rights of account debtors, the terms of contracts with such account debtors and any claims or defenses of such account debtors arising under or outside such contracts and (b) may be unenforceable in whole or in part under applicable law. However, the inclusion of such remedial provisions does not affect the validity of the Common Security Trust Agreement and applicable law does not make the remedies provided therein inadequate for the practical realization of the benefits of the security intended to be provided thereby.

          We note that provisions of the Common Security Trust Agreement [and the Senior Debt Agreement] which permit the Trustee or Senior Lenders to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith. We also note that provisions of the Advance Tariff Agreement between the Borrower and the Throughput Obligor in the Related Initial Shipper Group which permit the Borrower to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith.

          We further note that in the case of property which becomes Assigned Rights after the date hereof, (A) the security interests therein will not attach or be enforceable until the debtor or other grantor has rights in such property and (B) Section 552 of the Bankruptcy Code of the United States limits the extent to which property acquired by a debtor or other grantor after the commencement of a case under the Bankruptcy Code of the United States may be subject to a security interest arising from a security agreement entered into by a debtor before the commencement of such case.

          In rendering the foregoing opinion, we have assumed that:

     (i) each of the agreements referred to in paragraphs (1) through (6) above has been duly authorized, executed and delivered by each party thereto and is a valid and legally binding agreement thereof enforceable in accordance with its terms under the laws of its jurisdiction of incorporation or organization;

     (ii) in connection with the opinions expressed in paragraphs (5)(c) and 9 above with respect to the Related Transportation Agreement, the Related Transportation Agreement constitutes a valid and legally binding obligation under Colombian law of the Initial Shipper in the Related Initial Shipper Group enforceable in accordance with its terms;

     (iii) the place of business and chief executive office of the Borrower is, and will continue to be, in Colombia and the Borrower does not have, and will continue to not have, a place of business in the United States or Canada; and

     (iv) Colombian law does not provide, in respect of "accounts" or "general intangibles", for "perfection of security interests by filing or recording" (within the meaning of Section 9-103(3)(c) of the New York UCC) in Colombia.

          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          With your approval, we have relied as to certain matters upon information obtained from public officials, officers of the Borrower, the Shareholder, the Initial Shipper and the Throughput Obligor in the Related Initial Shipper Group [, insert name of Related performance guarantor] [IPL Energy and TransCanada PipeLines] and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.


          This opinion is being delivered pursuant to the requirements of Section [ ] of the [Senior Debt Agreement] and Article Seven of the Common Security Trust Agreement. This opinion is addressed to the [Agent(s)/Trustee for the Holders of Senior Debt under the Related Senior Debt
Agreement/Underwriters] and is solely for its [their] benefit.


                                        Very truly yours,




 1 Applicable to bank financings.
 2 Applicable to bank financings.

                                                                  APPENDIX M-4
                                            to Common Security Trust Agreement




                    [LETTERHEAD OF SHEARMAN & STERLING OR
           OTHER COUNSEL REASONABLY SATISFACTORY TO SENIOR LENDERS]






                                                   [Initial Disbursement Date]



[Name(s) of Agent(s)/Trustee for Holders of Senior Debt under the Related Senior Debt Agreement/Underwriters]



Dear Sirs:

          We have acted as your New York counsel in connection with the Common Security Trust Agreement, dated as of June 1, 1995 (the "Common Security Trust Agreement"), among Oleoducto Central S.A., Bankers Trust Company, as Trustee for the benefit of the holders from time to time of Senior Debt, and holders from time to time of Senior Debt and, in particular, with the [insert name of
Related  Senior  Debt Agreement, dated as of            199 , and the title of
any debt securities issued thereunder which are to be covered by this opinion].

          As used herein, (i) "New York UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York; (ii) "Clearing Corporation Securities" means any securities which are subject to Section
8-320 of the New York UCC (including securities held by The Depository Trust Company, The Participants Trust Company or any successor of either thereof);
(iii) "Certificated Security", Clearing Corporation", "Financial
Intermediary", and "Custodian Bank" shall have the meanings ascribed to such terms in the New York UCC; (iv) "Instruments" shall have the meaning ascribed to such term in Section 9-105(1)(i) of the New York UCC (including, without limitation, certificates of deposit (as defined in Section 3-104(2)(c) of the New York UCC) but excluding Certificated Securities); (v) "Agency Book Entry Security" means an obligation of an agency or instrumentality of the United States of America that is maintained in a book entry account with the Federal Reserve Bank of New York or a Depository Institution (excluding Clearing Corporation Securities); (vi) "Depository Institution" means a "depository institution" as that term is defined in 12 U.S.C.and 461(b)(1)(A), asamended;
(vii) "Treasury Securities" means the direct obligations of the United States of America which are defined in 31 C.F.R.and306.115 (1995); and (viii) "Authorized Investments" means those Authorized Investments (as defined in the Common Security Trust Agreement) which are referred to and are held in accordance with (and as to which all steps have been taken for the perfection of security interests pursuant to) the definition of "Transfer" below. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Common Security Trust Agreement.

          We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, it is our opinion that:

        (1) The Common Security Trust Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

      (2) The Amended and Restated Subscription Agreement between the Borrower [, each of IPL Enterprises and TCPL International Investments Inc.] and the Shareholder[s] in the Initial Shipper Group which includes [insert name of Related Initial Shipper] (the "Related Subscription Agreement") constitutes a legal, valid and binding obligation of each such Shareholder enforceable against such Shareholder in accordance with its terms.

     (3) [Each of the] The Performance Guarantee Agreement[s] between the Borrower and [insert name of the performance guarantor[s] included in the Initial Shipper Group which includes [insert name of Related Initial Shipper]] [each of IPL Energy and TransCanada PipeLines] (the "Related Performance Guarantee Agreement[s]") constitutes a legal, valid and binding obligation of [insert name of the performance guarantor[s]] enforceable against [insert name of performance guarantor[s]] in accordance with its terms.

      (4) The Advance Tariff Agreement between the Borrower and the Throughput Obligor in the Initial Shipper Group which includes [insert name of Related Initial Shipper] (the "Related Advance Tariff Agreement") constitutes a legal, valid and binding obligation of such Throughput Obligor enforceable against such Throughput Obligor in accordance with its terms.

     (5) Each of (a) the Assignment and Acknowledgment Agreement[s] for Rights under the Subscription Agreement and the Performance Guarantee Agreement with respect to the Related Subscription Agreement [of each of IPLEnterprises and TCPL International Investments Inc.] and the Related Performance Guarantee Agreement [of each of IPL Energy and TransCanada PipeLines], (b) the Assignment and Acknowledgment Agreement for Rights under the Advance Tariff Agreement with respect to the Related Advance Tariff Agreement, and (c) the Assignment and Acknowledgment Agreement for Rights under the Transportation Agreement with respect to the Transportation Agreement between the Borrower and the Initial Shipper in the Related Initial Shipper Group (the "Related Transportation Agreement"), constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

         (6) The [insert defined name of Related Senior Debt Agreement and any debt securities issued thereunder], constitute[s] [a] legal, valid and binding obligation[s] of the Borrower enforceable against the Borrower in accordance with its [their] terms.

     (7) All regulatory consents, authorizations, approvals and filings required to be obtained or made by the Borrower on or prior to the date hereof under the Federal laws of the United States and the laws of the State of New York for the execution and delivery of the agreements referred to in paragraphs (1) through (6) above by each of the Borrower, the Shareholder in the Related Initial Shipper Group, [insert name of Related performance guarantor] [IPL Energy and TransCanada PipeLines] and the Throughput Obligor in the Related Initial Shipper Group have been obtained or made, except for action required from time to time after the date hereof to create or perfect liens, pledges or security interests pursuant to the Common Security Trust Agreement.

       (8) Neither the execution nor delivery of the agreements referred to in paragraphs (1) through (6) above, nor the performance of obligations thereunder by the Borrower, will violate any Federal law of the United States or law of the State of New York applicable to the Borrower; provided, however, that, for the purposes of this paragraph (8), we express no opinion with respect to Federal or state securities laws or other antifraud laws.

         (9) The Common Security Trust Agreement, together with the agreements referred to in paragraph (5) above, are effective to create in favor of the Trustee for the benefit of the Related Senior Lenders the security interest purported to be created by the Borrower in the Borrower's right, title and interest in and to the Related Subscription Agreement[s], the Related Performance Guarantee Agreement[s]], the Related Advance Tariff Agreement and the Related Transportation Agreement (together, the "Related Agreements"), and all claims in respect of Assigned Rights resulting from any failure of performance or compliance with any of the provisions of the Related Agreements. To the extentthat such Assigned Rights constitute "accounts" or "general intangibles for money due or to become due" within the meaning of
Section 9-103(3)(c) of the New York UCC, under New York law such security interest will constitute a perfected security interest by virtue of the acknowledgments attached to the Assignment and Acknowledgment Agreements referred to in paragraph (5) above.

       (10) The Common Security Trust Agreement, together with any Authorized Investments Transferred from time to time to the Trustee and held from time to time in the Proceeds Account, creates in favor of the Trustee for the benefit of the Related Senior Lenders a valid and perfected security interest in the Borrower's right, title and interest in and to such Authorized Investments.

          As used herein, a "Transfer" occurs upon:

     (i) the delivery to the Trustee (or its nominee) of Certificated Securities or Instruments in bearer form, or in registered form registered in the name of the Trustee (or its nominee), or duly endorsed to the Trustee (or its nominee) or in blank;

     (ii) the acquisition by a Financial Intermediary acting on behalf of the Trustee of Certificated Securities specially endorsed to or registered in the name of the Trustee;

     (iii) the making by a Clearing Corporation of appropriate entries in its books reducing the appropriate securities account of the transferor of Clearing Corporation Securities and increasing the appropriate securities account of the Trustee with the Clearing Corporation, in each case reflecting the securities transferred;

     (iv) (A) the book entry or other identification of specific Certificated Securities or of a quantity of Certificated Securities which constitute or are part of a fungible bulk of securities (in each case identifying such Certificated Securities or quantity, as applicable, as belonging to the Trustee) that are in the possession of a Financial Intermediary (not a Clearing Corporation) or, in the case of such quantity of Certificated Securities, that are shown on the account of such Financial Intermediary on the books of another Financial Intermediary, and (B) the sending by such Financial Intermediary to the Trustee of a confirmation thereof; or

     (v) (A) the making by the Federal Reserve Bank of New York of appropriate entries transferring Treasury Securities or Agency Book Entry Securities to the account of Bankers Trust with the Federal Reserve Bank of New York and (B) the taking by Bankers Trust of all steps described in clause
(iv) abovein favor of the Trustee, as though such Treasury Securities or Agency Book Entry Securities were Certificated Securities.

           With your approval, we have assumed in connection with the opinions expressed in paragraph (10) above that:

        (i) the Trustee will accept Transfer of any Authorized Investments in good faith without notice of any adverse claim;

       (ii) whenever possession of Authorized Investments is to be maintained by, or registration of Authorized Investments is to be made in the name of, the Trustee, such possession will be continuously maintained in the State of New York and such registration will be continuously maintained on the books of the issuer thereof;

      (iii) whenever possession of Authorized Investments is to be maintained by, or a registration or other entry is to be made on the books of, a Financial Intermediary or Federal Reserve Bank of New York (each, a "Perfecting Intermediary") with respect to Authorized Investments, (A) such securities either (x) have been registered in the books of the issuer thereof in the name of such Perfecting Intermediary and such Perfecting Intermediary has acquired possession of such security or (y) such security has been "transferred" to such Perfecting Intermediary in a manner described in the definition of "Transfer" above by another Financial Intermediary or Federal Reserve Bank of New York (a "Prior Perfecting Intermediary"); (B) each Prior Perfecting Intermediary either holds such security in the manner described in clause (A)(x) above or has accepted "Transfer" of such security in a manner described in the definition of "Transfer" above from another Prior Perfecting Intermediary; and (C) possession of, and all registrations and entries with respect to, such security, whether relating to the Trustee, a Perfecting Intermediary or a Prior Perfecting Intermediary, will be continuously maintained in the State of New York, and all such registrations and entries will be complete and accurate in all respects;

     (iv) as to any Authorized Investments held as a part of a "fungible bulk" of securities (as contemplated by Section 8-313(1)(d) of the New York
UCC) sufficient securities are held by the relevant Financial Intermediary to satisfy the interests of all persons having an interest therein (and we note that, under Section 8-313(2) of the New York UCC, to the extent that sufficient securities are not so held, the interest of the Trustee will be limited to a proportionate interest in such fungible bulk);

     (v) the creation, validity and perfection of security interests in Agency Book Entry Securities are governed by provisions substantially identical to the provisions of Subpart O ("Book Entry Procedure"), 31 C.F.R.
306.115 (1995) through 306.122 (1995) (all such provisions applicable to the Treasury Securities and the Agency Book Entry Securities being, collectively, the "Federal Book Entry Regulations") applicable to Treasury Securities;

     (vi) in respect of Treasury Securities and Agency Book Entry Securities, (A) Bankers Trust is and will continue to be a "depositary" within the meaning of the Federal Book Entry Regulations (i.e., a bank, banking institution, financial firm or similar party, which regularly accepts in the course of its business Treasury Securities as a custodial service for customers and maintains accounts in the name of such customers reflecting ownership of or interest in such securities); and (B) New York substantive law (and, in particular, Article 8 of the New York UCC (excluding the last sentence of the definition of "security" in Section 8-102(1)(c) and Section
8-321(4) of the New York UCC)) constitutes the "applicable law to effect a transfer or to effect and perfect a pledge of the Treasury Securities, or any interest therein" within the meaning of 31 C.F.R.and 306.118(b) and of equivalent provisions of the other Federal Bank Entry Regulations; and

     (vii)  Bankers Trust is a Financial Intermediary.

          In rendering the opinions set forth in paragraphs (9) and (10) above, we have assumed (i) that all assets held from time to time in the Proceeds Account will be proceeds (as defined in Section 9-306(1) of the New York UCC) and will consist either of cash (or cash in the bank) or of Authorized Investments, and (ii) that each deposit of such cash (or cash in the bank, and including, without limitation, all interest, dividends, liquidation and other proceeds of Authorized Investments) to the Proceeds Account will be invested in Authorized Investments within ten days after the date of such deposit.

          In rendering the opinions set forth in paragraphs (9) and (10) above, (a) we have assumed that, at the time of each such grant, creation and attachment, the Borrower will have rights in the Assigned Rights (including, to the extent applicable, rights within the meaning of Sections 9-203 and 8-321 of the New York UCC) sufficient for the grant, creation and attachment of a valid and effective lien on and security interest in the Assigned Rights in favor of the Trustee for the benefit of __________; and (b) we note that the validity, binding effect and enforceability of any provision in the Common Security Trust Agreement which purports to impose on the Trustee or any other Person standards for the care of the Assigned Rights in its possession are subject to Section 9-207 of the New York UCC. Furthermore, in rendering such opinions, we express no opinion with respect to:

        (i) the validity, binding effect or enforceability of any provision in the Common Security Trust Agreement which purports (A) to permit the Trustee to vote or otherwise exercise, or any other person to vote or otherwise exercise, any rights with respect to any of the Authorized Investments absent compliance with the requirements of applicable law and regulations as to the voting of or other exercise of rights with respect to such Assigned Rights, or
(B) to prohibit the Borrower from transferring its rights in the Assigned Rights or any proceeds thereof except as specified therein;

       (ii) the priority of any security interest in or to any of the Assigned Rights and, other than as specifically set forth herein, the perfection of any security interest in or to any of the Assigned Rights;

     (iii) the validity, binding effect or enforceability of the security interests in or to any of the Assigned Rights insofar as they constitute security interests in a right represented by a judgment (other than a judgment taken on a right to payment which was Assigned Rights); and

     (iv) the right, interest and title in or to any of the Assigned Rights of any person granting a security interest therein.

              In addition, we express no opinion with respect to the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses resulting from violation by such person of any applicable laws.

              The opinions set forth in paragraphs (1) through (6) above (with respect to the enforceability of the agreements referred to therein) and, for purposes of clause (A) below, the opinions set forth in paragraphs (9) and
(10) above are subject to (A) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers, reorganization and moratorium) or similar laws affecting creditors' rights generally (except, in the case of the opinions set forth in paragraphs
(9) and (10) above, for Section 544(a) of the Bankruptcy Code of the United States) and to possible judicial action giving effect to governmental action or foreign laws affecting creditors' rights and (B) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). In addition, the opinions set forth in paragraph (1) above with respect to the enforceability of the Common Security Trust Agreement are qualified to the extent that certain remedial provisions of such agreement (a) may be subject to the rights of account debtors, the terms of contracts with such account debtors, and any claims or defenses of such account debtors arising under or outside such contracts and (b) may be unenforceable in whole or in part under applicablelaw. However, the inclusion of such remedial provisions does not affect the validity of the Common Security Trust Agreement and applicable law does not make the remedies provided therein inadequate for the practical realization of the benefits of the security intended to be provided thereby.

           In furtherance of the qualifications contained in clause (A) of the preceding paragraph, we note that, in the case of property which becomes Assigned Rights after the date hereof, (A) the security interests therein will not attach or be enforceable until the debtor or other grantor has rights in such property and (B) Section 552 of the Bankruptcy Code of the United States limits the extent to which property acquired by a debtor or other grantor after the commencement of a case under the Bankruptcy Code of the United States may be subject to a security interest arising from a security agreement entered into by a debtor before the commencement of such case.

          In rendering the foregoing opinions, we have assumed that:

     (i) each of the parties to each of the agreements referred to in paragraphs (1) through (6) above has been duly organized and validly exists under the laws of the jurisdiction of its purported organization, and that each such agreement has been duly authorized, executed and delivered by each of the respective parties thereto;

     (ii) in connection with the opinions expressed in paragraphs (5)(c) and 9 above with respect to the Related Transportation Agreement, the Related Transportation Agreement constitutes a valid and legally binding obligation under Colombian law of the Initial Shipper in the Related Initial Shipper Group enforceable in accordance with its terms; and

        (iii) the place of business and chief executive office of the Borrower is, and will continue to be, in Colombia and the Borrower does not have, and will continue to not have, a place of business in the United States or Canada.
  Furthermore, we draw your attention to [paragraph __ of __] [the opinion of __________, Colombian counsel to __________] [the Colombian Opinion], stating that Colombian law does not provide, in respect of "accounts" or "general intangibles", for "perfection of security interests by filing or recording" (within the meaning of Section 9-103(3)(c) of the New York UCC) in Colombia.

           We note that the enforceability in the United States of the waivers of immunities from court jurisdiction and from legal process, as set forth in the agreements referred to in paragraphs (1) through (6) above, are subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

           We express no opinion as to the enforceability of any provisions of any agreement referred to in paragraph (1) through (6) above providing for indemnity to any person against any loss in obtaining the currency due to such person under such agreement from a court judgment in another currency. [In this connection we note that New York state courts generally have rendered judgments denominated in Dollars and not in any other currency. However, pursuant to Chapter 326 of the Laws of 1987 of the State of New York, amending
Section 27 of the New York State Judiciary Law, New York state courts may now render judgments denominated in a currency other than United States dollars when an appropriate cause of action is based on an obligation denominated in such other currency. Any such judgment will be converted into dollars at the rate of exchange prevailing on the date of such judgment. We express no opinion as to whether a United States federal court sitting in the State of New York would apply the New York statute--for use for non-United States dollar loans.]

            The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          With your approval, we have relied as to certain matters upon information obtained from public officials, officers of the Borrower, the Shareholder, the Initial Shipper and the Throughput Obligor in the Related Initial Shipper Group [, insert name of Related performance guarantor] [IPL Energy and TransCanada PipeLines] and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

          This opinion is being delivered pursuant to the requirement of Section [ ] of the [Senior Debt Agreement]. This opinion is addressed to the [Agent(s)/Trustee for the Holders of Senior Debt under the Related Senior Debt Agreement/Underwriters] and is solely for its [their] benefit.


                                        Very truly yours,







                           TRANSPORTATION AGREEMENT


                          dated as of March 31, 1995


                                   between

                            OLEODUCTO CENTRAL S.A.

                                     and

                            TRITON COLOMBIA, INC.

                              TABLE OF CONTENTS



SECTION                                                                                       PAGE

         ARTICLE ONE

         DEFINITIONS AND INTERPRETATION

1.1.     Definitions
1.2.     Interpretation                                                                          2

         ARTICLE TWO

         TRANSPORTATION

2.1.     Dedication                                                                              2
2.2.     Release                                                                                 3
2.3.     Performance                                                                             3

         ARTICLE THREE

         RIGHTS TO OLEODUCTO CENTRAL CAPACITY

3.1.     Entitlement to Capacity                                                                 3
3.2.     Other Agreements                                                                        3
3.3.     El Porvenir-Vasconia Segment                                                            4
3.4.     Sole Risk Facilities; Entitlement to Sole Risk Capacity                                 4

         ARTICLE FOUR

         PAYMENT OF TARIFFS AND OTHER CHARGES

4.1.     Payment of Tariffs                                                                      5
4.2.     Interim Statements                                                                      5
4.3.     Payment in Kind                                                                         5
4.4.     Quarterly Reconciliation                                                                6
4.5.     Disputed Bills                                                                          6
4.6.     Remedies of Carrier                                                                     7
4.7.     Taxes                                                                                   8
4.8.     Modification of Tariff Regulations                                                      9
4.9.     Right of Set off                                                                        9

         ARTICLE FIVE

         TARIFF ADVANCES AND TRANSPORTATION NOTES

5.1.     Commitment to Provide Tariff Advances or to Purchase Transportation Notes               9
5.2.     Terms of Tariff Advances and Transportation Notes                                      10

         ARTICLE SIX

         TERM

6.1.     Term                                                                                   11
6.2.     Partial Termination                                                                    11
6.3.     Recommissioning                                                                        12

         ARTICLE SEVEN

         CAPACITY RELEASES; ASSIGNMENT

7.1.     Capacity Releases                                                                      12
7.2.     Conditions to Capacity Release                                                         14
7.3.     Assignment by Carrier                                                                  15
7.4.     Assignment by Initial Shipper                                                          15
7.5.     Production from Cusiana Area in Excess of Proportionate Share of Available Capacity    18
7.6.     No Assignment                                                                          19

         ARTICLE EIGHT

         EXCUSABLE EVENT

8.1.     Excusable Event Defined                                                                19
8.2.     Notice                                                                                 19
8.3.     Suspension of Obligations                                                              19
8.4.     Strikes                                                                                20
8.5.     Lack of Finances                                                                       20
8.6.     Obligation of Carrier                                                                  20

         ARTICLE NINE

         GENERAL

9.1.     Notices                                                                                20
9.2.     Entire Agreement                                                                       21
9.3.     Governing Law                                                                          21
9.4.     Commercial Obligations                                                                 22
9.5.     Nature of Obligations                                                                  22
9.6.     Waiver of Immunity                                                                     22
9.7.     Amendment of General Terms and Conditions                                              22
9.8.     JOA and Association Contracts                                                          22
9.9.     Severability                                                                           22
9.10.    Further Assurances                                                                     23
9.11.    Headings                                                                               23
9.12.    Remedies                                                                               23
9.13.    Waiver                                                                                 23
9.14.    Approvals                                                                              23
9.15.    Acknowledgement                                                                        23
9.16.    Counterparts                                                                           23
9.17.    Language of Agreement                                                                  23




Schedule A - Definitions
Schedule B - Oleoducto Central Description
Schedule C - Tariff Regulations
Schedule D - Initial Shippers General Terms and Conditions
Schedule E - Form of Transportation Note
Schedule F - Form of Designation Notice
Schedule G - Form of Disputed Invoice Notice
Schedule H - Central Llanos Contracts



                           TRANSPORTATION AGREEMENT


          AGREEMENT, dated as of March 31, 1995, by and between TRITON COLOMBIA, INC., a corporation existing under the laws of the State of Delaware (herein, together with its successors and permitted assigns, called Initial Shipper), and OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (herein, together with its successors and permitted assigns, called Carrier).


                                   RECITALS

     WHEREAS:

          A. Initial Shipper has rights to dispose of its share of production from the Cusiana Area (as hereinafter defined) and its share of production from other fields in which it owns an interest in the vicinity of the Oleoducto Central (as hereinafter defined);

          B. Carrier wishes to grant to Initial Shipper transportation rights to ship Petroleum (as hereinafter defined) through the Oleoducto Central, subject to the terms and conditions of this Agreement;

          C. The Parties wish to specify the terms and conditions upon which Carrier shall receive, transport, and redeliver such Petroleum through the Oleoducto Central;

          D. Carrier and Initial Shipper are concurrently entering into an Advance Tariff Agreement (as hereinafter defined); and

          E. Pursuant to the terms of the Oleoducto Central Agreement (as hereinafter defined), Carrier agreed to enter into this Agreement with Initial Shipper.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Initial Shipper and Carrier agree as follows:


                                  ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION

          Section 1.1. Definitions. Unless the context otherwise requires, defined terms in this Agreement and the Schedules to this Agreement, which are identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Schedule A hereto.

          Section 1.2. Interpretation. For all purposes of this Agreement and in the Schedules to this Agreement, except as otherwise expressly provided or to the extent that the context otherwise requires:

      (a) the terms defined herein include the plural as well as the singular and vice versa;

      (b) words importing gender include all genders;

      (c) any reference to an Article or a Section refers to an Article or a Section, as the case may be, of this Agreement;

     (d) all references to this Agreement mean this Agreement, including all Schedules hereto, and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement, as a whole and not to any particular Article, Schedule, Section or other subdivision; and

     (e) all references herein to generally accepted accounting principles shall mean Accounting Principles Generally Accepted in Colombia, as in effect from time to time, all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term generally accepted accounting principles with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation.


                                 ARTICLE TWO

                                TRANSPORTATION

          Section 2.1. Dedication. Except as provided in Section 2.2 below and subject to the terms and conditions of this Agreement, all Petroleum lifted from the Dedicated Area by Initial Shipper or for Initial Shipper's account shall be subject to Tariffs in accordance with the terms hereof and all of such Petroleum not consumed in operations at the Dedicated Area shall be delivered at the Cusiana Receipt Point of the Oleoducto Central.

          Section 2.2. Release. The provisions of Section 2.1 above shall not apply to quantities produced from the Dedicated Area (not exceeding the quantities that lawfully can be produced) for the account of Initial Shipper in excess of Initial Shipper's Allocated Capacity in a Schedule Month for the Segment containing the Receipt Point for such production:

     (a) if and only if (i) the Aggregate Scheduled Capacity of such Segment equals or exceeds Available Capacity of such Segment, and (ii) the Available Capacity of such Segment in the most current Schedule was less than 75% of the Throughput Capacity of such Segment; and

     (b) if and only if (i) the Advance Tariff Agreement is no longer in full force and effect, or if the Advance Tariff Agreement is in effect, Carrier has given its prior consent, and (ii) to the extent that the daily average quantities produced in any month from the Dedicated Area exceed by 10% or more the annual average daily throughput necessary from the Dedicated Area to satisfy the Equity Amortization Deferral Test for an Equity Amortization Period commencing during the later of (x) the then current year or (y) the year 2003, and ending as contemplated in Section 5.5 of the Oleoducto Central Agreement.

          Section 2.3. Performance. Initial Shipper shall nominate Petroleum quantities, and deliver such nominated quantities to the Receipt Points, in accordance with the provisions of the General Terms and Conditions. Carrier shall receive Initial Shipper's Petroleum at the Receipt Points and redeliver a quantity of Petroleum at the Delivery Points corresponding to such delivered quantities in accordance with the General Terms and Conditions.


                                 ARTICLE THREE

                     RIGHTS TO OLEODUCTO CENTRAL CAPACITY

          Section 3.1. Entitlement to Capacity. Initial Shipper shall, for each Segment, have the right to fully use its Proportionate Share of Available Capacity in accordance with the General Terms and Conditions.

          Section 3.2. Other Agreements. Initial Shipper acknowledges that Carrier has entered into Transportation Agreements with each of the other Initial Shippers on terms substantially the same as this Agreement except as to Proportionate Share and may in the future enter into Third Party Transportation Agreements for transportation services on the Oleoducto Central. Except as otherwise provided herein, such agreements withThird Party Shippers shall not materially alter the rights or obligations of the Parties hereunder. Carrier agrees that it shall enforce and procure that its permitted assigns with respect thereto shall enforce its rights to receive payments under such other Transportation Agreements and Third Party Transportation Agreements.

          Section 3.3. El Porvenir-Vasconia Segment. The Carrier shall transport up to 100,000 Standard Barrels of Petroleum per day pursuant to the contracts listed, and the fields referred to, in Appendix H (the "Existing Fields") as of the effective date of this Agreement through the El Porvenir-Vasconia Segment, and, until the earlier of Completion and December 31, 1997, the transportation of such Petroleum, notwithstanding any provision to the contrary herein, shall have priority in respect of the transportation of Cusiana Petroleum as follows:

     (a) Normal Operations. At such times as the capacity of the El Porvenir-Vasconia Segment exceeds 150,000 Standard Barrels per day, the Existing Fields shall have priority up to the first 100,000 Standard Barrels per day and Cusiana Petroleum shall have priority in filling the capacity within the 100,000 Standard Barrels per day not used by the Existing Fields. Cusiana Petroleum shall have priority in respect of any capacity exceeding 100,000 Standard Barrels per day.

     (b) Curtailment. If Available Capacity in the El-Porvenir-Vasconia Segment is less than 150,000 Standard Barrels per day, or if transportation capacity in the El Porvenir-Vasconia Segment is reduced in a Schedule Month to less than 150,000 Standard Barrels per day, then the allocation of capacity between Petroleum produced from the Existing Fields and Cusiana Petroleum shall be made under the following rules:

     (i)the first 50,000 Standard Barrels per day shall be allocated to Petroleum from the Existing Fields; and

     (ii)the next 100,000 Standard Barrels per day shall be allocated equally between Petroleum produced from the Existing Fields and Cusiana Petroleum.

          Section 3.4. Sole Risk Facilities; Entitlement to Sole Risk Capacity. Initial Shipper shall have the same right to make, and shall be subject to the same obligations in respect of making, a Capital Investment Proposal or a Sole Risk Proposal to Carrier as a Shareholder under the Oleoducto Central Agreement, and Article Six thereof shall apply mutatis mutandis to any such proposal. Initial Shipper shall have the right to use, and shall have all obligations in respect of the use of, any Sole Risk Facilities owned in whole or in part by Initial Shipper or any Affiliate of such Initial Shipper in accordance with the terms of the Oleoducto Central Agreement.


                                 ARTICLE FOUR

                     PAYMENT OF TARIFFS AND OTHER CHARGES

          Section 4.1. Payment of Tariffs. Initial Shipper shall pay to Carrier the Tariffs in accordance with this Agreement, the Tariff Regulations and the General Terms and Conditions. Tariff payments shall be due and owing in arrears, and payable in cash or in kind as provided in Section 4.3 of this Agreement. All Tariffs shall be calculated in dollars and payable in dollars outside Colombia to the account or accounts maintained by Carrier at the financial institution or institutions designated by Carrier in writing to Initial Shipper.

          Section 4.2. Interim Statements. Carrier shall send to Initial Shipper on or before the twentieth day of each month an interim statement setting forth the amount payable by Initial Shipper for the current month based on its Nominated Capacity and aggregate Net Deliveries for such month.

          Section 4.3.  Payment In Kind.  (a)  Subject to the provisions of
Section 4.3(b) below, Initial Shipper irrevocably authorizes Carrier to withdraw and dispose of Petroleum delivered to Carrier by Initial Shipper in a month in an amount sufficient to pay the amount of Tariffs, Surcharges, tariff increases referred to in Section 4.2 of the Tariff Regulations, Tariff Advances and Transportation Notes due and owing hereunder with respect to the transportation of such Petroleum in any prior month and not for any other purpose. Carrier shall so withdraw and dispose of such Petroleum in accordance with the procedures of this Section 4.3.

          (b) Carrier shall not withdraw and dispose of Initial Shipper's Petroleum (and the authorization under Section 4.3(a) above shall be suspended) if (i) on or before the later of 15 days after delivery of the interim statement provided for in Section 4.2 of this Agreement or the fifth day of the month next succeeding the month in which such interim statement is delivered, Initial Shipper pays to Carrier by wire or other electronic funds transfer (in accordance with reasonable procedures and instructions provided by Carrier) the amount specified in such interim statement or (ii) there is a Disputed Invoice Notice and there is no Related Senior Debt outstanding under the Related Senior Debt Tranche, Initial Shipper complies with Section 4.5(b) of this Agreement.

          (c) Unless the authorization to do so is suspended in accordance with Section 4.3(b) above, Carrier shall sell Initial Shipper's Petroleum under any commercially reasonable terms available to Carrier in dollars, provided that the terms of such sale shall provide for payment outside Colombia unless in Carrier's sole judgment materially superior commercial terms are available for payment inside Colombia and such payment inside Colombia would not adversely affect Carrier's ability to meet any of its payment obligations denominated in Dollars and payable outside Colombia. From such proceeds Carrier shall be entitled to deduct, cause payment to it and retain the amount due andowing hereunder in respect of Tariffs, Charges, Surcharges, tariff increases referred to in Section 4.2 of the Tariff Regulations, Tariff Advances and payments for Transportation Notes and the following charges (collectively, Charges):

          (i) all reasonable costs and expenses (including, without limitation, marketing and insurance expenses) incurred by, and any taxes imposed upon, Carrier in storing, removing and selling such Petroleum (collectively, Handling Costs);

          (ii) interest on all Handling Costs, calculated at the Applicable Rate, from the date Carrier incurs such expenses to the date Carrier is reimbursed such expenses from sale proceeds; and

          (iii) interest on all overdue Tariffs, Tariff Advances and payments for Transportation Notes calculated at the Applicable Rate, from the later of 15 days after delivery of the interim statement or the fifth day of the month next succeeding the month in which such interim statement was delivered until the date Carrier is paid such Tariff charges from such sale proceeds.

          (d) On or before the fifth day following Carrier's withdrawal and sale of Initial Shipper's Petroleum under Section 4.3(c) above, Carrier shall deliver to Initial Shipper a statement showing in reasonable detail the amount of sale proceeds to be realized and itemizing all Charges to be deducted from such proceeds. Carrier shall then promptly cause the purchaser in such sale to pay to Carrier an amount of such sale proceeds equal to such Charges and to then pay to Initial Shipper (or its designee as instructed by Initial Shipper substantially in the form of Schedule F) any remaining proceeds after deduction for all Charges paid to Carrier. Such payment shall be made in dollars into an account outside Colombia to the account or accounts maintained by Initial Shipper at the financial institution or institutions designated in writing by Initial Shipper to Carrier.

          Section 4.4. Quarterly Reconciliation. Within thirty days after each calendar quarter, Carrier shall provide each Initial Shipper with a statement (a Reconciliation Statement) reconciling all interim statements sent during the preceding calendar quarter, showing for such period: (i) Nominated Capacity, (ii) actual measured Receipts, and (iii) the amounts paid and payable (including the penalty amounts, if any, under Section 4.6 of this Agreement). Carrier shall credit to Initial Shipper the amount of any surplus, or Initial Shipper shall owe to Carrier any deficiency, arising from the sum of the difference between amounts shown on interim statements for such period and amounts actually owed by Initial Shipper based on its Nominated Capacity and measured Receipts for the same period. Carrier shall make the appropriate adjustments in the payment amounts in the interim statement next following the delivery of the Reconciliation Statement to reflect the surplus or deficiency specified in the Reconciliation Statement.

          Section 4.5. Disputed Bills. (a) If Initial Shipper disputes any part of any interim statement, it shall so advise Carrier by prompt written notice (a Disputed Invoice Notice) substantially in the form attached as Schedule G hereto. For so long as any Related Senior Debt is outstanding, absent manifest error, Initial Shipper shall pay to Carrier the full amount of the interim statement when due despite the Disputed Invoice Notice. Upon receipt of a Disputed Invoice Notice, Carrier shall act promptly and cooperate fully with Initial Shipper for the conduct of a joint audit to determine the correctness of the amount in dispute. If it is determined that such amount, or any portion thereof, was incorrectly paid by Initial Shipper, then Carrier shall immediately refund to Initial Shipper the amount of any such overpayment, with interest, calculated at the Applicable Rate, from and including the date 10 Business Days after delivery of Initial Shipper's Disputed Invoice Notice until but excluding the date such overpayment is refunded.

          (b) If there is no Senior Debt outstanding under the Related Senior Debt Tranche, absent manifest error, at Carrier's request, Initial Shipper shall pay to Carrier the full amount of the interim statement when due despite the Disputed Invoice Notice. If it is determined that such amount, or any portion thereof, was incorrectly paid by Initial Shipper, then Carrier shall immediately refund to Initial Shipper the amount of any overpayment, with interest, calculated at the Applicable Rate, from and including the date of delivery of Initial Shipper's Disputed Invoice Notice until but excluding the date such overpayment is refunded.

          Section 4.6. Remedies of Carrier. (a) If Initial Shipper has not paid any Tariffs, Charges, Surcharges, Tariff Advances or Transportation Notes due to Carrier hereunder, and such failure to pay has continued for 30 days after notice from Carrier to Initial Shipper, Carrier may charge Initial Shipper a tariff surcharge equal to 50% of the Tariff otherwise applicable to Initial Shipper for the transportation of Petroleum hereunder for a period beginning on the thirty-first day after such notice and continuing until the expiration of 180 days after the date on which Initial Shipper has paid in full all Tariffs, Charges, Surcharges, Tariff Advances and Transportation Notes due hereunder.

          (b) If Carrier has unrecovered Tariffs, Charges, Surcharges, Tariff Advances or Transportation Notes outstanding for a period of 60 days, and Carrier reasonably believes that it cannot sell Initial Shipper's Petroleum on commercially reasonable terms sufficient to recover all Tariffs, Charges, Surcharges, Tariff Advances or Transportation Notes in the next 30 days, then Carrier may suspend receipt of Petroleum from Initial Shipper until:

     (i)  all Tariffs, Charges, Surcharges, tariff increases referred to in
Section 4.2 of the Tariff Regulations, Tariff Advances and payments for Transportation Notes due and owing hereunder have been paid to Carrier in full; and

     (ii) there is in effect in each Schedule Month a letter of credit, or similar credit guaranty, from a financial institution reasonably acceptable to Carrier, for the benefit of Carrier, securing the payment of all Tariffs, Charges, Tariff Advances and Transportation Notes applicable to Petroleum volumes nominated by such Initial Shipper in the relevant Nomination Month;

 provided that such suspension shall not relieve Initial Shipper from any obligation to pay any amounts due and owing hereunder, and provided further that under no circumstances shall Carrier have the right to suspend receipt of Cusiana Petroleum from Initial Shipper.

          To the extent that Carrier has suspended receipt of Petroleum from Initial Shipper under this Agreement and any of the Initial Shipper's Proportionate Share of Available Capacity is not nominated by other Initial Shippers for shipment of Cusiana Petroleum, Carrier agrees, so long as such suspension shall continue, to use its Reasonable Efforts to market Petroleum transportation services to third parties in respect of such unused Proportionate Share, at Tariffs at least equal to the Third Party Tariff and with other terms at least as favorable to Carrier as those provided for in this Agreement. If such Tariffs or other terms cannot be obtained by Carrier, Carrier agrees to use its Reasonable Efforts to market Petroleum transportation services to third parties on terms no more favorable than the terms of any existing Transportation Agreement and on terms and conditions no more favorable to the prospective shipper than those applicable to the Initial Shipper. The rights of any such other Third Party Shipper or Initial Shipper with respect to such Available Capacity shall terminate upon the reinstatement of the right of Initial Shipper to use such capacity and shall always be subject to the terms and conditions of, the priorities set forth in, and the rights of the Initial Shipper under, this Agreement (including its rights to ship Petroleum and to receive its share of Overutilizer Premiums and Established Third Party Premiums paid by others), as such rights have been or may be modified by agreement or waiver of Initial Shipper. For the avoidance of doubt, the transportation rights of such shipper would be interruptible in favor of the transportation rights of the Initial Shipper and, with respect to Cusiana Petroleum, the other Initial Shippers under their respective Transportation Agreements. Notwithstanding the foregoing, Carrier shall in no event enter into any such transportation agreement with any party if the transportation of Petroleum pursuant thereto would disrupt the construction or operation of the Oleoducto Central or prejudice the transportation of Cusiana Petroleum as reasonably determined by Carrier and Initial Shippers. The provisions of Sections 7.1 and 7.2 of this Agreement shall not be applicable with respect to unused Available Capacity resulting from suspension pursuant to this paragraph, and any Tariffs received by Carrier with respect to the use thereof shall be deposited in the Related Account or any other account designated pursuant to an agreement for the deposit of Tariffs paid by Initial Shipper for the benefit of the holders of Senior Debt as provided therein, and shall otherwise be treated for all purposes of this Agreement as a payment by Initial Shipper of Tariffs hereunder.

          (c) In addition to the remedies provided herein, Carrier may enforce any remedies available to it under Colombian law with respect to any breach by Initial Shipper of its obligations hereunder, provided that this
Section 4.6(c) shall not entitle Carrier to suspend receipt of Cusiana Petroleum from Initial Shipper or the transportation thereof through the Oleoducto Central.

          Section 4.7. Taxes. Each Party shall bear all taxes imposed on or assessed against such Party with respect to the transportation of Petroleum hereunder.

          Section 4.8. Modification of Tariff Regulations. The Parties agree that if (i) the tariff applicable to Third Party Shippers in any Segment is less than the sum of the Initial Shipper Tariff plus the Third Party Premium allocated to such Segment divided by the Aggregate Scheduled Capacity for such Segment and under applicable Colombian law tariffs equal to or higher than such sum cannot be levied by Carrier, or (ii) as a result of any change in Colombian laws generally, Carrier has insufficient earnings to provide the returns to Shareholders provided for in Section 5.4(b) of the Oleoducto Central Agreement, Carrier and such Initial Shipper, together with the other Initial Shippers, shall take all reasonable commercial measures available under Colombian law to effect changes to the Tariff Regulations or make any other economic changes necessary (including the imposition of other charges or fees for the use of the Oleoducto Central) to obtain a premium to the Initial Shipper Tariff in the tariff applicable to Third Party Shippers at least equal to the Third Party Premium and to achieve the returns to Shareholders provided for in Section 5.4(b) of the Oleoducto Central Agreement without in any respect prejudicing the economic interest of the Initial Shippers and Shareholders as contemplated in the Tariff Regulations and the Oleoducto Central Agreement, respectively.

          Section 4.9. Right of Set Off. The Parties agree that Carrier shall have the right, in its sole discretion, to set off against sums due by it under any loan, note or credit held by Initial Shipper or, with respect to Transportation Notes issued pursuant hereto, its designee the unpaid amount of any Equity Contributions with respect to which the Shareholder that is a Person in Initial Shipper's Initial Shipper Group is in default. Initial Shipper shall procure that holders of such Transportation Notes agree to such right of set off.


                                 ARTICLE FIVE

                   TARIFF ADVANCES AND TRANSPORTATION NOTES

          Section 5.1. Commitment to Provide Tariff Advances or to Purchase Transportation Notes. If in the six month period ending on any Semi-annual Payment Date Non-Cash Items paid or required to have been paid into the Related Account during such period are less than the amount of Carrier's scheduled repayment of principal of Related Senior Debt due on such Semi-annual Payment Date, Initial Shipper shall, on the datespecified in the written notice from Carrier referred to below, at Initial Shipper's election
(a) provide Carrier with such amount in tariff advances (Tariff Advances) payable in cash and/or (b) purchase, in accordance with applicable law, or procure a financial institution duly authorized to provide foreign indebtedness according to Colombian law (a Financial Institution) to purchase, Transportation Notes of Carrier for cash, in each case in an amount equal to such shortfall, provided that Initial Shipper shall not be obligated to provide Tariff Advances or purchase, in accordance with applicable law, or procure the purchase of Transportation Notes to the extent that such shortfall arises from (i) the failure by any other Shipper to pay when due any Tariffs under its Transportation Agreement or Third Party Transportation Agreement, as the case may be, or (ii) the failure by any other Initial Shipper to pay when due any amounts under its Advance Tariff Agreement of even date herewith with Carrier. By notice to Initial Shipper not less than 10 Business Days prior to the scheduled repayment date of such principal of Related Senior Debt, Carrier shall request such Tariff Advances to be made (or, at Initial Shipper's election, Transportation Notes to be purchased). Such notice shall specify the date of payment, or purchase, as the case may be, of such Tariff Advance or Transportation Note, which in each case shall be a date not more than two Business Days prior to such Semi-annual Payment Date. No Tariff Advance will be credited nor Transportation Note issued prior to payment in full of such Tariff Advance or payment of the purchase price of such Transportation Note, as the case may be.

          Section 5.2.  Terms of Tariff Advances and Transportation Notes.
(a) Unless otherwise unanimously agreed by Carrier and all Initial Shippers, each Tariff Advance and Transportation Note shall bear interest accruing from the date of payment in full of such Tariff Advance or of the purchase price of such Transportation Note, payable semi-annually in arrears, at the Benchmark Interest Rate until all Senior Debt under the Related Senior Debt Tranche has been repaid in full and shall bear interest, payable monthly in arrears, thereafter at the Benchmark Interest Rate. All Tariff Advances shall be repayable and all Transportation Notes shall be repurchased in cash by Carrier in accordance with Section 5.2(b) below no later than the earlier of (i) January 1, 2013 and (ii) the date on which Carrier's assets have been fully depreciated based on their capital cost at Completion and shall otherwise have any minimum maturity required by applicable law in order to avoid any minimum deposit requirements. Tariff Advances shall be evidenced by entries in the books and records of Carrier and outstanding amounts of Tariff Advances shall be reflected in each monthly statement delivered to Initial Shipper by Carrier hereunder. Transportation Notes shall be evidenced by notes substantially in the form of Schedule E attached hereto.

          (b) Subject to Section 5.4(a) of the Oleoducto Central Agreement, the requirements of the other Financing Agreements related to the Related Senior Debt and any agreement entered into for the benefit of the holders of Related Senior Debt and Section 5.2(d) below, to the extent Carrier has Cash-on-Hand, Carrier shall repay an amount of Tariff Advances in cash or repurchase Transportation Notes, in each case in whole or in part, for cash from Initial Shipper or a Financial Institution on any MonthlyPayment Date when Non-Cash Items paid into the Related Account in the immediately preceding month exceed any principal amount of Related Senior Debt due (whether at maturity or by redemption) on any such Monthly Payment Date at a price equal to 100% of the outstanding amount of Tariff Advances or principal amount of Transportation Notes, as the case may be.

          (c) Initial Shipper shall not offer, sell, pledge or otherwise transfer any Tariff Advances or Transportation Notes held by it or a Financial Institution to a third party except in connection with the assignment of all of Initial Shipper's rights and obligations hereunder in accordance with
Section 7.4 of this Agreement, provided that at the direction of Initial Shipper, a Financial Institution may transfer Transportation Notes to other Financial Institutions. Initial Shipper shall cause any Financial Institution that purchases Transportation Notes to agree in writing for the benefit of Carrier in form and substance reasonably satisfactory to Carrier to comply with this Section 5.2(c).

          (d) Tariff Advances shall be subordinated in right of payment to Senior Debt under the Related Senior Debt Tranche to the same extent as Transportation Notes as set forth in Paragraph 8 thereof, shall be of limited recourse to the same extent as Transportation Notes as set forth in Paragraph 11 thereof and shall have all of the other terms and conditions of Transportation Notes, provided that they shall be evidenced by entries in the books and records of Carrier and not by any note. Such Tariff Advances shall rank pari passu with Transportation Notes issued pursuant to this Agreement.




                                 ARTICLE SIX

                                     TERM

          Section 6.1. Term. This Agreement shall become effective when executed and delivered by the Parties and shall continue in full force and effect through December 31, 2093 unless earlier terminated in part in accordance with Section 6.2 below, provided, however, that any rights, including the right to receive (a) Overutilizer Premiums pursuant to Section 3.2(b), (b) Established Third Party Premiums pursuant to Section 3.3(b), (c) Surcharges pursuant to Section 3.8 of the Tariff Regulations or (d) excess credits pursuant to Section 3.9 of the Tariff Regulations, and obligations, in each case existing prior to termination, shall survive any termination of this Agreement.

          Section 6.2. Partial Termination. (a) Initial Shipper may terminate this Agreement in part as specified in Section 6.2(b) below by notice to Carrier in writing at any time after the date on which Initial Shipper's rights and benefits under the Association Contracts terminate effective as of the date specified in such notice, which effective date shall not be earlier than 90 days after the date such notice is delivered to Carrier.

          (b) In the event of a termination in part pursuant to Section 6.2(a) above, Articles Three and Nine shall survive until termination of this Agreement pursuant to Section 6.1 above. In lieu of the provisions of this Agreement other than Articles Three and Nine and from the date of termination pursuant to Section 6.2(a) above, there shall be substituted either (i) such other provisions as may be agreed to by the Parties, or (ii) failing such agreement, provisions which provide all of the following:

     (A) a tariff established in accordance with the Tariff Regulations that would, among other matters, yield an amount equal to the sum of such components of the Annual Revenue Requirement as are then applicable if charged as a uniform per Standard Barrel rate for all volumes of Petroleum transported through the Oleoducto Central for all Shippers and Surcharges established and collected in accordance with this Agreement;

     (B) in the event of Nominations in excess of Available Capacity, a pro rata reduction in Initial Shipper's service in parity with reductions for the most favored class of firm transportation service provided by Carrier;

     (C) payment terms and other commercial terms at least as favorable as those applicable to any other Petroleum transportation services provided by Carrier;

     (D) a prohibition on assignments by Initial Shipper, in whole or in part, of its rights without Carrier's written consent, which shall not be unreasonably withheld;

     (E) a right of first refusal and participation rights, consistent with the provisions of Section 7.1 of this Agreement, in favor of all other Initial Shippers if an Initial Shipper proposes to release any of its Proportionate Share of Available Capacity; and

     (F) no charge or penalty to Initial Shipper for a failure to use its Allocated Capacity for any period or periods.

          (c) Unless otherwise specified in any assignment agreement with an assign permitted under Section 7.4 of this Agreement, any rights hereunder that survive any partial termination of this Agreement pursuant to this
Section 6.2 shall be vested in Initial Shipper and its successors but not any assign thereof.

          Section 6.3. Recommissioning. In the event of the implementation of or a proposal to implement a Recommissioning Proposal not adopted by a unanimous vote of the Board of Directors, Carrier and Initial Shipper shall negotiate in good faith the necessity of any amendment to the provisions hereof, including, without limitation, theprovisions relating to Initial Shipper's entitlement to capacity of the Oleoducto Central (including any additional capacity resulting from such implementation).


                                 ARTICLE SEVEN

                         CAPACITY RELEASES; ASSIGNMENT

          Section 7.1. Capacity Releases. (a) If an Initial Shipper (a Release Shipper) desires to release any of its Proportionate Share of Available Capacity (Release Capacity), either before or after receiving any offer from a third party, it shall so notify Carrier. If such Initial Shipper or Carrier receives a bona fide, firm offer from a third party (which may be another Initial Shipper) for an assignment of a uniform, undivided part of the rights and obligations of any Initial Shipper under its Transportation Agreement, it shall so notify Carrier or each other Initial Shipper, respectively. Such notice shall include (i) any consideration proposed to be paid, (ii) the portion of Proportionate Share of Available Capacity to be assigned (the Release Percentage), (iii) the proposed tariff in respect of the Release Capacity (which, in the case of a third party, shall be equal to or greater than the Third Party Tariff and, in the case of an Initial Shipper, at least equal to the Overutilizer Tariff), (iv) the effective period of such assignment (the Release Term) and (v) any other material terms.

          (b) Carrier shall immediately notify each other Initial Shipper of the contents of any notice by any Release Shipper that it desires to Release Capacity or of any notice of a third party offer received under Section 7.1(a) above (each such notice by Carrier herein called a Capacity Release Notice). Within 30 days of receipt of a Capacity Release Notice, an Initial Shipper may by notice to Carrier elect (i) to receive, subject to (c) below, from Release Shipper an assignment of all of the Release Capacity and the corresponding obligations for the Release Term (but excluding any consideration to be paid to Release Shipper contained in any firm offer from a third party (which may be another Initial Shipper)), or, if less than all of such Release Capacity, an amount that, when added to the Release Capacity requested to be received by any other Initial Shipper, is equal to or greater than such Release Capacity, or (ii) to assign, on the same terms and conditions set forth in the Release Notice, subject to (c) below, all of the Release Capacity to the third party (which may be another Initial Shipper). If one or more Initial Shippers makes such a timely election to receive or to assign, as the case may be, Release Capacity, then each electing Initial Shipper (including Release Shipper) shall have the right to receive or assign, as the case may be, a percentage (a Proportionate Percentage) of the Release Capacity and the corresponding obligations in the proportion of its Proportionate Share to the aggregate of the Proportionate Shares of all Initial Shippers electing to so receive such an assignment or to so assign, as the case may be, provided that, unless otherwise agreed by each of the electing Initial Shippers, if any Initial Shipper making such an election assigns less than its Proportionate Percentage of Release Capacity, then the Release Shipper shall be entitled to assign any remaining portion of the Release Capacity in accordance with all of the terms of this Section 7.1 but excluding the last sentence of this Section 7.1(b). If no timely election is so made, then the Release Shipper may assign the Release Capacity to the third party on the terms and conditions specified in the applicable Capacity Release Notice. Any change from the terms and conditions specified in the Capacity Release Notice shall constitute a new offer subject again to the provisions of this Section 7.1.

          (c) If a Release Shipper or Shippers assign the Release Capacity to an Initial Shipper or Shippers and the tariff specified in the Capacity Release Notice is equal to or less than the Overutilizer Tariff, (i) the applicable tariff shall be the Overutilizer Tariff and (ii) the difference between such tariff and the Initial Shipper Tariff, shall be deemed to be an Overutilizer Premium and shall be allocated in whole to the Release Shipper or Shippers in proportion to the respective Release Percentages released. If the Release Shipper or Shippers assigns the Release Capacity to an Initial Shipper or Shippers and the tariff specified in the Capacity Release Notice is greater than the Overutilizer Tariff, (A) the applicable tariff shall be that specified in the Capacity Release Notice, (B) the amount by which such tariff exceeds the Overutilizer Tariff shall be deemed to be an Established Third Party Premium and allocated among Initial Shippers in accordance with the terms hereof, and (C) the portion of the applicable tariff equal to the amount by which the Overutilizer Tariff exceeds the Initial Shipper Tariff shall be allocated in whole to the Release Shipper or Shippers in proportion to the respective Release Percentages released. If the Release Shipper or Shippers assign the Release Capacity to a third party, (x) the tariff shall be the higher of the tariff specified in the Capacity Release Notice and the Third Party Tariff as then approved by the MME, (y) the amount by which such tariff exceeds the Overutilizer Tariff shall be deemed to be an Established Third Party Premium and allocated among Initial Shippers in accordance with the terms hereof, and (z) the portion of the applicable tariff equal to the amount by which the Overutilizer Tariff exceeds the Initial Shipper Tariff shall be deemed to be an Overutilizer Premium and shall be allocated in whole to the Release Shipper or Shippers in proportion to the respective Release Percentages released.

          (d) If an Initial Shipper requests that each other Initial Shipper release Release Capacity to such Initial Shipper under Section 7.1(a) on a ship or pay basis for a term of at least two years at a Tariff at least equal to the Overutilizer Tariff and the other Initial Shippers refuse to release to such requesting Initial Shipper an amount of Release Capacity that in the aggregate is at least equal to the Release Capacity requested, the requesting Initial Shipper shall be entitled to make a Sole Risk Proposal reasonably related, in Carrier's sole judgment, to the Release Capacity sought to be released by such Initial Shipper less the aggregate amount of Release Capacity offered to be so released by the other Initial Shippers. Any Sole Risk Capacity resulting from such Sole Risk Proposal may be used by such requesting Initial Shipper if it is a Full Nominator with respect to any Segment to which such Sole Risk Capacity relates.

          Section 7.2. Conditions to Capacity Release. (a) As a condition to the assignments allowed under Section 7.1 above, either (i) the Release Shipper and its assignee shall execute and deliver, in form and substance reasonably acceptable to Carrier and its permitted assignee, an instrument of assignment, whereby the assignee unconditionally agrees to be bound by all the terms and conditions of the applicable Transportation Agreement, subject to
Section 7.1(c) above, in each case to the extent of the Release Percentage of Allocated Capacity assigned (with copies thereof certified to be true by the Release Shipper or Shippers and its or their assignees to be delivered to Carrier), or (ii) each Release Shipper shall execute and deliver an amendment to its Transportation Agreement reducing or increasing its Proportionate Share by the assigned percentage, and the assignee shall execute and deliver a Transportation Agreement, specifying the assigned percentage as the assignee's Proportionate Share, with terms and conditions substantially identical to the original Transportation Agreement, subject to Section 7.1(c) above, giving effect to the terms of Section 7.1 above, in form and substance reasonably satisfactory to Carrier. Any such assignment shall be effective upon such execution and delivery of such documents.

          (b) An Initial Shipper shall not be eligible to bid for and may not acquire Release Capacity unless it has paid all Tariffs, Charges, Surcharges, Tariff Advances and Transportation Notes due hereunder at the time of such bidding and of such acquisition.

          (c)  In the event of a release of Release Capacity pursuant to
Section 7.1 above, the Release Shipper shall remain liable for any obligations or liabilities of the party or parties acquiring such Release Capacity unless such acquiring party is an Initial Shipper, in which case such Initial Shipper shall assume such obligations and liabilities for the term of such assignment and the Release Shipper shall be released from such obligations.

          Section 7.3. Assignment by Carrier. (a) Carrier may assign its rights and obligations hereunder to any Person concurrently with the acquisition by such party of all or substantially all of the Oleoducto Central facilities, provided that such assignee has assumed all Carrier's obligations and liabilities under any Related Senior Debt.

          (b) Except as provided in Section 7.3(a) above, Carrier may not otherwise assign this Agreement or any of its rights or proceeds hereunder, or create enforceable third party rights herein, to or in any Person not a party hereto (or an Affiliate of a party hereto) except that Carrier may assign to any Person, in each case with the prior written consent of Initial Shipper, all or any part of Carrier's rights hereunder to any trustee for the benefit of providers of non-subordinated liabilities of Carrier secured by an interest in the Related Account. If Initial Shipper consents, Carrier agrees to execute and deliver all consents and documents reasonably necessary to effect such assignment and to create a valid and perfected security interest herein. The claims and rights of each such permitted assignee shall rank pari passu with the claims and rights of all permitted assignees irrespective of the time or times at which prior, concurrent or subsequent assignmentsunder this paragraph
(b) are made or perfected. Subject to compliance with the terms of any such assignment, any such permitted assignee shall have the benefit of the representations and warranties of Initial Shipper and may enforce the obligations of Initial Shipper as if such permitted assignee were a party hereto.

          Section 7.4. Assignment by Initial Shipper. (a) Subject to paragraph (d) below, Initial Shipper may assign its entitlement to Available Capacity hereunder and its other obligations and rights hereunder (Assignable Rights) only in the following circumstances:

          (i) all or any part of the Assignable Rights to any Person in connection with the simultaneous transfer (A) to such Person of an undivided interest held by Initial Shipper or its Affiliates in the Association Contracts equal (after appropriate adjustments for Royalty Oil) to the Assigned Percentage times all such undivided interests in the Association Contracts, and (B) to such Person or an Affiliate thereof of that number of Shares of Carrier held by any Shareholder that is a Person in Initial Shipper's Initial Shipper Group which is equal to the Assigned Percentage of all outstanding Shares of Carrier (but not more than the Shares so held) pursuant to and in accordance with the conditions set forth in Article Ten of the Oleoducto Central Agreement, provided this clause (B) shall not apply if no member of Initial Shipper's Initial Shipper Group holds any Shares; Assigned Percentage means the entitlement to Available Capacity being assigned under clause (i) or (ii), as the case may be, of this Section 7.4(a) divided by the total Available Capacity under all Transportation Agreements expressed as a percentage;

          (ii) all or any part of the Assignable Rights to any Person in connection with a transfer to such Person or its Affiliate of that number of Shares held by the Shareholder that is equal to the Assigned Percentage times all the Shares of Carrier outstanding, such transfer being made pursuant to and in accordance with the conditions set forth in Article Ten of the Oleoducto Central Agreement; provided that the transfer of such Assignable Rights shall not be permitted under this clause (ii) to the extent the number of Shares so held is less than that required to be transferred by this clause;

          (iii) all or any part of the Assignable Rights hereunder to any Affiliate of Initial Shipper, provided that Initial Shipper remains liable hereunder; or

          (iv) all of the Assignable Rights hereunder to any Person in connection with the assignment by Initial Shipper to such Person of all or substantially all of its assets (including all of its undivided interest in the Association Contracts) by acquisition, amalgamation, merger or other business combination.

          (b) For purposes of determining the Tariffs applicable to Initial Shipper and any Person that is an assignee permitted by paragraph (a) above, the following rules shall apply:

          (i)  if such Person is an assignee pursuant to paragraph (a)(i),
(iii) or (iv) above, such Person shall pay the Initial Shipper Tariff on its Proportionate Volumes and, subject to paragraph (d)(iii) below, the Overutilizer Tariff on its Overuse Volumes;

          (ii) if such Person is an assignee pursuant to paragraph (a)(ii) above, (A) such Person shall pay the Initial Shipper Tariff on all shipments of its Proportionate Volumes of the sum of (1) Petroleum produced by such Person or any of its Affiliates by virtue of its or their interest under a contract, concession or other grant to produce such Petroleum and (2) Cusiana Petroleum produced by such Initial Shipper or any of its Affiliates, in each case by virtue of its or their respective interests under a contract, concession or other grant to produce such Cusiana Petroleum, and (B) subject to paragraph (d)(iii) below, such Person shall pay the Overutilizer Tariff on all shipments of its Overuse Volumes of Petroleum produced by such Person or any of its Affiliates by virtue of its or their interest under a contract, concession or other grant to produce such Petroleum; and

     (iii) if, after giving effect to the provisions of clauses (i) and (ii) above and of paragraph (d)(iii) below, neither the Initial Shipper Tariff nor the Overutilizer Tariff is applicable to any volume of Petroleum shipped by such Initial Shipper or any Person that is an assignee pursuant to paragraph
(a) above, the Third Party Tariff shall apply to such volume.

          (c) In the event of an assignment by Initial Shipper pursuant to paragraph (a)(ii) above, such Initial Shipper agrees, and shall procure that the assignee pursuant to such paragraph shall agree for the benefit of Carrier, that all Cusiana Petroleum shipped by such Initial Shipper or its Affiliates or by such assignee or its Affiliates shall be nominated for shipment by such Initial Shipper up to its Proportionate Share of Available Capacity with the balance nominated for shipment by such assignee up to its Proportionate Share of Available Capacity. It is expressly understood that Carrier shall ship Cusiana Petroleum produced by such Initial Shipper on the terms and conditions contained herein.

          (d) No assignment of any Assignable Rights to any Person may be made by Initial Shipper pursuant to paragraph (a) above unless each of the following conditions is met:

          (i) so long as the Advance Tariff Agreement between Carrier and such Initial Shipper is in effect, such Person is the assignee pursuant to the terms of such Advance Tariff Agreement of the Assigned Percentage of the rights andobligations under all Advance Tariff Agreements; provided that no transfer of Assignable Rights shall be permitted under this clause to the extent the rights and obligations under the Advance Tariff Agreement held by the Initial Shipper are less than those required to be assigned by this clause;

          (ii) to the extent such Initial Shipper or any of its Affiliates, successors and assigns under the Association Contracts hold any undivided interest in the Association Contracts, such Initial Shipper and its Affiliates, successors and assigns under the Association Contracts shall remain liable under Article Two and Section 4.3 of the Agreement and Article Four of the Tariff Regulations with respect to any Cusiana Petroleum shipped by it or them or on its or their behalf;

          (iii) the right to ship Petroleum using Overuse Volumes and to pay Overutilizer Tariffs in respect thereof may only be assigned to such Person if such Person, after giving effect to the assignment, holds the largest undivided interest in the Association Contracts compared to any other assignee of part or all of such interest from such Initial Shipper, provided that in no event shall more than one party among such Initial Shipper and each of its assigns have such right to ship Overuse Volumes and pay the Overutilizer Tariff in respect thereof, provided further, that if such Person is not assigned the right to pay Overutilizer Tariffs on its Overuse Volumes, it shall pay the Third Party Tariff on such Overuse Volumes;

          (iv) such Person executes and delivers to Carrier a written undertaking reasonably satisfactory to Carrier and its permitted assignee, whereby such Person agrees to be bound by all of the terms and conditions of this Agreement and, with respect to Article Four of the Tariff Regulations, shall be deemed for purposes thereof to be such Initial Shipper;

          (v) such Initial Shipper executes and delivers to Carrier a written undertaking reasonably satisfactory to Carrier whereby such Initial Shipper agrees to be bound by, and to cause its Affiliates, successors and assigns under the Association Contracts holding undivided interests in the Association Contracts to be bound by, their remaining obligations hereunder as specified in clause (ii) above; and

          (vi) there is no default under any obligation of such Initial Shipper in this Agreement or of a Person in its Initial Shipper Group in its Advance Tariff Agreement.

          (e) Following any assignment permitted by paragraph (a) above, (i) except as otherwise provided in paragraph (d) above, Initial Shipper shall be released from that portion of its obligations assigned hereunder except for obligations incurred prior to the effective date of such assignment and (ii) except as otherwise provided in paragraphs (b) and (c) above, Initial Shipper and its assignees and, to the extent Initial Shipper retains anyrights and obligations hereunder, Initial Shipper and its assignees collectively, shall be considered to be the Initial Shipper hereunder.

          Section 7.5. Production from Cusiana Area in Excess of Proportionate Share of Available Capacity. If the Initial Shippers agree to any rules applicable to them with respect to (a) nominations, production and transportation of Cusiana Petroleum by any underlifting or overlifting party under the JOA or the Association Contracts, delivery of such Cusiana Petroleum at the Cusiana Receipt Point and delivery and receipt of Petroleum at Vasconia and at the Port of Covenas and (b) the payment of Tariffs by overlifting Initial Shippers and underlifting Initial Shippers with respect thereto, Carrier shall comply with such rules upon being provided with a copy of them signed by each Initial Shipper and such rules shall automatically be deemed to be a part of this Agreement as of their date without any action whatsoever required to be taken by Carrier in connection therewith. Such rules may not provide for the payment of any Tariff that is less than the Initial Shipper Tariff, change any remedies available to Carrier for non-payment of any amounts due to it hereunder or amend any provision of Articles Two or Four of this Agreement.

          Section 7.6. No Assignment. Except as otherwise expressly provided herein, no Party may assign all or any portion of its rights or obligations hereunder.


                                 ARTICLE EIGHT

                               EXCUSABLE EVENT


          Section 8.1. Excusable Event Defined. For the purposes of this Agreement, Excusable Event means an event or circumstance which is reasonably beyond the control of the Party affected by such event or circumstance (Claiming Party), which by the exercise of all Reasonable Efforts applied with all reasonable dispatch (or such greater standard of effort expressly identified below), the Claiming Party is unable to prevent or overcome, including:

          (a)   events constituting "force majeure" under applicable law;

          (b) labor disputes and industrial action of any kind on the part of organized labor, a lockout, act of the public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, expropriation, nationalization, act of eminent domain, laws, rules, regulations or orders of governmental authority, explosion, breakage or accident to machinery or equipment or pipe or transmission line or other facility, embargo, inability to obtain or delay in obtaining equipment, materials, transport; or
          (c) any event whether similar to the foregoing or not which is not within the reasonable control of a Party;

 in each case which has a material adverse effect on the ability of such Party to perform its obligations under this Agreement.

          Section 8.2. Notice. Subject to Section 8.3, a Claiming Party's obligations under this Agreement shall be suspended insofar, and only insofar, as such obligations are affected by an Excusable Event; provided that, unless otherwise agreed with Carrier, Initial Shipper shall be obligated to pay Minimum Tariffs for a period of 180 days following delivery of a notice by Carrier or Initial Shipper of an Excusable Event the effect of which is to prevent transportation of Petroleum through all Segments. The Claiming Party shall provide prompt written notice to the other Party containing full particulars of the Excusable Event, including the day and if appropriate the time it commenced, together with the obligations affected thereby.

          Section 8.3. Suspension of Obligations. Any delay or failure by the Claiming Party in the performance of any of its obligations hereunder shall not constitute a default hereunder or give rise to any claim for damages against the Claiming Party during the period the Excusable Event is in effect and to the extent such delay or failure is caused by the Excusable Event, provided that the Claiming Party:

     (a) uses all Reasonable Efforts and proceeds with all reasonable dispatch to mitigate the effect of such delay or failure;

     (b) resumes performance of such obligations as soon as reasonably possible after the conclusion of the Excusable Event;

     (c) gives prompt written notice to the other Party of all significant facts and events concerning the Claiming Party's efforts to perform as specified in paragraphs (a) and (b) above, and of the conclusion of the Excusable Event, including the day and if appropriate the time of conclusion; and

     (d) the Claiming Party uses all Reasonable Efforts and proceeds with all reasonable dispatch to remedy the Excusable Event.

          Section 8.4. Strikes. Notwithstanding any provision in this Agreement, Carrier and Initial Shipper agree that the settlement of strikes, lockouts, and other industrial disturbances of the Claiming Party's employees shall be entirely within the discretion of the Claiming Party.

          Section 8.5. Lack of Finances. Carrier and Initial Shipper agree that a lack of funds or other financial circumstance shall not in any circumstance be considered an Excusable Event for the purposes of this Agreement.

          Section 8.6. Obligation of Carrier. If an Excusable Event has occurred with respect to an Initial Shipper due to Upstream Expropriatory Action, then Carrier shall use its Reasonable Efforts to charge the party that has acquired the expropriated rights of Initial Shipper pursuant to such Upstream Expropriatory Action a tariff equal to the Tariffs payable in cash or in kind hereunder and, to the extent Carrier receives tariffs, to apply the proceeds thereof in accordance with this Agreement and the terms of any assignment agreement with respect hereto in existence at the time of any such Upstream Expropriatory Action.


                                 ARTICLE NINE

                                   GENERAL


          Section 9.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


Initial Shipper:                    Carrier:

TRITON COLOMBIA, INC.               OLEODUCTO CENTRAL S.A.
Carrera 9A No. 99-02                World Trade Center Bogota
Oficina 407                         Torre C, Piso 10
Santafe de Bogota, D.C. - Colombia  Calle 100 N. 8A-55
Telefax: 571-618-2553               Santafe de Bogota, D.C.- Colombia
Attention:  Ivan Fajardo            Telefax: 571 218-3911
                                    Attention: President and Chief Operating Officer
Copy to:

TRITON ENERGY CORPORATION
6688 N. Central Expressway
Suite 1400
Dallas, Texas  75206
Telefax: 214-691-0296
Attention: Thomas G. Finck,
           Al E. Turner




or to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the other. Any notice, demand, request, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail, and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hoursof the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The Party giving any notice, demand, request, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 9.2. Entire Agreement. This Agreement, together with the Advance Tariff Agreement, constitutes the entire agreement of the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including, for the avoidance of doubt, the Tariff Principles attached as Schedule K to the Oleoducto Central Agreement dated as of December 14,
1994), and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          Section 9.3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF COLOMBIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 9.4. Commercial Obligations. Each Party acknowledges and agrees that its rights and obligations hereunder are of a commercial and not governmental nature.

          Section 9.5. Nature of Obligations. Except as otherwise specifically provided in Article Seven, the obligations of Initial Shipper created by this Agreement, and in particular the obligation to pay Tariffs and Charges, to provide Tariff Advances and to purchase Transportation Notes, are several, not joint and several with any other party. Nothing herein shall be deemed or construed to make Initial Shipper a surety or guarantor of Carrier or of any other Initial Shipper or liable to meet any obligations of Carrier or any other Initial Shipper.

          Section 9.6. Waiver of Immunity. (a) Each Party irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of the General Terms and Conditions, or any award thereunder brought in the courts specified, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in such courts.

          (b) To the extent that a Party or any of its revenues, assets, or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of the General Terms and Conditions, or any award thereunder at any timebrought against such Party or any of its revenues, assets, or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States).

          Section 9.7. Amendment of General Terms and Conditions. The General Terms and Conditions may be amended or modified by Carrier (except as to definitions and other matters specified herein), provided that such amendment or modification (i) does not materially diminish the rights or materially increase the obligations of any Initial Shipper and (ii) applies equally to all Initial Shippers.

          Section 9.8. JOA and Association Contracts. Nothing contained in this Agreement shall constitute a derogation or waiver of any rights or obligations of the parties to the JOA or the Association Contracts.

          Section 9.9. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect. Any provision of this Agreement that is unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 9.10. Further Assurances. The Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be necessary to fulfil their respective obligations under this Agreement as and when required.

          Section 9.11. Headings. Headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 9.12. Remedies. Each Party acknowledges and agrees that Carrier's recourse for non-payment of Tariffs or other charges hereunder are of a commercial nature and have been negotiated at arms-length and in good faith. To the extent that Carrier shall be entitled to exercise any of the remedies available to it under this Agreement, Initial Shipper acknowledges and agrees that the exercise of any or all such remedies constitutes a reasonable recourse by Carrier in the event of a failure on the part of Initial Shipper to make timely payments of any amounts required to be paid by it hereunder.

          Section 9.13. Waiver. Initial Shipper irrevocably agrees not to claim and waives any objection which it may have now or hereafter to the exercise by Carrier of any or all of the remedies available to it under this Agreement to the fullest extent permittedby law, including without limitation, a defense on the grounds of forfeiture, unjust enrichment or other equitable defense.

          Section 9.14. Approvals. Each of the Parties agrees to use its reasonable commercial efforts to secure all governmental and related approvals necessary in order to give full effect to this Agreement and the transactions contemplated herein and in the Schedules hereto.

          Section 9.15. Acknowledgement. Nothing in this Agreement is intended to create or shall be construed as creating a partnership, joint venture, association or trust among the Parties.

          Section 9.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          Section 9.17. Language of Agreement. This Agreement may be executed in both the English language and the Spanish language. In the event of any dispute between the meaning of the Spanish language and English language versions, the Spanish language version shall prevail.


          IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be executed and delivered by their respective proper officers thereunto duly authorized as of the date first written above.

OLEODUCTO CENTRAL S.A.


/s/  Gustavo Suarez


TRITON COLOMBIA, INC.


/s/  Peter Rugg

125_LAN04




                                                                    SCHEDULE A
                                                   To Transportation Agreement

                                 DEFINITIONS


            In this Schedule, in the Agreement and the other Schedules thereto and in any other document that references this Schedule, the following terms shall have the meaning assigned below (the singular includes the plural and vice versa). Unless otherwise specified, Section references in this Schedule are to Sections of the Agreement.

            Actual Project Cost means the actual direct completion cost of the Oleoducto Central determined as of the date and on the basis set forth in the Oleoducto Central Agreement.

            Advance Tariff Agreement means the Advance Tariff Agreement, dated as of March 31, 1995, between Carrier and Initial Shipper, as the same may be amended from time to time in accordance with the terms thereof.

          Advance Tariff Payment has the meaning assigned to it in the Advance Tariff Agreement.

             Affiliate of a Person means a Person (a) which is a Subsidiary of that Person, (b) of which that Person is a Subsidiary, or (c) which is a Subsidiary of a Person of which that Person is a Subsidiary.

          Aggregate Scheduled Capacity means, with respect to any Segment, the aggregate of all Scheduled Capacities for all nominators.

             Aggregate Unused Capacity means, with respect to any Segment, the Available Capacity of such Segment less the Aggregate Scheduled Capacity of such Segment.

          Allocated Capacity means, for each Initial Shipper and each Segment, the Proportionate Share of Available Capacity to which an Initial Shipper is entitled from time to time pursuant to the allocation rules of Article Two of the General Terms and Conditions.

             Annual Operating Budget means the operating budget (including the then required level of maintenance capital expenditures) and operating plan for a Fiscal Year identified as such and approved by the Board of Directors.

           Annual Posting has the meaning assigned to it in Section 2.1 of the Tariff Regulations.

             Annual Revenue Requirement means, for any Fiscal Year of Carrier, the sum of the following:

          (i)  Fixed Costs;

          (ii)  Non-Cash Items;

          (iii)  Benchmark Interest Expense; and

          (iv) the annual return to be accrued, compounded and paid to Shareholders by Carrier in accordance with Section 5.4(b) of the Oleoducto Central Agreement and the Subordinated Fee to be accrued, compounded and paid to CIT Colombiana S.A. designated under the Technical Services and Management Agreement.

          Applicable Rate means LIBOR plus 6%.

          Association Contracts means the two contratos de asociacion between Ecopetrol and Triton Colombia, Inc. dated 11th June, 1982 (relating to Santiago de las Atalayas-1) and 5th May, 1988 (relating to Tauramena) and the contrato de asociacion between Ecopetrol and TOTAL Exploratie en Produktie Maatschappij B.V. dated December 3, 1990 (relating to Rio Chitamena), in each case as the same have and may be amended from time to time in accordance with the terms thereof.

          Audit Claims has the meaning assigned to it in Section 5.2 of the General Terms and Conditions.

               Available Capacity means an estimate by Carrier of the maximum daily average volume of Petroleum, in Standard Barrels, which a Segment is capable of transporting at uniform rates of flow in a given Schedule Month, without regard to Sole Risk Capacity, based on

          (i)  mechanical and physical systems availability;

          (ii) availability of capacity on the Central Llanos Line prior to the Commencement Date of the Segment replacing the Central Llanos Line;

          (iii)  use of capacity or facilities by Downstream Users;

          (iv) access to the ODC Pipeline and the Port of Covenas tanker loading facilities, pursuant to the ODC Agreement;

          (v) the availability of storage at Receipt and Delivery Points and scheduling of Receipts and Deliveries in accordance with the General Terms and Conditions; and

          (vi) any other factors reasonably foreseeable by Carrier affecting the throughput capacity of a Segment.

          Available Cash means, on any date, all cash (including short-term marketable securities maturing on or before such date or that can be sold on or before such date without material economic penalty) then held by Carrier outside the Related Accounts with respect to Initial Shipper and the other Initial Shippers under their respective Transportation Agreements or any common account maintained by Carrier funds in which are allocable to Related Accounts, less (a) funds withdrawn from any of such Related Accounts for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures, but which have not yet been applied, and (b) any funds held by Carrier outside such Related Accounts (or such common account) representing proceeds of Senior Debt and Equity Contributions, Net Proceeds, Insurance Proceeds and Expropriation Compensation of Carrier, in each case to the extent dedicated to fund Capital Expenditures or prepay Senior Debt.

          Bankruptcy of a Person means (a) entry by any competent governmental authority of any jurisdiction or a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or ordering the winding up or liquidation of the affairs of such Person; or

          (b) commencement by a Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any applicable law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

          Barrel means the volume equal to 42 U.S. gallons or 158.987304 litres.

          Base Revenue Requirement means, at any due date, an amount equal to the aggregate of any of the following amounts which are payable (by reason of a date by which payment is required or in accordance with Carrier's normal payment practices) on or before the next succeeding Due Date: (i) Operating and Maintenance Costs, provided that following thedeclaration of an Excusable Event by Initial Shipper, Operating and Maintenance Costs shall only be included in the Base Revenue Requirement for a period of 180 days following the date of such declaration if, at the end of such 180 day period, the transportation of Petroleum through each Segment of the Oleoducto Central has been suspended continuously for 180 days or for a total of 180 days during the 540 days immediately preceding such date unless Initial Shipper and Carrier otherwise agree and (ii) payments in respect of all other non-subordinated liabilities of Carrier for the benefit of the providers of which Carrier has assigned certain rights under Advance Tariff Agreements, Transportation Agreements and other agreements, including any penalties, premiums, interest, indemnities or accelerated amounts associated therewith.

          Batch means a nearly homogenous source or stream of Petroleum, the physical properties of which, as differentiated by Characteristics, are materially different from other sources and streams.

          Benchmark Interest Expense has the meaning assigned to it in Section
2.6 of the Tariff Regulations.

          Benchmark Interest Rate has the meaning assigned to it in Section
2.6 of the Tariff Regulations.

          Board of Directors has the meaning assigned to it in the by-laws of Carrier.

          Business Day means a day in which commercial banks in Santaf de Bogot and The City of New York, New York are permitted to be open for domestic and international business.

          Canadian Group means TCPL International Investments Inc. and IPL Enterprises (Colombia) Inc., their respective successors and permitted assigns as Shareholders and their respective Affiliates that are parties to Performance Guarantee Agreements and their respective successors and permitted assigns.

          Capacity Release Notice has the meaning assigned to it in Section 7.1(b) of the Agreement.

          Capital Budget means the budget for Capital Expenditures not included in the Annual Operating Budget for a Fiscal Year identified as such and approved from time to time by the Board of Directors.

          Capital Cost means the aggregate of all direct and indirect expenditures (including capitalized interest) made by Carrier which are required to be included in property, plant or equipment, good will, rights of way and other long-term intangible assets or a similar tangible or intangible property account, including, without limitation, additions to equipment andleasehold improvements, on the consolidated balance sheet of Carrier prepared in accordance with generally accepted accounting principles.

          Capital Expenditures means, with respect to any Person for any period, the aggregate of all direct and indirect expenditures (including capitalized interest) of such Person during such period which are required to be included in property, plant or equipment, good will, rights of way and other long-term intangible assets or a similar tangible or intangible property account, including, without limitation, additions to equipment and leasehold improvements, on a consolidated balance sheet of such Person prepared in accordance with generally accepted accounting principles.

          Capital Investment Proposal has the meaning assigned to it under the Oleoducto Central Agreement.

          Carrier means Oleoducto Central S.A., a sociedad anonima existing under the laws of Colombia, and its successors and permitted assigns.

          Cash-on-Hand means, with respect to Initial Shipper, on any date, all cash (including short-term marketable securities maturing on or before such date or that can be sold on or before such date without material economic penalty) then held by Carrier in the Related Account, plus (a) funds withdrawn from the Related Account for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures, but which have not yet been applied,
(b) funds held in any common proceeds account maintained by Carrier which are allocable to the Related Account, and (c) Initial Shipper's Proportionate Share of any Available Cash.

          Cash-Trap Interest has the meaning assigned to it in the Oleoducto Central Agreement.

          Central Llanos Fields means the Central Llanos oil fields to which the contracts listed in Schedule H attached hereto relate.

          Central Llanos Line means the existing pipeline and related facilities from El Porvenir to Vasconia.

          Central Llanos Petroleum means Petroleum nominated for transportation of production from the Central Llanos Fields, up to an average of 56,000 Standard Barrels per day during any one-year period (65,900 peak), on the El Porvenir-Vasconia Segment, with respect to Ecopetrol, pursuant to the Transportation Agreement with Ecopetrol, and with respect to third parties, pursuant to Third Party Transportation Agreements with such third parties.

          Characteristics means the physical characteristics of Petroleum, as measured in accordance with the procedures of Article Six of the General Terms and Conditions, specified on Attachment 1 to the General Terms and Conditions.

          Charges has the meaning assigned to it in Section 4.3(c) of the Agreement.

          Claiming Party has the meaning assigned to it in Section 8.1 of the Agreement.

          Collateral has the meaning assigned to it in the Common Security Trust Agreement.

          Colombian Taxes means the sum of all taxes, including, without limitation, all charges, levies, imposts, income taxes, withholding taxes, remittance taxes, excise taxes or other levies on Distributions by Carrier in or from Colombia imposed by any taxation or similar regulatory authority in Colombia on the recipient of any such Distributions except to the extent that the amount of any such taxes is included in the Benchmark Interest Rate.

          Commencement Date means the first date that any Segment is placed in service for continuous transportation of Petroleum as certified by Carrier.

          Common Security Trust Agreement means the common security trust agreement or common security trust agreements to be entered into by Carrier, the providers of Senior Debt named therein and a trustee or trustees or security agent or agents acting on behalf of such providers, substantially in the form attached to the Oleoducto Central Agreement with such changes thereto as may be agreed by the parties thereto, setting forth the obligations of Carrier to such providers, in each case as the same may be amended from time to time in accordance with the terms thereof.

          Completion means the date after all four Segments of the Oleoducto Central have been commissioned for purposes of transporting shipments of Petroleum and on which the five millionth barrel of Petroleum is shipped through the Oleoducto Central from the Cusiana Receipt Point to the Port of Covenas Delivery Point, all as certified in a resolution adopted by the Board of Directors.

          Confidential Information has the meaning assigned to it in Section 10.1(a) of the General Terms and Conditions.

          Controversy has the meaning assigned to it in Section 11.1 of the General Terms and Conditions.

          Corresponding Percentage of a Shareholder with respect to which Expropriatory Action has occurred means the product, expressed as a percentage, of the percentage reductionin such Shareholder's equity interest in, and/or loans to and/or debt securities issued by, Carrier and the percentage difference represented by the Fair Market Value of such equity interest, loans and debt securities, and the value received by such Shareholder in connection with such Expropriatory Action.

          Corresponding Portion of the undivided interest in the Association Contracts or of Shares, as the case may be, means the portion, expressed as a percentage, equal to the portion of Initial Shipper's Proportionate Share being transferred divided by the Proportionate Share held by the Initial Shipper immediately prior to such transfer.

          Covenas Delivery Point means (i) before the commencement of operations for the ODC Loop, the Interconnection Point, and (ii) after the commencement of operations for the ODC Loop, any Delivery Point made available by Carrier for loading tankers in the Port of Covenas.

          Cusiana Area means the Cusiana and Cupiagua oil fields located within the jurisdiction of the Department of Casanare, Colombia to which the Association Contracts relate.

          Cusiana Petroleum means Petroleum produced and available from the Cusiana Area for disposition by an Initial Shipper as measured from time to time by the operator under the JOA or any party designated by such operator and agreed by Carrier.

          Cusiana Receipt Point means the point at which Petroleum from the Cusiana Area is delivered into the Oleoducto Central, which point is indicated in Schedule B hereto.

          Debt means (without duplication), with respect to any Person, whether recourse is to all or a portion or none of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), and (v) every obligation of the type referred to in clauses (i) through (iv) of another Person and all dividends declared or to be declared by another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

          Decommissioning shall occur if Ocensa voluntarily ceases all or substantially all construction or transportation activities of any Segment of the Oleoducto Central as evidenced by a resolution of the Board of Directors or if the Trustee, acting in accordance with the terms andconditions of the Common Security Trust Agreement, declares that Decommissioning has occurred.

          Dedicated Area means the Cusiana Area to the extent the Initial Shipper owns interests in the Association Contracts relating to the Cusiana Area plus such additional areas as may be designated by Initial Shipper from time to time.

          Deliveries means the nominated or actual volumes of Petroleum, as the context requires, withdrawn from the Oleoducto Central at the Delivery Points.

          Delivery Points means the points indicated on Schedule B attached hereto where Petroleum is redelivered to Initial Shippers by Carrier, plus any additional points for redelivery made available to Initial Shippers by Carrier.

          $ or dollars means United States dollars.

          Disputed Invoice Notice has the meaning assigned to it in Section 4.5(a) of the Agreement.

          Distribution means any distribution by Carrier by means of any dividend payment, whether in cash, shares, other equity interests or otherwise, any payment or application of any of its assets to purchase, redeem or otherwise retire Shares or equity interests held by a Shareholder, any distribution by way of reduction of capital, split-up (escicin) and liquidation or otherwise in respect of any of the Shares or equity interests held by such Shareholder or any interest or other payment in respect of, or any repayment, repurchase or redemption of, Subordinated Notes held by or on behalf of a Shareholder.

          Dividend Trust Agreement means the Dividend Trust Agreement among Carrier, each of the Shareholders and the trustee named therein, substantially in the form attached to the Oleoducto Central Agreement with such changes thereto as the parties may agree, as the same may be amended from time to time in accordance with the terms thereof.

          Downstream Nomination means a nomination containing a Receipt Point downstream of the first Segment of the Oleoducto Central made by a Full Nominator that elects to pay the Underutilizer Tariff with respect to the Net Deliveries associated with such nomination.

          Downstream Users means those third parties owning assets, or rights to use assets, not owned by Carrier and forming part of a Segment by virtue of access and use agreements between Carrier and such third parties.

          Downstream Volume means the volume of Standard Barrels nominated in a Downstream Nomination.
          Due Date has the meaning assigned to it in the Advance Tariff
Agreement.

          Equity Amortization has the meaning assigned to it in the Oleoducto Central Agreement.

          Equity Contribution has the meaning assigned to it in the Common Security Trust Agreement.

          Established Third Party Premium has the meaning assigned to it in
Section 3.3(a) of the Tariff Regulations.

          Excess Amount has the meaning assigned to it in Section 2.6(a) of the Tariff Regulations.

          Excess Capacity means, for any Schedule Month, the excess, if any, of Available Capacity (as notified by Carrier in accordance with the procedures of Section 3.4(a) of the General Terms and Conditions) over the aggregate of Scheduled Capacity for all Initial Shippers (as assigned by Carrier in accordance with the procedures of Section 3.4(c) of the General Terms and Conditions), arising before or during such Schedule Month for any reason, whether by revisions to prior estimates or nominations, or by temporary or permanent increases in the Throughput Capacity of any Segment, or otherwise. For the avoidance of doubt, reductions to Scheduled Capacity assigned to Long-term Hauls shall create Excess Capacity only with respect to the Schedule Month in which the notice of reduction is delivered, or the following Schedule Month if such notice is delivered after the thirteenth day of a month.

          Excusable Event has the meaning assigned to it in Section 8.1 of the Agreement.

          Existing Fields has the meaning assigned to it in Section 3.3 of the Agreement.

          Expropriation Compensation means all value (whether in the form of money, securities, property or otherwise) paid or payable by Colombia or its agencies or instrumentalities, in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable within or outside Colombia, as compensation for or in respect of Expropriatory Action.

          Expropriatory Action means any action or series of actions taken, authorized, ratified or acquiesced in by Colombia or a governing authority which is in de facto control of part of Colombia for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of ownership or control of the Oleoducto Central, or any substantial portion thereof, held by Carrier.
          Fair Market Value of any Shares or any other asset valued pursuant to any provision of this Agreement means the fair market value of such Shares or asset as agreed to by the Shareholders or, in the event that the Shareholders are unable to agree, as determined by a Valuation Expert.

          Financial Institution has the meaning assigned to it in Section 5.1 of the Agreement.

          Financing Agreements means the Agreement, the Advance Tariff Agreement, the Subscription Agreement and, if applicable, the Performance Guarantee Agreement between Carrier and Persons in an Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, rights under which have been assigned to the trustee named in the Common Security Trust Agreement for purposes of the exercise of such rights and the application of any proceeds thereof in accordance with the terms of the Common Security Trust Agreement, in each case as such agreements may be amended from time to time in accordance with the terms thereof.

          Financing Plan means the plan for the sources and amounts of financing for the acquisition, construction and development of the Oleoducto Central, including capitalized interest.

          Fiscal Year shall mean the fiscal year of Carrier beginning on January 1 and ending on December 31 or such other fiscal year as may from time to time be determined by Carrier in accordance with applicable law.

          Fixed Charge has the meaning assigned to it in Section 3.1 of the Tariff Regulations.

          Fixed Costs means the amount of all Operating and Maintenance Costs less the amount of all Variable Operating Costs.

          Full Nominator means any Initial Shipper that delivers a notice of Nominated Capacity equal to or greater than its Proportionate Share of Available Capacity for a Segment, all in accordance with the procedures and rules of Sections 3.4 and 3.5 of the General Terms and Conditions.

          General Terms and Conditions means Initial Shippers General Terms and Conditions, as the same may be amended from time to time in accordance with the terms of the Agreement, attached as Schedule D to the Agreement.

          Handling Costs has the meaning assigned to it in Section 4.3(c)(i) of the Agreement.

          Incur means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles in Colombia or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and Incurrence, Incurred, Incurrable and Incurring shall have meanings correlative to the foregoing); provided, however, that a change in such generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

          Initial Shipper has the meaning assigned to it in the first paragraph of the Agreement.

          Initial Shipper Bridge Loan means a bridge loan to Carrier from an Initial Shipper or an Affiliate of such Initial Shipper or a financial institution on its behalf to fund the amount of Senior Debt under the Senior Debt Tranche Related to its Initial Shipper Group which Carrier, despite its best efforts, has been unable to obtain in accordance with its then current financing plan.

          Initial Shipper Group means an Initial Shipper and its Affiliates that are (a) a Shareholder, (b) a party to a Transportation Agreement, (c) a party to the Advance Tariff Agreement, and, if applicable, (d) a party to a Performance Guarantee Agreement and in each case each of their respective successors and permitted assigns.

          Initial Shipper Tariff has the meaning assigned to it in Section 3.1 of the Tariff Regulations.

          Initial Shippers means Empresa Colombiana de Petroleos - Ecopetrol, BP Exploration Company (Colombia) Limited, TOTAL Exploratie en Produktie Maatschappij B.V., Triton Colombia, Inc. and each of their respective successors and permitted assigns.

          Insurance Proceeds means proceeds from insurance for casualties on property or assets of Carrier.

          Interconnection Point means the most upstream point of interconnection between the Oleoducto Central and the ODC Pipeline.

          Internationally Recognized Statistical Rating Agency means Standard & Poor's Ratings Group, Moody's Investors Service, Duff & Phelps and Fitch's Investor Services, and each of the respective successors and assigns to substantially all of their respective businesses whose business is primarily the rating of debt and other securities of corporate and other issuers.

          JOA means the Joint Operating Agreement for the Santiago de las Atalayas-1, Tauramena and Rio Chitamena Association Contract Areas by and among BP Exploration Company (Colombia) Limited, TOTAL Exploratie en Produktie Maatschappij B.V. and Triton Colombia, Inc., dated as of March 29, 1994, as the same may be amended from time to time in accordance with the terms thereof.

          Liquidity Facilities has the meaning assigned to it in the Common Security Trust Agreement.

          LIBOR means the annual interest rate determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 having a specified index maturity of one month, commencing on the second Business Day in London immediately following the date on which any interest calculated at the Applicable Rate is to begin to accrue, which appears on the display designated as Page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 A.M., London time on such date.

          Long-term Haul means the commitment of Initial Shipper, made pursuant to the nominations procedures and rules of Sections 3.4 and 3.5 of the General Terms and Conditions, to use a specified portion of its Allocated Capacity for one or more Segments for two or more consecutive Schedule Months.

          Minimum Tariff has the meaning assigned to it in Section 3.4 of the Tariff Regulations.

          MME means the Colombian Ministry of Mines and Energy and any successor ministry thereto.

          Monthly Payment Date means the first Business Day of each month.

          Monthly Posting has the meaning assigned to it in Section 2.2 of the Tariff Regulations.

          Net Deliveries in any Schedule Month in any Segment with respect to an Initial Shipper means NDi, where

     NDi = CP - CRi - NCRi + DNi, provided that NDi can never be less than zero,

where CP represents such Initial Shipper's share of Cusiana Petroleum, CRi represents Receipts of Cusiana Petroleum from such Initial Shipper into such Segment, NCRi represents Receipts of non-Cusiana Petroleum from such InitialShipper into such Segment (whether or not such non-Cusiana Petroleum was previously transported through any Segment), and DNi represents the aggregate Downstream Volumes included in Downstream Nominations by such Shipper with respect to any Segment downstream of the Segment for which Net Deliveries is being calculated when the Segment for which Net Deliveries is being calculated is an Upstream Underutilized Segment, in each case in such Schedule Month and measured in Standard Barrels;

provided, that in making such determination of Net Deliveries with respect to any Segment, it shall be assumed that any Delivery out of a Segment shall consist first of Cusiana Petroleum and then, to the extent that all Cusiana Petroleum has been delivered, non-Cusiana Petroleum.

          Net Proceeds from any sale or other asset disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, instalment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of
(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all national, regional, foreign and local taxes required to be accrued as a liability as a consequence of such sale or asset disposition and (ii) all payments made by such Person on any debt which is secured by such assets in accordance with the terms of any lien upon or with respect to such assets or which must by the terms of such lien, or in order to obtain a necessary consent to such sale or asset disposition or by applicable law, be repaid out of the proceeds from such sale or asset disposition.

          The terms nominate, and other verb tenses thereof, nomination, and nominator have the meanings assigned to them in Section 3.4(f) of the General Terms and Conditions.

          Nominated Capacity means, for each Initial Shipper, that amount of its Allocated Capacity that an Initial Shipper notifies Carrier in the relevant Nomination Month, pursuant to the procedures of Section 3.4(b) of the General Terms and Conditions, will be used by Initial Shipper in the relevant Schedule Months, stated separately by Short-term Haul and Long-term Haul.

          Nomination Month means, for Short-term Hauls and Long-term Hauls, the calendar month immediately preceding the Schedule Month in which the relevant transportation service begins.

          Non-Cash Items means the sum of the following:

          (i) accounting and tax depreciation of Carrier's fixed assets using the straight line method and a useful life of fifteen years (for both tax and accounting purposes);

          (ii) amortization of other items required under generally accepted accounting principles;

          (iii) amounts necessary to establish and maintain any legal reserve required by Colombian law;

          (iv)  inflation adjustments on non-monetary items; and

          (v)  foreign currency translation gains (losses).

          ODC Agreement means the Operation and Transport Regulations of the ODC Pipeline, dated 16th December, 1991, as amended from time to time, pursuant to which Petroleum delivered by Carrier at the interconnection of the Oleoducto Central and the ODC Pipeline will be further transported, stored and loaded into tankers (including the use of loading facilities owned by the Cravo Norte Association).

          ODC Loop means the Segment constructed and installed to transport Petroleum from Vasconia to the Port of Covenas.

          ODC Pipeline means the oil pipeline of Oleoducto de Colombia S.A., described in the ODC Agreement, with which the Oleoducto Central will interconnect.

          Oleoducto Central means the pipeline transportation, storage and loading facilities owned and/or operated by Carrier, more specifically described in Schedule B hereto, including all additions and modifications to such facilities other than any Sole Risk Facilities.

          Oleoducto Central Agreement means the Amended and Restated Oleoducto Central Agreement, dated as of March 31, 1995, among Carrier, Empresa Colombiana de Petroleos - Ecopetrol, BP Colombia Pipelines Limited, TOTAL Pipeline Colombie S.A., Triton Pipeline Colombia, Inc., IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., as the same may be amended and restated from time to time in accordance with the terms thereof.

          Operating and Maintenance Costs means all expenses of Carrier that would ordinarily appear or be reflected as expenses in Carrier's financial statements in accordance with generally accepted accounting principles, together with (x) any Colombian Taxes to the extent that Carrier makes payments in respect thereof pursuant to Project Agreements and such payments do not appear or are not reflected as such expenses, (y) payments of trustee fees, expenses and any amounts due in respect of indemnity obligations of Carrier thereto, and (z) any amounts paid to underwriters, placement agents, agent banks or other financial intermediaries in respect of Carrier's Senior Debt, including, without limitation, legal expenses, relating to or arising out of indemnification or contribution obligations thereto or damages claims thereby for any breach ofrepresentations or warranties by Carrier or paid in respect of claims by third parties for damages arising out of the offer, sale or incurrence by Carrier of such Senior Debt, provided that in the aggregate all such amounts in this clause (z) do not exceed $3,000,000, in each case other than any items:

     (i) referred to in items (ii), (iii) and (iv) in the definition of Annual Revenue Requirement;

     (ii) in respect of interest, penalties, premiums, indemnities and principal in respect of non-subordinated and subordinated indebtedness of Carrier (except for any such amounts incurred in respect of (A) Liquidity Facilities, (B) post-Completion unsecured credit facilities to the extent they do not represent Tariff Advances, Transportation Notes or indebtedness that represents a refinancing of such indebtedness, on the basis of the same Collateral and (C) amounts referred to in clause (y) above);

     (iii)  included in a Capital Budget;

     (iv) arising out of or in connection with the gross negligence (culpa grave) or willful misconduct (dolo) of Carrier; and

     (v) in respect of Sole Risk Facilities that are recoverable by the Carrier from tariffs charged by it on each barrel using such Sole Risk Facilities.

          Operating Segment means a Segment as to which a Commencement Date has occurred and which has not been decommissioned or removed for the purpose of the calculation of Tariffs by agreement of Carrier and all Initial Shippers.

          Overuse Volumes means (a) in respect of each Segment other than the ODC Loop, that volume of an Initial Shipper's nomination which exceeds its Proportionate Share of Available Capacity, and (b) in respect of the ODC Loop, that portion of an Initial Shipper's nomination, if any, which exceeds the Proportionate Volumes in such nomination.

          Overutilizer Premium means, for each Schedule Month in a calendar year, a U.S. dollar amount equal to the increase in the Annual Revenue Requirement necessary to achieve an increase in Carrier's annual return to Shareholders calculated in accordance with Section 5.4(b) of the Oleoducto Central Agreement by one percentage point, using in each calculation the most current calculation of the Annual Revenue Requirement under the Tariff Regulations.

          Overutilizer Tariff has the meaning assigned to it in Section 3.2 of the Tariff Regulations.

          Parties means Initial Shipper, Carrier and each of their respective successors and permitted assigns.

          Performance Guarantee Agreements means the Performance Guarantee Agreements executed and delivered for the benefit of Carrier by each of BP International Limited, TOTAL S.A., Triton Energy Corporation, IPL Energy Inc. and TransCanada PipeLines, in each case as the same may be amended from time to time in accordance with the terms thereof.

          Person means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

          Pesos or Ps means the lawful currency of Colombia.

          Petroleum means crude oil and other liquid hydrocarbons, including liquid hydrocarbons which are recovered or extracted from natural gas.

          Project Agreements has the meaning assigned to it in the Oleoducto Central Agreement.

          Projection has the meaning assigned to it in Section 3.1 of the General Terms and Conditions.

          Proportionate Percentage has the meaning assigned to it in Section 7.1(b) of the Agreement.

          Proportionate Share means, with respect to Initial Shipper, 9.6%, provided that, to the extent that, by any succession or assignment permitted by Section 7.4 of the Agreement, more than one Person is an Initial Shipper hereunder, the Proportionate Share with respect to each such Person shall be determined pursuant to the agreements governing such succession or assignment, provided further that in each case the aggregate Proportionate Share of all such Persons shall always be 9.6%. Following any partial release by Initial Shipper under Section 7.1 of the Agreement, "Proportionate Share", when referring to "Proportionate Share of Available Capacity" and nominations by such Initial Shipper, means for this and no other purpose such higher or lower percentage resulting after addition or subtraction of the Release Percentage in connection with any partial release to it or by it as permitted under
Section 7.1. In particular, for the avoidance of doubt, Proportionate Share of such Initial Shipper shall not change following any partial release under
Section 7.1 with respect to determining Overuse Volumes and the allocation of Overutilizer Premiums and Established Third Party Premiums.

          Proportionate Volumes means (a) in respect of each Segment other than the ODC Loop, that volume of an Initial Shipper's nomination which does not exceed its ProportionateShare of Available Capacity, and (b) in respect of the ODC Loop, that volume (whether such volume is Cusiana Petroleum or non-Cusiana Petroleum) of an Initial Shipper's nomination which is equal to the higher of (i) the volume of Cusiana Petroleum nominated by such Initial Shipper into the first Segment, or (ii) that volume of an Initial Shipper's nomination which does not exceed its Proportionate Share of Available Capacity in the ODC Loop, provided that in no event shall such volume exceed Initial Shipper's nomination.

          Quality Bank Adjustments has the meaning assigned to it in Section 4.2(b) of the General Terms and Conditions.

          Reasonable Efforts means the efforts a Person of ordinary prudence would exercise in managing his own affairs and safeguarding his own property.

          Receipt Points means the points indicated on Schedule B where Petroleum is received by Carrier from Initial Shippers, plus any additional points for receipt made available to Initial Shippers by Carrier.

          Receipts means the nominated or actual volumes, as the context requires, introduced into the Oleoducto Central at the Receipt Points.

          Recommissioning Proposal has the meaning assigned to it in the Oleoducto Central Agreement.

          Reconciliation Statement has the meaning assigned to it in Section
4.4 of the Agreement.

          Related means

          (a) when qualifying an Initial Shipper Group, a Senior Lender Group or a Senior Debt Tranche with respect to each other, the Initial Shipper Group identified as related to such Senior Debt Tranche in Appendix A to the Common Security Trust Agreement, such Senior Debt Tranche and the Senior Lender Group providing Senior Debt under such Senior Debt Tranche, as the case may be; and

          (b) when qualifying Tariff Advances and/or Transportation Notes with respect to an Initial Shipper Group, Senior Lender Group or Senior Debt Tranche, the Tariff Advances and/or Transportation Notes under or pursuant to the Transportation Agreement with a Person in such Initial Shipper Group or the Senior Lender Group or the Senior Debt Tranche Related to such Initial Shipper Group, as the case may be.

          Related Account means any account or accounts into which Carrier has directed or is required to direct certain payments hereunder and payments of Tariff Advances or in respectof purchases of Transportation Notes hereunder to be made in each case by Initial Shipper for the benefit of any permitted assignee of Carrier.

          Release Capacity has the meaning assigned to it in Section 7.1(a) of the Agreement.

          Release Percentage has the meaning assigned to it in Section 7.1(a) of the Agreement.

          Release Shipper has the meaning assigned to it in Section 7.1(a) of the Agreement.

          Release Term has the meaning assigned to it in Section 7.1(a) of the Agreement.

          Royalty Oil has the meaning assigned to it in Section 2.1(a)(i) of the General Terms and Conditions.

          Schedule has the meaning assigned to it in Section 3.3 of the General Terms and Conditions.

          Schedule Month means any calendar month in which the Oleoducto Central, or any Segment, is operating for the transport of Petroleum.

          Scheduled Capacity means, for each Initial Shipper and each Segment, that portion of Available Capacity allocated to such Initial Shipper by Carrier and, for each Third Party Shipper, that portion of Excess Capacity allocated to such Third Party Shipper by Carrier, each pursuant to the General Terms and Conditions and stated in Standard Barrels per day.

          Segment means any one of the four segments of the Oleoducto Central consisting of the Cusiana-El Porvenir segment, the El Porvenir-Vasconia (Central Llanos) segment, the Vasconia-Covenas segment (the ODC Loop) and the delivery facilities at the Port of Covenas terminal.

          Semi-annual Payment Date means the Monthly Payment Date in September and March.

          Senior Debt has the meaning assigned to it in the Common Security Trust Agreement.

          Senior Debt Agreements means the individual loan agreements, indentures, fiscal agency agreements and interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements entered or to be entered into between Carrier and the respectiveSenior Lender named therein, as the case may be, with respect to the loans, bonds, notes and other forms of limited recourse indebtedness of Carrier which are not subordinated to any other liability of Carrier (except as permitted by applicable law) to be provided from time to time to Carrier by such Senior Lender and identified in Appendix A to the Common Security Trust Agreement, as such agreements and indentures may be amended and supplemented in accordance with the terms thereof or replaced from time to time.

          Senior Debt Shortfall means the amount of Senior Debt required to be provided and distributed to Carrier in accordance with the Financing Plan that Carrier has been unable to obtain.

          Senior Debt Tranche means the aggregate Senior Debt provided by a Senior Lender Group supported by Collateral consisting primarily of obligations of a Related Initial Shipper Group. Senior Debt Tranches are designated Senior Debt Tranche A, Senior Debt Tranche B, Senior Debt Tranche C or Senior Debt Tranche D, as the case may be, each as identified in Appendix A to the Common Security Trust Agreement.

          Senior Lender Group means the Persons providing export credit agency financing, bank financing and other financing or interest or foreign exchange swaps and any indenture trustee or fiscal agent for holders of Carrier's debt securities identified in Appendix A to the Common Security Trust Agreement as holding collectively Senior Debt constituting a single Senior Debt Tranche.

          Senior Lenders means the Persons providing export credit agency financing, bank financing, other financing or interest or Initial Shipper Bridge Loans and Shareholder Bridge Loans and any indenture trustee or fiscal agent for holders of Carrier's Debt securities, in each case identified in Appendix A to the Common Security Trust Agreement, provided, however, that:

     (a) solely for the purpose of determining the Senior Lender under a Senior Debt Agreement in connection with the determination and exercise of any rights or the taking of any other action under this Agreement and/or such Senior Debt Agreement (but not for purposes of calculating the principal amount of Senior Debt outstanding or the amount of Senior Debt Commitments under the Related Senior Debt Tranche), the holder of Senior Debt designated in Appendix A to the Common Security Trust Agreement, as the Senior Lender under such Senior Debt Agreement shall be deemed to be the sole holder of Senior Debt under such Senior Debt Agreement; and

     (b)  if a Senior Lender in a Senior Lender Group referred to in paragraph
(a) above ceases to hold any Senior Debt under its related Senior Debt Agreement it shall (by notice to the trustee named in the Common Security Trust Agreement, the other Senior Lenders in such Senior Lender Group and Carrier attaching an amended Appendix A to the Common Security Trust Agreement, giving effect to such designation) designate the holderof such Senior Debt under such Senior Debt Agreement or, if there is more than one such holder, one of the other holders of the Senior Debt under such Senior Debt Agreement of which it is deemed hereunder to be the sole holder as its successor as the deemed sole holder thereof for purposes of this Agreement and such Senior Debt Agreement.

          Share Transfer Agreement means the Share Transfer Agreement, dated as of December 14, 1994, entered into between IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., on the one hand, and Ecopetrol, on the other, as the same may be amended from time to time in accordance with the terms thereof.

          Shareholder means Triton Pipeline Colombia, Inc. and its successors and permitted assigns.

          Shareholder Bridge Loan means a bridge loan to Carrier provided by one or more Shareholders or their Affiliates or one or more financial institutions on their behalf to fund (a) an amount of Senior Debt under a Senior Debt Tranche Related to another Initial Shipper Group which Carrier, despite its best efforts, has been unable to obtain in accordance with its then current Financing Plan or (b) a failure by another Shareholder to make an Equity Contribution.

          Shareholders means the parties to the Oleoducto Central Agreement other than Carrier.

          Shareholding Interest has the meaning assigned to it in the Common Security Trust Agreement.

          Shares means the shares of common stock, par value Ps 100,000 each, of Carrier, each with no preference among themselves with respect to dividends, voting rights or rights upon liquidation of Carrier.

          Shippers means, at any time, all parties (other than Carrier) to Transportation Agreements and Third Party Transportation Agreements then in effect.

          Short-term Haul means the commitment of an Initial Shipper, made pursuant to the nominations procedures and rules of Sections 3.4 and 3.5 of the General Terms and Conditions, to use a specified portion of its Allocated Capacity for one or more Segments for one Schedule Month.

          Sole Risk Capacity means any capacity attributable to or created by Sole Risk Facilities.

          Sole Risk Facilities means additional facilities or modifications in or to existing facilities of any Segment that expand capacity or otherwise improve service, that are approved bya vote of four of the six members of the Board of Directors but not included in the Annual Operating Budget, and that are constructed at the expense of one or more Shareholders or Initial Shippers in accordance with the terms and conditions of the Oleoducto Central Agreement or the Agreement, respectively.

          Sole Risk Parties means the Shareholders or Initial Shippers, as the case may be, participating in the Sole Risk Proposal.

          Sole Risk Proposal has the meaning assigned to it in the Oleoducto Central Agreement.

          Standard Barrel means a barrel of Petroleum having the Characteristics specified on Attachment 1 to the General Terms and Conditions provided that a Standard Barrel for the El Porvenir-Vasconia Segment and for the Vasconia-Covenas Segment means a barrel of Petroleum with the Characteristics of Petroleum composed of production from the Existing Fields and Cusiana Petroleum combined in proportion to the nominations of each such Petroleum into the El Porvenir-Vasconia Segment from time to time.

          Subordinated Debt means the unsecured Debt of Carrier to a Subordinated Lender, whether presently outstanding or hereafter created, ranking in payment and upon liquidation junior to the Senior Debt in accordance with the subordination terms attached as Appendix J to the Common Security Trust Agreement other than Transportation Repayment Obligations or Shareholder Bridge Loans pursuant to clause (b) of the definition thereof herein.

          Subordinated Fee has the meaning assigned to it in the Technical Services and Management Agreement.

          Subordinated Lender means a lender or provider of Subordinated Debt.

          Subordinated Notes means notes or other instruments of Carrier evidencing Subordinated Debt.

          Subscription Agreements means the Amended and Restated Subscription Agreements, each dated as of March 31, 1995, between Carrier and each of the Shareholders, in each case as the same may be amended and restated from time to time in accordance with the terms thereof.

          Subsidiary of a Person means (i) a corporation more than 50% of the outstanding Voting Shares of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiariesof such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          Surcharges means all amounts collected by Carrier in respect of (a) interest on overdue amounts under the Agreement, (b) increases in tariffs under Section 4.6 of the Agreement and, to the extent they accrue to Carrier in accordance with Section 4.3 of the Tariff Regulations, under Section 4.2 of the Tariff Regulations, and (c) penalties and interest under Section 3.5(a),
Section 4.1 and Section 5.4, respectively, of the General Terms and
Conditions.

          Tariff Advances has the meaning assigned to it in Section 5.1 of the Agreement.

          Tariff Regulations means the procedures for the calculation and payment of Tariffs attached as Schedule C hereto.

          Tariffs means the Initial Shipper Tariff, the Overutilizer Tariff, the Third Party Tariff, the Minimum Tariff, the Working Capital Tariff and the Underutilizer Tariff, or any of them, and any applicable charges pursuant to Article Five of the Tariff Regulations.

          Technical Services and Management Agreement means the Technical Services and Management Agreement, dated as of March 31, 1995, between Carrier and CIT Colombiana S.A., as the same may be amended from time to time.

          Third Party Premium means, for each Schedule Month in a calendar year, a dollar amount equal to the increase in the Annual Revenue Requirement necessary to achieve an increase in Carrier's annual return to Shareholders calculated in accordance with Section 5.4(b) of the Oleoducto Central Agreement by two percentage points, using in each calculation the most current calculation of the Annual Revenue Requirement under the Tariff Regulations and the most current Schedule for such Schedule Month prepared under the General Terms and Conditions.

          Third Party Shippers means, at any time, all parties (other than Carrier) to Third Party Transportation Agreements then in effect.

          Third Party Tariff has the meaning assigned to it in Section 3.3(a) of the Tariff Regulations.

          Third Party Transportation Agreements means all agreements between Carrier and parties (other than Initial Shippers) for transportation service on the Oleoducto Central at the Third Party Tariff in accordance with the Tariff Regulations and the General Terms and Conditions to the extent applicable to such parties as indicated therein, as the same may be amended from time to time in accordance with the terms thereof.

          Throughput Capacity means the theoretical design throughput capacity of a Segment or the Oleoducto Central, as the case may be, as originally constructed and installed and subsequently modified from time to time (without regard to Sole Risk Facilities) based on Standard Barrels.

          Throughput Share with respect to an Initial Shipper for any Segment means the percentage equal to the number of Standard Barrels of Petroleum nominated to be transported by it through such Segment of the Oleoducto Central and its Net Deliveries in the most recent six calendar months preceding the month as to which the Throughput Share is to be calculated (excluding any period during which no Petroleum was shipped through such Segment of the Oleoducto Central) in which Net Deliveries existed or Petroleum was so nominated divided by the sum for the same six month period (subject to the same exclusion) of the aggregate Net Deliveries of all Initial Shippers and the number of Standard Barrels of Petroleum nominated to be transported by all Shippers obligated to pay Minimum Tariffs and Working Capital Tariffs under their transportation agreements in accordance with the terms thereof (including any Third Party Shippers so obligated but excluding any Third Party Shipper that has failed to pay any Minimum Tariffs or Working Capital Tariffs payable by it) through such Segment of the Oleoducto Central.

          Transportation Agreements means the Agreement and the other agreements to be entered into by Carrier and each of the other Initial Shippers for the transportation by such Initial Shippers of Petroleum through the Oleoducto Central, as the same may be amended from time to time in accordance with the terms thereof.

          Transportation Agreement Step-Up has the meaning assigned to it in
Section 4.2 of the Tariff Regulations.

          Transportation Note means the Transportation Note substantially in the form attached as Schedule E hereto.

          Transportation Repayment Obligations means Carrier's obligations to pay interest on and to repay Tariff Advances made under, and to repay principal of and interest on Transportation Notes issued pursuant to, the Transportation Agreements as well as any and all other amounts payable in respect thereof.

          TRO Holder means a Person to whom Transportation Repayment Obligations are owing.

          Trustee has the meaning assigned to it in the Common Security Trust Agreement.

          Underutilizer Tariff has the meaning assigned to it in Section 3.6 of the Tariff Regulations.
          Upstream Delivery Point means a Delivery Point prior to the Covenas Delivery Point.

          Upstream Expropriatory Action with respect to Initial Shipper means any action or series of actions taken, authorized, ratified or acquiesced in by Colombia or a governing authority which is in de facto control of part of Colombia for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of the rights of any Initial Shipper (other than Ecopetrol) or any of its respective affiliates, as the case may be, under the contract(s) through which it has rights to lift and dispose of Cusiana Petroleum and its direct or indirect interest in the Dedicated Area or the Petroleum produced therefrom if such action or series of actions, together with similar prior actions or series of actions, if any, result in the appropriation, confiscation, expropriation or nationalization of the rights under such contract(s) or rights to lift and dispose of Petroleum produced thereunder of Initial Shipper (or any of its Affiliates, as the case may be).

          Upstream Underutilized Segment means a Segment where the Aggregate Scheduled Capacity of such Segment is less than the Available Capacity of such Segment.

          Valuation Expert means an internationally recognized independent investment banking or other advisory firm with experience in the valuation of petroleum pipeline operating companies jointly selected by the member of the Initial Shipper Group affected by Expropriatory Action and Carrier.

          Variable Charge means the Variable Operating Costs for the transportation of one Standard Barrel for a specified Segment and throughput volume.

          Variable Operating Costs means, with respect to any Segment, the costs of energy, lubricants and drag reduction and other additives consumed by Carrier in its transportation operations in connection with such Segment.

          Voting Shares means shares which ordinarily have voting power for the election of directors (or persons performing similar functions), whether at all times or only so long as no senior class of shares has such voting power by reason of any contingency.

          Weighted Average Throughput Share with respect to an Initial Shipper means the quotient obtained by dividing (a) the sum of the products obtained by multiplying the Throughput Share of such Initial Shipper for each Operating Segment by the Capital Cost for such Operating Segment by (b) the Capital Cost for all Operating Segments.

          Working Capital Tariffs has the meaning assigned to it in Section 3.5(a) of the Tariff Regulations.



                                                                    SCHEDULE B
                                                   to Transportation Agreement

                        OLEODUCTO CENTRAL DESCRIPTION


          This description of Carrier's oil transportation and storage facilities is separated into two categories: (i) existing assets which will be transferred to Carrier as provided in the Oleoducto Central Agreement and
(ii) assets that will be built during the construction phase currently estimated to begin mid-year 1995 and to be completed mid-year 1997. The existing assets are interconnected by a variety of facilities which will not become part of the Oleoducto Central, but which will be used. Once completed, Carrier will own a complete transportation system, capable of transporting Petroleum from the Fields to the export terminal in the Port of Covenas on the Caribbean coast. At any time, the Oleoducto Central shall, for the purposes of the Agreement, be comprised of any pipeline assets that are owned by Carrier and shall, unless otherwise determined by Carrier by a decision of its Board of Directors in accordance with the By-laws of Carrier, consist of the assets described or referred to in this Schedule which are at such time owned by Carrier.

          EXISTING FACILITIES

          The current assets which will be transferred to Carrier during 1995 consist of the following facilities (see Figure):

     CUSIANA PUMP STATION

          The Cusiana Pump Station is located in the central processing facilities of the Santiago de las Atalayas, Tauramena, and Rio Chitamena Association Contracts and includes the following main equipment:

      1. Two production storage tanks, with a nominal capacity of 50,000 barrels each.
      2. Two production storage tanks (one under construction) with a nominal capacity of 100,000 barrels.
      3. One off-spec tank with a nominal capacity of 10,000 barrels.
      4.  BS&W analyzer.
      5.  Two metering skids.
      6.  High alarm.
      7.  Two vertical canned off-spec oil recycle pumps.
      8.  Four crude dehydrators.
      9.  Four crude oil transfer pumps.
     10. Four crude oil booster pumps with 1,200 GPM capacity and differential pressure of 100 psi.
     11. Four crude oil shipping pumps, with 1,200 GPM capacity and differential pressure of 1,450 psi.

      B. EL PORVENIR-VASCONIA (CENTRAL LLANOS) PIPELINE UPGRADE

         1. El Porvenir Station

          The following equipment is completed or under completion:

          (a) Five main crude oil shipping pumps, of 4,000 HP and with 110 MBPD capacity (3208 GPM), 1,615 psi each.

          (b) Five crude oil booster pumps with 350 HP and 73.3 MBPD capacity
(2138) each, at a differential pressure of 150 psi.

          (c) Fire Protection System, including a 25 MB water tank.

          (d) Three 150,000 barrel metering runs for receiving crude oil from Cusiana

          (e) 2 KVA, Electric Substation.

           (f) Three 1,000 KV Generator Sets.

           (g) Pressure relief valves at receiving and dispatching points.

           (h)  One scraper trap for receiving crude.

          (i)  Four 112.8 MBPD meter runs for shipping crude oil.

           (j) Distributed control system.

          2. Miraflores Station:

            (a)Five main crude oil shipping pumps, with 4,500 HP and 73.3 MBPD, 2,315 psig capacity each.

           (b) Distributed Control System.

            (c) Fire Protection System, including a 5,000 barrel water tank.

          (d) Pressure relief valves available at receiving and dispatching points.

           (e) Scraper traps at dispatching points.

          3. Vasconia Station:

           (a) High pressure metering skid (260 MBPD) composed of 8 meter runs, with BS&W Analyzer.

          (b) One low pressure flow meter, 150 MBPD.

           (c) Upgraded DCS.

          (d) Scraper traps installed at receiving points.

      4. 30" Pipeline (96 kilometers of 30" outside diameter pipe with 5/8" and 3/4" wall thickness).

      C. COVENAS TERMINAL

          The Covenas Terminal is located in the Port of Covenas and the following equipment is contained within the existing Oleoducto de Colombia.

      1.Four crude oil storage tanks with a nominal capacity of 350,000 barrels.

      POST-CONSTRUCTION FACILITIES

          The completed Oleoducto Central, as envisaged under current development plans, will comprise an 800 km transportation system linking the production centers in the Fields to the terminal facilities in the Port of Covenas (see Figure). The proposed pipeline divides naturally into four segments:

     1.CUSIANA SEGMENT: A 35 KM SECTION OF 30" PIPE WHICH CONNECTS THE CUSIANA PUMP STATION WITHIN FIELD FACILITIES TO THE EL PORVENIR PUMP STATION;

     2. EL PORVENIR-VASCONIA (CENTRAL LLANOS) SEGMENT: A 280 KM SECTION OF 30" AND 36" PIPE LINKING EL PORVENIR TO LA BELLEZA, ALONG WITH ADDITIONAL PUMPING CAPACITY ADDED TO EL PORVENIR AND MIRAFLORES:

     3. ODC LOOP: A 480 KM SECTION OF 30" PIPE WHICH LEADS FROM VASCONIA TO COVEAS; AND

     4. COVEAS TERMINAL:  EXPORT TERMINAL FACILITIES AT THE PORT OF COVENAS.

     CUSIANA TO EL PORVENIR SEGMENT

          A new 30" pipeline is proposed between Cusiana and El Porvenir to transport an annual average of 500 MBD. The existing 20" pipeline will be converted for the transportation of gas. New pumps and equipment will be installed for the new 30" pipeline. Incremental tankage will be installed as part of the field facilities to provide for a total volume equivalent to three days of production.

  B.EL PORVENIR TO LA BELLEZA - EL PORVENIR-VASCONIA (CENTRAL LLANOS)
SEGMENT

          A new 36" pipeline will be constructed between El Porvenir and Miraflores and a new 30" pipeline will be constructed between Miraflores and La Belleza. Additional pumps and drivers will be added to the El Porvenir and Miraflores Pump Stations, allowing this new system to transport an annual average of 556 MBD.

          The existing 20" Central Llanos Line will be leased by Carrier from 1995 until completion of the El Porvenir to La Belleza loop and then it will be removed from the crude oil transport system and converted to a gas transmission line. At La Belleza, the new line will be connected to the existing 30" line described above. At Vasconia, about 210 MBD will be off-loaded from the Oleoducto Central for transport through ODC to Covenas. The remainder of the oil, 290 MBD, will flow directly into a new Vasconia to Covenas pipeline for transport to Covenas.

    C. VASCONIA TO COVENAS SEGMENT (ODC LOOP)

          A 30" pipeline will be constructed from Vasconia to Covenas. This pipeline will carry an annual average of 290 MBD. The existing ODC will be used to transport oil from Vasconia that is not sent to the refinery in Barrancabermeja.

    D. COVENAS TERMINAL

          One Tanker Loading Unit will be added to the Covenas terminal and the tank farm will be expanded to a total storage capacity of 2,000 to 3,000 MB.

Map on the production values corresponding to annual rates for a case with 500 MBD from Cusiana and Cupiagua and existing production for 1996 not filed here within.



                                                                    SCHEDULE C
                                                   To Transportation Agreement


                              TARIFF REGULATIONS
                              TABLE OF CONTENTS


SECTION                                                               PAGE

         ARTICLE ONE

         DEFINITIONS

1.1.     Definitions                                                  C-1

         ARTICLE TWO

         TARIFF POSTINGS

2.1.     Annual Postings                                              C-1
2.2.     Monthly Postings                                             C-1
2.3.     Capital Costs                                                C-2
2.4.     Annual Revenue Requirement                                   C-2
2.5.     Adjustments to Annual Revenue Requirement                    C-3
2.6.     Benchmark Interest Expense                                   C-3

         ARTICLE THREE

         CALCULATION AND PAYMENT OF TARIFFS

3.1.     Initial Shipper Tariff                                       C-5
3.2.     Overutilizer Tariff                                          C-5
3.3.     Third Party Tariff                                           C-5
3.4.     Minimum Tariffs                                              C-6
3.5.     Working Capital Tariffs                                      C-6
3.6.     Underutilizer Tariffs                                        C-7
3.7.     Changes to Initial Shipper Tariff and Overutilizer Tariff    C-7
3.8.     Surcharges                                                   C-8
3.9.     Excess Credits                                               C-8
3.10.    Reduction of Initial Shipper Tariff and Overutilizer Tariff  C-8

         ARTICLE FOUR

         RELATED SHAREHOLDER DEFAULTS

4.1.     Oleoducto Central Agreements Defaults                        C-8
4.2.     Transportation Agreement Step-Up                             C-9
4.3.     Accruals                                                     C-10
4.4.     Acknowledgements                                             C-10

         ARTICLE FIVE

         OTHER CHARGES

5.1.     Charges in Respect of Excess Amounts                         C-10
5.2.     Rebates                                                      C-12
5.3.     Charges in Respect of Increased Costs and Withholding Taxes  C-12





                              TARIFF REGULATIONS

                                  ARTICLE ONE

                                  DEFINITIONS

          Section 1.1. Definitions. All capitalized terms used and not defined herein have the meanings assigned to them in the Agreement.


                                  ARTICLE TWO

                                TARIFF POSTINGS

          Section 2.1. Annual Postings. As much in advance of the commencement of operations of each Segment as practicable, and on or before the fifteenth of each subsequent month of November, Carrier shall provide to Initial Shipper a tariff posting (the Annual Posting) with Carrier's estimates of the following information for the next Fiscal Year:

          (i)the Annual Revenue Requirement included in the Annual Operating Budget;

          (ii)the allocation of the Annual Revenue Requirement among all Operating Segments;

          (iii)the Variable Operating Costs, based on the most current Projection; and

          (iv)the Tariffs for each Segment, each calculated in accordance with Article Three below.

          Section 2.2. Monthly Postings. (a) On or before the fifth day of each Nomination Month, Carrier shall deliver to Initial Shipper a tariff posting (the Monthly Posting) with Carrier's estimates of the following information for the following Schedule Month:

          (i) any adjustments to the Annual Revenue Requirement required by Section 2.5 of these Tariff Regulations;

          (ii) any revisions to Variable Operating Costs based on the most current Projection; and

          (iii) the Tariffs for each Segment, calculated in accordance with Article Three below.

          (b) In the Nomination Months of March, June, September and December of each year, Carrier shall reflect in the Monthly Posting actual costs and volumes of Petroleum transported for each Operating Segment on a year-to-date basis, with a revised Schedule for the remainder of the year.

          Section 2.3. Capital Costs. (a) Prior to the determination of the Actual Project Cost and its allocation to each Segment in accordance with
Section 2.3(b) below, the Capital Cost of each Segment shall be the Capital Cost incurred by Carrier in connection with the acquisition and/or construction of such Segment.

          (b) For purposes of allocating the Annual Revenue Requirement among the Segments, the Capital Cost of each Segment shall be determined by unanimous agreement of Carrier and all Initial Shippers at the time the Shareholders and Carrier determine the Actual Project Cost in accordance with the Oleoducto Central Agreement.

          (c) After the commencement of operations at each Segment, the Capital Cost for such Segment shall be determined from time to time by Carrier by adjusting the Capital Cost thereof in accordance with the Capital Cost entries in Carrier's accounting books and records.

          (d) Before and after the commencement of operations at each Segment, all Capital Costs incurred by Carrier not directly in connection with a particular Segment shall be allocated by Carrier to each Segment in the proportion that the Capital Cost thereof represents to the total Capital Cost of all Segments as of the date of the most recent financial statements of Carrier.

          Section 2.4. Annual Revenue Requirement. The Annual Revenue Requirement and Variable Operating Costs shall be fully recovered from Tariffs paid on all barrels of Cusiana Petroleum and all barrels of other Petroleum nominated to be transported through the Oleoducto Central, provided that (i) Tariffs shall be allocated only to Operating Segments and (ii) if no Petroleum is being transported through a Segment no Tariff shall be applicable thereto (except for any Minimum Tariffs applicable thereto in accordance with Section
3.4 below and any Underutilizer Tariffs applicable thereto in accordance with
Section 3.6 below, in each case subject to the Agreement). If no Petroleum is transported through any Segment and there are no Net Deliveries with respect to any Segment in any month, the Annual Revenue Requirement for such month (less any Minimum Tariffs and/or Advance Tariff Payments provided in respect of Operating and Maintenance Costs) shall, unless otherwise agreed by Carrier and each Initial Shipper, be added to the Annual Revenue Requirement for the next succeeding six months. If no Petroleum is transported through a Segment and there are Net Deliveries with respect to such Segment, the portion of the Annual Revenue Requirement allocated to such Segment shall be recovered from Tariffs paid on such Net Deliveries. The Annual Revenue Requirement shall be allocated to each Operating Segment in the proportion that the Capital Cost thereof represents tothe total Capital Cost of all Operating Segments as of the date of the most recent financial statements of Carrier.

          Section 2.5. Adjustments to Annual Revenue Requirement. (a) The portion of the Annual Revenue Requirement related to each Operating Segment shall be adjusted monthly by Carrier to reflect (i) differences between estimates in the Monthly Posting for such Operating Segment and actual figures for the previous month in respect of cash expenses incurred by Carrier and volumes of Petroleum and Net Deliveries as to which Tariffs are payable, and
(ii) changes in forecasts of such items for future periods.

          (b) On December 31 and June 30 of each year, Carrier shall make an adjustment to the Annual Revenue Requirement and corresponding adjustments to the Tariffs to take into account a conservative forecast of the peso/dollar exchange rate on the expected date of any Distribution to Shareholders with respect to the six months then ended. If the peso/dollar exchange rate on the actual date of payment of such Distribution is such that the Distribution is higher or lower than the annual return to Shareholders contemplated by Section 5.4(b) of the Oleoducto Central Agreement, the Annual Revenue Requirement shall be adjusted in the subsequent six month period so that the resulting adjustment in Tariffs will cause the Distribution with respect to the subsequent period to be decreased or increased such that the aggregate annual return for the period beginning on the date of the first Equity Contribution to such date of payment will equal the annual return to Shareholders contemplated by Section 5.4(b) of the Oleoducto Central Agreement.

          (c) Prior to the end of each Fiscal Year, Carrier shall make any adjustment required to the Annual Revenue Requirement, and corresponding adjustments to the Tariffs, necessary to generate to Carrier sufficient Cash-on-Hand to repay any outstanding Working Capital Tariff not repaid when required under Section 3.5 below.

          (d) In the event Carrier gives a notice for (or invoices) an Advance Tariff Payment in respect of costs covered by clause (i) of the definition of Base Revenue Requirement, pursuant to Section 3.1 of the Advance Tariff Agreement, Carrier agrees to increase the Tariffs payable by Initial Shipper by the amount of the expense referred to in Section 3.1(c) First of the Advance Tariff Agreement, and, to the extent such Advance Tariff Payment is made, to credit Initial Shipper's Tariffs payable by the amount of such expense.

          (e) Notwithstanding any provision in the Agreement to the contrary, neither the Annual Revenue Requirement nor the Tariffs shall be established or adjusted to take into account any decrease in revenues due to the failure by any Initial Shipper to pay any amounts due under its Transportation Agreement or Advance Tariff Agreement or by any Shipper to pay any amounts due under its Third Party Transportation Agreement.

          Section 2.6. Benchmark Interest Expense. (a) The interest expense used in the estimation of the Annual Revenue Requirement (the Benchmark Interest Expense) in any periodshall be calculated by applying the Benchmark Interest Rate at the beginning of such period to the outstanding principal amount of Senior Debt (excluding for these purposes only (i) the Excess Amount with respect to any Senior Debt Tranche for the six-month period following the first incurrence of Senior Debt causing the existence or an increase of such Excess Amount under such Senior Debt Tranche, and, following such period, such Excess Amount under such Senior Debt Tranche, adjusted from time to time to give effect to the use of the proceeds thereof, and (ii) any Senior Debt outstanding under Liquidity Facilities and under any post-Completion credit facilities to the extent they do not represent Tariff Advances, Transportation Notes or indebtedness that represents a refinancing of such indebtedness on the basis of the same Collateral), Tariff Advances and Transportation Notes.

          "Excess Amount" shall mean the amount of Senior Debt outstanding under any Senior Debt Tranche that is equal to the excess of (A) the sum of the principal amount of Senior Debt outstanding under such Senior Debt Tranche over (B) the Related Initial Shipper Group's Proportionate Share (as defined in the Transportation Agreement with the Person that is the Initial Shipper in such related Initial Shipper Group) of the sum of the principal amount of Senior Debt that is outstanding in the aggregate (excluding any overdue amounts) which was scheduled to be incurred (whether actually incurred or not and excluding any amounts that were incurred in excess of the amounts so scheduled to be incurred) in accordance with the "Uses of Funds" table in the Financing Plan as of the date of the incurrence of the Senior Debt listed under clause (A) above that causes the existence or increase, as the case may be, of such excess. Subject to applicable mandatory requirements of law, "Benchmark Interest Rate" means the highest of the weighted average annual interest rates (for this purpose, "interest rate" shall include any additional amounts paid in respect of withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature imposed upon or levied upon or as the result of the payment by Carrier of principal and interest on such Senior Debt by Colombia or any political subdivision or taxing authority thereof or therein as a result of any amendment to, or change in, the laws (or any regulation or rulings thereunder) of Colombia or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in any official interpretation or application of such laws or regulations but shall exclude any default or penalty interest rate to the extent such rate exceeds the otherwise applicable interest rate together with any interest accruing on any principal amount of Senior Debt due but not yet paid) on Senior Debt in each Senior Debt Tranche outstanding during such period, and, if all remaining Senior Debt matures or is repaid in such period, the Benchmark Interest Rate shall be fixed at the Benchmark Interest Rate prevailing immediately prior to such maturity or repayment provided, however, that the Benchmark Interest Rate shall never be lower than the annual yield from time to time in effect on U.S. Treasury notes with a remaining term to maturity of 10 years plus 2%, expressed as a bond equivalent. The weighted average interest rate in any period for each Initial Shipper shall be the ratio of (x) the total interest expense (and any fees payable under the Senior Debt Agreement relating to the Related Senior Debt other than fees that are incurred in connection with the obtaining of such Senior Debt and capitalized by Carrier) on the Senior Debt under the Related Senior Debt Tranche during such period and (y) the total average outstanding amount of SeniorDebt under the Related Senior Debt Tranche during such period. The Benchmark Interest Rate shall be recomputed every time Carrier incurs new Senior Debt. Until any Senior Debt is incurred by Carrier, the Benchmark Interest Rate shall be the annual yield from time to time in effect on U.S. Treasury notes with a remaining term of maturity of 10 years plus 2%, expressed as a bond equivalent, fixed at the time Carrier incurs any liability which bears interest set with reference to the Benchmark Interest Rate.

          (b) Any difference between the Benchmark Interest Expense included in Tariffs payable in the Related Account and the actual interest expense paid by Carrier on the Related Senior Debt, Related Tariff Advances and/or Related Transportation Notes provided by such Initial Shipper shall be fully credited by Carrier (i) as a discount to be applied to Tariffs paid by such Initial Shipper, (ii) as a discount to be paid in cash by Carrier to such Initial Shipper or its designee, (iii) as a guarantee fee paid to a Financial Institution designated by such Initial Shipper or (iv) by any other method not adverse to Carrier, in each case as directed by such Initial Shipper.


                                 ARTICLE THREE

                      CALCULATION AND PAYMENT OF TARIFFS

          Section 3.1. Initial Shipper Tariff. (a) Each Initial Shipper shall pay, with respect to each Segment and Schedule Month, a tariff per Standard Barrel for such Segment (the Initial Shipper Tariff) for Proportionate Volumes applicable to such Segment. The Initial Shipper Tariff shall be the sum of (i) the amount equal to the Annual Revenue Requirement allocated to such Segment (the Fixed Charge) divided by the sum of the Aggregate Scheduled Capacity for such Segment and any Net Deliveries of such Initial Shipper applicable to such Segment, and (ii) the Variable Charge for such Segment, based on such Aggregate Scheduled Capacity.

          Section 3.2. Overutilizer Tariff. (a) Each Initial Shipper shall pay, with respect to each Segment and Schedule Month, a tariff per Standard Barrel for such Segment (the Overutilizer Tariff) for Overuse Volumes applicable to such Segment, provided that to the extent that such Overuse Volumes arise from any decrease in Throughput Capacity from that at Completion of the Oleoducto Central as the result of the Decommissioning of any Segment, no Overutilizer Tariff will be payable with respect to such volumes. The Overutilizer Tariff shall equal the Initial Shipper Tariff for such Segment plus the lesser of (i) the amount of the Overutilizer Premium allocated to such Segment divided by the sum of the Aggregate Scheduled Capacity for such Segment and any Net Deliveries of such Initial Shipper applicable to such Segment and (ii) the Established Third Party Premium for such Segment (or zero if there is no Established Third Party Premium). In determining the Overutilizer Tariff for each Segment, Carrier shall allocate the total Overutilizer Premiums in the proportion that such Segment'sCapital Cost bears to the aggregate Capital Cost of all Operating Segments as determined in accordance with Section 2.3 above.

          (b) All Overutilizer Premiums paid with respect to a Segment in a Schedule Month shall be credited by Carrier against Tariffs paid with respect to such Segment in such Schedule Month by each Initial Shipper that nominated less than its Proportionate Share of Available Capacity in such Segment. Such credits shall be shared pro rata among each Initial Shipper in the proportion that (i) the difference between such Initial Shipper's Nominated Capacity and its Allocated Capacity in such Schedule Month in such Segment bears to (ii) the Aggregate Unused Capacity in such Segment in such Schedule Month.

          Section 3.3. Third Party Tariff. (a) Shippers other than Initial Shippers shall pay with respect to each Segment and Schedule Month a tariff per Standard Barrel (the Third Party Tariff) approved by the Colombian Ministry of Mines and Energy (the MME). Carrier shall apply, and Initial Shipper shall support such application, for approval of a Third Party Tariff with respect to each Segment equal to the sum of the Initial Shipper Tariff plus the Third Party Premium allocated to such Segment divided by the Aggregate Scheduled Capacity for such Segment. The amount by which the Third Party Tariff, as approved by the MME, exceeds the Initial Shipper Tariff, if any, is called the Established Third Party Premium. In determining the Established Third Party Premium for each Segment, Carrier shall allocate the total Established Third Party Premiums in the proportion that such Segment's Capital Cost bears to the aggregate Capital Cost of all Operating Segments as determined in accordance with Section 2.3 above.

          (b) Until the earlier of Completion and December 31, 1997, all Established Third Party Premiums with respect to a Segment in a Schedule Month shall be credited by Carrier against Tariffs paid with respect to such Segment in such Schedule Month by each Initial Shipper that nominated less than its Proportionate Share of Available Capacity in such Segment. Such credits shall be shared pro rata among each Initial Shipper in the proportion that (i) the actual volume of Standard Barrels nominated for transportation by such Initial Shipper in such Segment during such Schedule Month bears to (ii) the Aggregate Unused Capacity in such Segment in such Schedule Month.

          (c) After the earlier of Completion and December 31, 1997, Established Third Party Premiums, if any, shall be shared pro rata among Initial Shippers according to their respective Proportionate Shares.

          Section 3.4. Minimum Tariffs. During any period after the termination of the Advance Tariff Agreement between Carrier and Initial Shipper in which no Petroleum is transported in any Segment and there are no Net Deliveries with respect to any Segment, such Initial Shipper shall pay to Carrier with respect to each Segment in such period a minimum tariff (the Minimum Tariff) in an amount equal to Initial Shipper's Weighted Average Throughput Share with respect to such Segment (assuming for these purposes that it is an Operating Segment)multiplied by the sum of (i) the Fixed Costs with respect to such Segment and (ii) any interest expense on indebtedness of Carrier (other than any increase in such interest expense following any payment default by Carrier in respect of such indebtedness), provided that Carrier shall not charge Initial Shipper any Minimum Tariff to the extent that it results from the failure by any other Initial Shipper to pay any amounts due under its Transportation Agreement or Advance Tariff Agreement or by any Shipper to pay any amounts due under its Third Party Transportation Agreement. Such interest expense shall be allocated to such Segment in the proportion that such Segment's Capital Cost bears to the aggregate Capital Cost of all Operating Segments as determined in accordance with Section 2.3 above.

          Section 3.5. Working Capital Tariffs. (a) Subject to paragraph (d) below, Initial Shipper shall, within 15 days after the approval of each Annual Operating Budget and upon notice from Carrier, pay to Carrier in cash working capital advances (the Working Capital Tariffs), less the amount of any outstanding Working Capital Tariffs previously paid by Initial Shipper to Carrier. The aggregate Working Capital Tariffs provided by Initial Shipper outstanding in any one fiscal year shall not exceed Initial Shipper's Weighted Average Throughput Share of one-twelfth of the Operating and Maintenance Costs included in the Annual Revenue Requirement established in such approved Annual Operating Budget, provided that the Working Capital Tariffs related to the first Annual Operating Budget shall not exceed Initial Shipper's Proportionate Share (and not Weighted Average Throughput Share) of one-twelfth of the Operating and Maintenance Costs included in the Annual Revenue Requirement included therein, provided that Carrier shall not charge Initial Shipper any Working Capital Tariffs to the extent that it results from the failure by any other Initial Shipper to pay any amounts due under its Transportation Agreement or Advance Tariff Agreement or by any Shipper to pay any amounts due under its Third Party Transportation Agreement. Subject always to the limitation provided in the preceding sentence, Carrier may request Initial Shipper to provide additional Working Capital Tariffs in any month during its fiscal year to reflect additional working capital needs identified in the Annual Operating Budget as amended during such year.

          (b) Working Capital Tariffs shall constitute advance payments of Tariffs. Subject to Section 3.5(c) below, Working Capital Tariffs shall be credited by Carrier against the payment of Tariffs by Initial Shipper or repaid to Initial Shipper or its designee in cash in each case to the extent that the aggregate amount of any outstanding Working Capital Tariffs exceeds the amount of Working Capital Tariffs required to be provided by Initial Shipper in accordance with the Annual Revenue Requirement established in the Annual Operating Budget for the next succeeding fiscal year. Such credit or repayment shall be without interest and shall be credited or repaid by Carrier once annually at the end of the fiscal year in which such Working Capital Tariffs were made.

          (c) If on any date for repayment specified in Section 3.5(b) above Carrier has insufficient Cash-on-Hand to repay the Working Capital Tariff, the Initial Shipper Tariff shall beadjusted as provided for in Section 2.5(c) above, and such payment shall be made as soon thereafter as Carrier has sufficient Cash-on-Hand.

          (d) The obligation to pay Working Capital Tariffs hereunder shall terminate on the later of (i) the date on which all Tariff Advances provided hereunder and Transportation Notes purchased hereunder have been repaid or (ii) the date of final maturity of the Related Senior Debt.

          Section 3.6. Underutilizer Tariffs. Each Initial Shipper shall pay, with respect to each Segment and Schedule Month, a Tariff (the "Underutilizer Tariff") equal to the quotient of (i) the product of the Fixed Charge and the Net Deliveries of such Initial Shipper applicable to such Segment divided by (ii) the sum of the Aggregate Scheduled Capacity applicable to such Segment and the Net Deliveries of such Initial Shipper applicable to such Segment.

          Section 3.7. Changes to Initial Shipper Tariff and Overutilizer Tariff. If in any month the Third Party Tariff in any Segment is less than the Initial Shipper Tariff for such Segment, the Fixed Charge included in the Initial Shipper Tariff shall be increased by an amount equal to the product of
(i) the number of barrels of Petroleum nominated by third parties and (ii) the difference between the Initial Shipper Tariff and the Third Party Tariff.

          Section 3.8. Surcharges. All Surcharges collected by Carrier with respect to any Segment in any Schedule Month shall be credited to the payment of Tariffs by Initial Shippers with respect to such Segment who did not incur such Surcharges in proportion to their respective Throughput Shares with respect to such Segment in such Schedule Month.

          Section 3.9. Excess Credits. To the extent that credits to Initial Shipper attributable to Overutilizer Premiums, Established Third Party Premiums or Surcharges are to be credited to the payment of Tariffs by Initial Shipper but in any period exceed the Tariffs to be paid by Initial Shipper in such period, such excess shall be applied by Carrier to Tariffs to be paid by Initial Shipper in the following period or periods, or, at the election of Initial Shipper, paid in cash by Carrier to Initial Shipper or its designee.

          Section 3.10. Reduction of Initial Shipper Tariff and Overutilizer Tariff. If (i) Expropriatory Action occurs with respect to the Shareholder in the Initial Shipper Group of the Initial Shipper, (ii) such Shareholder has not received the Fair Market Value, as determined by a Valuation Expert, for the property expropriated, and (iii) the expropriating party has not become a party to the Dividend Trust Agreement, the Initial Shipper Tariff and the Overutilizer Tariff otherwise payable by such Initial Shipper shall automatically be reduced by the Corresponding Percentage of the amount included in each such Tariff in order to generate the annual return to be paid to Shareholders (including any interest paid on Subordinated Notes) by Carrier in accordance with Section 5.4(b) of the Oleoducto Central Agreement for so long as such Expropriatory Action remains in effect, provided that no such reduction in Tariffs shall beapplicable prior to Completion. Carrier shall use its Reasonable Efforts to make the expropriating party a party to the Dividend Trust Agreement.


                                 ARTICLE FOUR

                         RELATED SHAREHOLDER DEFAULTS

          Section 4.1. Oleoducto Central Agreement Defaults. (a) If with respect to the Shareholder that is a Person in the same Initial Shipper Group as Initial Shipper either one or both of the provisions of (i) subsections 5.2(e)(i) or (ii), or (ii) subsections 5.3(b)(i) or (ii), of the Oleoducto Central Agreement apply, then (b) or (c) below shall apply:

          (b) if (i) the total amount of Senior Debt supported by such Initial Shipper Group's Collateral that has been disbursed to Carrier as of such date is less than 85% of the aggregate Senior Debt Tranche to be supported by such Initial Shipper Group's Collateral in the then current Financing Plan or (ii) the sum of such Senior Debt disbursed to Carrier plus Equity Contributions made by such Initial Shipper Group as of such date is less than 85% of the aggregate Senior Debt to be supported by such Initial Shipper Group's Collateral plus Equity Contributions to be made by such Initial Shipper Group in such Financing Plan, Carrier shall apply the Transportation Agreement Step-Up (as defined below) to the Initial Shipper in such Initial Shipper Group and the applicable percentage shall be 250%; or

          (c) if (i) the total amount of Senior Debt supported by such Initial Shipper Group's Collateral that has been disbursed to Carrier as of such date is greater than 85% of the aggregate Senior Debt Tranche to be supported by such Initial Shipper Group's Collateral in the then current Financing Plan and (ii) the sum of such Senior Debt supported by such Initial Shipper Group's Collateral disbursed to Carrier plus the Equity Contributions made by such Initial Shipper Group as of such date is greater than 85% of the aggregate Senior Debt to be supported by such Initial Shipper Group's Collateral plus Equity Contributions to be made by such Initial Shipper Group in such Financing Plan, then Carrier shall apply the Transportation Agreement Step-Up to Initial Shipper in such Initial Shipper Group and the applicable percentage shall be 150%, provided that the 150% tariff increase shall apply only to such Initial Shipper's pro rata share of all Petroleum in excess of 185,000 barrels per day shipped by such Initial Shipper or on its behalf.

          (d) If the Shareholder that is a Person in the same Initial Shipper Group as Initial Shipper breaches any of its obligations to Carrier and the other Shareholders with respect to the transfer, pledge, encumbrance or hypothecation of Shares of Carrier under Article Ten of the Oleoducto Central Agreement, Carrier shall apply the Transportation Agreement Step-Up to such Initial Shipper and the applicable percentage shall be 250% in which case the period set forth in Section 4.2(a) shall be one year after the effectiveness of such transfer, pledge, encumbrance or hypothecation and the percentage amount set forth in Section 4.2(b) shall be the quotient of itsShareholding Interest so transferred, pledged, encumbered or hypothecated divided by its Shareholding Interest immediately prior to such transfer, pledge, encumbrance or hypothecation expressed as a percentage.

          Section 4.2. Transportation Agreement Step-Up. The Transportation Agreement Step-Up means the right which is hereby granted by Initial Shipper to Carrier:

          (a) to increase the Tariffs applicable to Petroleum shipped by such Initial Shipper or on its behalf by a specified percentage of the Tariff originally applicable under the Agreement for the transportation of Petroleum (or to exercise any alternative right provided in the Agreement or which may otherwise be available to it and which will achieve substantially the same economic result), for a period beginning, in the case of Senior Debt, on the date specified in the notice of Senior Debt Shortfall provided to the Shareholder, and in the case of an Equity Contribution shortfall, on the date specified in the call for the Equity Contribution provided to the Shareholder, and ending one year after the date the Senior Debt Shortfall actually was remedied (whether by Initial Shipper Bridge Loan or by obtaining Senior Debt from a third party which may be an existing provider of Senior Debt), in each case solely supported by Collateral other than any other Initial Shipper Group's Collateral or any assets of Carrier, or the Equity Contribution is made, and

          (b) for the remaining term of the Agreement, to apply the highest of the Initial Shipper Tariff, the Overutilizer Tariff and the Third Party Tariff to Initial Shipper's Proportionate Share of Available Capacity for each Segment represented by the percentage amount that, in the case of a Senior Debt Shortfall, is equal to the amount of the Senior Debt Shortfall divided by the sum of the aggregate amount of Senior Debt in the Senior Debt Tranche for the Shareholder, and the maximum amount of Equity Contributions set forth in the Subscription Agreement of the Shareholder, in each case as shown in the then current Financing Plan, and, in the case of a failure to make an Equity Contribution, is the amount of such Equity Contribution divided by the same denominator.

          Section 4.3. Accruals. (a) The incremental tariffs payable to Carrier by such Initial Shipper included in the sum of (a) plus (b) in Section
4.2 above which exceed those Tariffs otherwise payable to Carrier by such Initial Shipper (i) shall accrue, after Colombian Taxes, and be directly paid by Carrier to the party that provided funding for such Senior Debt Shortfall or Equity Contribution shortfall or (ii) if an Initial Shipper or its Affiliate provided funding for such Senior Debt Shortfall or Equity Contribution shortfall such incremental tariffs shall be credited by Carrier against Tariffs otherwise payable by such Initial Shipper or the Initial Shipper that is an Affiliate of the party that provided such funding, and
(iii) otherwise shall accrue to Carrier.

          (b) Any incremental Tariffs payable to Carrier by Initial Shipper under Section 4.1(d) above which exceed those Tariffs otherwise payable to Carrier by such Initial Shipper (i) shall accrue, after Colombian taxes, and be repaid by Carrier to, the other Initial Shippers prorata in accordance with their Proportionate Shares or (ii) shall be credited by Carrier against Tariffs otherwise payable by such Initial Shippers, and (iii) otherwise shall accrue to Carrier.

          Section 4.4. Acknowledgements. In recognition of the serious consequences of any Shareholder default and the difficulty of ascertaining the damages that would result from such consequences, Initial Shipper recognizes and acknowledges that the rights of Carrier under this Article Four are reasonable.


                                 ARTICLE FIVE

                                 OTHER CHARGES

          Section 5.1. Charges in respect of Excess Amounts. (a) Subject to paragraph (b) below, in the event there exists under any Senior Debt Tranche an Excess Amount of Senior Debt outstanding (in its entirety or as adjusted pursuant to clause (i) of Section 2.6(a)), then:

     (i) if and to the extent that each Shareholder that is a member of an Initial Shipper Group has consented to an agreement that has been reached among the Shareholder in Initial Shipper's Initial Shipper Group and one or more other Shareholders pursuant to Section 5.2(c)(vi) of the Oleoducto Central Agreement with respect to sharing the additional interest expense associated with respect to all or part of such Excess Amount of Senior Debt (in its entirety or as so adjusted, as the case may be), Tariffs payable by Initial Shipper in any period shall be increased by a portion of the additional interest expense accrued during such period on any such amount of Senior Debt determined in accordance with such agreement as certified to Carrier and Initial Shipper by the Shareholders that are parties thereto;

     (ii) if and to the extent clause (i) is not applicable with respect to any Excess Amount of Senior Debt, then for each month in the six-month period following the first date on which such Senior Debt is incurred by Carrier that gives rise to such Excess Amount or an increase thereof, Tariffs payable by Initial Shipper shall be increased by one-sixth of its Proportionate Share of the additional interest expense on that portion of such Excess Amount of Senior Debt which is scheduled to be drawn to meet the requirement for spending identified in the Use of Funds table in the Financing Plan as of the incurrence of such Excess Amount of Senior Debt during that six-month period; and

     (iii) if and only if and to the extent that such Excess Amount of Senior Debt is outstanding under Initial Shipper's Related Senior Debt Tranche, Tariffs payable by Initial Shipper for each month in each six-month period following the first date on which such Senior Debt is incurred by Carrier shall be increased by the total additional interest expense on such Excess Amount of Senior Debt (as adjusted pursuant to clause (i) ofSection 2.6(a)) for such six-month period to the extent clauses (i) and (ii) above are not applicable with respect thereto.

          (b) In the event that there exists an Excess Amount of Senior Debt outstanding under Initial Shipper's Related Senior Debt Tranche (in its entirety or as adjusted pursuant to clause (i) of Section 2.6), not as the immediate result of the original incurrence of any Senior Debt but rather as the immediate result of the failure to pay or prepay such Senior Debt as provided by the terms thereof, then Tariffs payable by Initial Shipper shall be increased by the total additional interest expense on the portion of such Excess Amount, as so adjusted, attributable to such failure to so pay or prepay Senior Debt.

          (c) In the event that, following Completion, the sum of the principal amount of Senior Debt under any Senior Debt Tranche and Related Tariff Advances and Transportation Notes is in excess of the Related Initial Shipper Group's Proportionate Share (as defined in the Transportation Agreement with the Initial Shipper in such Initial Shipper Group) of the sum of the aggregate principal amount of Senior Debt, Tariff Advances and Transportation Notes outstanding and, as a result, the Benchmark Interest Expense payable (directly or indirectly) as part of Tariffs into Initial Shipper's Related Account would be insufficient to meet the additional interest expense (calculated on the basis of the applicable interest rate, within the meaning of the term in Section 2.6 above) on Senior Debt outstanding under Initial Shipper's Related Senior Debt Tranche and on Related Tariff Advances and Transportation Notes, Carrier shall impose on Initial Shipper as part of Tariffs a charge equal to the amount of such deficit of additional interest expense.

          (d) For purposes of this Section, additional interest expense in any period means, if a positive amount, the interest expense on an amount of Senior Debt outstanding calculated based on the applicable interest rate (within the meaning of interest rate specified in Section 2.6 above) less any interest income (net of taxes) received by Carrier on the unspent proceeds thereof and on Cash-on-Hand with respect to the related Initial Shipper.

          (e) In the event that Initial Shipper (or an Affiliate thereof or other Person acceptable to each other Initial Shipper and Carrier, as the case may be) fails to pay any amount due by it to Carrier under its Letter Agreement or Agreements with Carrier with respect to certain indemnification and contribution obligations of Initial Shipper to Carrier that, if paid by Carrier, would be considered to be Operating and Maintenance Costs but for the dollar limitation thereon set forth in the definition thereof, Carrier shall increase the Tariffs otherwise payable by such Initial Shipper by an amount equal to such amount.

          Section 5.2. Rebates. Initial Shipper may, at its option, require that, to the extent Carrier has Available Cash (and up to Initial Shipper's Proportionate Share thereof after giving effect to any investment directions received from Shareholders pursuant to Section 5.6(b) of the Oleoducto Central Agreement), Carrier apply as a cash rebate on its Tariffs Initial Shipper'sProportionate Share of Cash-Trap Interest (after giving effect to any investment directions received from the Shareholder that is a Person in such Initial Shipper's Initial Shipper Group pursuant to Section 5.6(b) of the Oleoducto Central Agreement), and any other interest on Cash-on-Hand with respect to Initial Shipper.

          Section 5.3. Charges in Respect of Increased Costs and Withholding Taxes. In the event that Carrier incurs any costs in respect of Senior Debt, outstanding under Initial Shipper's Related Senior Debt Tranche in respect of withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature imposed upon or levied upon or as the result of the payment by Carrier of principal and interest on such Senior Debt by any jurisdiction or any political subdivision or taxing authority or in such jurisdiction as a result of any amendment to, or change in, the laws (or any regulation or rulings thereunder) of such jurisdiction or any political subdivision, taxing, governmental, fiscal, monetary or other authority thereof or therein affecting taxation or the manner in which any provider of such Senior Debt allocates capital in respect of its assets or liabilities or deposits with it or for its account or advances or commitments made by it or otherwise affecting such provider's costs in connection with such Senior Debt or any amendment to or change in any official interpretation or application of such laws or regulations, then Initial Shipper's Tariffs shall be increased by the amount of such costs that is in excess of any such costs included in "interest rate" (within the meaning of Section 2.6 above) on such Senior Debt.

                                                                    SCHEDULE D
                                                   To Transportation Agreement


                               INITIAL SHIPPERS
                         GENERAL TERMS AND CONDITIONS

                               TABLE OF CONTENTS




Section                                                                                                             Page

                                                                          ARTICLE ONE
                                                                          DEFINITIONS

1.1                                                                       Definitions                               D-1

                                                                          ARTICLE TWO
                                                                          ALLOCATION RULES

2.1                                                                       Availabile Capacity                       D-1
2.2                                                                       Excess Capacity                           D-2
2.3                                                                       Sole Risk Capacity                        D-2

                                                                          ARTICLE THREE
                                                                          NOMINATION PROCEDURES

3.1                                                                       Projections                               D-3
3.2                                                                       Updated Projections                       D-3
3.3                                                                       Schedules                                 D-3
3.4                                                                       Nominations                               D-4
3.5                                                                       Nomination Rules                          D-5
3.6                                                                       Interim Revisions                         D-5

                                                                          ARTICLE FOUR
                                                                          RECEIPTS AND DELIVERIES

4.1                                                                       Penalties                                 D-6
4.2                                                                       Routine Adjustments                       D-7
4.3                                                                       Accounted For Losses                      D-7

                                                                          ARTICLE FIVE
                                                                          AUDIT

5.1                                                                       Audit                                     D-8
5.2                                                                       Audit Claims                              D-8
5.3                                                                       Duration of Audit Rights                  D-8
5.4                                                                       Corrections                               D-8

                                                                          ARTICLE SIX
                                                                          DETERMINATION OF QUANTITIES AND QUALITY

6.1                                                                       Measurements                              D-9
6.2                                                                       Calibration of Equipment                  D-9
6.3                                                                       Taking of Samples                         D-9
6.4                                                                       Determination of Volumes                  D-10
6.5                                                                       Recording of Data                         D-10
6.6                                                                       Metering Systems                          D-10
6.7                                                                       Mnaual Measurements                       D-11
6.8                                                                       Corrections                               D-11
6.9                                                                       Conversions                               D-12

                                                                          ARTICLE SEVEN
                                                                          QUALITY REQUIREMENTS

7.1                                                                       Minimum Quality                           D-12
7.2                                                                       Certification as to Quality               D-12
7.3                                                                       Removal of Petroleum                      D-12

                                                                          ARTICLE EIGHT
                                                                          QUALITY BANKS; SCHEDULING AND USE

8.1                                                                       Inlet Quality Bank Adjustment             D-13
8.2                                                                       Inlet Quality Bank Adjustment Procedures  D-13
8.3                                                                       Schedling and Use of Terminal             D-13

                                                                          ARTICLE NINE
                                                                          INDEMNIFICATION

9.1                                                                       Shipper's Indemnity                       D-14
9.2                                                                       Carrier's Indemnity                       D-14

                                                                          ARTICLE TEN
                                                                          CONFIDENTIAL INFORMATION

10.1                                                                      Scope                                     D-15
10.2                                                                      Notice                                    D-16
10.3                                                                      Return of Confidential Information        D-16

                                                                          ARTICLE ELVEN
                                                                          DISPUTE RESOLUTION

11.1                                                                      Controversies                             D-16
11.2                                                                      Procedures                                D-17

                                                                          ARTICLE TWELVE
                                                                          OPERATIONS

12.1                                                                      Substances Limited                        D-17
12.2                                                                      Carrier Notices                           D-17
12.3                                                                      Capacity Reductions                       D-17
12.4                                                                      Planned Maintenance                       D-18
12.5                                                                      Unplanned Reductions                      D-18
12.6                                                                      Use of Petroleum                          D-18
12.7                                                                      Line Fill                                 D-18

                                                                          ARTICLE THIRTEEN
                                                                          BANKRUPTCY

13.1                                                                      Waiver of Rights in Bankruptcy            D-19

                                                                          ARTICLE FOURTEEN
                                                                          GENERAL

14.1                                                                      Notices                                   D-19
14.2                                                                      Amendments                                D-20
14.3                                                                      No Third Party Beneficiaires              D-20
14.4                                                                      Severability                              D-20
14.5                                                                      Further Assurances                        D-20
14.6                                                                      Headings                                  D-20
14.7                                                                      Remedies                                  D-20
14.8                                                                      Waiver                                    D-20
14.9                                                                      Acknowledgement                           D-21

Attachmemt 1 - Characteristics of Cusiana Petroleum
Attachment 2 - Minimum Quality Specifications and Testing Specifications







                               INITIAL SHIPPERS
                         GENERAL TERMS AND CONDITIONS


                                 ARTICLE ONE

                                 DEFINITIONS

          Section 1.1. Definitions. The defined terms used herein have the meanings assigned to them in Schedule A to the Agreement to which these General Terms and Conditions are attached.


                                 ARTICLE TWO

                               ALLOCATION RULES

          Section 2.1. Available Capacity. (a) The Available Capacity (including Excess Capacity) of each Segment shall be made available to Initial Shippers, pursuant to the nomination procedures of Article Three, before any Available Capacity is allocated to other Shippers (except that such priority shall be subject to Section 3.3 of the Agreement prior to the earlier of the Completion Date and December 31, 1997), observing the priority that, unless a nominator makes a Downstream Nomination, nominations for Deliveries commencing at a Delivery Point which is upstream of a second Delivery Point (whether on the same Segment or two or more contiguous Segments) shall be allocated Available Capacity before and in preference to nominations for Deliveries at such second Delivery Point. As between Initial Shippers and Third Party Shippers, Carrier shall make available to each Initial Shipper its Allocated Capacity for each Segment, observing the following priorities, in each case giving priority to Long-term Hauls over Short-term Hauls:

          (i) first, to all nominations for Petroleum accorded a transportation priority pursuant to applicable law (Royalty Oil), provided that any such Royalty Oil shall always be deemed to be transported through the Proportionate Share of Available Capacity of Ecopetrol;

          (ii) second, to all nominations for transportation of Cusiana Petroleum, in proportion to each Initial Shipper's Proportionate Share, when Available Capacity is in excess of an average of 556,000 Standard Barrels per day during any one year period (654,000 peak);

          (iii) third, proration equally among all nominations for transportation of Cusiana Petroleum (in proportion to each Initial Shipper'sProportionate Share) and all nominations for transportation of Central Llanos Petroleum (not to exceed an average of 56,000 Standard Barrels per day during any one year period (65,900 peak)), when Available Capacity is in excess of an average of 450,000 Standard Barrels per day during any one year period (530,000 peak) but less than an average of 556,000 Standard Barrels per day during any one year period (654,000 peak);

          (iv) fourth, when Available Capacity is less than an average of 450,000 Standard Barrels per day during any one year period (530,000 peak), to all nominations for transportation of Cusiana Petroleum, in proportion to each Initial Shipper's Proportionate Share;

          (v) fifth, to all nominations for transportation of Petroleum produced by each Initial Shipper from a Dedicated Area by virtue of its interest under a contract, concession or other grant to produce such Petroleum in situ, in proportion to each Initial Shipper's Proportionate Share;

          (vi) sixth, to all nominations for transportation of other Petroleum produced by each Initial Shipper or any of its Affiliates by virtue of its interest under a contract, concession or other grant to produce such Petroleum in situ, in proportion to each Initial Shipper's Proportionate Share; and

          (vii) seventh, to all nominations for transportation of Petroleum by third parties, pro rata to requests from such third parties.

In the event of a reduction in Available Capacity within a Schedule Month, Carrier shall apply curtailments using the priorities set forth in this
Section 2.1 in reverse order on a category by category basis and, within categories, in proportion to the nominations made within each category.

          (b) Each Initial Shipper shall use the Oleoducto Central for the purpose of transporting Petroleum in priority to all alternatives to transport Petroleum on any route joining any of the Receipt Points and Delivery Points, provided that there is Available Capacity and that such use does not adversely affect such Initial Shipper.

          Section 2.2. Excess Capacity. If aggregate Initial Shipper nominations for a Segment in a Schedule Month are less than the Available Capacity of such Segment, then Carrier shall make the resulting Excess Capacity available to other Shippers in proportion to the nominations of such other Shippers.

          Section 2.3. Sole Risk Capacity. If (i) the Aggregate Scheduled Capacity equals the Available Capacity for a Segment in a Schedule Month and
(ii) an InitialShipper is a Full Nominator for such Segment, then such Initial Shipper may nominate all or any portion of its share of Sole Risk Capacity for such Segment. Sole Risk Capacity may be made available pursuant to rules adopted by the Sole Risk Parties in connection with such Sole Risk Facilities, provided that such rules shall not deviate in any respect from the rules established in the first sentence of this Section 2.3 and provided further that no Initial Shipper (other than an Initial Shipper that is a Sole Risk Party with respect to such Sole Risk Capacity) shall be entitled to use Sole Risk Capacity unless the Sole Risk Parties otherwise agree.


                                ARTICLE THREE

                              NOMINAL PROCEDURES

           Section 3.1. Projections. Carrier shall give each Initial Shipper as much advance notice of the expected Commencement Date as practicable. As much in advance of the Commencement Date as practicable, and on or before the first day of each subsequent September, each Initial Shipper shall provide Carrier a document (a Projection) with the following information (in a format and with such contents as are reasonably requested by Carrier) with respect to each Segment for (a) the immediately ensuing Fiscal Year, on a month-by-month basis, and (b) total volumes for each of the two Fiscal Years next succeeding the first Fiscal Year:

          (i) Shipper's best estimate of the volume to be transported in actual barrels per day, assuming uniform rates of flow, separately stated for each Batch;

          (ii)  the Characteristics for each Batch;

          (iii) Receipt Points, separately stated for each Batch, with the schedule of Receipts for each; and

          (iv) Delivery Points, separately stated for each Batch, with the schedule of Deliveries for each.

               Section 3.2. Updated Projections. Within 10 days before the end of each calendar quarter each Shipper shall provide Carrier with an update of its then current Projection, noting all material changes to the information contained therein.

          Section 3.3. Schedules. Based on the Projections received and the Available Capacity from time to time, Carrier shall prepare a schedule (a Schedule) of projected Deliveries and Receipts for the Oleoducto Central and each Segment, corresponding to the first Fiscal Year and Batch subdivisions set out in the Projections.Carrier shall deliver to each Shipper a Schedule and an updated Schedule within 30 days after its receipt of the corresponding Projections and updated Projections, respectively.

          Section 3.4. Nominations. (a) On or before the third day of each Nomination Month, Carrier shall deliver to each Initial Shipper an updated Schedule showing the Available Capacity for each Segment for the following Schedule Month and each of the three next succeeding calendar months.

          (b) On or before the sixth day of each Nomination Month, each Initial Shipper shall notify Carrier, in any written form or format reasonably required by Carrier, of its Nominated Capacity by Segment for the following Schedule Month, for Short-term Hauls, and the two or more following Schedule Months, for Long-term Hauls, included in such notice shall be the Initial Shipper's schedule of Deliveries for each Delivery Point.

          (c) On or before the ninth day of each Nomination Month, Carrier shall notify each Initial Shipper of the Scheduled Capacity by Segment for all Shippers, based on the Nominated Capacity figures received, and the volume of Excess Capacity, if any, by Segment for the following Schedule Month.

          (d) On or before the twelfth day of each Nomination Month, each Full Nominator shall notify Carrier, in any written form or format reasonably required by Carrier, of its request to be allocated all or any portion of the Excess Capacity and any Sole Risk Capacity of any Segment. Included in such notice shall be the Initial Shipper's schedule of Deliveries for each Delivery Point.

          (e) On or before the fifteenth day of each Nomination Month, Carrier shall notify each Initial Shipper of the Scheduled Capacity by Segment for all Shippers (including Third Party Shippers) for the following Schedule Months for which Short-term Haul and Long-term Haul nominations have been made, including the allocations of Excess Capacity and Sole Risk Capacity, if any.

          (f) The notices delivered by Initial Shippers in accordance with sub-paragraphs (b) and (d) immediately preceding are herein called nominations; the verb nominate and the noun nominator shall have commensurate meanings.

          (g) Carrier may provide to the Initial Shippers a written form for nominations to be made in a single submission from which Carrier shall be authorized to assign Scheduled Capacity in accordance with the allocation rules of Article Two above and the nomination rules of this Article Three. Use of such form shall not be mandatory. The Initial Shipper may submit nominations through one or more designees (such as a field operator).

          Section 3.5. Nomination Rules. (a) If Initial Shipper fails to timely nominate in accordance with the procedures of the preceding provisions of this Article Three, then the Tariff applicable to the volumes contained in first such non-conforming nomination shall be equal to 102% of the otherwise applicable Tariff rates (excluding the Minimum Tariff), and the Tariff applicable to the volumes contained in the second and all subsequent non-conforming nomination shall be equal to 105% of the otherwise applicable Tariff rates (excluding the Minimum Tariff).

          (b) In allocating Scheduled Capacity amounts, Carrier shall observe the allocation and priority rules of Article Two above.

          (c) Any Scheduled Capacity for a Schedule Month allocated by Carrier in a good faith interpretation of the terms of the Transportation Agreements and these General Terms and Conditions, and based on the information available and nominations received by Carrier on or before the twelfth day of the immediately preceding calendar month, shall be binding on the Initial Shippers for such Schedule Month. Any disagreement concerning the allocation of Scheduled Capacity not covered by the immediately preceding sentence shall be resolved pursuant to the arbitration rules of Article Eleven below. Pending the conclusion of any such arbitration proceedings, Carrier may rely on its good faith interpretations of the Transportation Agreements, and the results of any arbitration proceeding shall have prospective effect only.

          (d) An Initial Shipper shall give Carrier notice as soon as possible after it becomes aware that (i) its Deliveries in any Month at a Delivery Point will be less than 95% of the Scheduled Capacity for the Segment to which such Delivery Point is directly connected, or (ii) its Receipts in any Month at a Receipt Point will be less than 95% of the Scheduled Capacity for the Segment to which such Receipt Point is directly connected.

          (e) An Initial Shipper may not nominate a capacity amount for a Segment in any Schedule Month in excess of 105% of the amount assigned to such Initial Shipper for such month in the Projection, or updated Projection, last delivered to Carrier by such Initial Shipper unless in the relevant Schedule Month there is at all times unused capacity in such Segment.

          Section 3.6. Interim Revisions. (a) Carrier shall promptly notify all Initial Shippers of any reduction in Available Capacity (not reflected in the then current Schedule) for a Schedule Month which occurs after the seventeenth day of the prior calendar month. With such notice Carrier shall also notify the Initial Shippers of the revised Scheduled Capacity allocations resulting from such reduction using the allocation and priority rules of Article Two above.

          (b) Carrier shall promptly notify all Initial Shippers of the amount of any increase in Available Capacity (not reflected in the then current Schedule) for a Schedule Month which occurs after the seventeenth day of the prior calendar month and before the seventeenth day of such Schedule Month. Within two days after receipt of such notice, each Full Nominator shall notify Carrier, in any form or format reasonably required by Carrier, of its request to be allocated all or any portion of the increased capacity of such Segment. Within two days after receipt of such nominations, Carrier shall notify the Initial Shippers of the revised Scheduled Capacity allocations resulting from such increase and nominations, using the allocation and priority rules of Article Two above.


                                 ARTICLE FOUR

                            RECEIPTS AND DELIVERIES

           Section 4.1. Penalties. (a) Each nomination by an Initial Shipper for a Segment shall constitute its commitment to deliver Receipts and accept Deliveries in amounts, and at as near uniform rates of flow for the nominated Schedule of Receipts and Deliveries as can be practicably achieved, as necessary to effect Receipts equal to (i) not less than 95% of its Scheduled Capacity, and (ii) not more than 105% of its Scheduled Capacity.

          (b) If an Initial Shipper fails, for reasons other than an Excusable Event, to deliver Receipts at least equal to 90% of its Scheduled Capacity, then such Shipper shall be liable for the full amount of Tariffs on any amount of nominated Receipts not delivered which are in excess of 10% of Scheduled Capacity, and the penalties specified below. Except in the case where an Initial Shipper delivers volumes in excess of 105% of its Scheduled Capacity and there was at all times in such Schedule Month unused transportation capacity in such Segment, if an Initial Shipper delivers, for reasons other than an Excusable Event, more than 105% of its Scheduled Capacity, then such Initial Shipper shall be liable for 105% of the applicable Tariff for each Standard Barrel of such overdelivery, and any additional penalties specified in paragraph (c) below.

          (c) In the events described in paragraph (b) above, an Initial Shipper overdelivering or underdelivering shall be liable for the following penalties:

           (i) with respect to the second failure to so deliver such Receipts or accept such Deliveries within the same twelve-month period, a Tariff equal to 105% of the otherwise applicable Tariff amount for each Standard Barrel of such over or underdelivery; and

             (ii) with respect to the third and all subsequent failures to so deliver such Receipts or accept such Deliveries within the same twelve-month period, a Tariff equal to 110% of the otherwise applicable Tariff amount for each Standard Barrel of such over or underdelivery;

provided that such penalties shall not apply to any nominations for transportation of Cusiana Petroleum.

           Section 4.2. Routine Adjustments. Carrier shall redeliver to each Initial Shipper, measured at the Delivery Points nominated by such Initial Shipper, a volume of Petroleum equal to the volume delivered by such Shipper and measured at the Receipt Points, adjusted as follows:

            (a) deductions for accounted-for and unaccounted-for line loss in each Segment, apportioned among the Initial Shippers in proportion to their measured Receipts into such Segment;

            (b) deductions for fuel and lubrication volumes of Petroleum used by Carrier, if separately measured at the point of withdrawal from a Segment, and if the Tariff of each Initial Shipper in respect of such Segment for the month of such use is credited with an amount equal to such Shipper's share (in proportion to the measured Receipts into such Segment of all such Shippers) of the product of (i) the number of measured barrels so used, times (ii) a U.S. dollar per barrel price equal to the value assigned to such Petroleum in the quality bank adjustments set forth in Article Eight (the Quality Bank Adjustments) (or in the absence of such assigned value, an equivalent market value of such Petroleum, F.O.B. Port of Covenas, reasonably selected by Carrier); and

             (c) increases or decreases as required to equate the quality and volume of Petroleum sampled and measured at the Receipt Points to an equivalent volume of the different quality of Petroleum sampled and measured at the Delivery Points, using the conversion procedures of the Quality Bank Adjustments.

              Section 4.3. Accounted For Losses. The volume of all losses of Petroleum that due to loss of system integrity (such as spills, rupture, explosion, sabotage, acts of terrorism, and other events, whether Excusable Events or not) shall be estimated by Carrier using its best engineering judgment and, if requested by any Initial Shipper, the assistance of qualified consultants.


                                 ARTICLE FIVE



           Section 5.1. Audit. Each Initial Shipper shall have the right, at its expense, to inspect, examine and audit, at all reasonable times, but not more than twice each year, the books of account and records of Carrier which relate to the operations of the Oleoducto Central to the extent necessary to verify the accuracy of all amounts used in the calculation of Tariffs and all statements delivered hereunder. Initial Shippers will make Reasonable Efforts to conduct such audit jointly or simultaneously with other Initial Shippers so as to minimize any undue burden on Carrier.

          Section 5.2. Audit Claims. Any Initial Shipper performing an audit shall submit to Carrier any claims of discrepancies within 60 days of completion of an audit (Audit Claims). Carrier shall respond in writing to such claims within 60 days of receipt of such claims. Upon expiration of 180 days following the submission by Initial Shipper of an Audit Claim, Carrier shall pay Initial Shipper the full amount of any such claims as to which Carrier has failed to respond with reasonable documentary support showing the inaccuracy of such Audit Claim. Claims remaining unresolved after a period of 180 days following the submission of any Audit Claim by any Initial Shipper shall be submitted to arbitration under Article Eleven of this Agreement, unless Carrier and Initial Shipper agree to a time extension.

           Section 5.3. Duration of Audit Rights. Initial Shipper's right to audit set forth in Section 5.1 above shall expire twenty-four months from the end of the Fiscal Year to which the particular amounts were attributed.

           Section 5.4. Corrections. Items established to be inaccurate as a result of any audit shall be rectified as soon as possible after completion of such audit. Carrier shall immediately refund Initial Shipper the amount of any overpayment and its reasonable audit costs associated therewith with interest calculated at the Applicable Rate from the date 10 days after completion of such audit until such overpayment is refunded. Initial Shipper shall immediately pay Carrier the amount of any underpayment with interest calculated at the Applicable Rate from the date 10 days after completion of such audit until such payment is made.


                                 ARTICLE SIX

                          DETERNIMATION OF QUANTITIES AND QUALITY

          Section 6.1. Measurements. The quantity measurements and the quality sampling of Receipts and Deliveries (including calibration of instruments) shall be the responsibility of Carrier, in accordance with the prevailing standards and practices for pipelines accepted by the American Petroleum Institute. The type and amount of the equipment installed to carry out measurements and samplings shall be determined by Carrier.

          Section 6.2. Calibration of Equipment. (a) Carrier shall ensure that adequate measurements and calibration procedures for the metering systems are established within an approximation of 0.02% repeatability through testers at appropriate places in each Segment, at the Receipt Points and the Delivery Points. The calibration of the metering systems shall be made when the operational circumstances so require in the judgment of Carrier, but no less often then once every two weeks. The calibration factor of the meters shall be effective only as from the date of the last calibration, except for manifest error.

          (b) Prior to the routine calibration of the meters, Carrier shall notify the Shippers reasonably in advance regarding the dates on which said calibration will be carried out in order that their authorized representatives may, if they consider it necessary, witness such calibration.

          (c) Before commencing any Receipt or Delivery and at intervals no more frequently than twice each month, Initial Shipper may appoint, at its own expense, an independent petroleum inspector, reasonably acceptable to Carrier, in order that he may independently inspect at any Delivery Point or Receipt Point the accuracy of the results of the measurements and samplings for the determination of the quantity and quality of Petroleum.

          Section 6.3. Taking of Samples. Carrier is responsible for taking four Petroleum samples, of two litres each, for each Receipt and Delivery. The frequency of such sampling shall be determined from time to time by Carrier based on, among other factors, the quality and consistency of the Petroleum. The samples shall be distributed as follows:

          (a)  One sample shall be used for the determination of quality.

          (b) Carrier shall retain one sample for each Receipt or Delivery in which the Petroleum is of abnormal character and arrange for it to be stored safelyfor a period of 90 days. In the event of a conflict regarding a specified Receipt or Delivery, Carrier shall retain the sample which shall be sealed for a period of 90 days.

          (c) When Petroleum is delivered into a tanker, two samples shall be delivered: one to the representative of the tanker captain, and the other as the Initial Shipper shall direct.

          Section 6.4. Determination of Volumes. The volumes of Petroleum which Carrier accepts to be transported shall be determined in appropriate measurements, using the meters which shall be installed for such purpose by Carrier at the Receipt Point and the Delivery Points; or, in the absence of such meters, through the direct measurement of the level of the respective tanks, in accordance with API MPMS Chapter 3.1A, as amended from time to time, or as approved by the MME. Any measurement in the tanks will be carried out one hour before commencing Receipts and one hour after the Deliveries have ended.

          Section 6.5. Recording of Data. Upon the Receipt of a given quantity of Petroleum for transport and Delivery at the Delivery Point, the official Carrier forms shall be filled out for each measurement mode in which the following data, among others, will be noted: the date, the registers of the meters or the measurements of the storage tank or tanks before commencing and after ending Receipts and Deliveries, gravities, densities, temperatures, pressures, percentages of sediment and water and any other fact necessary for their identification. The samplings, measurement, and temperature readings may be witnessed by representatives of Initial Shipper and Carrier. The forms referred to above constitute the documents on which Tariff and Quality Bank Adjustment calculations will be made, and they shall serve as probative documents for any other purpose.

          Section 6.6. Metering Systems. The quantity and quality measurements and the samples of Petroleum delivered or withdrawn shall be taken by Carrier through the metering systems installed at Receipt Point and Delivery Point locations mutually agreed between Carrier and Initial Shippers. Each metering system shall include:

          (a) A proving loop installed and calibrated according to the water-draw method, as specified in API MPMS-4 Petroleum Measurement Standards Manual, Chapter 4-Proving Systems, latest edition, as amended from time to time.

          (b) Turbine or positive displacement meters installed according to the API MPMS-6 Petroleum Measurement Standards Manual, Chapter 6-Metering Assemblies Standards, latest edition, as amended from time to time. The meter factors shall be derived by calibration, using the same standards, with temperature and pressure correction.
          (c) An installed continuous sampler and sample taking, as specified in API MPMS-8 Petroleum Measurement Standards Manual, Chapter 8-Sampling, latest edition, as amended from time to time. The Petroleum samples shall be analyzed in accordance with the latest methods published, as amended from time to time, namely:

     Water (by distillation)               ASTM D 1744
          Salt content                    ASTM D 3230
          Sediments (by extraction)          ASTM D 473
          Density                    ASTM D 4052
          Sulphur                    ASTM D 4294

BS & W measuring equipment by the centrifuge method may also be available, using test method ASTM D 4007, as amended from time to time. (The density determination of the samples shall be carried out in the event of damage to the densitometer, and for densitometer validation and calibration.)

          (d)  A densitometer for the continuous measurement of density.

          (e) An electronic flow measurement system meeting the requirements of API MPMS Chapter.21.2, latest edition, as amended from time to time.

          (f) The volumetric correction factor to be applied to the measurements shall be that which appears in the latest publication of ASTM tables 23 and 24 (ASTM 1250).

          Section 6.7. Manual Measurements. If measurements and samplings by manual methods are required, they shall be taken in accordance with the latest methods published, as amended from time to time, including:

          Temperature          API MPMS Chapter 7
          Sampling          API MPMS Chapter 8
          Tank Volume     API MPMS Chapter 3.1A

          Section 6.8 Corrections. In relation to the corrections for temperature that will be used to determine volumes in barrels at 60 F, the tables entitled Petroleum Measurement Tables Volume Correction Factor, Chapter
11.1 (latest edition), Tables 5A and 6A for crude oils and Tables 5B and 6B for fuel oils will be used. For the correction of crude Petroleum pressure, MPMS Chapter 11.2.1 shall be used. MPMS Chapter 11.2.2 shall be used for natural gas liquids.

          Section 6.9. Conversions. For the purpose of calculating Tariffs, Carrier shall convert the number of actual barrels of Petroleum received to an equivalent number of Standard Barrels in accordance with a hydraulic model of the Oleoducto Central, developed and maintained by Carrier, that identifies, to the reasonable satisfaction of the Initial Shippers, (i) the differences in the throughput capacity and Variable Operating Costs associated with differences in the Characteristics of Petroleum, and (ii) a corresponding, technically sound basis for converting actual barrels of Petroleum to an equivalent number of Standard Barrels based on such differences.


                                 ARTICLE SEVEN

                             QUALITY REQUIREMENTS

          Section 7.1. Minimum Quality. Initial Shipper shall not deliver to Carrier and Carrier shall not be obligated to accept for transportation Petroleum that, as determined by Carrier, fails to meet the minimum quality specifications set out in Attachment 2 hereto, using the most current versions of the testing methods specified in Attachment 2.

          Section 7.2. Certification as to Quality. Initial Shipper shall, as reasonably required by Carrier, provide to Carrier a certificate verifying the Characteristics and quality specifications of Cusiana Petroleum and Petroleum from other fields to be delivered to Carrier by Initial Shipper during the ensuing twelve months. Initial Shipper shall promptly provide to Carrier a revised certificate at any time that the Characteristics or quality specifications of Petroleum to be delivered materially change.

          Section 7.3. Removal of Petroleum. If Carrier determines that an Initial Shipper has delivered Petroleum that differs substantially from the minimum quality specifications specified herein, then Carrier may remove such Petroleum from the Oleoducto Central at the sole cost, risk, and expense of Initial Shipper. Carrier shall have the further right to sell, as Initial Shipper's agent, such removed Petroleum in any commercially reasonable manner. Carrier shall pay from the proceeds of such sale all Handling Costs incurred by Carrier and any resulting damages to the Petroleum of other Shippers. The remainder of such proceeds, if any, shall be promptly paid by Carrier to Initial Shipper. The rights given to Carrier in this Section 7.3 are in addition to and not in substitution for any other rights available to Carrier.


                                 ARTICLE EIGHT

                      QUALITY BANKS; SCHEDULING AND USE

          Section 8.1. Inlet Quality Bank Adjustment. At each point of the Oleoducto Central where two streams of Petroleum are commingled for the purpose of transportation, a Quality Bank Adjustment will be established at the request of any Initial Shipper affected by such commingling of Petroleum. Any such Quality Bank Adjustment is to be administered by Carrier, and all associated costs will be borne by Carrier. The purpose of any such Quality Bank Adjustment is to keep each affected Initial Shipper in a materially equivalent economic position to that which would have existed without the commingling of Petroleum based on the market price received for Petroleum transported through the Oleoducto Central.

          Section 8.2. Inlet Quality Bank Adjustment Procedures. Carrier shall establish detailed Quality Bank Adjustment procedures, and such Quality Bank Adjustment procedures shall constitute an integral part of these General Terms and Conditions. Unless otherwise agreed, the principles followed by such Quality Bank Adjustment procedures will be as follows:

          (a) The procedures will implement the requirements of Section 8.1 above;

          (b) The procedures will rely upon appropriate modification of the cut distillation methodology, an industry standard crude valuation procedure;

          (c) The procedures will take into account contaminants such as metals, sulfur and any other contaminants that would raise or lower the value of a non-commingled crude oil; and

          (d) The procedures will reference active markets near or downstream from the actual disposition points of the commingled crude oil for the market prices of such cuts as are present in the Petroleum, and such active markets shall have publicly documented price records, as available in Platt's or its equivalent.

          Section 8.3. Scheduling and Use of Terminal. Carrier and Initial Shippers agree that they will establish procedures with respect to scheduling of lifting and vessels and that such procedures shall constitute an integral part of these General Terms and Conditions.


                                 ARTICLE NINE

                               INDEMNIFICATION

          Section 9.1. Shipper's Indemnity. Each Initial Shipper shall severally (and not jointly):

          (a) be liable to Carrier for any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatsoever nature which Carrier may suffer, sustain, pay or incur; and

          (b) indemnify Carrier from and against any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatsoever nature which may be brought against or suffered by Carrier or which it may suffer, sustain, pay or incur;

including loss or damage to the Oleoducto Central, arising out of such Initial Shipper's gross negligence (culpa grave), willful misconduct (dolo) or breach of the Agreement, the Tariff Regulations or these General Terms and Conditions; provided that in no event, whether as a result of alleged gross negligence (culpa grave) or willful misconduct (dolo) of such Initial Shipper or otherwise, shall such Initial Shipper be liable to Carrier for its loss of profits or revenue, cost of capital, cancellation of permits, termination of contracts or for any other consequential damage or claim whatsoever, except and to the extent that such Initial Shipper may recover any such losses, costs, damages or claims under any policy of insurance maintained by such Initial Shipper in its sole discretion.

          Section 9.2.  Carrier's Indemnity.  Carrier shall:

          (a) be liable to each Initial Shipper for any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatsoever nature which Initial Shipper may suffer, sustain, pay or incur; and

          (b) indemnify each Initial Shipper from and against any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatsoever nature which may be brought against or suffered by Initial Shipper or which it may suffer, sustain, pay or incur;

including loss or damage to the facilities of Initial Shipper, arising out of Carrier's gross negligence (culpa grave), willful misconduct (dolo) or breach of the Agreement, the Tariff Regulations or these General Terms and Conditions; provided that any liability or indemnity for claims arising out of Carrier's gross negligence (culpa grave) or willful misconduct (dolo) shall not exceed Initial Shipper's Proportionate Share of $20 million;and provided further that in no event, whether as a result of alleged gross negligence (culpa grave) or willful misconduct (dolo) of Carrier or otherwise, shall Carrier be liable to any Initial Shipper for its loss of profits or revenue, cost of capital, cancellation of permits, termination of contracts or for any other consequential damage or claim whatsoever, except and to the extent that Carrier may recover any such losses, costs, damages or claims under any policy of insurance maintained by Carrier in its sole discretion.


                                  ARTICLE TEN

                           CONFIDENTIAL INFORMATION

          Section 10.1. Scope. (a) Each Party shall use its best efforts to ensure that all information exchanged pursuant to Article Three above or otherwise disclosed to it in connection with the Agreement and identified by the disclosing Party as being confidential (collectively, Confidential Information), shall be kept confidential.

          (b) Unless (x) otherwise required by law or official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self-regulatory authority (including any stock exchange or similar regulatory authority), or (y) required by the reasonable good faith judgment of the disclosing Party as a response to any environmental or other emergency that may have a significant adverse effect upon the Parties, Confidential Information shall not be revealed without the consent of the disclosing Party other than to:

          (i)  the directors, officers, and employees of the Parties;

          (ii) a financial advisor, prospective managers of an underwriting syndicate, legal counsel, consultant, contractor or subcontractor that has a legitimate business need to be informed and has signed an agreement to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Section 10.1;

          (iii) any third party to whom the disclosing Party contemplates an assignment of all or any part of its rights hereunder in accordance with the terms hereof, and has signed a confidentiality agreement satisfactory to the disclosing Party; or

          (iv) a governmental agency or to the public which the disclosing Party believes in good faith is required by applicable laws or regulations or the rules of any stock exchange or similar regulatory authority.
          Section 10.2. Notice. The disclosing Party shall give notice to the other Party as soon as practicable after the making of any disclosure made as a response to any environmental or other emergency or as permitted by
Section 10.1(b) above. If Carrier is the disclosing Party, it shall give such notice to all Initial Shippers. As to any disclosure pursuant to Section 10.1(b)(i) or (ii) above, only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and, in the case of disclosure to a third party permitted by Section 10.1(b)(iii) above, the Party disclosing such information shall cause such party to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under Section 10.1 above and, in the case of disclosure to a third party permitted by Section 10.1(b)(ii) or (iii) above, the Party disclosing such information shall cause such third party to first agree in writing to so protect the Confidential Information.

          Section 10.3. Return of Confidential Information. Upon request in writing by the disclosing Party to the other Party, such other Party shall, and shall cause its representatives to,

          (i) return all documents containing Confidential Information that have been provided by the Party demanding the return of Confidential Information (or on its behalf); and

          (ii) destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information;

except, in each case, for any submissions to or filings with judicial, administrative, legislative or regulatory authorities, or items exchanged under Article Three above and reasonably retained for audit purposes. Such return or destruction shall take place as soon as practicable after the receipt of such notice.


                                ARTICLE ELEVEN

                              DISPUTE RESOLUTION

          Section 11.1. Controversies. If (i) any controversy, claim, or dispute arises between Carrier and an Initial Shipper that relates to the Agreement, including the termination or invalidity hereof (hereinafter referred to as a Controversy) and (ii) the Parties have not resolved such Controversy within fifteen (15) days (or such other period of time as the Parties may at the time agree upon) after either Party gives notice of such Controversy to the other, then the Controversy in question shall, at the request of any Party, be resolved by arbitration in accordance with the succeeding provisions of thisSection 11.1, which shall be the sole and exclusive remedy for resolution of such Controversy. Any claimed default based upon such Controversy shall be deemed suspended until the Controversy is settled, provided that the Party claimed to be in default is proceeding diligently with the arbitration. For greater clarity and certainty, arbitration shall not be available to anyone who is not a Party, and the aforesaid requirement to arbitrate shall not preclude a Party from seeking contribution, indemnification, or damages from the other Party in proceedings instituted by third parties in courts of competent jurisdiction. Judgment on an arbitration decision may be entered by any court having jurisdiction.

          Section 11.2. Procedures. Any Controversy shall be settled by a Court of Arbitration designated by the board of directors of the Chamber of Commerce of Santaf de Bogot by drawing lots among the arbitrators appearing in the list of arbitrators with a specialization which relates to the matter under dispute kept by the Center of Mercantile Arbitration and Conciliation of said Chamber. The Court thus designated shall abide by the provisions of the Code of Civil Procedure and the Commercial Code in accordance with the following rules: (A) the Court shall consist of three arbitrators; (B) the internal organization of the Court shall be subject to the rules established to such end by the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of Santaf de Bogot; (C) the decision of the Court shall be in law; and (D) the Court shall meet in Santaf de Bogot, at the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of such city.


                                ARTICLE TWELVE

                                  OPERATIONS

          Section 12.1. Substances Limited. Nothing in this Agreement shall be construed as requiring Carrier to transport any substance that is not Petroleum or any Petroleum not meeting the minimum quality requirements set out herein.

          Section 12.2. Carrier Notices. Carrier shall give each Shipper prompt notice of (i) ruptures and other breaches of Oleoducto Central physical integrity, including the location, cause, and estimates of losses resulting,
(ii) changes in Attachment 1 hereto, and (iii) any significant change in Available Capacity not reflected in a current Schedule.

          Section 12.3. Capacity Reductions. Carrier shall take all reasonable steps to minimize reductions in Available Capacity arising from matters under Carrier's control, and shall not reduce or interrupt in any material respect the transportation of Petroleum in the Oleoducto Central or any Segment.

          Section 12.4. Planned Maintenance. Carrier shall use all Reasonable Efforts to expedite maintenance, repairs, or alterations to the Oleoducto Central in order to minimize the duration of any reduction in throughput capacity.

          Section 12.5. Unplanned Reductions. If any unplanned or unexpected reduction in Available Capacity in excess of 5% occurs or is foreseeable, then Carrier shall advise the Shipper as soon as reasonably practicable, giving particulars as to the time the reduction started or is expected to start, the location, the extent of the reduction, and the date and time that the reduction is expected to be remedied.

          Section 12.6. Use of Petroleum. Carrier may use any reasonable amount of the Petroleum delivered by any Initial Shipper to the Oleoducto Central as fuel or lubrication for equipment or any other similar Oleoducto Central operations purpose, provided that Carrier gives the Initial Shipper advance written notice of any anticipated use of its Petroleum and makes payment for such use as contemplated in Section 4.2(b) above.

          Section 12.7. Line Fill. Each of the Initial Shippers shall, in proportion to each Initial Shipper's Proportionate Share, deliver to Carrier line fill for each Segment of the Oleoducto Central within 90 days or such shorter or longer period as may be agreed by the Parties of the receipt by each of a request from Carrier for their share of line fill for such Segment. Carrier, at its option, may elect to purchase such line fill from each Initial Shipper at a price to be agreed between Carrier and such Initial Shipper provided that Carrier shall not purchase any line fill from any Initial Shipper unless it purchases a ratable amount of line fill from each other Initial Shipper at the same price per barrel. Any decision to purchase such line fill, and the financing of such purchase, shall be made by Carrier's Board of Directors in accordance with Carrier's By-laws. Initial Shippers shall thereafter continue to supply line fill in accordance with the reasonable directions of Carrier and Carrier, at its option, may elect to purchase such additional line fill from Initial Shippers. Within 30 days following the completion of line fill procedures for a Segment, Carrier will notify each Initial Shipper of the total volume of line fill and of the portion supplied by each Initial Shipper. Within 15 days following such notification, Carrier will notify each Initial Shipper of the volume of the line fill supplied by it and, if it has elected to purchase such line fill, pay to each Initial Shipper the purchase price therefor. If such line fill is not purchased by Carrier, the rights of each of the Initial Shippers with respect to such line fill shall survive the date on which such Initial Shipper's rights and benefits under the Association Contracts terminate. To the extent that an Initial Shipper's Proportionate Share is reduced, or its Weighted Average Throughput Share for any year is less than its Proportionate Share at the end of such year, Carrier shall pay such Initial Shipper an amount equal to the value of the portion of such Initial Shipper's line fill that corresponds to the reduction in such Initial Shipper's Proportionate Share or the difference between such Weighted Average Throughput Share and such Proportionate Share, as the case may be. To the extent that an Initial Shipper's Proportionate Share isincreased or its Weighted Average Throughput Share in any year is greater than its Proportionate Share at the end of such year, such Initial Shipper shall be obligated to supply additional line fill to Carrier in a volume that corresponds to the increase in such Initial Shipper's Proportionate Share or the difference between such Weighted Average Throughput Share and such Proportionate Share, as the case may be, and Carrier, at its option, may elect to purchase such additional line fill from such Initial Shipper.


                               ARTICLE THIRTEEN

                                  BANKRUPTCY

          Section 13.1. Waiver of Rights in Bankruptcy. Initial Shipper expressly waives, as authorized by Article 15 of the Colombian Civil Code and
Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights it may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of obligations under the Agreement owing to such Initial Shipper from the real estate and any other tangible or intangible assets of Carrier and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against Carrier under any bankruptcy law or other reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or to take any other action that may result in the Bankruptcy of Carrier.


                               ARTICLE FOURTEEN

                                   GENERAL

          Section 14.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communication addressed to the recipient at the address and telephone number specified in the Agreement, or to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth business day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day. The Party giving any demand, notice or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 14.2. Amendments. These General Terms and Conditions may be amended or modified by Carrier, provided that such amendment or modification (i) does not materially diminish the rights or materially increase the burdens of any Initial Shipper, and (ii) applies equally to all Initial Shippers.

          Section 14.3. No Third Party Beneficiaries. Except as herein otherwise expressly provided to the contrary, these General Terms and Conditions shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, and no other Person shall have any right hereunder.

          Section 14.4. Severability. If, for any reason, any provision of these General Terms and Conditions is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect. Any provision of these General Terms and Conditions that is unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 14.5. Further Assurances. The Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be necessary to fulfil the respective obligations under these General Terms and Conditions as and when required.

          Section 14.6. Headings. Headings contained herein are for convenience of reference only and do not constitute a part of these General Terms and Conditions.

          Section 14.7. Remedies. Each Party acknowledges and agrees that Carrier's recourse for non-payment of Tariffs or other charges hereunder are of a commercial nature and have been negotiated at arms-length and in good faith. To the extent that Carrier shall be entitled to exercise any of the remedies available to it under the Agreement, Initial Shipper acknowledges and agrees that the exercise of any or all such remedies constitutes a reasonable recourse by Carrier in the event of a failure on the part of Initial Shipper to make timely payments of any amounts required to be paid by it hereunder.

          Section 14.8. Waiver. Initial Shipper irrevocably agrees not to claim and waives any objection which it may have now or hereafter to the exercise by Carrier of any or all of the remedies available to it under Article Four hereof to the fullest extent permitted by law, including without limitation, a defense on the grounds of forfeiture, unjust enrichment or other equitable defense.

          Section 14.9. Acknowledgement. Nothing in these General Terms and Conditions is intended to create or shall be construed as creating a partnership, joint venture, association or trust among the Parties.

                                                                  ATTACHMENT 1
                                               to General Terms and Conditions


                     CHARACTERISTICS OF CUSIANA PETROLEUM


          The characteristics of Cusiana Petroleum will vary from time to time.

A.     General Properties


Characteristics   Measure   Unit
----------------  --------  -----------
Gravity              36.3*  API Degrees
Density at 15C        0.84  kg/ltre
Sulphur               0.25          %wt
Viscosity at 20C      7.26  cSt
Viscosity at 30C      4.73  cSt
Viscosity at 40C      3.31  cSt
Pour Point               0  C
Acidity              <0.05  mgKOH/g
Carbon residue      1.2(C)          %wt
Asphaltenes           0.09          %wt
Vanadium                <2  ppm wt
Nickel                  <2  ppm wt
Salt                    <1  lb/1000bbl
Water                <0.05         %vol



B.     Assay Summary

Constituent          Weight          Volume
                                   (%)
Light Hydrcarbon Analysis
Methane                       ---
Ethane                       0.05
Propane                      0.43
1-butane                     0.41
n-butane                     0.96
1-butane                     1.05
n-butane                     1.09
Assay/TBP Data
Gas to C4 (corrected)*       1.85   2.2
Light Distillates to
  149C (API)                17.9   20.8
Kerosene 149-232 C         15.15   15.9
Gas Oil 232-342 C           24.9   24.3
Residue Above 342 C         40.2   36.8


* Volume expansion of 0.60 percent volume on crude subtracted from the gas yield.







                                                                  ATTACHMENT 2
                                               to General Terms and Conditions


          MINIMUM QUALITY SPECIFICATIONS AND TESTING SPECIFICATIONS

TEST                    PETROLEUM                TESTING
PARAMETER                                        STANDARD

Sediment and water      not to exceed            Sediment-ASTM
  or particulates                0.5% by volume  D473
                                                 Water-Karl Fisher
Density @ 15C           not to exceed 927 kg/m3  ASTM D445 or D446
Wiscosity @ lower of    not to exceed 250 cs
 -receipt temperature
-reference temperature
Vapour pressure         not to exceed 103kPA.    ASTM D323
                        Reid Vapour Pressure
Receipt temperature     not to exceed 38.0 C.
Organic chlorides       none



                                                                    SCHEDULE E
                                                   To Transportation Agreement

                          FORM OF TRANSPORTATION NOTE


 THIS TRANSPORTATION NOTE IS SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE TRANSPORTATION AGREEMENT DATED AS OF MARCH __, 1995 BETWEEN OLEODUCTO CENTRAL S.A. AND [NAME OF INITIAL SHIPPER] WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OR AGENCY OF OLEODUCTO CENTRAL S.A. MAINTAINED FOR PURPOSES OF PAYMENTS WITH RESPECT TO THIS TRANSPORTATION NOTE IN NEW YORK, NEW YORK.

 THIS TRANSPORTATION NOTE IS SUBORDINATED IN RIGHT OF PAYMENT AND IN LIQUIDATION TO THE RELATED SENIOR DEBT OBLIGATIONS TO THE EXTENT SET FORTH HEREIN AND IN THE COMMON SECURITY TRUST AGREEMENT REFERRED TO HEREIN.

                            OLEODUCTO CENTRAL S.A.

                              TRANSPORTATION NOTE

                                                       No. __________$________

     1. Oleoducto Central S.A., a sociedad anonima duly organized and existing under the laws of Colombia (herein called the Ocensa, which term includes any successor Person thereto), for value received, hereby promises to pay to or registered assigns, the principal sum of


United States Dollars on [Semi-annual Payment Date], 2012, and to pay interest thereon semi-annually on the first Business Day in March and the first Business Day in September in each year (each, a Semi-annual Payment Date), commencing ___________, and, after repayment in full of all Related Senior Debt at the election of the Holder, monthly on the first Business Day in each month (each, a Monthly Payment Date) from the date hereof or from the most recent Semi-annual Payment Date or Monthly Payment Date, as the case may be, to which interest has been paid or duly provided for, at the rate of [insert Benchmark Interest Rate and specify formula], until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Semi-annual Payment Date or Monthly Payment Date, as the case may be, will be paid to the Person in whose name this Transportation Note is registered at the close of business on the next preceding Semi-annual Payment Date or Monthly Payment Date, as the case may be, (Record Date). Payment of the principal of and interest on this Transportation Note will be made at the office or agency of Ocensa maintained for thatpurpose in [New York, New York] [offshore jurisdiction], in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or by wire transfer in immediately available funds to the account designated by the Holder to Ocensa not later than 10 days prior to such payment.

     2. This Transportation Note is one of a duly authorized issue of the Transportation Notes of Ocensa designated as its Transportation Notes (herein called the Transportation Notes), issued and to be issued under the Transportation Agreement, dated as of March 31, 1995 (herein called the Agreement) between Ocensa and _______________________ (herein called the Initial Shipper) and entitled to certain benefits under the Common Security
Trust Agreement, dated as of          , 1995 (herein called the Common
Security Trust Agreement), between Ocensa and ________ as Trustee (herein called the Trustee) to which Agreement and Common Security Trust Agreement and all agreements supplemental thereto reference is hereby made for a statement of the terms upon which the Transportation Notes are, and are to be, executed and delivered and of the respective rights, limitations of rights, duties and immunities thereunder of Ocensa, the Trustee, the holders of Senior Debt (the Related Senior Lenders) under Senior Debt Tranche [A][B][C][D] (Related Senior Debt Tranche) and the Holders of the Transportation Notes and the holders of repayment obligations in respect of Tariff Advances under the Agreement. As used herein, the term Holder means the person in whose name such Transportation Note is registered.

     3. The Transportation Notes are issuable as registered Transportation Notes, without coupons, in denominations of U.S.$1,000 and integral multiples thereof. Subject to certain limitations set forth in Paragraph 4, Transportation Notes are exchangeable for a like aggregate principal amount of Transportation Notes of any authorized denomination as requested by the Holder surrendering the same.

     4. (a) Ocensa will maintain in the Borough of Manhattan, The City of New York, New York [offshore jurisdiction], an office or agency where Transportation Notes may be surrendered for transfer or exchange.

     (b) This Transportation Note may be transferred by a written instrument of transfer in form satisfactory to Ocensa duly executed by the Holder thereof or his attorney duly authorized in writing.

     (c) In the event of a redemption or repurchase in part, Ocensa shall not be required (i) to register the transfer of or exchange any Transportation Note during a period beginning at the opening of business 15 days before the date notice is given identifying the Transportation Notes to be redeemed, or
(ii) to register the transfer of or to exchange any Transportation Note, or portion thereof, called for redemption or as to which a notice to purchase has been given under Section 7(e) hereof.
     (d) Ocensa and any paying agency of Ocensa may deem and treat the person in whose name a Transportation Note is registered as the owner hereof for all purposes, whether or not this Transportation Note is overdue, and neither Ocensa nor any such agent shall be affected by notice to the contrary.

     5. (a) Ocensa shall pay to the Holder in The City of New York [offshore jurisdiction], on or prior to each Semi-annual Payment Date or Monthly Payment Date, as the case may be, any redemption date and the maturity date of the Transportation Notes, in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts, amounts sufficient to pay the interest on, the redemption price of and accrued interest (if the redemption date is not a Semi-annual Payment Date or Monthly Payment Date, as the case may be) on, and the principal of, the Transportation Notes due and payable on such Semi-annual Payment Date or Monthly Payment Date, redemption date or maturity date, as the case may be. Ocensa shall have the right, in its sole discretion, to set off against sums due by it under this Transportation Note the unpaid amount of any equity contribution with respect to which a shareholder affiliated with the Initial Shipper is in default under its subscription agreement with Ocensa.

     (b) In any case where the date for the payment of the principal of or interest on any Transportation Note or the date fixed for redemption of any Transportation Note shall be at any place of payment a day on which banking institutions are authorized or obligated by law to close, then payment of principal or interest need not be made on such date at such place but may be made on the next succeeding day at such place of payment which is not a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date for the payment of the principal or interest or the date fixed for redemption, and no interest shall accrue for the period after such date.

     6. Ocensa shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein on or in respect of the Holder.

     7. (a) The Transportation Notes are subject to redemption at any time, as a whole or in part, at the election of Ocensa, at a redemption price equal to 100% of the principal amount, together with accrued interest (except if the redemption date is a Semi-annual Payment Date or Monthly Payment Date, as the case may be) to the redemption date, but interest installments on Transportation Notes that are due on or prior to such redemption date will be payable to the Holders of such Transportation Notes of record at the close of business on the relevant Record Dates referred to above.

     (b) In the case of any partial redemption of Transportation Notes, the Transportation Notes to be redeemed shall be selected by Ocensa not more than 60 daysprior to the redemption date, from the Outstanding Transportation Notes not previously called for redemption, by such method as Ocensa shall deem fair and appropriate and which may provide for the selection for redemption of portions (not less than U.S.$25,000) of the principal amount of Transportation Notes.

     (c) Notices to redeem Transportation Notes shall be given to Holders of Transportation Notes in writing mailed, first-class postage prepaid, to each Holder of Transportation Notes, or portions thereof, so to be redeemed, at his address as it appears on the books of Ocensa. Such notice will be given once not more than 30 days nor less than 15 days prior to the date fixed for redemption. Notices to redeem Transportation Notes shall specify the date fixed for redemption, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of the Transportation Notes to be redeemed (or portion thereof in the case of a partial redemption), that interest accrued to the date fixed for redemption (unless the redemption date is a Semi-annual Payment Date or Monthly Payment Date, as the case may be) will be paid as specified in said notice, and that on and after said date interest thereon will cease to accrue. In the case of a partial redemption, the redemption notice shall specify the last date prior to the second notice on which exchanges or registration of transfers of Transportation Notes may be made and shall also specify the Transportation Notes called for redemption and the aggregate principal amount of the Transportation Notes to remain outstanding after the redemption.

     (d) If notice of redemption has been given in the manner set forth in Paragraph 7(c) hereof, the Transportation Notes so to be redeemed shall become due and payable on the redemption date specified in such notice and upon presentation and surrender of the Transportation Notes at the place or places specified in such notice, the Transportation Notes shall be paid and redeemed by Ocensa at the places and in the manner and currency herein specified and at the redemption price together with accrued interest (unless the redemption date is a Semi-annual Payment Date) to the redemption date. If monies for the redemption of the Transportation Notes are not made available for payment until after the redemption date, the Transportation Notes called for redemption shall not cease to bear interest until such monies have been so made available.

     (e) The Holder of this Transportation Note may on at least 15 days, but not more than 30 days, prior written notice require Ocensa to purchase all or part of this Transportation Note on the next applicable Payment Date at a purchase price equal to 100% of the principal amount thereof, together with accrued interest to the date purchased, provided, however, that the total purchase price for this Transportation Note (or a portion thereof) taken together with the aggregate purchase price for all other Transportation Notes to be repurchased and all other Transportation Repayment Obligations to be refunded on such Payment Date shall not exceed the accumulated Non-Cash Items credited to the Related Account (as defined in the Agreement) of the Initial Shipper as of such PaymentDate less any application of Non-Cash Items from such Related Account on such Payment Date to any other transactions that have priority over purchase of this Transportation Note. In the event that Ocensa cannot purchase the full amount of this Transportation Note to be purchased because of the preceding proviso, the principal and interest on this Transportation Note to be so purchased shall be pro rated in proportion to all other Transportation Notes to be purchased and all other repayment obligations in respect of Tariff Advances to be refunded on such Payment Date. Ocensa shall have no obligation to purchase any portion of this Transportation Note if the purchase price for such portion would be less than $25,000.

     (f) Any Transportation Note which is to be redeemed only in part shall be surrendered with, if Ocensa so requires, due endorsement by, or a written instrument of transfer in form satisfactory to Ocensa duly executed by, the Holder thereof or his attorney duly authorized in writing, and Ocensa shall execute and deliver to the Holder of such Transportation Note without service charge a new Transportation Note or Transportation Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Transportation Note so surrendered.

     (g) Transportation Notes redeemed or otherwise acquired by Ocensa will forthwith be delivered to Ocensa for cancellation and may not be reissued or resold, except that Transportation Notes delivered to Ocensa in replacement of mutilated, lost, stolen or destroyed Transportation Notes pursuant to Paragraph 12 hereof.

     8. (a) The indebtedness evidenced by this Transportation Note is subordinate and subject in right of payment to the prior payment in full of all Senior Debt Obligations under the Related Senior Debt Tranche (Related Senior Debt Obligations). The Holder agrees that it will not ask, demand, sue for, take or receive from Ocensa, by set-off or in any other manner, or retain, payment (in whole or in part) of interest on or principal of the Transportation Notes, or any security therefor, other than payments made at the times, in the amounts and to the extent permitted under the Common Security Trust Agreement, such payments being herein called Permitted Payments, unless and until all Related Senior Debt Obligations have been paid in full. The Holder directs Ocensa to make, and Ocensa agrees to make, such prior payment of the Related Senior Debt Obligations.

     (b) In the event of (i) Bankruptcy of Ocensa or (ii) any liquidation, dissolution or other winding up of Ocensa, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Ocensa, then and in any such event the Related Senior Lenders shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Related Senior Debt Obligations before the Holder shall be entitled to receive any payment on account of theTransportation Notes (whether in respect of principal, interest, fees, indemnities, commissions, or otherwise), and to that end, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Transportation Notes in any such Bankruptcy, proceeding, dissolution, liquidation or other winding up or event shall instead be paid or delivered directly to the Related Senior Lenders for application to Related Senior Debt Obligations, whether or not due, until Related Senior Debt Obligations shall have first been fully paid and satisfied in cash.

     (c) A transaction permitted under Section 6.1(b) of the Common Security Trust Agreement shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of Ocensa for the purposes of paragraph (b) above.

     (d) In the event and during the continuation of any default in the payment when due of any principal of or interest on or any other amount payable in respect of any Related Senior Debt, unless and until such payment shall have been made, then no payment (including no Permitted Payment) shall be made by Ocensa on or in respect of the Transportation Notes. The provisions of this paragraph shall not apply to any payment with respect to which the two preceding paragraphs would be applicable.

     (e) In the event that, notwithstanding the terms hereof, the Holder receives on account or in respect of the Transportation Notes any distribution of assets by Ocensa or payment by or on behalf of Ocensa of any kind or character, whether in cash, securities or other property, other than a Permitted Payment, the Holder shall hold in trust (as property of the Related Senior Lenders to which such Related Senior Debt Obligations are owed) for the benefit of, and shall, immediately upon receipt thereof, pay over or deliver to, such Related Senior Lenders, such distribution or payment in precisely the form received (except for the endorsement or assignment by the Holder where necessary) for application in accordance with the Senior Debt Agreements with such Senior Lenders. In the event of failure of the Holder to make any such endorsement or assignment, the Related Senior Lenders are irrevocably authorized to make the same.

     (f) The Holder (i) irrevocably authorizes and empowers (without imposing any obligation on) the Trustee on behalf of the Related Senior Lenders to demand, sue for, collect, receive and receipt for all payments and distributions on or in respect of the Transportation Notes which are required to be paid or delivered to the Related Senior Lenders, as provided herein, and to file and prove all claims therefor and take all such other action, in the name of the Holder or otherwise, as the Trustee on behalf of the Related Senior Lenders may determine to be necessary or appropriate for the enforcement of these subordination provisions, all in such manner as the Majority Senior Lenders (as defined in the Common Security Trust Agreement) to which the Related Senior DebtObligations are owed shall instruct, (ii) irrevocably authorize and empower (without imposing any obligation on) the Trustee to vote the Transportation Notes (including, without limitation, voting the Transportation Notes in favor of or in opposition to any matter which may come before any meeting of creditors of Ocensa generally or in connection with, or in anticipation of, any Bankruptcy of Ocensa but only to the extent consistent with the agreements in Section 2.2(b) of the Common Security Trust Agreement and Paragraph 11(a)) in such manner as the Majority Senior Lenders (as defined in the Common Security Trust Agreement) to which such Related Senior Debt Obligations are owed shall instruct and (iii) agree to execute and deliver to the Trustee all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by the Trustee on behalf of the Related Senior Lenders in order to enable the Trustee on behalf of the Related Senior Lenders to enforce all claims upon or in respect of the Transportation Notes.

     (g) The Holder agrees, for the benefit of each Related Senior Lender, that it will give the Trustee prompt notice of any default by Ocensa in respect of the Transportation Notes.

     (h) No failure on the part of the Related Senior Lenders or the Trustee acting on their behalf, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof by Related Senior Lenders or the Trustee, nor shall any single or partial exercise by the Related Senior Lenders or the Trustee of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the Related Senior Lenders or the Trustee or allowed to the Related Senior Lenders or the Trustee by law or other agreement shall be cumulative and not exclusive the one of any other, and may be exercised by the Related Senior Lenders or the Trustee from time to time.

     (i) Without in any way limiting the generality of the foregoing paragraph, the Related Senior Lenders may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder, and without impairing or releasing the subordination provided herein or the obligations hereunder of the Holder, do any one or more of the following: (i) change the manner, place or terms of payment of or extend the time of payment of, or renew or alter, Related Senior Debt Obligations, or otherwise amend or supplement in any manner Related Senior Debt Obligations or any instrument evidencing the same or any agreement under which Related Senior Debt Obligations are outstanding or the Common Security Trust Agreement; (ii) release any person liable in any manner for the Related Senior Debt Obligations; and (iii) exercise or refrain from exercising any rights against Ocensa and any other person. The Holder unconditionally waives notice of the incurring of Related Senior Debt Obligations or any part thereof.

     (j) Subject to the payment in full of all Related Senior Debt Obligations, the Holder shall be subrogated to the rights of the Related Senior Lenders to receive distribution of assets of Ocensa, or payments by or on behalf of Ocensa, if any, made on the Related Senior Debt Obligations, until the Transportation Notes shall be paid in full. For purposes of such subrogation, no payments over, including no payments or distributions to the Related Senior Lenders of any cash, property or securities to which the Holder would be entitled except for the provisions hereof, pursuant to the provisions hereof, to the Related Senior Lenders by the Holder shall, as among Ocensa, its creditors other than the Related Senior Lenders and the Holder, be deemed to be a payment or distribution by Ocensa on account of the Related Senior Debt Obligations.

     (k) These subordination provisions are intended solely to define the relative rights of the Holder and its successors and assigns on the one hand and the Related Senior Lenders and the Related Senior Lenders' respective successors and assigns on the other hand. Nothing contained herein shall (i) impair, as among Ocensa, its creditors other than Related Senior Lenders and the Holder, the obligation of Ocensa is absolute and unconditional (and which, subject to the rights hereunder of the Related Senior Lenders, is intended to rank equally with all other unsubordinated obligations of Ocensa in respect of money borrowed), to pay the principal of and interest on the Transportation Notes as and when the same shall become due and payable in accordance with the terms thereof or (ii) affect the relative rights against Ocensa of the Holder and creditors of Ocensa other than Related Senior Lenders.

     (l) The Holder of this Transportation Note, by accepting the same, (i) agrees to and shall be bound by such subordination provisions, (ii) authorizes and directs Ocensa and the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (iii) appoints each of Ocensa and the Trustee his attorneys-in-fact for any and all such purposes.

     9. (a) In the event all the Senior Debt of the Related Senior Debt Tranche becomes due and payable prior to its maturity, then all the principal of this Transportation Note and the interest accrued hereon shall thereupon become due and payable immediately without further notice.

     (b) In the event of the Bankruptcy of Ocensa, the Holder of this Transportation Note may declare all the principal and interest accrued hereon due and payable immediately by notice in writing to Ocensa.

     10. (a) The Common Security Trust Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of Ocensa and the rights of the Holders of the Transportation Notes under theCommon Security Trust Agreement at any time by the Trustee without the consent of the Holders.

     (b) No reference herein to the Agreement and the Common Security Trust Agreement and no provision of this Transportation Note or of the Agreement or of the Common Security Trust Agreement shall alter or impair the obligation of Ocensa, which is absolute and unconditional, to pay the principal of and interest on this Transportation Note at the times, place and rate, and in the coin or currency, herein prescribed.

     11. (a) So long as any Related Senior Debt is outstanding, regardless of anything contained in this Transportation Note, the Agreement or the Common Security Trust Agreement to the contrary, (i) the recourse of the Trustee or any Holder for payment and performance obligations of Ocensa under this Transportation Note shall be limited solely to the right to receive payment under Section 4.4 of the Common Security Trust Agreement, and none of (A) Ocensa, (B) any Person's obligations to Ocensa which form part of the Collateral, (C) any Person owning, directly or indirectly, any legal or beneficial interest in Ocensa or in any such Person, or (D) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (C) above shall be personally liable for the payment or performance of any such obligations and (ii) each Holder expressly waives, as authorized by
Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provisions, any and all personal actions or rights they may have under Colombian law as provided by Article 2488 of the Colombian Civil Code or any successor provisions to demand payment and performance of such obligations owing to such Holder from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through (D) and any right hereunder to commence any proceeding, judicial or otherwise, against Ocensa under any bankruptcy law or other reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or take any other action that may result in Bankruptcy of Ocensa; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of the Collateral created by or pursuant to the Common Security Trust Agreement or the right of the Trustee to foreclose and/or enforce any rights or remedies in and to the Collateral upon the occurrence of a default as provided in the Common Security Trust Agreement; provided further, however, that in the event of Bankruptcy of Ocensa, as to Ocensa but not as to any person listed in clauses (B) through (D) above, such recourse shall not be so limited and such waiver shall not so apply subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to Holders of Transportation Notes, or the Trustee acting on behalf or for the benefit of such Holders, if such Bankruptcy of Ocensa was commenced, initiated, caused to be initiated or otherwise resulted from anyaction of any such Holder, of any holder of Transportation Repayment Obligations under the Agreement or of the Trustee on behalf or for the benefit of any such Holder or holder.

     (b) No remedy conferred upon the Holder or the Trustee herein or pursuant to the Common Security Trust Agreement is intended to be exclusive of any other remedy so conferred and each and every such remedy shall be cumulative. The remedies conferred herein or pursuant hereto shall be exclusive to every other remedy now or hereafter existing contractually, at law or in equity or by statute or otherwise.

     (c) The amounts payable by Ocensa at any time under this Transportation Note shall be a separate and independent debt and the Holder, except as otherwise specifically provided in this Transportation Note and the Common Security Trust Agreement, shall be entitled to protect and enforce its rights arising out of this Transportation Note and the Common Security Trust Agreement, and, except as aforesaid, it shall not be necessary for any other Holder or the Trustee to consent to or be joined as an additional party in, any proceedings for such purposes.

     (d) No failure on the part of the Trustee or any Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Transportation Note and the Common Security Trust Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any such document nor preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No Holder shall be responsible for the failure of any other Holder or the Trustee to perform its obligations hereunder or under the Common Security Trust Agreement.

     (e) So long as any Related Senior Debt is outstanding, no Holder shall have the right to commence any proceeding, judicial or otherwise, to enforce any judgment obtained by it in respect of the obligations hereunder or otherwise under the Common Security Trust Agreement, against Ocensa, it being understood and intended that no Holder shall have any rights in any manner whatever to affect, disturb or prejudice the rights created by or pursuant to the Common Security Trust Agreement of any of the other Holders, or to obtain or seek to obtain priority or preference over any other Holder or to enforce any rights under this Transportation Note or the Common Security Trust Agreement except in the manner herein and therein provided.

     12. (a) If any mutilated Transportation Note is surrendered to Ocensa, Ocensa shall execute and deliver in exchange therefor a new Transportation Note of like tenor and principal amount, bearing a number not contemporaneously outstanding, appertaining to the surrendered Transportation Note.

     (b) If there be delivered to Ocensa (i) evidence to its satisfaction of the destruction, loss or theft of any Transportation Note, and (ii) such security or indemnity as may be required by it to save it and any agent of it harmless, then, in the absence of notice to Ocensa that such Transportation Note has been acquired by a bona fide purchaser, Ocensa shall execute and deliver in lieu of any such destroyed, lost or stolen Transportation Note a new Transportation Note of like tenor and principal amount and bearing a number not contemporaneously outstanding, appertaining to such destroyed, lost or stolen Transportation Note.

     (c) Upon the issuance of any new Transportation Note under this Section, Ocensa may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and the expenses of any agent) connected therewith.

     (d) Every new Transportation Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Transportation Note, shall constitute an original additional contractual obligation of Ocensa, whether or not the destroyed, lost or stolen Transportation Note shall be at any time enforceable by anyone.

     (e) Any new Transportation Note delivered pursuant to this Section shall be so dated that neither gain nor loss in interest shall result from such exchange.

     (f) The provisions of this Section 12 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Transportation Notes.

     13. Ocensa hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of the Transportation Notes, and to constitute the same the valid obligations of Ocensa, have been done and performed and have happened in due compliance with all applicable laws.

     14. THIS TRANSPORTATION NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     15. All terms used in this Transportation Note which are defined in the Agreement shall have the meanings assigned to them in the Agreement.


     IN WITNESS WHEREOF, Ocensa has caused this instrument to be duly executed and delivered.

Dated:
                                   OLEODUCTO CENTRAL S.A.


                                   By_______________________

                                                                    SCHEDULE F
                                                   to Transportation Agreement

                          FORM OF DESIGNATION NOTICE

                                             [Date]


TO:          Oleoducto Central S.A. (Carrier)

FROM:     [Initial Shipper]

RE:Notice of Designation pursuant to Section 4.3(d) of the Transportation Agreement dated as of March 31, 1995, as amended from time to time in accordance with the terms thereof (Transportation Agreement)

          [Initial Shipper] hereby instructs Carrier to disburse to [name of bank, transit and account numbers] all proceeds due to [Initial Shipper] under
Section 4.3(d) of the Transportation Agreement.

          All defined terms used herein and not defined herein have the meanings assigned to them in the Transportation Agreement.


                    [INITIAL SHIPPER]



                         By:  ___________________
                              Name:
                              Title:

                                                                    SCHEDULE G
                                                   to Transportation Agreement

                       FORM OF DISPUTED INVOICE NOTICE

                                             [Date]


TO:          Oleoducto Central S.A. (Carrier)

FROM:     [Initial Shipper]

RE:Notice of Disputed Invoice pursuant to Section 4.5 of the Transportation Agreement dated as of March 31, 1995, as amended from time to time in accordance with the terms thereof (Transportation Agreement)

          [Initial Shipper] hereby notifies Carrier that it disputes the
amount of $    set forth on the interim statement, dated _________, 19__ for the reasons set forth in detail below:


                               [Insert details]




          All defined terms used herein and not defined herein have the meanings assigned to them in the Transportation Agreement.


                    [INITIAL SHIPPER]



                         By:  ___________________
                              Name:
                              Title:

                                                                    SCHEDULE H
                                                   to Transportation Agreement

                           CENTRAL LLANOS CONTRACTS


1. Contrato de Asociacion Casanare among Kelt Colombia S.A., L.L. & E., Homcol and Hocol S.A.

2.     Contrato de Asociacion Estero among Kelt Colombia S.A., Hocol S.A. and
Homcol.

3.     Contrato de Asociacion Garcero among Kelt Colombia S.A., Hocol S.A. and
Homcol.

4.     Contrato de Asociacion Upia (Lasmo Oil (Colombia) Limited).

5. Contrato de Asociacion Rio Meta between Petrobras Internacional S.A.-Braspetro and Hocol S.A.

6.     Contrato de Asociacion Cubarral (Chevron Petroleum Company).

7.     Contrato de Asociacion Cano La Hermosa (Nomeco Colombia Oil Co.).

8.     Contrato de Asociacion Corocera with Kelt Colombia S.A.

9.     Contrato de Asociacion Orocue with Kelt Colombia S.A.

10. Contrato de Concesion Trinidad-Yalea between Kelt Colombia S.A and the Colombian government.

11. All fields owned by Ecopetrol in the Llanos area which on the date of the Agreement are in production.


125_LAN04












                           ADVANCE TARIFF AGREEMENT


                          dated as of March 31, 1995


                                   between

                            OLEODUCTO CENTRAL S.A.

                                     and

                            TRITON COLOMBIA, INC.












                              TABLE OF CONTENTS




Section                                                           Page

         ARTICLE ONE
         DEFINITIONS AND INTERPRETATION

1.1      Definitions                                                 1
1.2      Interpretation                                              8

         ARTICLE TWO
         TRANSPORTATION AGREEMENT

2.1      Transportation Agreement                                    8

         ARTICLE THREE
         ADVANCE TARIFF PAYMENTS

3.1      Advance Tariffs                                             8
3.2      Overdue Amounts                                            11
3.3      Indemnification by Throughput Obligor                      11

         ARTICLE FOUR
         TERM

4.1      Term                                                       12
4.2      Effectiveness                                              12

         ARTICLE FIVE
         GENERAL

5.1      Notices
5.2      Other Advance Tariff Agreements; Amendments and Waivers    12
5.3      Taxes                                                      13
5.4      Representations and Warranties                             13
5.5      Assignments                                                13
5.6      Nature of Obligations                                      16
5.7      No Third Party Beneficiaries                               16
5.8      Severability                                               16
5.9      Governing Law                                              17
5.1      Performance Outside Colombia                               17
5.11     Commercial Obligations                                     17
5.12     Submission to Jurisdiction; Consent to Service             17
5.13     Waiver of Immunity                                         17
5.14     Headings; Table of Contents                                18
5.15     Counterparts                                               18




                           ADVANCE TARIFF AGREEMENT


          AGREEMENT, dated as of March 31, 1995, by and between OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (Ocensa), and TRITON COLOMBIA, INC., a corporation existing under the laws of the State of Delaware (the Throughput Obligor).


                                   RECITALS

WHEREAS:

          A. Ocensa intends to construct, own and operate the Oleoducto Central for the purpose of evacuating Petroleum from the Cusiana Area, and, to the extent of unused capacity, to solicit shipments of other Petroleum through the Oleoducto Central by the Initial Shippers and others;

          B. Ocensa and the Throughput Obligor have entered into a Transportation Agreement providing for the transportation of the Throughput Obligor's Petroleum through the Oleoducto Central and the payment of Tariffs therefor; and

          C. The Throughput Obligor wishes to assure in accordance with the terms of this Agreement that Ocensa has sufficient revenue so that Ocensa is able to provide the Throughput Obligor with pipeline capacity to permit it to evacuate its Petroleum from the Cusiana Area and, to the extent of unused capacity, to solicit shipments of other Petroleum through the Oleoducto Central by the Initial Shippers and others.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Ocensa and the Throughput Obligor agree as follows:



                                  ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION



          Section 1.1. Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings indicated below:


          Accounting Period means the period from the date of this Agreement through June 30, 1995, and each period of six successive months beginning on any subsequent January 1st or July 1st during the continuance of this Agreement.

          Advance Tariff Agreements means this Agreement and the other advance tariffs agreements between Ocensa and each of the other Throughput Obligors having terms substantially the same as this Agreement.

          Advance Tariff Payment means a payment made pursuant to Section 3.1 to the extent not repaid or credited under Section 3.1(c) or (d).

          Affiliate of a Person means a Person (a) which is a Subsidiary of that Person, (b) of which that Person is a Subsidiary, or (c) which is a Subsidiary of a Person of which that Person is a Subsidiary.

          Agreement means this Advance Tariff Agreement as the same may be amended from time to time in accordance with the terms hereof.

          Association Contracts means the two contratos de asociacion between Empresa Colombiana de Petroleos - Ecopetrol and Triton Colombia, Inc. dated 11th June, 1982 (relating to Santiago de las Atalayas-1) and 5th May, 1988 (relating to Tauramena) and the contrato de asociacion between Empresa Colombiana de Petroleos - Ecopetrol and TOTAL Exploratie en Produktie Maatschappij B.V. dated December 3, 1990 (relating to Ro Chitamena), in each case as the same have been and may be amended from time to time in accordance with the terms thereof.

          Base Revenue Requirement has the meaning assigned to it in the Transportation Agreement.

          Business Day means a day in which commercial banks in Santaf de Bogot, Colombia and The City of New York, New York are permitted by law to be open for domestic and international business.

          Capital Expenditures means, with respect to any Person for any period, the aggregate of all direct and indirect expenditures (including capitalized interest) of such Person during such period which are required to be included in property, plant or equipment, good will, rights of way and other long-term intangible assets or a similar tangible or intangible property account, including, without limitation, additions to equipment and leasehold improvements, on a consolidated balance sheet of such Person prepared in accordance with generally accepted accounting principles in Colombia.

          Cash-on-Hand means, on any Due Date, all cash (including short-term marketable securities maturing on or before the Due Date or that can be sold on or before the DueDate without material economic penalty) then held in the Related Account, plus (a) funds withdrawn from the Related Account for the payment of Operating and Maintenance Costs for the relevant period, but which have not yet been applied, (b) funds held in any common proceeds account maintained by Ocensa which are allocable to the Related Account and (c) the Proportionate Share of any funds held by Ocensa outside any account assigned for the benefit of providers of unsubordinated liabilities of Ocensa (other than funds withdrawn from any such account, including the Related Account, for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures for the relevant period but which have not yet been applied), including proceeds from unsubordinated liabilities, equity contributions, Net Proceeds, Insurance Proceeds and Expropriation Compensation of Ocensa to the extent not dedicated to fund Capital Expenditures or prepay unsubordinated liabilities of Ocensa. In the event of bankruptcy, reorganization, liquidation, dissolution or other similar proceedings with respect to Ocensa, decommissioning of all four Segments of the Oleoducto Central by action of the board of directors of Ocensa or the providers of unsubordinated liabilities of Ocensa (or a trustee therefor) or a unanimous decision of the board of directors of Ocensa not to continue with the Oleoducto Central, the amount of Cash-on-Hand shall be increased by the amount of any equity contributions required to be made to Ocensa and to be deposited in the Related Account pursuant to the terms of a subscription agreement between any shareholder of Ocensa and Ocensa, unless such equity contributions have been called under such subscription agreement and not paid when due. For purposes of this Agreement, Cash-on-Hand shall be deemed to first be applied to clause (a) and then to clause (b) of the definition of Revenue Shortfall.

          Colombia means the Republic of Colombia.

          Completion has the meaning assigned to it in the Transportation Agreement.

          Corresponding Portion of the undivided interest in the Association Contracts or of Shares, as the case may be, means the portion, expressed as a percentage, equal to the obligation to make Advance Tariff Payments hereunder being transferred divided by the obligation to make Advance Tariff Payments hereunder held by the Throughput Obligor immediately prior to such transfer.

          Cusiana Area means the Cusiana and Cupiagua oil fields located within the jurisdiction of the Department of Casanare, Colombia.

          $ or dollars means United States dollars.

          Due Date means the first Business Day of each calendar month.

          Expropriation Compensation means all value (whether in the form of money, securities, property or otherwise) paid or payable by Colombia or its agencies or instrumentalities, in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable within or outside Colombia, as compensation for or in respect of Expropriatory Action.
          Expropriatory Action means any action or series of actions taken, authorized, ratified or acquiesced in by Colombia or a governing authority which is in de facto control of part of Colombia for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of ownership or control of the Oleoducto Central, or any substantial portion thereof, held by Ocensa.

          Initial Shipper means a Throughput Obligor in its capacity as original party to one of the Transportation Agreements and its successors and permitted assigns in such capacity.

          Initial Shipper Group means the Throughput Obligor (also in its capacity as Initial Shipper) and any of its Affiliates that is a Shareholder, any guarantor of any obligations of the Shareholder, and each of their respective successors and permitted assigns.

          Internationally Recognized Statistical Rating Agency means Standard & Poor's Ratings Group, Moody's Investors Service, Duff & Phelps and Fitch's Investor Services and each of the respective successors and assigns to substantially all of their respective businesses whose business is primarily the rating of debt and other securities of corporate and other issuers.

          Insurance Proceeds means proceeds from insurance for casualties on property or assets of Ocensa.

          JOA means the Joint Operating Agreement for the Santiago de las Atalayas-1, Tauramena and Rio Chitamena Association Contract Areas among BP Exploration Company (Colombia) Limited, TOTAL Exploratie en Produktie Maatschappij B.V. and Triton Colombia, Inc., dated as of March 29, 1994, as the same may be amended from time to time in accordance with the terms thereof.

          Net Proceeds from any sale or other asset disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, instalment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of
(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all national, regional, foreign and local taxes required to be accrued as a liability as a consequence of such sale or asset disposition and (ii) all payments made by such Person on any debt which is secured by such assets in accordance with the terms of any lien upon or with respect to such assets or which must by the terms of such lien, or in order to obtain a necessary consent to such sale or asset disposition or by applicable law, be repaid out of the proceeds from such sale or asset disposition.

          Non-Cash Items has the meaning assigned to it in the Transportation Agreement.

          Ocensa has the meaning assigned to it in the first paragraph of this Agreement.
          Officers' Certificate means a certificate signed by (a) the Chairman of the Board, the President, a Vice President, the Chief Operating Officer or a Director, and (b) another Director, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of Ocensa.

          Oleoducto Central means the existing and to be constructed pipeline transportation systems from the Cusiana Area to the Port of Covenas, Colombia owned and to be owned by Ocensa, including the upgrading of the facilities at the Port of Covenas, comprising a pipeline system of four Segments for the transportation of Petroleum approximately 800 kilometers in length, including related pumping, storage and loading facilities and such other facilities as Ocensa may own, utilize or operate in whole or in part from time to time together with any additional related facilities, but excluding any Sole Risk Facilities.

          Oleoducto Central Agreement means the Amended and Restated Oleoducto Central Agreement, dated as of March 31, 1995, among Ocensa, Empresa Colombiana de Petroleos - Ecopetrol, BP Pipelines Colombia Limited, TOTAL Pipeline Colombie S.A., Triton Pipeline Colombia, Inc., IPL Enterprises (Colombia) Inc. and TCPL International Investment Inc., as the same may be amended and restated from time to time in accordance with the terms thereof.

          Operating and Maintenance Costs has the meaning assigned to it in the Transportation Agreement.

          Operating Segment has the meaning assigned to it in the Transportation Agreement.

          Party or Parties means Ocensa, the Throughput Obligor and their respective successors or permitted assigns.

          Person means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

          Petroleum means crude oil and other liquid hydrocarbons, including the liquid hydrocarbons which are recovered or extracted from natural gas.

          Proportionate Share means 9.6%, provided that to the extent that by succession or assignment more than one Person is the Throughput Obligor hereunder, the Proportionate Share with respect to each such Person shall be determined pursuant to the agreements governing such succession or assignment, provided further that in each case the aggregate Proportionate Share of all such Persons shall always be 9.6%.

          Ps or pesos means Colombian pesos.

          Related Account means any account or accounts into which Ocensa or its permitted assign hereunder has directed or is required to direct payments of Tariff Advances and payments for purchases of Transportation Notes by the Throughput Obligor or, if a different Person, the Initial Shipper under the Transportation Agreement.

          Related Proceeding has the meaning assigned to it in Section 5.12.

          Revenue Shortfall means, as to any Due Date, the amount by which the sum of (a) the Throughput Obligor's Weighted Average Throughput Share of the amount calculated under clause (i) of the definition of Base Revenue Requirement plus (b) the amount calculated under clause (ii) of the definition of Base Revenue Requirement (excluding any amounts due in respect of any unsubordinated liabilities of Ocensa and any penalty amounts in respect thereof (A) for the benefit of the providers of which Ocensa has not assigned any of its rights or interest in the Related Account or (B) due to a Person that initiated or caused to be initiated any bankruptcy, reorganization, dissolution, liquidation or similar proceedings with respect to Ocensa or its assets notwithstanding its agreement with Ocensa to the contrary but (C) including the amount of any penalties, late payment charges, fees, costs, additional interest, withholding, indemnities, commissions and expenses payable by Ocensa on its unsubordinated liabilities as a result of the Throughput Obligor's or, if a different Person, the Initial Shipper's failure to pay Tariffs under the Transportation Agreement) plus (c) the amount of any deposit required to be made by Ocensa with the Banco de la Republica of Colombia in respect of the payment by Ocensa of any of its obligations set forth in clause (b) above, each as certified in an Officers' Certificate, exceeds the amount of Cash-on-Hand. Without affecting the obligation of the Throughput Obligor to make when due all Advance Tariff Payments payable pursuant to Section 3.1, the amount of any such Revenue Shortfall shall be calculated on the basis that (i) all amounts required to be paid pursuant to the provisions of Section 3.1 in respect of any prior Revenue Shortfall, and all amounts required to be paid by the other Throughput Obligors in respect of any prior revenue shortfall under their Advance Tariff Agreements, were in each case paid in full on the due date to which they related and applied to pay such prior revenue shortfall due and payable on such due date, and (ii) all amounts required to be paid by the Initial Shippers under their respective Transportation Agreements have been paid. The Revenue Shortfall shall be calculated in dollars, translating any non-dollar amount based on the Tasa Representativa del Mercado, as reported by the Banking Superintendency in Colombia, or other equivalent rate or, if no such rate is reported in Colombia, then the foreign exchange spot mid-rates for such day reported in The Wall Street Journal, Eastern Edition, or, if not so reported, on the mid-market foreign exchange spot closing rates for such day reported in the Financial Times, or, if not so reported, on spot foreign exchange mid-market rates for trading among banks in amounts of $1,000,000 and more as quoted by Morgan Guaranty Trust Company of New York.

          Segment has the meaning assigned to it in the Transportation
Agreement.

          Shareholders means the parties to the Oleoducto Central Agreement other than Ocensa and their respective successors and permitted assigns.

          Shares means the shares of common stock, par value Ps 100,000 each, of Ocensa, each with no preference among themselves with respect to dividends, voting rights or rights upon liquidation of Ocensa.

          Sole Risk Facilities has the meaning assigned to it in the Transportation Agreement.

          Specified Court has the meaning assigned to it in Section 5.12.

          Subsidiary of a Person means (a) a corporation more than 50% of the outstanding Voting Shares of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (b) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          Tariff Advances has the meaning assigned to it in the Transportation Agreement.

          Tariffs has the meaning assigned to it in the Transportation
Agreement.

          Throughput Capacity has the meaning assigned to it in the Transportation Agreement.

          Throughput Obligor means Triton Colombia, Inc. and its successors and permitted assigns.

          Throughput Obligors means the Throughput Obligor and Empresa Colombiana de Petroleos - Ecopetrol, BP Exploration Company (Colombia) Limited and TOTAL Exploratie en Produktie Maatschappij B.V. and their respective successors and permitted assigns.

          Throughput Share has the meaning assigned to it in the Transportation Agreement, provided that to the extent that by succession or assignment more than one Person is the Throughput Obligor hereunder, the Throughput Share with respect to each such Person shall be determined pursuant to the agreements governing such succession or assignment.

          Transportation Agreement means the Transportation Agreement, dated as of the date hereof, between Ocensa and the Throughput Obligor, and, when used in plural number, the substantially similar agreements entered into by Ocensa and the other Throughput Obligors, in each case as the same may be amended from time to time in accordance with the terms thereof.

          Transportation Notes has the meaning assigned to it in the Transportation Agreement.

          Voting Shares means shares which ordinarily have voting power for the election of directors (or persons performing similar functions), whether at all times or only so long as no senior class of shares has such voting power by reason of any contingency.

          Weighted Average Throughput Share with respect to an Initial Shipper or a Throughput Obligor means the quotient obtained by dividing (a) the sum of the products obtained by multiplying the Throughput Share of such Initial Shipper or Throughput Obligor, as the case may be, for each Operating Segment by the Capital Cost for such Operating Segment, by (b) the Capital Cost for all Operating Segments. For purposes of this definition, Capital Cost has the meaning assigned to it in and is calculated pursuant to the Transportation Agreement.

          Withdrawing Shareholder means a Shareholder exercising its right to withdraw from the Oleoducto Central project and to terminate the Oleoducto Central Agreement effective March 31, 1995 pursuant to the terms thereof.

          Section 1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

     (b)  words importing gender include all genders;

     (c) any reference to an Article or a Section refers to an Article or a Section, as the case may be, of this Agreement; and

     (d) all references to this Agreement and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.


                                  ARTICLE TWO

                           TRANSPORTATION AGREEMENT

          Section 2.1. Transportation Agreement. The Throughput Obligor and Ocensa have entered into the Transportation Agreement with respect to the shipment of Petroleum of the Throughput Obligor pursuant to which inter alia Ocensa has agreed to transport Petroleum delivered to it by the Throughput Obligor.



                                 ARTICLE THREE

                           ADVANCE TARIFF PAYMENTS

          Section 3.1. Advance Tariffs. (a) If for any reason at any time within the calendar month prior to any Due Date Ocensa has, or reasonably anticipates that it will have, a Revenue Shortfall on such Due Date, Ocensa promptly (but in any case at least 10 Business Days prior to such Due Date) by notice shall request from the Throughput Obligor an Advance Tariff Payment in Dollars equal to the amount of such Revenue Shortfall projected by Ocensa for such Due Date. In addition, the Throughput Obligor may at any time and at its sole discretion designate voluntary payments made or caused to be made by it
(i) into the Related Account or (ii) directly to extinguish liabilities of Ocensa included in clause (b) of the definition of Revenue Shortfall as Advance Tariff Payments hereunder, whereupon such payments shall be treated as Advance Tariff Payments for all purposes of this Agreement.

          (b) The notice referred to in the first sentence of paragraph (a) shall specify the applicable Due Date, the amount of the Revenue Shortfall projected for such Due Date, the place or places of payment, the calculation of such shortfall in reasonable detail (including, without limitation, the amount of Cash-on-Hand and the breakdown of the amounts in clause (b) and (c) of the definition of Revenue Shortfall by item thereof and source of the related liabilities), the intended use of the proceeds from such Advance Tariff Payment and the estimated time or times of such use. If such notice is given less than 15 Business Days prior to such Due Date, it shall be given by telephone confirmed by facsimile transmission. Following receipt of such notice the Throughput Obligor shall pay to, or on behalf of, Ocensa not later than 12:00 p.m. (noon) New York City time, on such Due Date, in immediately available cash funds in dollars and/or pesos as specified in such notice, in such specified place or places of payment, an amount equal to such Revenue Shortfall on such Due Date, which amount, subject to paragraph (d) below, shall be payable in full without set off, withholding, deduction or reduction for any cause, including without limitation any credit of such Throughput Obligor existing under Section 3.1(c).

          (c) Each Advance Tariff Payment made by the Throughput Obligor shall constitute an advance payment of Tariffs under the Transportation Agreement by the Throughput Obligor for subsequent transportation of Petroleum through the Oleoducto Central and shall be applied as a credit for such transportation to the Throughput Obligor or its designee or repaid in cash to the Throughput Obligor or its designee as follows:

          First, applied as a credit for such transportation during the period Tariffs payable under the Transportation Agreement have been correspondingly increased pursuant thereto to the extent that Colombian generally accepted accounting principles require Ocensa to expense in such quarter the amounts paid in respect of goods or services acquired by or provided to Ocensa with the proceeds of such Advance Tariff Payment, provided that such Advance Tariff Payment is credited (or invoiced) concurrently with, and only in the same proportion that, advance tariff payments madeor called but not yet paid by other Throughput Obligors under their respective Advance Tariff Agreements are applied as credits for transportation;

          Second, if such Advance Tariff Payment was made in respect of a Revenue Shortfall (but only to the extent such Revenue Shortfall resulted from insufficient Cash-on-Hand to meet the unsubordinated liabilities of Ocensa for the benefit of the providers of which Ocensa has assigned certain of its rights and interest in the Related Account, excluding any penalties, penalty interest and indemnities but including accelerated amounts associated therewith), applied as a credit for such transportation in each successive period in which Tariffs are due under the Transportation Agreement to the extent that such Advance Tariff Payment is equal to or less than the Non-Cash Items included in such Tariffs in such period less payments (if any) by Ocensa in respect of such unsubordinated liabilities and Transportation Notes and Tariff Advances provided by the Throughput Obligor and, to the extent that such Revenue Shortfall resulted from insufficient Cash-on-Hand to meet any such unsubordinated liabilities in respect of any penalties, penalty interest and indemnities, such sum shall be applied as a credit against the adjustment to such Tariffs required under Section 2.5(d) of Schedule C of the Transportation Agreement; and

          Third, to the extent not credited pursuant to clauses First and Second above and to the extent Ocensa has available Cash-on-Hand, repaid in cash to the Throughput Obligor or its designee on the next Due Date (except that the limitation on the right to such repayment to such Cash-on-Hand shall not apply in the event of (i) bankruptcy of Ocensa or (ii) liquidation of Ocensa), provided that any repayment of an Advance Tariff Payment (or portion thereof) made in respect of a Revenue Shortfall (but only to the extent that such Revenue Shortfall resulted from insufficient Cash-on-Hand to meet the unsubordinated liabilities of Ocensa for the benefit of the providers of which Ocensa has assigned certain of its rights and interest in the Related Account, excluding any penalties, penalty interest or indemnities, but including accelerated amounts associated therewith) not credited pursuant to clause Second above, shall be limited to that portion of the available Cash-on-Hand of Ocensa that was generated from the Non-Cash Items paid as part of Tariffs directly or indirectly into the Related Account, whether retained therein or not (except that the limitation on the right to such repayment to only such Cash-on-Hand so generated shall not apply in the case (A) that no Petroleum is flowing through the Oleoducto Central, other than by reason of maintenance or repairs, and (x) 180 days have passed since Petroleum has last flowed or (y) decommissioning of all four segments of the Oleoducto Central has occurred, whichever is earlier, (B) of bankruptcy of Ocensa or (C) of liquidation of Ocensa), and provided, further, in each case, that such repayment shall be subordinated in right of payment and in liquidation to all of Ocensa's unsubordinated liabilities for the benefit of the providers of which Ocensa has assigned certain of its rights and interest in the Related Account and subordinated in right of payment (but not in liquidation unless otherwise agreed) to such other payments of Ocensa as rank senior in right of repayment pursuant to Section 5.4(a) of the Oleoducto Central Agreement.

Notwithstanding anything to the contrary contained in this Section 3.1(c), Ocensa shall not repay any Advance Tariff Payment in cash to the Throughput Obligor or its designee so long as the Throughput Obligor or the party (other than Ocensa) to the Transportation Agreement, if different, is in default of any of its payment obligations under the Transportation Agreement. No credit applied to any Tariffs in respect of an Advance Tariff Payment called but not yet paid shall release or reduce the obligation to make such Advance Tariff Payment in cash. Advance Tariff Payments shall not bear interest. The Parties agree that Ocensa shall have the right, in its sole discretion, to set off against sums due by it under any payment obligation, loan, note or credit held by the Throughput Obligor the unpaid amount of any equity contribution with respect to which the Shareholder in its Initial Shipper Group is in default under its subscription agreement with Ocensa.

          (d) (i) In the event Ocensa pays amounts for which an Advance Tariff Payment has been called but not yet paid or notifies the Throughput Obligor that it reasonably anticipates that the Revenue Shortfall as of the related Due Date will be otherwise reduced or eliminated, the obligation of the Throughput Obligor to make such Advance Tariff Payment shall, to the extent of such payment or the reasonably anticipated reduction or elimination set forth in such notice, be deemed satisfied and, if called and paid, be credited or repaid to the Throughput Obligor.

          (ii) If a call has been made for an Advance Tariff Payment in respect of a Revenue Shortfall for an amount calculated by reference to item
(ii) of the Base Revenue Requirement and such Advance Tariff Payment is overdue, the amount due in respect of such Advance Tariff Payment by the Throughput Obligor shall be reduced by the amount of any payment made by the Throughput Obligor or its designee directly in satisfaction of the liabilities included in item (ii) of the definition of Base Revenue Requirement by reference to which such Revenue Shortfall has been calculated or by the amount by which such liabilities have otherwise been released or reduced.

          (e) If, at the expiration of the stated term of this Agreement, the Throughput Obligor shall have made Advance Tariff Payments which shall not then have been credited or repaid as provided in Section 3.1(c) or (d), the amount of such Advance Tariff Payments shall be so credited or repaid following the end of such stated term.

          Section 3.2. Overdue Amounts. If the Throughput Obligor shall fail to pay any amount due and payable by it pursuant to Section 3.1 on or before the Due Date when such amount is due and payable, the Throughput Obligor shall be liable to Ocensa for the sum of the amount so due and payable and remaining unpaid by such Throughput Obligor, and, in each case to the extent permitted by law,

     (a) without duplication with any amounts included in clause (C) of the definition of Revenue Shortfall, the amount of any penalties, late payment charges, fees, costs, additional interest, withholding, indemnities, commissions and expenses arising from such failure to pay and set forth in an Officers' Certificate, or if higher, the amount actually paid by Ocensa in respect of such amounts, and
     (b) to the extent paragraph (a) above is not applicable, interest on the amount due and payable pursuant to Section 3.1 from and including such Due Date (or if later the date such amount became due) to but excluding the date of payment thereof calculated at the rate per annum equal to the prime rate of Morgan Guaranty Trust Company of New York and any successors and assigns to substantially all of its banking business as in effect from time to time plus 5%, provided that this paragraph (b) shall also not apply if paragraph (a) were applicable and waived.

Payments due and owing by the Throughput Obligor under this Section 3.2 shall be made in cash without set off, deduction, withholding or reduction for any cause including without limitation any credit of such Throughput Obligor existing pursuant to Section 3.1(c) or (d).

          Section 3.3. Indemnification by Throughput Obligor. The Throughput Obligor shall indemnify Ocensa against any loss, liability, damage or claim (or action in respect thereof) (including, but not limited to, legal fees and expenses) suffered or incurred:

     (a)  as a result of the occurrence of the events listed in Section 3.2;
or

     (b) in connection with the enforcement, preservation or protection of any rights against the Throughput Obligor under this Agreement;

provided, however, that in no event shall the Throughput Obligor be obligated to indemnify Ocensa for loss of anticipated profits or other consequential damages.


                                 ARTICLE FOUR

                                     TERM

          Section 4.1. Term. This Agreement shall continue in full force and effect so long as any assignment of rights of Ocensa under this Agreement is still in effect and shall, unless earlier terminated by written agreement of the Parties, terminate at the time of any assignment to the Throughput Obligor of the rights hereunder that were previously assigned to a permitted assignee of Ocensa, provided, however, that any rights and obligations existing prior to termination shall survive any termination of this Agreement, including, without limitation, any rights of the Throughput Obligor pursuant to Section 3.1(e).

          Section 4.2. Effectiveness. This Agreement shall have no effect or validity unless and until Ocensa enters into all other Advance Tariff Agreements.


                                 ARTICLE FIVE

                                   GENERAL

          Section 5.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:



If to Ocensa:                       Copy to:                     Agent for Service

OLEODUCTO CENTRAL S.A.              N/A                          CT CORPORATION SYSTEM
World Trade Center Bogota                                                    1633 Broadway
Torre C, Piso 10                                                 New York, New York  10019
Calle 100 N. 8A-55                                               Telefax (212) 247-2882
Santafe de Bogota, D.C. - Colombia
Telefax 571-528-3933
Attention: President

If to the Throughput Obligor

TRITON COLOMBIA, INC.               TRITON ENERGY CORPORATION    CT CORPORATION SYSTEM
Carrera 9A No. 99-02                6688 N. Central Expressway               1633 Broadway
Oficina 407                         Suite 1400                   New York, New York  10019
Santafe de Bogota, D.C.-Colombia    Dallas, Texas  75206         Telefax (212) 247-2882
Telefax 571-618-2553                Telefax: (214) 691-0296
Attention: Ivan Fajardo             Attention: Thomas G. Finck,
                                    A. E. Turner



 or to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The Party giving any demand, notice or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

     Section 5.2. Other Advance Tariff Agreements; Amendments and Waivers. Ocensa will enter into other Advance Tariff Agreements on substantially identical terms with the otherThroughput Obligors, and the Throughput Obligor shall have no obligation with respect to any such other Advance Tariff Agreements. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby and any permitted assignees. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 5.3. Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on it, whether by taxing authorities within the Republic of Colombia or elsewhere.

          Section 5.4.  Representations and Warranties.

          (a)  Each Party represents and warrants to the other that:

          (i) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

          (ii) it has the requisite power and authority to enter into and perform its obligations under this Agreement, the Transportation Agreement and the Association Contracts to which it is a party and this Agreement, the Transportation Agreement and the Association Contracts to which it is a party, when executed and delivered by such Party, constitute valid and legally binding agreements of such Party;

          (iii) the execution and delivery of, and the performance by it of its obligations under, this Agreement, the Transportation Agreement and the Association Contracts to which it is a party do not and will not result in a breach of or constitute a default under:

     (A) any provision of its charter or articles of incorporation or its by-laws;

     (B) any agreement or instrument to which it is a party and which is material to the performance by it of its obligations hereunder; and

     (C) any statute, rule, regulation or order, judgment or decree of any governmental agency or court having jurisdiction over it or by which it is bound;

          (iv) neither it nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process;

(b)  The Throughput Obligor represents and warrants to Ocensa that:

          (i) there are no pending actions, suits or proceedings against or affecting the Throughput Obligor, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Throughput Obligor or any of its Subsidiaries, would individually or in the aggregate have a material adverse effect on the financial condition or results of operation of the Throughput Obligor and its Subsidiaries taken as a whole, or would materially and adversely affect the ability of the Throughput Obligor to perform its obligations under this Agreement, and no such actions, suits or proceedings are threatened or, to the Throughput Obligor's knowledge, contemplated; and

          (ii) the financial statements provided to Ocensa present fairly the financial position of the Throughput Obligor and its consolidated subsidiaries as of the dates shown therein and their results of operations and cash flows for the periods shown therein, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis and, as of the date hereof, there has been no material adverse change in the financial condition or results of operations of the Throughput Obligor since the date of such financial statements.

          Section 5.5. Assignments. (a) Ocensa may assign it rights and obligations hereunder to any party concurrently with the acquisition by such party of all or substantially all of the Oleoducto Central, provided that such assignee has assumed all Ocensa's obligations and unsubordinated liabilities.

          (b) Except as set forth in paragraph (a), Ocensa may not assign this Agreement or any of its rights or proceeds hereunder, or create enforceable third party rights herein, to or in any person not a party hereto (or an Affiliate of a party hereto) except that Ocensa may assign to any person, in each case with the prior written consent of the Throughput Obligor, all or any part of Ocensa's rights or proceeds hereunder to any trustee for the benefit of providers of unsubordinated liabilities of Ocensa secured by an interest in the Related Account. If the Throughput Obligor consents, Ocensa agrees to execute and deliver all consents and documents reasonably necessary to effect such assignment and to create a valid and perfected security interest herein. The claims and rights of each such permitted assignee shall rank pari passu with the claims and rights of all permitted assignees irrespective of the time or times at which prior, concurrent or subsequent assignments under this Section 5.5 are made or perfected. Subject to compliance with the terms of any such assignment, any such permitted assignee shall have the benefit of the representations and warranties of the Throughput Obligor and may enforce the obligations of the Throughput Obligor hereunder as if such permitted assignee were a party hereto.

          (c) The Throughput Obligor may assign this Agreement and its obligations hereunder in the following circumstances:

          (i) all or any part of its rights and obligations hereunder to any person in connection with the simultaneous transfer to such person of a Corresponding Portion of the undivided interest held by the Throughput Obligor or its Affiliates in the Association Contracts. Nothing contained herein shall constitute a derogation or waiver of any rights or obligations of the parties to the JOA or the Association Contracts;

          (ii) all or any part of its rights and obligations hereunder to any Person, provided that following such transfer the unsubordinated liabilities of Ocensa secured by an assignment of certain rights and interests in the Related Account continue to have a credit rating by an Internationally Recognized Statistical Rating Agency at least equal to such credit rating immediately prior to the time of such assignment (or, if earlier, any announcement thereof), or, alternatively, if there are no such rated unsubordinated liabilities, prior to such transfer Ocensa may obtain (at the sole cost and expense of the Throughput Obligor requesting such rating) a provisional rating by an Internationally Recognized Statistical Rating Agency in respect of such unsubordinated liabilities that may be issued in the future, and the standard in this proviso will be deemed to have been met if at least such provisional rating is confirmed following such transfer or announcement;

     (iii) all or any part of its rights and obligations hereunder to any Affiliate of the Throughput Obligor, provided that the Throughput Obligor remains liable hereunder;

     (iv) to any person whose obligations hereunder are guaranteed by a person satisfying the criteria under (i); or

          (v) to any Person in connection with the transfer by the Throughput Obligor of all or substantially all of its assets by acquisition, amalgamation, merger or other business combination;

provided, however, that in each such case such assignee executes and delivers to Ocensa a written undertaking satisfactory to Ocensa (and Ocensa's permitted assignee) whereby such assignee agrees to be bound by all the terms and conditions of this Agreement.

          Except as otherwise provided herein, upon the unconditional assumption of the Throughput Obligor's rights and obligations hereunder by a permitted assignee thereof, and subject to any limitations in any assignment and assumption agreement, such Throughput Obligor shall be released and discharged from all of its obligations hereunder, except obligations which shall have been incurred prior to such assignment and assumption.

          (d) The Throughput Obligor may assign its rights hereunder as security for lenders providing financing for the development and operation of the Cusiana Area.

          Section 5.6. Nature of Obligations. (a) Subject to the terms of this Agreement, the obligations of the Throughput Obligor under this Agreement to make any Advance Tariff Payments and the obligations of Ocensa to apply such Advance Tariff Payments as a credit for transportation or to repay them in cash shall be unconditional and absolute and shall not be deferred, excused, released, discharged or in any way affected by (i) any right of set off, counterclaim or defense by reason of any claims against Ocensa or the Throughput Obligor arising under this Agreement or on any other account whatsoever, (ii) any sale or other transfer by any of the Shareholders (among themselves or otherwise) of any of Ocensa's shares or the failure by any of the other Throughput Obligors or, if different Persons, the other Initial Shippers to perform their obligations under their respective Advance Tariff Agreements or Transportation Agreements with Ocensa, (iii) any bankruptcy, reorganization or dissolution (on whatever grounds) of Ocensa or the Throughput Obligor (but only to the extent that any obligations hereunder in respect of a Revenue Shortfall result from insufficient Cash-on-Hand to meet unsubordinated liabilities of Ocensa for the benefit of the providers of which Ocensa has assigned certain of its rights under this Advance Tariff Agreement, including any penalties, interest, indemnities or accelerated amounts associated therewith) or (iv) any change, waiver, extension, indulgence or other action or omission in respect of any of the Throughput Obligor's obligations, in each case, whether or not Ocensa or the Throughput Obligor shall have had any notice or knowledge of any of the foregoing.

          (b) The obligations of the Throughput Obligor created by this Agreement, and in particular the obligation to make Advance Tariff Payments, are several, not joint and several with any other party. Nothing herein shall be deemed or construed to make the Throughput Obligor a surety or a guarantor of Ocensa or of any other Throughput Obligor or liable to meet any obligation of Ocensa or of any other Throughput Obligor.

          Section 5.7. No Third Party Beneficiaries. Except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assignees, and no other Person shall have any rights hereunder.

          Section 5.8. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 5.9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 5.10. Performance Outside Colombia. The Parties acknowledge and agree that their activities hereunder will be performed substantially outside Colombia.

          Section 5.11. Commercial Obligations. Each Party acknowledges and agrees that its rights and obligations hereunder are commercial and not governmental in nature.

          Section 5.12. Submission to Jurisdiction; Consent to Service. (a) Each of the Parties hereby submits to the non-exclusive jurisdiction of the Federal and State courts in the Borough of Manhattan in The City of New York (each, a Specified Court) in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a Related Proceeding). Each of the Parties irrevocably appoints the agent for service designated opposite its name in Section 5.1 hereof as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to such Party, by the person serving the same to the address provided in Section 5.1, shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding. Each of the Parties further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.

          (b) The obligation of a Party in respect of any sum due from it to the other Party, if expressed in dollars hereunder, notwithstanding any judgment in a currency other than dollars, shall not be discharged until the first Business Day, following receipt by such Party of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Party may in accordance with normal banking procedures purchase dollars with such other currency; if the dollars so purchased are less than the sum originally due to such Party hereunder, the other Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Party against such loss. If the dollars so purchased are greater than the sum originally due to such Party hereunder, such Party agrees to pay to the other Party an amount equal to the excess of the dollars so purchased over the sum originally due to such Party hereunder.

          Section 5.13. Waiver of Immunity. (a) The Throughput Obligor irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in a Specified Court or to the laying of venue of any suit, action or proceeding brought solely for the purpose of enforcing or executing any judgment relating thereto in a Specified Court and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding or any such suit, action or proceeding in any such Specified Court.

          (b) To the extent that the Throughput Obligor or any of its revenues, assets or properties shall be entitled, with respect to any Related Proceeding at any time brought against the Throughput Obligor or any of its revenues, assets or properties in the jurisdiction in which a Specified Court is located, or with respect to any suit, action or proceeding at any time brought solely for the purpose of enforcing or executing any judgment relating thereto in any jurisdiction, to any sovereign or other immunity from suit, from the jurisdiction of any such court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any such jurisdiction there shall be attributed such an immunity, the Throughput Obligor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States).

          Section 5.14. Headings; Table of Contents. The headings and table of contents contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 5.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Parties have hereunto caused this agreement to be executed and delivered by their proper officers thereunto duly authorized as of the date first above written.



                              OLEODUCTO CENTRAL S.A.


                              By:Gustavo Suarez

                              Title:President


                              TRITON COLOMBIA, INC.


                              By:Peter Rugg

                              Title:Vice President

                                      -











                 AMENDED AND RESTATED SUBSCRIPTION AGREEMENT



                          dated as of March 31, 1995



                                   between



                            OLEODUCTO CENTRAL S.A.



                                     and



                        TRITON PIPELINE COLOMBIA, INC.

                 AMENDED AND RESTATED SUBSCRIPTION AGREEMENT


          AGREEMENT, dated as of March 31, 1995, between OLEODUCTO CENTRAL S.A., a sociedad anonima organized under the laws of Colombia (Ocensa), and TRITON PIPELINE COLOMBIA, INC., a corporation existing under the laws of the Cayman Islands (the Purchaser). This Agreement amends and restates in its entirety the subscription agreement, dated as of December 14, 1994, between Ocensa and the Purchaser (the Original Subscription Agreement).


                                   RECITALS

WHEREAS:

          A. The Purchaser is a Shareholder of Ocensa, and Ocensa and the Purchaser are parties to the Amended and Restated Oleoducto Central Agreement (the Oleoducto Central Agreement), dated as of March 31, 1995, among Ocensa, the Purchaser and the other Shareholders parties thereto;

          B. The Purchaser has entered into the Original Subscription Agreement to acquire from time to time upon the call of Ocensa and subject to certain other conditions set forth herein, Shares (as hereinafter defined) in exchange for cash and in proportion to the Purchaser's Shareholding Interest (as hereinafter defined); and

          C. The Purchaser and Ocensa desire to amend and restate the Original Subscription Agreement to alter the conditions of a call by Ocensa to the Purchaser to purchase Shares.

          NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that the Original Subscription Agreement is amended and restated as follows:


                                 ARTICLE ONE

                        DEFINITIONS AND INTERPRETATION


     Section 1.1. Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings indicated below:

     Bankruptcy of Ocensa means (a) entry by any competent governmental authority of any jurisdiction or a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Ocensa in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) an involuntary or contested decree or order adjudging Ocensa a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Ocensa under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Ocensa or of any substantial part of the property of Ocensa, or ordering the winding up or liquidation of the affairs of Ocensa and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

          (b) commencement by Ocensa of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by Ocensa to the entry of a decree or order for relief in respect of Ocensa in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Ocensa, or the filing by Ocensa of a petition or answer or consent seeking reorganization or relief under any applicable law; or consent by Ocensa to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Ocensa or of any substantial part of the property of Ocensa, or the making by Ocensa of an assignment for the benefit of creditors, or the admission by Ocensa in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Ocensa in furtherance of any such action.

     Business Day means a day in which commercial banks in Santaf de Bogot and The City of New York, New York are permitted to be open for domestic and international business.

     Call has the meaning assigned to it in Section 2.1.

     Capital Budget means the budget for Capital Expenditures not included in the Annual Operating Budget for a fiscal year identified as such and approved by the Board of Directors.

     Capital Expenditures means, with respect to Ocensa for any period, the aggregate of all direct and indirect expenditures (including capitalized interest) of Ocensa during such period which are required to be included in property, plant or equipment, good will, rights of way and other long-term intangible assets or a similar tangible or intangible property account, including, without limitation, additions to equipment and leasehold improvements, on a consolidated balance sheet of Ocensa prepared in accordance with generally accepted accounting principles in Colombia.

     Completion means the date after all four Segments of the Oleoducto Central have been commissioned for purposes of transporting shipments of Petroleum and on which the five millionth barrel of Petroleum is shipped through the Oleoducto Central from the Cusiana ReceiptPoint to the Covenas Delivery Point (as such terms are defined in the Transportation Agreements), all as certified in a resolution adopted by the Board of Directors.

     Corresponding Portion of Shares means the portion, expressed as a percentage, equal to the payment obligations hereunder being transferred divided by the payment obligations hereunder held by the Purchaser immediately prior to such transfer.

     Current Shareholding Interest of the Purchaser means for purposes of this definition the percentage equal to the number of Shares held by the Purchaser divided by the total number of Shares outstanding, in each case as of the date of determination.

     Decommissioning has the meaning assigned to it in the Common Security Trust Agreement.

     Notice of Exercise of Call has the meaning assigned to it in Section 2.1.

     Oleoducto Central Agreement has the meaning assigned to it in the Recitals.

     Permitted Assignee means a person to whom Ocensa or the Purchaser, as the case may be, has assigned or transferred rights or obligations under this Agreement in accordance with Section 5.3.

     Political Events Agreement means the Political Events Agreement, dated as of December 14, 1994, among the parties to the Oleoducto Central Agreement providing definitions and procedures relating to certain political events, as the same may be amended from time to time in accordance with the terms thereof.

     Related Account means any account or accounts into which Ocensa or its permitted assign under the Transportation Agreement with a Person in the Purchaser's Initial Shipper Group has directed or is required to direct payments of Tariff Advances and payments for purchases of Transportation Notes under such agreement.

     Senior Debt to Equity Ratio means the ratio for the Senior Debt Tranche for the benefit of which this Subscription Agreement has been assigned of (a) the principal amount of Senior Debt outstanding under such Senior Debt Tranche secured by an interest in the Related Account (excluding the notional amount of any liability under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, currency swap agreements, currency options, futures or purchase or sale agreements or other agreements and arrangements designed to protect against fluctuations in interest rates and currency exchange rates in each case constituting Senior Debt under such Senior Debt Tranche to the extent the aggregate of such notional amount is not in excess of the aggregate principal amount outstanding of all other Senior Debt under such Senior Debt Tranche) less any proceeds of Senior Debt under such Senior DebtTranche held in an escrow account or other similar account or fund pursuant to the related Senior Debt Agreement to (b) the sum of (without duplication) (i) the greater of (A) the sum of (x) Equity Contributions made by Persons in the Purchaser's Initial Shipper Group, and
(y) the Purchaser's Current Shareholding Interest in Pre-Completion Accrued Returns, and (B) the Purchaser's Current Shareholding Interest of Ocensa's shareholders' equity determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (but excluding Ocensa's equity interest in any Unrestricted Subsidiaries), (ii) any Transportation Repayment Obligations owing to the Related TRO Holders, (iii) any other outstanding debt subordinated to Senior Debt (other than Shareholder Bridge Loans incurred to fund failures by Shareholders in other Initial Shipper Groups or the Canadian Group to make Equity Contributions as required) provided by Persons in the Purchaser's Initial Shipper Group, or in each case financial institutions designated by any such Person and Shareholder Bridge Loans incurred to fund a failure of Purchaser or another Shareholder in its Initial Shipper Group to make Equity Contributions as required, (iv) the Purchaser's Initial Shipper Group's Proportionate Share of any outstanding debt subordinated to Senior Debt that has not been provided by a Person in an Initial Shipper Group or the Canadian Group or a financial institution designated by any such Person and (v) any Advance Tariff Payments under the Advance Tariff Agreement with a Person in the Purchaser's Initial Shipper Group to the extent not included as an expense item in the income statement of Ocensa for the relevant period.

     Shareholding Interest of the Purchaser means the percentage equal to the number of Shares held by the Purchaser divided by the total number of Shares outstanding, in each case as of December 14, 1994.

     Shares means the shares of capital stock of Ocensa, par value Ps. 100,000 each, each with no preference among themselves with respect to dividends, voting rights or rights upon liquidation of Ocensa.

     Specified Court has the meaning assigned to it in Section 5.11.

     Time of Delivery has the meaning assigned to it in Section 2.1.

     Unrestricted Subsidiary" has the meaning assigned to it in the Common Secretary Trust Agreement.

     Section 1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular and vice-versa;

     (b)  words importing gender include all genders;
     (c) any reference to an Article or Section refers to an Article or a Section, as the case may be, of this Agreement; and

     (d) all references to this Agreement and the words herein, hereof, hereto and hereunder and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

All defined terms used and not defined herein have the meanings assigned to them in the Oleoducto Central Agreement.


                                 ARTICLE TWO

                                  COMMITMENT


     Section 2.1. Commitment to Purchase Shares. On the terms and subject to the conditions hereinafter set forth, the Purchaser agrees from time to time to acquire Shares upon the call (each, a Call) of Ocensa to be exercised by a notice of exercise (each, a Notice of Exercise of Call), in each case in exchange for cash, in the number, at the purchase price per Share and on the date and at the time (each, a Time of Delivery) set forth in the Notice of Exercise of Call; provided, however, that, in each case,

     (a) the Call shall be made (i) in accordance with the procedures established for such purpose in the By-Laws of Ocensa and applicable laws,
(ii) prior to (x) Bankruptcy of Ocensa, (y) Decommissioning or (z) a unanimous decision of the Board of Directors not to continue with the Oleoducto Central, in conformity with a Capital Budget and a Funding Resolution of Ocensa, and
(iii) simultaneously with Calls to all other purchasers under other Subscription Agreements, as soon as practicable after all necessary governmental and shareholder approvals for the issuance of such equity have been obtained,

     (b) the Notice of Exercise of Call shall be substantially in the form of the Notice of Exercise of Call attached as Annex I hereto and shall be transmitted simultaneously to all purchasers under other Subscription Agreements,

     (c) the number of Shares to be purchased by the Purchaser at such Time of Delivery and the aggregate purchase price therefor shall be in the same proportion to the aggregate amount of Shares being sold by Ocensa pursuant to such Call and the aggregate price therefor as the Purchaser's Shareholding Interest,

     (d) the purchase price per Share to be sold at each Time of Delivery, the Time of Delivery and all other terms of purchase shall be identical for all Shareholders, and

     (e) the Time of Delivery shall be not less than 15 Business Days after the date of delivery of the Notice of Exercise of Call.

     In addition, one special Call (which shall be for a contribution of funds but not for additional Shares) may be made without reference to a Capital Budget or Funding Resolution in the event of (x) Bankruptcy of Ocensa, (y) Decommissioning or (z) a unanimous decision of the Board of Directors not to continue with the Oleoducto Central, if at the time of such event the Senior Debt to Equity Ratio is higher than 70/30, for an amount sufficient so that, after giving effect to such Call and the actual or pro forma application of the proceeds thereof to repay Senior Debt, such ratio shall be 70/30.

     Ocensa agrees to make Calls to the Purchaser to acquire Shares in exchange for cash only in compliance with this Section 2.1.

     Section 2.2. Sale of the Shares. At each Time of Delivery, Ocensa shall issue, sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will acquire from Ocensa, all right, title and interest in and to the Shares being purchased by the Purchaser at Time of Delivery at such purchase price per Share set forth in the Notice of Exercise of Call. Upon payment of the aggregate purchase price therefor as provided herein and in such Notice of Exercise of Call, the Purchaser shall have no further obligations thereunder.

     Section 2.3. Payment and Delivery. The certificate(s) representing the Shares purchased by the Purchaser hereunder at each Time of Delivery shall be delivered by or on behalf of Ocensa to the Purchaser's designated representative in the place set forth in the Notice of Exercise of Call against payment in full by the Purchaser of the purchase price as set forth in the Notice of Exercise of Call.

     Section 2.4. Conditions to Purchase. The obligations of the Purchaser hereunder to purchase the Shares to be delivered at each Time of Delivery shall be subject to the conditions that (a) the representations and warranties of Ocensa in Section 2.6 are, at and as of such Time of Delivery, true and correct, and (b) that the aggregate purchase price of all Shares purchased and contributions of funds by the Purchaser pursuant to Calls of Ocensa hereunder shall not exceed the lower of (i) $58.5 million and (ii) the Purchaser's Shareholding Interest of the Aggregate Subscription Obligation (or, in each case, the equivalent thereof in Colombian Pesos determined by reference to exchange rates between U.S. dollars and Pesos in effect on each Time of Delivery hereunder based on such rates available to Ocensa as reasonably determined by Ocensa), less, in each case, all amounts (similarly determined) paid by the Purchaser or any guarantor thereof pursuant to a Performance Guarantee Agreement pursuant hereto or thereto. It is acknowledged that such Shares are subject to the terms of the Oleoducto Central Agreement, the Voting Trust Agreement and the Dividend Trust Agreement.

     Section 2.5. Mutual Representations and Warranties. Each party represents and warrants to the other for its benefit that:

     (a) it is a corporation duly incorporated and organized under the laws of its jurisdiction of incorporation;

     (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement, when executed and delivered by such party, constitutes the valid and legally binding agreement of such party; and

     (c) the execution and delivery of, and the performance by it of its obligations under, this Agreement will not result in a breach of or constitute a default under:

     (i) any provision of its charter or articles of incorporation or its By-laws;

     (ii) any agreement or instrument to which it is a party and which is material to the performance by it of its obligations hereunder; and

          (iii) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

     Section 2.6.  Additional Representations and Warranties of Ocensa.
Ocensa represents and warrants to the Purchaser for its benefit and for the benefit of its Permitted Assignees that the Shares to be issued and sold by Ocensa hereunder and under the related Notice of Exercise of Call at each Time of Delivery will have been duly and validly authorized and, when issued and delivered against payment in full therefor as provided herein and in such Notice of Exercise of Call, will be fully paid and non-assessable.

     Section 2.7. Use of Proceeds. All proceeds from the purchase of Shares hereunder (except pursuant to a special Call pursuant to the penultimate paragraph of Section 2.1 which shall be deposited into the Related Account) shall be used solely to pay the Purchaser's Shareholding Interest of the Capital Expenditures of Ocensa or to refinance indebtedness of Ocensa incurred in order to finance its Shareholding Interest of such Capital Expenditures.

     Section 2.8. Fees and Expenses. All fees and expenses incurred by or on behalf of each party hereto in connection with the negotiation and execution of this Agreement and the transfer of the Shares to be sold hereunder at each Time of Delivery shall be borne by such party.

     Section 2.9. Taxes. Ocensa shall be solely responsible for the payment of all taxes imposed on it, whether by taxing authorities within Colombia or elsewhere, arising from or in connection with the transactions contemplated hereby.

                                ARTICLE THREE

                               POLITICAL EVENTS


     Section 3.1. Political Events. The obligations of the Purchaser under this Agreement to purchase Shares are subject to the terms of the Political Events Agreement. For purposes of the Political Events Agreement the special Call referred to in the penultimate paragraph of Section 2.1 and the similar special Calls under the Amended and Restated Subscription Agreements entered into as of the date hereof by the other Shareholders shall be a Purchase Obligation as defined in the Political Events Agreement.


                                 ARTICLE FOUR

                             TERM; EFFECTIVENESS

     Section 4.1. Term. This Agreement shall be effective as of the date of the Original Subscription Agreement and shall continue in force and effect until the earliest of (i) the termination of the Oleoducto Central Agreement,
(ii) December 31, 2001, (iii) as provided in the Political Events Agreement,
(iv) Completion and (v) following a unanimous decision of the Board of Directors of Ocensa not to continue with the Oleoducto Central, Bankruptcy of Ocensa or Decommissioning, at the earlier, in the case of this clause (v), of
(A) full satisfaction of a special Call pursuant to the penultimate paragraph of Section 2.1 and (B) when a Senior Debt to Equity Ratio of 70/30 has otherwise been achieved, provided, that, in each case (i) through (v), any rights and obligations existing prior to termination shall survive termination of this Agreement.

     Section 4.2. Effectiveness. Notwithstanding Section 4.1, this Agreement shall have no effect or validity unless and until Ocensa has entered into amended and restated Subscription Agreements in substantially identical form to this Agreement with the other Shareholders, supported, in each case (other than with respect to Ecopetrol) by performance guarantee agreements substantially in the form attached as Schedule H to the Oleoducto Central Agreement.

                                 ARTICLE FIVE

                                   GENERAL

     Section 5.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:




If to Ocensa:                       Copy to:                     Agent for Service

OLEODUCTO CENTRAL S.A.              N/A                          CT CORPORATION SYSTEM
World Trade Center Bogota                                                    1633 Broadway
Torre C, Piso 10                                                 New York, New York  10019
Calle 100 N. 8A-55                                               Telefax (212) 247-2882
Santafe de Bogota, D.C. - Colombia
Telefax 571-528-3933
Attention: President

If to the Throughput Obligor

TRITON COLOMBIA, INC.               TRITON ENERGY CORPORATION    CT CORPORATION SYSTEM
Carrera 9A No. 99-02                6688 N. Central Expressway               1633 Broadway
Oficina 407                         Suite 1400                   New York, New York  10019
Santafe de Bogota, D.C.-Colombia    Dallas, Texas  75206         Telefax (212) 247-2882
Telefax 571-618-2553                Telefax: (214) 691-0296
Attention: Ivan Fajardo             Attention: Thomas G. Finck,
                                    A. E. Turner




 or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

     Section 5.2. Amendments and Waivers. Ocensa will enter into other Subscription Agreements on substantially identical terms with the other Shareholders, and the Purchaser shall have no obligations with respect to any other such Subscription Agreement. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 5.3. Assignments. (a) Ocensa may not assign this Agreement or any of its rights hereunder, or create enforceable third party rights herein, to or in any person not a party hereto (or an Affiliate of a party hereto) except that Ocensa may assign to any person, in each case with the prior written consent of the Purchaser, all or any part of Ocensa's rights hereunder to the trustee under the Common Security Trust Agreement. If the Purchaser consents, it agrees to execute and deliver all consents and documents reasonably necessary to effect such assignment and to create a valid and perfected security interest herein. The claims and rights of each such Permitted Assignee shall rank pari passu with the claims and rights of all Permitted Assignees irrespective of the time or times at which prior, concurrent or subsequent assignments under this Section 5.3 are made or perfected. Subject to compliance with the terms of any such assignment, any such Permitted Assignee shall have the benefit of the representations and warranties of the Purchaser and may enforce the obligations of the Purchaser hereunder as if such Permitted Assignee were a party hereto.

     (b) The Purchaser shall assign all or part of its rights and obligations hereunder in connection with a transfer of the Corresponding Portion of its Shares to a Person that is a permitted transferee thereof pursuant to Article Ten of the Oleoducto Central Agreement. Upon the unconditional assumption of the Purchaser's rights and obligations being assigned to such permitted transferee of the Purchaser pursuant to this Section 5.3(b) by such permitted transferee, and subject to any limitations in any assignment agreement, the Purchaser shall be released and discharged from all of its obligations hereunder, except obligations which shall have been incurred prior to such assignment and assumption.

     Section 5.4.  Nature of Obligations.

     (a) Subject to the terms of this Agreement, the obligations of the Purchaser under this Agreement to purchase Shares shall be unconditional and absolute and, shall not be deferred, excused, released, discharged, or in any way affected by (i) any right of set off, counterclaim, or defense by reason of any claims against Ocensa arising under this Agreement or on any other account whatsoever, (ii) any sale or other transfer by any of the Shareholders (among themselves or otherwise) of any of the Shares, or the failure by any other Shareholder to perform its obligations under its Subscription Agreement,
(iii) Bankruptcy of Ocensa or any bankruptcy, reorganization or dissolution (on whatever grounds) of the Purchaser, or (iv) any change, waiver, extension, indulgence, or other action or omission in respect of any of Ocensa's obligations, in each case whether or not the parties hereto shall have had any notice or knowledge of any of the foregoing.

     (b) The obligations of the Purchaser created by this Agreement, and in particular the obligation to acquire Shares in exchange for cash pursuant to Calls, are several, not joint and several with any other party. Nothing herein shall be deemed or construed to make the Purchaser a surety or a guarantor of Ocensa or of any other Shareholder or liable to meet any obligation of Ocensa or of any other Shareholder.

     Section 5.5. No Third Party Beneficiaries. Except with respect to the second sentence of Section 3.1, which shall also inure to the benefit of Shareholders referred to therein, and as otherwise expressly provided herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and Permitted Assignees, and no other Person shall have any rights hereunder.

     Section 5.6. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

     Section 5.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     Section 5.8. Performance Outside Colombia. The parties hereto acknowledge and agree that their activities hereunder will be performed substantially outside Colombia.
     Section 5.9. Commercial Obligations. Each Party acknowledges and agrees that its rights and obligations hereunder are commercial and not governmental in nature.

     Section 5.10. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, breach, termination, or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect as of the date hereof. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, controversy or claim, and shall have no connection with any party. Should the services of an appointing authority be necessary, the appointing authority shall be the American Arbitration Association. The parties and the appointing authority may appoint from among the nationals of any country, whether or not a party is a national of that country. The place of arbitration shall be The City of New York, New York. The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the law of the State of New York without regard to the principles of conflicts of laws.

     Section 5.11. Submission to Jurisdiction; Consent to Service. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the Specified Court) with respect to the enforcement of the arbitration provisions of this Agreement and the non-exclusive jurisdiction of such court with respect to the enforcement of any award thereunder. Each of the parties hereto irrevocably appoints the agent for service specified opposite its name in Section 5.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any related suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to such party, by the person serving the same to the address provided in Section 5.1, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Each of the parties hereto further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement.

     The obligation of a party in respect of any sum due from it to the other party hereunder expressed in United States dollars, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day following receipt by such party of any sum adjudged to be so due in such other currency on which (and only to the extent that) such party may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such party hereunder, the other party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to such party hereunder, such party agrees to pay to the other party an amount equal to the excess of the dollars so purchased over the sum originally due to such party hereunder.

     Section 5.12. Waiver of Immunity. (a) The Purchaser irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of this Agreement brought in the Specified Court and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in the Specified Court.

     (b) To the extent that the Purchaser or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of this Agreement at any time brought against the Purchaser or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, the Purchaser irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States).

     Section 5.13. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

     Section 5.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                         OLEODUCTO CENTRAL S.A.



                         By:  Gustavo Suarez
                         Title: President


                         TRITON PIPELINE COLOMBIA, INC.



                         By: Bernard Gros Dubois
                         Title:Vice President

                                                                       ANNEX I
                                                     TO SUBSCRIPTION AGREEMENT


                                   [Date, not less than 15
                                   Business Days prior to
                                   requested purchase date]

                          NOTICE OF EXERCISE OF CALL

TO:          Empresa Colombiana de Petroleos - Ecopetrol
          BP Colombia Pipelines Limited
          TOTAL Pipeline Colombie S.A.
          Triton Pipeline Colombia, Inc.
          IPL Enterprises (Colombia) Inc.
          TCPL International Investments Inc.
          [Permitted Assignees]

FROM:     Oleoducto Central S.A. (Ocensa)

RE:Notice of Exercise of Call Pursuant to Section 2.1 of the Subscription Agreement with each of the addressees (Purchasers), each dated as of March 31, 1995 (each, a Subscription Agreement)

          Ocensa hereby requires [the purchase on __________, ____ of the number of Shares of Ocensa] [the contribution of funds in the amount] set forth opposite your name in the table below by each of you severally [against payment of the aggregate purchase price indicated in such table]. Payment should be made in [same] [next] day funds by [official or certified bank check or checks] [wire transfer to the account indicated opposite your name in the table below] [and in the case of a special Call pursuant to the penultimate paragraph of Section 2.1 such funds shall be exclusively payable to the account specified in the Common Security Trust Agreement].



                                             NUMBER  PRICE  AGREGATE OR     [NAME OF BANK
                                             OF      PER    CONTRIBUTION  AND
PURCHASER                                    SHARES  SHARE  PRICE         ACCOUNT NUMBER]

Empresa Colombiana de Petroleos - Ecopetrol

BP Colombia Pipelines Limited

TOTAL Pipeline Colombie S.A.

Triton Pipeline Colombia, Inc.

IPL Enterprises (Colombia) Inc.

TCPL International Investments Inc.

[Any Permitted Assignees]

Total






          Ocensa hereby represents and warrants to each Purchaser that, as of the date hereof:

          1.  The requested payment date is a Business Day;

          2. The Call exercised hereby is [in conformity with a Capital Budget and Funding Resolution of Ocensa][made at or following [the Bankruptcy of Ocensa][Decommissioning][a unanimous decision of the Board of Directors not to continue with the Oleoducto Central] and after giving effect to this Call, the Senior Debt to Equity Ratio shall be 70/30];

          [3. The number of Shares to be purchased by each Purchaser at the Time of Delivery pursuant hereto and the Subscription Agreement to which such Purchaser is a party and the aggregate purchase price therefor is in proportion to such Purchaser's Shareholding Interest;

          4. The terms of purchase hereunder and under such Purchaser's Subscription Agreement are identical for all Purchasers; and

          5. The representations and warranties of Ocensa in such Purchaser's Subscription Agreement are true and correct.]

          All defined terms used herein and not defined herein shall have the meanings assigned to them in the Subscription Agreement with each Purchaser.



                              OLEODUCTO CENTRAL S.A.




                                                            By:
                              Title:

                   ASSIGNMENT AND ACKNOWLEDGMENT AGREEMENT
                FOR RIGHTS UNDER THE ADVANCE TARIFF AGREEMENT

          This AGREEMENT, dated as of June 1, 1995, by and between:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (Ocensa); and

          BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the Trustee) under the Common Security Trust Agreement, dated as of June 1, 1995 (the Common Security Trust Agreement), among Ocensa, the holders from time to time of Senior Debt and the Trustee.


                                   RECITALS

WHEREAS:

          A. Triton Colombia, Inc. (the Throughput Obligor) and Ocensa have entered into an Advance Tariff Agreement, dated as of March 31, 1995 (as amended from time to time in accordance with its terms, the Advance Tariff Agreement), by which the Throughput Obligor has undertaken obligations to make payments to Ocensa in certain circumstances;

          B. Ocensa desires to establish one or more credit facilities and/or securities issuance facilities that may be used to finance construction and operation of the Oleoducto Central pursuant to the Common Security Trust Agreement. In order to facilitate such transactions, Ocensa is willing to assign to the Trustee certain rights to receive payments (and the proceeds thereof) from the Throughput Obligor under the Advance Tariff Agreement to be exercised by the Trustee as provided herein and in the Common Security Trust Agreement for the benefit of Senior Lender Group D and, to the extent of funds payable thereunder that are required to be deposited into the Common Account, the other Senior Lender Groups, as their interests therein may appear; and

          C. By execution of this Agreement, Ocensa warrants that all things necessary to make this Agreement the valid, legally binding and enforceable obligation of Ocensa have been done and performed and the execution and performance hereof in all respects has been authorized and approved by all corporate action necessary on the part of Ocensa.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Ocensa and the Trustee agree as follows:


                                 ARTICLE ONE

                     ASSIGNMENT BY OCENSA TO THE TRUSTEE

          Section 1.1. Assignment. Ocensa hereby grants, transfers, sets over and assigns to the Trustee all rights (but not obligations or duties) of Ocensa in, under and arising from the Advance Tariff Agreement, whether now existing or hereafter arising, to be exercised as provided in the Common Security Trust Agreement for the benefit of Senior Lender Group D and, to the extent of funds payable thereunder that are required to be deposited into the Common Account, the other Senior Lender Groups, as their interests therein may appear, including, without limitation,

     (i) subject to Article Two hereof, all rights of Ocensa to request and receive all payments made or due to Ocensa by the Throughput Obligor pursuant to the Advance Tariff Agreement and proceeds therefrom (other than voluntary payments designated by the Throughput Obligor as Advance Tariff Payments thereunder); and

     (ii) all other rights (but not obligations or duties), claims, powers, privileges, interests and remedies of Ocensa, whether arising under the Advance Tariff Agreement, by statute, at law, in equity or otherwise, resulting from any failure by the Throughput Obligor to perform its obligations under the Advance Tariff Agreement;

together with full power and authority, in the name of the Trustee or Ocensa as assignor or otherwise (but subject to Article Two hereof), to request payment of, enforce, collect, receive and give receipt for any and all of the foregoing as provided in the Common Security Trust Agreement (the rights, claims, powers, privileges, interests and remedies referred to in clauses (i) and (ii) being hereinafter sometimes referred to as the Rights Assigned Hereby). The Trustee agrees to apply all moneys received by it pursuant hereto as provided in the Common Security Trust Agreement.


                                 ARTICLE TWO

                            PAYMENTS AND REQUESTS

          Section 2.1. Requests. Ocensa may, at any time, and shall at the request of the Trustee make all requests (which shall set forth in reasonable detail the calculation of the amounts requested, including a breakdown of clause (b) and (c) of the definition of Revenue Shortfall in the Advance Tariff Agreement by item and source of the liabilities referred to therein) in respect of moneys due from the Throughput Obligor under Section 3.1 of the Advance Tariff Agreement and, if and only if for any reason Ocensa fails to do so within two Business Days of request bythe Trustee, the Trustee may make such requests as assignee with the same force and effect as if made by Ocensa. Ocensa agrees to promptly provide the Trustee with copies of all requests made by it in respect of moneys due from the Throughput Obligor under the Advance Tariff Agreement and to promptly notify the Trustee of any reduction of the payment obligations of the Throughput Obligor with respect to an outstanding call thereunder known to the Borrower.

          Section 2.2 Payments. Ocensa and the Trustee agree that all funds received by them in respect of the Rights Assigned Hereby shall be deposited or caused to be deposited by them into the Proceeds Account maintained for the benefit of Senior Lenders in Senior Lender Group D and the Common Account maintained for the benefit of Senior Lenders in each Senior Lender Group, as their interests therein may appear, all in accordance with Article Four of the Common Security Trust Agreement.

          Section 2.3. Limited Recourse. The Trustee acknowledges on behalf of itself and each Senior Lender that notwithstanding anything to the contrary contained in this Agreement, the Agreement, the Common Security Trust Agreement or any Senior Debt Agreement, (i) the recourse of the Trustee (on behalf of itself or any Senior Lender) or any Senior Lender for payment and performance of Senior Debt Obligations or for any breach of any such agreement by Ocensa shall be limited solely to the Assigned Rights to the extent of their respective interests therein pursuant to the Common Security Trust Agreement, and none of (A) Ocensa, (B) any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (C) any Person owning, directly or indirectly, any legal or beneficial interest in Ocensa or in any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (D) the Trustee, or (E) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (D) above shall be personally liable for the payment or performance of any Senior Debt Obligations or for any such breach and (ii) each Senior Lender and the Trustee acting on behalf of itself or any Senior Lender expressly waive, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights they may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of Senior Debt Obligations owing to such Senior Lender or for such breach from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through (E) and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against Ocensa under any bankruptcy law or other reorganization, arrangement, readjustment of Debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or take any other action that may result in the Bankruptcy of Ocensa; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of any security interest granted to a Senior Lender under its Senior Debt Agreement in and to an escrow or trust account into which the proceeds of Senior Debt under its Senior Debt Agreement, the proceeds therefrom and from investments thereon and no other fundsshall be deposited, or of this Agreement or the right of the Trustee (or any Senior Lender in a Senior Lender Group to the extent provided in the Common Security Trust Agreement) to foreclose and/or to exercise or enforce any rights or remedies in and to the Rights Assigned Hereby as provided in this Agreement and the Common Security Trust Agreement (including, as provided in Section 9.9(a) thereof, the right to institute suit against Ocensa for the payment of money due); and provided, further, however, that, as to Ocensa but not as to any person listed in (B) through (E) above, in the event of the Bankruptcy of Ocensa, such recourse shall not be so limited and such waiver shall not so apply as of or subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to a Senior Lender in a Senior Lender Group or the Trustee acting on its behalf or for the benefit of such Senior Lender in such Senior Lender Group if such Bankruptcy of Ocensa was commenced, initiated, caused to be initiated or otherwise resulted from any action of such Senior Lender in such Senior Lender Group (or the Trustee acting on its behalf or for its benefit) notwithstanding their respective agreements to the contrary.


                                ARTICLE THREE

                                 ASSIGNMENTS

          Section 3.1. Assignment by the Trustee. The Trustee may not assign this Agreement or any of its rights hereunder or proceeds herefrom, or create enforceable third party rights herein or to such proceeds, to or in any person not a party hereto (other than pursuant to the Common Security Trust Agreement).

          Section 3.2. Assignment by Ocensa. Ocensa may not assign its rights and obligations hereunder or under the Advance Tariff Agreement to any other person, without the written consent of the Trustee and the Throughput Obligor.


                                 ARTICLE FOUR

                                EFFECTIVENESS

          Section 4.1. Effectiveness. This Agreement shall not become effective prior to acknowledgement hereof by the Throughput Obligor.


                                 ARTICLE FIVE

                                   GENERAL

          Section 5.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:



If to Ocensa:                       Agent for Service

OLEODUCTO CENTRAL S.A.              CT CORPORATION SYSTEM
World Trade Center Bogota                       1633 Broadway
Torre C, Piso 10                    New York, New York  10019
Calle 100 N. 8A-55                  Telefax (212) 247-2882
Santafe de Bogota, D.C. - Colombia
Telefax 571-528-3933
Attention: President

If to the Trustee:

BANKERS TRUST COMPANY
Four Albany Street, 4th Floor
New York, New York 10006
Telefax: (212)250-6961
Telephone: (212) 250-6826
Attention: Corporate Trust
  and Agnecy Group




or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by first class mail.

          Section 5.2. Entire Agreement; Waiver; Amendment. This Agreement, together with the Common Security Trust Agreement, constitutes the entire agreement between the partiespertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. All terms which are defined in the Common Security Trust Agreement or the Advance Tariff Agreement and not defined herein are used herein with the meanings therein set forth. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby and the Throughput Obligor. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          Section 5.3. No Third Party Beneficiaries. Except with respect to the last sentence of Section 1.1, Sections 2.2, 2.3, 3.1 and 3.2 and the third sentence of Section 5.2 which shall inure to the benefit of the Throughput Obligor and except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns, and no other Person shall have any rights hereunder.

          Section 5.4. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 5.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 5.6.  Submission to Jurisdiction; Consent to Service.
Ocensa hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Ocensa irrevocably appoints the agent for service designated opposite its name in Section 5.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to Ocensa, by the person serving the same to the address provided in Section 5.1 shall be deemed in every respect effective service of process upon Ocensa in any such suit or proceeding. Ocensa further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement. Ocensa agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.6 shall affect the right of the Trustee to serve legal process in any other manner permitted by applicable law.

          The obligation of Ocensa in respect of any sum due from it to the Trustee, if expressed in United States dollars hereunder, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first Business Day, following receipt by the Trustee of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Trustee may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Trustee hereunder, Ocensa agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to the Trustee hereunder, the Trustee agrees to pay to Ocensa an amount equal to the excess of the dollars so purchased over the sum originally due to the Trustee hereunder.

          Section 5.7. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 5.8. Counterparts. This Agreement may be executed and acknowledged in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their proper officers thereunto duly authorized as of the date first above written.

                         OLEODUCTO CENTRAL S.A.



                         By: Gustavo Suarez
                         Title:President

                         BANKERS TRUST COMPANY,
                           as Trustee



                         By: James C. McDonough
                         Title: Assistant Vice President


ACKNOWLEDGEMENT
BY THROUGHPUT OBLIGOR

The Throughput Obligor hereby acknowledges that this Agreement has been entered into by Ocensa with its consent and that the Trustee is a permitted assignee of Ocensa within the meaning of Section 5.5(b) of the Advance Tariff Agreement. The Throughput Obligor hereby agrees with Ocensa and the Trustee to make all payments and deliver all proceeds assigned hereunder directly to the Trustee for application as provided in the Common Security Trust Agreement, while providing an accounting thereof to Ocensa and the Trustee. The Throughput Obligor further agrees to be bound by the terms of this Agreement and not to hinder the performance by Ocensa of this Agreement in accordance with its terms. The Throughput Obligor has caused this acknowledgement to be executed and delivered by its proper officer thereunto duly authorized as of the date first above written.

TRITON COLOMBIA, INC.



By: Al E. Turner
Title: Senior Vice President - Operations

                   ASSIGNMENT AND ACKNOWLEDGMENT AGREEMENT
                FOR RIGHTS UNDER THE TRANSPORTATION AGREEMENT

          This AGREEMENT, dated as of June 1, 1995, by and between:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (Ocensa); and

          BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the Trustee) under the Common Security Trust Agreement, dated as of June 1, 1995 (the Common Security Trust Agreement), among Ocensa, the holders from time to time of Senior Debt and the Trustee.


                                   RECITALS

WHEREAS:

          A. Triton Colombia, Inc. (the Initial Shipper) and Ocensa have entered into a Transportation Agreement, dated as of March 31, 1995 (as amended from time to time in accordance with its terms, the Transportation Agreement), by which the Initial Shipper has undertaken obligations to make tariff payments to Ocensa in certain circumstances;

          B. Ocensa desires to establish one or more credit facilities and/or securities issuance facilities that may be used to finance construction and operation of the Oleoducto Central pursuant to the Common Security Trust Agreement. In order to facilitate such transactions, Ocensa is willing to assign to the Trustee certain rights under the Transportation Agreement to be exercised by the Trustee as provided herein and in the Common Security Trust Agreement for the benefit of Senior Lender Group D, and, to the extent of funds payable thereunder that are required to be deposited into the Common Account, the other Senior Lender Groups, as their interests therein may appear; and

          C. By execution of this Agreement, Ocensa warrants that all things necessary to make this Agreement the valid, legally binding and enforceable obligation of Ocensa have been done and performed and the execution and performance hereof in all respects has been authorized and approved by all corporate action necessary on the part of Ocensa.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Ocensa and the Trustee agree as follows:


                                 ARTICLE ONE

                     ASSIGNMENT BY OCENSA TO THE TRUSTEE

          Section 1.1. Assignment. Ocensa hereby grants, transfers, sets over and assigns to the Trustee the following rights (but not obligations or duties) of Ocensa in, under and arising from the Transportation Agreement, whether now existing or hereafter arising, to be exercised as provided in the Common Security Trust Agreement for the benefit of Senior Lender Group D, and, to the extent of funds payable thereunder that are required to be deposited into the Common Account, the other Senior Lender Groups, as their interests therein may appear:

     (i) subject to Article Two hereof, all rights of Ocensa to request and receive all payments made or due in respect of Tariffs, Tariff Advances, and proceeds from Transportation Notes, in cash (including the right to receive cash realized by the payment of such Tariffs, Tariff Advances and Transportation Notes in kind), to Ocensa by the Initial Shipper pursuant to the Transportation Agreement;

     (ii) all the proceeds of Ocensa from Petroleum transportation services provided pursuant to Section 1.2 in respect of the Initial Shipper's Proportionate Share of Available Capacity in the event of a suspension of such Initial Shipper's right to use its Proportionate Share of Available Capacity under its Transportation Agreement and to the extent such capacity is taken up by other shippers other than for transportation of Cusiana Petroleum, always subject to the terms and conditions of, priorities set forth in, and rights of the Initial Shipper under the Transportation Agreement (including such Initial Shipper's right thereunder to always ship Petroleum from the Cusiana Area and to receive its share of Overutilizer Premiums and Established Third Party Premiums paid by others), as such rights have been or may be modified by agreement or waiver of the Initial Shipper; and

     (iii) all rights (but not obligations or duties), claims, powers, privileges, interests and remedies of Ocensa, whether arising under the Transportation Agreement, by statute, at law, in equity or otherwise, resulting from any failure by the Initial Shipper to make when due any payments owing to Ocensa under the Transportation Agreement;

together with full power and authority, in the name of the Trustee or Ocensa as assignor or otherwise (but subject to Article Two hereof), to request payment of, enforce, collect, receive and give receipt for any and all of the foregoing, and proceeds of any and all of the foregoing, as provided in the Common Security Trust Agreement (the rights, claims, powers, privileges, interests and remedies referred to in clauses (i) through (iii) being hereinafter sometimes referred to as the Rights Assigned Hereby). The Trustee agrees to apply all moneys received by it pursuant hereto as provided in the Common Security Trust Agreement.

          Section 1.2. Marketing Petroleum Transportation Services. To the extent that Ocensa has suspended receipt of Petroleum from the Initial Shipper under the Transportation Agreement and any of the Initial Shipper's Proportionate Share of Available Capacity is not nominated by other Initial Shippers for shipment of Cusiana Petroleum, Ocensa agrees, so long as such suspension shall continue, to use its Reasonable Efforts to market Petroleum transportation services to third parties in respect of such unused Proportionate Share, at Tariffs at least equal to the Third Party Tariff and with other terms at least as favorable to Ocensa as those provided for in the Transportation Agreement. If such Tariffs or other terms cannot be obtained by Ocensa, Ocensa agrees to use Reasonable Efforts to market Petroleum transportation services to third parties on terms no more favorable to such other shipper than the terms of any existing Transportation Agreement and on terms and conditions no more favorable to the prospective shipper than those applicable to the Initial Shipper, provided that, to the extent any such Available Capacity remains unused, the Trustee may designate potential shippers to Ocensa that Ocensa shall be obligated to enter into a transportation agreement with such shippers on such terms. The rights of any such shipper so designated with respect to such Available Capacity shall terminate upon the reinstatement of the right of the Initial Shipper to use such capacity and shall always be subject to the terms and conditions of, the priorities set forth in, and the rights of the Initial Shipper under, the Transportation Agreement (including its rights to ship Petroleum from the Cusiana Area and to receive its share of Overutilizer Premiums and Established Third Party Premiums paid by others), as such rights have been or may be modified by agreement or waiver of the Initial Shipper. For the avoidance of doubt, the transportation rights of such shipper would be interruptible in favor of the firm transportation rights of the Initial Shipper and, with respect to Petroleum from the Cusiana Area, the other Initial Shippers under their respective Transportation Agreements. Notwithstanding the foregoing, Ocensa shall in no event enter into any such transportation agreement with any party so designated if the transportation of Petroleum pursuant thereto would disrupt the construction or operation of the Oleoducto Central or prejudice the transportation of Cusiana Petroleum as reasonably determined by Ocensa and the Initial Shippers and neither the Trustee nor any Senior Lender shall have the right to enter into any transportation agreement on behalf or for the account of Ocensa or the right to designate as a potential shipper for purposes of this Section 1.2 a Person that is not the producer of the Petroleum proposed to be shipped through the Oleoducto Central under the transportation agreement proposed to be entered into with such Person. Any Tariffs received by Ocensa for unused Available Capacity marketed pursuant to this Section shall be treated for all purposes of this Agreement as Tariffs paid by the Initial Shipper under the Transportation Agreement.


                                 ARTICLE TWO

                            PAYMENTS AND REQUESTS

          Section 2.1. Requests. Ocensa may, at any time, and shall at the request of the Trustee, make all requests in respect of moneys due (including cash realized from the paymentof Tariffs, Tariff Advances or Transportation Notes in kind) under Articles Four and Five of the Transportation Agreement and, if and only if for any reason Ocensa fails to do so within two Business Days of a request by the Trustee, the Trustee may make such requests as assignee with the same force and effect as if made by Ocensa. Ocensa agrees to provide the Trustee at its request with copies of all requests made by it in respect of moneys due from the Initial Shipper under the Transportation Agreement.

          Section 2.2 Payments. Ocensa and the Trustee agree that all funds received by them in respect of the Rights Assigned Hereby shall be deposited or caused to be deposited by them into the Proceeds Account maintained for the benefit of the Senior Lenders in Senior Lender Group D and the Common Account maintained for the benefit of Senior Lenders in each Senior Lender Group, as their interests therein may appear, all in accordance with Article Four of the Common Security Trust Agreement.

          Section 2.3. Limited Recourse. The Trustee acknowledges on behalf of itself and each Senior Lender that notwithstanding anything to the contrary contained in this Agreement, the Transportation Agreement, the Common Security Trust Agreement or any Senior Debt Agreement, (i) the recourse of the Trustee (on behalf of itself or any Senior Lender) or any Senior Lender for payment and performance of Senior Debt Obligations or for any breach of any such agreement by Ocensa shall be limited solely to the Assigned Rights to the extent of their respective interests therein pursuant to the Common Security Trust Agreement, and none of (A) Ocensa, (B) any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (C) any Person owning, directly or indirectly, any legal or beneficial interest in Ocensa or in any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (D) the Trustee, or (E) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (D) above shall be personally liable for the payment or performance of any Senior Debt Obligations or for any such breach and (ii) each Senior Lender and the Trustee acting on behalf of itself or any Senior Lender expressly waive, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights they may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of Senior Debt Obligations owing to such Senior Lender or for such breach from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through (E) and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against Ocensa under any bankruptcy law or other reorganization, arrangement, readjustment of Debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or take any other action that may result in the Bankruptcy of Ocensa; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of any security interest granted to a Senior Lender under its Senior Debt Agreement in and to an escrow or trust account into which the proceeds of Senior Debtunder its Senior Debt Agreement, the proceeds therefrom and from investments thereon and no other funds shall be deposited, or of this Agreement or the right of the Trustee (or any Senior Lender in a Senior Lender Group to the extent provided in the Common Security Trust Agreement) to foreclose and/or to exercise or enforce any rights or remedies in and to the Rights Assigned Hereby as provided in this Agreement and the Common Security Trust Agreement (including, as provided in Section 9.9(a) thereof, the right to institute suit against Ocensa for the payment of money due); and provided, further, however, that, as to Ocensa but not as to any person listed in (B) through (E) above, in the event of the Bankruptcy of Ocensa, such recourse shall not be so limited and such waiver shall not so apply as of or subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to a Senior Lender in a Senior Lender Group or the Trustee acting on its behalf or for the benefit of such Senior Lender in such Senior Lender Group if such Bankruptcy of Ocensa was commenced, initiated, caused to be initiated or otherwise resulted from any action of such Senior Lender in such Senior Lender Group (or the Trustee on its behalf or for its benefit), notwithstanding their respective agreements to the contrary.


                                ARTICLE THREE

                                 ASSIGNMENTS

          Section 3.1. Assignment by the Trustee. The Trustee may not assign this Agreement or any of its rights hereunder or proceeds herefrom, or create enforceable third party rights herein or to such proceeds, to or in any person not a party hereto (other than pursuant to the Common Security Trust Agreement).

          Section 3.2. Assignment by Ocensa. Ocensa may not assign its rights and obligations hereunder or under the Transportation Agreement to any other person without the prior written consent of the Trustee and the Initial Shipper.


                                 ARTICLE FOUR

                                EFFECTIVENESS

          Section 4.1. Effectiveness. This Agreement shall not become effective prior to acknowledgment hereof by the Initial Shipper.


                                 ARTICLE FIVE

                                   GENERAL

          Section 5.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:


If to Ocensa:                                Agent for Service

OLEODUCTO CENTRAL S.A.                       CT CORPORATION SYSTEM
World Trade Center Bogota                                1633 Broadway
Torre C, Piso 10                             New York, New York  10019
Calle 100 N. 8A-55                           Telefax (212) 247-2882
Santafe de Bogota, D.C. - Colombia
Telefax 571-528-3933
Attention: President

If to the Trustee:

BANKERS TRUST COMPANY
Four Albany Street. 4th floor
New York, New York  10006
Telefax: (212) 250-6961
Telephone: (212) 250-6826
Attention: Corporate Trust and Agency Group



or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

     Section 5.2. Entire Agreement; Waiver; Amendment. This Agreement, together with the Common Security Trust Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings,negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. All terms which are defined in the Common Security Trust Agreement or the Transportation Agreement and not defined herein are used herein with the meanings therein set forth. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby and the Initial Shipper. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 5.3. No Third Party Beneficiaries. Except with respect to the last sentence of Section 1.1, Sections 1.2, 2.2, 2.3, 3.1 and 3.2 and the third sentence of Section 5.2 which shall inure to the benefit of the Initial Shipper and except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns, and no other Person shall have any rights hereunder.

     Section 5.4. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

     Section 5.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     Section 5.6. Submission to Jurisdiction; Consent to Service. Ocensa hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Ocensa irrevocably appoints the agent for service designated opposite its name in Section 5.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to Ocensa, by the person serving the same to the address provided in Section 5.1 shall be deemed in every respect effective service of process upon Ocensa in any such suit or proceeding. Ocensa further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement. Ocensa agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.6 shall affect the right of the Trustee to serve legal process in any other manner permitted by applicable law.

     The obligation of Ocensa in respect of any sum due from it to the Trustee, if expressed in United States dollars hereunder, notwithstanding any judgment in a currency otherthan United States dollars, shall not be discharged until the first Business Day, following receipt by the Trustee of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Trustee may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Trustee hereunder, Ocensa agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to the Trustee hereunder, the Trustee agrees to pay to Ocensa an amount equal to the excess of the dollars so purchased over the sum originally due to the Trustee hereunder.

     Section 5.7. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

     Section 5.8. Counterparts. This Agreement may be executed and acknowledged in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their proper officers thereunto duly authorized as of the date first above written.


                         OLEODUCTO CENTRAL S.A.



                         By: Gustavo Suarez
                         Title: President

                         BANKERS TRUST COMPANY,
                              as Trustee



                         By: Marie C. Rasch
                         Title:  Vice President



ACKNOWLEDGEMENT
BY INITIAL SHIPPER

The Initial Shipper hereby acknowledges that this Agreement has been entered into by Ocensa with its consent and that the Trustee is a permitted assignee of Ocensa within the meaning of Section 7.3(b) of the Transportation Agreement. The Initial Shipper hereby agrees with Ocensa and the Trustee to make all payments and deliver all proceeds assigned hereunder directly to the Trustee for application as provided in the Common Security Trust Agreement, while providing an accounting thereof to Ocensa and the Trustee. The Initial Shipper further agrees to be bound by the terms of this Agreement and not to hinder the performance by Ocensa of this Agreement in accordance with its terms. The Initial Shipper has caused this acknowledgement to be executed and delivered by its proper officer thereunto duly authorized as of the date first above written.

TRITON COLOMBIA, INC.


By: Al E. Turner
Title: Senior Vice President-Operations

                   ASSIGNMENT AND ACKNOWLEDGMENT AGREEMENT
                 FOR RIGHTS UNDER THE SUBSCRIPTION AGREEMENT
                   AND THE PERFORMANCE GUARANTEE AGREEMENT


          This AGREEMENT, made as of June 1, 1995, by and between:

          OLEODUCTO CENTRAL S.A., a sociedad anonima existing under the laws of Colombia (Ocensa); and

          BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the Trustee) under the Common Security Trust Agreement), dated as of June 1, 1995 (the Common Security Trust Agreement), among Ocensa, the holders from time to time of Senior Debt and the Trustee.


                                   RECITALS

WHEREAS:

          A. Triton Pipeline Colombia, Inc. (the Purchaser) and Ocensa have entered into an Amended and Restated Subscription Agreement, dated as of March 31, 1995 (as amended from time to time in accordance with its terms, the Subscription Agreement), by which the Purchaser has undertaken obligations to purchase from time to time shares of Ocensa in exchange for cash in certain circumstances;

          B. Triton Energy Corporation (the Guarantor), an Affiliate of the Purchaser, and Ocensa have entered into a Performance Guarantee Agreement, dated as of December 14, 1994 (as amended from time to time in accordance with its terms, the Performance Guarantee Agreement), by which the Guarantor has guaranteed the performance of the Purchaser's obligations under the Subscription Agreement;

          C. Ocensa desires to establish one or more credit facilities and/or securities issuance facilities that may be used to finance construction and operation of the Oleoducto Central pursuant to the Common Security Trust Agreement. In order to facilitate such transactions, Ocensa is willing to assign to the Trustee certain of its rights under the Subscription Agreement and under the Performance Guarantee Agreement to be exercised by the Trustee as provided herein and in the Common Security Trust Agreement for the benefit of Senior Lender Group D;

          D. By execution of this Agreement, Ocensa warrants that all things necessary to make this Agreement the valid, legally binding and enforceable done and performed and the execution and performance hereof in all respects has been authorized and approved by all corporate action necessary on the part of Ocensa.


          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Ocensa and the Trustee agree as follows:


                                 ARTICLE ONE

                     ASSIGNMENT BY OCENSA TO THE TRUSTEE

          Section 1.1. Assignment. Ocensa hereby grants, transfers, sets over and assigns to the Trustee the following rights (but not obligations or duties) of Ocensa in, under and arising from the Subscription Agreement and the Performance Guarantee Agreement, whether now existing or hereafter arising, to be exercised as provided herein and in the Common Security Trust Agreement for the benefit of Senior Lender Group D:

     (i) subject to Article Two hereof, all rights of Ocensa to request payment to Ocensa of, and, in the event of a special Call pursuant to the penultimate paragraph of Section 2.1 of the Subscription Agreement only, to receive, all monies paid or due (A) by the Purchaser pursuant to the Subscription Agreement and (B) by the Guarantor pursuant to the Performance Guarantee Agreement; and

     (ii) all other rights (but not obligations or duties), claims, powers, privileges, interests and remedies of Ocensa, whether arising under the Subscription Agreement or the Performance Guarantee Agreement, as the case may be, by statute, at law, in equity or otherwise, resulting from any failure by the Purchaser or the Guarantor to perform its obligations under any such agreement;

together with full power and authority, in the name of the Trustee or Ocensa as assignor or otherwise (but subject to Article Two hereof), to request, after a Call has been made, and enforce payment to Ocensa of, and, in the event of a special Call pursuant to the penultimate paragraph of Section 2.1 of the Subscription Agreement only, to receive and give receipt for, any and all of such monies paid or due pursuant to the Subscription Agreement and the Performance Guarantee Agreement and proceeds thereof, all in accordance with the Common Security Trust Agreement (the rights, claims, powers, privileges, interests and remedies referred to in clauses (i) and (ii) being hereinafter sometimes referred to as the Rights Assigned Hereby); provided that nothing in this Agreement shall be taken to constitute an assignment of Ocensa's right to make Calls pursuant to the Subscription Agreement, except in the event of Bankruptcy of Ocensa, Decommissioning or a unanimous decision of the Board of

Oleoducto Central (as defined in the Subscription Agreement). The Trustee agrees to apply all moneys received by it pursuant hereto as provided in the Common Security Trust Agreement and in the Subscription Agreement.


                                 ARTICLE TWO

                            PAYMENTS AND REQUESTS

          Section 2.1. Requests. Ocensa may at any time, and shall at the request of the Trustee, make all requests in respect of moneys due from the Purchaser under the Subscription Agreement and from the Guarantor under the Performance Guarantee Agreement and, if and only if for any reason Ocensa fails to do so within two Business Days of a request by the Trustee, the Trustee may make such requests as assignee with the same force and effect as if made by Ocensa. Ocensa agrees to promptly provide the Trustee at its request with copies of all requests made by it in respect of moneys due from the Purchaser under the Subscription Agreement and from the Guarantor under the Performance Guarantee Agreement. This Section 2.1 does not derogate the proviso in Section 1.1.

          Section 2.2. Limited Recourse. The Trustee acknowledges on behalf of itself and each Senior Lender that notwithstanding anything to the contrary contained in this Agreement, the Subscription Agreement, the Performance Guarantee Agreement, the Common Security Trust Agreement or any Senior Debt Agreement, (i) the recourse of the Trustee (on behalf of itself or any Senior Lender) or any Senior Lender for payment and performance of Senior Debt Obligations or for any breach of any such agreement by Ocensa shall be limited solely to the Assigned Rights to the extent of their respective interests therein pursuant to the Common Security Trust Agreement, and none of (A) Ocensa, (B) any Person in the Related Initial Shipper Group or in any other Initial Shipper Group or the Canadian Group, (C) any Person owning, directly or indirectly, any legal or beneficial interest in Ocensa or in any Person in the Related Initial Shipper Group, in any other Initial Shipper Group or the Canadian Group, (D) the Trustee, or (E) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (D) above shall be personally liable for the payment or performance of any Senior Debt Obligations or for any such breach and (ii) each Senior Lender and the Trustee acting on behalf of itself or any Senior Lender expressly waive, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights they may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of Senior Debt Obligations owing to such Senior Lender or for such breach from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through
(E) and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against Ocensa under any bankruptcy law or other reorganization, arrangement, readjustment of Debt,relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or take any other action that may result in the Bankruptcy of Ocensa; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of any security interest granted to a Senior Lender under its Senior Debt Agreement in and to an escrow or trust account into which the proceeds of Senior Debt under its Senior Debt Agreement, the proceeds therefrom and from investments thereon and no other funds shall be deposited, or of this Agreement or the right of the Trustee (or any Senior Lender in a Senior Lender Group to the extent provided in the Common Security Trust Agreement) to foreclose and/or to exercise or enforce any rights or remedies in and to the Rights Assigned Hereby as provided in this Agreement and the Common Security Trust Agreement (including, as provided in Section 9.9(a) thereof, the right to institute suit against Ocensa for the payment of money due); and provided, further, however, that, as to Ocensa but not as to any person listed in (B) through (E) above, in the event of the Bankruptcy of Ocensa, such recourse shall not be so limited and such waiver shall not so apply as of or subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to a Senior Lender in a Senior Lender Group or the Trustee acting on its behalf or for the benefit of such Senior Lender in such Senior Lender Group if such Bankruptcy of Ocensa was commenced, initiated, caused to be initiated or otherwise resulted from any action of such Senior Lender in such Senior Lender Group (or the Trustee on its behalf or for its benefit) notwithstanding their respective agreements to the contrary.


                                ARTICLE THREE

                                  ASSIGNMENT

          Section 3.1. Assignment by the Trustee. The Trustee may not assign this Agreement or any of its rights hereunder or proceeds herefrom, or create enforceable third party rights herein or to such proceeds, to or in any person not a party hereto (other than pursuant to the Common Security Trust Agreement).

          Section 3.2. Assignment by Ocensa. Ocensa may not assign its rights and obligations hereunder or under the Subscription Agreement or the Performance Guarantee Agreement to any other person, without the written consent of the Trustee and the Purchaser and, with respect to the Performance Guarantee Agreement, the Guarantor.


                                 ARTICLE FOUR

                                EFFECTIVENESS

          Section 4.1. Effectiveness. This Agreement shall not become effective prior to acknowledgement hereof by the Purchaser and the Guarantor.


                                 ARTICLE FIVE

                                   GENERAL

          Section 5.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:



If to Ocensa:                                 Agent for Service

OLEODUCTO CENTRAL S.A.                        CT CORPORATION SYSTEM
World Trade Center Bogota                                 1633 Broadway
Torre C, Piso 10                              New York, New York  10019
Calle 100 N. 8A-55                            Telefax (212) 247-2882
Santafe de Bogota, D.C. - Colombia
Telefax 571-528-3933
Attention: President

If to the Trustee:

BANKERS TRUST COMPANY
Four Albany, 4th Floor
New York, New York  10006
Telefax:  (212) 250-6961
Telephone:  (212) 250-6826
Attention:  Corporate Trust and Agency Group




or to such other address, individual or facsimile telephone number as may be designated by notice given by any party to the other. Any notice, request, demand, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day followingthe deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The party giving any notice, request, demand, direction or other communication by personal delivery or by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 5.2. Entire Agreement; Waiver; Amendment. This Agreement, together with the Common Security Trust Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. All terms which are not defined herein are, unless otherwise specified, used herein with the meanings assigned thereto in the Common Security Trust Agreement or, if not defined therein, the Subscription Agreement. No amendment, supplement, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby, the Purchaser and the Guarantor. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          Section 5.3. No Third Party Beneficiaries. Except with respect to the last sentence of Section 1.1, Sections 2.2, 3.1 and 3.2 and the third sentence of Section 5.2 which shall inure to the benefit of the Purchaser and the Guarantor and except as herein otherwise expressly provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns, and no other Person shall have any rights hereunder.

          Section 5.4. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

          Section 5.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section 5.6.  Submission to Jurisdiction; Consent to Service.
Ocensa hereby submits to the non-exclusive jurisdiction of the Federal and State courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Ocensa irrevocably appoints the agent for service designated opposite its name in Section 5.1 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said serviceto Ocensa, by the person serving the same to the address provided in Section 5.1 shall be deemed in every respect effective service of process upon Ocensa in any such suit or proceeding. Ocensa further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the duration of this Agreement. Ocensa agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.6 shall affect the right of the Trustee to serve legal process in any other manner permitted by applicable law.

          The obligation of Ocensa in respect of any sum due from it to the Trustee, if expressed in United States dollars hereunder, notwithstanding any judgment in a currency other than United States dollars, shall not be discharged until the first business day, following receipt by the Trustee of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Trustee may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Trustee hereunder, Ocensa agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee against such dollar shortfall. If the United States dollars so purchased are greater than the sum originally due to the Trustee hereunder, the Trustee agrees to pay to Ocensa an amount equal to the excess of the dollars so purchased over the sum originally due to the Trustee hereunder.

          Section 5.7. Headings. The headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 5.8. Counterparts. This Agreement may be executed and acknowledged in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                         OLEODUCTO CENTRAL S.A.




                         By: Gustavo Suarez
                         Title:


                         BANKERS TRUST COMPANY,
                                as Trustee




                        By: Marie C. Rasch
                         Title: Vice President


ACKNOWLEDGEMENT
BY PURCHASER

The Purchaser hereby acknowledges that this Agreement has been entered into by Ocensa with its consent and that the Trustee is a permitted assignee of Ocensa within the meaning of Section 5.3(a) of the Subscription Agreement. The Purchaser hereby agrees with Ocensa and the Trustee in the case of a special Call pursuant to the penultimate paragraph of Section 2.1 of the Subscription Agreement to make all payments and deliver all proceeds assigned hereunder directly to the Trustee for application as provided in the Common Security Trust Agreement, while providing an accounting thereof to Ocensa and the Trustee. The Purchaser further agrees to be bound by the terms of this Agreement and not to hinder the performance by Ocensa of this Agreement in accordance with its terms. The Purchaser has caused this acknowledgement to be executed and delivered by its proper officer thereunto duly authorized as of the date first above written.

TRITON PIPELINE COLOMBIA, INC.



By: Bernard Gros Dubois
Title: Vice President of Planning

ACKNOWLEDGEMENT
BY GUARANTOR

The Guarantor hereby acknowledges that this Agreement has been entered into by Ocensa with its consent and that the Trustee is a permitted assignee of Ocensa within the meaning of Section 9 of the Performance Guarantee Agreement. The Guarantor hereby agrees with Ocensa and the Trustee in the case of a special Call pursuant to the penultimate paragraph of Section 2.1 of the Subscription Agreement to make all payments and deliver all proceeds assigned hereunder to the Trustee for application as provided in the Common Security Trust Agreement, while providing an accounting thereof to Ocensa and the Trustee. The Guarantor further agrees to be bound by the terms of this Agreement and not to hinder the performance by Ocensa of this Agreement in accordance with its terms. The Guarantor has caused this acknowledgement to be executed and delivered by its proper officer thereunto duly authorized as of the date first above written.

TRITON ENERGY CORPORATION



By:  Bernard Gros Dubois
Title: